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INDEX TO FINANCIAL STATEMENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TO THE STOCKHOLDERS OF
SONUS NETWORKS, INC., GENBAND HOLDINGS COMPANY, GENBAND INC. AND GENBAND II, INC.
MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

           September 22, 2017

Dear Stockholders:

           Sonus Networks, Inc. (which we refer to as Sonus), GENBAND Holdings Company (which we refer to as GENBAND), GENBAND Inc. (which we refer to as GB) and GENBAND II, Inc. (which we refer to as GB II) have entered into an agreement and plan of merger (which, as amended or supplemented from time to time, we refer to as the merger agreement) providing for the strategic business combination of Sonus, GENBAND, GB and GB II under a new holding company currently named Solstice Sapphire Investments, Inc. (which we refer to as New Solstice). As a result of the business combination, New Solstice will succeed to and continue to operate, directly or indirectly, the then existing businesses of Sonus, GENBAND, GB and GB II, initially under the Sonus name. Following the closing of the mergers, it is expected that the newly constituted board of directors will determine a new name for the combined company.

           Former Sonus stockholders will hold approximately 50%, and former GENBAND shareholders, GB stockholders and GB II stockholders, collectively, will hold approximately 50%, of the shares of New Solstice's common stock issued and outstanding immediately after the closing of the transactions contemplated by the merger agreement. New Solstice will apply to list its common stock on the NASDAQ Global Select Market (which we refer to as NASDAQ) under the symbol "SONS," subject to official notice of issuance. New Solstice does not intend to avail itself of any of the exemptions from certain NASDAQ corporate governance requirements that are available to "controlled companies."

           In connection with the transactions contemplated by the merger agreement, Sonus stockholders will be entitled to receive one share of New Solstice common stock for each share of Sonus common stock outstanding as of immediately prior to the effective time of the mergers. Based on Sonus' closing per share price of $6.91 as of August 31, 2017, the shares of New Solstice common stock to be received by Sonus stockholders in connection with the business combination would have an aggregate value of approximately $350.6 million.

           The number of shares of New Solstice common stock that GENBAND shareholders, GB stockholders and GB II stockholders will be entitled to receive for their shares of common stock or ordinary shares of GENBAND, GB and GB II (as applicable) will, in the aggregate, be approximately equal to the number of shares of New Solstice common stock issuable to existing Sonus stockholders pursuant to the merger agreement, allocated among GENBAND shareholders, GB stockholders and GB II stockholders in accordance with the terms of the merger agreement and the GENBAND charter documents. Based on the current equity capitalization of Sonus, it is estimated that GENBAND shareholders, GB stockholders and GB II stockholders, collectively, will be entitled to receive approximately 50.7 million shares of New Solstice common stock. Based on Sonus' closing per share price as of August 31, 2017, the shares of New Solstice common stock to be received by GENBAND shareholders, GB stockholders and GB II stockholders in connection with the business combination would have an aggregate value of approximately $350.6 million. In addition, GENBAND shareholders, other than GB and GB II, will have the right to receive a three-year promissory note issued by New Solstice having an aggregate principal amount of $22.5 million and accruing interest at a rate of 7.5% per year for the first six months after the effective time of the mergers and 10% thereafter.

           Completion of the transactions contemplated by the merger agreement requires, among other things, the separate approvals of Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders. To obtain these approvals, Sonus will hold a special meeting of Sonus stockholders on October 26, 2017, GENBAND will hold an extraordinary general meeting of GENBAND shareholders on October 25, 2017 and each of GB and GB II will hold a special meeting of its stockholders on October 25, 2017.

           Sonus stockholders will not be entitled to appraisal rights in connection with the Sonus merger. A description of the appraisal rights available to GENBAND shareholders, GB stockholders and GB II stockholders as a statutory matter is included in the section entitled "Appraisal Rights" beginning on page 339 of the enclosed joint proxy statement/prospectus.

           THE SONUS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SONUS STOCKHOLDERS VOTE "FOR" EACH OF THE PROPOSALS TO BE CONSIDERED AT THE SONUS SPECIAL MEETING.

           THE GENBAND BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GENBAND SHAREHOLDERS VOTE "FOR" EACH OF THE PROPOSALS TO BE CONSIDERED AT THE GENBAND EXTRAORDINARY GENERAL MEETING.

           THE GB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GB STOCKHOLDERS VOTE "FOR" EACH OF THE PROPOSALS TO BE CONSIDERED AT THE GB SPECIAL MEETING.

           THE GB II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE GB II STOCKHOLDERS VOTE "FOR" EACH OF THE PROPOSALS TO BE CONSIDERED AT THE GB II SPECIAL MEETING.

           This document is a prospectus of New Solstice, as well as a proxy statement for each of Sonus, GENBAND, GB and GB II, and provides you with detailed information about the merger agreement, the special meetings of Sonus, GB and GB II stockholders and the extraordinary general meeting of GENBAND shareholders and other matters contemplated by the merger agreement. We encourage you to read carefully the entire joint proxy statement/prospectus, including all its annexes, the documents incorporated by reference, including the section entitled "Risk Factors" beginning on page 58 of the enclosed joint proxy statement/prospectus.

           Your vote is very important. Whether or not Sonus stockholders, GENBAND shareholders, GB stockholders and/or GB II stockholders plan to attend the respective special meeting or extraordinary general meeting (as applicable), we ask each Sonus stockholder, GENBAND shareholder, GB stockholder and GB II stockholder to please submit a proxy to vote his, her or its shares as soon as possible to make sure that his, her or its shares are represented and voted at such special meeting or extraordinary general meeting (as applicable).

Raymond P. Dolan President and Chief Executive Officer Sonus Networks, Inc.	David Walsh President and Chief Executive Officer GENBAND Holdings Company

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in connection with the mergers or determined if the enclosed joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

           The enclosed joint proxy statement/prospectus is dated September 22, 2017, and is first being mailed or otherwise delivered to Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders on or about September 22, 2017.

Sonus Networks, Inc.
4 Technology Park Drive
Westford, Massachusetts 01886

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 26, 2017

Dear Sonus Networks, Inc. Stockholders:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Sonus Networks, Inc., a Delaware corporation (which we refer to as Sonus), will be held on October 26, 2017 at 10:00 a.m., Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, for the following purposes:

  1.
  to consider and vote upon a proposal (which we refer to as the Sonus merger proposal) to adopt the agreement and plan of merger, dated as of May 23, 2017 (which, as amended or supplemented from time to time, we refer to as the merger agreement), among Sonus, Solstice Sapphire Investments, Inc., a Delaware corporation and wholly owned subsidiary of Sonus (which we refer to as New Solstice), Solstice Sapphire, Inc., a Delaware corporation and wholly owned subsidiary of New Solstice (which we refer to as Solstice Merger Sub), Green Sapphire Investments LLC, a Delaware limited liability company and wholly owned subsidiary of New Solstice (which we refer to as Cayman Merger Sub), Green Sapphire LLC, a Delaware limited liability company and wholly owned subsidiary of New Solstice (which we refer to as GB Merger Sub), GENBAND Holdings Company, a Cayman Islands exempted company limited by shares (which we refer to as GENBAND), GENBAND Inc., a Delaware corporation (which we refer to as GB) and GENBAND II, Inc., a Delaware corporation (which we refer to as GB II, and together with GENBAND and GB, the GENBAND parties), and approve the merger (which we refer to as the Sonus merger) of Solstice Merger Sub with and into Sonus, with Sonus surviving the Sonus merger as a wholly owned subsidiary of New Solstice;

  2.
  to consider and vote upon five separate proposals (which we refer to as the Sonus governance-related proposals) relating to the amended and restated certificate of incorporation of New Solstice that, in accordance with the merger agreement, will be approved and adopted by Sonus as the sole stockholder of New Solstice prior to the mergers and will continue to be in effect after the completion of the mergers (which we refer to as the New Solstice charter) and the principal stockholders agreement that we will enter into with certain of the existing principal stockholders of the GENBAND parties upon completion of the mergers. More specifically, the Sonus governance-related proposals relate to (i) the amount and classes of authorized stock, (ii) board size and composition, (iii) removal of directors, (iv) granting preemptive rights to certain of the existing principal stockholders of the GENBAND parties and (v) electing not to be governed by the provisions of Section 203 of the Delaware General Corporation Law;

  3.
  to consider and vote upon a proposal to permit Sonus to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the Sonus merger proposal and the Sonus governance-related proposals; and

  4.
  to consider and vote upon a proposal (which we refer to as the Sonus executive compensation proposal) to approve, by non-binding, advisory vote, certain compensation arrangements for Sonus' named executive officers in connection with the mergers.

        The approval by Sonus stockholders of the Sonus merger proposal and the Sonus governance-related proposals is required to complete the mergers under the terms of the merger agreement. Each of the five Sonus governance-related proposals is cross-conditioned upon the approval by Sonus stockholders of the Sonus merger proposal and each other Sonus governance-related proposal, and completion of the mergers is cross-conditioned on the approval by Sonus stockholders of each of the Sonus governance-related proposals. The approval by Sonus stockholders of the Sonus merger proposal is the only approval of Sonus stockholders required by Delaware law to complete the Sonus merger. The approval of the Sonus governance-related proposals is being sought under Rule 14(a)-4(b) under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), which requires certain matters to be presented separately to stockholders for approval. The approval of the Sonus executive compensation proposal is being sought in accordance with Rule 14a-21(c) under the Exchange Act.

        THE SONUS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SONUS STOCKHOLDERS VOTE "FOR" EACH PROPOSAL.

        Holders of Sonus common stock of record at the close of business on August 30, 2017 are entitled to vote at the Sonus special meeting, or any adjournment of the Sonus special meeting. At least 10 days prior to the special meeting, a complete list of stockholders of record as of August 30, 2017, will be available for inspection by any stockholder for any purpose germane to the special meeting, during ordinary business hours, at the office of the Corporate Secretary of Sonus, at 4 Technology Park Drive, Westford, Massachusetts 01886.

        Your vote is important.    All Sonus stockholders entitled to notice of, and to vote at, the Sonus special meeting are cordially invited to attend the Sonus special meeting in person. However, to ensure your representation at the Sonus special meeting, please submit your proxy, either by mail, by telephone or through the Internet with voting instructions. The submission of your proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Sonus common stock entitled to vote who is present at the Sonus special meeting may vote in person instead of by proxy, thereby revoking any previous proxy. A proxy may also be revoked in writing at any time before the vote is taken at the Sonus special meeting. Sonus stockholders will not be entitled to appraisal rights in connection with the Sonus merger.

        We encourage you to read the enclosed joint proxy statement/prospectus carefully, including all its annexes and documents incorporated by reference, including the section entitled "Risk Factors" beginning on page 58 of the enclosed joint proxy statement/prospectus. If you have any questions or need assistance voting your shares, please call Sonus' proxy solicitor, Innisfree M&A Incorporated, at (888) 750-5834 (toll free) or (212) 750-5833 (collect).

GENBAND Holdings Company
3605 E. Plano Parkway
Plano, Texas 75074

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 25, 2017

        Notice is hereby given that an extraordinary general meeting (which we refer to as the Extraordinary General Meeting) of GENBAND Holdings Company, a Cayman Islands exempted company limited by shares (which we refer to as GENBAND), will be held at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201 on October 25, 2017 at 2:00 p.m., Central time, to consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of May 23, 2017 (which, as amended or supplemented from time to time, we refer to as the merger agreement), among Sonus Networks, Inc., a Delaware corporation (which we refer to as Sonus), Solstice Sapphire Investments, Inc., a Delaware corporation and wholly owned subsidiary of Sonus (which we refer to as New Solstice), Solstice Sapphire Inc., a Delaware corporation and wholly owned subsidiary of New Solstice (which we refer to as Solstice Merger Sub), Green Sapphire Investments LLC, a Delaware limited liability company and wholly owned subsidiary of New Solstice (which we refer to as Cayman Merger Sub), Green Sapphire LLC, a Delaware limited liability company and wholly owned subsidiary of New Solstice (which we refer to as GB Merger Sub), GENBAND, GENBAND Inc., a Delaware corporation (which we refer to as GB), and GENBAND II, Inc., a Delaware corporation (which we refer to as GB II), and approve the merger (which we refer to as the GENBAND merger) of Cayman Merger Sub with and into GENBAND, with GENBAND surviving the GENBAND merger as a wholly owned subsidiary of New Solstice, and associated matters.

        In connection with the proposals above, the Extraordinary General Meeting will be held for the purpose of considering and, if thought fit, passing and approving the following resolutions:

  1.
  That the meeting be adjourned, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Extraordinary General Meeting to adopt the merger agreement in the form presented to the board of directors and approve the merger of Green Sapphire Investments LLC with and into GENBAND Holdings Company, with GENBAND Holdings Company surviving such merger as a wholly owned subsidiary of Solstice Sapphire Investments, Inc.

  2.
  That, as a Special Resolution, GENBAND Holdings Company be authorized to merge with Green Sapphire Investments LLC so that GENBAND Holdings Company be the surviving company and all the undertaking, property and liabilities of Green Sapphire Investments LLC vest in GENBAND Holdings Company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Law (2016 Revision).

  3.
  That, as a Special Resolution, a Plan of Merger in the form presented at the Extraordinary General Meeting (which we refer to as the Plan of Merger) be authorized, approved and confirmed in all respects.

  4.
  That, as a Special Resolution, GENBAND Holdings Company be authorized to enter into the Plan of Merger.

  5.
  That the Plan of Merger be executed by any director or officer of GENBAND Holdings Company (which we refer to individually as an Authorized Person) on behalf of GENBAND Holdings Company and any Authorized Person or Maples and Calder, on behalf of Maples

    Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands.

  6.
  That, as a Special Resolution, upon the Effective Date (as defined in the Plan of Merger), GENBAND Holdings Company amend and restate its memorandum and articles in the form attached to the Plan of Merger.

  7.
  That certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to the removal of directors, and that provide for the following, be authorized, approved and confirmed in all respects:

  That, subject to the principal stockholders agreement (which we refer to as the stockholders agreement) to be entered into Solstice Sapphire Investments, Inc. and certain of the existing principal stockholders of GENBAND Holdings Company (which we refer to as the OEP Stockholders) at closing (for so long as the stockholders agreement is in effect), directors may be removed from office at any time, (i) for cause by the affirmative vote of the holders of a majority of voting power of the shares of Solstice Sapphire Investments, Inc. stock entitled to vote for the election of directors, voting together as a single class, or (ii) without cause by (a) subject to clause (b), the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of Solstice Sapphire Investments, Inc. stock entitled to vote for the election of directors, voting together as a single class or (b) in the event recommended by at least two-thirds of the total number of authorized directors, including the approval of a majority of the independent directors (as such term is defined in the stockholders agreement), the affirmative vote of the holders of a majority of the voting power of the shares of Solstice Sapphire Investments, Inc. stock entitled to vote for the election of directors, voting as a single class.

  8.
  That certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to preemptive rights, and that provide for the following, be authorized, approved and confirmed in all respects:

  That, in accordance with the principal stockholders agreement (which we refer to as the stockholders agreement), for so long as the existing principal stockholders of GENBAND Holdings Company (which we refer to as the OEP Stockholders) have a right to designate two or more board designees, each OEP Stockholder will have the right to purchase (in accordance with its pro rata portion) any new voting shares of Solstice Sapphire Investments, Inc. to be issued, provided that the following new issuances will not trigger any preemptive rights: (i) shares issued to employees, consultants, officers and directors of Solstice Sapphire Investments, Inc., pursuant to any arrangement approved by the board or its compensation committee; (ii) shares issued as consideration in the acquisition of another business or assets of another person by Solstice Sapphire Investments, Inc. by merger or purchase of the assets or shares, reorganization or otherwise; (iii) shares issued pursuant to any rights or agreements, including convertible securities, options and warrants, provided, that either (x) the initial sale or grant by Solstice Sapphire Investments, Inc. of such rights or agreements shall have been subject to the preemptive rights under the stockholders agreement, or (y) such rights or agreements existed prior to the closing date of the merger of Solstice Sapphire, Inc. with and into Sonus Networks, Inc. (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the closing of the mergers, with the effect of increasing the percentage of Solstice Sapphire Investments, Inc.'s fully-diluted shares underlying such rights agreement shall not be included); (iv) shares issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by Solstice Sapphire Investments, Inc.; (v) warrants issued to a lender in a bona fide debt financing; (vi) shares registered under the Securities Act that are issued in an underwritten public offering; (vii) any right, option, or warrant to acquire any security convertible into the securities excluded pursuant to clauses (i) through (vi) above;

    (viii) any issuance by a subsidiary of Solstice Sapphire Investments, Inc. to Solstice Sapphire Investments, Inc. or a wholly owned subsidiary of Solstice Sapphire Investments, Inc.; and (ix) any issuance as to which the OEP Majority Interest (as defined in the stockholders agreement) (on behalf of the OEP Stockholders) elects to waive the preemptive rights pursuant to the stockholders agreement.

  9.
  That certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to shareholder approval of mergers and other transactions, and that provide for the following, be authorized, approved and confirmed in all respects:

  That, in accordance with the merger provisions of the Delaware General Corporation Law (which we refer to as the DGCL) and Section 271 of the DGCL, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company requires the approval by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon.

  10.
  That all actions taken and any documents or agreements executed, signed or delivered prior to or after the date of the Extraordinary General Meeting by any Authorized Person in connection with the transactions contemplated by the merger of Green Sapphire Investments LLC with and into GENBAND Holdings Company, with GENBAND Holdings Company surviving such merger as a wholly owned subsidiary of Solstice Sapphire Investments, Inc. be and are hereby approved, ratified and confirmed in all respects.

        Pursuant to the Companies Law (2016 Revision) and the Amended and Restated Memorandum and Articles of Association of GENBAND, the Plan of Merger must be authorized by GENBAND and by a shareholder resolution passed by shareholders holding 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Each of proposals 6, 7, 8 and 9 above (which we refer to as the GENBAND governance-related proposals) is cross-conditioned upon the approval by GENBAND shareholders of each of proposals 2, 3, 4, 5 and 10 above (which we refer to as the GENBAND merger proposals) and each other GENBAND governance-related proposal, and completion of the mergers is cross-conditioned on the approval by GENBAND shareholders of each of the GENBAND governance-related proposals. None of the actions contemplated by the GENBAND governance-related proposals will proceed if the GENBAND merger proposals or any of the GENBAND governance-related proposals is not approved by GENBAND shareholders. As a result, a vote against any of the GENBAND governance-related proposals effectively will be a vote against adoption of the merger agreement and the transactions contemplated by the merger agreement. Failure to gain shareholder approval for any of the GENBAND governance-related proposals could cause the mergers not to close or to close later than expected, and/or could cause GENBAND to incur substantial costs and expenses. If the mergers are completed, the provisions of the New Solstice charter and New Solstice's amended and restated bylaws, including the terms of the shares of New Solstice common stock, will become applicable to GENBAND shareholders who continue as New Solstice stockholders as a result of the mergers regardless of whether they vote in favor of the GENBAND merger or any of the GENBAND governance-related proposals.

        THE GENBAND BOARD OF DIRECTORS RECOMMENDS THAT GENBAND SHAREHOLDERS VOTE "FOR" EACH PROPOSAL.

        Holders of GENBAND Class A Shares and GENBAND Class C Shares of record at the close of business on August 31, 2017 are entitled to vote at the Extraordinary General Meeting, or any adjournment of the Extraordinary General Meeting. Holders of record of GENBAND Class B Shares and GENBAND Class E Shares are not entitled to vote shares at the Extraordinary General Meeting. At least ten days prior to the Extraordinary General Meeting, a complete list of shareholders of record as of August 31, 2017, will be available for inspection by any shareholder for any purpose germane to the Extraordinary General Meeting, during ordinary business hours, at the office of the Corporate Secretary of GENBAND, at 3605 E. Plano Parkway, Plano, Texas 75074.

        Your vote is important.    All GENBAND shareholders entitled to notice of, and to vote at, the Extraordinary General Meeting are cordially invited to attend the Extraordinary General Meeting in person. However, to ensure your representation at the Extraordinary General Meeting, please submit your proxy by mail with voting instructions. The submission of your proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of GENBAND shares entitled to vote who is present at the Extraordinary General Meeting may vote in person instead of by proxy, thereby revoking any previous proxy. A proxy may also be revoked in writing at any time before the vote is taken at the Extraordinary General Meeting.

        We encourage you to read the enclosed joint proxy statement/prospectus carefully, including all its annexes and documents incorporated by reference, including the section entitled "Risk Factors" beginning on page 58. If you have any questions or need assistance voting your shares, please call GENBAND at (972) 461-7555.

GENBAND Inc.
3605 E. Plano Parkway
Plano, Texas 75074

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 25, 2017

Dear GENBAND Inc. Stockholders:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of GENBAND Inc., a Delaware corporation (which we refer to as GB), will be held on October 25, 2017 at 2:30 p.m., Central time, at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201, for the following purposes:

  1.
  to consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of May 23, 2017 (which, as amended or supplemented from time to time, we refer to as the merger agreement), among Sonus Networks, Inc., a Delaware corporation (which we refer to as Sonus), Solstice Sapphire Investments, Inc., a Delaware corporation and wholly owned subsidiary of Sonus (which we refer to as New Solstice), Solstice Sapphire Inc., a Delaware corporation and wholly owned subsidiary of New Solstice (which we refer to as Solstice Merger Sub), Green Sapphire Investments LLC, a Delaware limited liability company and wholly owned subsidiary of New Solstice (which we refer to as Cayman Merger Sub), Green Sapphire LLC, a Delaware limited liability company and wholly owned subsidiary of New Solstice (which we refer to as GB Merger Sub), GENBAND Holdings Company, a Cayman Islands exempted company limited by shares (which we refer to as GENBAND), GB and GENBAND II, Inc., a Delaware corporation (which we refer to as GB II), and approve the merger (which we refer to as the GB merger) of GB with and into GB Merger Sub, with GB Merger Sub surviving the GB merger as a wholly owned subsidiary of New Solstice; and

  2.
  to consider and vote upon a proposal to permit GB to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to adopt the merger agreement and approve the GB merger.

        THE GB BOARD OF DIRECTORS RECOMMENDS THAT GB STOCKHOLDERS VOTE "FOR" EACH PROPOSAL.

        Holders of GB common stock of record at the close of business on August 31, 2017 are entitled to vote at the GB special meeting, or any adjournment of the GB special meeting. At least ten days prior to the special meeting, a complete list of stockholders of record as of August 31, 2017, will be available for inspection by any stockholder for any purpose germane to the special meeting, during ordinary business hours, at the office of the Corporate Secretary of GB, at 3605 E. Plano Parkway, Plano, Texas 75074.

        Your vote is important.    All GB stockholders entitled to notice of, and to vote at, the GB special meeting are cordially invited to attend the GB special meeting in person. However, to ensure your representation at the GB special meeting, please submit your proxy by mail with voting instructions. The submission of your proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of GB common stock entitled to vote who is present at the GB special meeting may vote in person instead of by proxy, thereby revoking any previous proxy. A proxy may also be revoked in writing at any time before the vote is taken at the GB special meeting.

        We encourage you to read the enclosed joint proxy statement/prospectus carefully, including all its annexes and documents incorporated by reference, including the section entitled "Risk Factors" beginning on page 58. If you have any questions or need assistance voting your shares, please call GB at (972) 461-7555.

GENBAND II, Inc.
3605 E. Plano Parkway
Plano, Texas 75074

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 25, 2017

Dear GENBAND II, Inc. Stockholders:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of GENBAND II, Inc., a Delaware corporation (which we refer to as GB II), will be held on October 25, 2017 at 3:00 p.m., Central time, at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201, for the following purposes:

  1.
  to consider and vote upon a proposal to adopt the agreement and plan of merger, dated as of May 23, 2017 (which, as amended or supplemented from time to time, we refer to as the merger agreement), among Sonus Networks, Inc., a Delaware corporation (which we refer to as Sonus), Solstice Sapphire Investments, Inc., a Delaware corporation and wholly owned subsidiary of Sonus (which we refer to as New Solstice), Solstice Sapphire Inc., a Delaware corporation and wholly owned subsidiary of New Solstice (which we refer to as Solstice Merger Sub), Green Sapphire Investments LLC, a Delaware limited liability company and wholly owned subsidiary of New Solstice (which we refer to as Cayman Merger Sub), Green Sapphire LLC, a Delaware limited liability company and wholly owned subsidiary of New Solstice (which we refer to as GB Merger Sub), GENBAND Holdings Company, a Cayman Islands exempted company limited by shares (which we refer to as GENBAND), GENBAND Inc., a Delaware corporation (which we refer to as GB), and GB II, and approve the merger (which we refer to as the GB II merger) of GB II with and into GB Merger Sub, with GB Merger Sub surviving the GB II merger as a wholly owned subsidiary of New Solstice; and

  2.
  to consider and vote upon a proposal to permit GB II to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to adopt the merger agreement and approve the GB II merger.

        THE GB II BOARD OF DIRECTORS RECOMMENDS THAT GB II STOCKHOLDERS VOTE "FOR" EACH PROPOSAL.

        Holders of GB II common stock of record at the close of business on August 31, 2017 are entitled to vote at the GB II special meeting, or any adjournment of the GB II special meeting. At least ten days prior to the special meeting, a complete list of stockholders of record as of August 31, 2017, will be available for inspection by any stockholder for any purpose germane to the special meeting, during ordinary business hours, at the office of the Corporate Secretary of GB II, at 3605 E. Plano Parkway, Plano, Texas 75074.

        Your vote is important.    All GB II stockholders entitled to notice of, and to vote at, the GB II special meeting are cordially invited to attend the GB II special meeting in person. However, to ensure your representation at the GB II special meeting, please submit your proxy by mail with voting instructions. The submission of your proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of GB II common stock entitled to vote who is present at the GB II special meeting may vote in person instead of by proxy, thereby revoking any previous proxy. A proxy may also be revoked in writing at any time before the vote is taken at the GB II special meeting.

        We encourage you to read the enclosed joint proxy statement/prospectus carefully, including all its annexes and documents incorporated by reference, including the section entitled "Risk Factors" beginning on page 58. If you have any questions or need assistance voting your shares, please call GB II at (972) 461-7555.

EXPLANATORY NOTE

        This joint proxy statement/prospectus relates to the agreement and plan of merger, dated as of May 23, 2017 (which, as amended or supplemented from time to time, we refer to as the merger agreement), among Sonus Networks, Inc., a Delaware corporation (which we refer to as Sonus), Solstice Sapphire Investments, Inc., a Delaware corporation and wholly owned subsidiary of Sonus (which we refer to as New Solstice), Solstice Sapphire, Inc., a Delaware corporation and wholly owned subsidiary of New Solstice (which we refer to as Solstice Merger Sub), Green Sapphire Investments LLC, a Delaware limited liability company and wholly owned subsidiary of New Solstice (which we refer to as Cayman Merger Sub), Green Sapphire LLC, a Delaware limited liability company and wholly owned subsidiary of New Solstice (which we refer to as GB Merger Sub), GENBAND Holdings Company, a Cayman Islands exempted company limited by shares (which we refer to as GENBAND), GENBAND Inc., a Delaware corporation (which we refer to as GB), and GENBAND II, Inc., a Delaware corporation (which we refer to as GB II, and together with GENBAND and GB, the GENBAND parties).

        Upon the terms and subject to the conditions of the merger agreement (a copy of which is attached to this joint proxy statement/prospectus as Annex A), Sonus, GENBAND, GB and GB II have agreed to effect a strategic combination of their respective businesses under a new holding company, New Solstice (which we refer to as the business combination). Pursuant to the merger agreement:

  •
  Solstice Merger Sub will merge with and into Sonus, with Sonus surviving the merger as a wholly owned subsidiary of New Solstice (which we refer to as the Sonus merger);

  •
  Cayman Merger Sub will merge with and into GENBAND, with GENBAND surviving the merger as a wholly owned subsidiary of New Solstice (which we refer to as the GENBAND merger);

  •
  GB will merge with and into GB Merger Sub, with GB Merger Sub surviving the merger as a wholly owned subsidiary of New Solstice (which we refer to as the GB merger); and

  •
  GB II will merge with and into GB Merger Sub, with GB Merger Sub surviving the merger as a wholly owned subsidiary of New Solstice (which we refer to as the GB II merger, and together with the GENBAND merger and the GB merger, the GENBAND mergers, and the GENBAND mergers together with the Sonus merger, the mergers).

        In connection with the business combination, among other things, (i) the respective businesses of Sonus, GENBAND, GB and GB II will be held under a new holding company, New Solstice, (ii) existing Sonus stockholders will be entitled to receive one share of common stock, par value $0.0001 per share, of New Solstice (which we refer to as New Solstice common stock), for each share of Sonus common stock held by such holders (which we refer to as the Sonus exchange ratio), and (iii) GENBAND shareholders, GB stockholders and GB II stockholders will be entitled to receive for their shares of common stock or ordinary shares (as applicable) of GENBAND, GB and GB II, in the aggregate, a number of shares of New Solstice common stock that is approximately equal to the number of shares of New Solstice common stock issuable to existing Sonus stockholders pursuant to the merger agreement, allocated among GENBAND shareholders, GB stockholders and GB II stockholders in accordance with the terms of the merger agreement and the GENBAND charter documents, and GENBAND shareholders, other than GB and GB II, will additionally have the right to receive a three-year promissory note issued by New Solstice having an aggregate principal amount of $22.5 million and accruing interest at a rate of 7.5% per year for the first six months after the effective time of the mergers and 10% thereafter (which we refer to as the promissory note).

        Based on Sonus' closing per share price of $6.91 as of August 31, 2017, the shares of New Solstice common stock to be received by Sonus stockholders in connection with the business combination would have an aggregate value of approximately $350.6 million. Based on the current equity capitalization of

i

Sonus, it is estimated that GENBAND shareholders, GB stockholders and GB II stockholders, collectively, will be entitled to receive approximately 50.7 million shares of New Solstice common stock. Based on Sonus' closing per share price as of August 31, 2017, the shares of New Solstice common stock to be received by GENBAND shareholders, GB stockholders and GB II stockholders in connection with the business combination would have an aggregate value of approximately $350.6 million.

        This document serves different purposes depending on the stockholders or shareholders to whom it is delivered. With respect to Sonus stockholders, this document serves as:

  •
  a proxy statement for a special meeting of Sonus stockholders being held on October 26, 2017, where Sonus stockholders will vote on, among other things, a proposal to adopt the merger agreement and approve the Sonus merger; and

  •
  a prospectus for the shares of New Solstice common stock that Sonus stockholders will be entitled to receive as a result of the Sonus merger.

        With respect to GENBAND shareholders, this document serves as:

  •
  a proxy statement for an extraordinary general meeting of GENBAND shareholders being held on October 25, 2017, where GENBAND shareholders will vote on, among other things, a proposal to adopt the merger agreement and approve the GENBAND merger; and

  •
  a prospectus for the shares of New Solstice common stock that GENBAND shareholders will be entitled to receive as a result of the GENBAND merger.

        With respect to GB stockholders, this document serves as:

  •
  a proxy statement for a special meeting of GB stockholders being held on October 25, 2017, where GB stockholders will vote on, among other things, a proposal to adopt the merger agreement and approve the GB merger; and

  •
  a prospectus for any shares of New Solstice common stock that GB stockholders may receive as a result of the GB merger.

        With respect to GB II stockholders, this document serves as:

  •
  a proxy statement for a special meeting of GB II stockholders being held on October 25, 2017, where GB II stockholders will vote on, among other things, a proposal to adopt the merger agreement and approve the GB II merger; and

  •
  a prospectus for any shares of New Solstice common stock that GB II stockholders may receive as a result of the GB II merger.

        Unless the context otherwise requires, all references in this joint proxy statement/prospectus to "we," "us," or "our" refer to Sonus and the GENBAND parties.

 ADDITIONAL INFORMATION

        The enclosed joint proxy statement/prospectus incorporates by reference important business and financial information about Sonus from documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from Sonus at the following:

Sonus Networks, Inc.
4 Technology Park Drive
Westford, Massachusetts 01886
Attention: Corporate Secretary
(978) 614-8100

        In addition, if you have questions about the mergers, the extraordinary general meeting or the special meetings, or if you need to obtain copies of the enclosed joint proxy statement/prospectus, proxy cards or other documents incorporated by reference in the joint proxy statement/prospectus, please feel free to contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

        You will not be charged for any of the documents you request.

        If you would like to request documents from any of Sonus, GENBAND, GB or GB II, please do so at least five business days before their respective special meetings or extraordinary general meeting (as applicable) or by October 18, 2017, in the case of GENBAND, GB or GB II, or October 19, 2017, in the case of Sonus, in order to receive them before their respective special meetings or extraordinary general meeting (as applicable).

        Information on the Internet websites of Sonus and GENBAND are not part of the enclosed joint proxy statement/prospectus. You should not rely on that information in deciding whether to adopt the merger agreement and approve the applicable mergers unless that information is in this document or has been incorporated by reference into this document.

        You should only rely on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with different information. The document is dated September 22, 2017, and you should not assume that information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to any person nor the issuance by New Solstice of shares of its common stock in connection with the transactions contemplated by the merger agreement will create any implications to the contrary. For a more detailed description of the information incorporated by reference in the enclosed joint proxy statement/prospectus and how you may obtain it, see the section entitled "Where You Can Find More Information" beginning on page 349 of the enclosed joint proxy statement/prospectus.

v

QUESTIONS AND ANSWERS ABOUT
THE MERGERS, THE SPECIAL MEETINGS AND THE EXTRAORDINARY GENERAL MEETING

        The following questions and answers are intended to briefly address some commonly asked questions regarding the mergers and the special meetings and extraordinary general meeting. These questions and answers may not address all questions that may be important to you as a stockholder or shareholder (as applicable) of Sonus, GENBAND, GB or GB II. To better understand these matters, and for a description of the legal terms governing the mergers, you should carefully read this entire joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 349 of this joint proxy statement/prospectus.

About the Mergers

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
Sonus and the GENBAND parties have entered into the merger agreement providing for the business combination of Sonus and the GENBAND parties under a new holding company named Solstice Sapphire Investments, Inc. (which we refer to as New Solstice). Pursuant to the merger agreement, (i) Solstice Merger Sub will merge with and into Sonus, with Sonus surviving the merger as a wholly owned subsidiary of New Solstice (which we refer to as the Sonus merger); (ii) Cayman Merger Sub will merge with and into GENBAND, with GENBAND surviving the merger as a wholly owned subsidiary of New Solstice (which we refer to as the GENBAND merger); (iii) GB will merge with and into GB Merger Sub, with GB Merger Sub surviving the merger as a wholly owned subsidiary of New Solstice (which we refer to as the GB merger); and (iv) GB II will merge with and into GB Merger Sub, with GB Merger Sub surviving the merger as a wholly owned subsidiary of New Solstice (which we refer to as the GB II merger, and together with the GENBAND merger and the GB merger, the GENBAND mergers, and the GENBAND mergers together with the Sonus merger, the mergers). See the section entitled "The Mergers—Structure of the Mergers" beginning on page 107 of this joint proxy statement/prospectus.

As a result of the transactions contemplated by the merger agreement, former Sonus stockholders and GENBAND party shareholders will own shares of New Solstice common stock, and New Solstice will apply to list its common stock for trading on NASDAQ under the symbol "SONS," subject to official notice of issuance. Completion of the transactions contemplated by the merger agreement is conditioned upon, among other things, the approval of Sonus stockholders and the GENBAND party shareholders.

Q:
What are the specific proposals on which I am being asked to vote?

A:
Sonus is holding a special meeting of stockholders (which we refer to as the Sonus special meeting) in order for stockholders to consider and vote upon the following matters:

•
a proposal (which we refer to as the Sonus merger proposal) to adopt the merger agreement and approve the Sonus merger;

•
five separate proposals (which we refer to as the Sonus governance-related proposals) relating to the amended and restated certificate of incorporation of New Solstice that will be in effect after the completion of the mergers under the merger agreement (which we refer to as the New Solstice charter) and the principal stockholders agreement that we will enter into with certain of the existing principal stockholders of the GENBAND parties upon completion of the mergers (which we refer to as the OEP Stockholders);

•
a proposal (which we refer to as the Sonus adjournment proposal) to permit Sonus to adjourn the Sonus special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Sonus special meeting to approve the Sonus merger proposal and the Sonus governance-related proposals; and

  •
  a proposal (which we refer to as the Sonus executive compensation proposal) to approve, by non-binding, advisory vote, certain compensation arrangements for Sonus' named executive officers in connection with the mergers.

  New Solstice, as a result of the mergers, will succeed to and continue to operate, directly or indirectly, the then existing businesses of Sonus, GENBAND, GB and GB II.

  The approval by Sonus stockholders of the Sonus merger proposal and the Sonus governance-related proposals (which we refer to together as the Sonus stockholder approval) is required to complete the mergers under the terms of the merger agreement. Each of the five Sonus governance-related proposals is cross-conditioned upon the approval by Sonus stockholders of the Sonus merger proposal and each other Sonus governance-related proposal, and completion of the mergers is cross-conditioned on the approval by Sonus stockholders of each of the Sonus governance-related proposals. The approval by Sonus stockholders of the Sonus merger proposal is the only approval of Sonus stockholders required by Delaware law to complete the Sonus merger. The approval of the Sonus governance-related proposals is being sought under Rule 14(a)-4(b) under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), which requires certain matters to be presented separately to stockholders for approval. The approval of the Sonus executive compensation proposal is being sought in accordance with Rule 14a-21(c) under the Exchange Act.

  GENBAND is holding an extraordinary general meeting of shareholders (which we refer to as the Extraordinary General Meeting) in order to obtain the shareholder approval necessary to, among other things, adopt the merger agreement and the plan of merger related thereto and approve the GENBAND merger (which we refer to as the GENBAND shareholder approval). New Solstice, as a result of the mergers, will succeed to and continue to operate, directly or indirectly, the then existing businesses of Sonus, GENBAND, GB and GB II. GENBAND shareholders will also be asked to approve the adjournment of the Extraordinary General Meeting (if it is necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and the plan of merger related thereto and approve the GENBAND merger).

  GB is holding a special meeting of stockholders (which we refer to as the GB special meeting) in order to obtain the stockholder approval necessary to adopt the merger agreement and approve the GB merger (which we refer to as the GB stockholder approval). GB stockholders will also be asked to approve the adjournment of the GB special meeting (if it is necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the GB merger).

  GB II is holding a special meeting of stockholders (which we refer to as the GB II special meeting) in order to obtain the stockholder approval necessary to adopt the merger agreement and approve the GB II merger (which we refer to as the GB stockholder approval). GB II stockholders will also be asked to approve the adjournment of the GB II special meeting (if it is necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the GB II merger).

  We will be unable to complete the mergers unless the Sonus and GENBAND party stockholder and shareholder approvals (as applicable) are obtained.

  We have included in this joint proxy statement/prospectus important information about the mergers, the merger agreement (a copy of which is included as Annex A to this joint proxy statement/prospectus) , the Sonus special meeting, the Extraordinary General Meeting, the GB special meeting and the GB II special meeting. You should read this information carefully and in its entirety. The enclosed voting materials allow you to submit your proxy to ensure that your shares are voted at the applicable meeting without attending the Sonus special meeting, the Extraordinary General Meeting, the GB special meeting or the GB II special meeting (as applicable). Your vote is very important and we encourage you to submit your proxy as soon as possible.

Q:
Should I send my share certificates in with my proxy card?

A:
No. After the consummation of the mergers, Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders will receive written instructions from the exchange agent on how to exchange their Sonus common stock, GENBAND ordinary shares (which we refer to as GENBAND shares), GB common stock or GB II common stock (as applicable) for shares of New Solstice common stock. Please do not send your Sonus or GENBAND party stock or share certificates (as applicable) with your proxy.

Q:
What will happen to Sonus stock options and other Sonus stock-based awards if the mergers are completed?

A:
Sonus stock options will generally be treated as follows: (i) each Sonus stock option that is outstanding as of the date that is five business days prior to the closing date of the Sonus merger will become vested in full as of that date (to the extent not previously vested), and the holders of such Sonus stock options will be permitted to exercise such awards on or prior to the date that is three business days prior to the closing date of the Sonus merger; (ii) to the extent not exercised as of the end of day that is three business days prior to the closing date, each Sonus stock option granted under the Sonus Assumed Performance Technologies, Incorporated 2003 Omnibus Incentive Plan, the Sonus Assumed 2008 Network Equipment Technologies Stock Incentive Plan and the Sonus 2012 Amended Performance Technologies Incorporated Omnibus Incentive Plan (which we refer to collectively as the Specified Sonus Plans) will, as of the effective time of the mergers, be assumed by New Solstice and converted into an option to purchase (a) that number of shares of New Solstice common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (y) the number of shares of Sonus common stock subject to such option immediately prior to the effective time of the mergers by (z) the Sonus exchange ratio, (b) at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (y) the exercise price per share of such option immediately prior to the effective time of the mergers by (z) the Sonus exchange ratio and will otherwise continue to have, and be subject to, the same terms and conditions (including vesting arrangements and other terms and conditions set forth in the applicable plan and option agreement) as in effect immediately prior to the effective time of the mergers; and (iii) effective as of the end of the day that is three business days prior to the closing date of the Sonus merger, all Sonus stock options other than Sonus stock options granted under the Specified Sonus Plans will be cancelled to the extent not exercised as of such time.

Sonus restricted stock units (which we refer to as Sonus RSUs) that are vested by their terms as of immediately prior to the effective time of the mergers (after taking into account any accelerated vesting of the Sonus RSU that occurs by reason of the mergers) will have been settled in shares of Sonus common stock, and each Sonus RSU that is not then vested by its terms (after taking into account any accelerated vesting of the Sonus RSU that occurs by reason of the mergers) and settled in shares of Sonus common stock will, as of the effective time of the mergers, be assumed by New Solstice and converted into a new award of restricted stock units of New Solstice covering a number of shares of New Solstice common stock equal to the product (rounded down to the nearest whole share) of the total number of shares of Sonus common stock then underlying such Sonus RSU multiplied by the Sonus exchange ratio and will otherwise continue to have, and be subject to, the same terms and conditions (including the vesting arrangements (and accelerated vesting arrangements) and other terms and conditions set forth in any applicable plan and award agreement) as in effect immediately prior to the effective time of the mergers.

  Each share of Sonus common stock issued pursuant to an equity compensation plan of Sonus or any of its subsidiaries that is subject to forfeiture or repurchase restrictions (each of which we refer to as a Sonus Restricted Share) that is not vested by its terms (after taking into account any accelerated vesting of the Sonus Restricted Share that occurs by reason of the mergers) will, at the effective time of the mergers, be converted into New Solstice common stock and will otherwise continue to have, and be subject to, the same terms and conditions (including the forfeiture and repurchase restrictions set forth in any applicable plan and award agreement) as in effect immediately prior to the effective time of the mergers.

  With respect to Sonus' Amended and Restated 2000 Employee Stock Purchase Plan, as amended (which we refer to as the Sonus ESPP), if the effective time of the mergers occurs on or before the "Purchase Date" relating to the applicable "Offering Period" in effect on the date of the merger agreement (as such terms are defined in the Sonus ESPP) and there are options granted under the Sonus ESPP (which we refer to as ESPP options) then outstanding with respect to such Offering Period, the Sonus board of directors will provide a "New Purchase Date" (as defined in the Sonus ESPP) for such Offering Period, and any ESPP options will automatically be exercised on the New Purchase Date pursuant to the terms of the Sonus ESPP. If the effective time occurs after the exercise date relating to the applicable Offering Period in effect on the date of the merger agreement, the board of directors of Sonus will timely suspend the Sonus ESPP as of immediately following the exercise date relating to such Offering Period. All shares of Sonus common stock due upon exercise of ESPP options will be issued prior to the effective time of the mergers and no ESPP options will be outstanding as of the effective time of the mergers.

Q:
What will happen to GENBAND party equity awards if the mergers are completed?

A:
All outstanding GENBAND shares, including the GENBAND Class B Shares and GENBAND Class E Shares, will be converted into shares of New Solstice common stock and a portion of the promissory note as further described in "Other Related Agreements—The Promissory Note" beginning on page 218 of this joint proxy statement/prospectus. The number of shares of New Solstice common stock and the portion of the promissory note received in respect of each GENBAND Class B Share and GENBAND Class E Share will be determined based on the value of the merger consideration. See the section entitled "The Mergers—Consideration to be Received in Connection with the Transactions Contemplated by the Merger Agreement—GENBAND Party Mergers" on page 109 of this joint proxy statement/prospectus for more information.

In addition to any shares of New Solstice common stock received in respect of GENBAND Class B Shares and GENBAND Class E Shares, certain employees and directors who hold GENBAND Class E Shares are also eligible to receive additional payments upon consummation of the mergers, in the form of shares of New Solstice common stock. The number of shares of New Solstice common stock to be received by each applicable employee and director will equal the number necessary so that, immediately following the mergers, such employee or director has received an aggregate number of shares of New Solstice common stock, either directly in respect of his or her GENBAND Class E Shares or through this additional payment, equal to the number that would have been received in respect of such employee's or director's GENBAND Class E Shares if the fair value of GENBAND equaled approximately $600 million as of the consummation of the mergers. If the actual fair value of GENBAND equals or exceeds approximately $600 million as of the consummation of the mergers, no additional payment (as described in this paragraph) will be paid to any executive officers or directors. All outstanding GENBAND phantom Class B Shares and GENBAND phantom Class E Shares shall be terminated in exchange for a cash payment. Such payment with respect to each GENBAND phantom Class B Share and GENBAND phantom Class E Share shall be equal to the amount of the distributions (as described above), if any, that would be received by a holder with respect to a GENBAND Class B Share or GENBAND Class E Share that is comparable to such GENBAND phantom Class B Share or GENBAND phantom Class E Share. If the comparable GENBAND Class B Share or GENBAND Class E Share does not receive any consideration in the GENBAND merger, the GENBAND phantom Class B Share or GENBAND phantom Class E Share, as applicable, will be terminated for no consideration.

  All options to purchase shares in GB (which we refer to as the GB Options) that are outstanding as of the consummation of the GB merger will terminate and cease to be outstanding immediately following the GB merger pursuant to the GB Amended and Restated 1999 Stock Option/Stock Issuance Plan.

Q:
What conditions must be satisfied to complete the mergers?

A:
Sonus and the GENBAND parties are not required to complete the mergers unless a number of conditions are satisfied or waived. These conditions include, among others: (i) receipt of the Sonus stockholder approval, GENBAND shareholder approval, GB stockholder approval and GB II stockholder approval; (ii) the authorization for listing by NASDAQ of the New Solstice common stock to be issued as consideration in the mergers; (iii) the expiration or termination of the HSR waiting period; (iv) the absence of any law or order from any court or governmental entity prohibiting or making unlawful the consummation of the transactions contemplated by the merger agreement; (v) the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and (vi) the receipt by Sonus and GENBAND of certain tax opinions.

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the mergers and the other transactions contemplated by the merger agreement, see the section entitled "The Merger Agreement—Conditions to the Mergers" beginning on page 208 of this joint proxy statement/prospectus.

Q:
What happens if the mergers are not consummated?

A:
If any of the Sonus stockholder approval, the GENBAND shareholder approval, the GB stockholder approval and the GB II stockholder approval is not obtained, the mergers would not be consummated and the Sonus and GENBAND party shareholders will not receive the merger consideration. Instead, Sonus, GENBAND, GB and GB II would remain independent companies, Sonus common stock would continue to be listed and traded on NASDAQ and Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders would continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Sonus common stock, GENBAND shares and GB or GB II common stock (as applicable). Under specified circumstances, Sonus may be required to pay a termination fee of $14.5 million to GENBAND if the merger agreement is terminated. See the section entitled "The Merger Agreement—Termination Fee" beginning on page 212 of this joint proxy statement/prospectus.

Q:
What vote is required to approve each Sonus proposal?

A:
Sonus Merger Proposal. Approval of the Sonus merger proposal requires the affirmative vote of holders of a majority of the shares of Sonus common stock outstanding and entitled to vote. Accordingly, a Sonus stockholder's failure to submit a proxy card or to vote in person at the Sonus special meeting, an abstention from voting, or the failure of a Sonus stockholder who holds his or her shares in "street name" through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee, will have the same effect as voting "AGAINST" the Sonus merger proposal.

  Sonus Governance-Related Proposals. Approval of each of the Sonus governance-related proposals requires the affirmative vote of holders of a majority of shares of Sonus common stock present in person or represented by proxy and entitled to vote at the Sonus special meeting on such Sonus governance-related proposal. Accordingly, abstentions with respect to any Sonus governance-related proposal will have the same effect as voting "AGAINST" such Sonus governance-related proposal, while shares not in attendance at the Sonus special meeting and broker non-votes (if any) will have no effect on the outcome of the vote on any Sonus governance-related proposal.

  Sonus Adjournment Proposal. Approval of the Sonus adjournment proposal (if necessary to solicit additional proxies if there are not sufficient votes to approve the Sonus merger proposal and the Sonus governance-related proposals) requires the affirmative vote of holders of a majority of shares of Sonus common stock present in person or represented by proxy and entitled to vote at the Sonus special meeting on the Sonus adjournment proposal. Accordingly, abstentions will have the same effect as voting "AGAINST" the Sonus adjournment proposal, while shares not in attendance at the Sonus special meeting and broker non-votes (if any) will have no effect on the outcome of any vote on the Sonus adjournment proposal.

  Sonus Executive Compensation Proposal. In accordance with Rule 14a-21(c) under the Exchange Act, Sonus is providing its stockholders with the opportunity to approve the Sonus executive compensation proposal. Approval of the Sonus executive compensation proposal requires the affirmative vote of holders of a majority of shares of Sonus common stock present in person or represented by proxy and entitled to vote at the Sonus special meeting on the Sonus executive compensation proposal. Accordingly, abstentions will have the same effect as voting "AGAINST" the Sonus executive compensation proposal, while shares not in attendance at the Sonus special meeting and broker non-votes (if any) will have no effect on the outcome of the vote on the Sonus executive compensation proposal.

Q:
What are the recommendations of the Sonus board of directors?

A:
The Sonus board has (i) approved the merger agreement and the consummation of the transactions contemplated thereby, including the Sonus merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated thereby, including the Sonus merger, are advisable, fair to, and in the best interests of, Sonus and its stockholders, (iii) directed that the Sonus merger and the merger agreement be submitted to Sonus stockholders for approval and adoption, (iv) recommended that Sonus stockholders approve the Sonus merger and adopt the merger agreement, and (v) declared that the merger agreement is advisable.

The Sonus board unanimously recommends that Sonus stockholders vote:

•
"FOR" the Sonus merger proposal;

•
"FOR" each of the Sonus governance-related proposals;

•
"FOR" the Sonus adjournment proposal; and

•
"FOR" the Sonus executive compensation proposal.

Q:
What vote is required by GENBAND to adopt the merger agreement and approve the transactions contemplated thereby?

A:
Proposal to Permit the GENBAND Board to Adjourn the Extraordinary General Meeting.    Adjourning the Extraordinary General Meeting requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

Proposal to Approve the GENBAND Merger.    Approving the GENBAND merger requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

Proposal to Authorize, Approve and Confirm the Plan of Merger.    Authorizing, approving and confirming the Plan of Merger requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

Proposal to Authorize Entry into the Plan of Merger.    Authorizing entry by GENBAND into the Plan of Merger requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

Proposal to Authorize Execution and Filing of Plan of Merger.    Authorizing the execution by any director or officer of GENBAND (which we refer to individually as an Authorized Person) on behalf of GENBAND and authorizing any Authorized Person or Maples and Calder, on behalf of Maples Corporate Services Limited, to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

Proposal to Amend and Restate the GENBAND Articles of Association.    Authorizing the amendment and restatement of the Amended and Restated Memorandum and Articles of Association of GENBAND (adopted by special resolution dated 30 July 2013) (which we refer to as the GENBAND Articles of Association), in the form attached to the Plan of Merger (a copy of which is attached to this joint proxy statement/prospectus as Annex B), requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

Proposal to Authorize, Approve and Confirm Certain Provisions in the Solstice Sapphire Investments, Inc. Certificate of Incorporation Relating to the Removal of Directors.    Authorizing, approving and confirming certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to the removal of directors requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

Proposal to Authorize, Approve and Confirm Certain Provisions in the Solstice Sapphire Investments, Inc. Certificate of Incorporation Relating to Preemptive Rights.    Authorizing, approving and confirming certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to preemptive rights requires the affirmative vote of holders of more than

  50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

  Proposal to Authorize, Approve and Confirm Certain Provisions in the Solstice Sapphire Investments, Inc. Certificate of Incorporation Relating to Shareholder Approval of Mergers and Other Transactions.    Authorizing, approving and confirming certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to shareholder approval of mergers and other transactions requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

  Proposal to Approve, Ratify and Confirm Actions Taken and Documents Delivered in Connection with the Transactions.    Authorizing all actions taken and any documents or agreements executed, signed or delivered by any Authorized Person in connection with the transactions contemplated by the GENBAND merger requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

Q:
What vote is required by GB to adopt the merger agreement and approve the transactions contemplated thereby?

A:
Proposal to Approve the GB Merger and Adopt the Merger Agreement by GB Stockholders.    Approving the GB merger and adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of GB common stock outstanding and entitled to vote.

Proposal to Adjourn the GB Special Meeting.    Approving the proposal to adjourn the GB special meeting (if necessary to solicit additional proxies if there are not sufficient votes to approve the GB merger and adopt the merger agreement) requires the affirmative vote of holders of a majority in voting power of the shares of GB common stock present in person, or represented by proxy, and entitled to vote on the adjournment proposal.

Q:
What vote is required by GB II to adopt the merger agreement and approve the transactions contemplated thereby?

A:
Proposal to Approve the GB II Merger and Adopt the Merger Agreement by GB II Stockholders. Approving the GB II merger and adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of GB II common stock outstanding and entitled to vote.

Proposal to Adjourn the GB II Special Meeting.    Approving the proposal to adjourn the GB II special meeting (if necessary to solicit additional proxies if there are not sufficient votes to approve the GB II merger and adopt the merger agreement) requires the affirmative vote of holders of a majority in voting power of the shares of GB II common stock present in person, or represented by proxy, and entitled to vote on the adjournment proposal.

Q:
What are the recommendations of the GENBAND parties' boards of directors?

A:
The GENBAND board has (i) approved the merger agreement and the consummation of the transactions contemplated thereby, including the GENBAND merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated thereby, including the GENBAND merger, are advisable and in the best interests of, GENBAND and its shareholders, (iii) directed that the GENBAND merger and the merger agreement be submitted to GENBAND shareholders for approval, (iv) recommended that GENBAND shareholders approve the GENBAND merger and the merger agreement, and (v) declared that the merger agreement is advisable.

  The GENBAND board recommends that GENBAND shareholders vote:

  •
  "FOR" the proposal to permit the GENBAND board to adjourn the Extraordinary General Meeting;

  •
  "FOR" the proposal to merge Cayman Merger Sub with and into GENBAND;

  •
  "FOR" the proposal to authorize, approve and confirm the Plan of Merger;

  •
  "FOR" the proposal to authorize entry into the Plan of Merger;

  •
  "FOR" the proposal to authorize execution and filing of the Plan of Merger;

  •
  "FOR" the proposal to amend and restate the GENBAND Articles of Association;

  •
  "FOR" the proposal to authorize, approve and confirm certain provisions in the certificate of incorporation of Solstice Sapphire Investments, Inc. relating to the removal of directors;

  •
  "FOR" the proposal to authorize, approve and confirm certain provisions in the certificate of incorporation of Solstice Sapphire Investments, Inc. relating to preemptive rights;

  •
  "FOR" the proposal to authorize, approve and confirm certain provisions in the certificate of incorporation of Solstice Sapphire Investments, Inc. relating to shareholder approval of mergers and other transactions; and

  •
  "FOR" the proposal to approve, ratify and confirm actions taken and documents delivered in connection with the transactions.

  The GB board has (i) approved the merger agreement and the consummation of the transactions contemplated thereby, including the GB merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated thereby, including the GB merger, are advisable and in the best interests of, GB and its stockholders, (iii) directed that the GB merger and the merger agreement be submitted to GB stockholders for approval and adoption, (iv) recommended that GB stockholders approve the GB merger and adopt the merger agreement, and (v) declared that the merger agreement is advisable.

  The GB board recommends that GB stockholders vote:

  •
  "FOR" the proposal to approve the GB merger and adopt the merger agreement; and

  •
  "FOR" the proposal to approve the adjournment of the GB special meeting (if it is necessary to solicit additional proxies if there are not sufficient votes to approve the GB merger and adopt the merger agreement).

  The GB II board has (i) approved the merger agreement and the consummation of the transactions contemplated thereby, including the GB II merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated thereby, including the GB II merger, are advisable and in the best interests of, GB II and its stockholders, (iii) directed that the GB II merger and the merger agreement be submitted to GB II stockholders for approval and adoption, (iv) recommended that GB II stockholders approve the GB II merger and adopt the merger agreement, and (v) declared that the merger agreement is advisable.

  The GB II board recommends that GB II stockholders vote:

  •
  "FOR" the proposal to approve the GB II merger and adopt the merger agreement; and

  •
  "FOR" the proposal to approve the adjournment of the GB II special meeting (if it is necessary to solicit additional proxies if there are not sufficient votes to approve the GB II merger and adopt the merger agreement).

Q:
When do you expect the mergers and the other transactions contemplated by the merger agreement to be completed?

A:
Sonus and the GENBAND parties are working to complete the mergers and the other transactions contemplated by the merger agreement as soon as possible, and we anticipate that they will occur in October 2017. However, the mergers and the other transactions contemplated by the merger agreement are subject to regulatory approval and other conditions which are described in more detail in this joint proxy statement/prospectus, and it is possible that factors outside the control of Sonus and the GENBAND parties could result in the mergers being completed at a later time, or not at all.

Q:
Are Sonus stockholders entitled to appraisal rights?

A:
No. Under the Delaware General Corporation Law (which we refer to as the DGCL), Sonus stockholders do not have appraisal rights in connection with the Sonus merger.

Q:
Are GENBAND shareholders entitled to appraisal rights?

A:
With respect to the GENBAND merger, the Companies Law (2016 Revision) provides for a right of dissenting stockholders, in certain situations, to be paid the fair value of their shares upon their dissenting to the merger if they follow a prescribed procedure as further discussed in the section entitled "Appraisal Rights" beginning on page 339 of this joint proxy statement/prospectus. Notwithstanding the foregoing, in accordance with the Fifth Amended and Restated Stockholders Agreement, dated as of July 30, 2013 and as amended, by and among GENBAND, GB, GB II and AN Holdings, Inc., and other certain holders of GENBAND, GB, GB II and AN Holdings, Inc. shares (which we refer to as the GENBAND Stockholders Agreement), certain affiliates of One Equity Partners, a majority shareholder of GENBAND (which we refer to as OEP), have the right to cause stockholders or shareholders (as applicable) of the GENBAND parties holding a majority of shares to vote in favor of the approval of the GENBAND mergers. If OEP exercises this right, then a majority of the shareholders or stockholders (as applicable) of the GENBAND parties would be required to waive their dissenter's rights, appraisal rights or similar rights in connection with the GENBAND mergers. See the section entitled "Appraisal Rights" beginning on page 339 of this joint proxy statement/prospectus for further discussion of appraisal rights of GENBAND shareholders.

Q:
Are GB stockholders and GB II stockholders entitled to appraisal rights?

A:
As a statutory matter appraisal rights are available with respect to the GB merger and the GB II merger under Section 262 of the DGCL. However, under the terms of the GENBAND Stockholders Agreement, OEP has the right to require GB and GB II stockholders holding a majority of common stock of GB and GB II, respectively, to vote in favor of the GB merger or the GB II merger, respectively. To the extent a GB stockholder or GB II stockholder does not vote in favor of (or return a separate proxy voting in favor of) the adoption of the merger agreement and the approval of the GB merger or GB II merger, as applicable, OEP may exercise the proxy granted to it by the GENBAND Stockholders Agreement to vote any such stockholder's shares in favor of the adoption of the merger agreement and the approval of the GB merger or GB II merger, as applicable. Under Section 262 of the DGCL, only stockholders who do not vote in favor of a merger are entitled to exercise appraisal rights in connection therewith. Accordingly, any stockholder whose shares are voted in favor of the GB merger or the GB II merger, including pursuant to the provisions of the GENBAND Stockholders Agreement, will not be entitled to exercise appraisal rights in connection with such mergers. See the section entitled "Appraisal Rights" beginning on page 339 of this joint proxy statement/prospectus for further discussion of appraisal rights of GB stockholders and GB II stockholders.

Q:
If the mergers are completed, when can Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders expect to receive the merger consideration?

A:
At the effective time of the Sonus merger, any shares of Sonus common stock held by you will automatically convert into the right to receive the number of shares of New Solstice common stock approximately equal to the number of shares of Sonus common stock that you owned immediately prior to the completion of the Sonus merger.

At the effective time of the GENBAND merger, any GENBAND shares held by you will, subject to the terms of the merger agreement and the GENBAND charter documents, automatically convert into the right to receive a portion of a share of New Solstice common stock and such share's portion of the promissory note issued by New Solstice to shareholders of GENBAND that the holder of such GENBAND share is entitled to receive as further described in the section entitled "The Mergers—Consideration to be Received in Connection with the Transactions Contemplated by the Merger Agreement" beginning on page 108 of this joint proxy statement/prospectus.

At the effective time of the GB merger, any shares of GB common stock held by you will, subject to the terms of the merger agreement and the GENBAND charter documents, automatically convert into the right to receive the number of shares of New Solstice common stock approximately equal to the number of shares of GB common stock that you owned immediately prior to the completion of the GB merger multiplied by the exchange ratio described in the section entitled "The Mergers—Consideration to be Received in Connection with the Transactions Contemplated by the Merger Agreement" beginning on page 108 of this joint proxy statement/prospectus.

At the effective time of the GB II merger, any shares of GB II common stock held by you will, subject to the terms of the merger agreement and the GENBAND charter documents, automatically convert into the right to receive the number of shares of New Solstice common stock approximately equal to the number of shares of GB II common stock that you owned immediately prior to the completion of the GB II merger multiplied by the exchange ratio described in the section entitled "The Mergers—Consideration to be Received in Connection with the Transactions Contemplated by the Merger Agreement" beginning on page 108 of this joint proxy statement/prospectus.

After the mergers are completed, New Solstice will cause the exchange agent to mail to (i) each holder of record of one or more certificates representing shares of Sonus common stock, GB common stock or GB II common stock one or more letters of transmittal and instructions for effecting the surrender of the certificates in exchange for New Solstice certificates and cash in lieu of fractional shares, if any, and upon surrender of a certificate for cancellation, the holder of such certificate will be entitled to receive in exchange therefor a New Solstice certificate representing that number of shares of New Solstice common stock to which the holder thereof is entitled, together with a check for the cash to be paid in lieu of fractional shares, if any; (ii) each holder of record of shares of Sonus common stock represented (immediately prior to the effective time of the Sonus merger) by book-entry on the records of Sonus or Sonus' transfer agent, on behalf of New Solstice, notice that such holder has become the holder of record of the same number of shares of New Solstice common stock, together with a check for the cash to be paid in lieu of fractional shares, if any; and (iii) each holder of record of GENBAND shares one or more letters of transmittal which shall be in customary form for a Cayman Islands-incorporated company and instructions for effecting the surrender of the certificates, if any, in exchange for New Solstice certificates and cash in lieu of fractional shares, if any, and in the case of GENBAND shares not represented by a certificate or certificates such other documents as may be required in exchange for the applicable New Solstice certificates, if any, and upon either the surrender of a GENBAND certificate for cancellation to the exchange agent, or with respect to uncertificated GENBAND shares, confirmation by GENBAND that the uncertificated GENBAND shares have been cancelled, in each case together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such GENBAND shares will be entitled to receive in exchange therefor a New Solstice certificate representing that number of shares of New Solstice common stock to which the holder thereof is entitled, together with a check for the cash to be paid in lieu of fractional shares, if any.

Q:
As a GENBAND shareholder, GB stockholder or GB II stockholder, will I receive any distribution from the merger consideration?

A:
As further described in the section entitled "The Mergers—Consideration to be Received in Connection with the Transactions Contemplated by the Merger Agreement—GENBAND Party Mergers" beginning on page 109 of this joint proxy statement/prospectus, the distribution of merger consideration to the holders of GENBAND shares, GB common stock and GB II common stock is subject to the liquidation waterfall as set forth in Article 5.2 of the GENBAND Articles of Association attached as Annex C to this joint proxy statement/prospectus. The consideration amount distributed to the shareholders of the GENBAND parties is to be calculated according to this waterfall and, depending on the final total consideration on the closing date of the mergers, the merger consideration distributed to certain shareholders may be zero. Under the merger agreement, GENBAND shareholders, other than GB and GB II, will also have the right to receive a three-year promissory note issued by New Solstice as described in the section entitled "Other Related Agreements—The Promissory Note" beginning on page 218 of this joint proxy statement/prospectus. Consideration from the promissory note will be distributed to GENBAND shareholders, other than GB and GB II, in accordance with the waterfall. Pursuant to the terms of the merger agreement, GB and GB II stockholders are not entitled to receive any consideration under the promissory note.

Q:
What happens if I sell my shares of Sonus common stock, GB common stock or GB II common stock or my GENBAND shares after the applicable special meeting or extraordinary general meeting, but before the effective time of the mergers?

A:
If you transfer your shares of Sonus common stock, GB common stock or GB II common stock or your GENBAND shares after the Sonus, GENBAND, GB or GB II special meeting or extraordinary general meeting, respectively, but before the effective time of the mergers, you will have transferred the right to receive the applicable merger consideration. In order to receive the applicable merger consideration, you must hold your shares of Sonus common stock, GB common stock or GB II common stock or your GENBAND shares through the completion of the mergers and the other transactions contemplated by the merger agreement.

Q:
What if I hold shares in both Sonus and one or more of the GENBAND parties, or in more than one of the GENBAND parties?

A:
If you are a stockholder in both Sonus and one or more of the GENBAND parties, or in more than one of the GENBAND parties, you will receive two or more separate packages of voting materials. A vote cast as a Sonus stockholder for any Sonus proposal will not constitute a vote cast as a GENBAND shareholder for the proposal to adopt the merger agreement and approve the

  GENBAND merger, or vice versa. Similarly, a vote cast as a GENBAND shareholder for the proposal to adopt the merger agreement and approve the GENBAND merger will not constitute a vote cast as a GB or GB II stockholder for the proposal to adopt the merger agreement and approve the GB or GB II merger, or vice versa. Therefore, please mark, sign, date and return the proxy cards you receive from Sonus, GENBAND, GB and/or GB II, or submit proxies as a Sonus stockholder over the Internet or by telephone.

About the Sonus Special Meeting

Q:
Who is soliciting my proxy?

A:
The Sonus board is providing these Sonus proxy materials to you. These materials also constitute a prospectus with respect to the New Solstice common stock issuable to Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders in connection with the mergers.

Q:
When and where will the Sonus special meeting be held?

A:
The Sonus special meeting will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109 on October 26, 2017, at 10:00 a.m., Eastern time, unless the special meeting is adjourned.

Q:
Who is entitled to vote at the Sonus special meeting?

A:
Sonus has fixed August 30, 2017 as the record date for the Sonus special meeting (which we refer to as the Sonus record date). If you were a Sonus stockholder at the close of business on the Sonus record date, you are entitled to vote on matters that come before the Sonus special meeting or any adjournments thereof. However, a Sonus stockholder may only vote his, her or its shares if such holder is present in person or is represented by proxy at the Sonus special meeting.

Q:
How many votes do I have?

A:
Sonus stockholders are entitled to one vote at the Sonus special meeting for each share of Sonus common stock held of record as of the Sonus record date. As of the close of business on the Sonus record date, there were 51,770,801 shares of Sonus common stock outstanding (which includes 2,062,419 unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes) and entitled to vote at the Sonus special meeting.

At the close of business on the Sonus record date, the directors and executive officers of Sonus and certain of their affiliates were entitled to vote approximately 2,674,065 shares of Sonus common stock, or 5.17% of the shares of Sonus common stock outstanding on that date. Approval of the Sonus merger proposal requires the affirmative vote of the holders of a majority of the total issued and outstanding shares of Sonus common stock on the record date. We currently expect that Sonus' directors and executive officers will vote their shares in favor of each of the proposals to be considered at the Sonus special meeting, although none of them has entered into any agreement obligating them to do so.

Q:
My shares are held in "street name" by my broker. Will my broker automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial holder" of the shares held for you in what is known as "street name." If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank, nominee or other holder of record as to how to vote your shares. If you do not provide voting instructions to your broker, bank or other nominee on a particular proposal on which your broker, bank or other nominee does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a "broker non-vote." Because brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this joint proxy statement/prospectus, if you, as a beneficial owner of shares of Sonus common stock held in "street name," do not give voting instructions to the broker, bank, nominee or other holder of record, then those shares will not be voted on any of the proposals described in this joint proxy statement/prospectus and will have the same effect as voting "AGAINST" the Sonus merger proposal, and will have no effect on the outcome of any vote on any of the Sonus governance-related proposals, the Sonus adjournment proposal and the Sonus executive compensation proposal. If you hold shares of Sonus common stock through a broker, bank, nominee or other holder of record with custody of your shares, follow the voting instructions you receive from that organization.

Q:
What do I need to do now?

A:
You should read and consider the information contained in this joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus, carefully and then please submit your proxy as soon as possible so that your shares may be represented and voted at the Sonus special meeting.

Q:
How do Sonus stockholders vote?

A:
You can vote in person by completing a ballot at the Sonus special meeting, or you can submit your proxy to have your shares of Sonus common stock voted by proxy at the Sonus special meeting. Even if you plan to attend the Sonus special meeting, we encourage you to submit your proxy as soon as possible. After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus, please submit your proxy by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark, sign and date the proxy card, and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be voted at the Sonus special meeting. For detailed information, see the section entitled "The Sonus Special Meeting—How to Submit Your Proxy" beginning on page 85 of this joint proxy statement/prospectus. YOUR VOTE IS VERY IMPORTANT.

Q:
Can I change my vote after I have submitted a proxy by telephone or over the Internet or submitted my completed proxy card?

A:
Yes. You may revoke your proxy and change your vote at any time before the polls close at the Sonus special meeting. You may do this by signing and submitting a new proxy card (or revocation) with a later date, submitting a proxy by telephone or submitting a proxy over the Internet (your latest telephone or Internet proxy is counted) or by attending the Sonus special meeting and voting in person. Attending the Sonus special meeting by itself, however, will not revoke your proxy unless you specifically request it.

If you have instructed your broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote.

Q:
What should Sonus stockholders do if they receive more than one set of voting materials for the Sonus special meeting?

A:
You may receive more than one set of voting materials for the Sonus special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive. For example, if you hold your shares of Sonus common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:
Who should I call if I have questions about the proxy materials or voting procedures?

A:
If you have questions about the mergers or the special meetings, or if you need to obtain copies of this joint proxy statement/prospectus, proxy cards or other documents incorporated by reference in the joint proxy statement/prospectus, please feel free to contact Sonus' proxy solicitor, Innisfree M&A Incorporated, by mail at 501 Madison Avenue, 20th Floor, New York, New York 10022, or by telephone at (888) 750-5834 (toll free) or (212) 750-5833 (collect).

If your shares are held in a stock brokerage account or by a broker, bank, nominee or other holder of record, you should contact your broker, bank, nominee or other holder of record for additional information about proxy materials or voting procedures.

About the GENBAND Extraordinary General Meeting

Q:
Who is soliciting my proxy?

A:
The GENBAND board is providing these GENBAND proxy materials to you. These materials also constitute a prospectus with respect to the New Solstice common stock issuable to Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders in connection with the mergers.

Q:
When and where will the Extraordinary General Meeting be held?

A:
The Extraordinary General Meeting will be held at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201 on October 25, 2017, at 2:00 p.m., Central time, unless the meeting is adjourned or postponed.

Q:
Who is entitled to vote at the Extraordinary General Meeting?

A:
GENBAND has fixed August 31, 2017 as the record date for the Extraordinary General Meeting (which we refer to as the GENBAND record date). If you were a GENBAND shareholder at the close of business on the GENBAND record date, you are entitled to vote on matters that come before the Extraordinary General Meeting or any adjournments or postponements thereof. However, a GENBAND shareholder may only vote his, her or its shares if such holder is present in person or is represented by proxy at the Extraordinary General Meeting.

Q:
How many votes do I have?

A:
Holders of GENBAND Class A Shares and GENBAND Class C Shares are entitled to one vote at the Extraordinary General Meeting for each GENBAND Class A Share and GENBAND Class C Share held of record as of the GENBAND record date. As of the close of business on the GENBAND record date, there were 1,693,357,175 GENBAND Class A Shares outstanding and 4,872,903,160 GENBAND Class C Shares outstanding.

  At the close of business on the GENBAND record date, the directors and executive officers of GENBAND and certain of their affiliates were entitled to vote 97,834 GENBAND shares entitled to vote at the Extraordinary General Meeting, or less than one percent of the GENBAND shares outstanding and entitled to vote on that date. Adoption of the merger agreement and the Plan of Merger and approval of the GENBAND merger requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger. We currently expect that GENBAND's directors and executive officers will vote their shares in favor of each of the proposals to be considered at the Extraordinary General Meeting, although none of them has entered into any agreement obligating them to do so.

Q:
What do I need to do now?

A:
You should read and consider the information contained in this joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus, carefully and then please submit your proxy as soon as possible so that your shares may be represented and voted at the Extraordinary General Meeting.

Q:
How do GENBAND shareholders vote?

A:
You can vote in person by completing a ballot at the Extraordinary General Meeting, or you can submit your proxy to have your GENBAND shares voted by proxy at the Extraordinary General Meeting. Even if you plan to attend the Extraordinary General Meeting, we encourage you to submit your proxy as soon as possible. After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus, please mark, sign and date the proxy card, and return it in the enclosed postage-paid envelope to Continental Stock Transfer & Trust Company, GENBAND's tabulation agent, at One State Street Plaza, 30th Floor, New York, NY 10004-1561, as soon as possible so that your shares may be voted at the Extraordinary General Meeting. For detailed information, see the section entitled "The GENBAND Extraordinary General Meeting—How to Submit Your Proxy" beginning on page 97 of this joint proxy statement/prospectus.

Q:
Can I change my vote after I have submitted my completed proxy card?

A:
Yes. You may revoke your proxy and change your vote at any time before the polls close at the Extraordinary General Meeting. You may do this by signing and submitting a new proxy card (or revocation) with a later date or by attending the Extraordinary General Meeting and voting in person. Attending the Extraordinary General Meeting by itself, however, will not revoke your proxy unless you specifically request it.

If you have instructed your broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote.

Q:
What should GENBAND shareholders do if they receive more than one set of voting materials for the Extraordinary General Meeting?

A:
You may receive more than one set of voting materials for the Extraordinary General Meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive. For example, if you hold GENBAND shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:
Who should I call if I have questions about the proxy materials or voting procedures?

A:
If you have questions about the mergers or the Extraordinary General Meeting, or if you need to obtain copies of this joint proxy statement/prospectus, proxy cards or other documents incorporated by reference in the joint proxy statement/prospectus, please feel free to contact GENBAND by mail at 3605 E. Plano Parkway, Plano, Texas 75074 or by telephone at (972) 461-7555.

If your shares are held in a stock brokerage account or by a broker, bank, nominee or other holder of record, you should contact your broker, bank, nominee or other holder of record for additional information about proxy materials or voting procedures.

About the GB Special Meeting

Q:
Who is soliciting my proxy?

A:
The GB board is providing these GB proxy materials to you. These materials also constitute a prospectus with respect to the New Solstice common stock issuable to Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders in connection with the mergers.

Q:
When and where will the GB special meeting be held?

A:
The GB special meeting will be held at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201 on October 25, 2017, at 2:30 p.m., Central time, unless the special meeting is adjourned.

Q:
Who is entitled to vote at the GB special meeting?

A:
GB has fixed August 31, 2017 as the record date for the GB special meeting (which we refer to as the GB record date). If you were a GB stockholder at the close of business on the GB record date, you are entitled to vote on matters that come before the GB special meeting or any adjournments thereof. However, a GB stockholder may only vote his, her or its shares if such holder is present in person or is represented by proxy at the GB special meeting.

Q:
How many votes do I have?

A:
GB stockholders are entitled to one vote at the GB special meeting for each share of GB common stock held of record as of the GB record date. As of the close of business on the GB record date, there were 381,123,422 shares of GB common stock outstanding and entitled to vote at the GB special meeting.

At the close of business on the GB record date, the directors and executive officers of GB and certain of their affiliates were entitled to vote 163,695 shares of GB common stock, or less than one percent of the shares of GB common stock outstanding on that date. Adoption of the merger agreement and approval of the GB merger requires the affirmative vote of a majority of the total issued and outstanding shares of GB common stock on the record date. We currently expect that GB's directors and executive officers will vote their shares in favor of each of the proposals to be considered at the GB special meeting, although none of them has entered into any agreement obligating them to do so.

Q:
What do I need to do now?

A:
You should read and consider the information contained in this joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus, carefully and then please submit your proxy as soon as possible so that your shares may be represented and voted at the GB special meeting.

Q:
How do GB stockholders vote?

A:
You can vote in person by completing a ballot at the GB special meeting, or you can submit your proxy to have your shares of GB common stock voted by proxy at the GB special meeting. Even if you plan to attend the GB special meeting, we encourage you to submit your proxy as soon as possible. After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus, please mark, sign and date the proxy card, and return it in the enclosed postage-paid envelope to Continental Stock Transfer & Trust Company, GB's tabulation agent, at One State Street Plaza, 30th Floor, New York, NY 10004-1561 as soon as possible so that your shares may be voted at the GB special meeting. For detailed information, see the section entitled "The GB Special Meeting—How to Submit Your Proxy" beginning on page 101 of this joint proxy statement/prospectus.

Q:
Can I change my vote after I have submitted my completed proxy card?

A:
Yes. You may revoke your proxy and change your vote at any time before the polls close at the GB special meeting. You may do this by signing and submitting a new proxy card (or revocation) with a later date or by attending the GB special meeting and voting in person. Attending the GB special meeting by itself, however, will not revoke your proxy unless you specifically request it.

If you have instructed your broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote.

Q:
What should GB stockholders do if they receive more than one set of voting materials for the GB special meeting?

A:
You may receive more than one set of voting materials for the GB special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive. For example, if you hold your shares of GB common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:
Who should I call if I have questions about the proxy materials or voting procedures?

A:
If you have questions about the mergers or the special meetings, or if you need to obtain copies of this joint proxy statement/prospectus, proxy cards or other documents incorporated by reference in the joint proxy statement/prospectus, please feel free to contact GB by mail at 3605 E. Plano Parkway, Plano, Texas 75074 or by telephone at (972) 461-7555.

If your shares are held in a stock brokerage account or by a broker, bank, nominee or other holder of record, you should contact your broker, bank, nominee or other holder of record for additional information about proxy materials or voting procedures.

About the GB II Special Meeting

Q:
Who is soliciting my proxy?

A:
The GB II board is providing these GB II proxy materials to you. These materials also constitute a prospectus with respect to the New Solstice common stock issuable to Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders in connection with the mergers.

Q:
When and where will the GB II special meeting be held?

A:
The GB II special meeting will be held at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201 on October 25, 2017, at 3:00 p.m., Central time, unless the special meeting is adjourned.

Q:
Who is entitled to vote at the GB II special meeting?

A:
GB II has fixed August 31, 2017 as the record date for the GB II special meeting (which we refer to as the GB II record date). If you were a GB II stockholder at the close of business on the GB II record date, you are entitled to vote on matters that come before the GB II special meeting or any adjournments thereof. However, a GB II stockholder may only vote his, her or its shares if such holder is present in person or is represented by proxy at the GB II special meeting.

Q:
How many votes do I have?

A:
GB II stockholders are entitled to one vote at the GB II special meeting for each share of GB II common stock held of record as of the GB II record date. As of the close of business on the GB II record date, there were 81.2 shares of GB II common stock outstanding and entitled to vote at the GB II special meeting.

At the close of business on the GB II record date, the directors and executive officers of GB II and certain of their affiliates are not entitled to vote any shares of GB II common stock. Adoption of the merger agreement and approval of the GB II merger requires the affirmative vote of a majority of the total issued and outstanding shares of GB II common stock on the record date.

Q:
What do I need to do now?

A:
You should read and consider the information contained in this joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus, carefully and then please submit your proxy as soon as possible so that your shares may be represented and voted at the GB II special meeting.

Q:
How do GB II stockholders vote?

A:
You can vote in person by completing a ballot at the GB II special meeting, or you can submit your proxy to have your shares of GB II common stock voted by proxy at the GB II special meeting. Even if you plan to attend the GB II special meeting, we encourage you to submit your proxy as soon as possible. After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus, please mark, sign and date the proxy card, and return it in the enclosed postage-paid envelope to Continental Stock Transfer & Trust Company, GB II's tabulation agent, at One State Street Plaza, 30th Floor, New York, NY 10004-1561 as soon as possible so that your shares may be voted at the GB II special meeting. For detailed information, see the section entitled "The GB II Special Meeting—How to Submit Your Proxy" beginning on page 105 of this joint proxy statement/prospectus.

Q:
Can I change my vote after I have submitted my completed proxy card?

A:
Yes. You may revoke your proxy and change your vote at any time before the polls close at the GB II special meeting. You may do this by signing and submitting a new proxy card (or revocation) with a later date or by attending the GB II special meeting and voting in person. Attending the GB II special meeting by itself, however, will not revoke your proxy unless you specifically request it.

If you have instructed your broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote.

Q:
What should GB II stockholders do if they receive more than one set of voting materials for the GB II special meeting?

A:
You may receive more than one set of voting materials for the GB II special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive. For example, if you hold your shares of GB II common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:
Who should I call if I have questions about the proxy materials or voting procedures?

A:
If you have questions about the mergers or the GB II special meeting, or if you need to obtain copies of this joint proxy statement/prospectus, proxy cards or other documents incorporated by reference in the joint proxy statement/prospectus, please feel free to contact GB II, by mail at 3605 E. Plano Parkway, Plano, Texas 75074 or by telephone at (972) 461-7555.

If your shares are held in a stock brokerage account or by a broker, bank, nominee or other holder of record, you should contact your broker, bank, nominee or other holder of record for additional information about proxy materials or voting procedures.

STRUCTURE OF THE TRANSACTIONS

Corporate Structure of GENBAND and Sonus Prior to the Mergers

 Sonus Merger

        Step one:    Sonus forms New Solstice; New Solstice forms Solstice Merger Sub; Solstice Merger Sub merges with and into Sonus.

 GENBAND Merger

        Step two:    New Solstice forms Cayman Merger Sub and Cayman Merger Sub merges into GENBAND with GENBAND surviving. OEP, other holders of GENBAND Class C Shares and members of GENBAND management receive shares of New Solstice common stock, and New Solstice transfers a $22.5 million promissory note to shareholders of GENBAND (other than GB and GB II).

 GB and GB II Mergers:

        Step three:    New Solstice forms GB Merger Sub and GB and GB II both merge with and into GB Merger Sub, with GB Merger Sub surviving and GB and GB II stockholders receiving shares of New Solstice common stock.

 Structure of Sonus and GENBAND Following the Mergers:

 SUMMARY

        The following summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that may be important to you. Accordingly, stockholders or shareholders, as applicable, of Sonus, GENBAND, GB and GB II are encouraged to carefully read this entire joint proxy statement/prospectus, its annexes and the documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 349 of this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties to the Merger Agreement (Page 79)

Sonus Networks, Inc. (Sonus)

        Sonus Networks, Inc., a Delaware corporation, helps the world's leading communications service providers and enterprises embrace the next generation of Session Initiation Protocol and 4G/LTE (Long Term Evolution)-based solutions, including Voice over Internet Protocol, Voice over WiFi, video and Unified Communications by securing and enabling reliable and scalable Internet Protocol networks. With customers around the globe and 20 years of experience transforming networks to IP, Sonus enables service providers and enterprises to capture and retain users and generate significant related return on investment. Sonus products include session border controllers, diameter signaling controllers, and VoWiFi solutions, which are supported by a global services team with experience in design, deployment and maintenance of some of the world's largest IP networks.

        The address and telephone number of the principal executive offices of Sonus Networks, Inc. are 4 Technology Park Drive, Westford, Massachusetts 01886 and (978) 614-8100.

Solstice Sapphire Investments, Inc. (New Solstice)

        Solstice Sapphire Investments, Inc., a Delaware corporation, is a wholly owned subsidiary of Sonus formed solely for the purpose of implementing the transactions contemplated by the merger agreement. Upon the consummation of the transactions contemplated by the merger agreement, New Solstice will succeed to and continue to operate, directly or indirectly, the then existing businesses of Sonus, GENBAND, GB and GB II. New Solstice will become a publicly traded corporation, and former Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders will own stock in New Solstice. New Solstice has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

        The address and telephone number of the principal executive offices of New Solstice are 4 Technology Park Drive, Westford, Massachusetts 01886 and (978) 614-8100.

Solstice Sapphire, Inc. (Solstice Merger Sub)

        Solstice Sapphire, Inc., a Delaware corporation, is a wholly owned subsidiary of New Solstice formed solely for the purpose of implementing the transactions contemplated by the merger agreement. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

        The address and telephone number of the principal executive offices of Solstice Merger Sub are 4 Technology Park Drive, Westford, Massachusetts 01886 and (978) 614-8100.

Green Sapphire LLC (GB Merger Sub)

        Green Sapphire LLC, a Delaware limited liability company, is a wholly owned subsidiary of New Solstice formed solely for the purpose of implementing the transactions contemplated by the merger agreement. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

        The address and telephone number of the principal executive offices of GB Merger Sub are 4 Technology Park Drive, Westford, Massachusetts 01886 and (978) 614-8100.

Green Sapphire Investments LLC (Cayman Merger Sub)

        Green Sapphire Investments LLC, a Delaware limited liability company, is a wholly owned subsidiary of New Solstice formed solely for the purpose of implementing the transactions contemplated by the merger agreement. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

        The address and telephone number of the principal executive offices of Cayman Merger Sub are 4 Technology Park Drive, Westford, Massachusetts 01886 and (978) 614-8100.

GENBAND Holdings Company (GENBAND)

        GENBAND Holdings Company, a Cayman Islands exempted company limited by shares, was formed on April 7, 2010. Through its wholly owned operating subsidiaries, GENBAND creates rapid communications and applications for service providers, enterprises, independent software vendors, system integrators and developers globally. GENBAND's real time communications solutions help its customers connect people to each other and address the growing demands of today's consumers and businesses. GENBAND's comprehensive solutions suite empowers its customers, which include a number of major telecommunications service providers, to enrich their service offerings with real time contextual communications to provide a richer, more engaging user experience.

        A majority of GENBAND's shares are held by funds affiliated with OEP. GENBAND shares are not listed on an exchange or quoted on any automated services, and there is no established trading market for GENBAND shares.

        The address and telephone number of the principal executive offices of GENBAND are 3605 E. Plano Parkway, Plano, Texas 75074 and (972) 461-7555.

GENBAND Inc. (GB)

        GENBAND Inc. is a Delaware corporation and was incorporated on June 3, 1999. GB is solely utilized as a holding company for GENBAND.

        GB's common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of GB common stock.

        The address and telephone number of the principal executive offices of GB are 3605 E. Plano Parkway, Plano, Texas 75074 and (972) 461-7555.

GENBAND II, Inc. (GB II)

        GENBAND II, Inc. is a Delaware corporation and was incorporated on July 25, 2005. GB II is solely utilized as a holding company for GENBAND.

        GB II's common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of GB II common stock.

        The address and telephone number of the principal executive offices of GB II are 3605 E. Plano Parkway, Plano, Texas 75074 and (972) 461-7555.

The Mergers and the Merger Agreement (Page 107)

        Sonus and GENBAND have entered into the merger agreement which, among other things, contemplates four separate mergers: the Sonus merger, the GENBAND merger, the GB merger and the GB II merger, each of which is discussed below. The mergers will result in Sonus' and GENBAND's businesses being held under New Solstice, which will be renamed Sonus Networks, Inc. Former Sonus stockholders will own approximately 50%, and former GENBAND party shareholders will own approximately 50%, of the shares of New Solstice common stock issued and outstanding immediately following the consummation of the mergers. Following the closing of the mergers, it is expected that the newly constituted board of directors of the combined company will determine a new name.

Consideration to be Received in Connection with the Transactions Contemplated by the Merger Agreement (Page 108)

        At the effective time of the Sonus merger, each share of Sonus common stock issued and outstanding immediately prior to the effective time of the Sonus merger (other than Sonus common stock owned by Sonus immediately prior to the effective time of the Sonus merger) will be converted into and become the right to receive one share of New Solstice common stock.

        At the effective time of the GENBAND merger, each GENBAND share issued and outstanding immediately prior to the effective time of the GENBAND merger (other than shares of capital stock or other equity interests of GENBAND owned by GENBAND, GB or GB II immediately prior to the effective time of the GENBAND merger) will be converted into and become the right to receive a portion of a share of New Solstice common stock and such share's portion of the promissory note issued by New Solstice to shareholders of GENBAND that the holder of such GENBAND share is entitled to receive as further described in the section entitled "The Mergers—Consideration to be Received in Connection with the Transactions Contemplated by the Merger Agreement" beginning on page 108 of this joint proxy statement/prospectus. The promissory note does not amortize and the principal thereon is payable in full on the third anniversary of its execution. Interest on the promissory note is payable quarterly in arrears and accrues at a rate of 7.5% per annum for the first six months after issuance, and thereafter at a rate of 10% per annum. The failure to make any payment under the promissory note when due and, with respect to payment of any interest, the continuation of such failure for a period of thirty days thereafter, constitutes an event of default under the promissory note. If an event of default occurs under the promissory note, the payees may declare the entire balance of the promissory note due and payable (including principal and accrued and unpaid interest) within five business days of the payees' notification to New Solstice of such acceleration. For additional information regarding the terms of the promissory note, see "Other Related Agreements—The Promissory Note" beginning on page 218 of this joint proxy statement/prospectus.

        At the effective time of the GB merger and the GB II merger, respectively, each share of GB and GB II common stock issued and outstanding immediately prior to the effective time of the GB merger and GB II merger, respectively (other than GB common stock owned by GB or GB II common stock owned by GB II, in each case, immediately prior to the effective time of the GB merger or the GB II merger, respectively, and which we refer to as excluded GB shares), will be converted into and become the right to receive a share of New Solstice common stock multiplied by the exchange ratio described in the section entitled "The Mergers—Consideration to be Received in Connection with the

Transactions Contemplated by the Merger Agreement" beginning on page 108 of this joint proxy statement/prospectus.

The Voting Agreement (Page 214)

        On May 23, 2017, in connection with the signing of the merger agreement, Sonus, New Solstice, GB, GB II and certain investment funds affiliated with GENBAND, GB and GB II (which we refer to as the GENBAND equityholders) entered into a voting agreement (which we refer to as the voting agreement), pursuant to which the GENBAND equityholders have agreed not to (subject to certain exceptions) sell or transfer any of their GENBAND shares, GB common stock or GB II common stock or effect a distribution of such stock and to vote all of their shares of such stock in a manner so as to facilitate the consummation of the mergers.

The Principal Stockholders Agreement (Page 215)

        The merger agreement contemplates, as a condition to the closing of the transactions contemplated thereby, that at the closing, New Solstice will enter into a principal stockholders agreement (which agreement we refer to as the stockholders agreement) with certain of the existing principal stockholders of the GENBAND parties (which we refer to as the OEP Stockholders). The stockholders agreement becomes effective upon the closing of the transactions contemplated by the merger agreement and sets forth certain arrangements and contains various provisions relating to, among other things, board representation, standstill restrictions and transfer restrictions.

The Registration Rights Agreement (Page 217)

        The merger agreement contemplates, as a condition to the closing of the transactions contemplated thereby, that at the closing, New Solstice will enter into a registration rights agreement (which we refer to as the registration rights agreement) with the OEP Stockholders. Under the registration rights agreement, the OEP Stockholders will be granted certain registration rights beginning on the 180th day following the effective time of the mergers, including (i) the right to request that New Solstice file an automatic shelf registration statement and effect unlimited underwritten offerings pursuant to such shelf registration statement; (ii) unlimited demand registrations; and (iii) unlimited piggyback registration rights that allow holders of registrable shares to require that shares of New Solstice common stock owned by such holders be included in certain registration statements filed by New Solstice, in each case subject to the transfer restrictions contained in the stockholders agreement.

The Sonus Special Meeting (Page 82)

Date, Time and Place

        A special meeting of the stockholders of Sonus will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109 on October 26, 2017, at 10:00 a.m., Eastern time, unless the special meeting is adjourned.

Purpose

        At the special meeting, Sonus stockholders will be asked to consider and vote upon the following matters:

  •
  a proposal (which we refer to as the Sonus merger proposal) to adopt the merger agreement and approve the Sonus merger;

  •
  five separate proposals (which we refer to as the Sonus governance-related proposals) relating to the New Solstice charter and the stockholders agreement;

  •
  a proposal (which we refer to as the Sonus adjournment proposal) to permit Sonus to adjourn the Sonus special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Sonus special meeting to approve the Sonus merger proposal and the Sonus governance-related proposals; and

  •
  a proposal (which we refer to as the Sonus executive compensation proposal) to approve, by non-binding, advisory vote, certain compensation arrangements for Sonus' named executive officers in connection with the mergers.

Record Date; Shares Entitled to Vote

        Only holders of record of shares of Sonus common stock at the close of business on the Sonus record date (August 30, 2017) will be entitled to vote shares held at that date at the Sonus special meeting or any adjournments thereof. Each outstanding share of Sonus common stock entitles its holder to cast one vote. As of the close of business on the Sonus record date, there were 51,770,801 shares of Sonus common stock outstanding (which includes 2,062,419 unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes) and entitled to vote at the Sonus special meeting.

Vote Required

        Sonus Merger Proposal.    Approval of the Sonus merger proposal requires the affirmative vote of holders of a majority of the shares of Sonus common stock outstanding and entitled to vote.

        Sonus Governance-Related Proposals.    Approval of each of the Sonus governance-related proposals requires the affirmative vote of holders of a majority of shares of Sonus common stock present in person or represented by proxy and entitled to vote at the Sonus special meeting on such Sonus governance-related proposal.

        Sonus Adjournment Proposal.    Approval of the Sonus adjournment proposal (if necessary to solicit additional proxies if there are not sufficient votes to approve the Sonus merger proposal and the Sonus governance-related proposals) requires the affirmative vote of holders of a majority of shares of Sonus common stock present in person or represented by proxy and entitled to vote at the Sonus special meeting on the Sonus adjournment proposal.

        Sonus Executive Compensation Proposal.    In accordance with Rule 14a-21(c) under the Exchange Act, Sonus is providing its stockholders with the opportunity to approve the Sonus executive compensation proposal. Approval of the Sonus executive compensation proposal requires the affirmative vote of holders of a majority of shares of Sonus common stock present in person or represented by proxy and entitled to vote at the Sonus special meeting on the Sonus executive compensation proposal.

Voting by Sonus' Directors and Executive Officers

        At the close of business on the Sonus record date, the directors and executive officers of Sonus and certain of their affiliates were entitled to vote approximately 2,674,065 shares of Sonus common stock, or 5.17% of the shares of Sonus common stock outstanding on that date. Approval of the Sonus merger proposal requires the affirmative vote of the holders of a majority of the total issued and outstanding shares of Sonus common stock on the record date. We currently expect that Sonus' directors and executive officers will vote their shares in favor of each of the proposals to be considered at the Sonus special meeting, although none of them has entered into any agreement obligating them to do so.

The GENBAND Extraordinary General Meeting (Page 92)

Date, Time and Place

        An Extraordinary General Meeting of the shareholders of GENBAND will be held at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201 on October 25, 2017, at 2:00 p.m., Central time, unless the Extraordinary General Meeting is adjourned.

Purpose

        At the Extraordinary General Meeting, GENBAND shareholders will be asked to consider, pass and approve the following resolutions:

  •
  That the meeting be adjourned, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Extraordinary General Meeting to adopt the merger agreement in the form presented to the board of directors and approve the merger of Green Sapphire Investments LLC with and into GENBAND Holdings Company, with GENBAND Holdings Company surviving such merger as a wholly owned subsidiary of Solstice Sapphire Investments, Inc.

  •
  That, as a Special Resolution, GENBAND Holdings Company be authorized to merge with Green Sapphire Investments LLC so that GENBAND Holdings Company be the surviving company and all the undertaking, property and liabilities of Green Sapphire Investments LLC vest in GENBAND Holdings Company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Law (2016 Revision).

  •
  That, as a Special Resolution, a Plan of Merger in the form presented at the Extraordinary General Meeting (which we refer to as the Plan of Merger) be authorized, approved and confirmed in all respects.

  •
  That, as a Special Resolution, GENBAND Holdings Company be authorized to enter into the Plan of Merger.

  •
  That the Plan of Merger be executed by any director or officer of GENBAND Holdings Company (which we refer to individually as an Authorized Person) on behalf of GENBAND Holdings Company and any Authorized Person or Maples and Calder, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands.

  •
  That, as a Special Resolution, upon the Effective Date (as defined in the Plan of Merger), GENBAND Holdings Company amend and restate its memorandum and articles in the form attached to the Plan of Merger.

  •
  That certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to the removal of directors, and that provide for the following, be authorized, approved and confirmed in all respects:

    That, subject to the principal stockholders agreement (which we refer to as the stockholders agreement) to be entered into Solstice Sapphire Investments, Inc. and certain of the existing principal stockholders of GENBAND Holdings Company (which we refer to as the OEP Stockholders) at closing (for so long as the stockholders agreement is in effect), directors may be removed from office at any time, (i) for cause by the affirmative vote of the holders of a majority of voting power of the shares of Solstice Sapphire Investments, Inc. stock entitled to vote for the election of directors, voting together as a single class, or (ii) without cause by (a) subject to clause (b), the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of Solstice Sapphire Investments, Inc. stock entitled to vote for the election of directors, voting together as a single class or (b) in the event recommended by at least two-thirds of the total number of authorized directors, including the approval of a majority of the independent directors (as such term is defined in the stockholders agreement), the affirmative vote of the holders of a majority of the voting power of the shares of Solstice Sapphire Investments, Inc. stock entitled to vote for the election of directors, voting as a single class.

  •
  That certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to preemptive rights, and that provide for the following, be authorized, approved and confirmed in all respects:

    That, in accordance with the stockholders agreement, for so long as the OEP Stockholders have a right to designate two or more board designees, each OEP Stockholder will have the right to purchase (in accordance with its pro rata portion) any new voting shares of Solstice Sapphire Investments, Inc. to be issued, provided that the following new issuances will not trigger any preemptive rights: (i) shares issued to employees, consultants, officers and directors of Solstice Sapphire Investments, Inc., pursuant to any arrangement approved by the board or its compensation committee; (ii) shares issued as consideration in the acquisition of another business or assets of another person by Solstice Sapphire Investments, Inc. by merger or purchase of the assets or shares, reorganization or otherwise; (iii) shares issued pursuant to any rights or agreements, including convertible securities, options and warrants, provided, that either (x) the initial sale or grant by Solstice Sapphire Investments, Inc. of such rights or agreements shall have been subject to the preemptive rights under the stockholders agreement, or (y) such rights or agreements existed prior to the closing date of the merger of Solstice Sapphire, Inc. with and into Sonus Networks, Inc. (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the closing of the mergers, with the effect of increasing the percentage of Solstice Sapphire Investments, Inc.'s fully-diluted shares underlying such rights agreement shall not be included); (iv) shares issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by Solstice Sapphire Investments, Inc.; (v) warrants issued to a lender in a bona fide debt financing; (vi) shares registered under the Securities Act that are issued in an underwritten public offering; (vii) any right, option, or warrant to acquire any security convertible into the securities excluded pursuant to clauses (i) through (vi) above; (viii) any issuance by a subsidiary of Solstice Sapphire Investments, Inc. to Solstice Sapphire Investments, Inc. or a wholly owned subsidiary of Solstice Sapphire Investments, Inc.; and (ix) any issuance as to which the OEP Majority Interest (as defined in the stockholders agreement) (on behalf of the OEP Stockholders) elects to waive the preemptive rights pursuant to the stockholders agreement.

  •
  That certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to shareholder approval of mergers and other transactions, and that provide for the following, be authorized, approved and confirmed in all respects:

    That, in accordance with the merger provisions of the Delaware General Corporation Law (which we refer to as the DGCL) and Section 271 of the DGCL, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company requires the approval by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon.

  •
  That all actions taken and any documents or agreements executed, signed or delivered prior to or after the date of the Extraordinary General Meeting by any Authorized Person in connection with the transactions contemplated by the merger of Green Sapphire Investments LLC with and into GENBAND Holdings Company, with GENBAND Holdings Company surviving such merger as a wholly owned subsidiary of Solstice Sapphire Investments, Inc. be and are hereby approved, ratified and confirmed in all respects.

Record Date; Shares Entitled to Vote

        Only holders of record of GENBAND Class A Shares and GENBAND Class C Shares at the close of business on the GENBAND record date (August 31, 2017) will be entitled to vote shares held at that date at the Extraordinary General Meeting or any adjournments thereof. Each outstanding GENBAND Class A Share and GENBAND Class C Share entitles, in each case, its holder to cast one vote. Holders of record of GENBAND Class B Shares and GENBAND Class E Shares are not entitled to vote shares at the Extraordinary General Meeting. As of the close of business on the GENBAND record date, there were 1,693,357,175 GENBAND Class A Shares, par value $0.00001 per share, and 4,872,903,160 GENBAND Class C Shares, par value $0.00001 per share, in each case outstanding and entitled to vote at the Extraordinary General Meeting.

Vote Required

        Proposal to Permit the GENBAND Board to Adjourn the Extraordinary General Meeting.    Adjourning the Extraordinary General Meeting requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Merge Cayman Merger Sub with and into GENBAND.    Approving the merger of Cayman Merger Sub with and into GENBAND requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize, Approve and Confirm the Plan of Merger.    Approving the Plan of Merger requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize Entry into the Plan of Merger.    Authorizing entry by GENBAND into the Plan of Merger requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize Execution and Filing of Plan of Merger.    Authorizing the execution by any director or officer of GENBAND (which we refer to individually as an Authorized Person) on behalf of GENBAND and authorizing any Authorized Person or Maples and Calder, on behalf of Maples Corporate Services Limited, to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Amend and Restate the GENBAND Articles of Association.    Authorizing the amendment and restatement of the GENBAND Articles of Association requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize, Approve and Confirm Certain Provisions in the Solstice Sapphire Investments, Inc. Certificate of Incorporation Relating to the Removal of Directors.    Authorizing, approving and confirming certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to the removal of directors requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize, Approve and Confirm Certain Provisions in the Solstice Sapphire Investments, Inc. Certificate of Incorporation Relating to Preemptive Rights.    Authorizing, approving and confirming certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to preemptive rights requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize, Approve and Confirm Certain Provisions in the Solstice Sapphire Investments, Inc. Certificate of Incorporation Relating to Shareholder Approval of Mergers and Other Transactions.    Authorizing, approving and confirming certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to shareholder approval of mergers and other transactions requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Approve, Ratify and Confirm Actions Taken and Documents Delivered in Connection with the Transactions.    Authorizing all actions taken and any documents or agreements executed, signed or delivered by any Authorized Person in connection with the transactions contemplated by the merger of Cayman Merger Sub with and into GENBAND, with GENBAND surviving such merger as a wholly owned subsidiary of New Solstice requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Notwithstanding the foregoing, in accordance with the GENBAND Stockholders Agreement, OEP has the right to cause shareholders of GENBAND holding a majority of shares to vote in favor of approval of the GENBAND merger and adoption of the merger agreement. If OEP exercises this right, then such vote would be the only vote required to approve the GENBAND merger and adopt the merger agreement.

Voting by GENBAND's Directors and Executive Officers

        As of the close of business on the GENBAND record date, GENBAND's directors and executive officers and certain of their affiliates beneficially owned 97,834 GENBAND shares entitled to vote at the Extraordinary General Meeting. This represents less than one percent in voting power of the outstanding GENBAND shares entitled to be cast at the Extraordinary General Meeting. We currently expect that GENBAND's directors and executive officers will vote their shares in favor of each of the proposals to be considered at the Extraordinary General Meeting, although none of them has entered into any agreement obligating them to do so.

The GB Special Meeting (Page 99)

Date, Time and Place

        A special meeting of the GB stockholders will be held at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201 on October 25, 2017, at 2:30 p.m., Central time, unless the special meeting is adjourned.

Purpose

        At the special meeting, GB stockholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the GB merger and adopt the merger agreement; and

  •
  a proposal to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the GB merger and adopt the merger agreement.

Record Date; Shares Entitled to Vote

        Only holders of record of shares of GB common stock at the close of business on the GB record date (August 31, 2017) will be entitled to vote shares held at that date at the GB special meeting or any adjournments thereof. Each outstanding share of GB common stock entitles its holder to cast one vote.

        As of the close of business on the GB record date, there were 381,123,422 shares of GB common stock, par value $0.001 per share, outstanding and entitled to vote at the GB special meeting.

Vote Required

        Proposal to Approve the GB Merger and Adopt the Merger Agreement by GB Stockholders.    Approving the GB merger and adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of GB common stock outstanding and entitled to vote.

        Proposal to Adjourn the GB Special Meeting.    Approving the proposal to adjourn the GB special meeting (if necessary to solicit additional proxies if there are not sufficient votes to approve the GB merger and adopt the merger agreement) requires the affirmative vote of holders of a majority in voting power of the shares of GB common stock present in person, or represented by proxy, and entitled to vote on the adjournment proposal.

        Notwithstanding the foregoing, in accordance with the GENBAND Stockholders Agreement, OEP has the right to cause stockholders of GB holding a majority of shares to vote in favor of approval of the GB merger and adoption of the merger agreement. If OEP exercises this right, then such vote would be the only vote required to approve the GB merger and adopt the merger agreement.

Voting by GB's Directors and Executive Officers

        As of the close of business on the GB record date, GB's directors and executive officers and certain of their affiliates beneficially owned 163,695 shares of GB common stock entitled to vote at the GB special meeting. This represents less than one percent in voting power of the outstanding shares of GB common stock entitled to be cast at the GB special meeting. We currently expect that GB's directors and executive officers will vote their shares in favor of each of the proposals to be considered at the GB special meeting, although none of them has entered into any agreement obligating them to do so.

The GB II Special Meeting (Page 103)

Date, Time and Place

        A special meeting of the GB II stockholders will be held at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201 on October 25, 2017, at 3:00 p.m., Central time, unless the special meeting is adjourned.

Purpose

        At the special meeting, GB II stockholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the GB II merger and adopt the merger agreement; and

  •
  a proposal to adjourn the special meeting, if necessary for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the GB II merger and adopt the merger agreement.

Record Date; Shares Entitled to Vote

        Only holders of record of shares of GB II common stock at the close of business on the GB II record date (August 31, 2017) will be entitled to vote shares held at that date at the GB II special meeting or any adjournments thereof. Each outstanding share of GB II common stock entitles its holder to cast one vote.

        As of the close of business on the GB II record date, there were 81.2 shares of GB II common stock, par value $0.01 per share, outstanding and entitled to vote at the GB II special meeting.

Vote Required

        Proposal to Approve the GB II Merger and Adopt the Merger Agreement by GB II Stockholders.    Approving the GB II merger and adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of GB II common stock outstanding and entitled to vote.

        Proposal to Adjourn the GB II Special Meeting.    Approving the proposal to adjourn the GB II special meeting (if necessary to solicit additional proxies if there are not sufficient votes to approve the GB II merger and adopt the merger agreement) requires the affirmative vote of holders of a majority in voting power of the shares of GB II common stock present in person, or represented by proxy, and entitled to vote on the adjournment proposal.

        Notwithstanding the foregoing, in accordance with the GENBAND Stockholders Agreement, OEP has the right to cause stockholders of GB II holding a majority of shares to vote in favor of approval of the GB II merger and adoption of the merger agreement. If OEP exercises this right, then such vote would be the only vote required to approve the GB II merger and adopt the merger agreement.

Voting by GB II's Directors and Executive Officers

        As of the close of business on the GB II record date, GB II's directors and executive officers did not own any shares of GB II common stock entitled to vote at the GB II special meeting.

Recommendation of the Sonus Board (Page 82)

        On May 22, 2017, the Sonus board (i) approved the merger agreement and the consummation of the transactions contemplated thereby, including the Sonus merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated thereby, including the Sonus merger, are advisable, fair to, and in the best interests of, Sonus and its stockholders, (iii) directed that the Sonus merger and the merger agreement be submitted to Sonus stockholders for approval and adoption, (iv) recommended that Sonus stockholders approve the Sonus merger and adopt the merger agreement, and (v) declared that the merger agreement is advisable.

        The Sonus board unanimously recommends that Sonus stockholders vote:

  •
  "FOR" the Sonus merger proposal;

  •
  "FOR" each of the Sonus governance-related proposals;

  •
  "FOR" the Sonus adjournment proposal; and

  •
  "FOR" the Sonus executive compensation proposal.

Recommendation of the GENBAND Board (Page 94)

        On May 22, 2017, the board of directors of GENBAND approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the GENBAND merger and the other transactions contemplated by the merger agreement, are advisable and in the best interests of GENBAND and its shareholders, directed that the GENBAND merger and the merger agreement be submitted to GENBAND shareholders for approval and recommended that such shareholders approve the GENBAND merger and the merger agreement.

Recommendation of the GB Board (Page 99)

        On May 22, 2017, the board of directors of GB approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the GB merger and the other transactions contemplated by the merger agreement, are advisable and in the best interests of GB and its stockholders, directed that the GB merger and the merger agreement be submitted to GB stockholders for approval and recommended that such stockholders approve the GB merger and adopt the merger agreement.

Recommendation of the GB II Board (Page 103)

        On May 22, 2017, the board of directors of GB II approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the GB II merger and the other transactions contemplated by the merger agreement, are advisable and in the best interests of GB II and its stockholders, directed that the GB II merger and the merger agreement be submitted to GB II stockholders for approval and recommended that such stockholders approve the GB II merger and adopt the merger agreement.

Opinions of Sonus' Financial Advisor (Page 134)

        At a meeting of the board of directors of Sonus held to evaluate the mergers on May 22, 2017, Evercore Group L.L.C. (which we refer to as Evercore) rendered its oral opinion to the board of directors of Sonus, subsequently confirmed by delivery of a written opinion, that, as of May 22, 2017, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the Sonus exchange ratio was fair, from a financial point of view, to the holders of Sonus common stock and the GENBAND total consideration (as defined below), taking into account a significant portion of such GENBAND total consideration is in the form of New Solstice common stock, was fair, from a financial point of view, to Sonus.

        On June 20, 2017, management of Sonus furnished to Evercore the Management Revised Tax Rate and NOL Estimates (as defined below). At a meeting of the Sonus board held on June 22, 2017, at the request of Sonus, Evercore rendered a second oral opinion to the board of directors of Sonus, subsequently confirmed by delivery of a written opinion, that, as of May 22, 2017 and taking into account the Management Revised Tax Rate and NOL Estimates, and based upon and subject to the factors, procedures, assumptions, qualifications, limitations and other matters set forth in its written opinion, the Sonus exchange ratio was fair, from a financial point of view, to the holders of Sonus common stock and the GENBAND total consideration, taking into account a significant portion of such GENBAND total consideration is in the form of New Solstice common stock, was fair, from a financial point of view, to Sonus.

        The full text of Evercore's written opinions, dated as of May 22, 2017 and June 22, 2017, respectively, which set forth, among other things, the factors considered, procedures followed, assumptions made, and qualifications and limitations on the scope of review undertaken by Evercore in connection with its opinions, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein in its entirety by reference.

        The full text of Evercore's written opinions should be read carefully in its entirety for a description of the factors considered, procedures followed, assumptions made, and qualifications and limitations on the scope of review undertaken by Evercore in connection with its evaluations of the Sonus exchange ratio and GENBAND total consideration from a financial point of view and did not address any other aspects or implications of the mergers. The opinions do not constitute a recommendation to the Sonus board of directors or to any other persons in respect of the mergers, including as to how any holder of Sonus common stock should vote or act in respect of the mergers. Evercore's opinions do not address the relative merits of the mergers as compared to any other transaction or business strategy in which Sonus might engage or the merits of the underlying decision by Sonus to engage in the mergers. The summaries of Evercore's opinions set forth in this joint proxy statement/prospectus under the caption "The Mergers—Opinions of Sonus' Financial Advisor" are qualified in their entirety by reference to the full text of Evercore's written opinions.

Opinion of GENBAND's Financial Advisor (Page 154)

        Guggenheim Securities, LLC (which we refer to as Guggenheim Securities) delivered its opinion to GENBAND's board to the effect that, as of May 23, 2017 and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration to be received by the GENBAND shareholders, GB stockholders, and GB II stockholders was fair, from a financial point of view, to the GENBAND shareholders, GB stockholders, and GB II stockholders, as a whole, taking into account the Sonus merger. The full text of Guggenheim Securities' written opinion, which is attached as Annex E to this joint proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

        Guggenheim Securities' opinion was provided to GENBAND's board (in its capacity as such) for its information and assistance in connection with its evaluation of the merger consideration to be received by the GENBAND shareholders, GB stockholders, and GB II stockholders, as a whole. Guggenheim Securities' opinion and any materials provided therewith did not constitute a recommendation to GENBAND's board with respect to the transactions contemplated by the merger agreement, nor does Guggenheim Securities' opinion constitute advice or a recommendation to any holder of GENBAND's, GB's, GB II's or Sonus' equity as to whether to exercise any approval rights in connection with the transaction. Guggenheim Securities' opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, taking into account the Sonus merger, of the merger consideration to be received by the GENBAND shareholders, GB stockholders, and GB II stockholders, as a whole, and does not address any other term, aspect or implication of the transactions contemplated by the merger agreement (including, without limitation, the form or structure of the transactions contemplated by the merger agreement) or any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the transactions contemplated by the merger agreement.

Interests of Directors and Executive Officers in the Transactions (Page 172)

        In considering the recommendation of the Sonus board that Sonus stockholders vote to approve the Sonus merger and adopt the merger agreement, Sonus stockholders should be aware that members of the Sonus board and Sonus' executive officers have interests in the Sonus merger, and the other transactions contemplated by the merger agreement, that may be different from, or in addition to, or may conflict with, the interests of Sonus' stockholders generally, as more fully described below. The Sonus board was aware of these potentially different or conflicting interests and considered them, among other matters, in reaching its decision to adopt the merger agreement and approve the transactions contemplated thereby, including the Sonus merger, and to recommend that Sonus stockholders vote in favor of approving the Sonus merger proposal. These interests include:

  •
  Continuing services as directors on the New Solstice board;

  •
  Acceleration of vesting of stock options and other stock-based awards;

  •
  Potential severance payments and continued medical and welfare benefits for certain Sonus executive officers;

  •
  The right to continued indemnification for directors and executive officers of Sonus following the completion of the mergers and the other transactions contemplated by the merger agreement, pursuant to the terms of the merger agreement and indemnification agreements entered into by certain directors and officers of Sonus;

  •
  Continuing employment of certain executive officers of Sonus by the combined company; and

  •
  Certain other one-time and retention bonus payments for certain executive officers of Sonus.

        In considering the recommendation of the GENBAND, GB and GB II boards that GENBAND shareholders, GB stockholders and GB II stockholders, respectively, adopt the merger agreement and approve the transactions contemplated thereby, GENBAND shareholders, GB stockholders and GB II stockholders should be aware that members of the GENBAND, GB and GB II boards and the executive officers of GENBAND, GB and GB II have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, or may conflict with, the interests of GENBAND shareholders, GB stockholders and GB II stockholders generally. These interests relate to or arise from, among other things, the following events or circumstances:

  •
  The accelerated vesting and/or payment in respect of GENBAND Class E Shares held by certain executive officers and directors of GENBAND, GB and GB II;

  •
  The grant of New Solstice equity to certain executive officers and directors of GENBAND, GB and GB II who currently hold GENBAND Class E Shares;

  •
  The employment, severance and consulting agreements with the executive officers and directors of GENBAND, GB and GB II that provide severance compensation in connection with certain terminations of service;

  •
  The retention and similar bonuses that certain executive officers and directors of GENBAND, GB and GB II are eligible to receive if the mergers are consummated;

  •
  Certain existing executive officers of GENBAND, GB and GB II, including Daryl E. Raiford, are expected to continue to be employed as New Solstice executive officers following consummation of the mergers. The composition of the New Solstice executive officer team has not yet been finalized;

  •
  Certain existing directors of GENBAND, GB and GB II are expected to continue to be engaged as New Solstice directors following consummation of the mergers. The composition of the New Solstice board has not yet been finalized;

  •
  The right to continued indemnification for directors and executive officers of GENBAND and GB following the completion of the mergers and the other transactions contemplated by the merger agreement, pursuant to the terms of the merger agreement and indemnification agreements entered into by certain directors and officers of the GENBAND parties, as described in more detail below;

  •
  Certain executive officers and directors may enter into agreements with one or more of the GENBAND parties pursuant to which (i) such executive officers and directors waive their rights to certain payments and benefits subject to receipt of shareholder approval of such payments in accordance with Section 280G (which we refer to as Section 280G) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and (ii) the GENBAND parties may agree to seek such shareholder approval for purposes of Section 280G. No such agreements have been entered into to date and the GENBAND parties have no obligation to obtain shareholder approval for purposes of Section 280G and receipt of such shareholder approval is not a condition to the consummation of the mergers; and

  •
  The affiliation of certain directors and officers of the GENBAND parties with OEP and its affiliates. As further described in the section titled "Related Person Transactions" beginning on page 338 of this joint proxy statement/prospectus, GENBAND is party to a Subordinated Term Loan (as defined in the section entitled "GENBAND Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 219 of this joint proxy statement/prospectus) with an affiliate of OEP, under which all outstanding amounts are expected to be paid off in connection with the mergers. GENBAND is also party to a management fee agreement with OEP, which will be terminated in connection with the closing. All management fees payable to OEP (approximately $10 million) are expected to be paid off prior to the consummation of the mergers. In addition, the merger agreement contemplates, as a condition to the closing of the transactions contemplated thereby, that at the closing, New Solstice will enter into a stockholders agreement with the OEP Stockholders.

        In addition, pursuant to indemnification agreements entered into by GENBAND and GB and certain of their respective directors and officers, GENBAND and GB have agreed to (i) indemnify their directors and officers to the fullest extent permitted by applicable law from and against any and all Costs (as defined in the applicable indemnification agreement) and (ii) advance all expenses (including attorney's fees and expenses) incurred by such indemnitee or any other Indemnified Person (as defined in the in the applicable indemnification agreement).

Regulatory Matters Relating to the Transactions (Page 185)

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act), the transactions contemplated by the merger agreement may not be completed until notification and report forms have been filed with the Antitrust Division of the U.S. Department of Justice (which we refer to as the DOJ) and the U.S. Federal Trade Commission (which we refer to as the FTC) and the applicable waiting period has expired or been terminated. Sonus and GENBAND each filed the required Notification and Report Forms pursuant to the HSR Act with the DOJ and the

FTC on June 7, 2017, and on June 29, 2017, the FTC granted early termination of the applicable waiting period under the HSR Act, effective immediately.

        Sonus and GENBAND derive revenues in certain other jurisdictions where merger control filings or clearances may be required or advisable. Under the merger agreement, the parties' obligations to effect the transactions contemplated by the merger agreement are conditioned on the receipt of any approvals required or deemed advisable under relevant antitrust laws. Sonus and GENBAND have agreed to make such filings and/or take such actions as promptly as practicable. An additional condition to the consummation of the transactions contemplated by the merger agreement is the absence of any decree, order, or injunction of any governmental authority of competent jurisdiction which prohibits or makes unlawful the consummation of any of the transactions contemplated by the merger agreement.

        Sonus and the GENBAND parties have agreed to use their reasonable best efforts to obtain any government clearances or approvals, or expirations or terminations of waiting periods, required for the consummation of the transactions contemplated by the merger agreement under the HSR Act and any antitrust laws, and to take, or cause to be taken, all actions necessary, proper or advisable under applicable antitrust laws to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable. The use of such reasonable best efforts requires Sonus and the GENBAND parties to vigorously contest and resist any action or proceeding, including administrative or judicial action or proceeding, that would restrict, prevent or prohibit consummation of the transactions contemplated by the merger agreement, including reasonably pursuing administrative and judicial appeals. However, neither Sonus nor any GENBAND party is required to agree to any material divestitures, licenses, hold separate arrangements or similar matters, including material covenants affecting business operating practices, except to the extent any such divestitures, licenses, arrangements, matters or covenants would not reasonably be expected to be material to Sonus and the GENBAND parties, taken as a whole.

Treatment of Sonus Equity Awards (Page 194)

        The merger agreement provides that:

  •
  each Sonus stock option outstanding as of the date that is five business days prior to the closing date of the Sonus merger will become vested in full as of that date (to the extent not previously vested), and the holders of such Sonus stock options will be permitted to exercise such awards on or prior to the date that is three business days prior to the closing date of the Sonus merger;

  •
  to the extent not exercised as of the end of day that is three business days prior to the closing date, each Sonus stock option granted under the Specified Sonus Plans will not be permitted to be exercised between such time and the effective time of the mergers and will, as of the effective time of the mergers, be assumed by New Solstice and converted into an option to purchase (a) that number of shares of New Solstice common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (y) the number of shares of Sonus common stock subject to such option immediately prior to the effective time of the mergers by (z) the Sonus exchange ratio, (b) at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (y) the exercise price per share of such option immediately prior to the effective time of the mergers by (z) the Sonus exchange ratio and will otherwise continue to have, and be subject to, the same terms and conditions (including vesting arrangements and other terms and conditions set forth in the applicable plan and option agreement) as in effect immediately prior to the effective time of the mergers;

  •
  effective as of the end of the day that is three business days prior to the closing date of the Sonus merger, all Sonus stock options other than Sonus stock options granted under the Specified Sonus Plans will be cancelled to the extent not exercised as of such time;

  •
  Sonus RSUs that are vested by their terms as of immediately prior to the effective time of the mergers (after taking into account any accelerated vesting of the Sonus RSU that occurs by reason of the mergers) will have been settled in shares of Sonus common stock, and each Sonus RSU that is not then vested by its terms (after taking into account any accelerated vesting of the Sonus RSU that occurs by reason of the mergers) and settled in shares of Sonus common stock will, as of the effective time of the mergers, be assumed by New Solstice and converted into a new award of restricted stock units of New Solstice covering a number of shares of New Solstice common stock equal to the product (rounded down to the nearest whole share) of the total number of shares of Sonus common stock then underlying such Sonus RSU multiplied by the Sonus exchange ratio and will otherwise continue to have, and be subject to, the same terms and conditions (including the vesting arrangements (and accelerated vesting arrangements) and other terms and conditions set forth in any applicable plan and award agreement) as in effect immediately prior to the effective time of the mergers; and

  •
  each Sonus Restricted Share that is not vested by its terms (after taking into account any accelerated vesting of the Sonus Restricted Share that occurs by reason of the mergers) will, at the effective time of the mergers, be converted into New Solstice common stock and will otherwise continue to have, and be subject to, the same terms and conditions (including the forfeiture and repurchase restrictions set forth in any applicable plan and award agreement) as in effect immediately prior to the effective time of the mergers.

        In addition, with respect to the Sonus ESPP, if the effective time of the mergers occurs on or before the "Purchase Date" relating to the applicable "Offering Period" in effect on the date of the merger agreement (as such terms are defined in the Sonus ESPP) and there are ESPP options then outstanding with respect to such Offering Period, the Sonus board of directors will provide a "New Purchase Date" (as defined in the Sonus ESPP) for such Offering Period, and any ESPP options will automatically be exercised on the New Purchase Date pursuant to the terms of the Sonus ESPP. If the effective time occurs after the exercise date relating to the applicable Offering Period in effect on the date of the merger agreement, the board of directors of Sonus will timely suspend the Sonus ESPP as of immediately following the exercise date relating to such Offering Period. All shares of Sonus common stock due upon exercise of ESPP options will be issued prior to the effective time of the mergers and no ESPP options will be outstanding as of the effective time of the mergers.

Listing of New Solstice Common Stock on NASDAQ; Delisting and Deregistering of Sonus Common Stock (Page 189-190)

        It is a condition to the completion of the mergers that the New Solstice common stock to be issued in connection with the transactions contemplated by the merger agreement be authorized for listing on NASDAQ, subject to official notice of issuance. If the mergers are completed, Sonus common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and Sonus will no longer be required to file periodic reports with the Securities and Exchange Commission (which we refer to as the SEC) on account of Sonus common stock.

Appraisal Rights (Page 339)

        Under the DGCL, Sonus stockholders do not have appraisal rights in connection with the Sonus merger. A description of the appraisal rights available, as a statutory matter, to GENBAND shareholders, GB stockholders and GB II stockholders and procedures required to exercise statutory appraisal rights is included in the section entitled "Appraisal Rights" beginning on page 339 of this joint proxy statement/prospectus.

No Solicitation (Page 202)

        Sonus, New Solstice, Solstice Merger Sub, Cayman Merger Sub and GB Merger Sub (which we refer to collectively as the Sonus parties) have agreed, from the date of the merger agreement until the effective time of the mergers, or, if earlier, the termination of the merger agreement in accordance with its terms, not to maintain, initiate, solicit or knowingly encourage or facilitate any Sonus acquisition proposal (as defined under the heading "The Merger Agreement—No Solicitation—No Solicitation by Sonus" beginning on page 202 of this joint proxy statement/prospectus) or any inquiry or proposal that would reasonably be expected to lead to a Sonus acquisition proposal from any third party, or participate in any discussions or negotiations regarding any acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to a Sonus acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that, subject to certain conditions, prior to obtaining the Sonus stockholder approval, under specified circumstances, the Sonus board may furnish information to, or participate in discussions and negotiations with, third parties in response to an unsolicited, bona fide written acquisition proposal if the Sonus board determines in good faith, after consultation with outside counsel, that such acquisition proposal constitutes, or could reasonably be expected to result in, a superior proposal (as defined under the heading "The Merger Agreement—No Solicitation—No Solicitation by Sonus" beginning on page 202 of this joint proxy statement/prospectus).

        The GENBAND parties have agreed, from the date of the merger agreement until the effective time of the mergers, or, if earlier, the termination of the merger agreement in accordance with its terms, not to maintain, initiate or solicit or knowingly encourage or facilitate a GENBAND acquisition proposal (as defined under the heading "The Merger Agreement—No Solicitation—No Solicitation by GENBAND Parties" beginning on page 204 of this joint proxy statement/prospectus), or participate in any discussions or negotiations regarding any acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to a GENBAND acquisition proposal.

Conditions to Completion of the Mergers (Page 208)

        The completion of the transactions contemplated by the merger agreement is subject to the satisfaction or waiver of certain conditions, including, among others: (i) receipt of the Sonus stockholder approval, GENBAND shareholder approval, GB stockholder approval and GB II stockholder approval; (ii) the authorization for listing by NASDAQ of the New Solstice common stock to be issued as consideration in the mergers; (iii) the expiration or termination of the HSR waiting period; (iv) the absence of any law or order from any court or governmental entity prohibiting or making unlawful the consummation of the transactions contemplated by the merger agreement; (v) the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and (vi) the receipt by Sonus and GENBAND of certain tax opinions.

Termination of the Merger Agreement (Page 211)

        The merger agreement may be terminated at any time prior to the closing (i) by the mutual written consent of Sonus and GENBAND; (ii) by either Sonus or GENBAND if (a) the closing has not occurred by February 23, 2018 or, if extended by either Sonus or GENBAND in accordance with the terms of the merger agreement, May 31, 2018, (b) if a meeting of Sonus' stockholders has been held and the Sonus stockholders have voted upon and have not approved the merger agreement, or (c) if any law makes consummation of any of the transactions illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent governmental authority enjoining any of the parties from consummating the transactions shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; (iii) by Sonus if (a) whether before or after stockholder approval, there has been a breach by any GENBAND party or any GENBAND member of any representation, warranty, covenant or agreement set forth in the merger agreement or the voting agreement or if any such representation or warranty of any GENBAND party or any

GENBAND member shall have become untrue, in either case such that the conditions of the GENBAND parties with respect to the accuracy of representations and warranties would not be satisfied, and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to GENBAND by Sonus, (b) Sonus has received a superior proposal prior to receipt of all necessary stockholder approvals, provided that Sonus has complied in all material respects with its obligations under the merger agreement with respect to such superior proposal and Sonus pays to GENBAND in immediately available funds the termination fee, or (c) if a meeting of stockholders of any GENBAND party has been held and such stockholders have voted upon and have not approved the merger agreement; and (iv) by GENBAND if (a) whether before or after stockholder approval, there has been a breach by any of the Sonus parties of any representation, warranty, covenant or agreement set forth in the merger agreement or if any such representation or warranty of any Sonus party shall have become untrue, in either case such that the conditions of Sonus with respect to the accuracy of representations and warranties would not be satisfied, and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to Sonus by GENBAND, or (b) prior to the Sonus stockholders meeting (including adjournments or postponement) in the event that (x) the board of directors of Sonus makes a change of recommendation or (y) a Sonus acquisition proposal was publicly announced or disclosed, the Sonus board of directors fails to affirm the Sonus board recommendation within 10 business days after receipt of a GENBAND written request to do so.

Termination Fee Relating to the Mergers (Page 212)

        Under specified circumstances, Sonus may be required to pay a termination fee of $14.5 million to GENBAND if the merger agreement is terminated. See section entitled "The Merger Agreement—Termination Fee" beginning on page 212 of this joint proxy statement/prospectus.

Comparison of Stockholder Rights (Page 295)

        As a result of the mergers, the holders of Sonus common stock and the holders of GENBAND shares, GB common stock and GB II common stock will become holders of New Solstice common stock. Following the mergers, former Sonus stockholders and former GENBAND party shareholders will have different rights as stockholders of New Solstice than they had as stockholders of Sonus or shareholders or stockholders (as applicable) of the GENBAND parties due to the different provisions of the governing documents of Sonus, the GENBAND parties and New Solstice. For additional information comparing the rights of stockholders of Sonus, the GENBAND parties and New Solstice, see the section entitled "Comparison of Stockholder Rights" beginning on page 295 of this joint proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Sonus Merger to U.S. Holders of Sonus Common Stock (Page 186)

        It is a condition to Sonus' obligation to effect the transactions that Sonus receive an opinion of counsel in a form and substance reasonably satisfactory to Sonus, dated as of the closing date, to the effect that the exchange of Sonus common stock for New Solstice common stock in the Sonus merger will qualify as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other mergers, will qualify as a transfer of property to New Solstice described in Section 351 of the Code.

        Based on the tax opinion representations and assumptions (as defined under the heading "The Mergers—Material U.S. Federal Income Tax Consequences of the Sonus Merger to U.S. Holders of Sonus Common Stock—General" beginning on page 187 of this joint proxy statement/prospectus), in the opinion of Wilmer Cutler Pickering Hale and Dorr LLP (which we refer to as WilmerHale), the Sonus merger will qualify as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other mergers, will qualify as a transfer of property to New Solstice described in Section 351 of the Code.

        Accordingly, a U.S. holder (as defined under the heading "The Mergers—Material U.S. Federal Income Tax Consequences of the Sonus Merger to U.S. Holders of Sonus Common Stock" beginning on page 186 of this joint proxy statement/prospectus) of Sonus common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Sonus common stock for shares of New Solstice common stock in the Sonus merger, except with respect to cash received in lieu of fractional shares.

        Please carefully review the information set forth in the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Sonus Merger to U.S. Holders of Sonus Common Stock" beginning on page 186 of this joint proxy statement/prospectus for a discussion of the material U.S. federal income tax consequences of the Sonus merger to holders of Sonus common stock. Please consult your own tax advisors as to the specific tax consequences to you of the mergers.

Accounting Treatment (Page 188)

        U.S. generally accepted accounting principles (which we refer to as U.S. GAAP) require the mergers to be accounted for using acquisition accounting pursuant to which Sonus has been determined to be the acquirer for accounting purposes. To make this determination, Sonus considered factors as indicated in Accounting Standards Codification (which we refer to as ASC) 805 and ASC 810, including relative ownership of equity interests in the combined company, board of director composition, shareholder ownership, voting control and anticipated management positions. Sonus will allocate the total purchase consideration to GENBAND's tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the date of the completion of the mergers. Any excess purchase price after this allocation will be assigned to goodwill. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if circumstances indicate potential impairment. The operating results of GENBAND will be reported as part of the combined company beginning on the date of the proposed mergers.

        Final valuations of GENBAND's tangible and identifiable intangible assets acquired and liabilities assumed have not yet been completed. The completion of the valuation upon consummation of the mergers could result in significantly different amortization, depreciation and other expenses, revenue recognized and balance sheet classifications than those presented in the unaudited pro forma combined financial information included in this joint proxy statement/prospectus.

Litigation Related to the Mergers (Page 190)

        On July 19, 2017, Taqua Holdings, LLC (which we refer to as Holdings) filed a lawsuit (which complaint we refer to as the Holdings Complaint) against Sonus, New Solstice, Solstice Merger Sub, Cayman Merger Sub, GB Merger Sub, GENBAND, GB, GB II and Taqua, LLC (which we refer to as Taqua and, collectively, we refer to these parties as the Holdings Lawsuit Defendants) in Texas state court, District of Dallas County (Case No. DC-17-08630) based on an Earn-Out Agreement, dated as of September 26, 2016, between Sonus and Holdings (which we refer to as the Earn-Out Agreement). The Holdings Complaint purports to seek monetary damages for Sonus' alleged breach of the Earn-Out Agreement and an injunction of both (i) Sonus' restructuring plans approved in connection with its acquisition of Taqua (which we refer to as the Taqua Restructuring Initiative) and (ii) the mergers. The Holdings Lawsuit Defendants believe Holdings' allegations are without merit and intend to contest the lawsuit vigorously.

        On August 29, 2017, the District Court of Dallas County, Texas ordered all claims against Sonus, New Solstice, Solstice Merger Sub, Cayman Merger Sub, GB Merger Sub and Taqua in the Holdings Complaint to be arbitrated, and abated the Holdings Complaint as to all Holdings Lawsuit Defendants pending the outcome of arbitration.

        For additional information, see "The Mergers—Litigation Related to the Mergers" beginning on page 190 of this joint proxy statement/prospectus and Sonus' Quarterly Report on Form 10-Q for the period ended June 30, 2017.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SONUS

        The following selected consolidated financial data have been derived from, and should be read in conjunction with, Sonus' consolidated financial statements. The consolidated statement of operations data for each of the three years in the period ended December 31, 2016 and the consolidated balance sheet data as of December 31, 2016 and 2015 have been derived from Sonus' audited consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The consolidated statement of operations data for the years ended December 31, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from Sonus' audited consolidated financial statements, which have not been incorporated into this joint proxy statement/prospectus. The consolidated statement of operations data for the six months ended June 30, 2017 and 2016 and the consolidated balance sheet data as of June 30, 2017 have been derived from Sonus' unaudited condensed consolidated financial statements, which are incorporated by reference into this joint proxy statement/prospectus. The consolidated balance sheet data as of June 30, 2016 have been derived from Sonus' unaudited condensed consolidated financial statements, which have not been incorporated into this joint proxy statement/prospectus. These financial statements are unaudited, but, in the opinion of Sonus' management, contain all adjustments necessary to present fairly the financial position and results of operations for the periods indicated.

        The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Sonus or the combined company, and you should read the following information together with Sonus' audited consolidated financial statements, the notes related thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Sonus' Annual Report on Form 10-K for the year ended December 31, 2016, and Sonus' unaudited condensed consolidated financial statements, the notes related thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Sonus' Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, which are incorporated by reference in this joint proxy statement/prospectus. For more information, see the section entitled "Where You Can Find More Information" beginning on page 349 of this joint proxy statement/prospectus.

SONUS NETWORKS, INC.

Consolidated Statement of Operations Data

	Six months ended June 30,		Year ended December 31,
(In thousands, except per share amounts)	2017	2016	2016(1)	2015(2)	2014(3)	2013	2012(4)
Revenue:
Product	$54,185	$70,118	$146,381	$141,913	$182,455	$167,272	$153,326
Service	54,916	49,890	106,210	107,121	113,871	109,461	100,808

Total revenue	109,101	120,008	252,591	249,034	296,326	276,733	254,134

Cost of revenue:
Product	19,040	22,945	47,367	50,460	60,284	59,235	58,109
Service	19,911	18,432	37,613	36,917	42,637	45,038	53,431

Total cost of revenue	38,951	41,377	84,980	87,377	102,921	104,273	111,540

Gross profit	70,150	78,631	167,611	161,657	193,405	172,460	142,594

Operating expenses:
Research and development	40,273	34,775	72,841	77,908	79,396	69,559	67,341
Sales and marketing	30,396	32,787	68,539	72,841	80,141	78,365	76,341
General and administrative	17,160	17,658	35,948	39,846	43,937	40,107	34,283
Acquisition-related expense	4,735	—	1,152	131	1,558	93	5,496
Restructuring expense	1,071	—	2,740	2,148	5,625	5,411	7,675

Total operating expenses	93,635	85,220	181,220	192,874	210,657	193,535	191,136

Loss from operations	(23,485)	(6,589)	(13,609)	(31,217)	(17,252)	(21,075)	(48,542)
Interest and other income, net	1,088	494	2,193	1,329	2,611	408	814

Loss from continuing operations before income taxes	(22,397)	(6,095)	(11,416)	(29,888)	(14,641)	(20,667)	(47,728)
Income tax (provision) benefit	(594)	(1,475)	(2,516)	(2,007)	(2,214)	(1,452)	(2,441)

Net loss	$(22,991)	$(7,570)	$(13,932)	$(31,895)	$(16,855)	$(22,119)	$(50,169)

Loss per share:
Basic	$(0.47)	$(0.15)	$(0.28)	$(0.64)	$(0.34)	$(0.40)	$(0.90)
Diluted	$(0.47)	$(0.15)	$(0.28)	$(0.64)	$(0.34)	$(0.40)	$(0.90)
Shares used to compute loss per share:
Basic	49,330	49,453	49,385	49,560	50,245	55,686	56,018
Diluted	49,330	49,453	49,385	49,560	50,245	55,686	56,018

Consolidated Balance Sheet Data

	June 30,		December 31,
(In thousands)	2017	2016	2016	2015	2014	2013	2012
Cash and cash equivalents	$32,606	$36,261	$31,923	$50,111	$41,157	$72,423	$88,004
Marketable securities	$54,793	$52,505	$61,836	$58,533	$64,443	$138,882	$161,905
Investments	$38,523	$53,942	$32,371	$33,605	$42,407	$34,364	$29,698
Working capital	$84,180	$95,729	$100,845	$117,692	$129,480	$223,879	$286,745
Total assets	$292,353	$296,066	$308,059	$312,891	$332,635	$417,484	$470,740
Convertible subordinated note	$—	$—	$—	$—	$—	$2,380	$2,380
Long-term deferred revenue	$7,530	$7,227	$7,188	$7,374	$8,009	$10,528	$11,647
Other long-term liabilities	$1,419	$1,829	$1,633	$2,760	$5,246	$4,371	$5,706
Total stockholders' equity	$202,993	$220,054	$219,122	$223,026	$240,350	$312,252	$376,046

(1)
Includes $1.9 million of revenue and $4.7 million of net loss attributable to Taqua, LLC for the period subsequent to its acquisition by Sonus on September 26, 2016.

(2)
Includes the results of operations of the SDN Business of Treq Labs, Inc. for the period subsequent to its acquisition by Sonus on January 2, 2015. Sonus has not disclosed the revenue and earnings of the SDN Business for the periods since January 2, 2015, as these amounts are not significant to Sonus's consolidated financial statements.

(3)
Includes $14.8 million of revenue attributable to Performance Technologies, Incorporated for the period subsequent to its acquisition by Sonus on February 19, 2014. The impact on earnings is not significant.

(4)
Includes $17.3 million of revenue and $9.5 million of net loss attribtable to Network Equipment Technologies, Inc. for the period subsequent to its acquisition by Sonus on August 24, 2012.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF GENBAND

        The following selected financial information is intended to aid you in understanding certain financial aspects of GENBAND. The selected consolidated historical information for GENBAND for each of the fiscal years ended December 31, 2016, 2015 and 2014 and the selected consolidated balance sheet data as of December 31, 2016 and 2015 have been derived from the audited consolidated financial statements and related notes included on pages FIN-2 to FIN-42 of this joint proxy statement/prospectus. The selected consolidated statement of operations data for each of the six months ended June 30, 2017 and 2016 and the selected consolidated balance sheet data as of June 30, 2017 have been derived from the unaudited consolidated financial statements and related notes included on pages FIN-43 to FIN-69 of this joint proxy statement/prospectus. The selected consolidated statement of operations data for each of the fiscal years ended December 31, 2013 and 2012 and the selected consolidated balance sheet data as of December 31, 2014, 2013 and 2012 have been derived from the audited consolidated financial statements of GENBAND and related notes not included in this joint proxy statement/prospectus. Financial information for GB and GB II has been excluded because they are holding companies with no operations.

        The unaudited consolidated interim financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of GENBAND's management, include all adjustments necessary for a fair presentation of the information set forth herein. The selected financial data for GENBAND presented below should be read together with the audited consolidated financial statements set forth on pages FIN-2 to FIN-42 and the unaudited interim consolidated financial statements set forth on pages FIN-43 to FIN-69 of this joint proxy statement/prospectus, as well as the section entitled "GENBAND Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 219 of this joint proxy statement/prospectus. The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods.

        The information set forth below is only a summary and is not necessarily indicative of the results of future operations of GENBAND or the combined company, and you should read the following information together with GENBAND's audited consolidated financial statements, the notes related thereto and the section entitled "GENBAND Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 219, and GENBAND's unaudited consolidated financial statements and the notes related thereto.

	Six Months Ended
			Year Ended December 31,
	June 30, 2017	June 30, 2016
			2016	2015	2014	2013	2012
(in thousands)	(unaudited)
Statement of Operations Data
Total revenue	$185,152	$198,797	$427,094	$417,036	$519,101	$540,121	$556,665
Gross profit	$88,413	$96,665	$214,230	$191,286	$231,534	$247,334	$237,631
Total operating expenses	$104,648	$115,331	$232,135	$282,189	$281,824	$255,804	$279,819
Loss before interest expense, other expense (income), net, and income tax provision (benefit)	$(16,235)	$(18,666)	$(17,905)	$(90,903)	$(50,290)	$(8,470)	$(42,188)
Net loss	$(21,737)	$(24,819)	$(27,222)	$(91,669)	$(48,881)	$(19,486)	$(103,166)

		December 31,
	June 30, 2017
		2016	2015	2014	2013	2012
(in thousands)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$21,538	$32,759	$34,228	$41,745	$60,135	$41,031
Total assets	$248,747	$281,789	$290,823	$341,598	$413,787	$415,218
Total debt	$59,000	$57,000	$49,612	$8,445	$13,778	$—
Convertible preferred stock (Class C)	$597,711	$561,657	$497,043	$439,858	$389,726	$344,940
Total stockholders' deficit (Classes A, B and E)	$(623,698)	$(570,346)	$(478,241)	$(324,692)	$(217,456)	$(156,322)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following selected unaudited pro forma condensed combined financial data as of June 30, 2017 and for the year ended December 31, 2016 and the six months ended June 30, 2017 give effect to the proposed mergers between Sonus, GENBAND, GB, GB II and New Solstice, which will be accounted for as a business combination under the acquisition method of accounting, with Sonus as the acquirer. The selected unaudited pro forma combined financial data presented below is based on, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements that appear elsewhere in this joint proxy statement/prospectus, including the footnotes thereto, the historical financial statements of Sonus that are incorporated by reference into this joint proxy statement/prospectus and GENBAND's audited consolidated financial statements, unaudited consolidated financial statements and the notes related thereto that appear elsewhere in this joint proxy statement/prospectus. See the sections entitled "GENBAND Management's Discussion and Analysis of Financial Condition and Results of Operations," "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Statements" for additional information.

        The unaudited pro forma condensed combined balance sheet data as of June 30, 2017 combines the historical condensed consolidated balance sheets of Sonus and GENBAND as of June 30, 2017, giving pro forma effect to the mergers as if they had been completed on June 30, 2017. The following selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2016 and the six months ended June 30, 2017 combine the historical condensed statements of operations data of Sonus and GENBAND for the same periods, giving pro forma effect to the mergers as if they had been completed on January 1, 2016. The selected unaudited pro forma condensed combined financial data excludes GB and GB II because they are holding companies with no operations.

        The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the proposed mergers had been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements or that will be realized upon the consummation of the proposed mergers.

	Year ended December 31, 2016	Six months ended June 30, 2017
	(in thousands, except per share data)
Pro Forma Statement of Operations Data
Loss from operations	$(116,177)	$(63,434)
Net loss	$(123,376)	$(67,258)
Loss per common share from continuing operations	$(1.22)	$(0.67)

As of June 30, 2017
(in thousands)
Pro Forma Balance Sheet Data
Cash and cash equivalents	$—
Marketable securities	$17,302
Working capital(1)	$24,264
Investments	$38,523
Total assets	$824,984
Accumulated deficit	$(1,057,748)
Total stockholders' equity	$565,881

(1)
We define working capital as current assets less current liabilities.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following tables set forth certain historical, pro forma and pro forma equivalent per share financial information of Sonus common stock and GENBAND shares. The unaudited pro forma and pro forma equivalent per share financial information gives effect to the mergers as if they had occurred on June 30, 2017 for book value per share data and as of January 1, 2016 for net loss per share data. The information in the table is based on, and should be read together with the unaudited pro forma condensed combined financial statements including the notes thereto, and the historical financial statements of GENBAND that appear elsewhere in this joint proxy statement/prospectus, and the historical financial statements of Sonus that are incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Statements."

        The following unaudited pro forma net loss per share data for the year ended December 31, 2016 and the six months ended June 30, 2017 was calculated using the historical condensed combined statements of operations data of Sonus and GENBAND for the same periods, giving pro forma effect to the mergers as if they had been completed on January 1, 2016. The following unaudited pro forma book value per share data as of June 30, 2017 was calculated using the historical condensed combined balance sheets of Sonus and GENBAND as of June 30, 2017, giving pro forma effect to the mergers as if they had been completed on June 30, 2017. The following table excludes GB and GB II because they are holding companies with no operations.

        The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the mergers had been completed as of the dates indicated or will be realized upon the completion of the mergers. Sonus and GENBAND have not declared or paid any dividends during the periods presented.

	As of and for the year ended December 31, 2016	As of and for the six months ended June 30, 2017
Sonus
Book value per share—historical(1)	$4.47	$4.09
Loss per common share from continuing operations—basic and diluted	$(0.28)	$(0.47)
GENBAND
Book value per share—historical(1)	$(0.23)	$(0.25)
Combined
Book value per share—pro forma(2)		$5.58
Loss per common share from continuing operations—basic and diluted	$(1.22)	$(0.67)

(1)
Historical book value per share is calculated by dividing stockholders' equity by total outstanding shares.

(2)
Combined pro forma book value per share is calculated by dividing pro forma combined total stockholders' equity by pro forma combined outstanding common shares.

HISTORICAL MARKET PRICE OF SONUS COMMON STOCK

        Sonus common stock is listed on the NASDAQ Global Select Market under the symbol "SONS."

        The following table presents the reported high and low sale prices of Sonus' common stock, in each case for the periods indicated, as reported by the NASDAQ Global Select Market. On May 22, 2017, the last full trading day prior to the announcement of the business combination, the closing price of Sonus common stock on the NASDAQ Global Select Market was $7.79 per share. On August 31, 2017, the closing price of Sonus common stock on the NASDAQ Global Select Market was $6.91 per share. You should obtain a current stock price quotation for Sonus common stock.

	High	Low
Year Ending December 31, 2017
Third Quarter (through August 31, 2017)	$7.86	$6.28
Second Quarter	$8.64	$6.41
First Quarter	$6.89	$5.77
Year Ended December 31, 2016
Fourth Quarter	$7.84	$5.51
Third Quarter	$10.00	$7.52
Second Quarter	$9.26	$7.05
First Quarter	$8.10	$5.15
Year Ended December 31, 2015
Fourth Quarter	$7.55	$5.55
Third Quarter	$8.20	$5.82
Second Quarter	$8.55	$7.50
First Quarter	$20.75	$7.86

        As of August 31, 2017, there were 51,902,131 shares of Sonus common stock outstanding (which includes 2,062,419 unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes), and there were approximately 159 holders of record of Sonus common stock.

        Sonus has never declared or paid cash dividends and has no present intention to pay cash dividends in the foreseeable future.

        Prior to the consummation of the mergers, New Solstice will apply to list its common stock on the NASDAQ Global Select Market under the symbol "SONS," subject to official notice of issuance. The historical prices of Sonus common stock are not necessarily indicative of the future trading prices of New Solstice's common stock because, among other things, the current price of Sonus common stock reflects the current market valuation of Sonus' current business and assets, and does not necessarily take into account the changes in Sonus' business that will occur in connection with the consummation of the transactions contemplated by the merger agreement. See the section entitled "Risk Factors—Risks Relating to Ownership of New Solstice Common Stock" beginning on page 67 of this joint proxy statement/prospectus.

HISTORICAL MARKET PRICE OF GENBAND, GB AND GB II

        Each of GENBAND, GB and GB II is a privately held company, and there are no established trading markets for their respective securities. As of August 31, 2017, there were 1,693,357,175 GENBAND Class A Shares outstanding, 134,472,345 GENBAND Class B Shares outstanding, 4,872,903,160 GENBAND Class C Shares outstanding, 700,993,804 GENBAND Class E Shares outstanding, 381,123,422 shares of GB common stock outstanding, and 81.2 shares of GB II common stock outstanding, and there were approximately 79 holders of record of GENBAND shares, 360 holders of record of GB common stock and 47 holders of record of GB II common stock. None of GENBAND, GB or GB II has ever declared or paid any cash dividends on its capital stock nor does it intend to do so in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus may contain "forward-looking statements," with respect to Sonus, the GENBAND parties and New Solstice, that reflect our current views with respect to future events and financial performance and the expected benefits and synergies of the business combination. These statements may be made directly in this joint proxy statement/prospectus or they may be made a part of this joint proxy statement/prospectus by appearing in other documents filed with the SEC by Sonus and incorporated by reference in this joint proxy statement/prospectus. These statements may include statements regarding the period following completion of the mergers.

        Words such as "anticipate," "believe," "estimate," "expect," "project," "intend," "plan," "believe," "target," "objective," "goal," "predict," "may," "will," "could," "would," "should," "pro forma" and words or terms of similar substance used in connection with any discussion of the mergers or the future operating or financial performance of Sonus, the GENBAND parties or New Solstice identify forward-looking statements. All forward-looking statements are our respective management's present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors discussed in the section entitled "Risk Factors" beginning on page 58 of this joint proxy statement/prospectus, the following risks related to the transactions contemplated by the merger agreement and the businesses of Sonus, the GENBAND parties and New Solstice, among others, could cause actual results to differ materially from those described in the forward-looking statements:

  •
  the occurrence of any change, effect, event, occurrence, development, matter, state of facts, series of events or circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Sonus to pay a termination fee to GENBAND;

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  the ability to implement integration plans for the mergers and the ability to recognize the anticipated growth and cost savings and benefits of the mergers;

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  fluctuations in the market value of Sonus common stock and, after the completion of the mergers, New Solstice common stock;

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  uncertainties related to the timing of the receipt of required regulatory approvals for the mergers and the possibility that Sonus and GENBAND may be required to accept conditions that could reduce the anticipated benefits of the mergers as a condition to obtaining such regulatory approvals;

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  the inability to complete the mergers due to the failure to obtain Sonus stockholder, GENBAND shareholder, GB stockholder or GB II stockholder approval or the failure to satisfy other conditions to the closing of the mergers;

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  the failure of the mergers to close for any other reason and the resulting potential negative impact on the stock price of Sonus, and the business and financial results of Sonus and the GENBAND parties;

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  risks that the mergers and the other transactions contemplated by the merger agreement would disrupt current plans and operations;

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  the ability to continue to retain, motivate and recruit executives and other key employees;

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  the outcome of any legal proceedings that have been or may be instituted against Sonus, the GENBAND parties and/or others relating to the mergers;

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  diversion of the attention of Sonus' and the GENBAND parties' respective management from ongoing business concerns;

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  limitations placed on the ability of Sonus and the GENBAND parties to operate their respective businesses by the merger agreement;

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  the effect of the announcement of the mergers on Sonus' and the GENBAND parties' business relationships, employees, customers, suppliers, vendors, other partners, operating results and businesses generally;

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  the amount of any costs, fees, expenses, impairments and charges related to the mergers;

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  changes in the anticipated tax treatment of the mergers;

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  the impact of Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders (as applicable) having a reduced ownership and voting interest after the mergers and less influence over management;

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  the failure of the mergers to be accretive and potential dilution to the combined company's earnings per share;

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  charges to earnings resulting from the application of the purchase method of accounting in future periods; and

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  competitive pressures in all markets in which Sonus and the GENBAND parties operate.

        We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus in the case of forward-looking statements contained in this joint proxy statement/prospectus, or the dates of the documents incorporated by reference in this joint proxy statement/prospectus in the case of forward-looking statements made in those incorporated documents. Except as may be required by law, none of Sonus, the GENBAND parties or New Solstice has any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.

        For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the most recent annual report on Form 10-K and quarterly reports on Form 10-Q that Sonus has filed with the SEC as described in the section entitled "Where You Can Find More Information" beginning on page 349 of this joint proxy statement/prospectus.

        We expressly qualify in their entirety all forward-looking statements attributable to Sonus, the GENBAND parties or, following the consummation of the transactions contemplated by the merger agreement, New Solstice or any person acting on our behalf by the cautionary statements contained or referred to in this section.

RISK FACTORS

        By voting in favor of the applicable merger proposal, Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders will be choosing to invest in New Solstice common stock following the completion of the mergers. An investment in New Solstice common stock involves a high degree of risk. Before you vote, you should carefully consider the risks described below, those described in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 56 of this joint proxy statement/prospectus and the other information contained in this joint proxy statement/prospectus or in the documents of Sonus incorporated by reference into this joint proxy statement/prospectus, particularly the risk factors discussed in this section of this joint proxy statement/prospectus entitled "Risk Factors" and in the sections entitled "Risk Factors" in Sonus' Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Sonus' Quarterly Report on Form 10-Q for the period ended June 30, 2017, each of which is incorporated by reference into this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 349 of this joint proxy statement/prospectus. In addition to the risks set forth below, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can Sonus or GENBAND assess the impact of all factors on the mergers and the combined company following the mergers or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Relating to the Mergers

Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders cannot be sure of the value of the merger consideration they will be entitled to receive.

        Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders will be entitled to receive a fixed number of shares of New Solstice common stock in the mergers, respectively, rather than a number of shares of New Solstice common stock with a particular fixed market value. The market value of Sonus common stock at the effective time may vary significantly from its price on the date prior to the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the date on which Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders vote on the applicable merger proposals. At the time of the special meetings or extraordinary general meeting, Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders will not know or be able to determine the value of the New Solstice common stock they may receive upon completion of the mergers. Changes in the market price of Sonus common stock may result from a variety of factors that are beyond the control of Sonus or GENBAND, including changes in their respective businesses, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and other developments. Market assessments of the benefits of the mergers, the likelihood that the mergers will be completed and general and industry-specific economic and market conditions may also have an effect on the market price of Sonus common stock. Changes in market prices of Sonus common stock may also be caused by fluctuations and developments affecting general and industry-specific economic and market conditions and may have an adverse effect on Sonus common stock prior to the consummation of the mergers.

        In addition, the market value of Sonus common stock may vary significantly from the date of the special meetings to the date of the completion of the mergers. You are urged to obtain up-to-date prices for Sonus common stock. There is no assurance that the mergers will be completed, that there will not be a delay in the completion of the mergers or that all or any of the anticipated benefits of the mergers will be obtained. See the section entitled "Comparative Historical and Unaudited Pro Forma Per Share Data" for ranges of historic prices of Sonus common stock.

The market price for New Solstice common stock may be affected by factors different from those that historically have affected Sonus common stock and GENBAND party shares or common stock (as applicable).

        Following the mergers, Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders will become stockholders of New Solstice. The combined company's business will differ from that of Sonus and GENBAND, and accordingly the results of operations of New Solstice following the mergers will be affected by some factors that are different from those currently affecting the results of operations of Sonus and GENBAND. This joint proxy statement/prospectus describes the business of GENBAND and incorporates by reference important information regarding the business of Sonus and also describes important factors to consider in connection with those businesses and the business of the combined company. For a discussion of these matters, see, for example, the sections entitled "Business of GENBAND," "Management's Discussion and Analysis of the Financial Condition and Results of Operations of GENBAND," "Index to Financial Statements of GENBAND" and "Unaudited Pro Forma Condensed Combined Financial Statements" in this joint proxy statement/prospectus as well as the section entitled "Where You Can Find More Information" beginning on page 349 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

The shares of New Solstice common stock to be received by Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders as a result of the mergers will have different rights from shares of Sonus common stock and GENBAND party shares or common stock (as applicable).

        Following completion of the mergers, Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders will no longer be stockholders or shareholders of Sonus and the GENBAND parties (as applicable), but will instead be stockholders of New Solstice. There will be important differences between your current rights as a Sonus stockholder, GENBAND shareholder, GB stockholder or GB II stockholder and your rights as a New Solstice stockholder. See the section entitled "Comparison of Stockholder Rights" beginning on page 295 of this joint proxy statement/prospectus.

Obtaining required regulatory approvals may prevent or delay completion of the mergers or reduce the anticipated benefits of the mergers or may require changes to the structure or terms of the mergers.

        Consummation of the mergers is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the mergers under the HSR Act. Even though on June 29, 2017, the FTC granted early termination of the applicable waiting period under the HSR Act, effective immediately, at any time before or after the mergers are consummated, any of the DOJ, the FTC or U.S. state attorneys general could take action under the antitrust laws in opposition to the mergers, including seeking to enjoin completion of the mergers, condition completion of the mergers upon the divestiture of certain assets of Sonus, GENBAND or their subsidiaries or impose restrictions on New Solstice's post-merger operations. In addition, non-U.S. agencies could take similar action under their antitrust laws in opposition to the mergers. These actions could negatively affect the results of operations and financial condition of the combined company following completion of the mergers. Any such requirements or restrictions may prevent or delay completion of the mergers or may reduce the anticipated benefits of the mergers, which could also have a material adverse effect on the combined company's business and cash flows, financial condition and results of operations. See the sections entitled "The Mergers—Regulatory Matters Relating to the Transactions" and "The Merger Agreement—Conditions to the Mergers" beginning on pages 185 and 208, respectively, of this joint proxy statement/prospectus.

The closing of the mergers is subject to many conditions and if these conditions are not satisfied or waived, the mergers will not be completed.

        The closing of the mergers is subject to a number of conditions as set forth in the merger agreement that must be satisfied or waived, including, among others: (i) receipt of the Sonus stockholder approval, GENBAND shareholder approval, GB stockholder approval and GB II stockholder approval; (ii) the authorization for listing by NASDAQ of the New Solstice common stock to be issued as consideration in the mergers; (iii) the expiration or termination of the HSR waiting period; (iv) the absence of any law or order from any court or governmental entity prohibiting or making unlawful the consummation of the transactions contemplated by the merger agreement; (v) the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part; and (vi) the receipt by Sonus and GENBAND of certain tax opinions.

        The closing of the mergers is also dependent upon the accuracy of representations and warranties made by the parties to the merger agreement (subject to customary materiality qualifiers and other customary exceptions) and the performance in all material respects by the parties of obligations imposed under the merger agreement.

        For a more complete summary of the conditions that must be satisfied or waived prior to completion of the mergers, see the section entitled "The Merger Agreement—Conditions to the Mergers" beginning on page 208 of this joint proxy statement/prospectus.

        There can be no assurance as to whether or when the conditions to the closing of the mergers will be satisfied or waived or as to whether or when the mergers will be consummated.

The opinions of Sonus' and GENBAND's financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the mergers.

        GENBAND has not obtained an updated opinion from its financial advisor in respect of the consideration to be paid to GENBAND party shareholders in connection with the mergers as of the date of this joint proxy statement/prospectus and does not expect to receive an updated opinion prior to the completion of the mergers. Sonus received an updated opinion as a result of revised estimates furnished by management of Sonus of the present value of net operating losses of Sonus and the GENBAND parties on June 22, 2017, but otherwise has not obtained an updated opinion from its financial advisor in respect of the consideration to be paid to Sonus stockholders in connection with the mergers as of the date of this joint proxy statement/prospectus and does not expect to receive an updated opinion prior to the completion of the mergers. Changes in the operations and prospects of Sonus or GENBAND, general market and economic conditions and other factors that may be beyond the control of Sonus or GENBAND, and on which the opinion of their respective financial advisors was based, may significantly alter the value of Sonus or GENBAND, or the price of Sonus common stock, by the time the mergers are completed. The opinions do not speak as of the time the mergers will be completed or as of any date other than the date of the opinion. Because the financial advisors will not be updating their opinions, which were issued in connection with the execution of the merger agreement on May 23, 2017 (and, with respect to Sonus, as updated solely as described above), the opinions will not address the fairness of the merger consideration from a financial point of view at the time the mergers are completed. The recommendation of the Sonus board that Sonus stockholders vote "FOR" each of the proposals to be considered at the Sonus special meeting, and the recommendation of the GENBAND board that GENBAND shareholders vote "FOR" each of the proposals to be considered at the Extraordinary General Meeting, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Sonus and GENBAND received from their respective financial advisors, see the sections entitled "The Mergers—Opinion of Sonus' Financial Advisor" and "The Mergers—Opinion of GENBAND's Financial Advisor" beginning on pages 134 and 154, respectively, of this joint proxy statement/prospectus.

Sonus and the GENBAND parties will be subject to business uncertainties and certain operating restrictions until consummation of the mergers.

        Uncertainty about the effect of the mergers on employees and customers, among others, may have an adverse effect on Sonus, the GENBAND parties or the combined company following the mergers. These uncertainties could disrupt the business of Sonus or the GENBAND parties and cause customers, suppliers, vendors, partners and others that deal with Sonus and the GENBAND parties to defer entering into contracts with Sonus and the GENBAND parties or making other decisions concerning Sonus and the GENBAND parties or seek to change or cancel existing business relationships with Sonus and the GENBAND parties. Retention and motivation of certain employees may be challenging during the pendency of the mergers due to uncertainty about their future roles and difficulty of integration. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the combined company, New Solstice's business following the mergers could be negatively impacted. In addition, the merger agreement restricts the parties thereto from making certain acquisitions and investments and taking other specified actions until the merger occurs without the consent of the other party. These restrictions may prevent Sonus and the GENBAND parties from pursuing attractive business opportunities that may arise prior to the completion of the mergers. See the section entitled "The Merger Agreement—Covenants and Agreements" beginning on page 200 of this joint proxy statement/prospectus for a description of the restrictive covenants to which each of Sonus and the GENBAND parties is subject.

The merger agreement contains restrictions on the ability of Sonus to pursue other alternatives to the mergers.

        The merger agreement contains non-solicitation provisions that, subject to limited exceptions, restrict the ability of Sonus to maintain, initiate, solicit or knowingly encourage or facilitate any Sonus acquisition proposal (as defined under the heading "The Merger Agreement—No Solicitation—No Solicitation by Sonus" beginning on page 202 of this joint proxy statement/prospectus) or any inquiry or proposal that would reasonably be expected to lead to a Sonus acquisition proposal from any third party, or participate in any discussions or negotiations regarding any acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to a Sonus acquisition proposal. Although the Sonus board is permitted to take certain actions in response to a superior proposal (as defined under the heading "The Merger Agreement—No Solicitation—No Solicitation by Sonus" beginning on page 202 of this joint proxy statement/prospectus) or a Sonus acquisition proposal that is reasonably likely to result in a superior proposal if it determines that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties, doing so in specified situations could require Sonus to pay to GENBAND a termination fee of $14.5 million. See the sections entitled "The Merger Agreement—No Solicitation—No Solicitation by Sonus" beginning on page 202 of this joint proxy statement/prospectus and "The Merger Agreement—Termination Fee" beginning on page 212 of this joint proxy statement/prospectus for a more complete discussion of these restrictions and consequences.

        Such provisions could discourage a potential acquiror that might have an interest in making a proposal from considering or proposing any such transaction, even if it were prepared to pay consideration with a higher value to Sonus stockholders than that to be paid in the mergers. There also is a risk that the requirement to pay the termination fee to GENBAND in certain circumstances may result in a potential acquiror proposing to pay a lower per share price to acquire Sonus than it might otherwise have proposed to pay.

The merger agreement contains restrictions on the ability of GENBAND to pursue other alternatives to the mergers.

        The merger agreement contains non-solicitation provisions that restrict the ability of GENBAND to maintain, initiate or solicit or knowingly encourage or facilitate any GENBAND acquisition proposal (as defined under the heading "The Merger Agreement—No Solicitation—No Solicitation by

GENBAND Parties" beginning on page 204 of this joint proxy statement/prospectus) or any inquiry or proposal that would reasonably be expected to lead to a GENBAND acquisition proposal from any third party, or participate in any negotiations regarding any acquisition proposal or any inquiry or proposal that would reasonably be expected to lead to a GENBAND acquisition proposal. Such provisions could discourage a potential acquiror that might have an interest in making a proposal from considering or proposing any such transaction, even if it were prepared to pay consideration with a higher value to the GENBAND party shareholders than that to be paid in the mergers.

The merger agreement may be terminated in accordance with its terms and the mergers may not be completed.

        Sonus or GENBAND may terminate the merger agreement under certain circumstances including, among other reasons, if the merger is not completed by February 23, 2018 or, if extended by either Sonus or GENBAND in accordance with the terms of the merger agreement, May 31, 2018. For a discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by Sonus, see the sections entitled "The Merger Agreement—No Solicitation" and "The Merger Agreement—Termination Fee" beginning on pages 202 and 212, respectively, of this joint proxy statement/prospectus.

The termination of the merger agreement could negatively impact Sonus and GENBAND.

        If the mergers are not completed for any reason, including as a result of the Sonus stockholder approval, the GENBAND shareholder approval, the GB stockholder approval or the GB II stockholder approval not being obtained, the ongoing businesses of Sonus and GENBAND may be adversely affected and, without realizing any of the anticipated benefits of having completed the mergers, Sonus and GENBAND would be subject to a number of risks, including the following:

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  Sonus may experience negative reactions from the financial markets, including a decline of its stock price (which may reflect a market assumption that the mergers will be completed);

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  Sonus and GENBAND may experience negative reactions from their respective customers, regulators and employees;

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  Sonus and GENBAND could be subject to litigation related to a failure to complete the mergers or perform their respective obligations under the merger agreement;

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  Sonus and GENBAND will be required to pay certain costs relating to the mergers, whether or not the mergers are completed; and

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  matters relating to the mergers (including integration planning) will require substantial commitments of time and resources by Sonus management and GENBAND management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Sonus and GENBAND as independent companies.

        If the merger agreement is terminated and the Sonus board or the GENBAND board seeks another merger, business combination or other transaction, Sonus stockholders or GENBAND party shareholders (as applicable) cannot be certain that Sonus or GENBAND will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Sonus stockholders and GENBAND party shareholders (as applicable) would receive in the mergers. If the merger agreement is terminated under certain circumstances specified in the merger agreement, Sonus may be required to pay GENBAND a termination fee of $14.5 million, depending on the circumstances surrounding the termination. See the section entitled "The Merger Agreement—Termination Fee" beginning on page 212 of this joint proxy statement/prospectus for a more complete discussion of the circumstances under which the merger agreement could be terminated and when the termination fee may be payable by Sonus.

        If the mergers are not consummated, Sonus cannot assure its stockholders that the risks described will not materially affect the business, financial results and stock price of Sonus.

Directors and executive officers of Sonus and the GENBAND parties have interests in the mergers, including accelerated vesting of equity awards, that are different from, and in addition to, those of Sonus stockholders and GENBAND party shareholders who are not directors or executive officers of Sonus or the GENBAND parties.

        Certain of the directors and executive officers of each of Sonus and the GENBAND parties negotiated the terms of the merger agreement, the Sonus board recommended that Sonus stockholders vote in favor of the Sonus merger proposal, the Sonus governance-related proposals and the Sonus executive compensation proposal, and each GENBAND party board recommended that the applicable GENBAND party shareholders vote in favor of the applicable merger proposal. These directors and executive officers have interests in the mergers, which are different from, or in addition to, or in conflict with, those of Sonus stockholders and GENBAND party shareholders who are not directors or executive officers of Sonus or the GENBAND parties. These interests include the continued service of certain directors of Sonus and the GENBAND parties as directors of the combined company, acceleration of vesting of stock options, restricted stock units, performance stock units, profits interests and other equity-based awards, potential severance payments and continued medical and welfare benefits for certain Sonus and GENBAND party executive officers and directors, continuing employment of certain executive officers of Sonus and GENBAND by the combined company, certain other one-time and retention and similar bonus payments for certain executive officers and directors of Sonus and the GENBAND parties, certain equity grants in New Solstice for certain executive officers and directors of the GENBAND parties, and certain indemnification rights for executive officers and directors of Sonus and the GENBAND parties.

        Sonus stockholders and GENBAND party shareholders who are not directors or executive officers of Sonus or the GENBAND parties should be aware of these interests when they consider recommendations of the respective Sonus and GENBAND party boards that they vote in favor of the Sonus merger proposal, the Sonus governance-related proposals and the Sonus executive compensation proposal, or the applicable GENBAND party merger proposal, as applicable. The Sonus board was aware of these interests when it determined that the merger agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, the Sonus stockholders and recommended that the Sonus stockholders adopt the merger agreement. The interests of Sonus directors and executive officers, including the number and value of equity awards that will be accelerated, are described in more detail in the section entitled "The Mergers—Interests of Directors and Executive Officers in the Transactions—Interests of Directors and Executive Officers of Sonus in the Transactions" and "The Merger Agreement—Treatment of Sonus Equity Awards." Likewise, each GENBAND party board was aware of these interests when it determined that the merger agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, the respective GENBAND party shareholders and recommended that the applicable GENBAND party shareholders adopt the merger agreement. The interests of GENBAND party directors and executive officers, including the accelerated vesting of certain equity awards and eligibility for certain additional equity-based payments, are described in more detail in the section entitled "The Mergers—Interests of Directors and Executive Officers in the Transactions—Interests of Directors and Executive Officers of the GENBAND Parties in the Transactions."

The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and the actual financial condition and results of operations of the combined company following the mergers may differ materially.

        The unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of financial condition or results of operations of the combined company following the mergers for several reasons. The actual financial condition and results of operations of the combined company following the mergers may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the mergers. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of New Solstice following the closing of the mergers.

Both Sonus stockholders and GENBAND party shareholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

        After the completion of the mergers, former Sonus stockholders and former GENBAND party shareholders will own a smaller percentage of New Solstice than they currently own of Sonus or GENBAND, GB or GB II, respectively. Upon completion of the mergers, former Sonus stockholders, on the one hand, and former GENBAND shareholders, GB stockholders and GB II stockholders, on the other hand, in the aggregate each will hold approximately 50% of the shares of New Solstice common stock issued and outstanding immediately after the consummation of the mergers. Consequently, Sonus stockholders, as a group, and GENBAND party shareholders, as a group, will each have reduced ownership and voting power in the combined company compared to their ownership and voting power in Sonus and GENBAND, GB and GB II, respectively.

Consideration to be received by GENBAND shareholders, GB stockholders and GB II stockholders is subject to the liquidation waterfall as set forth in Article 5.2 of the GENBAND Articles of Association attached as Annex C to this joint proxy statement/prospectus.

        As further described in the section entitled "The Mergers—Consideration to be Received in Connection with the Transactions Contemplated by the Merger Agreement—GENBAND Party Mergers" beginning on page 109 of this joint proxy statement/prospectus, the distribution of merger consideration to the holders of GENBAND shares, GB common stock and GB II common stock is subject to the liquidation waterfall as set forth in Article 5.2 of the GENBAND Articles of Association attached as Annex C to this joint proxy statement/prospectus. The consideration amount distributed to the shareholders of the GENBAND parties is to be calculated according to this waterfall and, depending on the value of the final total consideration on the closing date of the mergers, the merger consideration distributed to certain shareholders may be zero. Under the merger agreement, GENBAND shareholders (other than GB and GB II) will also have the right to receive a three-year promissory note issued by New Solstice as described in the section entitled "The Mergers—Consideration to be Received in Connection with the Transactions Contemplated by the Merger Agreement—GENBAND Merger" beginning on page 108 of this joint proxy statement/prospectus. Consideration from the promissory note will be distributed to GENBAND shareholders (other than GB and GB II) in accordance with the waterfall. Pursuant to the terms of the merger agreement, GB and GB II stockholders are not entitled to receive any consideration under the promissory note.

Risks Relating to the Combined Company Following the Mergers

New Solstice may fail to realize the anticipated benefits of the mergers.

        The success of the mergers will depend on, among other things, New Solstice's ability to combine the businesses of Sonus and GENBAND in a manner that facilitates growth opportunities and realizes the anticipated benefits, including, without limitation the anticipated synergies and cost savings, from combining the businesses of Sonus and GENBAND, as further described in the sections entitled "The Mergers—Recommendation of the Sonus Board; Sonus' Reasons for the Mergers" beginning on page 124 of this joint proxy statement/prospectus and "The Mergers—Recommendation of the GENBAND Board," "—Recommendation of the GB Board," "—Recommendation of the GB II Board" and "—Reasons of GENBAND, GB and GB II for the Transactions" beginning on pages 167, 167, 168 and 168, respectively, of this joint proxy statement/prospectus.

        However, New Solstice must successfully combine the businesses of Sonus and GENBAND in a manner that permits these anticipated benefits to be realized. In addition, the combined company must achieve the anticipated synergies and cost savings without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the mergers may not be realized fully, or at all, or may take longer to realize than expected.

Failure to successfully combine the businesses of Sonus and GENBAND in the expected time frame may adversely affect New Solstice's future results.

        Historically, Sonus and GENBAND have been independent companies, and they will continue to be operated as such until the completion of the transactions contemplated by the merger agreement, including the mergers. There can be no assurance that their businesses can be integrated successfully. The management of New Solstice may face significant challenges in consolidating the functions of Sonus and GENBAND, integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies, and retaining key personnel. The integration may also be complex and time consuming, and require substantial resources and effort. The integration process and other disruptions resulting from the mergers may also disrupt each company's ongoing business and/or adversely affect each company's relationships with its employees, regulators and customers and others with whom such company has business or other dealings. In addition, difficulties in integrating the businesses could harm the reputation of New Solstice.

Combining the businesses of Sonus and GENBAND may be more difficult, costly or time-consuming than expected, which may adversely affect the combined company's results and negatively affect the value of its common stock following the mergers.

        Sonus and GENBAND have entered into the merger agreement because each believes that the mergers will be beneficial to its respective companies and stockholders and that combining the businesses of Sonus and GENBAND will produce benefits and cost savings. If the combined company is not able to successfully combine the businesses of Sonus and GENBAND in an efficient and effective manner, the anticipated benefits and cost savings of the mergers may not be realized fully, or at all, or may take longer to realize than expected, and the value of New Solstice common stock may be affected adversely.

        An inability to realize the full extent of the anticipated benefits of the mergers and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of New Solstice common stock following the mergers.

        In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what the combined company expects and may take longer to achieve than anticipated. If New Solstice is not able to adequately address integration challenges, the combined company may be unable to successfully integrate Sonus' and GENBAND's operations or realize the anticipated benefits of the integration of the two companies.

Sonus and GENBAND will incur significant transaction and merger-related costs in connection with the mergers, which may adversely affect the liquidity of the combined company.

        Sonus and GENBAND have incurred, and expect that they and New Solstice will incur, significant, non-recurring costs in connection with consummating the mergers and integrating the operations of the two companies. Sonus and GENBAND may incur additional costs to maintain employee morale and to retain key employees. Sonus and GENBAND will also incur significant fees and expenses relating to legal, accounting and other transaction fees and other costs associated with the mergers. Some of these costs are payable by Sonus and GENBAND regardless of whether or not the mergers are completed. Moreover, under specified circumstances, Sonus may be required to pay to GENBAND a termination fee of $14.5 million if the mergers are not consummated. See the section entitled "The Merger Agreement—Termination Fee" beginning on page 212 of this joint proxy statement/prospectus.

        There is also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the mergers and the integration of the two companies' businesses. While both Sonus and GENBAND have assumed that a certain level of expenses would be incurred in connection with the mergers and the other transactions contemplated by the merger agreement, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

        There may also be additional unanticipated significant costs and charges in connection with the mergers that the combined company may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income Sonus and GENBAND expect to achieve from the mergers. Although Sonus and GENBAND expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

        Sonus' credit facility expired by its terms on June 30, 2017 and was not renewed. Accordingly, it is expected that New Solstice will pay the costs and charges described above from available cash on hand or borrowings under any credit facility that New Solstice may be able to obtain in the future. Payment of these costs and charges may adversely affect the liquidity of the combined company, and there can be no assurance that New Solstice will be able to obtain a credit facility on acceptable terms prior to the completion of the mergers or at all.

Third parties may terminate or alter existing contracts or relationships with Sonus or GENBAND.

        Sonus and GENBAND have contracts with customers, suppliers, vendors, landlords, licensors and other business partners which may require Sonus or GENBAND to obtain consents from these other parties in connection with the mergers. If these consents cannot be obtained, Sonus or GENBAND may suffer a loss of potential future revenues and may lose rights that are material to their respective businesses and the business of the combined company. In addition, third parties with whom Sonus or GENBAND currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the mergers. Any such disruptions could limit the combined company's ability to achieve the anticipated benefits of the mergers. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the mergers or the termination of the merger agreement.

The combined company may be unable to retain Sonus and/or GENBAND key employees successfully after the mergers are completed.

        The success of the mergers will depend in part on the combined company's ability to retain the talents and dedication of key employees currently employed by Sonus and GENBAND. It is possible that these employees may decide not to remain with Sonus or GENBAND, as applicable, while the mergers are pending or with the combined company after the mergers are consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company's business activities may be adversely affected and management's attention may be diverted from successfully integrating the businesses of Sonus and GENBAND to hiring suitable replacements, all of which may cause the combined company's business to suffer. In addition, Sonus and GENBAND may not be able to locate suitable replacements for any key employees who leave either company or offer employment to potential replacements on reasonable terms.

New Solstice will enter into a stockholders agreement with certain of the GENBAND party shareholders, which provides them with certain rights over company matters.

        The merger agreement contemplates that, as an additional condition to the closing of the transactions contemplated by the merger agreement, at the closing, New Solstice will enter into a stockholders agreement with the OEP Stockholders. The stockholders agreement will establish certain rights, restrictions and obligations of New Solstice and the OEP Stockholders, and will set forth other arrangements relating to New Solstice, including the right of the OEP Stockholders to designate up to five directors for nomination to New Solstice's nine member board of directors, subject to the OEP Stockholders maintaining certain beneficial ownership of New Solstice common stock. Therefore, the OEP Stockholders will be able to exert significant influence over matters requiring board approval, and New Solstice stockholders other than the OEP Stockholders will have limited or no ability to influence the outcome of certain key transactions.

        The interests of the parties to the stockholders agreement may differ from those of other holders of New Solstice common stock. See the section entitled "Other Related Agreements—Principal Stockholders Agreement" beginning on page 215 of this joint proxy statement/prospectus.

Risks Relating to Ownership of New Solstice Common Stock

Because there is currently no public market for New Solstice common stock, the market price and trading volume of New Solstice common stock may be volatile, and holders may not be able to sell shares of New Solstice common stock following the mergers.

        Prior to the completion of the mergers, New Solstice common stock will not be publicly traded and there will not have been any public market for New Solstice common stock. Following the completion of the mergers, an active trading market for the New Solstice common stock may not develop or be sustained. As a result, no public market price is available to Sonus stockholders or GENBAND party shareholders for use in determining the value of New Solstice common stock they are entitled to receive as merger consideration. We cannot predict the extent to which investor interest will lead to the development of an active trading market in shares of New Solstice common stock or whether such a market will be sustained following the mergers.

        The market price of New Solstice common stock after the completion of the mergers will be subject to significant fluctuations in response to, among other factors, variations in operating results and market conditions specific to the combined company's industry. If an active trading market does not develop or is not sustained, it may be difficult for you to sell your shares at a price that is attractive to you, or at all. The market price of New Solstice common stock could fluctuate significantly for many reasons, including, without limitation:

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  as a result of the risk factors listed in this joint proxy statement/prospectus;

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  actual or anticipated fluctuations in the combined company's operating results;

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  for reasons unrelated to operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by the combined company's customers or competitors regarding their own performance;

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  regulatory changes that could impact the combined company's business; and

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  general economic and industry conditions.

Future sales of New Solstice common stock in the public market could cause volatility in the price of New Solstice common stock or cause the share price to fall.

        Sales of a substantial number of shares of New Solstice common stock in the public market, or the perception that these sales might occur, could depress the market price of New Solstice common stock, and could impair New Solstice's ability to raise capital through the sale of additional equity securities.

        The merger agreement provides that New Solstice and the OEP Stockholders will enter into a registration rights agreement requiring New Solstice to register for resale under the Securities Act of 1933, as amended (which we refer to as the Securities Act), all registrable shares held by the OEP Stockholders. As of the closing date, registrable shares will represent approximately 49% of the outstanding stock of New Solstice on a fully diluted basis. Accordingly, sales of a large number of registrable shares may be made after the closing of the mergers upon registration of such shares with the SEC in accordance with the terms of the registration rights agreement. Registration and sales of New Solstice common stock effected pursuant to the registration rights agreement will increase the number of shares being sold in the public market and may increase the volatility of the price of New Solstice common stock. See the section entitled "Other Related Agreements—Registration Rights Agreement" beginning on page 217 of this joint proxy statement/prospectus.

The mergers may not be accretive and may cause dilution to New Solstice's earnings per share, which may negatively affect the market price of New Solstice's common stock.

        Sonus and GENBAND currently anticipate that the mergers will be accretive to earnings per share of New Solstice in fiscal year 2018, after adjusting for, among other things, stock-based compensation, amortization of intangible assets, acquisition-related expense, restructuring, certain gains and losses included in other income (expense) and deferred income tax adjustments. This expectation is based on preliminary estimates, which may materially change. New Solstice could also encounter additional transaction and integration-related costs or other factors, such as the failure to realize all of the benefits anticipated in the mergers. All of these factors could cause dilution to New Solstice's adjusted earnings per share or decrease or delay the expected accretive effect of the mergers and cause a decrease in the market value of New Solstice's common stock.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of New Solstice common stock following the mergers.

        In accordance with U.S. GAAP, Sonus will be considered the acquirer of GENBAND for accounting purposes. Sonus will account for the mergers using the purchase method of accounting, which will result in charges to New Solstice's earnings that could adversely affect the market value of New Solstice common stock following the completion of the mergers. Under the purchase method of accounting, Sonus will allocate the total purchase price to the assets acquired and liabilities assumed from GENBAND based on their fair values as of the date of the completion of the mergers, and record any excess of the purchase price over those fair values as goodwill. For certain tangible and intangible assets, reevaluating their fair values as of the completion date of the mergers will result in New Solstice incurring additional depreciation and/or amortization expense that exceeds the combined amounts recorded by Sonus and GENBAND prior to the mergers. In addition, adjustments to other assets and liabilities, including inventory and deferred revenue, could result in higher cost of sales and lower amounts of revenue recognized in the near term resulting from these adjustments. These increased expenses will be recorded by New Solstice over the useful lives of the underlying assets. The reductions to revenue recognized will be recorded until the related deferred revenue is converted to revenue. In addition, to the extent the value of goodwill or intangible assets were to become impaired, New Solstice may be required to incur charges relating to the impairment of those assets. See the section entitled "The Mergers—Accounting Treatment" beginning on page 188 of this joint proxy statement/prospectus.

Risks Relating to Sonus' Business

        You should read and consider risk factors specific to Sonus' business that may also affect the combined company after the mergers. These risks are described in the section entitled "Risk Factors" in Sonus' Quarterly Report on Form 10-Q for the period ended June 30, 2017, and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 349 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

        In addition, and as described in the section entitled "Risk Factors" in Sonus' Quarterly Report on Form 10-Q for the period ended June 30, 2017, Sonus is fully cooperating with an SEC inquiry regarding the development and issuance of Sonus' first quarter 2015 revenue and earnings guidance. Based on recent communications with the SEC's Division of Enforcement (which we refer to as the Staff), Sonus currently expects the Staff to seek approval of the SEC Commissioners to initiate proceedings alleging securities law violations, including violations of Section 10(b) and 17(a) of the Exchange Act with respect to the development and issuance of Sonus' first quarter 2015 revenue and earnings guidance which the Staff believes would warrant a $3.1 million fine against Sonus. Sonus believes the allegations are without merit and intends to vigorously contest the matter and the Staff's view.

Risks Relating to the GENBAND Parties' Business

        You should read and consider the following risk factors specific to the GENBAND parties' business that may also affect the combined company after the mergers.

Failure by GENBAND's strategic partners or by GENBAND in integrating products provided by its strategic partners could harm its business.

        GENBAND's solutions include the integration of products supplied by strategic partners who offer complementary products and services. GENBAND relies on these strategic partners in the timely and successful deployment of its solutions to its customers. If the products provided by these partners have defects or do not operate as expected, if the services provided by these partners are not completed in a timely manner, if GENBAND's partners have organizational or supply issues, or if GENBAND does not effectively integrate and support products supplied by these strategic partners, then GENBAND may have difficulty with the deployment of its solutions that may result in loss of, or delay in, revenues and/or increased service, support and warranty costs and a diversion of development resources, as well as network performance penalties.

        In addition to cooperating with GENBAND's strategic partners on specific customer projects, GENBAND also may compete in some areas with these same partners. If these strategic partners fail to perform or choose not to cooperate with GENBAND on certain projects, in addition to the effects described above, GENBAND could experience loss of customers and market share and/or failure to attract new customers or achieve market acceptance for GENBAND's products.

If GENBAND's strategic plan is not aligned with the direction its customers take as they invest in the evolution of their networks, customers may not buy GENBAND's products or use its services. New product launches or acquired products may reduce GENBAND's earnings or generate losses.

        As technology advances, GENBAND may not be able to respond quickly or effectively to developments in the market for its products, or new industry standards may emerge and could render its existing or future products and services obsolete. GENBAND's future success will depend in part on its ability to continue offering new products and services that successfully gain market acceptance by addressing the needs of its current and future customers. In order to be successful, GENBAND's technologies, products and solutions must be accepted by relevant standardization bodies and by the industry as a whole. GENBAND spends a significant amount of resources developing new technology and products. GENBAND's strategic plan includes a significant shift in its investments from mature technologies toward certain next-generation technologies. GENBAND's choices of specific technologies to pursue may prove to be inconsistent with its customers' investment spending. Its success also depends upon its ability to integrate new and acquired products and services and to enhance its existing products and services. If GENBAND invests in the development of technologies, products and solutions that do not operate as expected, are not ready in time, are not adopted by the industry or by its customers or are unsuccessful in the marketplace, GENBAND's revenue and earnings may suffer. If GENBAND's products and services become technologically obsolete or if it is unable to develop successor products and services that are accepted by its customers, it may be unable to sell its products and services to customers and face declines in revenues and earnings.

If GENBAND does not meet specific customer requirements or if its products do not interoperate with GENBAND customers' existing networks, GENBAND may not be successful in retaining current or attracting new customers.

        To achieve market acceptance for GENBAND's products, GENBAND must adapt in a timely manner to customer requirements and offer products and services that meet shifting demands of its current and prospective customers. Prospective customers may require certain product features and capabilities that GENBAND's current products do not have. The introduction of new or enhanced products also requires that GENBAND carefully manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. If GENBAND fails to develop products and offer services that satisfy customer requirements or if GENBAND fails to effectively manage the transition from older products, its ability to create or increase demand for its products and services could be materially diminished and GENBAND may lose current and prospective customers.

        Many of GENBAND's customers will require that GENBAND's products be designed to interface with their existing networks, each of which may have different specifications. Issues caused by an unanticipated lack of interoperability may result in significant warranty and repair costs and cause significant customer relations problems. If GENBAND's products do not interoperate with those of its customers' networks, installations or orders for its products could be delayed or cancelled, which may seriously harm GENBAND's gross margins and result in loss of customers or revenues. Furthermore, GENBAND's customers may decide to devote a significant portion of their budgets to evolving technology as they consider national or worldwide expansion. Accordingly, if demand for GENBAND's products is weak and if its target customers do not adopt, purchase and successfully deploy GENBAND's current or planned products, GENBAND's revenues will not increase.

GENBAND's large customers have substantial negotiating leverage, and they may require that GENBAND agree to terms and conditions that may have an adverse effect on GENBAND's business.

        Large communications service providers have substantial purchasing power and leverage in negotiating contractual arrangements with GENBAND. These customers may, among other things, require GENBAND to develop additional features, require penalties for failure to deliver such features, require GENBAND to partner with a certain reseller before purchasing its products and/or seek discounted product and/or service pricing. As GENBAND sells more products to this class of customer, it may be required to agree to terms and conditions that are less beneficial, which may affect the timing of revenue recognition, amount of deferred revenues or product and service margins and may adversely affect its financial position and cash flows in certain reporting periods.

The market for some of GENBAND's products depends on the availability and demand for other vendors' products.

        Some of GENBAND's products are designed to function with other vendors' products. In these cases, demand for its products is dependent upon the availability, demand for, and sales of the other vendors' products, as well as the degree to which its products successfully interoperate with the other vendors' products and add value to the solution being provided to the customer. If the other vendors change the design of their products, delay the issuance of new releases, fail to adequately market their products, or are otherwise unsuccessful in building a market for their products, the demand for GENBAND's products will be adversely affected.

If GENBAND is not able to obtain necessary licenses or ongoing maintenance and support of third-party technology at acceptable prices, on acceptable terms, or at all, it could harm GENBAND's operating results or business.

        GENBAND has incorporated third-party licensed technology, including open source software, into GENBAND's current products. From time to time, GENBAND may be required to license additional technology from third parties to develop new products or product enhancements.

        Third-party licenses and ongoing maintenance and support may not be available or continue to be available to GENBAND on commercially reasonable terms or may be available to GENBAND but only at significantly escalated pricing. Additionally, GENBAND may not be able to replace the functionality provided by third-party software currently offered with its products if that software becomes obsolete, defective or incompatible with future versions of its products or is not adequately maintained or updated. The inability to maintain or re-license any third-party licenses required in GENBAND's current products or to obtain any new third-party licenses to develop new products and product enhancements could require GENBAND to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent GENBAND from making these products or enhancements, any of which could seriously harm the competitiveness of GENBAND's products. Any significant interruption in the availability of these third-party software products or defects in these products could harm GENBAND's sales unless and until GENBAND can secure an alternative source. Although GENBAND believes there are adequate alternate sources for the technology licensed to it, such alternate sources may not provide GENBAND with the same functionality as that currently provided to it.

GENBAND tests its products before they are deployed. However, because its larger scale products are sophisticated and designed to be deployed in complex networks, they may have errors or defects that it finds only after full deployment, which could seriously harm GENBAND's business.

        GENBAND's larger scale products are sophisticated and are designed to be deployed in large and complex networks. GENBAND tests its products before they are deployed. However, because of the nature of GENBAND's products, they can only be fully tested when substantially deployed in very large networks with high volumes of traffic. Some of GENBAND's customers may discover errors or defects in the software or hardware, or the products may not operate as expected after full deployment. As GENBAND continues to expand GENBAND's distribution channel through distributors and resellers, GENBAND will need to rely on and support their service and support organizations. If GENBAND is unable to fix errors or other performance problems that may be identified after full deployment of its products, GENBAND could experience loss of, or delay in, revenues or increased expense; loss of customers and market share; failure to attract new customers or achieve market acceptance for GENBAND's products; increased service, support and warranty costs and a diversion of development resources; and/or costly and time-consuming legal actions by GENBAND's customers.

Because GENBAND's larger scale products are deployed in large, complex networks around the world, failure to establish a support infrastructure and maintain required support levels could seriously harm its business.

        GENBAND's larger scale products are deployed in large and complex networks around the world. GENBAND's customers expect GENBAND to establish a support infrastructure and maintain demanding support standards to ensure that their networks maintain high levels of availability and performance. To continue to support GENBAND's customers with these larger scale products, its support organization will need to provide service and support at a high level throughout the world. If GENBAND is unable to provide the expected level of support and service to its customers, it could experience loss of customers and market share; failure to attract new customers in new markets and geographies; increased service, support and warranty costs and a diversion of development resources; and/or network performance penalties.

Regulation of the telecommunications industry could harm GENBAND's operating results and future prospects.

        The telecommunications industry is highly regulated and GENBAND's business and financial condition could be adversely affected by changes in the regulations relating to the telecommunications industry. Currently, there are few laws or regulations that apply directly to access to or delivery of voice services on IP networks. GENBAND could be adversely affected by regulation of IP networks and commerce in any country where GENBAND operates, including the United States. Such regulations could include matters such as voice over the Internet or using Internet protocol, encryption technology, and access charges for service providers. The adoption of such regulations could decrease demand for GENBAND's products, and at the same time increase the cost of selling GENBAND's products, which could have a material adverse effect on GENBAND's business and consolidated financial statements.

Changes in governmental regulation, interpretation or legislative reform could increase GENBAND's costs of doing business and adversely affect its profitability.

        Laws and regulations, including in the areas of advertising, consumer affairs, data protection, finance, marketing, privacy, publishing and taxation requirements, are subject to change and differing interpretations. Changes in the political climate or in existing laws or regulations, or their interpretations, or the enactment of new laws or the issuance of new regulations or changes in enforcement priorities or activity could adversely affect GENBAND's business by, among other things, increasing GENBAND's administrative, compliance and other costs; forcing GENBAND to undergo a corporate restructuring; limiting GENBAND's ability to engage in inter-company transactions with its affiliates and subsidiaries; increasing GENBAND's tax obligations, including unfavorable outcomes from audits performed by various tax authorities; affecting GENBAND's ability to continue to serve its customers and to attract new customers; affecting cash management practices and repatriation efforts; forcing GENBAND to alter or restructure its relationships with vendors and contractors; increasing compliance efforts or costs; limiting GENBAND's use of or access to personal information; restricting GENBAND's ability to market its products; and/or requiring GENBAND to implement additional or different programs and systems.

        Compliance with regulations is costly and time-consuming, and GENBAND may encounter difficulties, delays or significant expenses in connection with its compliance, and GENBAND may be exposed to significant penalties, liabilities, reputational harm and loss of business in the event that it fails to comply. While it is not possible to predict when or whether fundamental policy or interpretive changes would occur, these or other changes could fundamentally change the dynamics of GENBAND's industry or the costs associated with its operations. Changes in public policy or enforcement priorities could materially affect GENBAND's profitability, its ability to retain or grow business, or in the event of extreme circumstances, its financial condition. There can be no assurance that legislative or regulatory change or interpretive differences will not have a material adverse effect on GENBAND's business.

GENBAND faces risks related to litigation that could result in significant legal expenses and settlement or damage awards.

        GENBAND has been involved in, and may face additional, intellectual property infringement claims that could be time-consuming and costly to assert or defend, and result in GENBAND's loss of significant rights.

        GENBAND has been involved in four patent infringement lawsuits involving Metaswitch Networks Ltd., Metaswitch Networks Corp. and Metaswitch Inc. (which we refer to collectively as Metaswitch), three of which are ongoing. These lawsuits have caused GENBAND to incur substantial legal costs and have been time-consuming for GENBAND's management. At this time, it is not possible to predict the outcome of the ongoing lawsuits, including whether or not any proceedings will continue, and when or how these matters will be resolved or whether GENBAND will ultimately receive, and in what sum, amounts previously awarded to it as a result of these proceedings. Regardless of whether GENBAND is ultimately successful in these lawsuits, it will likely elect to continue to incur substantial legal fees in connection with these matters. See the section entitled "GENBAND Management's Discussion and Analysis of Financial Condition and Results of Operations—Legal Costs for Patent Litigation" beginning on page 232 of this joint proxy statement/prospectus for discussion of these four lawsuits involving GENBAND and Metaswitch.

        In addition, other parties may assert intellectual property infringement claims against GENBAND, and GENBAND's products may be deemed to infringe the intellectual property rights of third parties. From time to time, GENBAND receives letters alleging infringement of intellectual property rights of others. Intellectual property litigation can be expensive and time-consuming and could divert management's attention from GENBAND's business. If there is a successful claim of infringement against GENBAND, including in any of the ongoing lawsuits involving Metaswitch, GENBAND may be required to pay substantial damages to the party claiming infringement, be subjected to injunction proceedings or be required to enter into royalty or license agreements that may not be available on acceptable or desirable terms, if at all. GENBAND's failure to license the proprietary rights on a timely basis would harm its business.

        GENBAND may also be subject to employment claims in connection with employee terminations. In addition, companies in GENBAND's industry whose employees accept positions with GENBAND may claim that it has engaged in unfair hiring practices. These claims may result in material litigation.

GENBAND could incur substantial costs defending itself or its employees against those claims, regardless of their merits, as well as potentially be subject to injunctions that could be materially adverse to its business. Further, defending itself from those types of claims could divert GENBAND's management's attention from its operations.

        If GENBAND is party to material litigation and if the defenses GENBAND claims are ultimately unsuccessful, or if GENBAND is unable to achieve a favorable settlement, GENBAND could be liable for large damage awards that could have a material adverse effect on its business and consolidated financial statements.

Current economic conditions have been and may continue to be materially adverse to GENBAND's business and results of operations.

        GENBAND is unable to predict the duration of current economic conditions or their effects on its business and results of operations, but such effects have been and may continue to be materially adverse to GENBAND's results of operations. Economic conditions worldwide have contributed to equipment purchasing slowdowns in the telecommunications and networking industries, particularly in the wireline sector. Some of GENBAND's customers have cancelled or delayed, and may continue to cancel or delay, spending on the development or roll-out of capital and technology projects due to current economic conditions and, consequently, such have materially adversely affected GENBAND's results of operations. In addition, current economic conditions have made it increasingly difficult for GENBAND to accurately forecast future product demand, bookings and revenue.

Failure or circumvention of GENBAND's controls and procedures could impair its ability to report accurate financial results and could seriously harm its business.

        Even an effective internal control system, no matter how well designed, has inherent limitations—including the possibility of the circumvention or overriding of controls—and therefore, can provide only reasonable assurance with respect to financial statement preparation. The failure or circumvention of GENBAND's controls, policies and procedures could impair GENBAND's ability to report accurate financial results and could have a material adverse effect on GENBAND's business and consolidated financial statements.

GENBAND is exposed to fluctuations in currency exchange rates that could negatively impact its financial results and cash flows.

        Because a portion of GENBAND's business is conducted outside the United States, GENBAND faces exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve, and they could have a material adverse impact on GENBAND's financial results and cash flows. An increase in the value of the dollar could increase the real cost to GENBAND's customers of its products in those markets outside the United States where GENBAND often sells in dollars, and a weakened dollar could increase the cost of local operating expenses and procurement of raw materials from sources outside the United States.

Consolidation in the telecommunications industry could harm GENBAND's business.

        The telecommunications industry, including many of GENBAND's customers, has experienced consolidation, and GENBAND expects this trend to continue. Consolidation among GENBAND's customers may cause delays or reductions in capital expenditure plans and/or increased competitive pricing pressures as the number of available customers declines and the relative purchasing power of customers increases in relation to suppliers. Any of these factors could adversely affect GENBAND's business.

Man-made problems, such as computer viruses, hacking or terrorism, and natural disasters may disrupt GENBAND's operations and harm its operating results.

        Despite GENBAND's implementation of network security measures, GENBAND's servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with GENBAND's computer systems. Any attack on GENBAND's servers could have a material adverse effect on its business and consolidated financial statements. Additionally, the information systems of GENBAND's customers could be compromised due to computer viruses, break-ins and hacking, which could lead to unauthorized tampering with GENBAND's products and may result in, among other things, the disruption of its customers' business, errors or defects occurring in the software due to such unauthorized tampering, and GENBAND's products not operating as expected after such unauthorized tampering. Such consequences could affect its reputation and have a material adverse effect on its business and consolidated financial statements. Efforts to limit the ability of malicious third parties to disrupt the operations of the Internet or undermine GENBAND's own security efforts may be met with resistance. In addition, the continued threat of terrorism and heightened security and military action in response to this threat, or any future acts of terrorism, may cause further disruptions to the economies of the United States and other countries and create further uncertainties or otherwise materially harm GENBAND's business and consolidated financial statements. Likewise, events such as work stoppages or widespread blackouts could have similar negative impacts. Such disruptions or uncertainties could result in delays or cancellations of customer orders or the manufacture or shipment of GENBAND's products and have a material adverse effect on its business and consolidated financial statements.

        GENBAND's encryption of data and other protective measures may not prevent unauthorized access to or use of sensitive data. A breach of a system may subject GENBAND to material losses or liability to its customers. A misuse of such data or a cybersecurity breach could harm GENBAND's reputation and deter customers from using GENBAND's products and services specifically, thus reducing GENBAND's revenue. In addition, any such misuse or breach could cause GENBAND to incur costs to correct the breaches or failures, expose GENBAND to uninsured liability, increase GENBAND's risk of regulatory scrutiny, subject GENBAND to lawsuits, and result in the imposition of material penalties and fines under state and federal laws or by the payment networks. While GENBAND maintains insurance coverage that may, subject to policy terms and conditions, cover certain aspects of cyber risks, GENBAND's insurance coverage may be insufficient to cover all losses.

        Natural catastrophic events, such as earthquakes, fire, floods, or tornadoes, may also affect GENBAND's or its customers' operations and could have a material adverse effect on GENBAND's business.

A breach of the security of GENBAND's information systems or those of its third-party providers could adversely affect GENBAND's operating results.

        GENBAND relies upon the security of its information systems and, in certain circumstances, those of its third-party providers, such as vendors, consultants and contract manufacturers, to protect its sensitive or proprietary information and information of its customers. Despite its security procedures and those of its third-party providers, GENBAND's information systems and those of its third-party providers are vulnerable to threats such as computer hacking, cyber-terrorism or other unauthorized attempts by third parties to access, modify or delete GENBAND's or its customers' sensitive or proprietary information. Such cyberattacks and other cyber incidents are occurring more frequently, are constantly evolving, are becoming more sophisticated and can take many forms. Information technology system failures, including a breach of GENBAND's or its third-party providers' data security measures through a cyberattack, other cyber incident or otherwise, or the theft or loss of laptops, other mobile devices or electronic records used to back up GENBAND's systems or its third-party providers' systems, could result in a disclosure of customer, employee, or its information or otherwise disrupt its ability to function in the normal course of business by potentially causing, among other things, delays in the fulfillment or cancellation of customer orders or disruptions in the manufacture or shipment of products or delivery of services, any of which could have a material adverse effect on GENBAND's operating results. These types of security breaches could also create exposure to lawsuits, regulatory investigations, increased legal liability and/or reputational damage. Such consequences could be exacerbated if GENBAND or its third-party providers are unable to adequately recover critical systems following a systems failure. Due to the constantly evolving nature of these security threats, the form and impact of any future incident cannot be predicted.

The loss of key personnel could disrupt and adversely affect GENBAND's business.

        GENBAND's business depends upon the continued efforts, abilities and expertise of its corporate and divisional executive teams. There can be no assurance that these individuals will remain with GENBAND. GENBAND depends, to a large extent, on the abilities and participation of its current executive and management teams. GENBAND cannot provide assurance that the services of the members of these teams will continue to be available to it. The loss of the services of members of these teams, for any reason, may have a material adverse effect on GENBAND's business and prospects.

GENBAND may face risks associated with its international operations that could impair GENBAND's ability to grow its international revenues. If GENBAND fails to manage the operational and financial risks associated with its international operations, it could have a material adverse effect on its business and consolidated financial statements.

        International operations are a significant part of GENBAND's business, and such operations will continue to require significant management attention and financial resources to successfully develop direct and indirect international sales and support channels. In addition, GENBAND's international operations are subject to other inherent risks, including reliance on channel partners; greater difficulty collecting accounts receivable and longer collection cycles; difficulties and costs of staffing and managing international operations; impacts of differing technical standards outside of the United States; compliance with international trade, customs and export control regulations; reduced protection for intellectual property rights in some countries; foreign government regulations limiting or prohibiting potential sales or increasing the cost of doing business in such markets, including reversals or delays in the opening of foreign markets to new competitors or the introduction of new technologies; challenging pricing environments in highly competitive new markets; foreign currency exchange controls, restrictions on repatriation of cash and changes in currency exchange rates; potentially adverse tax consequences; and/or political, social and economic instability, including as a result of the fragility of global financial markets, health pandemics or epidemics and/or acts of war or terrorism.

        GENBAND's international revenue, both as a percentage of total revenue and absolute dollars, may vary from one period to the next, and accordingly, current data may not be indicative of future periods. If GENBAND is unable to support its business operations in international and emerging markets while balancing the higher operational and financial risks associated with these markets, its business and consolidated financial statements could be harmed.

        In addition, GENBAND may not be able to develop international market demand for its products, which could impair its ability to grow its revenues. In many international markets, long-standing relationships between potential customers and their local suppliers and protective regulations, including local content requirements and approvals, create barriers to entry. GENBAND has limited experience marketing, distributing and supporting its products in certain international locations and, to do so, it expects that it will need to develop versions of its products that comply with local standards. Moreover, difficulties in foreign financial markets and economies and of foreign financial institutions, particularly in emerging markets, could adversely affect demand from customers in the affected countries.

GENBAND's business and operations in the United Kingdom are exposed to potential disruptions and uncertainty relating to Brexit.

        On June 23, 2016, the U.K. voted to leave the European Union (E.U.) (referred to as Brexit), which could cause disruptions to and create uncertainty surrounding GENBAND's business and operations in the United Kingdom, including affecting relationships with existing and future customers, suppliers and employees. The effects of Brexit will depend on any agreements the U.K. makes to retain access to E.U. markets either during a transitional period or more permanently. The measures could potentially disrupt the markets GENBAND serves and the tax jurisdictions in which GENBAND operates and adversely change tax benefits or liabilities in these or other jurisdictions. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the U.K. determines which E.U. laws to replace or replicate.

GENBAND is exposed to the credit risk of some of its customers and to credit exposures in fragile financial markets, which could result in material losses.

        Due to GENBAND's reliance on significant customers, GENBAND is dependent on the continued financial strength of its customers. If one or more of its significant customers experience financial difficulties, it could result in uncollectable accounts receivable and a loss of significant customers and anticipated revenue.

        Nearly all of GENBAND's sales are subject to managed credit limits, with typical payment terms of immediate to 90 days. GENBAND monitors individual customer payment capability in granting such credit limits, seeking to limit such credit to amounts GENBAND believes its customers can pay and maintain reserves it believes are adequate to cover exposure for doubtful accounts. However, there can be no assurance that GENBAND's credit customers will pay the amounts they owe to it or that the reserves GENBAND maintains will be adequate to cover such credit exposure. GENBAND's customers' failure to pay and/or its failure to maintain sufficient reserves could have a material adverse effect on GENBAND's consolidated financial statements. Additionally, in the event that turmoil in the credit markets makes it more difficult for some customers to obtain financing, those customers' ability to pay could be adversely impacted, which in turn could have a material adverse impact on GENBAND's business and consolidated financial statements.

GENBAND is subject to governmental export and import controls that could subject it to liability or impair its ability to compete in international markets.

        Certain of GENBAND's products are subject to export controls and may be exported only with the required export license or through an export license exception. If GENBAND were to fail to comply with export licensing, customs regulations, economic sanctions and other laws, GENBAND could be subject to substantial civil and criminal penalties, including fines for GENBAND and incarceration for responsible employees and managers, and the possible loss of export or import privileges. In addition, if its distributors fail to obtain appropriate import, export or re-export licenses or permits, GENBAND may also be adversely affected through reputational harm and penalties. Obtaining the necessary export license for a particular sale may be time-consuming and may result in the delay or loss of sales opportunities.

        Furthermore, export control laws and economic sanctions prohibit the shipment of certain products to embargoed or sanctioned countries, governments and persons. While GENBAND trains its employees to comply with these regulations, GENBAND cannot assure that a violation will not occur, whether knowingly or inadvertently. Any such shipment could have negative consequences including government investigations, penalties, fines, civil and criminal sanctions, and reputational harm. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased ability to export or sell GENBAND's products to existing or potential customers with international operations. Any limitation on GENBAND's ability to export or sell its products could adversely affect its business, financial condition and results of operations.

Any changes to existing accounting pronouncements or taxation rules or practices may cause adverse fluctuations in GENBAND's reported results of operations or affect how GENBAND conducts its business.

        A change in accounting pronouncements or taxation rules or practices can have a significant effect on GENBAND's reported results and may affect its reporting of transactions completed before the change is effective. New accounting pronouncements, taxation rules and varying interpretations of accounting pronouncements or taxation rules have occurred in the past and may occur in the future. The change to existing rules, future changes, if any, or the need for GENBAND to modify a current tax position may adversely affect GENBAND's reported financial results or the way GENBAND conducts its business. For example, a new revenue recognition standard was issued in 2014 that will be effective for publicly registered companies in 2018, and it is possible that the adoption of this new standard may have a material impact on GENBAND's consolidated financial statements.

GENBAND's acquisitions subject it to a variety of risks that could harm its business.

        GENBAND reviews and completes selective acquisition opportunities. There can be no assurances that GENBAND will be able to complete suitable acquisitions for a variety of reasons, including the identification of and competition for acquisition targets, the need for regulatory approvals, the inability of the parties to agree to the structure or purchase price of the transaction and GENBAND's inability to finance the transaction on commercially acceptable terms. In addition, any completed acquisition will subject GENBAND to a variety of other risks. In particular, GENBAND may need to allocate substantial operational, financial and management resources in integrating new businesses, technologies and products, and management may encounter difficulties in integrating the operations, personnel or systems of the acquired businesses; acquisitions may have a material adverse effect on GENBAND's business relationships with existing or future merchants or distribution partners, in particular, to the extent GENBAND consummates acquisitions that increase its sales and distribution capabilities; GENBAND may assume substantial actual or contingent liabilities, known and unknown; acquisitions may not meet GENBAND's expectations of future financial performance; GENBAND may experience delays or reductions in realizing expected synergies or benefits; GENBAND may incur substantial unanticipated costs or encounter other problems associated with acquired businesses or devote time and capital investigating a potential acquisition and not complete the transaction; GENBAND may be unable to achieve its intended objectives for the transaction; and GENBAND may not be able to retain the key personnel, customers and suppliers of the acquired business.

        Additionally, GENBAND may be unable to maintain uniform standards, controls, procedures and policies as GENBAND attempts to integrate the acquired businesses, and this may lead to operational inefficiencies. These factors related to GENBAND's acquisition strategy, among others, could have a material adverse effect on its business, financial condition and results of operations.

PARTIES TO THE MERGER AGREEMENT

Sonus Networks, Inc. (Sonus)

        Sonus Networks, Inc., a Delaware corporation, helps the world's leading communications service providers and enterprises embrace the next generation of Session Initiation Protocol and 4G/LTE (Long Term Evolution)-based solutions, including Voice over Internet Protocol, Voice over WiFi, video and Unified Communications by securing and enabling reliable and scalable Internet Protocol networks. With customers around the globe and 20 years of experience transforming networks to IP, Sonus enables service providers and enterprises to capture and retain users and generate significant related return on investment. Sonus products include session border controllers, diameter signaling controllers, and VoWiFi solutions, which are supported by a global services team with experience in design, deployment and maintenance of some of the world's largest IP networks.

        The address and telephone number of the principal executive offices of Sonus Networks, Inc. are 4 Technology Park Drive, Westford, Massachusetts 01886 and (978) 614-8100.

Solstice Sapphire Investments, Inc. (New Solstice)

        Solstice Sapphire Investments, Inc., a Delaware corporation, is a wholly owned subsidiary of Sonus formed solely for the purpose of implementing the transactions contemplated by the merger agreement. Upon the consummation of the transactions contemplated by the merger agreement, New Solstice will succeed to and continue to operate, directly or indirectly, the then existing businesses of Sonus, GENBAND, GB and GB II. New Solstice will become a publicly traded corporation, and former Sonus stockholders and former GENBAND party shareholders will own stock in New Solstice. New Solstice has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

        The address and telephone number of the principal executive offices of New Solstice are 4 Technology Park Drive, Westford, Massachusetts 01886 and (978) 614-8100.

Solstice Sapphire, Inc. (Solstice Merger Sub)

        Solstice Sapphire, Inc. is a Delaware corporation and a wholly owned subsidiary of New Solstice formed solely for the purpose of implementing the transactions contemplated by the merger agreement. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

        The address and telephone number of the principal executive offices of Solstice Merger Sub are 4 Technology Park Drive, Westford, Massachusetts 01886 and (978) 614-8100.

Green Sapphire LLC (GB Merger Sub)

        Green Sapphire LLC is a Delaware limited liability company and a wholly owned subsidiary of New Solstice formed solely for the purpose of implementing the transactions contemplated by the merger agreement. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

        The address and telephone number of the principal executive offices of GB Merger Sub are 4 Technology Park Drive, Westford, Massachusetts 01886 and (978) 614-8100.

Green Sapphire Investments LLC (Cayman Merger Sub)

        Green Sapphire Investments LLC is a Delaware limited liability company and a wholly owned subsidiary of New Solstice formed solely for the purpose of implementing the transactions contemplated by the merger agreement. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

        The address and telephone number of the principal executive offices of Cayman Merger Sub are 4 Technology Park Drive, Westford, Massachusetts 01886 and (978) 614-8100.

GENBAND Holdings Company (GENBAND)

        GENBAND Holdings Company, through its wholly owned operating subsidiaries, creates rapid communications and applications for service providers, enterprises, independent software vendors, system integrators and developers globally. GENBAND's real time communications solutions help its customers connect people to each other and address the growing demands of today's consumers and businesses. GENBAND's comprehensive solutions suite empowers its customers, which include a number of major telecommunications service providers, to enrich their service offerings with real time contextual communications to provide a richer, more engaging user experience.

        GENBAND is a leader in the production of real time communications software solutions and maintains a product portfolio that facilitates customers in providing reliable new services to the market, allowing them to effectively compete in the marketplace. To support customers in achieving such success, GENBAND offers a wide range of customer care services to provide comprehensive support strategy for all of its products, applications and solutions.

        Following the restructuring and recapitalization of GB in 2010, GENBAND became the holder of all of the membership interests in GENBAND US LLC, GENBAND's primary operating subsidiary, and OEP became the holder of a majority stake in GENBAND.

        GENBAND completed a recapitalization on December 19, 2012 when it (i) eliminated stock series designations and (ii) issued a new class of capital stock to OEP designated as GENBAND's Class C shares.

        On April 3, 2012, GENBAND completed the acquisition of Aztek Networks, Inc., a technology company that built consolidation and network migration solutions for service providers. On July 10, 2013, a wholly owned subsidiary of GENBAND completed the acquisition of Ventraq, Inc., a provider of data integration and dynamic meditation software. On September 11, 2013, a wholly owned subsidiary of GENBAND completed the acquisition of fringland Ltd., a mobile IP communications service provider. Additionally, in 2014, a wholly owned subsidiary of GENBAND completed the acquisition of uReach Technologies, Inc., a supplier of voice, video and unified messaging solutions and services in North America.

        GENBAND, formerly named General Bandwidth, was founded in 1999 as a media gateway vendor. Currently, GENBAND operates in over 80 countries and, as of August 31, 2017, employs approximately 1,400 individuals globally. GENBAND is led by an experienced executive team that specializes in network communications, technology and related businesses. For the year ended December 31, 2016, GENBAND had revenue of approximately $427 million.

        Upon the consummation of the transactions contemplated by the merger agreement, Cayman Merger Sub will merge with and into GENBAND and GENBAND will continue to exist as a wholly owned subsidiary of New Solstice.

        GENBAND shares are not listed on an exchange or quoted on any automated services, and there is no established trading market for GENBAND shares.

        The address and telephone number of the principal executive offices of GENBAND are 3605 E. Plano Parkway, Plano, Texas 75074 and (972) 461-7555.

GENBAND Inc. (GB)

        GENBAND Inc. is a Delaware corporation and was incorporated on June 3, 1999 under the name General Bandwidth, Inc. GB is solely utilized as a holding company for GENBAND. It does not currently carry on any activities or operations, except for those incidental to the management of GENBAND.

        On April 23, 2007, GB completed the acquisition of a division of Tekelec, a networks application company that assisted in the transition to IP Multimedia Subsystem networks for global service providers. In 2008, GB acquired NextPoint Networks, Inc., a leader in carrier grade security solutions.

        In 2009, GB entered into an agreement to restructure and recapitalize the company to obtain equity financing and complete the consummation of an asset purchase from Nortel Networks Corporation and various related entities (which we refer to collectively as Nortel). On December 22, 2009, GB entered into definitive asset sale agreement with Nortel, pursuant to which GB agreed to acquire Nortel's Carrier VoIP and Applications Solutions Business. In order to finance such transaction, OEP and certain major shareholders agreed to provide equity and debt financing pursuant to a definitive Stock Purchase Agreement, through which OEP received shares representing 72.5% of GB's fully diluted capital stock. All outstanding shares of preferred stock were reclassified and converted into common stock.

        Upon the consummation of the transactions contemplated by the merger agreement, GB will merge with and into GB Merger Sub, and thereafter GB Merger Sub will continue to exist as a direct wholly owned subsidiary of New Solstice.

        GB's common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of GB common stock.

        The address and telephone number of the principal executive offices of GB are 3605 E. Plano Parkway, Plano, Texas 75074 and (972) 461-7555.

GENBAND II, Inc. (GB II)

        GENBAND II, Inc. is a Delaware corporation and was incorporated on July 25, 2005. GB II is solely utilized as a holding company for GENBAND. It does not currently carry on any activities or operations, except for those incidental to the management of GENBAND.

        In 2010, GENBAND acquired Cedar Point Communications, Inc. (which we refer to as Cedar Point), a global provider of IP switching solutions for cable operators. In 2011, a merger was consummated between Cedar Point and GB II, with GB II continuing as the surviving corporation.

        Upon the consummation of the transactions contemplated by the merger agreement, GB II will merge with and into GB Merger Sub, and thereafter GB Merger Sub will continue to exist as a direct wholly owned subsidiary of New Solstice.

        GB II's common stock is not listed on an exchange or quoted on any automated services, and there is no established trading market for shares of GB II common stock.

        The address and telephone number of the principal executive offices of GB II are 3605 E. Plano Parkway, Plano, Texas 75074 and (972) 461-7555.

 THE SONUS SPECIAL MEETING

        This section contains information about the Sonus special meeting that has been called for Sonus stockholders to consider and vote on the Sonus merger proposal, the Sonus governance-related proposals, the Sonus adjournment proposal (if it is necessary to solicit additional proxies if there are not sufficient votes to adopt the Sonus merger proposal and the Sonus governance-related proposals) and the Sonus executive compensation proposal.

        This joint proxy statement/prospectus is being furnished to the stockholders of Sonus in connection with the solicitation of proxies by the Sonus board for use at the Sonus special meeting. Sonus is first mailing this joint proxy statement/prospectus and accompanying proxy card to its stockholders on or about September 22, 2017.

Date, Time and Place

        A special meeting of the stockholders of Sonus will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109 on October 26, 2017, at 10:00 a.m., Eastern time, unless the special meeting is adjourned.

Purpose

        At the special meeting, Sonus stockholders will be asked to consider and vote upon the following matters:

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  the Sonus merger proposal;

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  the Sonus governance-related proposals;

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  the Sonus adjournment proposal; and

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  the Sonus executive compensation proposal.

Recommendation of the Sonus Board

        The Sonus board has (i) approved the merger agreement and the consummation of the transactions contemplated thereby, including the Sonus merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated thereby, including the Sonus merger, are advisable, fair to, and in the best interests of, Sonus and its stockholders, (iii) directed that the Sonus merger and the merger agreement be submitted to Sonus stockholders for approval and adoption, (iv) recommended that Sonus stockholders approve the Sonus merger and adopt the merger agreement, and (v) declared that the merger agreement is advisable.

        The Sonus board unanimously recommends that Sonus stockholders vote:

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  "FOR" the Sonus merger proposal;

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  "FOR" each of the Sonus governance-related proposals;

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  "FOR" the Sonus adjournment proposal; and

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  "FOR" the Sonus executive compensation proposal.

        See the sections entitled "The Mergers—Recommendation of the Sonus Board; Sonus' Reasons for the Mergers" beginning on page 124 of this joint proxy statement/prospectus.

        Sonus stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, the proposed transactions and certain compensation arrangements for Sonus' named executive officers and directors in connection with the mergers. In addition, Sonus stockholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote

        Only holders of record of shares of Sonus common stock at the close of business on the Sonus record date (August 30, 2017) will be entitled to vote shares held at that date at the Sonus special meeting or any adjournments thereof. Each outstanding share of Sonus common stock entitles its holder to cast one vote.

        As of the close of business on the Sonus record date, there were 51,770,801 shares of Sonus common stock outstanding (which includes 2,062,419 unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes) and entitled to vote at the Sonus special meeting.

Quorum

        Holders of a majority of the shares of Sonus common stock issued and outstanding and entitled to vote at the Sonus special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the Sonus special meeting may adjourn the meeting to another place, date or time. As of the record date for the Sonus special meeting, 25,885,401 shares of Sonus common stock will be required to achieve a quorum.

        Holders of shares of Sonus common stock present at the Sonus special meeting but not voting, and shares of Sonus common stock for which Sonus has received proxies indicating that their holders have abstained, will be counted as present at the Sonus special meeting for purposes of determining whether a quorum is established.

        Brokers, banks and other nominees have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker, bank or other nominee on behalf of its customer, the beneficial owner—on routine matters, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a non-routine matter because the broker, bank or other nominee has not received voting instructions from the beneficial owner and the broker, bank or other nominee lacks discretionary authority to vote the shares because of the non-routine nature of the matter. Broker non-votes with respect to a matter are not counted as shares entitled to vote with respect to that matter and do not affect the voting results on that matter (unless the required vote is a percentage of all outstanding shares). Because brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this joint proxy statement/prospectus, if a beneficial owner of shares of Sonus common stock held in "street name" does not give voting instructions to the broker, bank, nominee or other holder of record, then those shares will not be voted as to any of the proposals described in this joint proxy statement/prospectus and will have the same effect as voting "AGAINST" the proposal to adopt the merger agreement and approve the Sonus merger, and will have no effect on the outcome of the vote to approve the Sonus governance-related proposals, any vote to approve the Sonus adjournment proposal or the vote to approve the Sonus executive compensation proposal. Similarly, because none of the proposals are discretionary, it is anticipated that shares held in "street name" with respect to which the beneficial owner does not provide voting instructions will not be represented at the Sonus special meeting and, accordingly, such shares will not be counted as shares present for purposes of determining the presence of a quorum. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read this joint proxy statement/prospectus carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.

Vote Required

Sonus Merger Proposal

        Approval of the Sonus merger proposal requires the affirmative vote of holders of a majority of the shares of Sonus common stock outstanding and entitled to vote. Accordingly, a Sonus stockholder's failure to submit a proxy card or to vote in person at the Sonus special meeting, an abstention from voting, or the failure of a Sonus stockholder who holds his or her shares in "street name" through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee, will have the same effect as voting "AGAINST" the Sonus merger proposal.

Sonus Governance-Related Proposals

        Approval of each of the Sonus governance-related proposals requires the affirmative vote of holders of a majority of shares of Sonus common stock present in person or represented by proxy and entitled to vote at the Sonus special meeting on such Sonus governance-related proposal. Accordingly, abstentions with respect to any Sonus governance-related proposal will have the same effect as voting "AGAINST" such Sonus governance-related proposal, while shares not in attendance at the Sonus special meeting and broker non-votes (if any) will have no effect on the outcome of the vote on any Sonus governance-related proposal.

Sonus Adjournment Proposal

        Approval of the Sonus adjournment proposal (if necessary to solicit additional proxies if there are not sufficient votes to approve the Sonus merger proposal and the Sonus governance-related proposals) requires the affirmative vote of holders of a majority of shares of Sonus common stock present in person or represented by proxy and entitled to vote at the Sonus special meeting on the Sonus adjournment proposal. Accordingly, abstentions will have the same effect as voting "AGAINST" the Sonus adjournment proposal, while shares not in attendance at the Sonus special meeting and broker non-votes (if any) will have no effect on the outcome of any vote on the Sonus adjournment proposal.

Sonus Executive Compensation Proposal

        In accordance with Rule 14a-21(c) under the Exchange Act, Sonus is providing its stockholders with the opportunity to approve the Sonus executive compensation proposal. Approval of the Sonus executive compensation proposal requires the affirmative vote of holders of a majority of shares of Sonus common stock present in person or represented by proxy and entitled to vote at the Sonus special meeting on the Sonus executive compensation proposal. Accordingly, abstentions will have the same effect as voting "AGAINST" the Sonus executive compensation proposal, while shares not in attendance at the Sonus special meeting and broker non-votes (if any) will have no effect on the outcome of the vote on the Sonus executive compensation proposal.

Voting by Sonus' Directors and Executive Officers

        At the close of business on the Sonus record date, the directors and executive officers of Sonus and certain of their affiliates were entitled to vote approximately 2,674,065 shares of Sonus common stock, or 5.17% of the shares of Sonus common stock outstanding on that date. Approval of the Sonus merger proposal requires the affirmative vote of the holders of a majority of the total issued and outstanding shares of Sonus common stock on the record date. We currently expect that Sonus' directors and executive officers will vote their shares in favor of each of the proposals to be considered at the Sonus special meeting, although none of them has entered into any agreement obligating them to do so.

How to Submit Your Proxy

        Whether you hold shares of Sonus common stock directly as a stockholder of record or beneficially in street name, you may submit your proxy to ensure that your shares are voted at the Sonus special meeting without attending the Sonus special meeting. If you are a holder of record of shares of Sonus common stock, you may submit a proxy in any of the following ways:

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  Submit your proxy by mail.  You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you sign, date and return your proxy card but do not give any instructions on a particular matter described in this joint proxy statement/prospectus, your shares will be voted "FOR" the proposal to adopt the merger agreement and approve the Sonus merger, "FOR" the proposal to adjourn the Sonus special meeting (if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the Sonus merger) and "FOR" the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Sonus' named executive officers in connection with the mergers.

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  Submit your proxy over the Internet.  If you have Internet access, you may submit your proxy by following the instructions set forth on your proxy card. If you submit your proxy over the Internet, please do not return your proxy card.

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  Submit your proxy by telephone.  If you are located in the United States or Canada, you may submit your proxy by telephone by following the instructions set forth on your proxy card. If you submit your proxy by telephone, please do not return your proxy card.

        The ability to submit your proxy by telephone or over the Internet will be available until 11:59 p.m., Eastern time on October 25, 2017.

        If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from such nominee. The availability of submitting your voting instructions by telephone or over the Internet will depend upon their voting procedures.

Voting in Person at the Sonus Special Meeting

        Shares of Sonus common stock held directly in your name as the stockholder of record may be voted in person at the Sonus special meeting. If you choose to attend the Sonus special meeting, please bring the enclosed proxy card and a valid, government-issued photo identification, such as a driver's license, for entrance to the meeting.

        If you hold your shares of Sonus common stock in street name, please bring the voting instruction form you receive from your broker, bank or other nominee and proof of identification for entrance to the meeting. You must also request a legal proxy from your broker, bank or other nominee and bring it to the Sonus special meeting if you would like to vote at the meeting.

Revoking Your Proxy

        You may revoke your proxy and change your vote at any time before the polls close at the Sonus special meeting. You may do this by signing and submitting a new proxy card with a later date, submitting a proxy by telephone or submitting a proxy over the Internet (your latest telephone or Internet proxy is counted) or by attending the Sonus special meeting and voting in person. Attending the Sonus special meeting by itself, however, will not revoke your proxy unless you specifically request it.

Confidential Voting

        Proxy instructions, ballots and voting tabulations that identify individual Sonus stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sonus or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote and to facilitate a successful proxy solicitation. Occasionally, Sonus stockholders provide written comments on their proxy cards, which may be forwarded to Sonus management and the Sonus board.

Solicitation of Proxies

        Sonus will pay the costs of soliciting proxies from Sonus stockholders. Sonus has also engaged Innisfree M&A Incorporated to solicit proxies for the Sonus special meeting from Sonus stockholders, brokers, banks, nominees and other institutions for a fee of approximately $25,000, plus reasonable out-of-pocket expenses. In addition to soliciting proxies by mail, by telephone and via the Internet, Sonus' directors, executive officers and other employees may solicit proxies, either personally or by other electronic means, on Sonus' behalf, without additional compensation, other than the time expended and communications charges in making such solicitations. Sonus will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. Sonus will reimburse such brokerage houses and other persons for their reasonable expenses in connection with forwarding proxy and solicitation materials to the beneficial owners of Sonus common stock and in obtaining voting instructions from such beneficial owners.

Assistance

        If you need assistance in completing your proxy card or have questions regarding Sonus' special meeting, please contact Innisfree M&A Incorporated, the proxy solicitor for Sonus, by mail at 501 Madison Avenue, 20th Floor, New York, New York 10022, or by telephone at (888) 750-5834 (toll free) or (212) 750-5833 (collect).

SONUS PROPOSALS

Sonus Merger Proposal

        Pursuant to Section 251 of the DGCL, Sonus is submitting the Sonus merger and the merger agreement to its stockholders at the Sonus special meeting, at which the Sonus merger and the merger agreement will be considered and a vote taken on a proposal for their approval and adoption.

        For a summary of the Sonus merger, the merger agreement and the business combination, including the background of the mergers, Sonus' reasons for the transactions, the opinions of Sonus' financial advisor and related matters, see the sections entitled "The Mergers" and "The Merger Agreement" beginning on pages 107 and 191, respectively, of this joint proxy statement/prospectus.

THE SONUS BOARD UNANIMOUSLY RECOMMENDS THAT SONUS STOCKHOLDERS VOTE "FOR" THE SONUS MERGER PROPOSAL.

Sonus Governance-Related Proposals

        Sonus is asking its stockholders to approve the following proposals relating to certain governance and other provisions in the New Solstice charter that will be applicable to New Solstice stockholders upon consummation of the mergers and that give effect to the stockholders agreement. In the merger agreement, Sonus and GENBAND agreed that New Solstice and Sonus, as the sole stockholder of New Solstice prior to the Sonus merger, will take all requisite action to cause the proposed form of New Solstice charter and the proposed form of amended and restated bylaws of New Solstice to be effective prior to the Sonus merger. The New Solstice charter will differ in material respects from Sonus' charter, as described in the following Sonus governance-related proposals.

        Each of the five Sonus governance-related proposals is cross-conditioned upon the approval by Sonus stockholders of the Sonus merger proposal and each other Sonus governance-related proposal, and completion of the mergers is cross-conditioned on the approval by Sonus stockholders of each of the Sonus governance-related proposals. None of the actions contemplated by the Sonus governance-related proposals will proceed if the Sonus merger proposal or any of the Sonus governance-related proposals is not approved by Sonus stockholders. As a result, a vote against any of the Sonus governance-related proposals effectively will be a vote against adoption of the merger agreement and the transactions contemplated by the merger agreement. If the Sonus merger proposal is approved, failure to gain stockholder approval for any of the Sonus governance-related proposals could cause the mergers not to close or to close later than expected, and/or could cause Sonus to incur substantial costs and expenses. If the mergers are completed, the provisions of the New Solstice charter and New Solstice's amended and restated bylaws, including the terms of the shares of New Solstice common stock, will become applicable to Sonus stockholders who continue as New Solstice stockholders as a result of the mergers regardless of whether they vote in favor of the Sonus merger or any of the Sonus governance-related proposals.

        The form of the New Solstice charter and the form of stockholders agreement are attached to this joint proxy statement/prospectus as Annexes F and I, respectively, and Sonus encourages its stockholders to read the following proposals together with Annexes F and I. The provisions to which these proposals relate are summarized under "Description of New Solstice Capital Stock," "Comparison of Stockholder Rights" and "Other Related Agreements—Principal Stockholders Agreement" in this joint proxy statement/prospectus.

Proposal A: Provisions Related to the Amount and Classes of Authorized Stock

        Under the New Solstice charter, New Solstice will have authority to issue 240,000,000 shares of common stock and 10,000,000 shares of preferred stock, which is a larger number of authorized shares than authorized under Sonus' current charter. Under Sonus' charter, Sonus is authorized to issue 120,000,000 shares of common stock and 5,000,000 shares of preferred stock.

        The increased amount of authorized shares of New Solstice common stock will provide greater flexibility in the capital structure of the combined company following the mergers by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the New Solstice board of directors in the future. The increased amount of authorized shares of New Solstice preferred stock will give the New Solstice board of directors the same power granted to the Sonus board in its parallel blank check preferred stock provision, but with respect to a larger number of shares. Consistent with the authority of the Sonus board of directors under Sonus' charter, the New Solstice board of directors will have broad power to establish the rights and preferences of any shares of preferred stock that New Solstice may issue in the future.

THE SONUS BOARD UNANIMOUSLY RECOMMENDS THAT SONUS STOCKHOLDERS VOTE "FOR" THIS SONUS GOVERNANCE-RELATED PROPOSAL.

Proposal B: Provisions Related to Board Size and Composition

        Under the New Solstice charter, the size of the New Solstice board of directors must be established by the New Solstice board in accordance with the requirements of the stockholders agreement, which in turn will require that the size of the New Solstice board of directors be set at nine so long as the OEP Stockholders continue to own at least 10% of the shares of New Solstice common stock issued to them pursuant to the mergers. In addition, the stockholders agreement will give OEP Stockholders the following rights to designate New Solstice directors:

  •
  for so long as the OEP Stockholders beneficially own at least 80% of the shares of New Solstice common stock beneficially owned in the aggregate on the date of the stockholders agreement, the OEP Stockholders will have the right to nominate five New Solstice board members, of which at least two must be independent directors;

  •
  from and after the first time that the OEP Stockholders beneficially own less than 80% of the shares of New Solstice common stock beneficially owned in the aggregate on the date of the stockholders agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to four New Solstice board members, of which at least one must be an independent director;

  •
  from and after the first time that the OEP Stockholders beneficially own less than 70% of the shares of New Solstice common stock beneficially owned in the aggregate on the date of the stockholders agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to three New Solstice board members, of which at least one must be an independent director;

  •
  from and after the first time that the OEP Stockholders beneficially own less than 50% of the shares of New Solstice common stock beneficially owned in the aggregate on the date of the stockholders agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to two New Solstice board members, neither of whom need be an independent director;

  •
  from and after the first time that the OEP Stockholders beneficially own less than 30% of the shares of New Solstice common stock beneficially owned in the aggregate on the date of the stockholders agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to one New Solstice board member, who does not need to be an independent director; and

  •
  upon the first date that the OEP Stockholders beneficially own less than 10% of the shares of New Solstice common stock they beneficially owned as of the date of the stockholders agreement, the OEP Stockholders will have no board designation rights and New Solstice may require any designees of the OEP Stockholders to resign from the New Solstice board.

        In contrast, Sonus' bylaws provide that the number of directors may be determined from time to time by resolution adopted by the board of directors and Sonus stockholders do not have the right to designate Sonus directors.

THE SONUS BOARD UNANIMOUSLY RECOMMENDS THAT SONUS STOCKHOLDERS VOTE "FOR" THIS SONUS GOVERNANCE-RELATED PROPOSAL.

Proposal C: Provisions Related to Removal of Directors

        The New Solstice charter will provide that, subject to the stockholders agreement (for so long as the stockholders agreement is in effect), directors may be removed from office at any time, (i) for cause by the affirmative vote of the holders of a majority of voting power of the shares of New Solstice stock entitled to vote for the election of directors, voting together as a single class, or (ii) without cause by (a) subject to clause (b), the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of New Solstice stock entitled to vote for the election of directors, voting together as a single class or (b) in the event recommended by at least two-thirds of the total number of authorized directors, including the approval of a majority of the independent directors (as such term is defined in the stockholders agreement), the affirmative vote of the holders of a majority of the voting power of the shares of New Solstice stock entitled to vote for the election of directors, voting as a single class.

        In contrast, Sonus' charter provides that any directors may be removed from office at any time, with or without cause only by the affirmative vote of the holders of 66 2/3% of the shares of Sonus' stock entitled to vote for the election of directors.

THE SONUS BOARD UNANIMOUSLY RECOMMENDS THAT SONUS STOCKHOLDERS VOTE "FOR" THIS SONUS GOVERNANCE-RELATED PROPOSAL.

Proposal D: Provisions Granting Preemptive Rights to the OEP Stockholders

        Under the New Solstice charter, New Solstice must take certain actions in a manner consistent with the stockholders agreement. Pursuant to the stockholders agreement, for so long as the OEP Stockholders have a right to designate two or more board designees, each OEP Stockholder will have the right to purchase (in accordance with its pro rata portion) any new voting shares of New Solstice to be issued. Notwithstanding the foregoing, the following new issuances will not trigger any preemptive rights: (i) shares issued to employees, consultants, officers and directors of New Solstice, pursuant to any arrangement approved by the board or its compensation committee; (ii) shares issued as consideration in the acquisition of another business or assets of another person by New Solstice by merger or purchase of the assets or shares, reorganization or otherwise; (iii) shares issued pursuant to any rights or agreements, including convertible securities, options and warrants, provided, that either (x) the initial sale or grant by New Solstice of such rights or agreements shall have been subject to the preemptive rights under the stockholders agreement, or (y) such rights or agreements existed prior to the closing date of the Sonus merger (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the closing of the mergers, with the effect of increasing the percentage of New Solstice's fully-diluted shares underlying such rights agreement shall not be included); (iv) shares issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by New Solstice; (v) warrants issued to a lender in a bona fide debt financing; (vi) shares registered under the Securities Act that are issued in an underwritten public offering; (vii) any right, option, or warrant to acquire any security convertible into the securities excluded pursuant to clauses (i) through (vi) above; (viii) any issuance by a subsidiary of New Solstice to New Solstice or a wholly owned subsidiary of New Solstice; and (ix) any issuance as to which the OEP Majority Interest (on behalf of the OEP Stockholders) elects to waive the preemptive rights pursuant to the stockholders agreement.

        Sonus stockholders do not have preemptive rights.

THE SONUS BOARD UNANIMOUSLY RECOMMENDS THAT SONUS STOCKHOLDERS VOTE "FOR" THIS SONUS GOVERNANCE-RELATED PROPOSAL.

Proposal E: Provisions Relating to Section 203 of the DGCL

        Pursuant to the New Solstice charter, New Solstice will expressly elect not to be governed by the provisions of Section 203 of the DGCL. Instead, the New Solstice charter will provide that, notwithstanding any other provisions of the DGCL or the New Solstice charter, New Solstice shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless: (i) the New Solstice board has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by two-thirds of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, and by a majority of the independent directors (as defined in the stockholders agreement).

        The foregoing restriction will not apply if (i) a stockholder becomes an interested stockholder inadvertently and (a) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (b) would not, at any time within the three-year period immediately prior to a business combination between New Solstice and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or (ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice of a proposed transaction which (a) constitutes one of the transactions described in clause (A), (B) or (C) below; (b) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the New Solstice board; and (c) is approved or not opposed by a majority of the New Solstice board then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

        The proposed transactions referred to in the preceding paragraph are limited to (A) a merger or consolidation of New Solstice (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders is required); (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of New Solstice or of any of its direct or indirect majority-owned subsidiaries (other than to any direct or indirect wholly owned subsidiary or to New Solstice) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of New Solstice determined on a consolidated basis or the aggregate market value of all the outstanding stock of New Solstice; or (C) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of New Solstice. New Solstice will give not less than 20 days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause (A) or (B) above.

        Sonus has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Sonus.

        For additional information on Section 203 of the DGCL, see "Description of New Solstice Capital Stock—Stockholder Action; Special Meetings of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Supermajority Voting; Section 203 of the DGCL"

and "Comparison of Stockholder Rights—Comparison of Sonus Stockholder Rights—Business Combination or Anti-Takeover Statutes."

THE SONUS BOARD UNANIMOUSLY RECOMMENDS THAT SONUS STOCKHOLDERS VOTE "FOR" THIS SONUS GOVERNANCE-RELATED PROPOSAL.

Sonus Adjournment Proposal

        This proposal would permit Sonus, if necessary, to adjourn the Sonus special meeting to solicit additional proxies if there are insufficient votes to approve the Sonus merger proposal and the Sonus governance-related proposals.

        If the time and place of an adjourned meeting (and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting) are announced at the meeting at which the adjournment is taken, no notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting will be given to Sonus stockholders of record entitled to vote at the adjourned meeting. At any adjourned meeting, any business may be transacted that might have been transacted if the meeting had been held as originally called.

THE SONUS BOARD UNANIMOUSLY RECOMMENDS THAT SONUS STOCKHOLDERS VOTE "FOR" THE SONUS ADJOURNMENT PROPOSAL.

Sonus Executive Compensation Proposal

        Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Sonus is seeking non-binding, advisory stockholder approval of the compensation of Sonus' named executive officers that is based on or otherwise relates to the mergers. This proposal, commonly known as "say-on-golden parachute," gives Sonus stockholders the opportunity to vote on a non-binding, advisory basis on the "golden parachute" compensation payments that will or may be paid to the named executive officers of Sonus in connection with the mergers.

        The golden parachute compensation that Sonus' named executive officers may be entitled to receive in connection with the mergers is summarized under the sections entitled "The Mergers—Interests of Directors and Executive Officers in the Transactions—Interests of Directors and Executive Officers of Sonus in the Transactions—Stock Options and Other Stock-Based Awards" and "—Severance Arrangements with Sonus Named Executive Officers" beginning on pages 173 and 174, respectively, of this joint proxy statement/prospectus and is quantified under the section entitled "The Mergers—Interests of Directors and Executive Officers in the Transactions—Interests of Directors and Executive Officers of Sonus in the Transactions—Quantification of Potential Payments to Sonus Named Executive Officers in Connection with the Mergers" beginning on page 175 of this joint proxy statement/prospectus.

        Those summaries include all compensation and benefits that will or may be paid to Sonus' named executive officers in connection with the mergers.

        Accordingly, Sonus is requesting that stockholders adopt the following resolution, on a non-binding, advisory basis:

    "RESOLVED, that the stockholders of Sonus Networks, Inc. approve, on an advisory basis, the compensation to be paid to its named executive officers that is based on or otherwise relates to the mergers as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures."

THE SONUS BOARD UNANIMOUSLY RECOMMENDS THAT SONUS STOCKHOLDERS VOTE "FOR" THE SONUS EXECUTIVE COMPENSATION PROPOSAL.

Other Matters to Come Before the Sonus Special Meeting

        No other matters are intended to be brought before the Sonus special meeting by Sonus, and Sonus does not know of any matters to be brought before the Sonus special meeting by others. If, however, any other matters properly come before the Sonus special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their judgment on any such matter.

THE GENBAND EXTRAORDINARY GENERAL MEETING

        This section contains information about the Extraordinary General Meeting that has been called to consider and approve the GENBAND merger and the merger agreement and to approve the adjournment of the Extraordinary General Meeting (if it is necessary to solicit additional proxies if there are not sufficient votes to approve the GENBAND merger and the merger agreement), in addition to those matters described below.

        This joint proxy statement/prospectus is being furnished to the shareholders of GENBAND in connection with the solicitation of proxies by the GENBAND board for use at the Extraordinary General Meeting. GENBAND is first mailing this joint proxy statement/prospectus and accompanying proxy card to its shareholders on or about September 22, 2017.

Date, Time and Place

        An Extraordinary General Meeting of the shareholders of GENBAND will be held at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201 on October 25, 2017, at 2:00 p.m., Central time, unless the Extraordinary General Meeting is adjourned.

Purpose

        At the Extraordinary General Meeting, GENBAND shareholders will be asked to consider, pass and approve the following resolutions:

  1.
  That the meeting be adjourned, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the Extraordinary General Meeting to adopt the merger agreement in the form presented to the board of directors and approve the merger of Green Sapphire Investments LLC with and into GENBAND Holdings Company, with GENBAND Holdings Company surviving such merger as a wholly owned subsidiary of Solstice Sapphire Investments, Inc.

  2.
  That, as a Special Resolution, GENBAND Holdings Company be authorized to merge with Green Sapphire Investments LLC so that GENBAND Holdings Company be the surviving company and all the undertaking, property and liabilities of Green Sapphire Investments LLC vest in GENBAND Holdings Company by virtue of such merger pursuant to the provisions of Part XVI of the Companies Law (2016 Revision).

  3.
  That, as a Special Resolution, a Plan of Merger in the form presented at the Extraordinary General Meeting (which we refer to as the Plan of Merger) be authorized, approved and confirmed in all respects.

  4.
  That, as a Special Resolution, GENBAND Holdings Company be authorized to enter into the Plan of Merger.

  5.
  That the Plan of Merger be executed by any director or officer of GENBAND Holdings Company (which we refer to individually as an Authorized Person) on behalf of GENBAND Holdings Company and any Authorized Person or Maples and Calder, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands.

  6.
  That, as a Special Resolution, upon the Effective Date (as defined in the Plan of Merger), GENBAND Holdings Company amend and restate its memorandum and articles in the form attached to the Plan of Merger.

  7.
  That certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to the removal of directors, and that provide for the following, be authorized, approved and confirmed in all respects:

    That, subject to the principal stockholders agreement (which we refer to as the stockholders agreement) to be entered into Solstice Sapphire Investments, Inc. and certain of the existing principal stockholders of GENBAND Holdings Company (which we refer to as the OEP Stockholders) at closing (for so long as the stockholders agreement is in effect), directors may be removed from office at any time, (i) for cause by the affirmative vote of the holders of a majority of voting power of the shares of Solstice Sapphire Investments, Inc. stock entitled to vote for the election of directors, voting together as a single class, or (ii) without cause by (a) subject to clause (b), the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of Solstice Sapphire Investments, Inc. stock entitled to vote for the election of directors, voting together as a single class or (b) in the event recommended by at least two-thirds of the total number of authorized directors, including the approval of a majority of the independent directors (as such term is defined in the stockholders agreement), the affirmative vote of the holders of a majority of the voting power of the shares of Solstice Sapphire Investments, Inc. stock entitled to vote for the election of directors, voting as a single class.

  8.
  That certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to preemptive rights, and that provide for the following, be authorized, approved and confirmed in all respects:

    That, in accordance with the principal stockholders agreement (which we refer to as the stockholders agreement), for so long as the existing principal stockholders of GENBAND Holdings Company (which we refer to as the OEP Stockholders) have a right to designate two or more board designees, each OEP Stockholder will have the right to purchase (in accordance with its pro rata portion) any new voting shares of Solstice Sapphire Investments, Inc. to be issued, provided that the following new issuances will not trigger any preemptive rights: (i) shares issued to employees, consultants, officers and directors of Solstice Sapphire Investments, Inc., pursuant to any arrangement approved by the board or its compensation committee; (ii) shares issued as consideration in the acquisition of another business or assets of another person by Solstice Sapphire Investments, Inc. by merger or purchase of the assets or shares, reorganization or otherwise; (iii) shares issued pursuant to any rights or agreements, including convertible securities, options and warrants, provided, that either (x) the initial sale or grant by Solstice Sapphire Investments, Inc. of such rights or agreements shall have been subject to the preemptive rights under the stockholders agreement, or (y) such rights or agreements existed prior to the closing date of the merger of Solstice Sapphire, Inc. with and into Sonus Networks, Inc. (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the closing of the mergers, with the effect of increasing the percentage of Solstice Sapphire Investments, Inc.'s fully-diluted shares underlying such rights agreement shall not be included); (iv) shares issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by Solstice Sapphire Investments, Inc.; (v) warrants issued to a lender in a bona fide debt financing; (vi) shares registered under the Securities Act that are issued in an underwritten public offering; (vii) any right, option, or warrant to acquire any security convertible into the securities excluded pursuant to clauses (i) through (vi) above; (viii) any issuance by a subsidiary of Solstice Sapphire Investments, Inc. to Solstice Sapphire Investments, Inc. or a wholly owned subsidiary of Solstice Sapphire Investments, Inc.; and (ix) any issuance as to which the OEP Majority Interest (as defined in the stockholders agreement) (on behalf of the OEP Stockholders) elects to waive the preemptive rights pursuant to the stockholders agreement.

  9.
  That certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to shareholder approval of mergers and other transactions, and that provide for the following, be authorized, approved and confirmed in all respects:

    That, in accordance with the merger provisions of the Delaware General Corporation Law (which we refer to as the DGCL) and Section 271 of the DGCL, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company requires the approval by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon.

  10.
  That all actions taken and any documents or agreements executed, signed or delivered prior to or after the date of the Extraordinary General Meeting by any Authorized Person in connection with the transactions contemplated by the merger of Green Sapphire Investments LLC with and into GENBAND Holdings Company, with GENBAND Holdings Company surviving such merger as a wholly owned subsidiary of Solstice Sapphire Investments, Inc. be and are hereby approved, ratified and confirmed in all respects.

Recommendation of the GENBAND Board

        The GENBAND board has (i) approved the merger agreement and the consummation of the transactions contemplated thereby, including the GENBAND merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated thereby, including the GENBAND merger, are advisable and in the best interests of, GENBAND and its shareholders, (iii) directed that the GENBAND merger and the merger agreement be submitted to GENBAND shareholders for approval, (iv) recommended that GENBAND shareholders approve the GENBAND merger and the merger agreement, and (v) declared that the merger agreement is advisable.

        Accordingly, the GENBAND board recommends that GENBAND shareholders vote:

  •
  "FOR" the proposal to permit the GENBAND board to adjourn the Extraordinary General Meeting;

  •
  "FOR" the proposal to merge Cayman Merger Sub with and into GENBAND;

  •
  "FOR" the proposal to authorize, approve and confirm the Plan of Merger;

  •
  "FOR" the proposal to authorize entry into the Plan of Merger;

  •
  "FOR" the proposal to authorize execution and filing of the Plan of Merger;

  •
  "FOR" the proposal to amend and restate the GENBAND Articles of Association;

  •
  "FOR" the proposal to authorize, approve and confirm certain provisions in the certificate of incorporation of Solstice Sapphire Investments, Inc. relating to the removal of directors;

  •
  "FOR" the proposal to authorize, approve and confirm certain provisions in the certificate of incorporation of Solstice Sapphire Investments, Inc. relating to preemptive rights;

  •
  "FOR" the proposal to authorize, approve and confirm certain provisions in the certificate of incorporation of Solstice Sapphire Investments, Inc. relating to shareholder approval of mergers and other transactions; and

  •
  "FOR" the proposal to approve, ratify and confirm actions taken and documents delivered in connection with the transactions.

        See the sections entitled "The Mergers—Recommendation of the GENBAND Board" and "The Mergers—Reasons of GENBAND, GB and GB II for the Transactions" beginning on pages 167 and 168, respectively, of this joint proxy statement/prospectus.

        GENBAND shareholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, the proposed transactions and certain compensation arrangements for GENBAND's named executive officers and directors in connection with the mergers. In addition, GENBAND shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote

        Only holders of record of GENBAND Class A Shares and GENBAND Class C Shares at the close of business on the GENBAND record date (August 31, 2017) will be entitled to vote shares held at that date at the Extraordinary General Meeting or any adjournments thereof. Each outstanding GENBAND Class A Share and GENBAND Class C Share entitles, in each case, its holder to cast one vote. Holders of record of GENBAND Class B Shares and GENBAND Class E Shares are not entitled to vote shares at the Extraordinary General Meeting.

        As of the close of business on the GENBAND record date, there were 1,693,357,175 GENBAND Class A Shares, par value $0.00001 per share, and 4,872,903,160 GENBAND Class C Shares, par value $0.00001 per share, in each case outstanding and entitled to vote at the Extraordinary General Meeting.

Quorum

        Holders of a majority in voting power of GENBAND shares entitled to vote at the Extraordinary General Meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the Extraordinary General Meeting may adjourn the meeting to another place, date or time. As of the record date for the Extraordinary General Meeting, 3,283,130,168 GENBAND shares entitled to vote at the Extraordinary General Meeting, present in person or represented by proxy, will be required to achieve a quorum.

        Holders of GENBAND shares present at the Extraordinary General Meeting but not voting, and GENBAND shares for which GENBAND has received proxies indicating that their holders have abstained, will be counted as present at the Extraordinary General Meeting for purposes of determining whether a quorum is established.

Vote Required

        Proposal to Permit the GENBAND Board to Adjourn the Extraordinary General Meeting.    Adjourning the Extraordinary General Meeting requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Merge Cayman Merger Sub with and into GENBAND.    Approving the merger of Cayman Merger Sub with and into GENBAND requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize, Approve and Confirm the Plan of Merger.    Approving the Plan of Merger requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize Entry into the Plan of Merger.    Authorizing entry by GENBAND into the Plan of Merger requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize Execution and Filing of Plan of Merger.    Authorizing the execution by any director or officer of GENBAND (which we refer to individually as an Authorized Person) on behalf of GENBAND and authorizing any Authorized Person or Maples and Calder, on behalf of Maples Corporate Services Limited, to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Amend and Restate the GENBAND Articles of Association.    Authorizing the amendment and restatement of the GENBAND Articles of Association requires the affirmative vote of holders of 66 2/3% or more of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize, Approve and Confirm Certain Provisions in the Solstice Sapphire Investments, Inc. Certificate of Incorporation Relating to the Removal of Directors.    Authorizing, approving and confirming certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to the removal of directors requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize, Approve and Confirm Certain Provisions in the Solstice Sapphire Investments, Inc. Certificate of Incorporation Relating to Preemptive Rights.    Authorizing, approving and confirming certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to preemptive rights requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Authorize, Approve and Confirm Certain Provisions in the Solstice Sapphire Investments, Inc. Certificate of Incorporation Relating to Shareholder Approval of Mergers and Other Transactions.    Authorizing, approving and confirming certain provisions in the Solstice Sapphire Investments, Inc. certificate of incorporation relating to shareholder approval of mergers and other transactions requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Proposal to Approve, Ratify and Confirm Actions Taken and Documents Delivered in Connection with the Transactions.    Authorizing all actions taken and any documents or agreements executed, signed or delivered by any Authorized Person in connection with the transactions contemplated by the merger of Cayman Merger Sub with and into GENBAND, with GENBAND surviving such merger as a wholly owned subsidiary of New Solstice requires the affirmative vote of holders of more than 50% of all issued and outstanding GENBAND Class A Shares and GENBAND Class C Shares attending and voting at the Extraordinary General Meeting called for the purposes of approving the Plan of Merger.

        Notwithstanding the foregoing, in accordance with the GENBAND Stockholders Agreement, OEP has the right to cause shareholders of GENBAND holding a majority of shares to vote in favor of approval of the GENBAND merger and adoption of the merger agreement. If OEP exercises this right, then such vote would be the only vote required to approve the GENBAND merger and adopt the merger agreement.

Voting by GENBAND's Directors and Executive Officers

        As of the close of business on the GENBAND record date, GENBAND's directors and executive officers and certain of their affiliates beneficially owned 97,834 GENBAND shares entitled to vote at the Extraordinary General Meeting. This represents less than one percent in voting power of the outstanding GENBAND shares entitled to be cast at the Extraordinary General Meeting. Each GENBAND director and executive officer and certain of their affiliates has indicated his or her present intention to vote, or cause to be voted, the GENBAND shares owned by him or her for the proposal to approve the GENBAND merger and the merger agreement. As of the GENBAND record date, GENBAND did not beneficially own any GENBAND shares.

How to Submit Your Proxy

By mail

        If you received your Extraordinary General Meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the enclosed postage-paid envelope to Continental Stock Transfer & Trust Company, GENBAND's tabulation agent, at One State Street Plaza, 30th Floor, New York, NY 10004-1561. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the GENBAND board.

In person at the Extraordinary General Meeting

        All holders of GENBAND Class A Shares and GENBAND Class C Shares as of the close of business on the GENBAND record date may vote in person at the Extraordinary General Meeting. You may also be represented by another person at the Extraordinary General Meeting by executing a proper proxy designating that person. If you are a beneficial owner of GENBAND shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Extraordinary General Meeting.

Voting of Proxies

        If you submit your proxy by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a shareholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted "FOR" the proposal to permit the GENBAND board to adjourn the Extraordinary General Meeting, "FOR" the proposal to merge Cayman Merger Sub with and into GENBAND, "FOR" the proposal to authorize, approve and confirm the Plan of Merger, "FOR" the proposal to authorize entry into the Plan of Merger, "FOR" the proposal to authorize execution and filing of the Plan of Merger, "FOR" the proposal to amend and restate the GENBAND Articles of Association, and "FOR" the proposal to approve, ratify and confirm actions taken and documents delivered in connection with the transactions.

Revoking Your Proxy

        If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Extraordinary General Meeting. To do this, you must:

  •
  submit a new proxy by signing and returning another proxy card by mail at a later date, in each case, prior to 11:59 p.m., Central time, on the night before the Extraordinary General Meeting;

  •
  provide written notice of the revocation to the corporate secretary of GENBAND at 3605 E. Plano Parkway, Plano, Texas 75074 so that it is received prior to 11:59 p.m., Central time, on the night before the Extraordinary General Meeting; or

  •
  attend the Extraordinary General Meeting and vote in person (attendance itself does not, however, constitute revocation of your proxy).

Attending the Extraordinary General Meeting

        Only holders of record of GENBAND Class A Shares and GENBAND Class C Shares, or beneficial owners of such GENBAND shares, as of the GENBAND record date, may attend the Extraordinary General Meeting in person. You will need proof of ownership to enter the Extraordinary General Meeting. Even if you plan to attend the Extraordinary General Meeting, please submit your proxy.

        If your shares are held beneficially in the name of a broker, bank or other holder of record, you must present proof of your ownership of GENBAND shares, such as a bank or brokerage account statement, to be admitted to the Extraordinary General Meeting. Please note that if you plan to attend the Extraordinary General Meeting in person and would like to vote there, you will need to bring a legal proxy from your broker, bank or other holder of record as explained above. If your shares are held beneficially and you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of GENBAND shares, to:

GENBAND Holdings Company
3605 E. Plano Parkway
Plano, Texas 75074
Attn: Investor Relations

        Shareholders also must present a form of photo identification, such as a driver's license, in order to be admitted to the Extraordinary General Meeting. No cameras, recording equipment, large bags or packages will be permitted at the Extraordinary General Meeting.

Confidential Voting

        Proxy instructions, ballots and voting tabulations that identify individual GENBAND shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within GENBAND or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote and to facilitate a successful proxy solicitation.

Solicitation of Proxies

        GENBAND is soliciting proxies for the Extraordinary General Meeting from GENBAND shareholders. GENBAND will bear the entire cost of soliciting proxies from GENBAND shareholders. In addition to this mailing, GENBAND's directors, officers and investor relations employees, within the normal conduct of their duties (who will not receive any additional compensation for such services), may solicit proxies. Solicitation of proxies will be undertaken through the mail or in person.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the Extraordinary General Meeting, please contact GENBAND by mail at 3605 E. Plano Parkway, Plano, Texas 75074 or by telephone at (972) 461-7555.

THE GB SPECIAL MEETING

        This section contains information about the GB special meeting that has been called to consider and approve the GB merger and adopt the merger agreement and to approve the adjournment of the GB special meeting (if it is necessary to solicit additional proxies if there are not sufficient votes to approve the GB merger and adopt the merger agreement).

        This joint proxy statement/prospectus is being furnished to the stockholders of GB in connection with the solicitation of proxies by the GB board for use at the GB special meeting. GB is first mailing this joint proxy statement/prospectus and accompanying proxy card to its stockholders on or about September 22, 2017.

Date, Time and Place

        A special meeting of the GB stockholders will be held at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201 on October 25, 2017, at 2:30 p.m., Central time, unless the special meeting is adjourned.

Purpose

        At the special meeting, GB stockholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the GB merger and adopt the merger agreement; and

  •
  a proposal to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the GB merger and adopt the merger agreement.

Recommendation of the GB Board

        The GB board has (i) approved the merger agreement and the consummation of the transactions contemplated thereby, including the GB merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated thereby, including the GB merger, are advisable and in the best interests of, GB and its stockholders, (iii) directed that the GB merger and the merger agreement be submitted to GB stockholders for approval and adoption, (iv) recommended that GB stockholders approve the GB merger and adopt the merger agreement, and (v) declared that the merger agreement is advisable.

        The GB board recommends that GB stockholders vote:

  •
  "FOR" the proposal to approve the GB merger and adopt the merger agreement; and

  •
  "FOR" the proposal to approve the adjournment of the GB special meeting (if it is necessary to solicit additional proxies if there are not sufficient votes to approve the GB merger and adopt the merger agreement).

        See the sections entitled "The Mergers—Recommendation of the GB Board" and "The Mergers—Reasons of GENBAND, GB and GB II for the Transactions" beginning on pages 167 and 168, respectively, of this joint proxy statement/prospectus.

        GB stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, the proposed transactions and certain compensation arrangements for GB's executive officers and directors in connection with the mergers. In addition, GB stockholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote

        Only holders of record of shares of GB common stock at the close of business on the GB record date (August 31, 2017) will be entitled to vote shares held at that date at the GB special meeting or any adjournments thereof. Each outstanding share of GB common stock entitles its holder to cast one vote.

        As of the close of business on the GB record date, there were 381,123,422 shares of GB common stock, par value $0.001 per share, outstanding and entitled to vote at the GB special meeting.

Quorum

        Holders of a majority in voting power of GB common stock entitled to vote at the GB special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the GB special meeting may adjourn the meeting to another place, date or time. As of the record date for the GB special meeting, 190,561,712 shares of GB common stock will be required to achieve a quorum.

        Holders of GB common stock present at the GB special meeting but not voting, and shares of GB common stock for which GB has received proxies indicating that their holders have abstained, will be counted as present at the GB special meeting for purposes of determining whether a quorum is established.

Vote Required

        Proposal to Approve the GB Merger and Adopt the Merger Agreement by GB Stockholders.    Approving the GB merger and adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of GB common stock outstanding and entitled to vote. If any shares of GB common stock were not affirmatively voted in favor of the adoption of the merger agreement and the approval of the GB merger for any reason, it would have the same effect as a vote "AGAINST" approval of the merger proposal.

        Proposal to Adjourn the GB Special Meeting.    Approving the proposal to adjourn the GB special meeting (if necessary to solicit additional proxies if there are not sufficient votes to approve the GB merger and adopt the merger agreement) requires the affirmative vote of holders of a majority in voting power of the shares of GB common stock present in person, or represented by proxy, and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote "AGAINST" the proposal to adjourn the GB special meeting, while shares not in attendance at the GB special meeting and broker non-votes (if any) will have no effect on the outcome of any vote to adjourn the GB special meeting.

        Notwithstanding the foregoing, in accordance with the GENBAND Stockholders Agreement, OEP has the right to cause stockholders of GB holding a majority of shares to vote in favor of approval of the GB merger and adoption of the merger agreement. If OEP exercises this right, then such vote would be the only vote required to approve the GB merger and adopt the merger agreement.

Voting by GB's Directors and Executive Officers

        As of the close of business on the GB record date, GB's directors and executive officers and certain of their affiliates beneficially owned 163,695 shares of GB common stock entitled to vote at the GB special meeting. This represents less than one percent in voting power of the outstanding shares of GB common stock entitled to be cast at the GB special meeting. Each GB director and executive officer and certain of their affiliates has indicated his or her present intention to vote, or cause to be voted, the shares of GB common stock owned by him or her for the proposal to approve the GB merger and adopt the merger agreement. As of the GB record date, GB did not beneficially own any shares of GB common stock.

How to Submit Your Proxy

By mail

        If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the enclosed postage-paid envelope to Continental Stock Transfer & Trust Company, GB's tabulation agent, at One State Street Plaza, 30th Floor, New York, NY 10004-1561. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the GB board.

In person at the GB special meeting

        All GB stockholders as of the close of business on the GB record date may vote in person at the GB special meeting. You may also be represented by another person at the GB special meeting by executing a proper proxy designating that person. If you are a beneficial owner of GB common stock, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the GB special meeting.

Voting of Proxies

        If you submit your proxy by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a stockholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted "FOR" the proposal to approve the GB merger and adopt the merger agreement and "FOR" the proposal to adjourn the GB special meeting (if necessary to solicit additional proxies if there are not sufficient votes to approve the GB merger and adopt the merger agreement).

Revoking Your Proxy

        If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the GB special meeting. To do this, you must:

  •
  submit a new proxy by signing and returning another proxy card by mail at a later date, in each case, prior to 11:59 p.m., Central time, on the night before the GB special meeting;

  •
  provide written notice of the revocation to the corporate secretary of GB at 3605 E. Plano Parkway, Plano, Texas 75074 so that it is received prior to 11:59 p.m., Central time, on the night before the GB special meeting; or

  •
  attend the GB special meeting and vote in person (attendance itself does not, however, constitute revocation of your proxy).

Attending the Special Meeting

        Only GB stockholders of record, or beneficial owners of shares of GB common stock, as of the GB record date, may attend the GB special meeting in person. You will need proof of ownership to enter the GB special meeting. Even if you plan to attend the GB special meeting, please submit your proxy.

        If your shares are held beneficially in the name of a broker, bank or other holder of record, you must present proof of your ownership of GB common stock as a bank or brokerage account statement, to be admitted to the GB special meeting. Please note that if you plan to attend the GB special meeting in person and would like to vote there, you will need to bring a legal proxy from your broker, bank or other holder of record as explained above. If your shares are held beneficially and you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of GB common stock, to:

GENBAND Inc.
c/o GENBAND Holdings Company
3605 E. Plano Parkway
Plano, Texas 75074
Attn: Investor Relations

        Stockholders also must present a form of photo identification, such as a driver's license, in order to be admitted to the GB special meeting. No cameras, recording equipment, large bags or packages will be permitted at the GB special meeting.

Confidential Voting

        Proxy instructions, ballots and voting tabulations that identify individual GB stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within GB or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote and to facilitate a successful proxy solicitation.

Solicitation of Proxies

        GB is soliciting proxies for the GB special meeting from GB stockholders. GB will bear the entire cost of soliciting proxies from GB stockholders. In addition to this mailing, GB's directors, officers and investor relations employees, within the normal conduct of their duties (who will not receive any additional compensation for such services), may solicit proxies. Solicitation of proxies will be undertaken through the mail or in person.

Assistance

        If you need assistance in completing your proxy card or have questions regarding GB's special meeting, please contact GB by mail at 3605 E. Plano Parkway, Plano, Texas 75074 or by telephone at (972) 461-7555.

 THE GB II SPECIAL MEETING

        This section contains information about the GB II special meeting that has been called to consider and approve the GB II merger and adopt the merger agreement and to approve the adjournment of the GB II special meeting (if it is necessary to solicit additional proxies if there are not sufficient votes to approve the GB II merger and adopt the merger agreement).

        This joint proxy statement/prospectus is being furnished to the stockholders of GB II in connection with the solicitation of proxies by the GB II board for use at the GB II special meeting. GB II is first mailing this joint proxy statement/prospectus and accompanying proxy card to its stockholders on or about September 22, 2017.

Date, Time and Place

        A special meeting of the GB II stockholders will be held at the offices of Baker Botts LLP, located at 2001 Ross Avenue, Dallas, Texas 75201 on October 25, 2017, at 3:00 p.m., Central time, unless the special meeting is adjourned.

Purpose

        At the special meeting, GB II stockholders will be asked to consider and vote upon the following matters:

  •
  a proposal to approve the GB II merger and adopt the merger agreement; and

  •
  a proposal to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the GB II merger and adopt the merger agreement.

Recommendation of the GB II Board

        The GB II board has (i) approved the merger agreement and the consummation of the transactions contemplated thereby, including the GB II merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated thereby, including the GB II merger, are advisable and in the best interests of, GB II and its stockholders, (iii) directed that the GB II merger and the merger agreement be submitted to GB II stockholders for approval and adoption, (iv) recommended that GB II stockholders approve the GB II merger and adopt the merger agreement, and (v) declared that the merger agreement is advisable.

        The GB II board recommends that GB II stockholders vote:

  •
  "FOR" the proposal to approve the GB II merger and adopt the merger agreement; and

  •
  "FOR" the proposal to approve the adjournment of the GB II special meeting (if it is necessary to solicit additional proxies if there are not sufficient votes to approve the GB II merger and adopt the merger agreement).

        See the sections entitled "The Mergers—Recommendation of the GB II Board" and "The Mergers—Reasons of GENBAND, GB and GB II for the Transactions" beginning on page 168 of this joint proxy statement/prospectus.

        GB II stockholders should carefully read this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, the proposed transactions and certain compensation arrangements for GB II's executive officers and directors in connection with the mergers. In addition, GB II stockholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Record Date; Shares Entitled to Vote

        Only holders of record of shares of GB II common stock at the close of business on the GB II record date (August 31, 2017) will be entitled to vote shares held at that date at the GB II special meeting or any adjournments thereof. Each outstanding share of GB II common stock entitles its holder to cast one vote.

        As of the close of business on the GB II record date, there were 81.2 shares of GB II common stock, par value $0.01 per share, outstanding and entitled to vote at the GB II special meeting.

Quorum

        Holders of a majority in voting power of GB II common stock entitled to vote at the GB II special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, the chairman of the GB II special meeting may adjourn the meeting to another place, date or time. As of the record date for the GB II special meeting, 41 shares of GB II common stock will be required to achieve a quorum.

        Holders of GB II common stock present at the GB II special meeting but not voting, and shares of GB II common stock for which GB II has received proxies indicating that their holders have abstained, will be counted as present at the GB II special meeting for purposes of determining whether a quorum is established.

Vote Required

        Proposal to Approve the GB II Merger and Adopt the Merger Agreement by GB II Stockholders.    Approving the GB II merger and adopting the merger agreement requires the affirmative vote of holders of a majority of the shares of GB II common stock outstanding and entitled to vote. If any shares of GB II common stock were not affirmatively voted in favor of the adoption of the merger agreement and the approval of the GB II merger for any reason, it would have the same effect as a vote "AGAINST" approval of the merger proposal.

        Proposal to Adjourn the GB II Special Meeting.    Approving the proposal to adjourn the GB II special meeting (if necessary to solicit additional proxies if there are not sufficient votes to approve the GB II merger and adopt the merger agreement) requires the affirmative vote of holders of a majority in voting power of the shares of GB II common stock present in person, or represented by proxy, and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote "AGAINST" the proposal to adjourn the GB II special meeting, while shares not in attendance at the GB II special meeting and broker non-votes (if any) will have no effect on the outcome of any vote to adjourn the GB II special meeting.

        Notwithstanding the foregoing, in accordance with the GENBAND Stockholders Agreement, OEP has the right to cause stockholders of GB II holding a majority of shares to vote in favor of approval of the GB II merger and adoption of the merger agreement. If OEP exercises this right, then such vote would be the only vote required to approve the GB II merger and adopt the merger agreement.

Voting by GB II's Directors and Executive Officers

        As of the close of business on the GB II record date, GB II's directors and executive officers did not own any shares of GB II common stock entitled to vote at the GB II special meeting.

How to Submit Your Proxy

By mail

        If you received your special meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the enclosed postage-paid envelope to Continental Stock Transfer & Trust Company, GB II's tabulation agent, at One State Street Plaza, 30th Floor, New York, NY 10004-1561. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the GB II board.

In person at the GB II special meeting

        All GB II stockholders as of the close of business on the GB II record date may vote in person at the GB II special meeting. You may also be represented by another person at the GB II special meeting by executing a proper proxy designating that person. If you are a beneficial owner of GB II common stock, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the GB II special meeting.

Voting of Proxies

        If you submit your proxy by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a stockholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted "FOR" the proposal to approve the GB II merger and adopt the merger agreement and "FOR" the proposal to adjourn the GB II special meeting (if necessary to solicit additional proxies if there are not sufficient votes to approve the GB II merger and adopt the merger agreement).

Revoking Your Proxy

        If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the GB II special meeting. To do this, you must:

  •
  submit a new proxy by signing and returning another proxy card by mail at a later date, in each case, prior to 11:59 p.m., Central time, on the night before the GB II special meeting;

  •
  provide written notice of the revocation to the corporate secretary of GB II at 3605 E. Plano Parkway, Plano, Texas 75074 so that it is received prior to 11:59 p.m., Central time, on the night before the GB II special meeting; or

  •
  attend the GB II special meeting and vote in person (attendance itself does not, however, constitute revocation of your proxy).

Attending the Special Meeting

        Only GB II stockholders of record, or beneficial owners of shares of GB II common stock, as of the GB II record date, may attend the GB II special meeting in person. You will need proof of ownership to enter the GB II special meeting. Even if you plan to attend the GB II special meeting, please submit your proxy.

        If your shares are held beneficially in the name of a broker, bank or other holder of record, you must present proof of your ownership of GB II common stock as a bank or brokerage account statement, to be admitted to the GB II special meeting. Please note that if you plan to attend the GB II special meeting in person and would like to vote there, you will need to bring a legal proxy from your broker, bank or other holder of record as explained above. If your shares are held beneficially and you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of GB II common stock, to:

GENBAND II, Inc.
c/o GENBAND Holdings Company
3605 E. Plano Parkway
Plano, Texas 75074
Attn: Investor Relations

        Stockholders also must present a form of photo identification, such as a driver's license, in order to be admitted to the GB II special meeting. No cameras, recording equipment, large bags or packages will be permitted at the GB II special meeting.

Confidential Voting

        Proxy instructions, ballots and voting tabulations that identify individual GB II stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within GB II or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote and to facilitate a successful proxy solicitation.

Solicitation of Proxies

        GB II is soliciting proxies for the GB II special meeting from GB II stockholders. GB II will bear the entire cost of soliciting proxies from GB II stockholders. In addition to this mailing, GB II's directors, officers and investor relations employees, within the normal conduct of their duties (who will not receive any additional compensation for such services), may solicit proxies. Solicitation of proxies will be undertaken through the mail or in person.

Assistance

        If you need assistance in completing your proxy card or have questions regarding GB II's special meeting, please contact GB II by mail at 3605 E. Plano Parkway, Plano, Texas 75074 or by telephone at (972) 461-7555.

THE MERGERS

        This section of this joint proxy statement/prospectus describes material aspects of the proposed mergers, including the merger agreement. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, including the full text of the merger agreement, which is attached as Annex A and the other documents and annexes we refer you to for a more complete understanding of the mergers and the merger agreement. In addition, important business and financial information about GENBAND, GB and GB II is included in this joint proxy statement/prospectus and important business and financial information about Sonus is incorporated into this joint proxy statement/prospectus by reference. For additional information about Sonus, see the section entitled "Where You Can Find More Information" beginning on page 349 of this joint proxy statement/prospectus.

Structure of the Mergers

General

        On May 22, 2017, the Sonus board of directors and GENBAND board of directors each approved the merger agreement, which provides for the strategic business combination of Sonus and GENBAND under a new holding company, New Solstice. The merger agreement, among other things, contemplates four separate mergers: the Sonus merger, the GENBAND merger, the GB merger and the GB II merger, each of which is discussed below. The mergers will result in Sonus' business and GENBAND's business being held under New Solstice. Former Sonus stockholders will own approximately 50%, and former GENBAND party shareholders will own approximately 50%, of the shares of New Solstice common stock issued and outstanding immediately following the consummation of the mergers.

The Sonus Merger

        Solstice Merger Sub will merge with and into Sonus, at which time the separate corporate existence of Solstice Merger Sub will cease, and Sonus will survive the merger as a wholly owned subsidiary of New Solstice.

The GENBAND Merger

        Cayman Merger Sub will merge with and into GENBAND, at which time the separate existence of Cayman Merger Sub will cease, and GENBAND will survive the merger as a wholly owned subsidiary of New Solstice.

The GB Merger

        GB will merge with and into GB Merger Sub, at which time the separate corporate existence of GB will cease, and GB Merger Sub will survive the merger as a wholly owned subsidiary of New Solstice.

The GB II Merger

        GB II will merge with and into GB Merger Sub, at which time the separate corporate existence of GB II will cease, and GB Merger Sub will survive the merger as a wholly owned subsidiary of New Solstice.

Consideration to be Received in Connection with the Transactions Contemplated by the Merger Agreement

Sonus Merger

        At the effective time of the Sonus merger, each share of common stock of Sonus that is owned by Sonus immediately prior to the effective time will automatically be cancelled and extinguished and will cease to exist, and no consideration will be paid for such shares. Each other share of Sonus common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of New Solstice common stock. Each share of common stock of Solstice Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of Sonus (as the surviving entity of the Sonus merger).

GENBAND Merger

        At the effective time of the GENBAND merger, each share of capital stock or other equity interests of GENBAND owned by GENBAND will automatically be cancelled and extinguished and will cease to exist, and no consideration will be paid for such shares. Each share of capital stock or other equity interests of GENBAND owned by GB or GB II as of immediately prior to the effective time of the GENBAND merger will be converted into one share of GENBAND (as the surviving entity of the GENBAND merger). Each share of capital stock or other equity interests of GENBAND other than those described above will be converted into the right to receive a portion of a share of New Solstice common stock and such share's portion of the promissory note issued by New Solstice to shareholders of GENBAND that the holder of such GENBAND share is entitled to receive upon a Realization Event as defined in the GENBAND Articles of Association assuming that the total Realization Consideration as defined in the GENBAND Articles of Association is equal to the value of the total number of Sonus common stock outstanding immediately prior to the GENBAND merger plus the aggregate value of the promissory note to be issued by New Solstice, and all such shares of capital stock or other equity interests of GENBAND will cease to be outstanding and will automatically be cancelled and extinguished and will cease to exist. For additional details of the promissory note, see the section entitled "Other Related Agreements—The Promissory Note" beginning on page 218 of this joint proxy statement/prospectus.

        All outstanding limited liability company interests of Cayman Merger Sub will be converted into one share of GENBAND (as the surviving entity of the GENBAND merger).

GB Merger

        At the effective time of the GB merger, each share of GB common stock owned by GB will automatically be cancelled and extinguished and will cease to exist and no consideration will be paid for such shares. Each other share of GB common stock will be converted into the right to receive a share of New Solstice common stock multiplied by an exchange ratio equal to (a) the total number of shares of New Solstice common stock that GB would be entitled to receive upon a Realization Event as defined in the GENBAND Articles of Association assuming the total Realization Consideration as defined in the GENBAND Articles of Association is equal to the value of total number of shares of Sonus common stock outstanding immediately prior to the GB merger, divided by (b) the total number of shares of GB common stock outstanding immediately prior to the effective time of the GB merger (other than the shares of GB common stock that will be cancelled as described above). In exchange for such shares of New Solstice common stock (if any), each share of GB common stock will automatically be cancelled and extinguished and will cease to exist. Each limited liability company interest of GB Merger Sub will remain unchanged and will continue to remain outstanding as a limited liability company interest in the GB entity surviving the GB merger.

GB II Merger

        At the effective time of the GB II merger, each share of GB II common stock owned by GB II will automatically be cancelled and extinguished and will cease to exist and no consideration will be paid for such shares. Each other share of GB II common stock will be converted into the right to receive a share of New Solstice common stock multiplied by an exchange ratio equal to (a) the total number of shares of New Solstice common stock that GB II would be entitled to receive upon a Realization Event as defined in the GENBAND Articles of Association assuming the total Realization Consideration as defined in the GENBAND Articles of Association is equal to the value of the total number of shares of Sonus common stock outstanding immediately prior to the GB II merger, divided by (b) the total number of shares of GB II common stock outstanding immediately prior to the effective time of the GB II merger (other than the shares of GB II common stock that will be cancelled as described above). In exchange for such shares of New Solstice common stock (if any), each share of GB II common stock will automatically be cancelled and extinguished and will cease to exist. Each limited liability company interest of GB Merger Sub will remain unchanged and will continue to remain outstanding as a limited liability company interest in the GB entity surviving the GB II merger.

GENBAND Party Mergers

        Pursuant to Article 5.2 of the GENBAND Articles of Association attached as Annex C to this joint proxy statement/prospectus, all dividends and distributions (including upon a Realization Event, as described below) shall be made in accordance with the waterfall which sets out the priority of distribution amongst the holders of the different classes of shares, and giving effect to all benchmark amounts under the GENBAND Articles of Association. The merger consideration amount to be received by the holders of each class of shares in GENBAND, GB and GB II will therefore be dependent on the value of the total merger consideration. Below is a summary of the approximate thresholds at which holders of each class of shares will participate in the distribution of the merger consideration.

Summary Table of Waterfall Thresholds by Class of Shares (as of August 31, 2017)

Class of Shares	Threshold Amount
C	$1
E*	$478 million
A**	$625 million
B**	$1.626 billion

*
Approximately 42,165,041 of Class E Shares will not participate in the distribution of the merger consideration until a threshold of approximately $478 million is met.

**
The threshold at which the Class A Shares and Class B Shares will participate will continue to increase until closing due to the Class C accretion, which is approximately $6 million per month.

        For the purposes of the GENBAND Articles of Association, a "Realization Event" includes, among other things, a merger or consolidation in which GENBAND is a constituent party, if following such merger or consolidation, holders of the shares of GENBAND immediately prior to such merger or consolidation do not hold at least 50.1% of the voting power of GENBAND or an entity holding 100% of the voting power of GENBAND after such a merger or consolidation.

        Under the merger agreement, GENBAND shareholders (other than GB and GB II) will also have the right to receive a three-year promissory note issued by New Solstice as described in the section entitled "The Mergers—Consideration to be Received in Connection with the Transactions

Contemplated by the Merger Agreement—GENBAND Merger" beginning on page 108 of this joint proxy statement/prospectus. Consideration from the promissory note will be distributed to GENBAND shareholders (other than GB and GB II) in accordance with the waterfall. Pursuant to the terms of the merger agreement, GB and GB II stockholders are not entitled to receive any consideration under the promissory note.

Background of the Mergers

        The network communications marketplace in which Sonus and GENBAND compete has come under significantly increasing competitive pressures as a result of several factors, including rapid technological changes, significant consolidation among the major customers for network communications products and the existence of multiple vendors in the marketplace, including Sonus and GENBAND.

        In response to these competitive pressures, and as part of its ongoing oversight of Sonus' business and affairs, the Sonus board periodically reviews Sonus' condition (financial and otherwise), challenges and prospects with a view toward maximizing stockholder value. In addition, the Sonus board has considered numerous potential strategic alternatives for Sonus, including potential business combinations and strategic acquisitions as a means to create and maximize value for Sonus stockholders. These alternatives have involved GENBAND and other third parties.

        The GENBAND and GB boards of directors (which we refer to as the GENBAND and GB boards) and management, in their ongoing effort to maximize shareholder value, have also periodically reviewed and assessed GENBAND's business strategy, the various trends and conditions affecting the network communications market, GENBAND's businesses generally and a variety of strategic alternatives reasonably available to GENBAND, including a potential business combination. As part of this process, the GENBAND and GB boards and management have occasionally reached out to third parties regarding potential strategic transactions, including Sonus.

        In July 2010, Charlie Vogt, GENBAND's then Chief Executive Officer, approached Sonus about the potential for a business combination resulting in GENBAND and Sonus entering into a mutual confidentiality agreement in order to share certain non-public information about their respective businesses. Subsequently, there were no material discussions between Sonus and GENBAND regarding a potential business combination until September 2012.

        In September 2012, at an investor conference in New York, David Walsh, the current GENBAND Chief Executive Officer and Chairman of its board, who at that time was GENBAND's Chairman of its board and a partner of OEP, and another representative of OEP approached Raymond P. Dolan, Sonus' President and Chief Executive Officer and a member of the Sonus board, and discussed with Mr. Dolan the benefits of a potential business combination.

        In November 2012, Sonus and GENBAND renewed their prior mutual confidentiality agreement and Mr. Vogt, Daryl Raiford, GENBAND's Chief Financial Officer, and various members of GENBAND's senior management team met with representatives of Sonus to propose and discuss a potential business combination.

        In late November 2012, GENBAND made a non-binding proposal for a business combination in which Sonus would be valued at $450 million and GENBAND at $520 million, with $150 million being paid to Sonus stockholders in the form of cash dividend and $220 million used by GENBAND to retire existing debt, through the use of cash on hand, and a new $100 million debt facility, after which there would be equal equity ownership in a combined publicly traded entity for Sonus stockholders and GENBAND shareholders. In January 2013, Messrs. Walsh and Raiford along with James Koven, a partner of OEP, met with Mr. Dolan and other senior representatives of Sonus to further discuss

GENBAND's proposal. Subsequently, the Sonus board determined not to pursue this proposal, and no further substantive discussions took place at that time.

        On March 24, 2015, Sonus issued a press release prior to market open announcing lower than anticipated revenues for the first quarter of 2015 and the year as a whole, and the Sonus common stock opened trading at $8.80 per share, down from a closing price of $13.16 per share the prior trading day. A few days after that time, Mr. Walsh, who had become GENBAND's Chief Executive Officer and Chairman of its board, telephoned Mr. Dolan to discuss a potential business combination.

        On March 30, 2015, Mr. Walsh provided to Mr. Dolan a non-binding proposal for a business combination between Sonus and GENBAND in which the equity ownership in a combined publicly traded entity would be 34% for Sonus stockholders and 66% for GENBAND shareholders. Later that day, members of the Sonus and GENBAND senior management teams met to discuss GENBAND's growth strategies and a potential business combination.

        On April 1, 2015, the Sonus board held a telephonic meeting in which representatives from WilmerHale, Sonus' outside counsel, provided an overview of the Sonus board's fiduciary duties and the GENBAND proposal was discussed. The Sonus board authorized management to continue discussions with GENBAND.

        On April 3, 2015, Mr. Dolan and Mr. Walsh discussed the most recent proposal, including the proposed equity split between Sonus stockholders and GENBAND shareholders.

        On April 8, 2015, Sonus and GENBAND amended their mutual confidentiality agreement to extend it for another two years.

        On April 9, 2015, Mr. Dolan, Mark Greenquist, Sonus' then Chief Financial Officer, and other members of Sonus' senior management, along with representatives of Evercore, Sonus' financial advisor, met in New York with Mr. Walsh, Mr. Raiford, and other senior management of GENBAND and representatives of Guggenheim Securities, GENBAND's financial advisor. The participants discussed a potential business combination, including the likely structure and the mutual benefits for each party. Thereafter, Mr. Walsh proposed that the post-combination equity ownership be 40% for Sonus stockholders and 60% for GENBAND shareholders.

        The Sonus board held a telephonic meeting on April 15, 2015 to discuss, among other items, an update on Sonus' discussions with GENBAND and authorized continued discussions with GENBAND. The Sonus board also approved the retention of Evercore as Sonus' financial advisor with respect to a possible business combination with GENBAND and with respect to the examination of potential alternatives, including remaining as a standalone publicly traded company.

        On April 23, April 24 and April 27, 2015, Mr. Greenquist, Mr. Raiford and other representatives of Sonus and GENBAND senior management and representatives of Evercore and Guggenheim Securities met in New York to discuss potential synergies and mutual benefits that could be realized from a business combination.

        On May 4, 2015, Mr. Greenquist, Mr. Raiford and other representatives of Sonus and GENBAND, representatives of WilmerHale and of Latham & Watkins LLP, outside counsel to GENBAND (which we refer to as Latham & Watkins), discussed by telephone potential tax and structure issues relating to a business combination. Also on that day, senior management of Sonus and GENBAND met in New York to discuss projected revenues for each company.

        The Sonus board held a telephonic meeting on May 6, 2015, in which representatives of Evercore and WilmerHale participated. The representatives of Evercore reviewed Sonus' recent financial results, the proposal by GENBAND, and various alternatives including the potential combination with GENBAND, sale to or combination with other entities, acquisitions of other entities by Sonus, and continued operation as an independent entity. The Sonus board authorized continued discussions with

GENBAND, including negotiation of the principal economic terms of a proposed business combination. On the same day, senior management of Sonus and GENBAND met at Sonus' headquarters to review the companies' respective technologies and possible synergies that might be realized in a business combination.

        On May 11, 2015, Mr. Greenquist, Mr. Raiford and other senior management of Sonus and GENBAND, along with representatives of Evercore and Guggenheim Securities, met in New York to discuss projected revenues for each entity and revised forecasts presented by GENBAND, as well as potential synergies that might be achieved in a business combination.

        On May 12 and May 20, 2015, senior management of Sonus and GENBAND, along with representatives of Evercore and Guggenheim Securities, met in New York to discuss the relative valuations of Sonus and GENBAND. Following such meetings, representatives of Evercore proposed to representatives of Guggenheim Securities that Sonus stockholders hold 60% and GENBAND shareholders hold 40% of the combined publicly traded entity.

        On May 21, 2015, GENBAND submitted a revised proposal for a business combination in which Sonus stockholders would receive 44% and GENBAND shareholders would receive 56% of a combined publicly traded entity. The proposal also offered Sonus stockholders an option to elect to receive up to $124 million in cash, at $10.00 per share, in lieu of equity of the combined entity. If the cash election was fully subscribed, Sonus stockholders would own 37.1% and GENBAND shareholders would own 62.9% of the combined publicly traded entity. The proposal also indicated that the GENBAND shareholders would agree not to transfer shares received in the transaction for 180 days and would consider customary and reasonable limits on OEP exercising control as a significant stockholder of the combined entity, including standstill provisions, limitations on certain transfers and supermajority approval requirements for certain business combinations. The proposal also indicated a willingness to have an independent board with two OEP designees.

        The Sonus board held a telephonic meeting on May 26, 2015, in which representatives of Evercore and WilmerHale participated. The Sonus board discussed GENBAND's most recent proposal and potential alternatives. Representatives of Evercore reviewed valuation implications of GENBAND's proposal and preliminary valuation analyses for Sonus on a standalone basis. Representatives of WilmerHale reviewed various governance provisions that the Sonus board might wish to consider proposing in a business combination with GENBAND in which OEP would be a significant stockholder of a combined entity, including with respect to board composition, standstill provisions, supermajority voting requirements for business combinations and transfer restrictions. The Sonus board authorized continued discussions with GENBAND, including negotiation of the principal economic terms of a proposed business combination, and determined not to affirmatively seek other sale or business combination alternatives, given that it had not determined to proceed with any transaction and the competitive risks identified that could result from such a process, until it had determined that an acceptable economic and governance framework for a potential combination had been reached with GENBAND.

        On May 27, 2015, representatives of Evercore communicated to representatives of Guggenheim Securities a counteroffer that included, among other things, a post-closing equity split of 56% for Sonus stockholders and 44% for GENBAND shareholders.

        On May 28, 2015, a Sonus director met with Mr. Walsh and a member of GENBAND's management team in New York to discuss GENBAND's technology and rationale for a business combination.

        On June 4, 2015, Mr. Dolan, Richard J. Lynch, the Chairman of the Sonus board, and two other Sonus directors met in New York with Mr. Walsh and representatives of OEP to discuss the companies' respective technologies, valuations and business developments and prospects.

        On June 9, 2015, GENBAND sent a revised proposal to Sonus reflecting an equal equity ownership split between Sonus stockholders and GENBAND shareholders, with a similar cash election option for Sonus stockholders for up to $124 million at $10.00 per share, subject to proration, to be supported by fully-committed debt financing. If the cash election was fully subscribed, the post-combination equity ownership would have been 42.85% for Sonus' stockholders and 57.15% for GENBAND shareholders. This proposal also referenced customary registration rights for GENBAND shareholders and transfer restrictions imposed on GENBAND shareholders for 180 days. Governance terms included an equal number of initial directors being nominated by Sonus and GENBAND and OEP thereafter having the right to designate 50% of the directors of the combined publicly traded entity.

        On June 10 and 11, 2015, the Sonus board held regularly scheduled meetings in Boston, at which representatives from Evercore and WilmerHale were present. The Sonus board discussed GENBAND's latest proposal and representatives of Evercore reviewed valuation implications of the revised proposal. Representatives of WilmerHale outlined the fiduciary duties of the Sonus directors and reviewed potential governance provisions, including as to board size and composition, as well as standstill provisions, transfer restrictions and supermajority voting requirements for business combinations applicable to OEP as a significant stockholder of the combined entity. The Sonus board determined that the proposed 50/50 equity split was acceptable subject to reaching suitable agreement on governance provisions, but determined that the cash election and resultant leveraging, and increased control by OEP, of the combined entity would not be advisable. Accordingly, the Sonus board authorized a counterproposal to GENBAND for a proposed business combination with a 50/50 equity split but no cash election. This proposal included a proposed governance framework in which Sonus would have the right to designate a majority of the board of directors of the combined entity, including the Chief Executive Officer of the combined entity.

        On June 11, 2015, representatives of Evercore informed representatives of Guggenheim Securities by telephone that the Sonus board did not support the cash election feature, provided an outline of the governance framework approved by the Sonus board and discussed the framework.

        On June 12, 2015, Mr. Dolan and Mr. Walsh discussed management of the combined entity and representatives of Evercore and Guggenheim Securities further discussed governance matters.

        On June 16, 2015, Sonus received a revised proposal on governance from GENBAND. The material differences related to the size of the board, the number of directors OEP would be entitled to nominate, the qualification standards for a director to be considered an independent director under the governance framework, the composition of board committees, the scope of standstill and transfer restrictions applicable to OEP and supermajority voting requirements for business requirements. Through July 15, 2015, representatives of Sonus, GENBAND, Evercore, Guggenheim Securities, OEP, WilmerHale and Latham & Watkins negotiated the material terms of a governance framework.

        On June 18 and June 19, 2015, Messrs. Dolan, Lynch and Walsh, as well as representatives of OEP, met at various times in New York and discussed the management structure of the combined entity, including the selection of the Chief Executive Officer and, because the Chief Executive Officer was expected to be a director, how that choice might affect the director designation rights OEP would receive in a transaction.

        On June 25, 2015, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. The Sonus board discussed the current status of negotiations regarding the governance framework and management structure. The Sonus board authorized continued discussions with GENBAND.

        On June 26, 2015, Messrs. Dolan and Walsh met in New York to discuss a potential management structure for the combined entity, including the possibility of Mr. Walsh serving as Chief Executive

Officer of the combined entity and Mr. Dolan serving as Executive Chairman of the combined entity's board of directors, comprised of 11 directors. Messrs. Dolan and Walsh also discussed the possibility that, of the 11 directors, five would be nominees of OEP, two of whom would be independent and one of whom would be Mr. Walsh, and the remaining six would be Mr. Dolan and five other Sonus nominees.

        On July 8, 2015, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. The Sonus board discussed the current status of negotiations regarding the governance framework and authorized continued discussions with GENBAND.

        On July 16, 2015, representatives of Sonus and GENBAND reached tentative agreement on a governance framework providing for 12 directors, with six initially designated by GENBAND, including one who would be designated as the initial Chief Executive Officer (subject to reasonable approval by a majority of the entire board) and two who would be independent under applicable stock exchange and SEC rules and not otherwise a current or former OEP director, officer, employee or consultant, and six initially designated by Sonus, including one who would be designated as Executive Chairman and five others who would be independent under applicable stock exchange and SEC rules. Thereafter, OEP would have the right to nominate five directors, including two independent directors, with such nomination rights decreasing to zero as its holdings in the combined entity received in the transaction decreased, and to propose any replacement for the Chief Executive Officer so long as OEP was entitled to nominate five directors. In addition, OEP nominees would be entitled to participate on all board committees (subject to applicable stock exchange and SEC rules) and would constitute a percentage of each committee proportional to the number of OEP designees as compared to the entire board (less the Chief Executive Officer), rounded up to the nearest whole person, except rounded down to the nearest whole person for the nominating and corporate governance committee, which would have the right to nominate all directors other than those nominated by OEP. In addition, OEP would be subject to standstill limitations and restrictions on voting, transfers and change in control transactions, and receive registration and preemptive rights, substantially similar to those in the stockholders agreement.

        On July 20, 2015, the GENBAND and GB boards held a telephonic meeting in which representatives of Guggenheim Securities and Latham & Watkins participated. The GENBAND and GB boards, together with their advisors, discussed the chronology of discussions and negotiations between GENBAND and Sonus and the economic terms of the proposed transaction. Representatives of Latham & Watkins reviewed and discussed with the GENBAND and GB boards the proposed governance framework, including board size and composition, committee structure, voting requirements, transfer restrictions and the standstill provisions. The GENBAND and GB boards discussed the due diligence process and directed the GENBAND advisors and management to continue negotiations with Sonus. The GENBAND and GB boards also determined to establish a special transaction advisory committee comprised of the independent directors, John Bayless, Mark Lancaster, Steven D. Levy and Ray Rothrock, to analyze the proposed transaction, to represent the interests of the non-OEP shareholders and to make a recommendation to the GENBAND and GB boards regarding the proposed transaction, including the value to be attributed to GENBAND in a merger pursuant to the GENBAND Articles of Association.

        On July 20, 2015, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. The Sonus board reviewed the economic and governance provisions that had been negotiated and authorized the commencement of legal and confirmatory business diligence and the negotiation of definitive documentation relating to a business combination with GENBAND. The Sonus board also authorized Evercore to contact 16 potential strategic buyers that management and Evercore had identified as likely to have the greatest strategic interest in a transaction with Sonus.

        Thereafter through mid-November 2015, representatives of Sonus and GENBAND undertook legal and further business diligence on each other, which efforts took place at in-person meetings, telephone conferences and through review of materials posted in electronic data rooms.

        On July 31, 2015, the Chief Financial Officer of one of the parties contacted by representatives of Evercore (which we refer to as Company A) telephoned Mr. Greenquist to discuss a possible transaction. No specific terms were discussed.

        On August 5, 2015, the GENBAND and GB boards held a telephonic meeting in which representatives of Guggenheim Securities and Latham & Watkins participated. The GENBAND and GB boards and their advisors discussed the current status of the due diligence process, including business and legal due diligence.

        On August 6, 2015, Sonus sent GENBAND initial drafts of merger and contribution agreements to accomplish the business combination. On August 8, 2015, GENBAND sent Sonus an initial draft of a stockholders agreement reflecting the governance framework. Thereafter, representatives of WilmerHale and Latham & Watkins exchanged drafts of a registration rights agreement and a voting agreement, and negotiated the terms of those agreements. The material issues included the scope of the representations and warranties the GENBAND shareholders would make and remedies available to Sonus upon a breach, the ability of Sonus to respond to unsolicited proposals and to terminate the merger agreement to accept a superior proposal, the size of the termination fee payable by Sonus and the circumstances in which it would be payable, and whether Sonus would adopt certain provisions in its charter in lieu of being governed by DGCL Section 203.

        In light of the management structure then under consideration with Mr. Walsh as Chief Executive Officer of the combined publicly traded entity, it was determined that several Sonus directors who had not already met with Mr. Walsh would meet with him. Such meetings took place on August 19, August 27 and September 16, 2015.

        On August 18 and August 25, 2015, Mr. Dolan and the Chief Executive Officer of Company A discussed a potential transaction by telephone. No specific terms were discussed. On September 3, 2015, senior management of Sonus met with members of Company A's management at Company A's headquarters. No confidentiality agreement was executed, no specific terms were discussed and no consensus to continue discussions was reached.

        On August 21, 2015, the GENBAND and GB boards held a telephonic meeting in which its financial and legal advisors participated. Representatives of Guggenheim Securities discussed with the GENBAND and GB boards the financial metrics of each of GENBAND and Sonus and the potential synergy forecast for the proposed business combination. The GENBAND and GB boards also discussed the current state of the proposed merger agreement and related transaction agreements, open issues relating thereto and the status of due diligence.

        On September 8, 2015, the Sonus board held a telephonic meeting. The Sonus board discussed the status of due diligence efforts and negotiations on the documentation related to the proposed business combination with GENBAND, and the Sonus directors who recently met with Mr. Walsh reported on their meetings with him.

        The Sonus board met on September 16, 2015, with representatives of Evercore and WilmerHale in attendance. The Sonus board discussed the current status of negotiations and the remaining open issues in the various proposed agreements with GENBAND, as well as the status of the due diligence efforts. Sonus directors who met with Mr. Walsh for the first time earlier that day reported on their meeting with him. Representatives of Evercore noted that only one party contacted following the July 20, 2015 board meeting, Company A, had expressed any interest in exploring a transaction and no confidentiality agreements had been requested or executed. Management reported that based on its interactions with Company A, including most recently at the meeting with Company A two weeks earlier following which no further discussions or information had been requested, further interest by Company A did not appear likely based on Company A's lack of interest to date. Representatives of Evercore reviewed the current forecasts for Sonus and GENBAND, including the associated risks of achieving these forecasts, compared current forecasts to prior forecasts, and reviewed updated synergy estimates, valuation analyses of Sonus and GENBAND on a standalone basis, the relative values of each and the expected contributions of each to a combined entity. The Sonus board authorized continued discussions with GENBAND and continued due diligence.

        Between September 17, 2015 and November 13, 2015, Messrs. Dolan, Greenquist, Walsh and Raiford and senior management at Sonus and GENBAND, as well as representatives of Evercore, Guggenheim Securities and OEP, held several meetings and telephone conferences in which the financial results and forecasts of Sonus and GENBAND, including the risks of achieving these forecasts, as well as expected synergies and other potential benefits of a business combination, were discussed.

        On November 12, 2015, the Sonus board held a telephonic meeting in which Mr. Dolan reported to the Sonus board on Sonus' discussions with GENBAND since the prior Sonus board meeting. At that meeting, Mr. Dolan recommended that the Sonus board terminate discussions related to a business combination with GENBAND because the parties were unable to agree on relative valuations that would support a 50/50 equity split between the GENBAND shareholders and Sonus stockholders in light of risks facing each company at that time, including market risks associated with the then current customer demand for certain of the types of network communications products that each company sold and product and market development risks associated with new growth strategies that had been identified by each company. The Board accepted Mr. Dolan's recommendation and instructed Sonus management to terminate discussions with GENBAND relating to a possible business combination.

        On November 13, 2015, Messrs. Dolan and Walsh spoke by telephone and Mr. Dolan stated that Sonus had determined to terminate discussions relating to a business combination, which determination was confirmed by Sonus in writing on November 16, 2015.

        On March 7, 2016, Mr. Greenquist and Mr. Raiford met in New York to discuss recent financial and business results and to assess whether the companies should consider resuming discussions regarding a potential business combination in light of the passage of time and the possibility that the uncertainty caused by the risks facing each company in November 2015 had diminished. No substantive terms were discussed and following such meeting both parties determined that any further discussions should take place only after each party had better visibility into revenue for the second half of 2016.

        On September 6, 2016, Messrs. Walsh, Raiford, Dolan and Greenquist and other senior management of Sonus and GENBAND met in New York to discuss the financial results and prospects for each company, and on the following day, Mr. Dolan met with representatives of OEP, including Mr. Koven, to discuss the possibility of again exploring a business combination. No substantive terms were discussed.

        At a telephonic meeting held on September 14, 2016, the Sonus board approved resuming initial discussions with GENBAND concerning a possible business combination. The Sonus board determined to resume discussions with GENBAND regarding a potential business combination in light of the Sonus board's belief that remaining a stand-alone public company would present significant risks to Sonus and its stockholders, particularly in light of the challenging carrier spending environment, declining valuation multiples among both communications equipment and next generation networking peers and Sonus' lack of scale.

        On October 5, 2016, Messrs. Dolan and Lynch met in New York with GENBAND's lead independent director, Mr. Levy, and Mr. Koven, who continued throughout the negotiations between GENBAND and Sonus to be a principal representative of OEP, to discuss governance and management structure, and agreed to continue discussions in December 2016 after Sonus' regularly scheduled December board meeting so Sonus could focus on the integration of a recently acquired business.

        The Sonus board held a meeting on December 9, 2016, which representatives of Evercore and WilmerHale attended. Representatives of Evercore reviewed Sonus' recent financial results and stock price trading history, current projections in comparison to prior projections both for Sonus and for capital expenditure in the network communications market, preliminary valuation analyses for Sonus and strategic alternatives, including standalone operation, potential acquisitions, a business combination with GENBAND or other market participants or a sale of Sonus. The Sonus board discussed the various alternatives and concluded that Sonus should seek significant growth in an effort to improve profitability and be viewed more favorably by customers and that a business combination with GENBAND, particularly in light of each party's continued progress in implementing its growth strategies since the parties terminated discussions in November 2015, likely presented the best alternative for doing so. The Sonus board authorized continued discussions with GENBAND regarding a business combination.

        On December 20, 2016, Sonus and GENBAND entered into a new mutual confidentiality agreement, including a standstill provision. In late 2016, GENBAND began discussions with a strategic third party regarding a potential combination transaction. GENBAND and this third party signed a non-disclosure agreement, shared initial diligence and entered into a preliminary term sheet. After some exchange of preliminary due diligence information, these discussions failed to progress. GENBAND and the strategic third party terminated negotiations in February 2017.

        On January 5 and 6, 2017, Messrs. Dolan, Walsh and Raiford and other senior management of Sonus and GENBAND along with representatives of Evercore and OEP met in New York to explore a potential business combination. The participants discussed financial results and forecasts and due diligence items.

        On January 12, 2017, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. Representatives of Evercore reviewed preliminary financial analyses of Sonus and GENBAND on a standalone and combined basis, as well as a preliminary contribution analysis and preliminary synergy assumptions that were subject to due diligence and validation. Representatives of WilmerHale reviewed the fiduciary duties of the Sonus directors. The Sonus board discussed potential strategic and financial benefits of a business combination with GENBAND, including that the increased scale and diversification resulting from the proposed transaction would give the combined company greater flexibility to pursue acquisitions and other strategic transactions. Thereafter, the Sonus board authorized Mr. Lynch to negotiate with representatives of OEP regarding governance provisions applicable to OEP as a significant stockholder similar to those previously under negotiation in the prior discussions, and authorized management to evaluate potential synergies based on current operations and with assistance from Evercore negotiate relative valuations of Sonus and GENBAND.

        On January 23, 2017, members of management from Sonus, including Mr. Dolan, and GENBAND, including Mr. Walsh, and representatives of OEP met to review GENBAND's technologies. A similar meeting with Mr. Lynch and another Sonus director in attendance was held the next day.

        On January 25, 2017, representatives of Evercore and OEP discussed valuation of the proposed combined company. Representatives of Evercore presented information supporting their position that Sonus' stockholders should receive 60% of the combined entity.

        On February 2 and 3, 2017, Mr. Dolan, Mr. Walsh and representatives of Evercore and OEP had meetings and calls to discuss relative valuations, in which representatives of OEP presented information supporting their position that GENBAND shareholders should receive 60% of the combined entity.

        On February 6, 2017, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. Management and representatives of Evercore reported on discussions relating to relative valuations. Representatives of Evercore reviewed GENBAND's forecasts and updated synergy estimates, as well as potential valuation implications for Sonus stockholders of a combination reflecting the various equity splits proposed by each side. The Sonus board authorized continued discussions with GENBAND regarding relative valuations of GENBAND and Sonus. After this meeting, representatives of Evercore met with representatives of OEP to discuss relative valuations.

        On February 8, 2017, representatives of OEP proposed two alternatives for relative valuations of Sonus and GENBAND. One was an equal split of equity but with the combined entity issuing a note for $50 million to GENBAND shareholders and assuming, as part of GENBAND's outstanding liabilities, approximately $10 million in transaction expenses, in addition to accrued management fees payable by GENBAND to OEP, to be paid upon closing. The other was a post-combination equity split of 48% for Sonus stockholders and 52% for GENBAND shareholders, with the same assumption of GENBAND liabilities but without Sonus issuing a note.

        On February 9, 2017, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. Representatives of Evercore reviewed the recent proposals from OEP and the prospective financial impacts of those proposals to Sonus stockholders, as well as a preliminary valuation of Sonus on a standalone basis. The Sonus directors discussed potential governance and management structures for a combined entity and whether Evercore should be asked to again contact other potentially interested parties to examine possible alternatives to a business combination with GENBAND. The Sonus board authorized continued discussions with GENBAND but deferred making any decision about contacting third parties at that time.

        On February 13, 2017, representatives of WilmerHale began negotiations with representatives of Latham & Watkins over governance provisions, including the size of the board, the selection of initial nominees, the number of director designees thereafter accorded to OEP and the composition of board committees, as well as over issues on the merger and related agreements that remained open when prior negotiations had terminated in November 2015. Negotiations continued through May 22, 2017.

        On February 15, 2017, Messrs. Dolan and Lynch, representatives of Evercore and representatives of OEP met in New York and discussed relative valuations and the management structure for a combined entity. Representatives of Evercore proposed a transaction in which Sonus stockholders and GENBAND shareholders would each receive 50% of the equity of a combined entity, without the note or liability assumption reflected in OEP's prior proposal.

        On February 16, 2017, the Sonus board held a telephonic meeting in which representatives of Evercore, WilmerHale and Richards, Layton & Finger, P.A., Delaware counsel to Sonus (which we refer to as Richards, Layton & Finger), participated. The Sonus board discussed the status of negotiations with GENBAND. Representatives of Richards, Layton & Finger outlined the fiduciary duties of the Sonus directors in connection with the consideration of the proposed business combination with GENBAND. Management and representatives of Evercore reviewed the results of the outreach efforts in July and August 2015, the likelihood that those or other parties might have an interest in exploring an acquisition of or business combination with Sonus at this time, and potential competitive risks associated with contacting third parties to explore an acquisition of or business combination with Sonus. The Sonus board determined that, in light of the likely value presented by an acquisition or other business combination at that time, especially given the then current price of Sonus common stock, the lack of response from prior attempts to solicit interest and the market for network communication products in general, a business combination with GENBAND was viewed as the best reasonably available means to maximize value to Sonus stockholders, negotiations with GENBAND should continue and no outreach should be made to other parties.

        On February 23, 2017, representatives of OEP proposed a 50/50 equity split of the combined entity among Sonus stockholders and GENBAND shareholders, with the combined entity issuing a note for $25 million to the GENBAND shareholders, or a 48% interest to Sonus stockholders and a 52% interest to GENBAND shareholders with no note. This proposal also permitted Sonus to terminate the merger agreement to accept a superior proposal without having to first hold a stockholder vote to consider approval of the merger agreement but provided OEP the right to make market purchases of the combined entity's common stock, up to a 60% aggregate interest.

        Between February 26, 2017 and April 19, 2017, Mr. Lynch had discussions with representatives of OEP about the governance provisions and management structure of a combined entity. The material governance issues discussed included the size of the combined company's board, the selection of initial director nominees, the number of director designees thereafter accorded to OEP, the composition of board committees and who would serve as the initial chairman and the initial chief executive officer of the combined company.

        On February 28, 2017, Messrs. Dolan and Walsh met at an industry conference and continued their discussions regarding a potential business combination of Sonus and GENBAND, including potential management structures.

        On March 2, 2017, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. The Sonus directors discussed the current negotiations as to relative valuations and management structure of the combined entity and authorized continued discussions with GENBAND.

        On March 9, 2017, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. Mr. Lynch reported on his negotiations regarding the proposed governance provisions and management structure of the combined entity. The Sonus directors authorized continued discussions with GENBAND.

        On April 2, 2017, Mr. Lynch and representatives of Evercore and OEP, including Mr. Koven, met and discussed relative valuations, governance and management issues. The representatives of OEP reiterated the proposal made on February 23, 2017 as to relative valuations, and proposed a board comprised of nine members, with five directors nominated by OEP, including two independent directors, and four directors nominated by Sonus, including Mr. Dolan as Chief Executive Officer of the combined entity.

        On April 6, 2017, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. The Sonus board discussed the current status of negotiations, including the most recent proposal from OEP, and authorized continued discussions with GENBAND.

        On April 17, 2017, representatives of Sonus, GENBAND, WilmerHale, Latham & Watkins, Evercore and OEP met by telephone and discussed the diligence efforts required prior to reaching definitive agreements for a business combination, including an analysis of synergies to be achieved, as well as a projected timeline to complete such diligence and finalize definitive documentation for a business combination.

        On April 19, 2017, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. Mr. Lynch reported on the status of his discussions with representatives of OEP regarding governance provisions and the management structure for the combined entity. The Sonus board authorized continued discussions related to a business combination providing for a 50/50 equity split between the Sonus stockholders and the GENBAND shareholders, plus a note of the combined entity for up to $25 million payable to the GENBAND shareholders, subject to continued due diligence of GENBAND's existing liabilities, a board comprised of nine directors, with five chosen by OEP of which two must be independent, and four chosen by Sonus including the Chair and Chief Executive Officer.

        On April 21, 2017, representatives of WilmerHale and Latham & Watkins began exchanging drafts of the merger agreement, stockholders agreement, registration rights agreement and voting agreement and continued negotiating such agreements through May 22, 2017. The material issues negotiated were the definition of independent director, the structures of the board committees of the combined entity, the size of the termination fee payable by Sonus and the circumstances in which the fee would be payable, and the ability of OEP to acquire shares of the combined entity in the market following the business combination.

        On May 2, 2017, senior management of Sonus and GENBAND, as well as representatives of Evercore and OEP, met in New York to commence the final confirmatory due diligence process.

        On May 4, 2017, the independent directors of the GENBAND board (Messrs. Bayless, Lancaster, Levy and Rothrock) (which we refer to as the GENBAND Advisory Committee) held a telephonic meeting after being informed by members of the GENBAND board that the GENBAND Advisory Committee would be re-established, in which representatives of Baker Botts L.L.P. (which we refer as Baker Botts) participated. The meeting was convened in order to consider and approve various initial matters, including the retention of legal and financial advisors. The GENBAND Advisory Committee retained Baker Botts as independent legal counsel and resolved to again utilize the services of Guggenheim Securities in connection with their committee responsibilities. The GENBAND Advisory Committee also appointed Mr. Levy to serve as its chairman.

        On May 5, 2017, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. Members of management and Evercore reported on the status of negotiations relating to documentation regarding the transaction and governance structure, as well as the diligence and valuation activities underway. The Sonus board authorized continued negotiations with GENBAND.

        On May 10, 2017, the GENBAND and GB boards held a regularly scheduled in-person meeting in which representatives of Latham & Watkins participated. At this meeting, the GENBAND and GB boards attended to regular business matters and also discussed various aspects of the proposed transaction with Sonus, including the potential synergies between GENBAND and Sonus, Sonus' financial performance and the process and timing to get to a potential signing of the merger agreement. Representatives of Latham & Watkins reviewed with the GENBAND and GB boards the current drafts of the transaction agreements, including the merger agreement, the stockholders agreement, the voting agreement and the registration rights agreement. The GENBAND and GB boards further determined that Guggenheim Securities should be re-engaged to provide financial advisory services to GENBAND and update their financial analysis performed in 2015. The GENBAND board also determined that the GENBAND Advisory Committee should be established and authorized to make a recommendation to the GENBAND board regarding the value of the consideration to be received by GENBAND shareholders in the proposed transaction as contemplated by the GENBAND Articles of Association, and further approved and ratified the actions taken by the GENBAND Advisory Committee at its meeting on May 4, 2017.

        On May 11, 2017, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. The Sonus board discussed the open issues in the definitive agreements, as well as the size and terms of the note to be issued by the combined entity as additional consideration for the GENBAND shareholders and the existing GENBAND liabilities (including accrued management fees owed to OEP and other transaction expenses). Management then reviewed a five-year operating plan that had been circulated in advance of the meeting, including the underlying assumptions, noting that while it was not customary for Sonus to prepare such plans, Evercore required a five-year plan to complete its financial analyses. The Sonus board approved the five-year operating plan and authorized that it be provided to GENBAND and used by Evercore in its financial analyses of the business combination.

        On May 17, 2017, the Sonus board held a telephonic meeting in which representatives of Evercore and WilmerHale participated. Senior management reviewed the current status of negotiations and remaining issues on the definitive documentation. Representatives of Evercore reviewed the structure and expected financial terms of the proposed business combination, sources and uses of funds and the pro forma capitalization of the combined entity, key governance terms, Evercore's process for evaluating the financial terms of the transaction and preliminary financial analyses of Sonus and GENBAND, and of the combined entity, in light of historical and projected financial results for each company and anticipated cost synergies developed by management. Senior management reviewed the anticipated cost synergies and the process to develop such estimates, as well as adjustments that management had made to GENBAND financial projections provided by GENBAND management, including the basis for making such adjustments. The Sonus board discussed the expected synergies as well as the proposed adjustments to the GENBAND projections and determined both to be reasonable and appropriate for Evercore to use in its financial analyses.

        On May 17 and 18, 2017, representatives of Evercore and OEP finalized the terms of the note to be issued by the combined entity to GENBAND shareholders, decreasing the face value to $22.5 million, providing for an annual interest rate of 7.5% for the first six months and 10% thereafter, as well as agreeing that the accrued management fees payable to OEP would not exceed $10 million. Representatives of Latham & Watkins and WilmerHale finalized the terms of all the transaction documents, including the form of note.

        On May 19, 2017, the GENBAND and GB boards held a telephonic meeting in which representatives of Latham & Watkins participated. At this meeting, the GENBAND and GB boards discussed the terms of the proposed transaction with Sonus, including the proposed 50/50 equity split between the parties, the use of a volume weighted average price (or VWAP) or similar mechanic for determining the market value of the merger consideration to be determined pursuant to the GENBAND Articles of Association shortly before the closing of the mergers, the note, and the payment of accrued management fees owed to OEP and transaction expenses, including the payment of the fee to Guggenheim Securities. The Latham & Watkins representatives observed that the use of a VWAP or similar mechanic is common in merger and acquisition transactions where one of the parties involved has publicly traded securities. In addition, the GENBAND and GB boards discussed the treatment of unvested Sonus equity awards, which would survive the proposed mergers.

        On May 22, 2017, the GENBAND Advisory Committee held a telephonic meeting in which representatives of Guggenheim Securities and Baker Botts participated. Representatives of Guggenheim Securities discussed the proposed provisions of the merger agreement requiring the value of the merger consideration to be determined by the GENBAND board using a VWAP of Sonus common stock shortly before closing. The Guggenheim Securities representatives noted that it would be unusual for the valuation in a transaction involving a publicly traded company such as Sonus to be determined using metrics other than the market price of the publicly traded security. The Guggenheim Securities representatives suggested that using a VWAP determined on a trading window consisting of as few days as possible prior to closing would be an appropriate time period that would be indicative of the value of the merger consideration. In particular, the GENBAND Advisory Committee and the Guggenheim Securities representatives discussed shortening the VWAP trading window in the draft merger agreement, and the advantages and disadvantages thereof. The GENBAND Advisory Committee also inquired about the fairness opinion of Guggenheim Securities to be delivered to the GENBAND board prior to the execution of the merger agreement, as well as the potential for delivery of valuation materials to the GENBAND Advisory Committee regarding the merger consideration shortly prior to closing. The members of the GENBAND Advisory Committee made inquiries of Guggenheim Securities regarding the potential benefit of investor disclosures following the public announcement of the transaction. Following the departure of the Guggenheim Securities representatives from the meeting, the GENBAND Advisory Committee discussed the advantages and disadvantages of using

VWAP in determining the value of the merger consideration, as well as the appropriate time window thereof. The GENBAND Advisory Committee unanimously approved making a recommendation to the GENBAND board of a 5-day VWAP to determine the value of the merger consideration for purposes of the GENBAND Articles of Association, coupled with a recommendation that the GENBAND board direct management to conduct a robust investor relations campaign with respect to the transaction to highlight the financial merits of the business combination. Immediately following the meeting, Mr. Levy relayed such recommendations to the GENBAND board.

        On May 22, 2017, the GENBAND and GB boards held a telephonic meeting to consider approval of the proposed merger agreement. At this meeting:

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  representatives of Latham & Watkins reviewed with the GENBAND and GB boards their fiduciary duties when considering the proposed transaction and the requirements of the GENBAND Articles of Association;

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  Messrs. Walsh and Raiford and representatives of Latham & Watkins reviewed with the GENBAND and GB boards the outcome of the negotiations with Sonus and the terms and conditions of the proposed merger agreement and related transaction documents;

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  the GENBAND board considered and approved the recommendation of the GENBAND Advisory Committee to utilize a 5-day VWAP to determine merger consideration and require an investor relations campaign with respect to the transaction; and

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  representatives of Guggenheim Securities reviewed with the GENBAND and GB boards Guggenheim Securities' financial analysis of the merger consideration to be received by the GENBAND shareholders, GB stockholders and GB II stockholders, and rendered an oral opinion, confirmed by delivery of a written opinion dated May 23, 2017, to the GENBAND and GB boards to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, taking into account the Sonus merger, the merger consideration to be received by the GENBAND shareholders, GB stockholders and GB II stockholders was fair, from a financial point of view, to the GENBAND shareholders, GB stockholders and GB II stockholders, as a whole. See the section entitled "—Opinion of GENBAND's Financial Advisor" beginning on page 154 of this joint proxy statement/prospectus.

        The GENBAND and GB boards considered various reasons to approve the merger agreement (see the section entitled "—Reasons of GENBAND, GB and GB II for the Transactions" beginning on page 168 of this joint proxy statement/prospectus), including certain countervailing factors. After discussions with its financial and legal advisors and Messrs. Walsh and Raiford, and in light of the reasons considered, the GENBAND and GB boards (i) approved the merger agreement and the consummation of the transactions contemplated thereby, including the GENBAND merger and the GB merger, upon the terms and subject to the conditions set forth in the merger agreement, (ii) determined that the terms of the merger agreement and the transactions contemplated thereby, including the GENBAND and GB mergers, are advisable and in the best interests of, GENBAND shareholders and GB stockholders, respectively, (iii) directed that the GENBAND merger and GB merger and the merger agreement be submitted to GENBAND shareholders and GB stockholders, respectively, for approval, (iv) recommended that GENBAND shareholders and GB stockholders approve the GENBAND merger and GB merger, respectively, and the merger agreement, and (v) declared that the merger agreement is advisable.

        On May 22, 2017, the board of directors of GB II, which was comprised entirely of officers of GENBAND, also approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the GB II merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of GB II and its stockholders, directed that the GB II merger and the merger agreement be submitted to its stockholders for approval and recommended that such stockholders approve the GB II merger and adopt the merger agreement.

        On May 22, 2017, the Sonus board held two telephonic meetings in which representatives of Evercore and WilmerHale participated. Members of senior management reported on the final resolution of the terms of the transactions and of issues in the definitive documentation. Representatives of WilmerHale reviewed the terms of the merger agreement, stockholders agreement, registration rights agreement and voting agreement, and advised the Sonus directors of their fiduciary duties regarding their consideration and approval of the transaction. Representatives of Evercore reviewed the terms of the transaction, various trading multiples implied for Sonus and GENBAND based on such terms, the sources and uses of funds in the transaction and the pro forma capitalization of the combined entity, as well as various financial analyses it had performed as to the standalone valuation of both Sonus and GENBAND, including discounted cash flow, peer trading multiple, precedent transaction multiple and present value of future share price analyses. Representatives of Evercore also referred to certain pro forma combination analyses and certain historical trading prices and research analyst price targets for the Sonus common stock that Evercore provided as additional reference points for the directors to consider. Representatives of Evercore then rendered to the Sonus board its oral opinion, subsequently confirmed by delivery of its written opinion, dated May 22, 2017, that, as of the date of its opinion and based upon and subject to the procedures followed, matters considered, assumptions and qualifications set forth in its opinion, that the Sonus exchange ratio is fair, from a financial point of view, to the holders of the Sonus common stock and the GENBAND total consideration, taking into account a significant portion of the GENBAND total consideration is in the form of the combined entity's common stock, is fair, from a financial point of view, to Sonus. After discussing the final terms of the merger agreement, stockholders agreement and related agreements, as well as the terms of the proposed transaction with GENBAND, the Sonus board unanimously approved the merger agreement, stockholders agreement and related agreements, and recommended that Sonus stockholders vote to adopt the merger agreement. In addition, the Sonus board resolved to amend the By-laws of Sonus to add an exclusive forum provision.

        On May 23, 2017, Sonus, the GENBAND parties and the other parties to the merger agreement executed the merger agreement. On the same day, before the opening of trading on NASDAQ, Sonus and GENBAND issued a joint press release announcing the execution of the merger agreement.

        On June 20, 2017, Sonus management furnished to Evercore revised estimates of the net operating losses of Sonus and the GENBAND parties, together with corresponding revisions to the applicable tax rate estimates (which we refer to collectively as the Management Revised Tax Rate and NOL Estimates). As they relate to Sonus, the Management Revised Tax Rate and NOL Estimates included updated NOL carryover estimates as of March 31, 2017, a revised schedule of projected NOLs usage based on updated assumptions around transfer pricing, and current NOLs expiration schedule and revised standalone tax rates used in the Discounted Cash Flow Analyses. As they relate to the GENBAND parties, the Management Revised Tax Rate and NOL Estimates excluded the impact of NOLs and standalone revised tax rates used in undertaking the Discounted Cash Flow Analyses. Sonus requested that Evercore evaluate, as of May 22, 2017 and taking into account the Management Revised Tax Rate and NOL Estimates, the fairness of the Sonus exchange ratio, from a financial point of view, to the holders of Sonus common stock and the fairness of the GENBAND total consideration, taking into account a significant portion of such GENBAND total consideration is in the form of New Solstice common stock, from a financial point of view, to Sonus.

        On June 22, 2017, at a telephonic meeting of the Sonus board in which representatives of Evercore and representatives of WilmerHale participated, representatives of Evercore reviewed with the Sonus board Evercore's updated analyses and the differences between the updated analyses and the analyses that were presented to the Sonus board at the May 22, 2017 Sonus board meeting. Representatives of

Evercore rendered an oral opinion, subsequently confirmed by delivery of a written opinion (which we refer to as the Second Evercore Opinion) that, based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, as of May 22, 2017 and taking into account the Management Revised Tax Rate and NOL Estimates, the Sonus exchange ratio was fair, from a financial point of view, to the holders of Sonus common stock and the GENBAND total consideration, taking into account a significant portion of such GENBAND total consideration is in the form of New Solstice common stock, was fair, from a financial point of view, to Sonus.

        Following receipt of the Second Evercore Opinion, the Sonus board reaffirmed its recommendation that the Sonus stockholders approve the Sonus merger and adopt the merger agreement.

Recommendation of the Sonus Board; Sonus' Reasons for the Mergers

        At a meeting held on May 22, 2017, the Sonus board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including without limitation the mergers, are advisable, fair to and in the best interests of Sonus and the Sonus stockholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, and (iii) directed that the merger agreement be submitted to Sonus stockholders for their adoption and recommended that the Sonus stockholders adopt the merger agreement in accordance with applicable law.

        In the course of reaching its recommendation, the Sonus board consulted with Sonus' senior management and financial advisor, Evercore, outside legal counsel, WilmerHale, and Delaware counsel, Richards, Layton & Finger, and considered a number of factors, both positive and negative, and potential benefits and detriments of the mergers to Sonus and its stockholders. The Sonus board also considered strategic alternatives reasonably available to Sonus, including remaining a stand-alone public company or pursuing a strategic transaction with another third party. For the reasons described below, including the risks of remaining a standalone public company and the lack of significant interest of other third parties in pursuing a strategic transaction with Sonus, the Sonus board determined that the proposed transaction with GENBAND is the best reasonably available alternative for Sonus.

        The decision of the Sonus board to enter into the merger agreement was the result of careful consideration by the Sonus board of numerous factors weighing positively in favor of the merger, including the following material factors:

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  the Sonus board's belief, based on prior experience at Sonus and in the telecommunications industry generally, that remaining a standalone company would present significant risks for Sonus because:

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  the significant consolidation among customers of Sonus in the telecommunications industry has left Sonus with fewer customers and facing increased competition;

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  in light of this customer consolidation, the telecommunications carrier spending environment remains depressed; and

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  Sonus lacks the size and scale necessary to compete effectively with its larger, better capitalized competitors;

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  the Sonus board's belief that GENBAND has made significant progress in implementing its growth strategies since the parties terminated discussions regarding a potential business combination in November 2015, including the progress made in product and market development efforts for GENBAND's next generation communications platform as a service (CPaaS) products branded under Kandy. The Sonus board believed that this progress significantly reduced the risks associated with GENBAND's business, as compared to the risks associated with GENBAND's future business in November 2015;

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  the Sonus board's belief that, in light of this progress, a combination with GENBAND would allow Sonus to benefit from deeper and broader account coverage, product diversification, significant economies of scale and cost savings and significantly improved profitability and cash flows, which the Sonus board believes will facilitate investment in existing growth initiatives and new technologies and drive greater revenues in the future;

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  the strategic review undertaken by the Sonus board and management and their view of the challenges facing participants in the telecommunications industry, including increasing competition, declining valuation multiples among communications equipment and next generation peers, potential consolidation of other industry participants and the impact of such factors on the strategic alternatives reasonably available to Sonus if it did not pursue the mergers;

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  the synergies and other benefits to the combined company that could result from the mergers, including an enhanced competitive and financial position, increased scale and the potential to realize, according to Sonus management, an estimated $57 million in run-rate cost synergies by 2020, which are summarized in further detail under the heading "The Mergers—Certain Prospective Financial Information of Sonus and GENBAND—Estimated Cost Synergies" and which the Sonus board believed exceed any cost-reduction benefits that reasonably could be achieved by Sonus on a stand-alone basis because Sonus' publicly announced cost-reduction initiatives had improved Sonus' cost structure significantly, thereby making achievement of further stand-alone cost-reduction benefits unlikely;

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  the fact that, during and following the bidder outreach conducted by Evercore following the July 20, 2015 meeting of the Sonus board, no third party other than GENBAND expressed significant interest in pursuing a strategic transaction with Sonus;

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  the Sonus board's understanding of the respective businesses, operations, financial condition, earnings, strategy and prospects of Sonus and GENBAND, including the report of Sonus' management and Sonus' advisors on the results of their due diligence review of GENBAND and its assets, liabilities, earnings and financial condition, as well as Sonus' and GENBAND's historical and projected financial performance;

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  the fact that, since the consideration to be received by Sonus stockholders in connection with the Sonus merger will consist of shares of New Solstice common stock, Sonus stockholders will own approximately 50% of the combined company and have the opportunity to participate in the future earnings and expected growth of the combined company and any future appreciation in the value of the combined company's common stock should they decide to retain the shares of New Solstice common stock payable in connection with the Sonus merger;

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  the price negotiations that occurred between the parties resulting in Sonus stockholders owning approximately 50% of the combined company;

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  the opinion of Evercore rendered to the Sonus board on May 22, 2017, which was subsequently confirmed by delivery of a written opinion dated such date, and, at the request of management of Sonus, rendered to the Sonus board on June 22, 2017, and subsequently confirmed by delivery of a written opinion dated such date, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in Evercore's written opinions, the Sonus exchange ratio was fair from a financial point of view to Sonus stockholders and the GENBAND total consideration was fair, from a financial point of view, to Sonus, as more fully described in the section entitled "—Opinion of Sonus' Financial Advisor" of this joint proxy statement/prospectus;

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  the fact that, apart from the promissory note, the combined company is not expected to incur any indebtedness in connection with the mergers;

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  the post-closing governance structure of the combined company under the terms of the merger agreement (see the section entitled "Management and Other Information of the Combined Company") and the stockholders agreement (see the section entitled "Other Related Agreements—Principal Stockholders Agreement"), including that:

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  the combined company's board of directors initially will consist of nine directors;

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  Richard J. Lynch, the current Chairman of the Sonus board, will be the Chairman of the combined company's board of directors;

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  Raymond P. Dolan, the current Chief Executive Officer of Sonus and a member of the Sonus board, will be the Chief Executive Officer of the combined company and a member of the combined company's board of directors;

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  Sonus will have the right to designate two other directors who qualify as independent for purposes of applicable SEC and stock exchange rules;

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  two of the five directors of the combined company who will be designated by GENBAND under the merger agreement must be independent for purposes of applicable SEC and stock exchange rules, as well as the stockholders agreement;

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  following the completion of the mergers, the number of directors whom the OEP Stockholders will have the right to designate to serve on the combined company's board of directors will decrease as the OEP Stockholders dispose of the shares of New Solstice common stock that they initially acquire in connection with the mergers and a sufficient number of these nominees must be independent to ensure that a majority of the combined company's directors are independent;

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  the rights of the OEP Stockholders to designate directors of the combined company are not transferrable;

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  the nominating and corporate governance committee of the combined company's board of directors will consist of three directors (i) who will be selected by a majority of the independent directors serving on the combined company's board of directors, and (ii) at least two of whom will not be designates of the OEP Stockholders;

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  the nominating and corporate governance committee of the combined company's board of directors will determine the size and membership of the audit committee, the compensation committee and any committee formed to consider a transaction between the combined company and an OEP Stockholder or any of its affiliates; and

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  transactions between an OEP Stockholder or any of its affiliates must be approved by a majority of the independent directors of the combined company;

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  the obligations of the OEP Stockholders under the stockholders agreement, including their voting obligations and standstill and transfer restrictions, as more particularly described under the section entitled "Other Related Agreements—Principal Stockholders Agreement";

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  the Sonus board's view that while the merger agreement contains a covenant prohibiting Sonus from soliciting third party acquisition proposals, it permits the Sonus board to change or withdraw its recommendation in favor of the merger agreement in connection with a superior proposal or an intervening event (as defined under the heading "The Merger Agreement—No Solicitation—No Solicitation by Sonus" beginning on page 202 of this joint proxy statement/prospectus), or to discuss, negotiate and enter into an agreement with a third party providing for a superior proposal, in each case if the Sonus board determines in good faith, after consultation with its legal and financial advisors, that the failure to do so would be inconsistent with the Sonus board's fiduciary duties under applicable law, subject to the payment by Sonus of a termination fee of $14.5 million if Sonus terminates the merger agreement to enter into an agreement for a superior proposal;

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  the ability of Sonus and GENBAND to complete the mergers, in a timely manner, including the lack of any financing conditionality in the merger agreement, Sonus' ability to specifically enforce GENBAND's obligations under the merger agreement, and the strong contractual commitments of both parties with respect to the regulatory approvals required to complete the merger;

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  Sonus and GENBAND expect and intend that the Sonus merger will qualify as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other mergers, will qualify as a transfer of property to New Solstice described in Section 351 of the Code;

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  the fact that the merger is subject to the approval of Sonus stockholders; and

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  the other material terms and conditions of the merger agreement, including, among other things, the representations, warranties and covenants of the parties, the conditions to closing of the merger and the parties' termination rights.

        In the course of its deliberations, the Sonus board also identified and considered a variety of risks and countervailing factors weighing negatively against the merger, including the following material factors:

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  the risk that the significant synergies and other benefits expected to result from the mergers may not be fully realized, including if governmental entities impose conditions on Sonus and GENBAND that adversely impact the ability of the combined company to realize these synergies and other benefits;

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  the challenges inherent in combining the businesses, operations and workforces of Sonus and GENBAND, including the potential for unforeseen difficulties in integrating operations and systems and the possible distraction of management attention for an extended period of time;

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  that the combined company will incur $22.5 million of indebtedness payable to GENBAND shareholders, other than GB and GB II, in the form of the promissory note in connection with the mergers;

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  that, notwithstanding the provisions of the stockholders agreement and the New Solstice charter, the OEP Stockholders will be able to exert significant influence on the combined company by virtue of their ownership of a significant percentage of the outstanding shares of New Solstice common stock, including with respect to major transactions that require stockholder action;

  •
  the possible disruption to Sonus' business that may result from the announcement of the transaction and the risk that, despite the efforts of Sonus prior to the consummation of the merger, Sonus and GENBAND may not be able to retain key personnel during the transition and/or following the mergers;

  •
  the potential for management focus and resources being diverted from operational matters and other strategic opportunities prior to closing and abiding by the terms of the merger agreement restricting the operation of Sonus' business during the period between the signing of the merger agreement and the completion of the mergers, which could lead to the loss of business opportunities for Sonus;

  •
  the risk that GENBAND's financial profile could change between the date of the merger agreement and the completion of the mergers, which could impact the value of the combined company's common stock that Sonus stockholders will receive as consideration;

  •
  the risk that the termination fee of $14.5 million to be paid to GENBAND if the merger agreement is terminated under circumstances specified in the merger agreement may discourage other parties that may otherwise have an interest in a business combination with Sonus (see the section entitled "The Merger Agreement—Termination Fee");

  •
  the terms of the merger agreement that place limitations on the ability of Sonus to maintain, initiate or solicit or knowingly encourage or facilitate (including by way of furnishing information which has not been previously publicly disseminated) any inquiries with respect to, or the making of any proposal which constitutes, or would reasonably be expected to lead to, a Sonus acquisition proposal (see the section entitled "The Merger Agreement—No Solicitation—No Solicitation by Sonus");

  •
  the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Sonus and GENBAND and the transaction expenses arising from the merger;

  •
  the risk that Sonus stockholders or GENBAND shareholders may vote against adoption of the merger agreement, particularly in light of the possibility that certain shareholders or stockholders (as applicable) of the GENBAND parties, by operation of the GENBAND liquidation waterfall, may not receive any consideration in the mergers; and

  •
  the risks of the type and nature described in the section of this joint proxy statement/prospectus entitled "Risk Factors."

        The Sonus board also considered the interests that the executive officers and directors of Sonus have with respect to the mergers in addition to their interests as stockholders of Sonus generally (see the section entitled "The Mergers—Interests of Directors and Executive Officers in the Transactions—Interests of Directors and Executive Officers of Sonus in the Transactions").

        The Sonus board concluded that the negative factors and potential detriments associated with the proposed transaction with GENBAND are significantly outweighed by the positive factors and potential benefits that it expects the Sonus stockholders to achieve as a result of the transaction, including the Sonus board's belief that the proposed transaction would mitigate the risks and uncertainties affecting the future prospects of Sonus as a standalone company.

        Accordingly, after careful consideration, the Sonus board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including without limitation the mergers, are advisable, fair to and in the best interests of Sonus and the Sonus stockholders, (ii) adopted and approved the merger agreement and the transactions contemplated thereby, and (iii) directed that the merger agreement be submitted to Sonus stockholders for their adoption and recommended that the Sonus stockholders adopt the merger agreement in accordance with applicable law.

        Although the foregoing discussion sets forth the material factors considered by the Sonus board in reaching its recommendation, it is not intended to be exhaustive and may not include all of the factors considered by the Sonus board, and each director may have considered different factors or given different weight to each factor. The above factors are not presented in any order of priority. In view of the variety of factors, the amount of information and the complexity of the matters considered, the Sonus board did not find it practicable to, and did not, make specific assessments of, or assign relative weights to, the specific factors considered in reaching its recommendation. The explanation of the reasoning of the Sonus board and certain information presented in this section are forward-looking in nature and should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" of this joint proxy statement/prospectus.

        The Sonus board unanimously recommends that the Sonus stockholders vote (i) "FOR" the Sonus merger proposal, (ii) "FOR" each of the Sonus governance-related proposals, (iii) "FOR" the Sonus adjournment proposal and (iv) "FOR" the Sonus executive compensation proposal.

Certain Prospective Financial Information of Sonus and GENBAND

        Although Sonus has historically provided limited short-term financial guidance publicly, neither Sonus nor GENBAND as a matter of course makes public long-term financial forecasts as it relates to its projected revenues, earnings or other financial metrics due to the unpredictability and uncertainty of the underlying assumptions and estimates. However, in connection with their review of the mergers, the Sonus board and Evercore, Sonus' financial advisor, and the GENBAND board and Guggenheim Securities, GENBAND's financial advisor, considered certain prospective financial information of Sonus and GENBAND, including estimated cost synergies that are anticipated to be achieved as a result of the mergers. This prospective financial information is summarized below.

        This prospective financial information was not prepared for the purpose of public disclosure, nor was it prepared in compliance with published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, but in the view of Sonus management and GENBAND management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Sonus management's and GENBAND management's knowledge and belief, the expected course of action and the expected future financial performance of Sonus and GENBAND and the estimated cost synergies to be derived in connection with the mergers. The inclusion of this prospective financial information below should not be regarded as an indication that Sonus or the Sonus board or GENBAND or the GENBAND board, considered, or currently considers, such information to be a reliable predictor of actual future results. Although Sonus management and GENBAND management believe there is a reasonable basis for this prospective financial information, Sonus and GENBAND caution stockholders that future results could be materially different from the prospective financial information presented below. The summary of this prospective financial information is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the Sonus merger proposal or the GENBAND merger proposals, but because this prospective financial information was, to the extent indicated below, made available to Sonus, the Sonus board and its financial advisor, and to GENBAND, the GENBAND board and its financial advisor, in connection with the consideration and evaluation of the mergers and the merger agreement. Neither Sonus' nor GENBAND's independent registered public accounting firm, nor any other independent accountant, has examined, compiled or performed any procedures with respect to the accompanying prospective financial information or expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for and have disclaimed any association with such information.

        The prospective financial information presented below is subjective in many respects and, as a result, subject to interpretation. While presented with numeric specificity, this prospective financial information is based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the management of Sonus, GENBAND and/or New Solstice. Important factors that may affect actual results and cause actual results to differ from this prospective financial information include, but are not limited to, risks and uncertainties relating to Sonus', GENBAND's or the combined company's businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, the ability of Sonus and GENBAND to integrate their businesses successfully and to achieve anticipated synergies, and other factors described under "Cautionary Statement

Regarding Forward-Looking Statements" beginning on page 56 of this joint proxy statement/prospectus. See also "Where you Can Find More Information" and "Risk Factors" beginning on pages 349 and 58, respectively, of this joint proxy statement/prospectus. This prospective financial information also reflects assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from this prospective financial information. Accordingly, there can be no assurance that any forecasts and/or synergies will be realized or that actual results will not be significantly lower or higher than estimated. Portions of the prospective financial information cover multiple years. Such information by its nature becomes less predictive with each successive year.

        The prospective financial information presented below contains certain non-GAAP financial measures that Sonus and GENBAND believe are helpful in understanding the respective past financial performance and future projected financial results of the respective parties to the mergers. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP, may not be reported by all competitors of Sonus or GENBAND and may not be directly comparable to similarly titled measures of their respective competitors due to potential differences in the exact method of calculation.

        None of Sonus, GENBAND, New Solstice or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ materially from the prospective financial information presented below, and neither company undertakes any obligation to update, or otherwise revise or reconcile, this prospective financial information to reflect circumstances existing after the date such forward-looking information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying this prospective financial information is shown to be in error. Except as required by applicable securities laws, neither Sonus nor GENBAND, nor New Solstice, intends to make publicly available any update or other revision to this prospective financial information, even in the event that any or all assumptions are shown to be in error. You should review Sonus' Annual Report on Form 10-K filed with the SEC on February 27, 2017 and Sonus' Quarterly Reports on Form 10-Q filed with the SEC on April 27, 2017 and August 4, 2017 and, with respect to GENBAND, the information included in this joint proxy statement/prospectus. None of Sonus, GENBAND, New Solstice or their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding Sonus', GENBAND's or New Solstice's ultimate performance compared to the information contained in this prospective financial information or that forecasted results will be achieved. Neither Sonus nor GENBAND has made any representation to the other, in the merger agreement or otherwise, concerning any prospective financial information.

Sonus Management Forecasts

        Sonus management prepared and provided to GENBAND, as well as to Sonus' and GENBAND's respective financial advisors and boards of directors, non-public, unaudited prospective internal financial information regarding Sonus' anticipated future operations for the fiscal years ending December 31, 2017 through 2021. This unaudited prospective financial information (which we refer to as the Sonus management forecasts) was prepared and provided in May 2017, treating Sonus on a stand-alone basis, without giving effect to, and as if Sonus never contemplated, the mergers including the impact of negotiating or executing the mergers, the expenses that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect of any business or strategic decision or action that has been or will be taken as a result of the mergers agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers.

        The following table summarizes the Sonus management forecasts:

Summary of the Sonus Management Forecasts(1)

	2017E	2018E	2019E	2020E	2021E
Revenue	$260	$265	$272	$280	$288
Adjusted EBITDA(2)	$22	$26	$33	$40	$47
Unlevered Free Cash Flow(3)	$4	$1	$12	$18	$24

(1)
All figures in U.S. dollars in millions.

(2)
Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is calculated as operating income (loss) before net interest income/(expense) and income taxes. Additionally, it excludes acquisition-related costs, amortization of acquired intangible assets, depreciation expense, restructuring expense and stock-based compensation.

(3)
Not provided by Sonus or GENBAND management or provided to GENBAND or its financial advisors. Reflects Unlevered Free Cash Flow as calculated by Evercore as Adjusted EBITDA including stock-based compensation expense, less cash taxes, change in net working capital and capital expenditures, utilizing the projected statements of cash flows and projected cash taxes to be paid for forward looking periods as provided by Sonus management.
GENBAND Management Forecasts

        In connection with the review of the mergers, GENBAND's management prepared and provided to Sonus, as well as GENBAND's financial advisor and board of directors, non-public, unaudited prospective internal financial information regarding GENBAND's anticipated future operations for the fiscal years ending December 31, 2017 through 2021. This unaudited prospective financial information (which we refer to as the GENBAND management forecasts) was prepared and provided in May 2017, treating GENBAND on a stand-alone basis, without giving effect to, and as if GENBAND never contemplated, the mergers including the impact of negotiating or executing the mergers, the expenses that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers.

        The following table summarizes the GENBAND management forecasts:

Summary of the GENBAND Management Forecasts(1)

	2017E		2018E	2019E	2020E	2021E
Revenue	$423		$427	$448	$480	$519
Adjusted EBITDA(2)	$45	(3)	$55	$68	$84	$100
Unlevered Free Cash Flow(4)	$24		$40	$51	$54	$71

(1)
All figures in U.S. dollars in millions.

(2)
Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is calculated as operating income (loss) before net interest income/(expense) and income taxes. Additionally, it excludes acquisition-related costs, amortization of acquired intangible assets, depreciation expense, OEP management fees, restructuring expense and stock-based compensation.

(3)
GENBAND management provided an Adjusted EBITDA forecast for 2017 of $48 million. GENBAND management included in its calculation of Adjusted EBITDA approximately $3 million of certain expense items, which were excluded from the calculation performed by Sonus management, which resulted in the figure presented in the table above.

(4)
Not provided by Sonus or GENBAND management or provided to GENBAND or its financial advisors. Reflects Unlevered Free Cash Flow as calculated by Evercore as Adjusted EBITDA including stock-based compensation expense, less cash taxes, change in net working capital and capital expenditures, utilizing the projected statements of cash flows and projected cash taxes to be paid for forward looking periods as provided by GENBAND management.

Adjusted GENBAND Forecasts

        In May 2017, Sonus management prepared and provided to Evercore and the Sonus board, non-public, unaudited prospective internal financial information regarding GENBAND's anticipated future operations for the fiscal years ending December 31, 2017 through 2021, which was based on the modified GENBAND management forecasts but which reflected adjustments that Sonus management deemed appropriate and consistent with assumptions used by Sonus management in preparing the Sonus management forecasts. These adjustments consisted of reducing GENBAND's revenue growth forecasts to more closely reflect historical trends and market growth rates, as well as moderating GENBAND's forecasted gross margin improvements and operating expense reductions, as a percentage of revenue, to reflect the lowered revenues being projected in the revised forecast. We refer to this information as the adjusted GENBAND forecasts. The adjusted GENBAND forecasts were not made available to GENBAND or its financial advisor.

        The following table summarizes the adjusted GENBAND forecasts:

Summary of the Adjusted GENBAND Forecasts(1)

	2017E	2018E	2019E	2020E	2021E
Revenue	$411	$396	$392	$391	$395
Adjusted EBITDA(2)	$38	$29	$41	$43	$44
Unlevered Free Cash Flow(3)	$18	$15	$26	$17	$21

(1)
All figures in U.S. dollars in millions.

(2)
Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is calculated as operating income (loss) before net interest income/(expense) and income taxes. Additionally, it excludes acquisition-related costs, amortization of acquired intangible assets, depreciation expense, OEP management fees, restructuring expense and stock-based compensation.

(3)
Not provided by Sonus or GENBAND management or provided to GENBAND or its financial advisors. Reflects Unlevered Free Cash Flow as calculated by Evercore as Adjusted EBITDA including stock-based compensation expense, less cash taxes, change in net working capital and capital expenditures utilizing the projected statements of cash flows adjusted and projected cash taxes to be paid for forward looking periods as provided by GENBAND management. These GENBAND projections were adjusted to align with the lower Adjusted EBITDA within the adjusted GENBAND forecasts. The Unlevered Free Cash Flow presented in the table above does not reflect estimated cost synergies. Taking into account estimated cost synergies, Unlevered Free Cash Flow for the periods presented would be $18, $49, $81, $74 and $78, respectively.

Estimated Cost Synergies

        In May 2017, Sonus' management prepared with the assistance of GENBAND's management certain estimates of annual cost synergies expected to be realized following the completion of the mergers, which we refer to in this section as the Sonus management estimated cost synergies. The Sonus management estimated cost synergies are not reflected in the Sonus management forecasts, the GENBAND management forecasts or the adjusted GENBAND forecasts, each of which relates to stand-alone operations. Sonus provided the Sonus management estimated cost synergies to Evercore to use in connection with its financial analyses and to the Sonus board.

        The Sonus management estimated cost synergies assumed that the mergers would be consummated and that the expected benefits of the mergers would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the proposed mergers, including any divestitures or other actions contemplated by the merger agreement. See the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 56 of this joint proxy statement/prospectus and "Risk Factors—New Solstice May Fail to Realize the Anticipated Benefits of the Mergers" beginning on page 65 of this joint proxy statement/prospectus for further information regarding the uncertainties and factors associated with realizing the Sonus management estimated cost synergies in connection with the mergers.

        The following table summarizes the Sonus management estimated cost synergies:

Summary of the Sonus Management Estimated Cost Synergies(1)

	2017E	2018E	2019E	2020E	2021E
Cost Synergies	$6	$45	$56	$57	$57

(1)
All figures in US dollar millions. Differences between the stand-alone cost synergy projections calculated by GENBAND management and used by GENBAND's financial advisor and the Sonus management estimated cost synergies provided above are not material.

Pro Forma Combined Projections

        In addition, the pro forma combined projections of the combined companies summarized below were used by Evercore in its financial analyses that were presented to the Sonus board:

Summary of the Pro Forma Combined Projections(1)

	2017E	2018E	2019E	2020E	2021E
Revenue(2)	$671	$661	$664	$671	$683
Adjusted EBITDA(3)	$66	$100	$130	$140	$148
Unlevered Free Cash Flow(4)	$19	$39	$71	$68	$77

(1)
All figures in US dollar millions.

(2)
Based on Sonus management forecasts and adjusted GENBAND forecasts.

(3)
Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is calculated as operating income (loss) before net interest income/(expense) and income taxes. Additionally, it excludes acquisition-related costs, amortization of acquired intangible assets, depreciation expense, OEP management fees, restructuring expense and stock-based compensation.

(4)
Not provided by Sonus or GENBAND management or provided to GENBAND or its financial advisors. Reflects Unlevered Free Cash Flow as calculated by Evercore as Adjusted EBITDA including stock-based compensation expense, less cash taxes, change in net working capital and capital expenditures, utilizing the projected statements of cash flows and projected cash taxes to be paid for forward looking periods as provided by GENBAND management. Also includes the projected cash outflow for integration and restructuring costs. These GENBAND projections were adjusted to align with the lower Adjusted EBITDA within the adjusted GENBAND forecasts.

Management Revised Tax Rate and NOL Estimates

        The following table summarizes the Management Revised Tax Rate and NOL Estimates prepared by Sonus management and used by Evercore in its financial analyses that were presented to the Sonus board:

Summary of the Management Revised Tax Rate and NOL Estimates(1)

	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
NOL (Usage) / Accrual	$16	$7	$(1)	$(9)	$(18)	$(19)	$(20)	$(21)	$(22)	$(23)	$(24)	$(25)	$(8)	$(27)	$(13)

Tax Savings	—	—	—	$3	$6	$7	$7	$7	$8	$8	$8	$9	$3	$9	$4

(1)
All figures in US dollar millions.

        Using a discount rate of 13%, Evercore calculated net present values of the estimated tax savings as of March 31, 2017 and December 31, 2018 of $29 million and $36 million, respectively.

Opinions of Sonus' Financial Advisor

        In connection with the mergers, Sonus retained Evercore to act as a financial advisor to Sonus and the Sonus board. As part of this engagement, Sonus requested that Evercore evaluate the fairness of the Sonus exchange ratio, from a financial point of view, to the holders of Sonus common stock and the fairness of the GENBAND total consideration (defined as the aggregate amount of New Solstice common stock and the promissory note to be issued in connection with the GENBAND mergers), taking into account a significant portion of such GENBAND total consideration is in the form of New Solstice common stock, from a financial point of view, to Sonus. On May 22, 2017, at a meeting of the Sonus board, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion (which we refer to as the First Evercore Opinion) that, based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, as of such date, the Sonus exchange ratio was fair, from a financial point of view, to the holders of Sonus common stock and the GENBAND total consideration, taking into account a significant portion of such GENBAND total consideration is in the form of New Solstice common stock, was fair, from a financial point of view, to Sonus.

        On June 20, 2017, management of Sonus furnished to Evercore revised estimates of the present value of the net operating losses of Sonus and the GENBAND parties, together with corresponding revisions to the applicable tax rate estimates, in each case as prepared and revised by management of Sonus (which we refer to collectively as the Management Revised Tax Rate and NOL Estimates). Sonus requested that Evercore evaluate the fairness of the Sonus exchange ratio, from a financial point of view, to the holders of Sonus common stock and the fairness of the GENBAND total consideration, taking into account a significant portion of such GENBAND total consideration is in the form of New Solstice common stock, from a financial point of view, to Sonus, in each case, as of May 22, 2017 and taking into account the Management Revised Tax Rate and NOL Estimates.

        Evercore performed an additional analysis, taking into account the Management Revised Tax Rate and NOL Estimates and otherwise using information available as of May 22, 2017 to be consistent with information originally analyzed by Evercore and made available to the Sonus board when it made its decision to enter into the merger agreement. On June 22, 2017, at a meeting of the Sonus board, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion (which we refer to as the Second Evercore Opinion) that, based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, as of May 22, 2017 and taking into account the Management Revised Tax Rate and NOL Estimates, the Sonus exchange ratio was fair, from a financial point of view, to the holders of Sonus common stock and the GENBAND total consideration, taking into account a significant portion of such GENBAND total consideration is in the form of New Solstice common stock, was fair, from a financial point of view, to Sonus.

        The full text of the First Evercore Opinion, dated as of May 22, 2017, and the Second Evercore Opinion, dated as of June 22, 2017, which set forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering such opinions, is attached as Annex D to this joint proxy statement/prospectus. The following summaries of Evercore's opinions are qualified in their entirety by reference to the full text of the opinions, which is incorporated herein by reference. You are urged to read Evercore's opinions carefully and in their entirety. Evercore's opinions were addressed to, and provided for the information and benefit of, the Sonus board (in its capacity as such) in connection with its evaluation of whether the Sonus exchange ratio was fair, from a financial point of view, to the holders of Sonus common stock (after giving effect to the completion of the mergers) and whether the GENBAND total consideration, taking into account a significant portion of such GENBAND total consideration is in the form of New Solstice common stock, was fair, from a financial point of view, to Sonus and do not address any other aspects or implications of the mergers. The opinions do not constitute a recommendation to the Sonus board or to any other persons in respect of the mergers, including as to how any holder of shares of Sonus common stock should vote or act in respect of the mergers. Evercore's opinions do not address the relative merits of the mergers as compared to other business or financial strategies that might be available to Sonus, nor do they address the underlying business decision of Sonus to engage in the mergers.

        In connection with rendering its opinions and performing its related financial analysis, Evercore, among other things:

  •
  reviewed certain publicly available information that Evercore deemed to be relevant, including business and financial information (including research analysts' estimates) relating to Sonus and business information relating to the GENBAND parties;

  •
  reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Sonus and the GENBAND parties prepared and furnished to, or otherwise discussed with, Evercore by the management of Sonus and the GENBAND parties, respectively;

  •
  reviewed certain non-public projected financial data relating to Sonus and the GENBAND parties, as well as certain non-public historical and projected operating data, in each case prepared and furnished to, or otherwise discussed with, Evercore by the management of Sonus and the GENBAND parties, as well as projected financial and operating data relating to the GENBAND parties prepared by the management of Sonus;

  •
  discussed the past and current operations, financial projections and current financial condition of (a) Sonus with management of Sonus and (b) the GENBAND parties with management of the GENBAND parties and Sonus (including in each case their views on the risks and uncertainties of achieving such projections);

  •
  reviewed and discussed with the respective management of Sonus and the GENBAND parties certain estimates of the present value of the net operating losses, including the Management Revised Tax Rate and NOL Estimates, as applicable, of Sonus and the GENBAND parties prepared for and furnished to, or otherwise discussed with, Evercore by the management of Sonus and the GENBAND parties, respectively;

  •
  reviewed and discussed with the respective management of the Company and the GENBAND parties certain factors that impact pro forma taxes, including estimates of the net operating losses, in each case prepared for and furnished to, or otherwise discussed with, Evercore by their respective managements, to be used after giving effect to the mergers to determine pro forma effective tax rate estimates, which were prepared by or at the direction of and approved by the management of Sonus;

  •
  reviewed analyses performed by management of Sonus and the GENBAND parties with respect to cost synergies, including the amount and timing thereof, that Sonus management believes are realizable by the combined company as a result of the mergers (collectively, the "Synergies");

  •
  reviewed the reported prices and the historical trading activity of Sonus common stock;

  •
  compared the financial performance metrics of Sonus and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

  •
  compared the financial performance of the GENBAND parties and the valuation multiples relating to the mergers with those of certain other transactions that Evercore deemed relevant;

  •
  reviewed a draft of the merger agreement dated May 21, 2017, the stockholders agreement, the voting agreement and the registration rights agreement, each in substantially final form, and assumed that the final form of each such agreement will not vary in any respect material to Evercore's analysis; and

  •
  performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

        For purposes of its analysis and opinions, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore has assumed no liability thereof. With respect to the projected financial data relating to Sonus and the GENBAND parties referred to above (including the Synergies), Evercore assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of Sonus and the GENBAND parties as to the future financial performance of each of Sonus and the GENBAND parties, under the assumptions reflected therein and as to the Synergies, including the amounts and timing of the realization of such Synergies.

        Evercore expressed no view as to any projected financial data relating to Sonus or the GENBAND parties or the Synergies or the assumptions on which they are based. Evercore relied, at Sonus' direction, without independent verification, upon the assessments of the management of Sonus and the management of the GENBAND parties as to the Synergies, including the amount and timing of the realization of such Synergies.

        For purposes of rendering each of its opinions, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the mergers will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the mergers will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Sonus, the GENBAND parties or the consummation of the mergers or materially reduce the benefits to the holders of shares of Sonus common stock of the mergers. Evercore also assumed that the executed merger agreement would not differ in any material respect from the draft merger agreement dated May 21, 2017 reviewed by Evercore.

        Evercore did not make or assume any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of Sonus or the GENBAND parties, nor was Evercore furnished with any such inspection, valuation or appraisal, nor did Evercore evaluate the solvency or fair value of Sonus or the GENBAND parties under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. Evercore's opinion is necessarily based upon information made available to it as of May 22, 2017 (except the Management Revised Tax Rate and NOL Estimates used solely in connection with the Second Evercore Opinion) and financial, economic, market and other conditions as they existed and as could be evaluated on May 22, 2017. Developments subsequent to May 22, 2017 may affect Evercore's opinions and Evercore did not undertake any obligation to update, revise or reaffirm either of its opinions.

        Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Sonus common stock, from a financial point of view, of the Sonus exchange ratio or the fairness to Sonus, from a financial point of view, of the GENBAND total consideration, taking into account a significant portion of such GENBAND total consideration is in the form of New Solstice common stock. Evercore did not express any view on, and neither of its opinions addressed, the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any securities, creditors or other constituencies of Sonus or the GENBAND parties, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Sonus or any other party to the merger agreement, or any class of such persons, whether relative to the GENBAND total consideration or otherwise.

        Evercore assumed that any modification to the structure of the transaction would not vary its analysis in any material respect. Evercore's opinions did not address the relative merits of the mergers as compared to other business or financial strategies that might be available to Sonus, nor did they address the underlying business decision of Sonus to engage in the mergers. Evercore's opinions did not constitute a recommendation to the Sonus board or to any other persons in respect of the mergers, including as to how any holder of shares of Sonus common stock should vote or act in respect of the mergers. Evercore expressed no opinion as to the price at which shares of Sonus common stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and therefore assumed the accuracy and completeness of assessments by Sonus and its advisors with respect to legal, regulatory, accounting and tax matters.

Summary of Material Financial Analysis for First Evercore Opinion

        Set forth below is a summary of the material financial and other analyses performed by Evercore and reviewed with the Sonus board on May 22, 2017, in connection with rendering the First Evercore Opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 19, 2017, and is not necessarily indicative of current market conditions.

        The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore's financial analyses.

Selected Peer Trading Analysis

        In performing a selected peer trading analysis of Sonus and the GENBAND parties, Evercore reviewed and compared certain financial, operating and market information relating to Sonus and the GENBAND parties to corresponding information of the publicly traded companies listed in the table below, which Evercore deemed most relevant to consider in relation to Sonus and the GENBAND parties, respectively, based on its professional judgment and experience, because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of one or more of the business lines of Sonus and the GENBAND parties, respectively.

Selected Public Company Peers
Traditional Networking	Cisco, Nokia, Ericsson, Juniper, Ciena, Infinera, Adtran, Audiocodes
Next Generation Networking	Palo Alto Networks, F5, NetScout, Broadsoft, Sandvine

        Evercore reviewed, among other things, total enterprise value ("TEV") of the selected companies as a multiple of estimated earnings before interest, taxes, depreciation and amortization ("EBITDA"), as well as equity value net of net cash of the selected companies as a multiple of net income net of net cash ("P/E") for estimated calendar year 2017 and estimated calendar year 2018. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on May 19, 2017, multiplied by the fully diluted number of such company's outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). Equity values net of cash were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on May 19, 2017, multiplied by the fully diluted number of such company's outstanding equity securities on such date), plus debt, less cash and cash equivalents (in the case of debt, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company). Net income net of cash was calculated as cash net income less post-tax net interest income. The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts' estimates. The following table summarizes the TEV of the selected companies as a multiple of estimated EBITDA, as well as P/E, for estimated calendar year 2017 and estimated calendar year 2018:

	Traditional Networking				Next Generation Networking
	TEV / EBITDA		P/E Net of Net Cash		TEV / EBITDA		P/E Net of Net Cash
	2017	2018	2017	2018	2017	2018	2017	2018
High	14.9x	13.8x	24.5x	20.7x	23.3x	17.5x	38.2x	28.4x
Mean	9.6x	9.0x	16.3x	13.5x	12.2x	10.3x	19.5x	16.0x
Median	9.1x	7.8x	13.9x	11.9x	9.9x	8.8x	15.2x	12.8x
Low	7.0x	6.1x	10.2x	9.9x	7.4x	6.3x	13.4x	11.2x

        Evercore applied a reference range of EBITDA multiples of 9.0x to 11.0x and 10.0x to 12.0x to the GENBAND parties and Sonus, respectively, as well as a reference range of P/E multiples of 14.0x to 19.0x to Sonus in each case derived by Evercore based on its review of the peer companies selected and its experience and professional judgment, to the estimated EBITDA for each of the GENBAND parties and Sonus and the estimated net income net of net cash for Sonus for the year ending December 31, 2017. In arriving at the reference range for both EBITDA and P/E multiples for the years ending December 31, 2017 and December 31, 2018, Evercore selected for comparison purposes, companies it considered to be similar to the GENBAND parties, based on such factors as participating in similar lines of businesses and having similar operations, operating in the same industry and serving similar customers, having similar financial performance, or having other relevant or similar characteristics to the GENBAND parties and Sonus. It is important to note that none of the selected companies reviewed are identical to either the GENBAND parties or Sonus. Accordingly, a complete understanding of the results cannot be limited to a quantitative analysis of such results; rather, such understanding necessarily involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to those of the GENBAND parties and Sonus. In the case of the GENBAND parties, estimated EBITDA were based on the projections provided by the management of the GENBAND parties and adjusted projections of the GENBAND parties provided by the management of Sonus. In the case of Sonus, estimated EBITDA and net income net of net cash were based on the projections provided by the management of Sonus. Using the 2017 EBITDA multiples, this analysis indicated an implied equity value reference range for the GENBAND parties of approximately $382 million to $471 million without Synergies and approximately $893 million to $1,096 million with Synergies based on projections provided by the management of the GENBAND parties; and approximately $325 million to $401 million without Synergies and approximately $836 million to $1,026 million with Synergies based on adjusted projections of the GENBAND parties provided by the management of Sonus, and indicated an implied equity value per-share reference range for Sonus of approximately $7.43 to $8.26 and an implied equity value reference range of approximately $386 million to $429 million. Using the 2017 P/E multiples, this analysis indicated an implied equity value per-share reference range for Sonus of approximately $5.82 to $7.01 and an implied equity value reference range of approximately $302 million to $364 million.

        Evercore applied a reference range of EBITDA multiples of 8.0x to 10.0x and 9.0x to 11.0x to the GENBAND parties and Sonus, respectively, as well as a reference range of P/E multiples of 12.0x to 16.0x to Sonus in each case derived by Evercore based on its review of the peer companies selected and its experience and professional judgment, to the estimated EBITDA for each of the GENBAND parties and Sonus and the estimated net income net of net cash for Sonus for the year ending December 31, 2018. In the case of the GENBAND parties, estimated EBITDA were based on the projections provided by the management of the GENBAND parties and adjusted projections of the GENBAND parties provided by the management of Sonus. In the case of Sonus, estimated EBITDA and net income net of net cash were based on the projections provided by the management of Sonus. Using the 2018 EBITDA multiples, this analysis indicated an implied equity value reference range for the GENBAND parties of approximately $419 million to $528 million without Synergies and approximately $873 million to $1,096 million with Synergies based on projections provided by the management of the GENBAND parties; and approximately $217 million to $276 million without Synergies and approximately $672 million to $844 million with Synergies based on adjusted projections of the GENBAND parties provided by the management of Sonus, and an implied equity value per-share reference range for Sonus of approximately $7.82 to $8.82 and an implied equity value reference range of approximately $406 million to $458 million. Using the 2018 P/E multiples, this analysis indicated an implied equity value per-share reference range for Sonus of approximately $6.31 to $7.58 and an implied equity value reference range of approximately $327 million to $394 million.

        The following table summarizes the GENBAND valuation ranges implied by the TEV/EBITDA multiple reference ranges applied by Evercore, based on the projections provided by the management of the GENBAND parties and adjusted projections of the GENBAND parties provided by the management of Sonus:

Selected Public Company Multiple	Selected Public Company Reference Range	Implied Valuation Range of the GENBAND parties (Management Projections)	Implied Valuation Range of the GENBAND parties (Adjusted Projections)
TEV / EBITDA 2017E	9.0x - 11.0x	$382mm - $471mm	$325mm - $401mm
TEV / EBITDA 2017E (with Synergies)	9.0x - 11.0x	$893mm - $1,096mm	$836mm - $1,026mm
TEV / EBITDA 2018E	8.0x - 10.0x	$419mm - $528mm	$217mm - $276mm
TEV / EBITDA 2018E (with Synergies)	8.0x - 10.0x	$873mm - $1,096mm	$672mm - $844mm

        The following table summarizes the Sonus valuation ranges implied by the TEV/EBITDA and P/E multiple reference ranges applied by Evercore, based on the projections provided by Sonus management:

Selected Public Company Multiple	Selected Public Company Reference Range	Implied Valuation Range Per Share of Sonus	Implied Equity Value Range of Sonus
TEV / EBITDA 2017E	10.0x - 12.0x	$7.43 - $8.26	$386mm - $429mm
P/E Net of Net Cash 2017E	14.0x - 19.0x	$5.82 - $7.01	$302mm - $364mm
TEV / EBITDA 2018E	9.0x - 11.0x	$7.82 - $8.82	$406mm - $458mm
P/E Net of Net Cash 2018E	12.0x - 16.0x	$6.31 - $7.58	$327mm - $394mm

        No company utilized in the peer company trading analysis is identical to Sonus or the GENBAND parties. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial, operating and market characteristics of Sonus and the GENBAND parties and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the peer companies selected, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sonus and the GENBAND parties, such as the impact of competition on Sonus and the GENBAND parties and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Sonus, the GENBAND parties, the industry or the financial markets in general. Mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using peer company trading data.

        Implied Ownership Interest—Evercore used the resulting equity value reference ranges to calculate the implied ownership interest for Sonus for the 2017 and 2018 EBITDA multiple by dividing the highest respective equity value for the GENBAND parties, plus the average respective equity value for Sonus, less the promissory note to be paid in connection with the mergers, by the average respective equity value for Sonus for the low end of the implied Sonus ownership range in each case and dividing the lowest respective equity value for the GENBAND parties, plus the average respective equity value for Sonus, less the promissory note, by the average respective equity value for Sonus for the high end of the implied Sonus ownership range in each case. This analysis indicated implied Sonus ownership reference ranges of the shares of New Solstice's common stock issued and outstanding immediately after the closing of the transactions contemplated by the merger agreement based on the different public company multiples and summarized in the following table:

Selected Public Company Multiple	Selected Public Company Reference Range for GENBAND	Selected Public Company Reference Range for Sonus	Implied Sonus Ownership Reference Range
TEV / EBITDA 2017E—Management Projections	9.0x - 11.0x	10.0x - 12.0x	47.6% - 53.1%
TEV / EBITDA 2017E—Management Projections (with Synergies)	9.0x - 11.0x	10.0x - 12.0x	27.5% - 31.9%
TEV / EBITDA 2018E—Management Projections	8.0x - 10.0x	9.0x - 11.0x	46.1% - 52.2%
TEV / EBITDA 2018E—Management Projections (with Synergies)	8.0x - 10.0x	9.0x - 11.0x	28.7% - 33.7%
TEV / EBITDA 2017E—Adjusted Projections	9.0x - 11.0x	10.0x - 12.0x	51.8% - 57.4%
TEV / EBITDA 2017E—Adjusted Projections (with Synergies)	9.0x - 11.0x	10.0x - 12.0x	28.9% - 33.4%
TEV / EBITDA 2018E—Adjusted Projections	8.0x - 10.0x	9.0x - 11.0x	63.0% - 69.0%
TEV / EBITDA 2018E—Adjusted Projections (with Synergies)	8.0x - 10.0x	9.0x - 11.0x	34.5% - 40.0%

        Evercore compared these implied Sonus ownership interests to the transaction ownership split of the shares of New Solstice's common stock of approximately 50% for holders of Sonus common stock and 50% to the GENBAND parties.

Selected Precedent Transaction Analysis

        Evercore performed an analysis of selected precedent transactions to compare multiples paid in other transactions to the multiples implied in the mergers. Evercore analyzed 17 merger and acquisition transactions that were announced between 2009 and 2016 involving companies in the traditional / next generation networking sectors of the technology industry, which were selected based on Evercore's professional judgment.

        While none of the companies that participated in the selected precedent transactions is directly comparable to the GENBAND parties and none of the transactions in the selected precedent transactions analysis is directly comparable to the mergers, Evercore selected these transactions because each of the target companies was involved in the traditional / next generation networking sectors of the technology industry and had operating characteristics and products that for purposes of analysis may be considered similar to certain of the GENBAND parties' operating characteristics and products.

        For each of the selected transactions, Evercore reviewed transaction values and calculated the TEV implied for each target company based on the consideration paid in the selected transaction, as a multiple of the target company's current year revenue (in each case, primarily calculated for the 12-month period prior to the latest available data on the quarter preceding the date of announcement of such transaction). In circumstances where such multiples were unavailable, last quarter annualized revenue, fourth quarter annualized revenue or Wall Street research estimates for current year revenue were utilized.

        Evercore's analysis indicated mean, median, high and low TEV to current year revenue multiples of 2.54x, 1.78x, 7.87x and 0.38x, respectively. The selected precedent transactions are set forth in the table below:

Date Announced	Acquiror	Target
May 23, 2016	Siris Capital	Xura
April 04, 2016	Brocade	Ruckus
May 04, 2015	Ciena	Cyan
April 22, 2015	Francisco Partners	Procera
April 21, 2015	Arris	Pace
April 15, 2015	Nokia	Alcatel-Lucent
March 02, 2015	Mitel	Mavenir
December 13, 2013	Sonus	Performance Technologies
October 21, 2013	Marlin Equity	Tellabs
February 01, 2013	Oracle	Acme Packet
December 19, 2012	Arris	Motorola Home Business
June 19, 2012	Sonus	Network Equipment Technologies
November 07, 2011	Siris Capital	Tekelec
June 17, 2011	Amdocs	Bridgewater
October 28, 2010	Carlyle	Syniverse
September 16, 2010	Calix	Occam
October 12, 2009	Cisco	Starent

        Evercore then applied a reference range of estimated revenue multiples of 2.0x to 3.0x, derived by Evercore based on its review of the selected precedent transactions and its experience and professional judgment, to the estimated revenue of the GENBAND parties, for 12 months ending March 31, 2017. This analysis indicated an implied equity value range for the GENBAND parties of $822 million to $1,242 million.

Discounted Cash Flow Analyses

The GENBAND Parties

        Evercore performed a discounted cash flow analysis of the GENBAND parties to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the GENBAND parties was projected to generate from March 31, 2017 through calendar year 2021, based on financial projections of the GENBAND parties that were provided by management of GENBAND parties and adjusted financial projections of the GENBAND parties that were provided by Sonus management.

        Evercore also calculated a terminal value for the GENBAND parties by applying a perpetuity growth rate of 2.0% to 4.0%, to the unlevered, after-tax free cash flows in the terminal year. The perpetuity growth rate was based on the professional judgment of Evercore given the nature of the GENBAND parties, their businesses, and growth rates in the global communications networking industry. The cash flows and terminal values for the GENBAND parties were then discounted to present value using a discount rate of 11.0% to 13.0%, based on an estimate of the GENBAND parties' weighted average cost of capital, and net operating losses ("NOLs") (based on assumptions provided by management of the GENBAND parties and Sonus management) were discounted to present value using a discount rate of 13%, to derive respective ranges of implied enterprise values for GENBAND. The discount rates were based on Evercore's analysis of the capital structures and costs of equity and debt of publicly traded companies that may be considered similar to the GENBAND parties. Ranges of implied equity values for the GENBAND parties were then calculated by reducing the respective ranges of implied enterprise values by the amount of the GENBAND parties' projected net debt (calculated as debt and debt-like items less cash and cash equivalents and less present value of

NOLs) as of March 31, 2017. Evercore performed this analysis for the GENBAND parties (a) on a standalone basis and (b) with the inclusion of Synergies estimated by management of the GENBAND parties and Sonus management to be realized from the mergers, attributing 100% of the value of such Synergies to the GENBAND parties. Evercore's analysis indicated an implied equity value reference ranges for the GENBAND parties on a standalone basis based on projections provided by management of the GENBAND parties and adjusted projections of the GENBAND parties provided by Sonus management summarized in the following table:

GENBAND Financial Projections	WACC	Perp. Growth Rate	Implied Equity Valuation Range of the GENBAND Parties
Management Projections	11.0% - 13.0%	2.0% - 4.0%	$396mm - $637mm
Adjusted Projections	11.0% - 13.0%	2.0% - 4.0%	$135mm - $226mm
Management Projections (with Synergies)	11.0% - 13.0%	2.0% - 4.0%	$692mm - $1,085mm
Adjusted Projections (with Synergies)	11.0% - 13.0%	2.0% - 4.0%	$431mm - $676mm

Sonus

        Evercore performed a discounted cash flow analysis of Sonus to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Sonus was projected to generate from March 31, 2017 through calendar year 2021, based on financial projections of Sonus that were provided by Sonus management.

        Evercore also calculated a terminal value for Sonus by applying a perpetuity growth rate, in each case based on its professional judgment given the nature of Sonus and its business and industry, of 2.0% to 4.0% to the unlevered, after-tax free cash flows in the terminal year. The cash flows and the terminal values for Sonus were then discounted to present value using a discount rate of 11.0% to 13.0%, based on an estimate of Sonus' weighted average cost of capital, and NOLs (based on assumptions provided by Sonus management) were discounted to present value using a discount rate of 13%, to derive a range of implied enterprise values for Sonus. Range of implied equity values for Sonus were then calculated by reducing the range of implied enterprise values by the amount of Sonus' projected net debt (calculated as debt and debt-like items less cash and cash equivalents and less present value of NOLs) as of March 31, 2017 as provided by Sonus management. Evercore's analysis indicated an implied per-share equity value reference range for Sonus on a standalone basis of approximately $5.65 to $7.00 and an implied equity value reference range of approximately $294 million to $364 million.

        Implied Ownership Interest—Based on the implied equity value reference ranges, Evercore also calculated the implied ownership interest for Sonus for the perpetuity growth rate case by dividing the highest respective equity value for the GENBAND parties, plus the average respective equity value for Sonus, less the promissory note, by the average respective equity value for Sonus for the low end of the implied Sonus ownership range in each case and dividing the lowest respective equity value for the GENBAND parties, plus the average respective equity value for Sonus, less the promissory note, by the average respective equity value for Sonus for the high end of the implied Sonus ownership range in each case. This analysis indicated implied Sonus ownership reference ranges of the shares of New Solstice's common stock issued and outstanding immediately after the closing of the transactions contemplated by the merger agreement based on financial projections of the GENBAND parties provided by management of the GENBAND parties and based on adjusted financial projections of the GENBAND parties provided by Sonus management, as summarized in the following table:

GENBAND Financial Projections	Implied Valuation Range of the GENBAND Parties	Implied Sonus Ownership Reference Range
Management Projections	$396mm - $637mm	34.9% - 46.8%
Adjusted Projections	$135mm - $226mm	61.7% - 74.6%
Management Projections (with Synergies)	$692mm - $1,085mm	23.6% - 32.9%
Adjusted Projections (with Synergies)	$431mm - $676mm	33.5% - 44.6%

        Evercore compared these implied Sonus ownership interest to the transaction ownership split of 50% for Sonus and 50% to the GENBAND parties.

Net Present Value of Future Stock Price Analysis

        Evercore performed an illustrative analysis of the net present value of the future stock price of Sonus, which is designed to provide an indication of the present value of a theoretical future value of a company as a function of such company's estimated future EBITDA and its assumed TEV to NTM EBITDA multiple, as well as such company's estimated future net income net of net cash and its assumed NTM P/E multiple. Evercore used financial projections of Sonus derived from assumptions provided by Sonus management through calendar year 2018.

        Evercore reviewed, among other things, TEV of the selected companies as a multiple of estimated EBITDA, as well as P/E for NTM as of March 31, 2017. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on May 19, 2017, multiplied by the fully diluted number of such company's outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). Equity values net of cash were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on May 19, 2017, multiplied by the fully diluted number of such company's outstanding equity securities on such date), plus debt, less cash and cash equivalents (in the case of debt, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company). Net income net of cash was calculated as cash net income less post-tax net interest income. The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts' estimates. The following table summarizes the TEV of the selected companies as a multiple of estimated EBITDA, as well as P/E, for NTM as of March 31, 2017.

	Traditional Networking		Next Generation Networking
	NTM TEV / EBITDA	NTM P/E Net of Net Cash	NTM TEV / EBITDA	NTM P/E Net of Net Cash
High	14.6x	23.5x	21.8x	35.7x
Mean	9.3x	15.6x	11.7x	18.6x
Median	8.8x	13.4x	9.6x	14.6x
Low	6.9x	10.2x	7.1x	13.2x

        With the estimated EBITDA and assumed TEV to NTM EBITDA multiple, Evercore first multiplied the EBITDA estimate by a range of TEV to NTM EBITDA multiples of 9.5x to 11.5x to calculate the implied future enterprise values based on its review of the peer companies selected and its experience and professional judgment. Evercore then calculated the implied future equity values for Sonus as of December 31, 2018 by reducing the implied future enterprise values by the amount of Sonus' projected future net debt (calculated as debt and debt-like items less cash and cash equivalents and less present value of NOLs) as of December 31, 2018. Evercore then discounted the projected per-share equity value as of December 31, 2018 using a discount rate of 13.0% based on Evercore's analysis of the cost of equity for Sonus. This analysis resulted in an implied per-share equity value reference range of approximately $7.94 to $8.97 and an implied equity value reference range of approximately $412 million to $466 million.

        With the estimated net income net of net cash and assumed NTM P/E multiple, Evercore first multiplied the net income net of net cash estimate by a range of NTM P/E multiples of 13.0x to 18.0x to calculate the implied future equity values net of cash based on its review of the peer companies selected and its experience and professional judgment. Evercore then calculated the implied future equity values for Sonus as of December 31, 2018 by increasing the implied future equity values net of cash by the amount of Sonus' projected future net cash (calculated as cash and cash equivalents less debt) as of December 31, 2018. Evercore then discounted the projected per-share equity value as of December 31, 2018 using the discount rate of 13.0% as determined above. This analysis resulted in an implied per-share equity value reference range of approximately $7.13 to $8.96 and an implied equity value reference range of approximately $370 million to $465 million.

Summary of Material Financial Analysis for Second Evercore Opinion

        As noted above, on June 20, 2017, management of Sonus provided Evercore with the Management Revised Tax Rate and NOL Estimates in connection with Sonus requesting Evercore to deliver the Second Evercore Opinion. Evercore performed the same analysis with respect to the Second Evercore Opinion as it did with respect to the First Evercore Opinion, but incorporated the Management Revised Tax Rate and NOL Estimates, as applicable. Set forth below is a summary of the material financial and other analyses performed by Evercore and reviewed with the Sonus board on June 22, 2017, in connection with rendering the Second Evercore Opinion. Such summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 19, 2017, and is not necessarily indicative of current market conditions.

        The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore's financial analyses.

Selected Peer Trading Analysis

        In performing a selected peer trading analysis of Sonus and the GENBAND parties, Evercore reviewed and compared certain financial, operating and market information relating to Sonus and the GENBAND parties to corresponding information of the publicly traded companies listed in the table below, which Evercore deemed most relevant to consider in relation to Sonus and the GENBAND parties, respectively, based on its professional judgment and experience, because they are public companies with operations that for purposes of this analysis Evercore considered similar to the operations of one or more of the business lines of Sonus and the GENBAND parties, respectively.

Selected Public Company Peers
Traditional Networking	Cisco, Nokia, Ericsson, Juniper, Ciena, Infinera, Adtran, Audiocodes
Next Generation Networking	Palo Alto Networks, F5, NetScout, Broadsoft, Sandvine

        Evercore reviewed, among other things, TEV of the selected companies as a multiple of estimated EBITDA, as well as P/E for estimated calendar year 2017 and estimated calendar year 2018. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on May 19, 2017, multiplied by the fully diluted number of such company's outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). Equity values net of cash were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on May 19, 2017, multiplied by the fully diluted number of such company's outstanding equity securities on such date), plus debt, less cash and cash equivalents (in the case of debt, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company). Net income net of cash was calculated as cash net income less post-tax net interest income. The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts' estimates. The following table summarizes the TEV of the selected companies as a multiple of estimated EBITDA, as well as P/E, for estimated calendar year 2017 and estimated calendar year 2018:

	Traditional Networking				Next Generation Networking
	TEV / EBITDA		P/E Net of Net Cash		TEV / EBITDA		P/E Net of Net Cash
	2017	2018	2017	2018	2017	2018	2017	2018
High	14.9x	13.8x	24.5x	20.7x	23.3x	17.5x	38.2x	28.4x
Mean	9.6x	9.0x	16.3x	13.5x	12.2x	10.3x	19.5x	16.0x
Median	9.1x	7.8x	13.9x	11.9x	9.9x	8.8x	15.2x	12.8x
Low	7.0x	6.1x	10.2x	9.9x	7.4x	6.3x	13.4x	11.2x

        Evercore applied a reference range of EBITDA multiples of 9.0x to 11.0x and 10.0x to 12.0x to the GENBAND parties and Sonus, respectively, as well as a reference range of P/E multiples of 14.0x to 19.0x to Sonus in each case derived by Evercore based on its review of the peer companies selected and its experience and professional judgment, to the estimated EBITDA for each of the GENBAND parties and Sonus and the estimated net income net of net cash for Sonus for the year ending December 31, 2017. In arriving at the reference range for both EBITDA and P/E multiples for the years ending December 31, 2017 and December 31, 2018, Evercore selected for comparison purposes, companies it considered to be similar to the GENBAND parties, based on such factors as participating in similar lines of businesses and having similar operations, operating in the same industry and serving similar customers, having similar financial performance, or having other relevant or similar characteristics to the GENBAND parties and Sonus. It is important to note that none of the selected companies reviewed are identical to either the GENBAND parties or Sonus. Accordingly, a complete understanding of the results cannot be limited to a quantitative analysis of such results; rather, such understanding necessarily involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to those of the GENBAND parties and Sonus. In the case of the GENBAND parties, estimated EBITDA were based on the projections provided by the management of the GENBAND parties and adjusted projections of the GENBAND parties provided by the management of Sonus. In the case of Sonus, estimated EBITDA and net income net of net cash were based on the projections provided by the management of Sonus. Using the 2017 EBITDA multiples, this analysis indicated an implied equity value reference range for the GENBAND parties of approximately $366 million to $455 million without Synergies and approximately $876 million to $1,079 million with Synergies based on projections provided by the management of the GENBAND parties; and approximately $308 million to $385 million without Synergies and approximately $819 million to $1,009 million with Synergies based on adjusted projections of the GENBAND parties provided by the management of Sonus, and indicated an implied equity value per-share reference range for Sonus of approximately $7.14 to $7.96 and an implied equity value reference range of approximately $370 million to $413 million. Using the 2017 P/E multiples, this analysis indicated an implied equity value per-share reference range for Sonus of approximately $5.82 to $7.01 and an implied equity value reference range of approximately $302 million to $364 million.

        Evercore applied a reference range of EBITDA multiples of 8.0x to 10.0x and 9.0x to 11.0x to the GENBAND parties and Sonus, respectively, as well as a reference range of P/E multiples of 12.0x to 16.0x to Sonus in each case derived by Evercore based on its review of the peer companies selected and its experience and professional judgment, to the estimated EBITDA for each of the GENBAND parties and Sonus and the estimated net income net of net cash for Sonus for the year ending December 31, 2018. In the case of the GENBAND parties, estimated EBITDA were based on the projections provided by the management of the GENBAND parties and adjusted projections of the GENBAND parties provided by the management of Sonus. In the case of Sonus, estimated EBITDA and net income net of net cash were based on the projections provided by the management of Sonus. Using the 2018 EBITDA multiples, this analysis indicated an implied equity value reference range for the GENBAND parties of approximately $402 million to $511 million without Synergies and approximately $856 million to $1,079 million with Synergies based on projections provided by the management of the GENBAND parties; and approximately $201 million to $260 million without Synergies and approximately $655 million to $827 million with Synergies based on adjusted projections of the GENBAND parties provided by the management of Sonus, and an implied equity value per-share reference range for Sonus of approximately $7.52 to $8.52 and an implied equity value reference range of approximately $390 million to $442 million. Using the 2018 P/E multiples, this analysis indicated an implied equity value per-share reference range for Sonus of approximately $6.31 to $7.58 and an implied equity value reference range of approximately $327 million to $394 million.

        The following table summarizes the GENBAND valuation ranges implied by the TEV/EBITDA multiple reference ranges applied by Evercore, based on the projections provided by the management of the GENBAND parties and adjusted projections of the GENBAND parties provided by the management of Sonus:

Selected Public Company Multiple	Selected Public Company Reference Range	Implied Valuation Range of the GENBAND parties (Management Projections)	Implied Valuation Range of the GENBAND parties (Adjusted Projections)
TEV / EBITDA 2017E	9.0x - 11.0x	$366mm - $455mm	$308mm - $385mm
TEV / EBITDA 2017E (with Synergies)	9.0x - 11.0x	$876mm - $1,079mm	$819mm - $1,009mm
TEV / EBITDA 2018E	8.0x - 10.0x	$402mm - $511mm	$201mm - $260mm
TEV / EBITDA 2018E (with Synergies)	8.0x - 10.0x	$856mm - $1,079mm	$655mm - $827mm

        The following table summarizes the Sonus valuation ranges implied by the TEV/EBITDA and P/E multiple reference ranges applied by Evercore, based on the projections provided by Sonus management:

Selected Public Company Multiple	Selected Public Company Reference Range	Implied Valuation Range Per Share of Sonus	Implied Equity Value Range of Sonus
TEV / EBITDA 2017E	10.0x - 12.0x	$7.14 - $7.96	$370mm - $413mm
P/E Net of Net Cash 2017E	14.0x - 19.0x	$5.82 - $7.01	$302mm - $364mm
TEV / EBITDA 2018E	9.0x - 11.0x	$7.52 - $8.52	$390mm - $442mm
P/E Net of Net Cash 2018E	12.0x - 16.0x	$6.31 - $7.58	$327mm - $394mm

        No company utilized in the peer company trading analysis is identical to Sonus or the GENBAND parties. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial, operating and market characteristics of Sonus and the GENBAND parties and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the peer companies selected, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sonus and the GENBAND parties, such as the impact of competition on Sonus and the GENBAND parties and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Sonus, the GENBAND parties, the industry or the financial markets in general. Mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using peer company trading data.

        Implied Ownership Interest—Evercore used the resulting equity value reference ranges to calculate the implied ownership interest for Sonus for the 2017 and 2018 EBITDA multiple by dividing the highest respective equity value for the GENBAND parties, plus the average respective equity value for Sonus, less the promissory note to be paid in connection with the mergers, by the average respective equity value for Sonus for the low end of the implied Sonus ownership range in each case and dividing the lowest respective equity value for the GENBAND parties, plus the average respective equity value for Sonus, less the promissory note, by the average respective equity value for Sonus for the high end of the implied Sonus ownership range in each case. This analysis indicated implied Sonus ownership reference ranges of the shares of New Solstice's common stock issued and outstanding immediately after the closing of the transactions contemplated by the merger agreement based on the different public company multiples and summarized in the following table:

Selected Public Company Multiple	Selected Public Company Reference Range for GENBAND	Selected Public Company Reference Range for Sonus	Implied Sonus Ownership Reference Range
TEV / EBITDA 2017E—Management Projections	9.0x - 11.0x	10.0x - 12.0x	47.6% - 53.3%
TEV / EBITDA 2017E—Management Projections (with Synergies)	9.0x - 11.0x	10.0x - 12.0x	27.1% - 31.5%
TEV / EBITDA 2018E—Management Projections	8.0x - 10.0x	9.0x - 11.0x	46.0% - 52.3%
TEV / EBITDA 2018E—Management Projections (with Synergies)	8.0x - 10.0x	9.0x - 11.0x	28.3% - 33.3%
TEV / EBITDA 2017E—Adjusted Projections	9.0x - 11.0x	10.0x - 12.0x	52.0% - 57.8%
TEV / EBITDA 2017E—Adjusted Projections (with Synergies)	9.0x - 11.0x	10.0x - 12.0x	28.4% - 33.0%
TEV / EBITDA 2018E—Adjusted Projections	8.0x - 10.0x	9.0x - 11.0x	63.7% - 70.0%
TEV / EBITDA 2018E—Adjusted Projections (with Synergies)	8.0x - 10.0x	9.0x - 11.0x	34.1% - 39.7%

        Evercore compared these implied Sonus ownership interests to the transaction ownership split of the shares of New Solstice's common stock of approximately 50% for holders of Sonus common stock and 50% to the GENBAND parties.

Selected Precedent Transaction Analysis

        Evercore performed an analysis of selected precedent transactions to compare multiples paid in other transactions to the multiples implied in the mergers. Evercore analyzed 17 merger and acquisition transactions that were announced between 2009 and 2016 involving companies in the traditional / next generation networking sectors of the technology industry, which were selected based on Evercore's professional judgment.

        While none of the companies that participated in the selected precedent transactions is directly comparable to the GENBAND parties and none of the transactions in the selected precedent transactions analysis is directly comparable to the mergers, Evercore selected these transactions because each of the target companies was involved in the traditional / next generation networking sectors of the technology industry and had operating characteristics and products that for purposes of analysis may be considered similar to certain of the GENBAND parties' operating characteristics and products.

        For each of the selected transactions, Evercore reviewed transaction values and calculated the TEV implied for each target company based on the consideration paid in the selected transaction, as a multiple of the target company's current year revenue (in each case, primarily calculated for the 12-month period prior to the latest available data on the quarter preceding the date of announcement of such transaction). In circumstances where such multiples were unavailable, last quarter annualized revenue, fourth quarter annualized revenue or Wall Street research estimates for current year revenue were utilized.

        Evercore's analysis indicated mean, median, high and low TEV to current year revenue multiples of 2.54x, 1.78x, 7.87x and 0.38x, respectively. The selected precedent transactions are set forth in the table below:

Date Announced	Acquiror	Target
May 23, 2016	Siris Capital	Xura
April 04, 2016	Brocade	Ruckus
May 04, 2015	Ciena	Cyan
April 22, 2015	Francisco Partners	Procera
April 21, 2015	Arris	Pace
April 15, 2015	Nokia	Alcatel-Lucent
March 02, 2015	Mitel	Mavenir
December 13, 2013	Sonus	Performance Technologies
October 21, 2013	Marlin Equity	Tellabs
February 01, 2013	Oracle	Acme Packet
December 19, 2012	Arris	Motorola Home Business
June 19, 2012	Sonus	Network Equipment Technologies
November 07, 2011	Siris Capital	Tekelec
June 17, 2011	Amdocs	Bridgewater
October 28, 2010	Carlyle	Syniverse
September 16, 2010	Calix	Occam
October 12, 2009	Cisco	Starent

        Evercore then applied a reference range of estimated revenue multiples of 2.0x to 3.0x, derived by Evercore based on its review of the selected precedent transactions and its experience and professional judgment, to the estimated revenue of the GENBAND parties, for 12 months ending March 31, 2017. This analysis indicated an implied equity value range for the GENBAND parties of $805 million to $1,225 million.

Discounted Cash Flow Analyses

The GENBAND Parties

        Evercore performed a discounted cash flow analysis of the GENBAND parties to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the GENBAND parties was projected to generate from March 31, 2017 through calendar year 2021, based on financial projections of the GENBAND parties that were provided by management of GENBAND parties and adjusted financial projections of the GENBAND parties that were provided by Sonus management.

        Evercore also calculated a terminal value for the GENBAND parties by applying a perpetuity growth of 2.0% to 4.0%, to the unlevered, after-tax free cash flows in the terminal year. The perpetuity growth rate was based on the professional judgment of Evercore given the nature of the GENBAND parties, their businesses, and growth rates in the global communications networking industry. The cash flows and terminal values for the GENBAND parties were then discounted to present value using a discount rate of 11.0% to 13.0%, based on an estimate of the GENBAND parties' weighted average cost of capital, were discounted to present value using a discount rate of 13%, to derive respective ranges of implied enterprise values for GENBAND. The discount rates were based on Evercore's analysis of the capital structures and costs of equity and debt of publicly traded companies that may be considered similar to the GENBAND parties. Ranges of implied equity values for the GENBAND parties were then calculated by reducing the respective ranges of implied enterprise values by the amount of the GENBAND parties' projected net debt (calculated as debt and debt-like items less cash and cash equivalents) as of March 31, 2017. Evercore performed this analysis for the GENBAND parties (a) on a standalone basis and (b) with the inclusion of Synergies estimated by management of the GENBAND parties and Sonus management to be realized from the mergers, attributing 100% of the value of such Synergies to the GENBAND parties. Evercore's analysis indicated an implied equity value reference ranges for the GENBAND parties on a standalone basis based on projections provided by management of the GENBAND parties and adjusted projections of the GENBAND parties provided by Sonus management summarized in the following table:

GENBAND Financial Projections	WACC	Perp. Growth Rate	Implied Equity Valuation Range of the GENBAND Parties
Management Projections	11.0% - 13.0%	2.0% - 4.0%	$588mm - $936mm
Adjusted Projections	11.0% - 13.0%	2.0% - 4.0%	$200mm - $332mm
Management Projections (with Synergies)	11.0% - 13.0%	2.0% - 4.0%	$1,025mm - $1,595mm
Adjusted Projections (with Synergies)	11.0% - 13.0%	2.0% - 4.0%	$637mm - $992mm

Sonus

        Evercore performed a discounted cash flow analysis of Sonus to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Sonus was projected to generate from March 31, 2017 through calendar year 2021, based on financial projections of Sonus that were provided by Sonus management.

        Evercore also calculated a terminal value for Sonus by applying a perpetuity growth rate, in each case based on its professional judgment given the nature of Sonus and its business and industry, of 2.0% to 4.0% to the unlevered, after-tax free cash flows in the terminal year. The cash flows and the terminal values for Sonus were then discounted to present value using a discount rate of 11.0% to 13.0%, based on an estimate of Sonus' weighted average cost of capital, and NOLs (based on updated assumptions provided by Sonus management) were discounted to present value using a discount rate of 13%, to derive a range of implied enterprise values for Sonus. Range of implied equity values for Sonus were then calculated by reducing the range of implied enterprise values by the amount of Sonus' projected net debt (calculated as debt and debt-like items less cash and cash equivalents and less present value of NOLs) as of March 31, 2017 as provided by Sonus management. Evercore's analysis indicated an implied per-share equity value reference range for Sonus on a standalone basis of approximately $5.49 to $6.79 and an implied equity value reference range of approximately $285 million to $352 million.

        Implied Ownership Interest—Based on the implied equity value reference ranges, Evercore also calculated the implied ownership interest for Sonus for the perpetuity growth rate case by dividing the highest respective equity value for the GENBAND parties, plus the average respective equity value for Sonus, less the promissory note, by the average respective equity value for Sonus for the low end of the implied Sonus ownership range in each case and dividing the lowest respective equity value for the GENBAND parties, plus the average respective equity value for Sonus, less the promissory note, by the average respective equity value for Sonus for the high end of the implied Sonus ownership range in each case. This analysis indicated implied Sonus ownership reference ranges of the shares of New Solstice's common stock issued and outstanding immediately after the closing of the transactions contemplated by the merger agreement based on financial projections of the GENBAND parties provided by management of the GENBAND parties and based on adjusted financial projections of the GENBAND parties provided by Sonus management, as summarized in the following table:

GENBAND Financial Projections	Implied Valuation Range of the GENBAND Parties	Implied Sonus Ownership Reference Range
Management Projections	$588mm - $936mm	25.9% - 36.0%
Adjusted Projections	$200mm - $332mm	50.7% - 64.3%
Management Projections (with Synergies)	$1,025mm - $1,595mm	16.8% - 24.1%
Adjusted Projections (with Synergies)	$637mm - $992mm	24.7% - 34.2%

        Evercore compared these implied Sonus ownership interest to the transaction ownership split of 50% for Sonus and 50% to the GENBAND parties.

Net Present Value of Future Stock Price Analysis

        Evercore performed an illustrative analysis of the net present value of the future stock price of Sonus, which is designed to provide an indication of the present value of a theoretical future value of a company as a function of such company's estimated future EBITDA and its assumed TEV to NTM EBITDA multiple, as well as such company's estimated future net income net of net cash and its assumed NTM P/E multiple. Evercore used financial projections of Sonus derived from assumptions provided by Sonus management through calendar year 2018.

        Evercore reviewed, among other things, TEV of the selected companies as a multiple of estimated EBITDA, as well as P/E for NTM as of March 31, 2017. Enterprise values were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on May 19, 2017, multiplied by the fully diluted number of such company's outstanding equity securities on such date), plus debt, plus minority interest, less cash and cash equivalents (in the case of debt, minority interest, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company, and in the case of minority interest, where applicable). Equity values net of cash were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on May 19, 2017, multiplied by the fully diluted number of such company's outstanding equity securities on such date), plus debt, less cash and cash equivalents (in the case of debt, cash and cash equivalents, as set forth on the most recently publicly available balance sheet of such company). Net income net of cash was calculated as cash net income less post-tax net interest income. The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts' estimates. The following table summarizes the TEV of the selected companies as a multiple of estimated EBITDA, as well as P/E, for NTM as of March 31, 2017.

	Traditional Networking		Next Generation Networking
	NTM TEV / EBITDA	NTM P/E Net of Net Cash	NTM TEV / EBITDA	NTM P/E Net of Net Cash
High	14.6x	23.5x	21.8x	35.7x
Mean	9.3x	15.6x	11.7x	18.6x
Median	8.8x	13.4x	9.6x	14.6x
Low	6.9x	10.2x	7.1x	13.2x

        With the estimated EBITDA and assumed TEV to NTM EBITDA multiple, Evercore first multiplied the EBITDA estimate by a range of TEV to NTM EBITDA multiples of 9.5x to 11.5x to calculate the implied future enterprise values based on its review of the peer companies selected and its experience and professional judgment. Evercore then calculated the implied future equity values for Sonus as of December 31, 2018 by reducing the implied future enterprise values by the amount of Sonus' projected future net debt (calculated as debt and debt-like items less cash and cash equivalents and less present value of NOLs based on updated assumptions provided by Sonus management) as of December 31, 2018. Evercore then discounted the projected per-share equity value as of December 31, 2018 using a discount rate of 13.0% based on Evercore's analysis of the cost of equity for Sonus. This analysis resulted in an implied per-share equity value reference range of approximately $7.81 to $8.84 and an implied equity value reference range of approximately $405 million to $459 million.

        With the estimated net income net of net cash and assumed NTM P/E multiple, Evercore first multiplied the net income net of net cash estimate by a range of NTM P/E multiples of 13.0x to 18.0x to calculate the implied future equity values net of cash based on its review of the peer companies selected and its experience and professional judgment. Evercore then calculated the implied future equity values for Sonus as of December 31, 2018 by increasing the implied future equity values net of cash by the amount of Sonus' projected future net cash (calculated as cash and cash equivalents less debt) as of December 31, 2018. Evercore then discounted the projected per-share equity value as of December 31, 2018 using the discount rate of 13.0% as determined above. This analysis resulted in an implied per-share equity value reference range of approximately $7.13 to $8.96 and an implied equity value reference range of approximately $370 million to $465 million.

Other Factors

        Evercore also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were referenced for informational purposes, including, among other things, the 52-week trading range and the analysts' price targets described below.

52-Week Trading Range

        Evercore reviewed historical trading prices of Sonus shares during the 52-week period ended May 19, 2017, noting that the low and high closing prices during such period ranged from $5.56 to $9.72.

Analyst Price Targets

        Evercore reviewed publicly available share price targets of research analysts' estimates known to Evercore as of May 19, 2017, noting that the low and high share price targets ranged from $5.00 to $10.00 (with a median price target of $7.75).

Miscellaneous

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the mergers by the Sonus board, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore's opinions. In arriving at its fairness determinations, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinions. Rather, Evercore made its determinations as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of Sonus common stock or the GENBAND parties' equity value. No company used in the above analyses as a comparison is directly comparable to Sonus or the GENBAND parties, and no transaction used is directly comparable to the mergers. Further, Evercore's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sonus, the GENBAND parties and their respective advisors. Rounding may result in total sums set forth in this section not equaling 100%.

        Evercore prepared these analyses for the purpose of providing opinions to the Sonus board as to the fairness to the holders of Sonus common stock, from a financial point of view, of the Sonus exchange ratio and the fairness to Sonus of the GENBAND total consideration, from a financial point of view, taking into account a significant portion of such GENBAND total consideration is in the form of New Solstice common stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore's analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

        Pursuant to the terms of Evercore's engagement letter with Sonus, a fee of $1.5 million was payable to Evercore upon the delivery of the First Evercore Opinion to the Sonus board (regardless of the conclusion reached therein, which we refer to collectively as the Opinion Fee). No fees were payable to Evercore upon the delivery of the Second Evercore Opinion to the Sonus board. In addition, Evercore is entitled to receive a success fee upon the consummation of the mergers in an amount equal to 1.35% of the Transaction Value, defined as the value of the shares of Sonus common stock outstanding immediately prior to the consummation of the mergers (including dividends and stock repurchases made by Sonus in connection with or in anticipation of the mergers) valued at the average closing prices computed over the five trading days ending two trading days prior to the closing of the mergers. Assuming the success fee were calculated as of the date of this joint proxy statement/prospectus, based on the closing price of Sonus common stock on August 31, 2017, the success fee would be approximately $5 million, the payment of which would be reduced by the amount of the Opinion Fee. Sonus has also agreed to reimburse Evercore for its reasonable and documented out-of-pocket expenses and to indemnify Evercore for certain liabilities arising out of its engagement.

        Prior to Evercore's engagement in connection with the mergers, Evercore and its affiliates provided financial advisory services to Sonus and received fees of approximately $1.5 million for the rendering of such services, including the reimbursement of expenses. During the two-year period prior to the delivery of each of its opinions, no material relationship existed between Evercore and its affiliates and the GENBAND parties or their respective affiliates pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Sonus in the future and in connection with any such services Evercore may receive compensation.

        In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Sonus and affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

        Each issuance of the fairness opinions was approved by an Opinion Committee of Evercore.

        The Sonus board engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation, as well as familiarity with the business of Sonus. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions.

Opinion of GENBAND's Financial Advisor

Overview

        GENBAND retained Guggenheim Securities to act as its financial advisor with respect to a possible business combination transaction. In selecting Guggenheim Securities as its financial advisor, GENBAND considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the telecommunications industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

        At the May 22, 2017 meeting of the GENBAND board, Guggenheim Securities delivered its oral opinion, which subsequently was confirmed in writing, to the effect that, as of the date of the opinion and based on the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, and taking into account the Sonus merger, the merger consideration to be received by the GENBAND shareholders, GB stockholders, and GB II stockholders (which we refer to as GENBAND Merger Consideration) was fair, from a financial point of view, to the GENBAND shareholders, GB stockholders, and GB II stockholders, as a whole.

        This description of Guggenheim Securities' opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex E to this joint proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities' written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities' written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

        In reading the discussion of Guggenheim Securities' opinion set forth below, you should be aware that such opinion:

  •
  was provided to the GENBAND board (in its capacity as such) for its information and assistance in connection with its evaluation of the GENBAND Merger Consideration;

  •
  and any materials provided in connection therewith did not constitute a recommendation to the GENBAND board with respect to the transactions contemplated by the merger agreement (which we refer to as the transaction);

  •
  does not constitute advice or a recommendation to any holder of GENBAND's, GB's, GB II's or Sonus' equity as to whether to exercise any approval rights in connection with the transaction;

  •
  did not address GENBAND's underlying business or financial decision to pursue the transaction, the relative merits of the transaction compared to any alternative business or financial strategies that might exist for GENBAND or the effects of any other transaction in which GENBAND might engage;

  •
  addressed only the fairness, from a financial point of view, as of the date of the opinion and taking into account the Sonus merger, of the GENBAND Merger Consideration to the GENBAND shareholders, GB stockholders, and GB II stockholders, as a whole;

  •
  expressed no view or opinion as to (i) any other term, aspect or implication of (a) the transaction or the merger agreement (including, without limitation, the form or structure of the transaction) or (b) any other agreement, transaction document or instrument contemplated by the merger agreement or to be entered into or amended in connection with the transaction or (ii) the fairness, financial or otherwise, of the transaction to, or of any consideration to be paid to or received by, or the allocation thereof among, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of GENBAND, GB or GB II;

  •
  did not address (i) the individual circumstances of the specific holders of GENBAND's, GB's or GB II's securities (including stock options and warrants) held by such holders, (ii) take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any such securities (including stock options and warrants), and (iii) proportionate allocation or relative fairness of consideration received by the holders of the various classes of GENBAND's, GB's or GB II's securities, including the consideration received by OEP Capital Advisors, L.P. and its affiliates relative to the consideration to be received by any other holders of such classes of securities;

  •
  cannot be relied upon to support a determination of fair market value or other judgments that may be made by the GENBAND board in allocating the GENBAND Merger Consideration to holders of the various classes of GENBAND's, GB's or GB II's securities; and

  •
  expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of GENBAND's, GB's or GB II's directors, officers or employees, or any class of such persons, in connection with the transaction or otherwise.

        In the course of performing its reviews and analyses for rendering its opinion, Guggenheim Securities:

  •
  reviewed the merger agreement dated as of May 23, 2017, and the form of promissory note attached thereto;

  •
  reviewed certain publicly available business and financial information regarding each of GENBAND and Sonus;

  •
  reviewed certain non-public business and financial information regarding the respective businesses and prospects of each of GENBAND and Sonus (including certain financial projections for each of GENBAND and Sonus for the years ended December 31, 2017 through December 31, 2021, which are further discussed in the section above entitled "Certain Prospective Financial information of Sonus and GENBAND" beginning on page 129 of this joint proxy statement/prospectus), all as prepared and provided to Guggenheim Securities by GENBAND's senior management;

  •
  reviewed certain estimated cost savings and other combination benefits and estimated costs to achieve the same (which we collectively refer to as synergy estimates or synergies) expected to result from the transaction, all as prepared and provided to Guggenheim Securities by GENBAND's senior management and discussed with the senior management of GENBAND and Sonus;

  •
  discussed with the senior management of GENBAND and Sonus their strategic and financial rationale for the transaction as well as their views of GENBAND's and Sonus' businesses, operations, historical and projected financial results and future prospects;

  •
  discussed with the senior management of GENBAND and the GENBAND board the efforts undertaken to explore GENBAND's strategic alternatives other than the transaction;

  •
  reviewed the historical prices, trading multiples and trading activity of the Sonus common stock;

  •
  compared the financial performance of GENBAND and Sonus and the trading multiples and trading activity of the Sonus common stock with corresponding data for certain other publicly traded companies (listed below) that Guggenheim Securities deemed relevant in evaluating GENBAND and Sonus;

  •
  performed discounted cash flow analyses based on the financial projections for GENBAND, Sonus, New Solstice and the synergy estimates, in each case as furnished to Guggenheim Securities by GENBAND's senior management;

  •
  reviewed the pro forma financial results, financial condition and capitalization of New Solstice giving effect to the transaction; and

  •
  conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

        With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

  •
  Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, synergy estimates, any other estimates and any other forward-looking information) furnished by or discussed with GENBAND and Sonus or obtained from public sources, data suppliers and other third parties.

  •
  Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information), (ii) expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, synergy estimates, any other estimates and any other forward-looking information or the assumptions upon which they are based and (iii) relied upon the assurances of GENBAND's senior management that they were unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, synergy estimates, any other estimates and any other forward-looking information) incomplete, inaccurate or misleading.

  •
  Specifically, with respect to any (i) financial projections, synergy estimates, any other estimates and any other forward-looking information furnished by or discussed with GENBAND, (a) Guggenheim Securities was advised by GENBAND's senior management, and Guggenheim Securities assumed, that any financial projections, synergy estimates, any other estimates and any other forward-looking information utilized in its analyses had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of GENBAND's senior management as to the expected future performance of GENBAND, Sonus, New Solstice and the expected amounts and realization of such synergies and Guggenheim Securities assumed that such synergies will be realized in the amounts and at the times projected and (b) Guggenheim Securities assumed that the financial projections, the synergy estimates, any other estimates and any other forward-looking information had been reviewed by the GENBAND board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (ii) financial projections, other estimates and/or other forward-looking information obtained by Guggenheim Securities from public sources, data suppliers and other third parties, Guggenheim Securities assumed that such information was reasonable and reliable.

        Guggenheim Securities also notes certain other considerations with respect to its engagement and its opinion:

  •
  Guggenheim Securities analyzed the transaction as a strategic business combination not involving a sale of control of GENBAND, and Guggenheim Securities did not solicit, nor was Guggenheim Securities asked to solicit, third-party acquisition interest in GENBAND.

  •
  Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of GENBAND, Sonus or any other entity or the solvency or fair value of GENBAND, Sonus or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

  •
  Guggenheim Securities' professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in Guggenheim Securities' opinion should be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of GENBAND's other advisors with respect to such matters.

  •
  Guggenheim Securities does not express any view or render any opinion regarding the tax consequences of the transaction to GENBAND, GB, GB II or their respective equity holders.

  •
  Guggenheim Securities further assumed that:

  •
  In all respects meaningful to its analyses, (i) the final executed form promissory note would not differ from the draft that Guggenheim Securities reviewed, (ii) GENBAND, Sonus and the other parties will comply with all terms of the merger agreement and (iii) the representations and warranties of GENBAND, Sonus and the other parties to the merger agreement were true and correct and all conditions to the obligations of each party to the merger agreement to consummate the transaction would be satisfied without any waiver, amendment or modification thereof; and

  •
  The transaction will be consummated in a timely manner in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on GENBAND, Sonus, New Solstice, the other parties to the merger agreement or the transaction or its contemplated benefits in any way meaningful to Guggenheim Securities' analyses and opinion.

  •
  Guggenheim Securities expressed no view or opinion as to the price or range of prices at which the shares or other securities of Sonus or New Solstice may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the transaction.

Summary of Valuation and Financial Analyses

  Overview of Valuation and Financial Analyses

        This "Summary of Valuation and Financial Analyses" presents a summary of the principal valuation and financial analyses performed by Guggenheim Securities and presented to the GENBAND board in connection with Guggenheim Securities' rendering of its opinion. Such presentation to the GENBAND board was supplemented by Guggenheim Securities' oral discussion, the nature and substance of which may not be fully described herein.

        Some of the valuation and financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such valuation and financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities' valuation and financial analyses.

        The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant valuation and financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the valuation and financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities' view create an incomplete and misleading picture of the processes underlying the valuation and financial analyses considered in rendering Guggenheim Securities' opinion.

        In arriving at its opinion, Guggenheim Securities:

  •
  based its valuation and financial analyses on assumptions that it deemed reasonable as they were in-line with assumptions generally made in the telecommunications industry, and which financial assumptions were in-line with assumptions generally made by financial institutions in conducting such work, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors, including the impact of competition on the businesses of GENBAND, Sonus, New Solstice and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of GENBAND, Sonus, New Solstice and the industry, all of which are beyond the control of GENBAND, New Solstice, Sonus and Guggenheim Securities;

  •
  did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

  •
  considered the results of all of its valuation and financial analyses and did not attribute any particular weight to any one analysis or factor; and

  •
  ultimately arrived at its opinion based on the results of all of its valuation and financial analyses assessed as a whole and believes that the totality of the factors considered and the various valuation and financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination that, as of the date rendered and taking into account the Sonus merger, the GENBAND Merger Consideration was fair, from a financial point of view, to the GENBAND shareholders, GB stockholders, and GB II stockholders, as a whole.

        With respect to the valuation and financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

  •
  Such valuation and financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

  •
  None of the selected publicly traded companies used in the peer group trading valuation analyses described below is identical or directly comparable to GENBAND or Sonus; however, such companies were selected by Guggenheim Securities based on Guggenheim Securities' familiarity with the telecommunications industry in the United States because, among other reasons, they represented or involved companies that may be considered broadly similar, for purposes of Guggenheim Securities' valuation analyses, to GENBAND or Sonus.

  •
  In any event, peer group trading valuation analyses are not mathematical; rather, such analyses involve complex considerations and judgments concerning the differences in business, financial, operating and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which GENBAND and Sonus were compared.

  •
  Such valuation and financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

  Certain Definitions

        Throughout this "Summary of Valuation and Financial Analyses," the following financial terms are used in connection with Guggenheim Securities' various valuation and financial analyses:

  •
  2017E: means the amount estimated for the calendar year ending December 31, 2017.

  •
  CapEx: means capital expenditures.

  •
  DCF: means discounted cash flow.

  •
  EBITDA: means the relevant company's operating earnings before interest, taxes, depreciation and amortization and stock-based compensation expense.

  •
  EBITDA multiple: represents the relevant company's Enterprise Value divided by its historical or projected EBITDA.

  •
  Enterprise Value or EV: means the relevant company's market value of common equity (based on the company's share price and estimated fully diluted share outstanding) plus (i) the principal or face amount of total debt and preferred stock less (ii) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items, including the NPV of NOLs and other comparable tax attributes.

  •
  FDSO or fully diluted shares outstanding: means the relevant company's basic shares outstanding plus restricted stock outstanding plus the net dilutive effect of options pursuant to the treasury stock method.

  •
  LTM: means last twelve months.

  •
  NOLs: means net operating losses for U.S. Federal income tax purposes.

  •
  NTM: means next twelve months.

  •
  PV or NPV: means the present value or net present value.

  •
  Revenue multiple: represents the relevant company's Enterprise Value divided by its historical or projected EBITDA.

  •
  Unlevered free cash flow: means the relevant company's net operating profit after tax (before deducting stock-based compensation expense) plus depreciation and amortization, less changes in working capital less capital expenditures.

  Implied Contribution Multiples

        Based on Sonus' closing stock price of $7.69 on May 19, 2017 (the last full trading day prior to the date of the GENBAND board meeting to approve the transaction), Guggenheim Securities calculated various implied contribution multiples for both Sonus and GENBAND as reflected below:

Implied Contribution Multiples

		($ in millions except per share)
Sonus Stock Price		$7.69
FDSO		51.988 million
Sonus Equity Value		$400
Less: Existing Net Cash		$(129)
Less: PV of Federal NOLs		$(32)
Sonus Enterprise Value		$239
Pro Forma GENBAND Ownership		50.0%
Implied GENBAND Equity Value		$400
Plus: Promissory Note		$25*
Plus: Existing Net Debt		$8**
Implied GENBAND Enterprise Value		$433
	Metric
EV/ Revenue:
Sonus 2017E	$260	0.92x
GENBAND 2017E	$423	1.02x
Sonus 2018E	$265	0.90x
GENBAND 2018E	$427	1.01x
EV/ EBITDA (Pre-Equity Based Compensation):
Sonus 2017E	$21	11.2x
GENBAND 2017E	$48	9.1x
Sonus 2018E	$26	9.2x
GENBAND 2018E	$55	7.9x

*
Guggenheim Securities delivered its oral opinion to the GENBAND board on May 22, 2017 with the assumption that the amount of the promissory note would be $25 million. At such meeting, GENBAND's management discussed that the amount of the promissory note would be reduced to $22.5 million. Guggenheim Securities reviewed this information prior to delivering its written opinion on May 23, 2017, and determined that the reduction in the amount of the promissory note was not material to its analyses in any material respect. However, the description of the analyses performed by Guggenheim Securities herein reflects the analyses as presented to the GENBAND board at its meeting on May 22, 2017.

**
Existing Net Debt does not include accrued management fees payable by GENBAND to OEP or its affiliates, which were reflected on GENBAND's balance sheet as accrued liabilities.

Sonus Stand-Alone Valuation Analyses

        In assessing the valuation of Sonus in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses, which are summarized in the table below and described in more detail elsewhere herein, including peer group trading valuation analyses and discounted cash flow analyses. Solely for reference purposes, Guggenheim Securities also reviewed the historical trading price range for Sonus' common stock and Wall Street equity research analysts' price targets for Sonus' common stock.

Summary of Sonus Valuation Methodologies

Market Price per Share of Sonus Common Stock	$7.69

Reference Range for Value of Sonus Equity (per share/total in millions)
	Low	High
Primary Valuation Analyses
Peer Group Trading Analysis Based On:
2017E Revenue Multiples	$7.60/$395	$14.60/$759
2017E Gross Profit Multiples	$8.02/$417	$12.94/$673
2017E EBITDA Multiples	$6.06/$315	$8.16/$424
Discounted Cash Flow Analyses:
Sonus Stand-alone	$6.05/$315	$7.59/$395
Sonus Stand-alone Plus Synergies	$10.90/$566	$14.75/$767
For Reference Purposes Only
Sonus' Stock Price Range During Past Year	$5.56	$9.72
Wall Street Equity Research Price Targets	5.00	10.00

        Sonus Peer Group Trading Valuation Analyses.    Guggenheim Securities reviewed and analyzed Sonus' historical stock price performance, trading valuation metrics and historical and projected financial performance compared to corresponding data for certain publicly traded companies in telecommunications industry that Guggenheim Securities deemed relevant for purposes of this analysis. The following publicly traded telecommunications industry peer group companies were selected by Guggenheim Securities for purposes of this analysis:

Selected Peer Group Companies

• A10 Networks, Inc.	• Mitel Networks Corporation
• ADTRAN, Inc.	• Radware Ltd.
• AudioCodes Ltd.	• Sandvine Incorporated
• BroadSoft, Inc.	• ShoreTel, Inc.
• Calix Inc.

        Guggenheim Securities calculated various public market trading multiples for Sonus and the selected peer group companies (based on Wall Street equity research consensus estimates and each company's most recent publicly available financial filings), which are summarized in the table below:

Selected Peer Group Valuation Multiples (as of May 19, 2017)

Summary Statistic	EV/Revenue	EV/Gross Profit	EV/EBITDA
25th Percentile	0.95x	1.5x	7.2x
Median	1.08x	2.0x	11.1x
75th Percentile	2.18x	2.7x	12.3x

        In performing its peer group trading valuation analysis:

  •
  Guggenheim Securities selected reference ranges of trading multiples for purposes of valuing Sonus on a stand-alone public market trading basis as follows: (i) Enterprise Value/2017E revenue multiple range of 0.90x-2.30x; (ii) Enterprise Value/2017E Gross Profit of 1.4x-2.8x and (ii) Enterprise Value/2017E EBITDA of 7.2x-12.3x. Guggenheim Securities then applied the selected reference ranges, respectively, to GENBAND senior management's estimates of Sonus' 2017 revenue, gross profit and EBITDA.

  •
  Guggenheim Securities' analysis of the selected peer group companies resulted in reference ranges of Sonus' value per share of (i) $7.60-$14.60 based on 2017E revenue multiples (or $395 million—$759 million if expressed as total equity value); (ii) $8.02-$12.94 based on 2017E gross profit multiples (or $417 million -$673 million if expressed as total equity value) and (iii) $6.06—$8.16 based on 2017E EBITDA multiples (or $315 million-$424 million if expressed as total equity value).

        Sonus Discounted Cash Flow Analyses.    Guggenheim Securities performed stand-alone discounted cash flow analyses of Sonus based on projected after-tax unlevered free cash flows for Sonus and an estimate of its perpetual growth rate at the end of the projection horizon. In performing its illustrative discounted cash flow analyses:

  •
  Guggenheim Securities based its discounted cash flow analyses on the GENBAND management financial projections for Sonus.

  •
  Guggenheim Securities used a discount rate range of 11.25%-14.50% based on its estimate of Sonus' weighted average cost of capital, which Guggenheim Securities estimated based on, among other factors, (i) Guggenheim Securities' then-current estimate of the prospective US equity risk premium range, (ii) the then-prevailing yield on the 20-year US Treasury bond as a proxy for the risk-free rate, and (iii) Guggenheim Securities' investment banking and capital markets judgment and experience in valuing companies similar to Sonus.

  •
  In calculating Sonus' terminal value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of perpetual growth rates of Sonus' terminal year normalized after-tax unlevered free cash flow of 1.50%—2.50%. The illustrative terminal values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to Sonus' implied terminal year EBITDA multiples.

  •
  Guggenheim Securities' discounted cash flow analysis resulted in an overall reference range of $6.05-$7.59 per share of Sonus common stock (or $315 million—$395 million if expressed as total equity value), as compared to the market price of $7.69 per share of Sonus common stock.

  •
  Guggenheim Securities repeated the discounted cash flow analysis including the synergy estimates provided by GENBAND senior management. When the DCF value of the synergies was added to stand-alone value of Sonus, the reference range increased to $10.90-$14.75 per share of Sonus common stock (or $566 million—$767 million expressed as total equity value).

  GENBAND Stand-Alone Valuation Analyses

        In assessing the valuation of GENBAND in connection with rendering its opinion, Guggenheim Securities performed various valuation and financial analyses which are summarized in the table below and described in more detail elsewhere herein, including peer group trading valuation analyses and discounted cash flow analyses. Solely for reference purposes, Guggenheim Securities also reviewed the historical trading price range for GENBAND's common stock and Wall Street equity research analysts' price targets for GENBAND's common stock.

Summary of GENBAND Valuation Methodologies

	Reference Range for Stand-Alone Valuation of GENBAND (total equity in millions)
Primary Valuation Analyses	Low	High
Peer Group Trading Analysis Based On:
2017E Revenue Multiples	$373	$965
2017E Gross Profit Multiples	311	631
2017E EBITDA Multiples	335	578
Discounted Cash Flow Analyses	505	754

        GENBAND Peer Group Trading Valuation Analyses.    Guggenheim Securities reviewed and analyzed trading valuation metrics for certain publicly traded companies in the telecommunications industry and historical and projected financial information for both GENBAND and the peer companies that Guggenheim Securities deemed relevant for purposes of this analysis. The following publicly traded telecommunications industry peer group companies were selected by Guggenheim Securities for purposes of this analysis:

Selected Peer Group Companies

• A10 Networks, Inc.	• Mitel Networks Corporation
• ADTRAN, Inc.	• Radware Ltd.
• AudioCodes Ltd.	• Sandvine Incorporated
• BroadSoft, Inc.	• ShoreTel, Inc.
• Calix Inc.

        Guggenheim Securities calculated various public market trading multiples for the selected peer group companies (based on Wall Street equity research consensus estimates and each company's most recent publicly available financial filings), which are summarized in the table below:

Selected Peer Group Valuation Multiples (as of May 19, 2017)

Summary Statistic	EV/Revenue	EV/Gross Profit	EV/EBITDA
25th Percentile	0.95x	1.5x	7.2x
Median	1.08x	2.0x	11.1x
75th Percentile	2.18x	2.7x	12.3x

        In performing its peer group trading valuation analysis:

  •
  Guggenheim Securities selected reference ranges of trading multiples for purposes of valuing GENBAND on a stand-alone public market trading basis as follows: (i) Enterprise Value/2017E revenue multiple range of 0.90x-2.30x; (ii) Enterprise Value/2017E Gross Profit of 1.4x-2.8x and (ii) Enterprise Value/2017E EBITDA of 7.2x-12.3x. Guggenheim Securities then applied the selected reference ranges, respectively, to GENBAND senior management's estimates of GENBAND's 2017 revenue, gross profit and EBITDA.

  •
  Guggenheim Securities' analysis of the selected peer group companies resulted in reference ranges of GENBAND's total equity value of (i) $373 million—$965 million based on 2017E revenue multiples; (ii) $311 million—$631 million based on 2017E gross profit and (iii) $335 million—$578 million based on 2017E EBITDA multiples.

        GENBAND Discounted Cash Flow Analyses.    Guggenheim Securities performed stand-alone discounted cash flow analyses of GENBAND based on projected after-tax unlevered free cash flows for GENBAND and an estimate of its perpetual growth rate at the end of the projection horizon. In performing its illustrative discounted cash flow analyses:

  •
  Guggenheim Securities based its discounted cash flow analyses on the GENBAND projections provided by the GENBAND senior management.

  •
  Guggenheim Securities used a discount rate range of 11.25%-14.25% based on its estimate of GENBAND's weighted average cost of capital, which Guggenheim Securities estimated based on, among other factors, (i) Guggenheim Securities' then-current estimate of the prospective US equity risk premium range, (ii) the then-prevailing yield on the 20-year US Treasury bond as a proxy for the risk-free rate, and (iii) Guggenheim Securities' investment banking and capital markets judgment and experience in valuing companies similar to GENBAND.

  •
  In calculating GENBAND's terminal value for purposes of its discounted cash flow analyses, Guggenheim Securities used an illustrative reference range of perpetual growth rates of GENBAND's terminal year normalized after-tax unlevered free cash flow of 1.50%-2.50%. The illustrative terminal values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to GENBAND's implied terminal year adjusted EBITDA multiples.

  •
  Guggenheim Securities' illustrative discounted cash flow analyses resulted in an overall reference range of $505 million-$754 million for purposes of valuing GENBAND's common stock on a stand-alone intrinsic-value basis.

  Implied GENBAND Ownership Analysis

        In assessing the ownership split resulting from the transaction, Guggenheim Securities derived implied ownership percentages for each of Sonus and GENBAND based on the contribution to total New Solstice equity value using the valuation methodologies described in the summaries under the captions "Sonus Peer Group Trading Valuation Analyses," "Sonus Discounted Cash Flow Analyses," "GENBAND Peer Group Trading Valuation Analyses," and "GENBAND Discounted Cash Flow Analyses" set forth above. Each of these methodologies was used to generate implied total equity valuation ranges for Sonus and GENBAND which are summarized in the aforementioned sections. For each methodology, GENBAND's implied ownership split was calculated by dividing GENBAND's equity value divided by the sum of GENBAND's and Sonus' equity value, in each case as derived from the same valuation methodology.

        The following table outlines the implied ranges of GENBAND's ownership derived using each of these methodologies.

Implied GENBAND Ownership Analysis

GENBAND's Shareholders Ownership Pro Forma for the Transaction	50.0%

	Valuation Range (Implied GENBAND Ownership)
	Low	High
Peer Group Trading Analysis Based On:
2017E Revenue Multiples	31.4%	70.4%
2017E Gross Profit Multiples	29.9%	59.2%
2017E EBITDA Multiples	42.2%	63.7%
Discounted Cash Flow Analyses
GENBAND Stand-alone & Sonus Stand-alone	54.9%	69.8%
GENBAND Stand-alone & Sonus Stand-alone Plus Synergies	38.5%	56.3%

  Other Financial Reviews and Analyses

        In order to provide certain context for the primary valuation and financial analyses in connection with its opinion as described above, Guggenheim Securities performed various additional financial reviews and analyses as summarized below solely for reference purposes. As a general matter, Guggenheim Securities does not consider such additional financial reviews and analyses to be determinative valuation methodologies for purposes of its opinion.

        Leverage-Adjusted Relative Contribution Analysis.    Guggenheim Securities calculated implied ownership splits based on the relative contribution of each of GENBAND and Sonus to the combined company's revenue, gross profit and EBITDA. In order to facilitate the comparability of such enterprise-related contribution percentages with the merger-related equity ownership splits, Guggenheim Securities calculated the equity value implied by Sonus' market enterprise value with respect to the relevant metric and then calculated the contribution of each company to the combined company's pro forma equity value excluding synergies.

GENBAND and Sonus Leverage-Adjusted Relative Contribution Analysis

Merger-Implied Equity Ownership Splits (GENBAND Shareholders and Sonus Stockholders, Respectively)	50.0% / 50.0%

Relative Contribution Implied Ownership Split	GENBAND	Sonus
Revenue:
2017E	47.1%	52.9%
2018E	46.8	53.2
Gross Profit:
2017E	39.9	60.1
2018E	40.5	59.5
EBITDA:
2017E	55.5	44.5
2018E	54.0	46.0

        GENBAND Illustrative Has/Gets Analysis (Based on DCF).    Guggenheim Securities analyzed the illustrative pro forma impact of the transaction on GENBAND's discounted cash flow valuation based on (i) the financial projections for each of GENBAND and Sonus and the synergy estimates, in each case provided by GENBAND management and (ii) the GENBAND Merger Consideration. Guggenheim Securities noted that GENBAND's DCF value per share without synergy estimates and after giving effect to the transaction would decrease between 1.5% and 10.3%. When synergies are included, GENBAND's DCF value per share would increase 14.4% on the low end and 23.4% on the high end.

        GENBAND Illustrative Has/Gets Analysis (Based on Market Approach).    Guggenheim Securities analyzed the pro forma impact of the transaction on the Sonus stock price and the implied GENBAND attributable equity value assuming that the value of the combined company would be equal to (i) the market value of Sonus, plus (ii) the value of GENBAND implied by the 50% ownership split (i.e. equal to the market value of Sonus), plus (iii) the capitalized value of synergies assuming an 8x capitalization multiple, less (iv) typical adjustments from equity value to enterprise value including debt, cash, the PV of NOLs. Under those assumptions, the Sonus stock price would be $12.01 per share as compared to the then current price of $7.69, and the total equity value attributable to legacy GENBAND shareholders would be $649 million.

  Other Considerations

        GENBAND did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its valuation and financial analyses or providing its opinion. The type and amount of consideration payable in the transaction were determined through negotiations between GENBAND and Sonus and were approved by the GENBAND board. The decision to enter into the merger agreement was solely that of the GENBAND board. Guggenheim Securities' opinion was just one of the many factors taken into consideration by the GENBAND board. Consequently, Guggenheim Securities' valuation and financial analyses should not be viewed as determinative of the decision of the GENBAND board with respect to the fairness, from a financial point of view, of the GENBAND Merger Consideration to the holders of GENBAND shares, GB stock, and GB II stock, as a whole, taking into account the Sonus merger.

        Pursuant to the terms of Guggenheim Securities' engagement letter, GENBAND has agreed to pay Guggenheim Securities a cash transaction fee of $2.25 million, of which $1.00 million was payable upon Guggenheim Securities rendering its fairness opinion and $1.25 million is contingent on successful consummation of the transaction. In addition, GENBAND has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.

        Guggenheim Securities has not otherwise been engaged during the past two years by GENBAND or Sonus to provide financial advisory or investment banking services. Guggenheim Securities may seek to provide GENBAND, New Solstice, Sonus and their respective affiliates with certain financial advisory and investment banking services unrelated to the transaction in the future.

        Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of its and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, transaction and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may (i) provide such financial services to GENBAND, New Solstice, Sonus, other participants in the transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or its affiliates and related entities have received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to GENBAND,

Sonus, other participants in the transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies. Furthermore, Guggenheim Securities or its affiliates and related entities and its or their directors, officers, employees, consultants and agents may have investments in GENBAND, Sonus, other participants in the transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies.

        Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities' research analysts may hold views, make statements or investment recommendations and publish research reports with respect to GENBAND, New Solstice, Sonus, other participants in the transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies and the transaction that differ from the views of Guggenheim Securities' investment banking personnel.

Recommendation of the GENBAND Board

        On May 22, 2017, the board of directors of GENBAND approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the GENBAND merger and the other transactions contemplated by the merger agreement, are advisable and in the best interests of GENBAND and its shareholders, directed that the GENBAND merger and the merger agreement be submitted to GENBAND shareholders for approval and recommended that such shareholders approve the GENBAND merger and the merger agreement. In making its recommendation to approve the merger agreement and the mergers, the GENBAND board determined, among other things, that the GENBAND merger would be deemed a Realization Event as defined in the GENBAND Articles of Association and, accordingly, such realized consideration will be distributed in accordance with the terms of the GENBAND Articles of Association as more fully described in the section entitled "The Mergers—Consideration to be Received in Connection with the Transactions Contemplated by the Merger Agreement—GENBAND Party Mergers" beginning on page 109 of this joint proxy statement/prospectus. ACCORDINGLY, THE GENBAND BOARD RECOMMENDS THAT GENBAND SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE GENBAND MERGER AND THE MERGER AGREEMENT AND "FOR" THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE EXTRAORDINARY GENERAL MEETING (IF IT IS NECESSARY TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE GENBAND MERGER AND THE MERGER AGREEMENT).

Recommendation of the GB Board

        On May 22, 2017, the board of directors of GB approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the GB merger and the other transactions contemplated by the merger agreement, are advisable and in the best interests of GB and its stockholders, directed that the GB merger and the merger agreement be submitted to GB stockholders for approval and adoption and recommended that such stockholders approve the GB merger and adopt the merger agreement. ACCORDINGLY, THE GB BOARD RECOMMENDS THAT GB STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE GB MERGER AND ADOPT THE MERGER AGREEMENT AND "FOR" THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE GB SPECIAL MEETING (IF IT IS NECESSARY TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE GB MERGER AND ADOPT THE MERGER AGREEMENT).

Recommendation of the GB II Board

        On May 22, 2017, the board of directors of GB II approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement, determined that the terms of the GB II merger and the other transactions contemplated by the merger agreement, are advisable and in the best interests of GB II and its stockholders, directed that the GB II merger and the merger agreement be submitted to GB II stockholders for approval and adoption and recommended that such stockholders approve the GB II merger and adopt the merger agreement. ACCORDINGLY, THE GB II BOARD RECOMMENDS THAT GB II STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE GB II MERGER AND ADOPT THE MERGER AGREEMENT AND "FOR" THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE GB II SPECIAL MEETING (IF IT IS NECESSARY TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE GB II MERGER AND ADOPT THE MERGER AGREEMENT).

Reasons of GENBAND, GB and GB II for the Transactions

        In considering the reasons of GENBAND, GB and GB II (each of which we refer to individually as a GENBAND party and, collectively, as the GENBAND parties) for the transactions contemplated by the merger agreement, you should be aware that each GENBAND party's respective directors may have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, the interests of such GENBAND party's shareholders or stockholders (as applicable) generally. These interests are described in the section entitled "The Mergers—Interests of Directors and Executive Officers in the Transactions—Interests of Directors and Executive Officers of the GENBAND Parties in the Transactions" beginning on page 178 of this joint proxy statement/prospectus.

        In the course of reaching their decision, the members of the board of directors of each GENBAND party consulted with such GENBAND party's management and legal and financial advisors, reviewed a significant amount of information and considered a number of factors, both positive and negative, and potential benefits and detriments of each merger to such GENBAND party and such GENBAND party's shareholders or stockholders (as applicable). The board of directors of each GENBAND party additionally considered potential strategic alternatives for such GENBAND party, including reviewing potential business combination partners, on an ongoing basis. The board of directors of each GENBAND party believed that, taken as a whole, the following factors supported its decision to approve the transactions contemplated by the merger agreement:

  •
  the belief that, based on the assessment by the board of directors of such GENBAND party of the value of such GENBAND party as an independent company, the value implied by the merger consideration to be received by such GENBAND party's shareholders or stockholders (as applicable) is attractive;

  •
  the belief that the transactions contemplated by the merger agreement gives stockholders of GB and GB II the best chance to realize any value from their shares in GB and GB II, respectively;

  •
  the future prospects if such GENBAND party were to remain independent as compared to the prospects of the combined company, given the competitive landscape and the business, financial, execution and other risks associated with continued independence, as well as current industry, economic and market conditions and trends;

  •
  the strategic benefits of the proposed transaction with Sonus that the board of directors of such GENBAND party believed could result from, among other factors, the complementary nature of GENBAND's and Sonus' businesses and the anticipated cost synergies, as further described in the section entitled "The Mergers—Certain Prospective Financial Information of Sonus and

    GENBAND—Estimated Cost Synergies" beginning on page 133 of this joint proxy statement/prospectus";

  •
  the results of the due diligence investigation that such GENBAND party's management conducted with the assistance of its advisors on Sonus with respect to certain matters, including Sonus' historical financial condition, results of operations, business and prospects of Sonus, and the business reputation and capabilities of Sonus and its management;

  •
  the opportunity for shareholders or stockholders (as applicable) of such GENBAND party to be able to participate in the future growth of the combined company and hold shares of a publicly traded company;

  •
  the fact that the combined company will benefit from a diversified and balanced portfolio across the telecommunications industry and, due to its expected size and scale, from a broader services offering;

  •
  the belief that the transactions contemplated by the merger agreement are more favorable to such GENBAND party's shareholders than other strategic alternatives that the GENBAND parties explored, including, among other things, potential mergers and other strategic transactions with public and private counterparties, potential debt or equity financings and continued operations as independent privately held companies, and, in light of the considerations around other potential partners, the belief of the board of directors of such GENBAND party that Sonus was the best strategic partner for GENBAND given the complementary nature of its business and the belief that the transactions contemplated by the merger agreement would create greater long-term value for shareholders of GENBAND, GB and GB II, taking into account the consideration to be received in connection with, and the likelihood of consummating, such transactions, as well as business, competitive, industry and market risks;

  •
  the oral opinion, delivered by Guggenheim Securities to GENBAND's board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by the GENBAND shareholders, GB stockholders and GB II stockholders, as a whole, taking into account the Sonus merger, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations and qualifications to the review undertaken as more fully described under the section entitled "Opinion of GENBAND's Financial Advisor" above;

  •
  the likelihood that the transactions contemplated by the merger agreement will be consummated on a timely basis in light of, among other things, the conditions to the merger and the likelihood of the transactions receiving all necessary approvals;

  •
  the parties' expectation and intention that, for U.S. federal income tax purposes, the exchange of GENBAND shares for New Solstice common stock pursuant to the GENBAND merger, taken together with the other mergers, will qualify as a transfer of property to New Solstice described in Section 351 of the Code;

  •
  the belief that the terms of the merger agreement and the other transaction documents, taken as a whole, provide a significant degree of certainty that the transaction will be completed, including the facts that (i) the merger agreement provides for a termination fee of $14.5 million payable to GENBAND in certain circumstances, as more fully described in the section entitled "The Merger Agreement—Termination Fee" beginning on page 212 of this joint proxy statement/prospectus, (ii) the merger agreement requires the GENBAND parties and Sonus, New Solstice, Solstice Merger Sub, Cayman Merger Sub and GB Merger Sub (which we refer to collectively as the Sonus parties) to use reasonable best efforts to obtain the required consents from governmental entities, including by agreeing to any material divestitures, licenses, separate arrangements or similar matters, including material covenants affecting business operating practices, except to the extent any such divestitures, licenses, arrangements, matters or covenants would reasonably be expected to be material to the GENBAND parties and Sonus, taken as a whole, as more fully described in the section entitled "The Merger Agreement—Conditions to the Mergers" beginning on page 208 of this joint proxy statement/prospectus, and (iii) there are limited circumstances in which Sonus may terminate the merger agreement, as more fully described in the section entitled "The Merger Agreement—Termination" beginning on page 211 of this joint proxy statement/prospectus;

  •
  the determination that the terms of the merger agreement (including the parties' representations, warranties and covenants and the conditions to their respective obligations) are reasonable under the circumstances;

  •
  that, as a result of the mergers, GENBAND's shareholders would have greater liquidity options through its receipt of shares of publicly traded New Solstice common stock and cash in exchange for their GENBAND shares, which shares are not publicly traded;

  •
  the likelihood that the resources of the combined companies will provide GENBAND a platform to expand its business to new customers, network solutions and markets;

  •
  the parties' interest to work with one another's management to develop new services and solutions to further develop GENBAND's platform and business;

  •
  the board's assessment of the business, earnings, operations, financial condition, asset, quality, capital levels, strength and leadership of the management and prospects of both Sonus and GENBAND; and

  •
  that New Solstice will be better able to grow, gain market share and serve GENBAND's customer base than GENBAND can alone.

        In the course of reaching their decision, the members of the board of directors of each GENBAND party also considered a number of risks and potentially negative factors concerning the transactions contemplated by the merger agreement, including, among others, the following:

  •
  the risk that certain shareholders or stockholders (as applicable) of the GENBAND parties may not receive consideration pursuant to the merger agreement and transactions contemplated therein as a result of the value of the Sonus common stock prior to the GENBAND mergers and the operation of the liquidation waterfall of Article 5.2 of the GENBAND Articles of Association attached as Annex C to this joint proxy statement/prospectus;

  •
  the fact that there can be no assurance that all conditions to the parties' obligations to consummate the transactions contemplated by the merger agreement will be satisfied and, as a result, the transactions contemplated by the merger agreement might be delayed or not be completed, including due to a failure to obtain the required shareholder or stockholder approvals (as applicable) in accordance with the terms agreed upon by the parties, or due to a failure of other closing conditions, and the resulting risks to the GENBAND parties and their respective stockholders or shareholders (including with respect to the diversion of management and employee attention, potential employee attrition and potential adverse effects on GENBAND's customer or other commercial relationships following the announcement of a transaction);

  •
  the restrictions on GENBAND's business during the pendency of the transactions contemplated by the merger agreement (which may delay or prevent the GENBAND parties from undertaking certain opportunities that may arise during such time);

  •
  the possibility that the transactions might not be consummated, including as a result of the ability of Sonus, under certain circumstances, to change its recommendation that its stockholders vote in favor of the approval of the Sonus merger and the adoption of the merger agreement in response to certain acquisition proposals and certain intervening events and, subject to certain specified conditions, to terminate the merger agreement to accept a superior acquisition proposal, and, if the transactions are not consummated, the materially adverse impact such event could have on GENBAND's financial condition, results of operations and business;

  •
  the restrictions on the GENBAND parties' ability to solicit, negotiate, or provide information with respect to, any alternative transaction proposal, which the members of each GENBAND party's board understood was a condition to the Sonus parties' willingness to enter into a transaction, which each GENBAND party's board believed could have the effect (in combination with the voting agreement) of discouraging third parties from submitting alternative proposals for a business combination with the GENBAND parties, but which the board of each GENBAND party determined was fair and reasonable to each of the GENBAND parties and their respective shareholders or stockholders (as applicable) in light of (among other things) the benefits of the transactions contemplated by the merger agreement to each GENBAND party's shareholders or stockholders (as applicable);

  •
  the risks that the financial results or stock price of the combined company might decline, including the possible adverse effects on the stock price and financial results of the combined company if any expected benefits or synergies are not obtained on a timely basis or at all;

  •
  the additional risks, management's time and expenses to be incurred in connection with the mergers and other transactions contemplated by the merger agreement;

  •
  the risk that the combined company may not be able to successfully integrate the businesses, personnel and operations of the GENBAND parties and Sonus and, as a result, may not be able to realize the potential benefits and anticipated cost synergies;

  •
  the fact that some of the GENBAND parties' respective directors and executive officers, in evaluating and negotiating the merger agreement, the transactions contemplated thereby and in recommending to such GENBAND party's shareholders or stockholders (as applicable) that the merger agreement be adopted and the transactions contemplated thereby be approved, may have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, those of the GENBAND parties' respective shareholders or stockholders (as applicable) generally, including as a result of employment and compensation arrangements and the manner in which they could be affected by the transactions contemplated by the merger agreement;

  •
  the fact that the merger consideration does not include a cash component (other than cash received in lieu of fractional shares) to allow the shareholders or stockholders (as applicable) of each GENBAND party to achieve some immediate liquidity with respect to their investment in such GENBAND party;

  •
  the fact that, in the stockholders agreement, certain shareholders or stockholders (as applicable) of the respective GENBAND parties will agree generally not to transfer any of their shares of New Solstice common stock for a specified period following completion of the transactions contemplated by the merger agreement;

  •
  other risks and uncertainties as described in the sections entitled "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" beginning on pages 58 and 56, respectively, of this joint proxy statement/prospectus;

  •
  the risks of dissatisfied management associated with new board members and new shareholders;

  •
  the possible disruption of GENBAND's business that may result from the announcement of the transaction;

  •
  the risk that Sonus does not meet its internal projections as disclosed in the section entitled "The Mergers—Certain Prospective Financial Information of Sonus and GENBAND" beginning on page 129 of this joint proxy statement/prospectus;

  •
  the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Sonus and GENBAND and the transaction expenses arising from the mergers; and

  •
  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the mergers.

        While the members of the board of directors of each GENBAND party considered potentially positive and potentially negative factors, they concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the board of directors of each GENBAND party determined that the mergers, the terms thereof and the other transactions contemplated by the merger agreement are advisable and in the best interests of each GENBAND party and its shareholders or stockholders (as applicable) and recommended that such shareholders or stockholders (as applicable) adopt the merger agreement and approve the transactions contemplated thereby.

        The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the members of the board of each GENBAND party in their consideration of the merger agreement and the transactions contemplated thereby, but is merely a summary of the material positive factors and material negative factors considered by the members of the board of each GENBAND party in that regard. In view of the number and variety of factors and the amount of information considered, the members of the board of each GENBAND party did not find it practicable to, and did not make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, members of the board of each GENBAND party did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the board of each GENBAND party may have given different weights to different factors. Based on the totality of the information presented, the members of the board of each GENBAND party reached the decision to adopt the merger agreement and approve the mergers and the other transactions contemplated by the merger agreement in light of the factors described above and other factors that the members of the board of each GENBAND party felt were appropriate.

        This explanation of the GENBAND parties' reasons for the transactions contemplated by the merger agreement and other information presented in this section contains statements that are forward-looking in nature and, therefore, should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 56 of this joint proxy statement/prospectus.

Interests of Directors and Executive Officers in the Transactions

Interests of Directors and Executive Officers of Sonus in the Transactions

        In considering the recommendation of the Sonus board that Sonus stockholders vote to approve the Sonus merger and adopt the merger agreement, Sonus stockholders should be aware that members of the Sonus board and Sonus' executive officers have interests in the Sonus merger, and the other transactions contemplated by the merger agreement, that may be different from, or in addition to, or may conflict with, the interests of Sonus' stockholders generally. The Sonus board was aware of these potentially different or conflicting interests and considered them, among other matters, in reaching its decision to adopt the merger agreement and approve the transactions contemplated thereby, including the Sonus merger, and to recommend that Sonus stockholders vote in favor of the Sonus merger proposal.

Continuing Services as Directors on the New Solstice Board

        The New Solstice board after the consummation of the mergers will include four of the directors from the Sonus board immediately prior to the consummation of the mergers. The Sonus board presently consists of seven directors, including Sonus' President and Chief Executive Officer. While the specific compensation program for the remainder of 2017 and 2018 for New Solstice has not been determined, it is currently expected that the compensation for non-employee directors of New Solstice will be similar to the compensation program for Sonus non-employee directors immediately prior to the effective time of the mergers. For a discussion of the New Solstice board, see the sections entitled "The Merger Agreement—Directors and Officers of New Solstice after the Mergers" and "Management and Other Information of the Combined Company" beginning on pages 194 and 251, respectively, of this joint proxy statement/prospectus.

Stock Options and Other Stock-Based Awards

        As a result of the Sonus merger, the vesting of certain unvested equity awards and equity-based awards (which currently include stock options, restricted stock, restricted stock units and performance share units) will be accelerated. For a discussion of the treatment of Sonus stock options and other equity awards, see the section entitled "The Merger Agreement—Treatment of Sonus Equity Awards" beginning on page 194 of this joint proxy statement/prospectus.

        Based upon equity compensation holdings as of August 31, 2017, the directors and other executive officers of Sonus held the following unvested Sonus options, restricted stock awards, restricted stock units and performance share units:

Named Executive Officers	Unvested Options	Unvested Restricted Stock Awards	Unvested Restricted Stock Units	Unvested Performance Share Units
Raymond Dolan President and Chief Executive Officer	68,186	358,331	—	95,834
Susan Villare Interim Chief Financial Officer, Treasurer and Vice President, Financial Planning and Analysis	1,314	98,331	—	15,000
Kevin Riley Senior Vice President, Engineering and Chief Technology Officer	4,875	164,997	—	49,584
Jeffrey Snider Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	8,750	131,664	—	41,667
Michael Swade Senior Vice President, Worldwide Sales	5,625	162,498	—	52,084
All current executive officers as a group	88,750	915,821	—	254,169
All current directors who are not executive officers as a group	—	138,712	—	—
All employees, as a group	279,634	1,007,886	73,170	—
Total	368,384	2,062,419	73,170	254,169

Severance Arrangements with Sonus Named Executive Officers

        Sonus has entered into severance arrangements with each of its "named executive officers." The severance arrangements generally provide that, upon an involuntary termination of the named executive officer by Sonus without cause (as defined in the named executive officer's employment agreement), or (except in the case of Ms. Villare) upon a resignation by the named executive officer for good reason (as defined in the named executive officer's employment agreement), the named executive officer is entitled to severance benefits as follows:

  •
  For Mr. Dolan, severance payments equal to 150% of his base salary and target cash bonus, continued health plan premium payments for up to 18 months, and 24 months accelerated vesting of all unvested restricted stock, stock options and performance shares;

  •
  For Mr. Snider, severance payments equal to 100% of his base salary and target cash bonus, continued health plan premium payments for up to 12 months, 12 months accelerated vesting of all unvested stock options and full vesting of all unvested restricted stock; and

  •
  For other named executive officers, severance payments equal to 100% of his or her base salary and target cash bonus, continued health plan premium payments for up to 12 months, and 12 months accelerated vesting of all unvested restricted stock and stock options.

        The severance arrangements also generally provide that, upon an involuntary termination of the named executive officer by Sonus without cause in connection with a change in control (which would include the Sonus merger), or (except in the case of Ms. Villare) upon a resignation by the named executive officer for good reason in connection with a change in control (which would include the Sonus merger), the named executive officer is entitled to severance benefits as follows:

  •
  For Mr. Dolan, severance payments equal to 200% of his base salary and target cash bonus, continued health plan premium payments for up to 18 months, and full vesting of all unvested restricted stock, stock options and performance shares;

  •
  For Ms. Villare, severance payments equal to 100% of her base salary and target cash bonus, continued health plan premium payments for up to 12 months, and 12 months accelerated vesting of all unvested restricted stock and stock options;

  •
  For Mr. Snider, severance payments equal to 150% of his base salary and target cash bonus, continued health plan premium payments for up to 18 months, 12 months accelerated vesting of unvested stock options and full vesting of all unvested restricted stock; and

  •
  For other named executive officers, severance payments equal to 150% of his base salary and target cash bonus, continued health plan premium payments for up to 18 months, and full vesting of all unvested restricted stock and stock options.

        None of the Sonus severance arrangements provide for tax gross-ups in connection with severance benefits following a change in control. The Compensation Committee of Sonus believes that these provisions are consistent with executive severance arrangements that are customary for public companies at the stage of development of Sonus and were necessary in order to hire and/or retain the executives.

Continuing Employment with New Solstice

        Under the merger agreement, upon completion of the mergers, the officers of Sonus immediately before the effective time of the Sonus merger will be officers of New Solstice. In addition, Raymond Dolan, Sonus' President and Chief Executive Officer, will serve as President and Chief Executive Officer of New Solstice. While the specific compensation program at New Solstice for the remainder of 2017 and for 2018 has not been determined, it is currently expected that the named executive officers of Sonus will continue their employment with New Solstice following the mergers on similar terms and conditions as those terms and conditions in existence immediately prior to the mergers.

Quantification of Potential Payments to Sonus Named Executive Officers in Connection with the Mergers

        Set forth below is information about the compensation for each Sonus "named executive officer" that is based on or otherwise relates to the mergers. Sonus' named executive officers for purposes of the disclosure in this section of this joint proxy statement/prospectus are the following individuals:

  •
  Raymond Dolan, President and Chief Executive Officer;

  •
  Susan Villare, Interim Chief Financial Officer, Treasurer and Vice President, Financial Planning and Analysis;

  •
  Kevin Riley, Senior Vice President, Engineering and Chief Technology Officer;

  •
  Jeffrey Snider, Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary; and

  •
  Michael Swade, Senior Vice President, Worldwide Sales.

        In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the mergers that may become payable to each of Sonus' named executive officers (which we refer to as golden parachute compensation). See the sections entitled "—Interests of Directors and Executive Officers of Sonus in the Transactions—Stock Options and Other Stock-Based Awards" and "—Interests of Directors and Executive Officers of Sonus in the Transactions—Severance Arrangements with Sonus Named Executive Officers" beginning on pages 173 and 174, respectively.

        The amounts set forth below represent an estimate of each named executive officer's golden parachute compensation, assuming the following:

  •
  that consummation of the Sonus merger constitutes a change in control or acquisition for purposes of the applicable compensation plan, arrangement or agreement;

  •
  that the Sonus merger was consummated on August 31, 2017;

  •
  each named executive officer's employment is terminated by Sonus (or any successor entity following a change in control) without "cause" or by the named executive officer with "good reason" immediately following the Sonus merger; and

  •
  the value of the vesting acceleration of the named executive officers' equity awards is calculated assuming a price per share of Sonus common stock of $7.06 (the average closing market price of a share of Sonus common stock on NASDAQ over the first five business days following the first public announcement of the merger agreement).

        The following table, footnotes and discussion describe single and double trigger benefits for the named executive officers. For purposes of this discussion, "single trigger" refers to benefits that arise solely from the closing of the mergers and "double trigger" refers to benefits that require two conditions, namely, the closing of the mergers and a qualifying termination in connection with the closing of the mergers. The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above, and elsewhere in this joint proxy statement/prospectus. As a result, the golden parachute compensation, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

 Golden Parachute Compensation

Name	Cash(1) ($)	Equity(2) ($)	Pension/ NQDC ($)	Perquisites/ Benefits(3) ($)	Other(4) ($)	Total ($)
Raymond Dolan	2,400,000	3,206,405	—	26,324	—	5,632,729
Susan Villare	375,000	358,881	—	17,549	75,000	751,430
Kevin Riley	853,125	1,514,942	—	18,771	200,000	2,386,838
Jeffrey Snider	918,750	1,223,717	—	26,324	100,000	2,168,790
Michael Swade	984,375	1,514,949	—	26,324	200,000	2,725,648

(1)
The amounts in this column represent "double trigger" severance benefits payable by Sonus upon or after a change in control to Sonus' named executive officers pursuant to severance arrangements with each of Sonus' named executive officers. Such amounts represent severance payments equal to 150% of his or her annual base salary and target bonus (or 100% for Ms. Villare and 200% for Mr. Dolan). Severance payments to the named executive officers other than Ms. Villare would be payable in a lump sum payment at the time of termination. Severance payments to Ms. Villare attributable to her base salary would be payable in accordance with Sonus' usual payroll practices for a period of 12 months following the termination date, and severance payments to Ms. Villare attributable to her target cash bonus would be payable at the same time and in the same form as her target bonus would otherwise have been paid. There are no tax gross-ups on any severance benefits payable to Sonus' named executive officers. The receipt of severance benefits is contingent upon the execution of a release of all claims of any kind or nature in favor of Sonus, and, for Ms. Villare, Mr. Riley and Mr. Swade, compliance with restrictive covenants relating to non-competition and non-solicitation.

(2)
The amounts in this column represent the value attributable to "single trigger" or "double trigger" accelerated vesting of Sonus equity and equity-based awards as set forth below.

        Stock Options.    Amounts attributable to Sonus stock options represent the value of the "single trigger" accelerated vesting of in-the-money stock options, which will become vested in full as of five business days prior to the closing date of the Sonus merger. Based on the assumed stock price ($7.06), none of the stock options held by the named executive officers will be in-the-money.

        Restricted Stock Awards; Restricted Stock Units; Performance Share Units.    Amounts attributable to Sonus restricted stock awards, restricted stock units and performance share units for all named executive officers represent the aggregate value of the accelerated vesting of certain outstanding restricted stock awards, restricted stock units and performance share units that would vest immediately (in the case of performance share units, at 100% of the target rate) prior to the effective time of the mergers (referred to as "single trigger") and the aggregate value of the accelerated vesting of restricted stock awards, restricted stock units and performance share units that would vest (in the case of performance share units, at 100% of the target rate) in connection with the mergers, assuming a qualifying termination following the closing of the mergers ("double trigger"), each as set forth below:

	Aggregate Value of Restricted Stock Awards That Would Vest ($)			Aggregate Value of Performance Share Units That Would Vest ($)
			Aggregate Value of Restricted Stock Units That Would Vest ($)
Name	Single Trigger	Double Trigger(a)		Single Trigger	Double Trigger(a)
Raymond Dolan	1,264,908	2,529,817	—	338,294	676,588
Susan Villare	229,092	323,581	—	—	105,900
Kevin Riley	582,439	1,164,879	—	175,032	350,063
Jeffrey Snider	929,548	929,548	—	294,169	294,169
Michael Swade	573,618	1,147,236	—	183,857	367,713

(a)
Amounts set forth in this column reflect the aggregate value of the applicable awards that would vest applying a "double trigger" pursuant to which the executive is terminated in connection with the mergers. If the executive is not terminated, he or she will only be entitled to the amounts set forth in the "single trigger" column.
(3)
The amounts reflect "double trigger" benefits that would be payable upon a qualifying termination following the closing of the mergers and represent continued medical and welfare benefits for each named executive officer and his or her family, for 12 months, in the case of Ms. Villare, and for 18 months, in the case of each of the other named executive officers. None of the named executive officers are eligible for perquisites, outplacement services or retiree medical benefits. Receipt of these benefits is conditioned upon the named executive officer's execution of a general release, and, for Ms. Villare, Mr. Riley and Mr. Swade, compliance with restrictive covenants relating to non-competition and non-solicitation.

(4)
On the week of the signing of the merger agreement by Sonus, the Compensation Committee approved the following one-time and retention bonus payments, payable conditioned upon the named executive officer remaining employed by Sonus upon the date of each event set forth in the table below triggering the bonus payment obligation, or upon termination if such named executive officer's termination was by Sonus without cause or by the named executive officer for good reason:

Name	Week of Signing of Merger Agreement ($)	Retention Bonus upon Closing of Mergers ($)	Retention Bonus on December 31, 2017 ($)	Total ($)
Susan Villare	75,000	—	—	75,000
Kevin Riley	100,000	50,000	50,000	200,000
Jeffrey Snider	100,000	—	—	100,000
Michael Swade	100,000	50,000	50,000	200,000

Indemnification Arrangements

        Under the merger agreement, New Solstice will indemnify, hold harmless and advance expenses to, among others, all past and present directors and officers of Sonus and its respective subsidiaries (in all of their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses prior to the date of the merger agreement by Sonus and (ii) to the fullest extent permitted by law, in each case for acts or omissions in their capacities as directors or officers occurring at or prior to the effective time. New Solstice will also include and cause to be maintained in effect in Sonus' certificate of incorporation and by-laws, or equivalent organizational documents, after the effective time provisions regarding elimination of liability of directors, indemnification of officers and directors, and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in Sonus' certificate of incorporation and by-laws, or equivalent organizational documents, and periodically advance to any such indemnitee its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith). New Solstice will cause to be maintained for a period of six years after the effective time the current policy of directors' and officers' liability insurance and fiduciary liability insurance maintained by Sonus with respect to claims arising from facts or events that occurred on or before the effective time. See the section entitled "The Merger Agreement—Additional Agreements—Indemnification, Exculpation and Insurance" beginning on page 206 of this joint proxy statement/prospectus.

        In addition, Sonus has entered into indemnification agreements with its executive officers and directors.

Interests of Directors and Executive Officers of the GENBAND Parties in the Transactions

        In considering the recommendation of the GENBAND, GB and GB II boards that GENBAND shareholders, GB stockholders and GB II stockholders, respectively, adopt the merger agreement and approve the transactions contemplated thereby, GENBAND shareholders, GB stockholders and GB II stockholders should be aware that members of the GENBAND, GB and GB II boards and the executive officers of GENBAND, GB and GB II have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, or may conflict with, the interests of GENBAND shareholders, GB stockholders and GB II stockholders generally. These interests relate to or arise from, among other things, the following events and circumstances:

  •
  The accelerated vesting and/or payment in respect of GENBAND Class E Shares held by certain executive officers and directors of GENBAND, GB and GB II;

  •
  The grant of New Solstice equity to certain executive officers and directors of GENBAND, GB and GB II who currently hold GENBAND Class E Shares;

  •
  The employment, severance and consulting agreements with the executive officers and directors of GENBAND, GB and GB II that provide severance compensation in connection with certain terminations of service;

  •
  The retention and similar bonuses that certain executive officers and directors of GENBAND, GB and GB II are eligible to receive if the mergers are consummated;

  •
  Certain existing executive officers of GENBAND, GB and GB II, including Daryl E. Raiford, are expected to continue to be employed as New Solstice executive officers following consummation of the mergers. The composition of the New Solstice executive officer team has not yet been finalized;

  •
  Certain existing directors of GENBAND, GB and GB II are expected to continue to be engaged as New Solstice directors following consummation of the mergers. The composition of the New Solstice board has not yet been finalized;

  •
  The right to continued indemnification for directors and executive officers of GENBAND and GB following the completion of the mergers and the other transactions contemplated by the merger agreement, pursuant to the terms of the merger agreement and indemnification agreements entered into by certain directors and officers of the GENBAND parties, as described in more detail below;

  •
  Certain executive officers and directors may enter into agreements with one or more of the GENBAND parties pursuant to which (i) such executive officers and directors waive their rights to certain payments and benefits subject to receipt of shareholder approval of such payments in accordance with Section 280G and (ii) the GENBAND parties may agree to seek such shareholder approval for purposes of Section 280G. No such agreements have been entered into to date and the GENBAND parties have no obligation to obtain shareholder approval for purposes of Section 280G and receipt of such shareholder approval is not a condition to the consummation of the mergers; and

  •
  The affiliation of certain directors and officers of the GENBAND parties with OEP and its affiliates. As further described in the section titled "Related Person Transactions" beginning on page 338 of this joint proxy statement/prospectus, GENBAND is party to a Subordinated Term Loan with an affiliate of OEP, under which all outstanding amounts are expected to be paid off in connection with the mergers. GENBAND is also party to a management fee agreement with OEP, which will be terminated in connection with the closing. All management fees payable to OEP (approximately $10 million) are expected to be paid off prior to the consummation of the mergers. In addition, the merger agreement contemplates, as a condition to the closing of the transactions contemplated thereby, that at the closing, New Solstice will enter into a stockholders agreement with the OEP Stockholders.

        The GENBAND, GB and GB II boards were aware of these potential differing interests and considered them, among other matters, in reaching its decision to adopt the merger agreement and approve the transactions contemplated thereby, including the GENBAND, GB and GB II mergers, and to recommend that GENBAND shareholders, GB stockholders and GB II stockholders adopt the merger agreement and approve the transactions contemplated thereby. Other than full disclosure of these potential conflicts of interest, the GENBAND, GB and GB II boards did not take any other steps to alleviate such potential conflicts of interest since it did not consider such potential conflicts of interest to be material in connection with its decision to adopt the merger agreement and approve the transactions contemplated thereby, including the GENBAND, GB and GB II mergers.

        As of the close of business on the GENBAND record date, directors and executive officers of GENBAND owned and were entitled to vote, in the aggregate, 97,834 GENBAND shares entitled to vote at the Extraordinary General Meeting, which represent less than one percent of the aggregate voting power of the outstanding GENBAND shares on that date. As of the close of business on the GB record date, directors and executive officers of GB owned and were entitled to vote, in the aggregate, 163,695 shares of common stock, which represent less than one percent of the aggregate voting power of the outstanding GB common stock on that date. As of the close of business on the GB II record date, directors and executive officers of GB II did not own any shares of GB II common stock.

Equity-Based Compensation

        Under GENBAND's Amended and Restated Equity Incentive Plan, GENBAND's directors and executive officers have previously been granted profits interests in GENBAND in the form of GENBAND Class B Shares, all of which are currently vested. In addition, under the GENBAND 2013 Equity Incentive Plan, GENBAND's directors and executive officers have previously been granted profits interests in GENBAND in the form of GENBAND Class E Shares, which vest over four years following grant, subject to continued employment. The vesting of all GENBAND Class E Shares is expected to accelerate in connection with the mergers.

        In connection with the GENBAND merger, all outstanding GENBAND shares, including the GENBAND Class B Shares and Class E Shares, will be converted into shares of New Solstice common stock and a portion of the promissory note as further described in the section entitled "Other Related Agreements—The Promissory Note" beginning on page 218 of this joint proxy statement/prospectus. The number of shares of New Solstice common stock and the portion of the promissory note received in respect of each GENBAND Class B Share and GENBAND Class E Share will be determined based on the value of such consideration at the time of the mergers. It is not expected, however, that any consideration will be received in respect of the GENBAND Class B Shares. Further, consideration will be received in respect of GENBAND Class E Shares only to the extent the fair value of GENBAND exceeds the applicable threshold value for such GENBAND Class E Shares, which in all cases equals or exceeds $478 million.

        The table below sets forth, as of August 31, 2017, information with respect to the GENBAND Class B Shares and GENBAND Class E Shares held by each of GENBAND's executive officers and directors and the estimated number of shares of New Solstice common stock to be received in respect of such equity interests assuming the fair value of GENBAND equals $381.1 million, the estimated value of the shares of New Solstice common stock (based on an assumed value of each share of New Solstice common stock equal to $6.91, Sonus' closing price per share as of August 31, 2017) and promissory note received by GENBAND shareholders in connection with the GENBAND merger), in addition to any portion of the promissory note:

Name	Number of GENBAND Class B Shares	Expected Number of Shares of New Solstice Common Stock Received with respect to GENBAND Class B Shares	Number of GENBAND Class E Shares	Expected Number of Shares of New Solstice Common Stock Received with respect to GENBAND Class E Shares	Aggregate Value of Shares of New Solstice Common Stock Received with respect to GENBAND Class B and E Shares
Executive Officers
David Walsh	—	—	188,236,789	0	0
Daryl E. Raiford	13,183,871	0	64,000,508	0	0
Steven Bruny	—	—	22,588,414	0	0
Patrick Joggerst	—	—	18,823,679	0	0
John McCready	1,406,279	0	22,588,414	0	0
Directors
Jon Bayless	—	—	3,764,736	0	0
Dick Cashin	—	—	—	—	—
Joseph Huffsmith	—	—	—	—	—
James Koven	—	—	—	—	—
Mark Lancaster	365,632	0	3,764,736	0	0
Steve Levy	351,569	0	3,764,736	0	0
Ray Rothrock	—	—	3,764,736	0	0
Alex Russo	395,516	0	37,647,358	0	0
Rick Smith	—	—	—	—	—

        Under the GB Amended and Restated 1999 Stock Option/Stock Issuance Plan (which we refer to as the 1999 Plan), certain GB directors have previously been granted GB Options, all of which are currently vested and exercisable. All GB Options outstanding as of the GB merger will terminate and cease to be outstanding immediately following the GB merger pursuant to the 1999 Plan.

        The table below sets forth, as of August 31, 2017, information with respect to the GB Options held by certain GB directors. Except as set forth on the table below, no executive officers or directors of GENBAND, GB or GB II hold GB Options.

Name	Number of Shares of GB Common Stock Subject to GB Options	Exercise Price
Mark Lancaster	15,000	$1.57
	15,000	$1.05
Steven Levy	15,000	$1.57
	15,000	$1.05

Additional Equity-Based Payments

        In addition to any shares of New Solstice common stock received in respect of GENBAND Class B Shares and GENBAND Class E Shares, certain executive officers and directors who hold GENBAND Class E Shares are also eligible to receive additional payments upon consummation of the mergers, in the form of shares of New Solstice common stock. The number of shares of New Solstice common stock to be received by each applicable executive officer and director will equal the number necessary so that, immediately following the mergers, such executive officer or director has received an aggregate number of shares of New Solstice common stock, either directly in respect of his or her GENBAND Class E Shares or through this additional payment, equal to the number that would have been received in respect of such executive officer's or director's GENBAND Class E Shares if the fair value of GENBAND equaled approximately $600 million as of the consummation of the mergers. If the actual fair value of GENBAND equals or exceeds approximately $600 million as of the consummation of the mergers, no additional payment (as described in this paragraph) will be paid to any executive officers or directors.

        The table below sets forth the estimated number of shares of New Solstice common stock to be received in connection with the additional equity-based payments by the eligible executive officers and directors of GENBAND assuming the fair value of GENBAND equals $381.1 million, the estimated value of the shares of New Solstice common stock (based on an assumed value of each share of New

Solstice common stock equal to $6.91, Sonus' closing price per share as of August 31, 2017) and promissory note received by GENBAND shareholders in connection with the GENBAND merger):

Name	Number of shares of New Solstice common stock expected to be received at GENBAND fair value of approximately $600 million (a)	Number of shares of New Solstice common stock expected to be received in respect of GENBAND Class B and Class E Shares (as set forth above) (b)	Total Number of shares of New Solstice common stock expected to be received pursuant to equity-based payment (a) - (b)	Aggregate Value of shares of New Solstice common stock expected to be received in respect of additional equity-based payment
Executive Officers
David Walsh	264,312.6	0	264,312.6	$2,000,846
Daryl E. Raiford	89,866.3	0	89,866.3	$680,288
Steven Bruny	31,717.5	0	31,717.5	$240,101
Patrick Joggerst	26,431.3	0	26,431.3	$200,085
John McCready	31,717.5	0	31,717.5	$240,101
Directors
Jon Bayless	5,286.3	0	5,286.3	$40,017
Mark Lancaster	5,286.3	0	5,286.3	$40,017
Steve Levy	5,286.3	0	5,286.3	$40,017
Ray Rothrock	5,286.3	0	5,286.3	$40,017
Alex Russo	52,862.5	0	52,862.5	$400,169

        In addition, in connection with the GENBAND merger, all outstanding GENBAND phantom Class B Shares and GENBAND phantom Class E Shares shall be terminated in exchange for a cash payment. Such payment with respect to each GENBAND phantom Class B Share and GENBAND phantom Class E Share shall be equal to the amount of the distributions, if any, that would be received by a holder with respect to a GENBAND share that is comparable to such GENBAND phantom Class B Share or GENBAND phantom Class E Share. If the comparable GENBAND Class B Share or GENBAND Class E Share does not receive any consideration in the GENBAND merger, the GENBAND phantom Class B Share or GENBAND phantom Class E Share, as applicable, will be terminated for no consideration. No directors or executive officers of the GENBAND parties currently hold any GENBAND phantom equity awards.

Employment and Severance Agreements for Executive Officers

        David Walsh is party to an employment agreement with GENBAND and certain of its subsidiaries. The employment agreement provides for severance benefits in the event of termination by GENBAND without "cause" or termination by the executive for "good reason" (each as defined in his employment agreement). In such situations, subject to his execution of a release of claims, Mr. Walsh would be eligible to receive: (i) an amount equal to his annual base salary plus $400,000, payable in 12 monthly installments, and (ii) payment of COBRA premiums for up to 12 months from the date of termination.

        In addition, Daryl E. Raiford is party to an employment agreement with GENBAND and certain of its subsidiaries. The employment agreement provides for severance benefits in the event of termination by GENBAND without "cause" or termination by the executive for "good reason" (each as defined in his employment agreement). In such situations, subject to his execution of a release of claims, Mr. Raiford would be eligible to receive: (i) an amount equal to the sum of annual base salary and the annual target bonus in respect of the year of termination (or, if such termination occurs within 12 months following the closing of the mergers, 200% of such sum), payable in 12 monthly installments, (ii) a pro rata annual bonus in respect of the year of termination, payable when such bonuses are paid to active employees, and (iii) payment of COBRA premiums for up to 12 months from the date of termination.

        The other executive officers are parties to severance agreements, which provide each of them with cash severance in the event of a termination of employment by GENBAND without "cause" or by him or her for "good reason" (each as defined in the applicable severance agreement), in either case, within six months following the consummation of the mergers. In such situations, the executive officer will be eligible to receive: (i) 50% of annual base salary, payable over six months, and (ii) payment of COBRA premiums for up to six months from the date of termination.

        Assuming the closing of the mergers is completed and all of the executive officers of GENBAND, GB and GB II experienced a qualifying termination on such date, the estimated severance potentially payable to each executive officer is as follows:

Name	Cash Severance	Value of Continued Benefits	Aggregate Value of Potential Severance
David Walsh	$1,250,000	$32,328	$1,282,328
Daryl E. Raiford(1)	$2,125,000	$21,000	$2,146,000
Steven Bruny	$150,000	$10,500	$160,500
Patrick Joggerst	$145,000	$7,152	$152,152
John McCready	$145,000	$10,500	$155,500

(1)
Reflects the amount of severance in the event Mr. Raiford is terminated within 12 months of the consummation of the mergers (assuming pro rata bonus for the year of termination equals 100% of his target annual bonus).

Consulting Agreements for Directors

        Alex Russo is party to a consulting agreement with GENBAND US LLC, a subsidiary of GENBAND, which provides for a monthly consulting fee of $33,333 or approximately $400,000 per annum. In addition, Mr. Russo is also eligible for a discretionary annual bonus with a target bonus opportunity equal to 50% of his annualized consulting fees. Mr. Russo's consulting term under his agreement will continue until terminated either by mutual agreement of the parties, by GENBAND US LLC upon fifteen days' written notice, or by either party in the event of a breach of the agreement. In the event of termination of the consulting term by GENBAND US LLC (other than due to breach of the agreement), Mr. Russo would continue to receive his consulting fees for six months following termination. The aggregate value of fifteen days' notice and the severance potentially payable to Mr. Russo under his consulting agreement is approximately $216,667.

Retention and Similar Bonus Agreements

        Each of David Walsh, Steven Bruny, Patrick Joggerst, John McCready and Alex Russo is party to a retention bonus agreement with Genband Management Services Corp., a wholly owned subsidiary of GENBAND, which provides the executive officer or director with eligibility to receive a cash bonus in connection with the closing of the mergers and his continued service for at least six months following closing of the mergers. Fifty percent (50%) of each such cash bonus will be paid on the first regularly scheduled payroll cycle following (or, with respect to Mr. Russo, within 14 days following) the closing of the mergers, subject to the executive officer or director's continued service through the closing of the mergers. The remaining fifty percent (50%) will be paid on the earlier of (x) the six-month anniversary of following closing of the mergers, or (y) the executive officer or director's termination of service without "cause" or for "good reason" (each as defined in the applicable retention agreement)

during the six-month period following the closing of the mergers, subject to the executive officer or director's continued service through the payment date.

        Further, pursuant to his retention letter dated December 12, 2016, Daryl E. Raiford received a retention bonus of $1,060,000 on March 2, 2017. Mr. Raiford will not be entitled to any further retention bonus payment in connection with the consummation of the mergers. However, he will be eligible to receive an additional bonus of $1,060,000 in the event of a subsequent "material transaction" (as defined in his retention agreement) occurring after the consummation of the mergers.

        Assuming the closing of the mergers is completed and all of the eligible GENBAND executive officers and directors would otherwise qualify for a bonus under their respective retention agreements, the total retention bonus potentially payable to each eligible executive officer and director in connection with the mergers is as follows:

Name	Retention Bonus
Executive Officers
David Walsh	$2,550,000
Daryl E. Raiford	$1,060,000	(1)
Steven Bruny	$450,000
Patrick Joggerst	$435,000
John McCready	$435,000
Directors
Alex Russo	$600,000

(1)
Retention bonus for Daryl E. Raiford was paid on March 2, 2017. No further retention bonus payment will be made to Mr. Raiford in connection with the consummation of the mergers.

        In addition, David Walsh is party to an arrangement with the OEP Stockholders pursuant to which, following the consummation of the mergers, he will be eligible to receive a payment equal to two and one-half percent (2.5%) of any cash proceeds received by such stockholders for their shares of New Solstice common stock to the extent such cash proceeds exceed the greater of $600 million and the fair equity value of GENBAND, as of the consummation of the GENBAND merger. The arrangement between the OEP Stockholders and Mr. Walsh is not related to and will not affect any carried interest payments Mr. Walsh may be entitled to as a former partner of One Equity Partners. New Solstice and its subsidiaries will not have any obligations under such arrangement.

Indemnification Arrangements

        Under the merger agreement, New Solstice will indemnify, hold harmless and advance expenses to, among others, all past and present directors and officers of each GENBAND party and its respective subsidiaries (in all of their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses prior to the date of the merger agreement by any GENBAND party and (ii) to the fullest extent permitted by law, in each case for acts or omissions in their capacities as directors or officers occurring at or prior to the effective time. New Solstice will also include and cause to be maintained in effect in each GENBAND party's certificate of incorporation and by-laws, or equivalent organizational documents, after the effective time provisions regarding elimination of liability of directors, indemnification of officers and directors, and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the applicable GENBAND party's certificate of incorporation and by-laws, or equivalent organizational documents, and periodically advance to any such indemnitee its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith). New Solstice will cause to be maintained for a period of six years after the effective time the current policy of directors' and officers' liability insurance and fiduciary liability insurance maintained by GENBAND with respect to claims arising from facts or events that occurred on or before the effective time. See the section entitled "The Merger Agreement—Additional Agreements—Indemnification, Exculpation and Insurance" beginning on page 206 of this joint proxy statement/prospectus.

        In addition, pursuant to indemnification agreements entered into by GENBAND and GB and certain of their respective directors and officers, GENBAND and GB have agreed to (i) indemnify their directors and officers to the fullest extent permitted by applicable law from and against any and all Costs (as defined in the applicable indemnification agreement) and (ii) advance all expenses (including attorney's fees and expenses) incurred by such indemnitee or any other Indemnified Person (as defined in the in the applicable indemnification agreement).

        The following directors and officers of GENBAND entered into indemnification agreements with GENBAND on the following dates: Jon Bayless (May 28, 2010), Joseph Huffsmith (February 9, 2011), Keith Landau (August 4, 2015), James W. Koven (May 28, 2010), Mark Lancaster (May 28, 2010), Steve Levy (May 28, 2010), Ray Rothrock (May 28, 2010), Alexander Russo (February 9, 2011), David A. Walsh (August 4, 2015), Daryl E. Raiford (May 28, 2010), Jody Bishop (October 28, 2015), Steven Bruny (August 4, 2015), Patrick Joggerst (August 4, 2015), Rick Marmurek (August 4, 2015), John McCready (August 4, 2015) and Robin Wright (August 4, 2015).

        The following directors and officers of GB entered into indemnification agreements with GB on the following dates: Jon Bayless (dated as of May 24, 2010), Joseph Huffsmith (February 9, 2011), Keith Landau (April 21, 2007), James W. Koven (May 24, 2010), Mark Lancaster (May 24, 2010), Steve Levy (May 24, 2010), Ray Rothrock (May 24, 2010), Alexander Russo (February 9, 2011), David A. Walsh (May 24, 2010), Daryl E. Raiford (May 28, 2010), Rick Smith (August 4, 2015) and Rick Marmurek (August 4, 2015).

Parachute Waiver Agreements

        Certain compensatory payments and benefits in connection with the mergers may constitute "parachute payments" under Section 280G. As a result, certain executive officers and directors who have received, will receive or may become entitled to receive such parachute payments may enter into agreements with one or more of the GENBAND parties pursuant to which (i) such executive officers and directors waive their rights to certain parachute payments subject to receipt of shareholder approval of such payments in accordance with Section 280G and (ii) the GENBAND parties may agree to seek such shareholder approval for purposes of Section 280G. No such agreements have been entered into to date and the GENBAND parties have no obligation to obtain shareholder approval for purposes of Section 280G and receipt of such shareholder approval is not a condition to the consummation of the mergers.

Regulatory Matters Relating to the Transactions

        Under the HSR Act, the transactions contemplated by the merger agreement may not be completed until notification and report forms have been filed with the Antitrust Division of the DOJ and the FTC and the applicable waiting period has expired or been terminated. Sonus and GENBAND each filed the required Notification and Report Forms pursuant to the HSR Act with the DOJ and the FTC on June 7, 2017, and on June 29, 2017, the FTC granted early termination of the applicable waiting period under the HSR Act, effective immediately.

        Sonus and GENBAND derive revenues in certain other jurisdictions where merger control filings or clearances may be required or advisable. Under the merger agreement, the parties' obligations to effect the transactions contemplated by the merger agreement are conditioned on the receipt of any approvals required or deemed advisable under relevant antitrust laws. Sonus and GENBAND have agreed to make such filings and/or take such actions as promptly as practicable. An additional condition to the consummation of the transactions contemplated by the merger agreement is the absence of any decree, order, or injunction of any governmental authority of competent jurisdiction which prohibits or makes unlawful the consummation of any of the transactions contemplated by the merger agreement.

        Sonus and the GENBAND parties have agreed to use their reasonable best efforts to obtain any government clearances or approvals, or expirations or terminations of waiting periods, required for the consummation of the transactions contemplated by the merger agreement under the HSR Act and any antitrust laws, and to take, or cause to be taken, all actions necessary, proper or advisable under applicable antitrust laws to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable. The use of such reasonable best efforts requires Sonus and the GENBAND parties to vigorously contest and resist any action or proceeding, including administrative or judicial action or proceeding, that would restrict, prevent or prohibit consummation of the transactions contemplated by the merger agreement, including reasonably pursuing administrative and judicial appeals. However, neither Sonus nor any GENBAND party is required to agree to any material divestitures, licenses, hold separate arrangements or similar matters, including material covenants affecting business operating practices, except to the extent any such divestitures, licenses, arrangements, matters or covenants would not reasonably be expected to be material to Sonus and the GENBAND parties, taken as a whole.

Material U.S. Federal Income Tax Consequences of the Sonus Merger to U.S. Holders of Sonus Common Stock

        The following discussion is a summary of the material U.S. federal income tax consequences of the Sonus merger to holders of Sonus common stock.

        This discussion addresses in general terms only the U.S. federal income tax consequences of the Sonus merger to holders of Sonus common stock who are "U.S. holders" (as defined below) and hold their shares as capital assets and does not address all of the U.S. federal income tax consequences that may be relevant to particular U.S. holders in light of their individual circumstances. This discussion does not address the tax consequences to holders of Sonus common stock who are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold their shares as or in a hedge against currency risk, persons who hold their shares as a result of a constructive sale or as part of a conversion transaction, or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation. In the case of a U.S. holder that is treated as a partnership for U.S. federal income tax purposes, the tax treatment of the partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships or other pass-through entities holding shares of Sonus common stock are urged to consult their own tax advisors as to the specific tax consequences of the Sonus merger to them. This discussion does not address the tax consequences to holders of Sonus common stock under any state, local or foreign tax laws or the U.S. federal estate or gift, Medicare net investment income, or alternative minimum tax provisions of the Code. It also does not discuss the tax consequences of transactions occurring prior to, concurrently with or after the mergers (whether or not such transactions are undertaken in connection with the mergers), including, without limitation, the exercise of stock options or warrants in anticipation of the mergers.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner (other than a partnership or other pass-through entity) of Sonus common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election in effect to be treated as a U.S. person under applicable U.S. Treasury Regulations.

        The following summary is not binding on the Internal Revenue Service (which we refer to as the IRS) or a court. It is based on the Code, laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those described below.

        Holders of Sonus common stock are urged to consult their own tax advisors as to the specific tax consequences of the mergers to them, including the applicable federal, state, local and foreign tax consequences of the mergers to them and the effect of possible changes in tax laws.

General

        It is a condition to Sonus' obligation to effect the transactions that Sonus receive an opinion of counsel in a form and substance reasonably satisfactory to Sonus, dated as of the closing date, to the effect that the exchange of Sonus common stock for New Solstice common stock in the Sonus merger will qualify as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other mergers, will qualify as a transfer of property to New Solstice described in Section 351 of the Code.

        This opinion will be based on certain facts, representations and assumptions, including representations of officers of Sonus, GENBAND, GB and GB II contained in officer's certificates delivered to counsel to Sonus pursuant to the merger agreement (which we refer to collectively as the tax opinion representations and assumptions). If any of the tax opinion representations and assumptions are incorrect, incomplete or inaccurate, the validity of the opinion described above may be affected and the tax consequences of the Sonus merger to holders of Sonus common stock could differ from those described herein.

        Based on the tax opinion representations and assumptions, it is the opinion of WilmerHale that the Sonus merger will qualify as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other mergers, will qualify as a transfer of property to New Solstice described in Section 351 of the Code and accordingly that the material U.S. federal income tax consequences of the Sonus merger to U.S. holders of Sonus common stock are as described below.

        An opinion of counsel represents counsel's best legal judgment but is not binding on the IRS or any court. As a result, there can be no assurance that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. Sonus does not intend to obtain a ruling from the IRS regarding the qualification of the Sonus merger as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other mergers, will qualify as a transfer of property to New Solstice described in Section 351 of the Code. If the IRS were to successfully challenge the qualification of the Sonus merger as a reorganization under Section 368(a) of the Code and/or the qualification of the Sonus merger, together with the other mergers, as a transfer of property to New Solstice described in Section 351 of the Code, the tax consequences could differ from those described herein.

Exchange of Sonus Common Stock for New Solstice Common Stock

        Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, a U.S. holder of Sonus common stock that receives shares of New Solstice common stock in the Sonus merger:

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  will not recognize any gain or loss upon the exchange of shares of Sonus common stock for shares of New Solstice common stock in the Sonus merger;

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  will have a tax basis in the New Solstice common stock received in the Sonus merger (including any fractional share deemed received and sold as described below) equal to the tax basis of the Sonus common stock surrendered in the exchange therefor, which tax basis will be allocated between the New Solstice common stock received and any fractional share based on their relative fair market values; and

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  will have a holding period in the shares of New Solstice common stock received in the Sonus merger (including any fractional share deemed received and sold as described below) that includes its holding period in its shares of Sonus common stock surrendered in exchange therefor.

Cash in Lieu of Fractional Shares

        No fractional shares of New Solstice common stock will be issued in connection with the mergers. If a U.S. holder of Sonus common stock receives cash in lieu of a fractional share of New Solstice common stock in connection with the Sonus merger, the U.S. holder generally will be treated as having received the fractional share of New Solstice common stock pursuant to the Sonus merger and then as having sold that fractional share for cash. As a result, the U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of such fractional share and the portion of the U.S. holder's tax basis in the Sonus common stock that is allocable to the fractional share. Such capital gain or loss will generally be long-term capital gain or loss if the holding period for the Sonus common stock exchanged therefor is more than one year as of the effective time of the Sonus merger. Long-term capital gain of certain non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

        U.S. holders that acquired different blocks of Sonus common stock at different times or different prices should consult their tax advisors regarding the manner in which gain or loss should be determined in their specific circumstances.

Backup Withholding

        Certain non-corporate holders of Sonus common stock may be subject to backup withholding on cash received in connection with the Sonus merger. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and certifies that such U.S. holder is not subject to backup withholding on IRS Form W-9 or a substantially similar form or otherwise establishes an exemption from backup withholding. If a U.S. holder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the holder may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. holder's federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS.

Accounting Treatment

        U.S. GAAP requires the mergers to be accounted for using acquisition accounting pursuant to which Sonus has been determined to be the acquirer for accounting purposes. To make this determination, Sonus considered factors as indicated in ASC 805 and ASC 810, including relative ownership of equity interests in the combined company, board of director composition, shareholder ownership, voting control and anticipated management positions. Sonus will allocate the total purchase consideration to GENBAND's tangible and identifiable intangible assets acquired and liabilities assumed based on their fair values at the date of the completion of the mergers. Any excess purchase price after this allocation will be assigned to goodwill. Goodwill is not amortized, but is tested for impairment at least annually or more frequently if circumstances indicate potential impairment. The operating results of GENBAND will be reported as part of the combined company beginning on the date of the proposed mergers.

        Final valuations of GENBAND's tangible and identifiable intangible assets acquired and liabilities assumed have not yet been completed. The completion of the valuation upon consummation of the mergers could result in significantly different amortization, depreciation and other expenses, revenue recognized and balance sheet classifications than those presented in the unaudited pro forma combined financial information included in this joint proxy statement/prospectus.

        For further discussion of the accounting treatment, see the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 258 of this joint proxy statement/prospectus.

Restrictions on Sales of Shares by Certain Affiliates

        The shares of New Solstice common stock to be issued in connection with the Sonus merger and the GENBAND mergers will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of New Solstice common stock issued to any person who is deemed to be an "affiliate" (i) of Sonus or the GENBAND parties at the time of the Sonus special meeting or the GENBAND, GB or GB II special meeting, as applicable, or (ii) of New Solstice following the consummation of the Sonus merger and the GENBAND mergers. Persons who may be deemed to be "affiliates" include individuals or entities that control, are controlled by, or are under common control with Sonus, the GENBAND parties or New Solstice and may include our executive officers and directors, as well as our significant stockholders. Affiliates may not sell their shares of New Solstice common stock acquired in connection with the Sonus merger and/or the GENBAND mergers except pursuant to:

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  an effective registration statement under the Securities Act covering the resale of those shares;

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  Rule 144 under the Securities Act; or

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  any other applicable exemption under the Securities Act.

        Resales of New Solstice common stock held by certain parties are also subject to the terms and conditions set forth in the stockholders agreement and New Solstice's restated certificate of incorporation (which we refer to as the New Solstice charter). For a full description of the stockholders agreement and the New Solstice charter, see the sections entitled "Other Related Agreements—Principal Stockholders Agreement" and "Description of New Solstice Capital Stock" beginning on pages 215 and 290, respectively, of this joint proxy statement/prospectus.

        This joint proxy statement/prospectus does not cover resales of New Solstice common stock by affiliates of Sonus, the GENBAND parties or New Solstice.

Listing of New Solstice Common Stock on NASDAQ

        It is a condition to the completion of the mergers that the New Solstice common stock to be issued in connection with the transactions contemplated by the merger agreement be authorized for listing on NASDAQ, subject to official notice of issuance. It is anticipated that New Solstice common stock will be listed under the symbol "SONS." New Solstice does not intend to avail itself of any of the exemptions from certain NASDAQ corporate governance requirements that are available to "controlled companies."

Delisting and Deregistering of Sonus Common Stock

        If the mergers are completed, Sonus common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and Sonus will no longer be required to file periodic reports with the SEC on account of Sonus common stock.

Amendment to Sonus By-laws

        On May 22, 2017, the Sonus board of directors adopted an amendment to Sonus' Second Amended and Restated By-laws, as previously amended and restated on December 8, 2016 (which we refer to as the by-law amendment). The by-law amendment, among other things, designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder to bring any derivative, fiduciary duty and other intra-corporate claims against Sonus, its directors, officers and other employees, including any claims challenging the mergers, unless Sonus otherwise consents in writing to an alternate forum.

        The foregoing description of the by-law amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the by-law amendment. A copy of the by-law amendment is filed as an exhibit to Sonus' Current Report on Form 8-K, filed with the SEC on May 23, 2017, and is incorporated herein by reference. See the section entitled "Where You Can Find More Information" beginning on page 349 of this joint proxy statement/prospectus.

Litigation Related to the Mergers

        On July 19, 2017, Holdings filed the Holdings Complaint against the Holdings Lawsuit Defendants in Texas state court, District of Dallas County (Case No. DC-17-08630) based on the Earn-Out Agreement. The Holdings Complaint alleges that: (i) Sonus purportedly breached the Earn-Out Agreement by implementing the Taqua Restructuring Initiative that was allegedly intended to undermine Taqua's business and Sonus' payment obligation; and (ii) Sonus purportedly acquired Taqua for the purpose of eliminating Taqua as a competitor before the mergers, and that Sonus never intended to promote Taqua products.

        The Holdings Complaint purports to seek monetary damages for Sonus' alleged breach of the Earn-Out Agreement and an injunction of both the Taqua Restructuring Initiative and the mergers.

        The Holdings Lawsuit Defendants believe Holdings' allegations are without merit and intend to contest the lawsuit vigorously.

        On August 29, 2017, the District Court of Dallas County, Texas ordered all claims against Sonus, New Solstice, Solstice Merger Sub, Cayman Merger Sub, GB Merger Sub and Taqua in the Holdings Complaint to be arbitrated, and abated the Holdings Complaint as to all Holdings Lawsuit Defendants pending the outcome of arbitration.

        For additional information, see Sonus' Quarterly Report on Form 10-Q for the period ended June 30, 2017.

THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all information about the merger agreement that is important to you. This summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety before making any decisions regarding the merger agreement and the transactions contemplated thereby, because it is the legal document that governs the transactions contemplated thereby.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

        The following summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Sonus stockholders and GENBAND party shareholders are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any voting decisions. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.

        In reviewing the merger agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about Sonus, GENBAND, GB, GB II, New Solstice or any of their respective subsidiaries. The merger agreement contains representations and warranties and covenants by each of the parties to the merger agreement, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

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  were not intended as statements of fact, but rather as a way of allocating the risk to one of those parties if those statements proved to be inaccurate;

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  have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

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  may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

        Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 349 of this joint proxy statement/prospectus.

Structure of the Mergers

        The merger agreement provides, upon the terms and subject to the conditions thereof, for four separate mergers, as described in more detail below, pursuant to which the combined companies will operate under a new holding company, New Solstice, which will be listed on NASDAQ under the symbol "SONS." Following the mergers described below, the existing holders of Sonus common stock will own approximately 50% of the common stock of New Solstice, and the shareholders of the GENBAND parties will collectively own approximately 50% of the common stock of New Solstice. The mergers will be effected as described below.

        At the effective time, the following four mergers will be effected:

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  Solstice Merger Sub will merge with and into Sonus, at which time the separate corporate existence of Solstice Merger Sub will cease, and Sonus will survive the merger as a wholly owned subsidiary of New Solstice (which we refer to as the Sonus merger);

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  Cayman Merger Sub will merge with and into GENBAND, at which time the separate existence of Cayman Merger Sub will cease, and GENBAND will survive the merger as a direct or indirect wholly owned subsidiary of New Solstice (which we refer to as the GENBAND merger);

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  GB will merge with and into GB Merger Sub, at which time the separate corporate existence of GB will cease, and GB Merger Sub will survive the merger as a direct wholly owned subsidiary of New Solstice (which we refer to as the GB merger); and

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  GB II will merge with and into GB Merger Sub, at which time the separate corporate existence of GB II will cease, and GB Merger Sub will survive the merger as a direct wholly owned subsidiary of New Solstice (which we refer to as the GB II merger, and together with the GENBAND merger and the GB merger, the GENBAND mergers, and the GENBAND mergers together with the Sonus merger, the mergers).

        As of the effective time of the mergers, New Solstice will own all of the issued and outstanding shares of capital stock of the surviving entities to the mergers, as further described below.

Sonus Merger

        At the effective time of the Sonus merger, each share of common stock of Sonus that is owned by Sonus immediately prior to the effective time will automatically be cancelled and extinguished and will cease to exist, and no consideration will be paid for such shares. Each other share of Sonus common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of New Solstice common stock. Each share of common stock of Solstice Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of Sonus (as the surviving entity of the Sonus merger).

GENBAND Merger

        At the effective time of the GENBAND merger, each share of capital stock or other equity interests of GENBAND owned by GENBAND will automatically be cancelled and extinguished and will cease to exist, and no consideration will be paid for such shares. Each share of capital stock or other equity interests of GENBAND owned by GB or GB II or any of their respective subsidiaries as of immediately prior to the effective time of the GENBAND merger will be converted into one share of GENBAND (as the surviving entity of the GENBAND merger). Each share of capital stock or other equity interests of GENBAND other than those described above will be converted into the right to receive a portion of a share of New Solstice common stock and such share's portion of the promissory note issued by New Solstice to shareholders of GENBAND that the holder of such GENBAND share is entitled to receive upon a Realization Event as defined in the GENBAND Articles of Association assuming that the total Realization Consideration as defined in the GENBAND Articles of Association is equal to the value of the total number of Sonus common stock outstanding immediately prior to the GENBAND merger plus the aggregate value of the promissory note to be issued by New Solstice, and all such shares of capital stock or other equity interests of GENBAND will cease to be outstanding and will automatically be cancelled and extinguished and will cease to exist. For additional details of the promissory note, see the section entitled "Other Related Agreements—The Promissory Note" beginning on page 218 of this joint proxy statement/prospectus.

        All outstanding limited liability company interests of Cayman Merger Sub will be converted into one share of GENBAND (as the surviving entity of the GENBAND merger).

GB Merger

        At the effective time of the GB merger, each share of GB common stock owned by GB will automatically be cancelled and extinguished and will cease to exist and no consideration will be paid for such shares. Each other share of GB common stock (other than dissenting shares) will be converted into the right to receive a share of New Solstice common stock multiplied by an exchange ratio equal to (a) the total number of shares of New Solstice common stock that GB would be entitled to receive upon a Realization Event as defined in the GENBAND Articles of Association assuming the total Realization Consideration as defined in the GENBAND Articles of Association is equal to the value of total number of shares of Sonus common stock outstanding immediately prior to the GB merger, divided by (b) the total number of shares of GB common stock outstanding immediately prior to the effective time of the GB merger (other than the shares of GB common stock that will be cancelled as described above). In exchange for such shares of New Solstice common stock (if any), each share of GB common stock will automatically be cancelled and extinguished and will cease to exist. Each limited liability company interest of GB Merger Sub will remain unchanged and will continue to remain outstanding as a limited liability company interest in the GB entity surviving the GB merger.

GB II Merger

        At the effective time of the GB II merger, each share of GB II common stock owned by GB II will automatically be cancelled and extinguished and will cease to exist and no consideration will be paid for such shares. Each other share of GB II common stock (other than dissenting shares) will be converted into the right to receive a share of New Solstice common stock multiplied by an exchange ratio equal to (a) the total number of shares of New Solstice common stock that GB II would be entitled to receive upon a Realization Event as defined in the GENBAND Articles of Association assuming the total Realization Consideration as defined in the GENBAND Articles of Association is equal to the value of the total number of shares of Sonus common stock outstanding immediately prior to the GB II merger, divided by (b) the total number of shares of GB II common stock outstanding immediately prior to the effective time of the GB II merger (other than the shares of GB II common stock that will be cancelled as described above). In exchange for such shares of New Solstice common stock (if any), each share of GB II common stock will automatically be cancelled and extinguished and will cease to exist. Each limited liability company interest of GB Merger Sub will remain unchanged and will continue to remain outstanding as a limited liability company interest in the GB entity surviving the GB II merger.

Closing and Effective Times of the Mergers

        The closing is expected to occur concurrently with all necessary filings with the applicable governmental entities in connection with the mergers on a date as specified by the parties and no later than the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied on the closing date, but subject to the satisfaction or waiver of those conditions). For a description of the conditions to the closing of the mergers, see the section entitled "The Merger Agreement—Conditions to the Mergers" beginning on page 208 of this joint proxy statement/prospectus. The mergers will become effective at the time and on the date on which the relevant certificate of merger is filed with the applicable governmental entity, or later if the parties so agree and specify in such certificates. At the effective time of the mergers, the form of New Solstice charter attached to this joint proxy statement/prospectus as Annex F will be the New Solstice charter, and at the effective time of the mergers, the form of amended and restated bylaws attached to this joint proxy statement/prospectus as Annex G will be the amended and restated bylaws of New Solstice.

Directors and Officers of New Solstice after the Mergers

        The New Solstice board of directors, after the effective time of the mergers, will be comprised of nine directors, consisting of (i) two individuals designated by GENBAND who are independent directors (as such term is defined in the stockholders agreement) and who comply with the qualification criteria of the Sonus nominating and corporate governance committee, (ii) three other individuals designated by GENBAND who comply with the qualification criteria of the Sonus nominating and corporate governance committee, (iii) the Sonus existing chief executive officer (expected to be Raymond P. Dolan), (iv) the Sonus existing chairman of the board of directors (expected to be Richard J. Lynch), and (v) two other individuals designated by Sonus acting in accordance with the recommendation of the Sonus nominating and corporate governance committee, each of whom is independent for purposes of stock exchange and SEC rules. Each of Sonus, GENBAND and New Solstice has agreed to take all requisite action to effect this board composition.

Consideration to be Received by Stockholders of Sonus, GENBAND, GB and GB II

        As described above, at the effective time of the Sonus merger, each share of Sonus common stock issued and outstanding immediately prior to the effective time of the Sonus merger (other than shares of Sonus common stock owned by Sonus immediately prior to the effective time of the Sonus merger) will be converted into and become the right to receive one share of New Solstice common stock.

        As described above, at the effective time of the GENBAND merger, each GENBAND share issued and outstanding immediately prior to the effective time of the GENBAND merger (other than shares of capital stock or other equity interests of GENBAND owned by GENBAND, GB or GB II immediately prior to the effective time of the GENBAND merger) will be converted into and become the right to receive a portion of a share of New Solstice common stock and such share's portion of the promissory note issued by New Solstice to shareholders of GENBAND.

        As described above, at the effective time of the GB merger and the GB II merger, respectively, each share of GB and GB II capital stock issued and outstanding immediately prior to the effective time of the GB merger and GB II merger, respectively (other than GB common stock owned by GB or GB II common stock owned by GB II, in each case, immediately prior to the effective time of the GB merger or the GB II merger, respectively), will be converted into and become the right to receive a share of New Solstice common stock multiplied by the applicable exchange ratio described above.

Treatment of Sonus Equity Awards

Sonus Stock Options

        Each Sonus stock option that is outstanding as of the date that is five business days prior to the closing date of the Sonus merger will become vested in full as of that date (to the extent not previously vested), and the holders of such Sonus stock options will be permitted to exercise such awards on or prior to the date that is three business days prior to the closing date of the Sonus merger.

        To the extent not exercised as of the end of day that is three business days prior to the closing date, each Sonus stock option granted under the Specified Sonus Plans will not be permitted to be exercised between such time and the effective time and will, as of the effective time, be assumed by New Solstice and converted into an option to purchase (i) that number of shares of New Solstice common stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (a) the number of shares of Sonus common stock subject to such option immediately prior to the effective time of the mergers by (b) the Sonus exchange ratio, (ii) at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (a) the exercise price per share of such option immediately prior to the effective time of the mergers by (b) the Sonus exchange ratio. Each assumed Sonus stock option will otherwise continue to have, and be subject to, the same terms and conditions (including vesting arrangements and other terms and conditions set forth in the applicable plan and option agreement) as are in effect immediately prior to the effective time, except that New Solstice or the board of directors or the compensation committee of New Solstice, as applicable, has any and all amendment and administrative authority with respect to such assumed option (subject, in the case of any amendment, to the required consent of the affected holder thereof).

        Effective as of the end of the day that is three business days prior to the closing date of the Sonus merger, all Sonus stock options other than Sonus stock options granted under the Specified Sonus Plans will be cancelled to the extent not exercised as of such time.

Sonus RSUs

        Each Sonus RSU that is vested by its terms as of immediately prior to the effective time (after taking into account any vesting of the Sonus RSU that occurs by reason of the mergers) will have been settled in shares of Sonus common stock.

        Each Sonus RSU that is not then vested by its terms (after taking into account any accelerated vesting of the Sonus RSU that occurs by reason of the mergers) and settled in shares of Sonus common stock will, as of the effective time of the mergers, be assumed by New Solstice and converted into a new award of restricted stock units of New Solstice covering a number of shares of New Solstice common stock equal to the product (rounded down to the nearest whole share) of the total number of shares of Sonus common stock then underlying such Sonus RSU multiplied by the Sonus exchange ratio. Each assumed Sonus RSU will otherwise continue to have, and be subject to, the same terms and conditions (including the vesting arrangements (and accelerated vesting arrangements) and other terms and conditions set forth in any applicable plan and award agreement) as in effect immediately prior to the effective time of the mergers, except that New Solstice or the board of directors or the compensation committee of New Solstice, as applicable, has any and all amendment and administrative authority with respect to such assumed RSU (subject, in the case of any amendment, to the required consent of the affected holder thereof).

Sonus Restricted Shares

        Each Sonus Restricted Share that will not be vested by its terms (after taking into account any vesting of the Sonus Restricted Share that occurs by reason of the mergers) shall, at the effective time, be converted into New Solstice common stock and shall otherwise continue to have, and be subject to, the same terms and conditions (including the forfeiture and repurchase restrictions set forth in any applicable plan and award agreement) as in effect immediately prior to the effective time, except that New Solstice or the board of directors or the compensation committee of New Solstice, as applicable, has any and all amendment and administrative authority with respect to such terms and conditions (subject, in the case of any amendment, to the required consent of the affected holder thereof).

Sonus Equity Awards Held by Non-U.S. Employees

        The parties may agree to treat equity compensation held by Sonus employees subject to non-U.S. law in a manner other than that contemplated above to the extent necessary or appropriate to take into account applicable non-U.S. law or tax or employment considerations.

Sonus ESPP

        With respect to the Sonus ESPP, if the effective time of the mergers occurs on or before the "Purchase Date" relating to the applicable "Offering Period" in effect on the date of the merger agreement (as such terms are defined in the Sonus ESPP) and there are ESPP options then outstanding with respect to such Offering Period, the Sonus board of directors will provide a "New Purchase Date" (as defined in the Sonus ESPP) for such Offering Period, and any ESPP options will automatically be exercised on the New Purchase Date pursuant to the terms of the Sonus ESPP.

        If the effective time occurs after the exercise date relating to the applicable Offering Period in effect on the date of the merger agreement, the board of directors of Sonus will timely suspend the Sonus ESPP as of immediately following the exercise date relating to such Offering Period. All shares of Sonus common stock due upon exercise of ESPP options will be issued prior to the effective time of the mergers and no ESPP options will be outstanding as of the effective time of the mergers.

Appraisal Rights

Sonus Stockholder Appraisal Rights

        Under the DGCL, Sonus stockholders do not have appraisal rights in connection with the Sonus merger.

GENBAND Shareholder Dissenter Rights

        With respect to the GENBAND merger, the Companies Law (2016 Revision) provides for a right of dissenting stockholders, in certain situations, to be paid the fair value of their shares upon their dissenting to the merger if they follow a prescribed procedure as further discussed in the section entitled "Appraisal Rights" beginning on page 339 of this joint proxy statement/prospectus. Notwithstanding the foregoing, in accordance with the GENBAND Stockholders Agreement, OEP has the right to cause a majority of shares held by the shareholders of GENBAND to vote in favor of the approval of the GENBAND merger. If OEP exercises this right, then shareholders holding a majority of such shares of GENBAND would waive their dissenter's rights in connection with the GENBAND merger. See the section entitled "Appraisal Rights" beginning on page 339 of this joint proxy statement/prospectus for further discussion of appraisal rights of GENBAND shareholders.

GB and GB II Stockholder Appraisal Rights

        As a statutory matter appraisal rights are available with respect to the GB merger and the GB II merger under Section 262 of the DGCL. However, under the terms of the GENBAND Stockholders Agreement, OEP has the right to require a majority of common stock held by GB and GB II stockholders to vote in favor of the GB merger or the GB II merger, as applicable. To the extent a GB stockholder or GB II stockholder does not vote in favor of (or return a separate proxy voting in favor of) the adoption of the merger agreement and the approval of the GB merger or GB II merger, as applicable, OEP may exercise the proxy granted to it by the GENBAND Stockholders Agreement to vote any such stockholder's shares in favor of the adoption of the merger agreement and the approval of the GB merger or GB II merger, as applicable. Under Section 262 of the DGCL, only stockholders who do not vote in favor of a merger are entitled to exercise appraisal rights in connection therewith. Accordingly, any stockholder whose shares are voted in favor of the GB merger or the GB II merger, including pursuant to the provisions of the GENBAND Stockholders Agreement, will not be entitled to exercise appraisal rights in connection with such mergers. See the section entitled "Appraisal Rights" beginning on page 339 of this joint proxy statement/prospectus for further discussion of appraisal rights of GB and GB II stockholders.

Exchange of Certificates; No Fractional Shares

Exchange

        Prior to the closing, New Solstice intends to appoint the transfer agent for Sonus common stock to act as exchange agent for the mergers. Promptly after the effective time of the mergers, New Solstice will deposit with the exchange agent certificates or non-certificated book entries representing the shares of New Solstice common stock to be issued in connection with the mergers.

        Promptly after the effective time of the mergers, New Solstice will cause the exchange agent to mail to each holder of record of one or more certificates representing (immediately prior to the effective time) shares of Sonus common stock, GB common stock or GB II common stock:

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  one or more letters of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the exchange agent and will be in such form and have such other provisions as New Solstice may reasonably specify; and

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  instructions for use in effecting the surrender of the certificates in exchange for New Solstice certificates and cash in lieu of fractional shares, if any.

        Upon surrender of a certificate for cancellation to the exchange agent together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate will be entitled to receive in exchange therefor a New Solstice certificate representing that number of whole shares of New Solstice common stock to which the holder thereof is entitled, together with a check for the cash to be paid in lieu of fractional shares, if any. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, payable to holders of certificates.

        Promptly after the effective time, New Solstice will cause the exchange agent to mail to each holder of record of shares of Sonus common stock represented (immediately prior to the effective time) by book-entry on the records of Sonus or Sonus' transfer agent, on behalf of New Solstice, notice that such holder has become the holder of record of the number of shares of New Solstice common stock, together with a check for the cash to be paid in lieu of fractional shares, if any.

        Promptly after the effective time, New Solstice will cause the exchange agent to mail to each holder of record (immediately prior to the effective time) of GENBAND shares:

  •
  one or more letters of transmittal which shall be in customary form for a Cayman Islands—incorporated company and which shall specify that delivery shall be effected, and risk of loss and title to GENBAND shares represented by a certificate or certificates shall pass, only upon delivery of the GENBAND certificates to the exchange agent and in the case of GENBAND shares not represented by a certificate or certificates such other documents as may be required in exchange for the applicable New Solstice certificates (if any), and shall be in such form and have such other provisions as New Solstice may reasonably specify; and

  •
  instructions for use in effecting the surrender of the GENBAND certificates (if any) in exchange for New Solstice certificates and cash in lieu of fractional shares, if any.

        Upon either the surrender of a GENBAND certificate for cancellation to the exchange agent, or with respect to uncertificated GENBAND shares, confirmation by GENBAND that the uncertificated GENBAND shares have been cancelled, in each case together with a letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such GENBAND shares shall be entitled to receive in exchange therefor a New Solstice certificate representing that number of whole shares of New Solstice common stock to which the holder thereof is entitled, together with a check for the cash to be paid in lieu of fractional shares, if any, after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, payable to holders of GENBAND shares.

No Fractional Shares

        No fraction of a share of New Solstice common stock will be issued in connection with the mergers. Instead of receiving fractional shares, each holder of Sonus common stock, GENBAND shares, GB common stock and GB II common stock will be paid an amount in cash equal to such fractional amount multiplied by the closing price of a share of Sonus common stock on NASDAQ on the last full trading day prior to the effective time of the mergers.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by the Sonus parties and the GENBAND parties that are subject in some cases to exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a material adverse effect (as defined below)). The representations and warranties of the Sonus parties and the GENBAND parties relate to, among other things:

  •
  due incorporation and corporate organization;

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  authority to conduct business;

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  due authorization to execute, deliver and perform the merger agreement and to consummate the transactions contemplated thereby;

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  capitalization;

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  subsidiaries;

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  the absence of any conflicts with or violation of such party's organizational documents, certain of its contracts, applicable laws or government orders as a result of execution and performance of the merger agreement;

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  consents and approvals required from, and filings made to, governmental entities;

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  the absence of any undisclosed liabilities;

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  the absence of certain legal proceedings, investigations and government orders;

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  the absence of certain changes, events or developments since December 31, 2016 that individually or in the aggregate have had or would reasonably be expected to have a material adverse effect;

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  tax matters;

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  certain employee benefits matters;

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  labor matters;

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  environmental matters;

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  intellectual property matters;

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  real and personal property;

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  insurance policies with respect to such party's business and assets;

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  brokers' and financial advisors' fees related to the mergers;

  •
  the recommendation of the transactions by such party's board;

  •
  the stockholder votes identified by the merger agreement being the only such votes required to approve the transactions contemplated by the merger agreement;

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  the existence of certain approvals and the inapplicability of certain anti-takeover laws;

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  internal controls;

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  the validity of, enforceability of and compliance with, certain material contracts;

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  compliance with the Foreign Corrupt Practices Act or similar laws; and

  •
  export controls.

        In addition, the Sonus parties have made certain representations and warranties relating to:

  •
  documents Sonus has filed with the SEC and the compliance of Sonus' financial statements with U.S. GAAP;

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  compliance with the Sarbanes-Oxley Act and the Dodd-Frank Act;

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  compliance with applicable listing and corporate governance rules and regulations of NASDAQ;

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  the receipt of an opinion from Sonus' financial advisor; and

  •
  the ownership of New Solstice and the merger subsidiaries.

        In addition, the GENBAND parties have made certain representations and warranties relating to:

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  the audited and unaudited financial statements of GENBAND and its subsidiaries;

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  the absence of any ownership of Sonus common stock and the GENBAND parties not having been an "interested stockholder" of Sonus (as that term is defined in Section 203 of the DGCL) of Sonus since May 23, 2014; and

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  certain relationships with related parties.

        Certain of the representations and warranties made by the parties are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, "material adverse effect," means, with respect to any specified person, any change, effect, occurrence, state of facts or development, that, individually or in the aggregate, materially and adversely affects the business, assets and liabilities (taken together), results of operations or financial condition (including capitalization) taken as a whole, excluding any change, effect, occurrence, state of facts or development that results from:

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  general economic, regulatory or political conditions or changes therein in the United States, the Cayman Islands or the other countries in which such person operates (except to the extent that any such matter shall have adversely affected the business of such person in a manner that is materially disproportionate to the degree to which such matter shall have adversely affected similarly situated businesses);

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  financial or securities market fluctuations or conditions;

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  changes in, or events or conditions affecting, the industry in which such person and its subsidiaries operate generally (except to the extent that any such matter shall have adversely affected the business of such person in a manner that is materially disproportionate to the degree to which such matter shall have adversely affected similarly situated businesses);

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  any failure to achieve any revenue, earnings or other projections, provided that this exception does not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a material adverse effect;

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  the announcement or pendency of the transactions contemplated by the merger agreement;

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  with respect to Sonus, any change in the market price or trading volume of the Sonus common stock; provided, that this exception will not prevent or otherwise affect a determination that any other fact, circumstance, event, change, effect or occurrence underlying such change has resulted in, or contributed to, with respect to Sonus, a material adverse effect; or

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  any change in law, regulation or U.S. GAAP (or authoritative interpretation thereof) (except to the extent that any such change shall have adversely affected such specified person in a manner that is materially disproportionate to the degree to which such matter shall have adversely affected similarly situated businesses).

Covenants and Agreements

        The Sonus parties and the GENBAND parties each have agreed that, prior to the effective time of the mergers, except for matters previously disclosed to the other party, unless otherwise expressly permitted by the merger agreement or with the prior written consent of the other party, it will and will cause its subsidiaries to:

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  conduct its operations in the ordinary course; and

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  use reasonable best efforts to preserve business organizations and goodwill, keep available the services of each party's respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them.

        Each party has also agreed that, prior to the effective time of the mergers, except for matters previously disclosed to the other party, unless otherwise expressly permitted by the merger agreement or with the prior written consent of the other party, it will not and will cause its subsidiaries not to:

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  amend such party's certificate of incorporation, by-laws or comparable organizational documents or effect any split or reverse split of any of its shares of capital stock or other equity interests;

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  (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights or upon the settlement of restricted stock units or any other equity awards in each case existing on the date of the merger agreement, issue any shares of such party's capital stock or other equity securities or interests (other than to one of its wholly owned subsidiaries) except for grants to new hires of the Sonus parties in the ordinary course of business; (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock except for grants to new hires of the Sonus parties in the ordinary course of business; (iii) increase any compensation or benefits of such party's employees, officers, or directors, except for non-material increases in compensation and benefits in the ordinary course of business consistent with past practice, or enter into or amend any employment, severance, change in control, retention, or similar plans, arrangements or agreements with any of its present or future officers or directors, except (a) offer letters that do not provide for severance or notice of termination with new employees consistent with past practice or (b) amendments to the extent required by applicable law; (iv) adopt any plan, program, policy, agreement or other arrangement that, if in existence on the date of the merger agreement would have constituted a material benefit plan of such party or amend (except to the extent required by applicable law) any existing material benefit plan in any material respect; or (v) enter into, amend, modify or terminate any collective bargaining agreement;

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  (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of such party's capital stock (except for dividends and distributions of Sonus to Sonus or any of its subsidiaries) or (ii) except to the extent otherwise permitted by the merger agreement, purchase or otherwise acquire any shares of such party's capital stock or capital stock of any of its subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action (except, in the case of GENBAND, as required under any GENBAND equity plan as previously disclosed pursuant to the merger agreement);

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  sell, lease, encumber or otherwise dispose of (by merger or otherwise), or enter into a contract to sell, lease, encumber or otherwise dispose of (by merger or otherwise), any of its tangible assets (including capital stock of subsidiaries) or properties, except for (i) sales of inventory or products in the ordinary course of business and (ii) sales of surplus or obsolete equipment;

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  sell, assign, transfer, license, abandon, permit to lapse, or otherwise dispose of any of such party's intellectual property, except for (i) non-exclusive licenses in the ordinary course of business, and (ii) the abandonment in the ordinary course of business of registered intellectual property not material to the business of such party and that are reasonably determined by such party to be no longer economical to maintain;

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  enter into any joint venture outside of the ordinary course of business, enter into any partnership or make any election to treat any venture with a third party as a partnership, make or commit to make capital expenditures, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities, except that such party and its subsidiaries may make and commit to make capital expenditures and such acquisitions that do not involve payments by it and its subsidiaries that, in the aggregate, exceed (x) amounts set forth in such party's capital expenditures budget in effect prior to the date of the merger agreement or (y) $500,000 in the aggregate;

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  except as may be required as a result of a change in law or in U.S. GAAP, change any of the accounting principles or practices used by such party;

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  fail to use their reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

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  except as otherwise permitted by the merger agreement, settle, or agree to settle any action, suit, litigation, investigation or proceeding pending or threatened before any arbitrator, court or other governmental authority for settlement amounts in excess of $250,000 individually or $1,000,000 in the aggregate;

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  waive, release or assign any claims or rights having a value in excess of $250,000 individually or $1,000,000 in the aggregate;

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  make or change any material tax election, change an annual accounting period, file any amended income or other material tax return except as required by law, enter into any closing agreement with respect to a material amount of taxes, waive or extend any statute of limitations with respect to taxes, settle or compromise any material tax liability, claim or assessment, surrender any right to claim a material refund of taxes or take any other similar action relating to the filing of any tax return or the payment of any material amount of taxes;

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  (i) incur any indebtedness for borrowed money in excess of $1,000,000 in the aggregate, (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of such party or any of its subsidiaries in connection with any indebtedness thereof, or (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than to such party's subsidiaries and other than for cash management purposes in the ordinary course of business;

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  except in the ordinary course of business, enter into, amend, modify, extend or terminate any of such party's material contracts, or waive any rights or claims thereunder;

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  subject to the terms of the merger agreement, take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the parties to the merger agreement to (i) obtain any consent, authorization, order or approval of any governmental authority or the expiration of any applicable waiting period required to consummate the transactions contemplated by the merger agreement or (ii) consummate the transactions contemplated by the merger agreement;

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  cause the acceleration of rights, benefits or payments under any material benefit plans of such party other than any such acceleration resulting from the consummation of the transactions contemplated by the merger agreement under the terms of such party's material benefit plans;

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  except in the ordinary course of business, enter into forward sales contracts, fixed price contracts, fixed price swaps, collars, options or other hedging arrangements, except as permitted by such programs currently in effect and approved by such party's board of directors prior to the date of the merger agreement;

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  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such party or its respective subsidiaries (other than the transactions contemplated by the merger agreement and the mergers and other than a merger among wholly owned subsidiaries of such party), or enter into any agreement with respect to the voting of its capital stock or other securities held by such party or its respective subsidiaries; or

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  agree in writing to take any of the foregoing summarized actions.

No Solicitation

No Solicitation by Sonus

        The Sonus parties have agreed that, prior to closing, neither it nor any of its subsidiaries or representatives will, directly or indirectly:

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  maintain, initiate or solicit or knowingly encourage or facilitate (including by way of furnishing information which has not been previously publicly disseminated) any inquiries with respect to, or the making of any proposal which constitutes, or would reasonably be expected to lead to, a Sonus acquisition proposal;

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  engage in any discussions or negotiations concerning, or provide any confidential information or data regarding Sonus or its subsidiaries to any person relating to, a Sonus acquisition proposal;

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  approve or recommend, or propose publicly to approve or recommend, any Sonus acquisition proposal;

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  approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Sonus acquisition proposal;

  •
  take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Sonus acquisition proposal; or

  •
  propose publicly or agree to do any of the foregoing.

        For purposes of the merger agreement, "Sonus acquisition proposal" means any proposal or offer made by any person other than GENBAND or its subsidiaries with respect to (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving Sonus or involving any of its subsidiaries representing, directly or indirectly, greater than 15% of the consolidated assets (including stock of the subsidiaries of Sonus), consolidated net revenues or earnings before interest, taxes, depreciation and amortization of Sonus and its subsidiaries taken as a whole, (ii) any purchase of an equity interest (including by means of a tender or exchange offer) representing, directly or indirectly, an amount greater than a 15% voting or economic interest in Sonus or (iii) any purchase of assets, securities or ownership interests representing, directly or indirectly, an amount greater than 15% of the consolidated assets (including stock of the subsidiaries of Sonus), consolidated net revenues or earnings before interest, taxes, depreciation and amortization of Sonus and its subsidiaries taken as a whole.

        Prior to the effective time, neither the board of directors of Sonus nor any committee thereof shall, directly or indirectly, (i) withdraw, withhold, modify or qualify, or publicly propose to withdraw, withhold, modify or qualify, in a manner adverse to GENBAND, its recommendation that the Sonus stockholders approve the Sonus merger and adopt the merger agreement, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Sonus acquisition proposal, (iii) in the event of the commencement of a tender offer or exchange offer for any outstanding shares of Sonus' capital stock, fail to recommend against acceptance of such tender offer or exchange offer by the Sonus stockholders (including by taking no position or a neutral position with respect to any such offer) within 10 business days of the commencement thereof, or (iv) recommend that the Sonus stockholders not adopt the merger agreement or approve the Sonus merger or the related proposals thereto.

        Notwithstanding the foregoing, the Sonus board of directors may at any time (i) comply with its disclosure obligations under applicable law, or issuing a "stop, look and listen" statement pending disclosure of its position (none of which, in and of itself, shall be deemed to constitute a change in its recommendation) or (ii) make any disclosure to Sonus' stockholders if the board of directors of Sonus determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties or applicable law.

        Notwithstanding the foregoing, until the earlier of the receipt of the Sonus stockholder approval and any termination of the merger agreement, if after the date of the merger agreement Sonus receives a written bona fide Sonus acquisition proposal, that was not, directly or indirectly, solicited, initiated or knowingly encouraged, and that the board of directors of Sonus has determined in good faith, after consultation with its outside legal counsel and financial advisors (i) constitutes a superior proposal or (ii) could reasonably be expected to result in a superior proposal, then Sonus and its subsidiaries and representatives may, to the extent that the board of directors of Sonus has determined in good faith, after consultation with its outside legal counsel, that a failure to take such actions would be inconsistent with its fiduciary duties to Sonus' stockholders under applicable law: (a) furnish nonpublic information to the third party making such Sonus acquisition proposal, if, and only if, prior to furnishing such information, Sonus receives from the third party an executed confidentiality agreement with provisions no less restrictive to such third party with respect to the use or disclosure of nonpublic information than the confidentiality agreement between Sonus and GENBAND and (b) engage in discussions or negotiations with the third party with respect to such Sonus acquisition proposal.

        Notwithstanding the foregoing, nothing contained in the merger agreement will prevent Sonus or the board of directors of Sonus from, at any time prior to, but not after, the receipt of the Sonus stockholder approval, in response to the receipt of a written Sonus acquisition proposal prior to the closing and not otherwise received in violation of the merger agreement, (i) terminating the merger agreement in order to enter into a definitive written agreement with respect to such Sonus acquisition proposal or (ii) effecting a change in recommendation, if and only if, prior to taking any of the actions described in clauses (i) or (ii), (a) the board of directors of Sonus determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Sonus acquisition proposal constitutes a superior proposal, (b) GENBAND shall have received written notice of Sonus' intention to take such action at least four business days prior to the taking of such action by Sonus, (c) during the four business days following the receipt by GENBAND of the notice of a superior proposal, Sonus, if requested by GENBAND, will make its representatives available to negotiate with GENBAND regarding any revisions to the terms of the transactions proposed by GENBAND in response to such Sonus acquisition proposal, and (d) at the end of the four business day period described in the foregoing clause (c) the board of directors of Sonus continues to believe, in good faith after consultation with its outside legal counsel and financial advisors, and after taking into account any modifications to the terms of the transactions that are proposed in a written offer by GENBAND, that such Sonus acquisition proposal continues to constitute a superior proposal and that failure to take such action would be inconsistent with the Sonus' directors' fiduciary duties under applicable law.

        Notwithstanding the foregoing, nothing will prevent the Sonus board from, prior to the receipt of the Sonus stockholder approval, effecting a change in recommendation if the board of directors of Sonus determines that an "intervening event" has occurred and is continuing and if, prior to taking such action, the Sonus board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the Sonus directors' fiduciary duties under applicable law, provided that GENBAND received written notice at least four business days prior to the taking of such action by the Sonus board specifying in reasonable detail the circumstances related to such determination and during such notice period, Sonus, if requested by GENBAND, makes available its representatives to negotiate with GENBAND to revise the terms of the transactions and the Sonus board continues to believe that failing to take such action would be inconsistent with the Sonus directors' fiduciary duties under applicable law.

        For purposes of the merger agreement, "intervening event" means any material event, development or change in circumstances (i) that first becomes known to the Sonus board after the date of the merger agreement, to the extent any such event, development or change in circumstances was not reasonably foreseeable by the Sonus board, or (ii) the consequences of which were not reasonably foreseeable by the Sonus board; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an intervening event: (a) the receipt, existence or terms of a Sonus acquisition proposal or any matter relating thereto or consequence thereof; (b) any change in the price, or change in trading volume, of the Sonus common stock (provided, however, that the exception contained in this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred); and (c) meeting or exceeding internal or analysts' expectations, projections or results of operations (provided, however, that the exception contained in this clause (c) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an intervening event has occurred).

        For purposes of the merger agreement, "superior proposal" means a bona fide written Sonus acquisition proposal (except that references in the definition of "Sonus acquisition proposal" to 15% shall be replaced by 50%) made after the date of the merger agreement by any person other than GENBAND or its subsidiaries, on terms that the Sonus board determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering such factors as the Sonus board considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to Sonus stockholders than the transactions contemplated by the merger agreement, taking into account any change to the transaction proposed by GENBAND.

No Solicitation by GENBAND Parties

        Each GENBAND party has agreed to not, directly or indirectly, (i) maintain, initiate or solicit or knowingly encourage or facilitate (including by way of any inquiries with respect to, or the making of, any proposal which constitutes, or would reasonably be expected to lead to) a GENBAND acquisition proposal, (ii) engage in any negotiations concerning, or provide any confidential information or data regarding GENBAND or its subsidiaries to any person relating to, a GENBAND acquisition proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any GENBAND acquisition proposal, (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any GENBAND acquisition proposal, (v) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a GENBAND acquisition proposal, or (vi) propose publicly or agree to do any of the foregoing.

        GENBAND agrees that it and its subsidiaries shall, and that they shall cause their respective representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the parties) conducted prior to the date of the merger agreement with respect to any GENBAND acquisition proposal and (ii) request each third party that has heretofore executed a confidentiality agreement that relates to a GENBAND acquisition proposal (other than Sonus) to return or destroy all confidential information regarding GENBAND or its subsidiaries heretofore furnished to such third party by GENBAND or on its behalf.

        Prior to the effective time, GENBAND will promptly orally notify Sonus of any request for information or any inquiries, proposals or offers relating to a GENBAND acquisition proposal indicating, in connection with such notice, the name of such person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and GENBAND shall provide to Sonus written notice of any such inquiry, proposal or offer within 24 hours of such event and copies of any written or electronic correspondence to or from any person making a GENBAND acquisition proposal (or its representatives). GENBAND shall keep Sonus informed orally, as soon as is reasonably practicable, of the status of any GENBAND acquisition proposal, including with respect to the status and material terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and GENBAND shall provide to Sonus written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within 24 hours.

        For purposes of the merger agreement, "GENBAND acquisition proposal" means any proposal or offer made by any person other than Sonus or its subsidiaries with respect to (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving any GENBAND party, (ii) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount greater than a 15% voting or economic interest in any GENBAND party or (iii) any purchase of assets, securities or ownership interests representing an amount greater than 15% of the consolidated assets (including stock of the subsidiaries of any GENBAND party), consolidated net revenues or earnings before interest, taxes, depreciation and amortization of any GENBAND party and its subsidiaries taken as a whole.

Additional Agreements

Preparation of Form S-4 and the Joint Proxy Statement/Prospectus

        Sonus and GENBAND have delivered this joint proxy statement/prospectus pursuant to the merger agreement, which requires the parties to jointly prepare and file this joint proxy statement/prospectus following each party's opportunity for review, comment and approval. Sonus and GENBAND will advise each other, promptly after receiving notice of effectiveness of the registration statement or any supplement or amendment that has been filed, of any request by the SEC for the amendment or supplement to, or of any comments or responses to, the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part (which we refer to as the

Form S-4). Each of Sonus and the GENBAND parties shall, and Sonus shall cause New Solstice to, use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable and to maintain the effectiveness of the Form S-4 as long as is necessary to consummate the mergers and the other transactions contemplated by the merger agreement. Sonus shall cause the joint proxy statement/prospectus to be mailed to its stockholders and the stockholders of the GENBAND parties as promptly as practicable after the Form S-4 is declared effective by the SEC and in any event within five days thereafter.

Required Actions and Governmental Approvals

        The Sonus parties and the GENBAND parties have agreed to use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable, (ii) as promptly as practicable, obtain from any governmental authority or any other third party any consents or approvals required to be obtained or made by such party or any of its subsidiaries in connection with the merger agreement and (iii) as promptly as practicable (and, in the case of the HSR filing, within 10 business days of the execution of the merger agreement) make all necessary filings, required by the SEC and applicable state securities law, the HSR Act or other law. The parties agree to cooperate with each other in connection with the making of all such filings and shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any law.

        Each party has agreed to cooperate and use its reasonable best efforts to vigorously contest and resist any action or proceeding, including administrative or judicial action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the mergers, including reasonably pursuing administrative and judicial appeal. Notwithstanding the foregoing, no party will be required to agree to any material divestitures, licenses, hold separate arrangements or similar matters, including material covenants affecting business operating practices, except to the extent any such divestitures, licenses, arrangements, matters or covenants would not reasonably be expected to be material to the GENBAND parties and Sonus, taken as a whole.

        No party will make any settlement offers (or accept any such settlement offer) or negotiate any consent decree, consent order or undertaking with any governmental authority relating to the transactions contemplated by the merger agreement without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned.

Indemnification, Exculpation and Insurance

        New Solstice will indemnify, hold harmless and advance expenses to all past and present directors and officers of Sonus, each GENBAND party and each of their subsidiaries (in all of their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses prior to the date of the merger agreement by Sonus or any GENBAND party and (ii) to the fullest extent permitted by law, in each case for acts or omissions in their capacities as directors or officers occurring at or prior to the effective time. New Solstice will also include and cause to be maintained in effect in Sonus' (as the surviving entity of the Sonus merger) and each GENBAND party's (each, as the surviving entity of the applicable GENBAND party merger) certificate of incorporation and by-laws, or equivalent organizational documents, after the effective time provisions regarding elimination of liability of directors, indemnification of officers and directors, and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in Sonus' or each GENBAND party's certificate of incorporation and by-laws, or equivalent organizational documents, and periodically advance to any such indemnitee its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith). New Solstice will cause to be maintained for a period of six years after the effective time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Sonus and GENBAND with respect to claims arising from facts or events that occurred on or before the effective time. In no event shall New Solstice or Sonus or any GENBAND party be required to expend in any one year an amount in excess of 300% of the last annual premium paid by Sonus or the applicable GENBAND party for such insurance prior to the date of the merger agreement. If the annual premiums of such insurance coverage exceed such amount, Sonus and the applicable GENBAND party will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Sonus and each GENBAND party may extend coverage, effective as of the effective time, under its director and officers policy by obtaining a six-year "tail" policy prior to the closing on terms and conditions no less advantageous to the covered persons than Sonus' and GENBAND's existing directors and officers insurance, and such "tail" policy will be deemed to satisfy Sonus' and GENBAND's obligations. If such "tail" policy has been obtained by Sonus or GENBAND prior to the closing, Sonus (as the surviving entity of the Sonus merger) or GENBAND will maintain such policies in full force and effect and continue to honor Sonus' or GENBAND's obligations thereunder.

Tax Matters

        None of Sonus, GENBAND, GB, GB II, New Solstice, or any of their respective subsidiaries shall take any action, or fail to take any reasonable action, as a result of which (i) the exchange of Sonus common stock for New Solstice common stock pursuant to the Sonus merger would reasonably be expected to fail to qualify either as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other mergers, qualifies as a transfer of property to New Solstice described in Section 351 of the Code or (ii) the exchange of GENBAND shares for New Solstice common stock pursuant to the GENBAND merger, taken together with the other mergers, would reasonably be expected to fail to qualify as a transaction qualifying as a transfer of property to New Solstice described in Section 351 of the Code.

        Each of Sonus and GENBAND shall use its reasonable best efforts to obtain the opinion of counsel referred to below under "—Conditions to the Mergers." Each of Sonus, GENBAND, GB and GB II shall deliver to counsel for Sonus and counsel for GENBAND an officer's certificate, dated as of the closing date, to enable such counsel to render such opinions.

        So long as the opinions of counsel are given, each party agrees to report for U.S. federal income tax purposes the exchange of GENBAND shares for New Solstice common stock pursuant to the GENBAND merger, taken together with the exchange of Sonus common stock for New Solstice common stock pursuant to the Sonus merger, as a transaction qualifying as a transfer of property to New Solstice described in Section 351 of the Code, except as otherwise required as a result of a final determination of a taxing authority. However, the parties may treat the Sonus merger as a reorganization within the meaning of Section 368(a) of the Code.

Employee Matters

        New Solstice has agreed to honor all employment and severance agreements of Sonus and the GENBAND parties and all benefits and obligations under the other plans of Sonus and the GENBAND parties. New Solstice will retain the right to amend or terminate any of the foregoing agreements, plans and arrangements to the extent permitted by the terms thereof and law. This agreement only applies to employees within the United States and those not covered by collective bargaining or other labor agreements. New Solstice has agreed to comply with the requirements of law with respect to the treatment of non-U.S. employees and those covered by collective bargaining and to honor all benefit plans of Sonus and the GENBAND parties and all collective bargaining agreements or other labor agreements to which Sonus, GENBAND, or any of their subsidiaries is a party or otherwise bound.

        New Solstice will provide full credit for purposes of eligibility, vesting and determination of the level of benefits (other than benefit accrual under a defined benefit pension plan) under any employee benefit plans or arrangements maintained by New Solstice or any of its subsidiaries as of the effective time for such employees' service with GENBAND or Sonus or any subsidiary of GENBAND or Sonus to the same extent recognized by GENBAND or Sonus immediately prior to the effective time.

        New Solstice will use commercially reasonable efforts to:

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  waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees under any medical or dental benefit plans that the employees may be eligible to participate in after the effective time of the mergers, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the effective time under any medical or dental benefit plan; and

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  to the extent permitted by the applicable medical or dental plan, provide each employee with credit for the year in which the effective time occurs for any co-payments and deductibles paid prior to the effective time in satisfying any applicable deductible or out-of-pocket requirements under any medical and dental plans that the affected employees are eligible to participate in after the effective time.

        Sonus has agreed to cause New Solstice to adopt or assume, prior to or as of the effective time of the mergers, an equity compensation plan providing for the granting of stock options and other equity-based awards to the employees of New Solstice, Sonus (as the surviving entity of the Sonus merger), GENBAND (as the surviving entity of the GENBAND merger) and their respective subsidiaries. It is currently expected that New Solstice will assume one or more of Sonus' existing equity compensation plans and that future grants of stock options and other equity-based awards by New Solstice will be made under such assumed plan or plans.

GENBAND Indebtedness

        Prior to the closing, GENBAND is obligated to deliver to Sonus executed payoff letters, to be effective upon the closing, from each lender of indebtedness of GENBAND and any of its subsidiaries as of immediately prior to the closing. At the closing and on behalf of the applicable GENBAND party, New Solstice will pay, in cash by wire transfer of immediately available funds, such indebtedness in the amounts set forth in the payoff letters.

Conditions to the Mergers

Conditions to Sonus and the GENBAND Parties' Obligation to Consummate the Mergers

        The respective obligations of each party to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions that include the following:

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  Sonus and each GENBAND party have obtained the requisite approval of their respective stockholders of the merger agreement and the transactions contemplated thereby;

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  any mandatory waiting period under the HSR Act or any other applicable antitrust laws shall have expired or terminated, and any approvals required or deemed advisable by the parties under such antitrust laws shall have been obtained;

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  no decree, order or injunction of any governmental authority of competent jurisdiction is in effect that would prohibit or make unlawful the consummation of any of the transactions;

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  the Form S-4 has been declared effective and no stop order with respect thereto is in effect and no proceedings for that purpose have been commenced or threatened by the SEC;

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  the shares of New Solstice common stock to be issued pursuant to the transactions shall have been authorized for listing on the NASDAQ, subject to official notice of issuance; and

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  the New Solstice charter has been filed with the Secretary of State of the State of Delaware and is in effect.

Conditions to Sonus' Obligation to Consummate the Mergers

        The obligations of the Sonus parties to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions that include the following:

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  each GENBAND party will have performed in all material respects its covenants and agreements contained in the merger agreement, and Sonus shall have received a certificate of such GENBAND party, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, certifying to such effect;

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  each of the GENBAND members party to the voting agreement will have performed in all material respects its covenants and agreements contained in the voting agreement;

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  the representations and warranties of the GENBAND parties (other than those with respect to due incorporation and corporate authority, authorization, capitalization, no brokers, Sonus stock ownership, board approval and recommendation, requisite stockholder vote and certain approvals) will be true and correct in all respects (disregarding any materiality and material adverse effect qualifiers contained therein), except for failures of such representations and warranties to be true and correct, individually or in the aggregate, that would not reasonably be expected to have a material adverse effect;

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  the representations and warranties of the GENBAND parties with respect to certain capitalization matters will be true and correct in all respects (other than de minimis inaccuracies);

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  the representations and warranties of the GENBAND parties with respect to due incorporation and corporate authority, authorization, no brokers, Sonus stock ownership, board approval and recommendation, requisite stockholder vote and certain approvals will be true and correct in all material respects, and Sonus shall have received a certificate of each GENBAND party, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the closing date, certifying to such effect (and to the conditions in the preceding two paragraphs);

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  Sonus will have received an opinion of counsel in form and substance reasonably satisfactory to Sonus, to the effect that the exchange of Sonus common stock for New Solstice common stock in the Sonus merger will qualify as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other mergers, will qualify as a transfer of property to New Solstice described in Section 351 of the Code;

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  since May 23, 2017, no material adverse effect of GENBAND has occurred;

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  certain intercompany agreements will have been terminated in their entirety;

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  GENBAND will have delivered to Sonus the allocation schedule, prepared by GENBAND in a format reasonably acceptable to Sonus, setting forth the identity of each GENBAND party shareholder, the equity ownership of such GENBAND party shareholder immediately prior to the effective time and the number of shares of New Solstice common stock to be issued to, and the amount of cash payable to, such GENBAND party shareholder pursuant to the merger agreement; and

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  each party to the stockholders agreement and the registration rights agreement, excluding Sonus or New Solstice, will have executed and delivered such agreement to Sonus and each such agreement shall be in full force and effect.

Conditions to the GENBAND Parties' Obligation to Consummate the Mergers

        The obligations of the GENBAND parties to consummate the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions that include the following:

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  each Sonus party shall have performed in all material respects its covenants and agreements contained in the merger agreement and GENBAND shall have received a certificate of such Sonus party, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, certifying to such effect;

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  the representations and warranties (other than those with respect to due incorporation and corporate authority, authorization, capitalization, no brokers, Sonus board approval and recommendation, requisite stockholder vote, certain approvals, and ownership of New Solstice) of the Sonus parties will be true and correct (disregarding any materiality and material adverse effect qualifiers contained therein), except for failures of such representations and warranties to be true and correct, individually or in the aggregate, that would not reasonably be expected to have a material adverse effect;

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  the representations and warranties of the Sonus parties with respect to certain capitalization matters will be true and correct in all respects (other than de minimis inaccuracies);

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  the representations and warranties of the Sonus parties with respect to due incorporation and corporate authority, authorization, no brokers, Sonus board approval and recommendation, requisite stockholder vote, certain approvals, and ownership of New Solstice will be true and correct in all material respects, and GENBAND shall have received a certificate of each Sonus party, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, certifying to such effect (and to the conditions in the preceding two paragraphs);

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  since the date of the merger agreement, no material adverse effect with respect to Sonus shall have occurred;

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  GENBAND will have received an opinion of counsel in form and substance reasonably satisfactory to GENBAND, to the effect that for U.S. federal income tax purposes the exchange of GENBAND shares for New Solstice common stock pursuant to the GENBAND merger, taken together with the other mergers, qualifies as a transfer of property to New Solstice described in Section 351 of the Code; and

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  each Sonus party contemplated to be a party to the stockholders agreement, the registration rights agreement and the promissory note shall have executed and delivered such agreement to GENBAND and each such agreement shall be in full force and effect.

Expenses

        Except as otherwise provided in the merger agreement, each party will pay all fees and expenses incurred by it in connection with the mergers and the other transactions contemplated by the merger agreement. However, Sonus and GENBAND will share equally the costs, expenses and filing fees for the Sonus regulatory filings and the GENBAND regulatory filings made in connection with the transactions contemplated by the merger agreement and for printing and distributing the Form S-4 and this joint proxy statement/prospectus.

Termination

        The merger agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the closing, whether before or after receipt of the Sonus stockholder approval or each GENBAND party shareholder or stockholder (as applicable) approval:

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  by the mutual written consent of Sonus and GENBAND;

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  by either Sonus or GENBAND if the closing has not occurred by 11:59 p.m., New York City time, on February 23, 2018 (which we refer to as the outside date). The outside date may be extended by either Sonus or GENBAND, by written notice to the other party, to May 31, 2018, in the event that all closing conditions (other than the regulatory approvals) have been or are reasonably capable of being satisfied at the time of such extension. The right to terminate the merger agreement on the outside date will not be available to any party whose failure to perform or observe in any material respect any of its obligations under the merger agreement was the reason the closing had not yet occurred;

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  by either Sonus or GENBAND if a meeting of Sonus' stockholders has been held and the Sonus stockholders have voted upon and have not approved the merger agreement;

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  by either Sonus or GENBAND if any law makes consummation of any of the transactions illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent governmental authority enjoining any of the parties from consummating the transactions shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable;

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  by Sonus, whether before or after stockholder approval, if there has been a breach by any GENBAND party (or any member thereof) of any representation, warranty, covenant or agreement set forth in the merger agreement or the voting agreement or if any such representation or warranty of any GENBAND party or any GENBAND member shall have become untrue, in either case such that the conditions of the GENBAND parties with respect to the accuracy of representations and warranties would not be satisfied, and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to GENBAND by Sonus;

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  by Sonus, if Sonus has received a superior proposal prior to receipt of all necessary stockholder approvals, provided that Sonus has complied in all material respects with its obligations under the merger agreement with respect to such superior proposal and Sonus pays to GENBAND in immediately available funds the termination fee;

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  by Sonus, if a meeting of stockholders of any GENBAND party has been held and such stockholders have voted upon and have not approved the merger agreement;

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  by GENBAND, whether before or after stockholder approval, if there has been a breach by any Sonus party of any representation, warranty, covenant or agreement set forth in the merger agreement or if any such representation or warranty of any Sonus party shall have become untrue, in either case such that the conditions of Sonus with respect to the accuracy of representations and warranties would not be satisfied, and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to Sonus by GENBAND; or

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  by GENBAND, prior to the Sonus stockholders meeting (including adjournments or postponements) in the event that (x) the board of directors of Sonus makes a change of recommendation or (y) a Sonus acquisition proposal was publicly announced or disclosed, the Sonus board of directors fails to affirm the Sonus board recommendation within 10 business days after receipt of a GENBAND written request to do so.

Termination Fee

        Sonus would be obligated to pay to GENBAND a termination fee of $14.5 million in the following circumstances:

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  Sonus terminates the merger agreement because it has received a superior proposal;

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  GENBAND terminates the merger agreement due to a change in the Sonus board's recommendation;

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  (i) a Sonus acquisition proposal is publicly announced, (ii) the merger agreement is terminated by GENBAND or Sonus because the outside date has elapsed or the Sonus stockholders have not approved the transaction and (iii) within 12 months after such termination, Sonus enters into a definitive agreement in respect of a Sonus acquisition proposal (or consummates such a transaction); or

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  the merger agreement is terminated by Sonus or GENBAND because the Sonus stockholders have not approved the Sonus merger and prior to such meeting there was a change in the Sonus board recommendation or the Sonus board fails to affirm its recommendation of such merger after a Sonus acquisition proposal is announced.

Amendment and Waiver

Amendment

        The merger agreement may be amended only in writing, and only by the parties thereto, by action taken or authorized by their boards of directors, at any time before or after approval of matters presented in connection with the mergers by the stockholders of Sonus and the other parties to such mergers, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders unless such amendment is subject to such further approval.

Waiver

        No action taken pursuant to the merger agreement, including any investigation by or on behalf of any party to the merger agreement, or delay or omission in the exercise of any right, power or remedy accruing to any party to the merger agreement as a result of any breach or default thereunder by any other party to the merger agreement will be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in the merger agreement. The waiver by any party to the merger agreement of a breach of any provision thereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision thereunder.

Specific Performance; Third-Party Beneficiaries

Specific Performance

        The parties to the merger agreement agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with its specific terms or if the merger agreement was otherwise breached and that monetary damages, even if available, would not be an adequate remedy thereunder. The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof in any Delaware court without proof of actual damages and each party to the merger agreement waives any requirement for the securing or posting of any bond in connection with such remedy. The parties to the merger agreement further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable law or in equity for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

Third-Party Beneficiaries

        Nothing in the merger agreement (other than the indemnification of directors and officers), expressed or implied, is intended to confer on any person other than the parties to the merger agreement or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of the merger agreement.

OTHER RELATED AGREEMENTS

Voting Agreement

        The following is a summary of the voting agreement. This summary does not purport to describe all of the terms of the voting agreement and is qualified in its entirety by the complete text of the voting agreement, which is included as Annex H of this joint proxy statement/prospectus and incorporated by reference herein. All stockholders and shareholders (as applicable) of Sonus, GENBAND, GB and GB II are urged to read the voting agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger agreement and the transactions contemplated thereby, including the mergers.

        In connection with the signing of the merger agreement, Sonus, New Solstice, GB, GB II and certain investment funds affiliated with GENBAND, GB and GB II (which we refer to as the GENBAND equityholders) entered into a voting agreement, pursuant to which the GENBAND equityholders have agreed not to (subject to limited exceptions) sell or transfer any of their GENBAND shares, GB common stock or GB II common stock or effect a distribution of such stock and to vote all of their shares of such stock in a manner so as to facilitate the consummation of the mergers.

        In order to facilitate the consummation of the mergers, the GENBAND equityholders have agreed to vote to approve or deliver a written consent adopting the merger agreement promptly following its receipt of this joint proxy statement/prospectus and, at any meeting of GENBAND shareholders, GB stockholders or GB II stockholders, to vote all of its shares of GENBAND shares, GB common stock or GB II common stock, as the case may be, in favor of the adoption of the merger agreement, the GENBAND mergers and the other transactions contemplated by the merger agreement. The GENBAND equityholders are also subject to certain requirements under the voting agreement that require them to vote against (i) the approval or adoption of any proposal made in opposition to or in competition with the merger agreement and the other transactions contemplated by the merger agreement and (ii) any other action that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone discourage or adversely affect the consummation of the transactions contemplated by the merger agreement.

        In addition, each GENBAND equityholder has agreed that until the earlier of the termination of the merger agreement or the effective time of the mergers, it will not, with respect to the GENBAND shares, GB common stock or GB II common stock:

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  deposit any such stock into a voting trust or enter into a voting agreement or arrangement with respect to such stock; or

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  grant any proxy or power of attorney with respect to such stock.

        In connection with its agreements and obligations under the voting agreement, each GENBAND equityholder has also appointed Sonus, New Solstice and each of their respective executive officers or other designees with an irrevocable proxy with full power of attorney to vote in favor of the GENBAND mergers with respect to any GENBAND shares, GB common stock or GB II common stock owned by such GENBAND equityholder.

        The voting agreement will terminate upon the earlier of such date and time as the voting agreement is terminated by mutual consent of the parties thereto, the effective time of the GENBAND mergers or such date and time as the merger agreement is validly terminated pursuant to the merger agreement.

Principal Stockholders Agreement

        The following is a summary of certain material terms and provisions of the stockholders agreement. This summary does not purport to describe all of the terms and provisions of the stockholders agreement and is qualified in its entirety by the complete text of the stockholders agreement, a form of which is included as Annex I of this joint proxy statement/prospectus and incorporated by reference herein. All stockholders and shareholders (as applicable) of Sonus, GENBAND, GB and GB II are urged to read the stockholders agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger agreement and the transactions contemplated thereby, including the mergers.

        The merger agreement contemplates, as a condition to the closing of the transactions contemplated thereby, that at the closing, New Solstice will enter into a stockholders agreement with certain of the existing principal shareholders of GENBAND (which we refer to as the OEP Stockholders). The stockholders agreement becomes effective upon the closing of the transactions contemplated by the merger agreement and sets forth certain arrangements and contains various provisions relating to, among other things, board representation, standstill restrictions and transfer restrictions as further described below.

        For purposes of the stockholders agreement, "independent director" means a person nominated or serving as a director of the New Solstice board who: (i) is independent for purposes of NASDAQ and SEC rules; (ii) does not then serve and has not served as a director, officer, partner or other senior-level employee (or other employee or consultant within the prior five years) of, and does not otherwise then receive (and has not at any time otherwise received) any material compensation from, any OEP Stockholder or any of its affiliates; and (iii) does not then serve (and has not at any time within the prior two years served) as a director, officer, employee or consultant of, and does not otherwise then receive (and has not at any time within the prior two years otherwise received) any compensation from, any portfolio company of any OEP Stockholder or any of its affiliates or any other third party that owns 15% or more of the issued and outstanding shares of New Solstice. Certain qualifications and exclusions apply to the foregoing definition, and the nominating and corporate governance committee of the New Solstice board may waive certain of the foregoing independent director requirements in certain circumstances.

Board Representation

        The stockholders agreement will provide that the New Solstice board will be comprised of nine directors, subject to the following:

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  for so long as the OEP Stockholders beneficially own at least 80% of the shares of New Solstice common stock beneficially owned in the aggregate on the date of the stockholders agreement, the OEP Stockholders will have the right to nominate five New Solstice board members, of which at least two must be independent directors;

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  from and after the first time that the OEP Stockholders beneficially own less than 80% of the shares of New Solstice common stock beneficially owned in the aggregate on the date of the stockholders agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to four New Solstice board members, of which at least one must be an independent director;

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  from and after the first time that the OEP Stockholders beneficially own less than 70% of the shares of New Solstice common stock beneficially owned in the aggregate on the date of the stockholders agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to three New Solstice board members, of which at least one must be an independent director;

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  from and after the first time that the OEP Stockholders beneficially own less than 50% of the shares of New Solstice common stock beneficially owned in the aggregate on the date of the stockholders agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to two New Solstice board members, neither of whom need be an independent director;

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  from and after the first time that the OEP Stockholders beneficially own less than 30% of the shares of New Solstice common stock beneficially owned in the aggregate on the date of the stockholders agreement, the number of directors that the OEP Stockholders will have the right to nominate will be reduced to one New Solstice board member, who does not need to be an independent director; and

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  upon the first date that the OEP Stockholders beneficially own less than 10% of the shares of New Solstice common stock they beneficially owned as of the date of the stockholders agreement, the OEP Stockholders will have no board designation rights and New Solstice may require any designees of the OEP Stockholders to resign from the New Solstice board.

        New Solstice will take all necessary actions within its control to include the OEP Stockholder nominees in the slate of nominees recommended by the New Solstice board for election of directors and to cause the stockholders of New Solstice to elect the OEP Stockholder nominees. In the event any New Solstice board member nominated by the OEP Stockholders resigns or is unable to serve, the OEP Stockholders will be entitled to designate a replacement director, subject to the conditions set forth in the stockholders agreement.

        Following the closing of the transactions contemplated by the merger agreement, the New Solstice board will maintain an audit committee, a compensation committee, a nominating and corporate governance committee and an integration committee.

        So long as at least one of the directors designated by the OEP Stockholders qualifies as an independent director, any such independent director (or, in the case of the integration committee, any director designated by the OEP Stockholders) will be eligible to be appointed and remain on each of the board committees then in existence (other than a committee that is to be composed solely of independent directors or a committee established to address conflicts with the OEP Stockholders). In addition, the nominating and corporate governance committee of New Solstice will be comprised of three directors, at least two of whom will not be directors designated by the OEP Stockholders, and one of whom is an OEP Stockholder director if such director qualifies as an independent director. The nominating and corporate governance committee will determine the size and membership of the other committees (subject to the requirements set forth in the stockholders agreement).

        So long as the OEP Stockholders are entitled to designate at least a majority of the directors of the New Solstice board of directors, an OEP Stockholder director shall be the chairman of each of the compensation committee, nominating and corporate governance committee and the integration committee. No OEP Stockholder director will be entitled to serve on any committee if it would violate mandatory legal or listing requirements concerning that director's independence or qualifications to serve as a member of the New Solstice board.

Voting

        So long as the OEP Stockholders have director nomination rights under the stockholders agreement, with respect to any proposal or resolution relating to the election of directors, each OEP Stockholder will take all necessary actions within its control to vote its shares either affirmatively in favor of such director nominees, or in the same proportion to all shares voted by other stockholders of New Solstice.

Standstill Restrictions

        The stockholders agreement contains certain standstill provisions restricting the OEP Stockholders from acquiring (or seeking or making any proposal or offer with respect to acquiring) additional shares of New Solstice common stock or any security convertible into New Solstice common stock or any assets, indebtedness or businesses of New Solstice or any of its subsidiaries. Certain customary exclusions apply, and acquisitions of New Solstice common stock by the OEP Stockholders will be permitted in open market acquisitions during open trading windows, following the determination of a majority of the New Solstice independent directors not to cause New Solstice to repurchase a material amount of shares of New Solstice common stock during such trading window. These restrictions are subject to certain customary exclusions. The standstill restrictions apply from the date of the stockholders agreement until the earlier of the acquisition of New Solstice by a third party in a change of control transaction as discussed in further detail below and when the OEP Stockholders no longer have any rights to nominate or designate nominees to the New Solstice board.

Change of Control

        Without the approval of a majority of the independent directors, no OEP Stockholder may enter into or affirmatively support any transaction resulting in a change of control of New Solstice in which any OEP Stockholder receives per share consideration as a holder of New Solstice common stock in excess of that to be received by other holders of New Solstice common stock.

Transfer Restrictions

        For 180 days following the effective time of the mergers, no OEP Stockholder may transfer any shares of New Solstice common stock that it beneficially owns (except to a permitted transferee that agrees to hold shares subject to the terms of the stockholders agreement). Thereafter, until three years following the effective time of the mergers, except as otherwise approved by a majority of independent directors, no OEP Stockholder may transfer any shares of New Solstice common stock that it beneficially owns if such transfer involves more than 15% of the outstanding shares of New Solstice common stock or if the transferee would own 15% of the outstanding shares of New Solstice common stock following such transfer, unless the transferee agrees to be subject to the stockholders agreement.

Termination

        The stockholders agreement will terminate by mutual consent of a majority in interest of the OEP Stockholders and New Solstice (including the approval by a majority of independent directors) or when the OEP Stockholders, in the aggregate, beneficially own less than 2% of the New Solstice common stock.

Registration Rights Agreement

        The following is a summary of certain material terms and provisions of the registration rights agreement. This summary does not purport to describe all of the terms and provisions of the registration rights agreement and is qualified in its entirety by the complete text of the registration rights agreement, a form of which is included as Annex J of this joint proxy statement/prospectus and incorporated by reference herein. All stockholders and shareholders (as applicable) of Sonus, GENBAND, GB and GB II are urged to read the registration rights agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger agreement and the transactions contemplated thereby, including the mergers.

        The merger agreement contemplates, as a condition to the closing of the transactions contemplated thereby, that at the closing, New Solstice will enter into a registration rights agreement with certain OEP Stockholders (which we refer to as the registration rights agreement). Under the registration rights agreement, certain OEP Stockholders will be granted certain registration rights beginning on the 180th day following the effective time of the mergers, including (i) the right to request that New Solstice file an automatic shelf registration statement and effect unlimited underwritten offerings pursuant to such shelf registration statement; (ii) unlimited demand registrations; and (iii) unlimited piggyback registration rights that allow holders of registrable shares to require that shares of New Solstice common stock owned by such holders be included in certain registration statements filed by New Solstice, in each case subject to the transfer restrictions contained in the stockholders agreement. In connection with these registration rights, New Solstice has agreed to effect certain procedural actions, including taking certain actions to properly effect any registration statement or offering and to keep the participating OEP Stockholders reasonably informed with adequate opportunity to comment and review, as well as customary indemnification and contribution agreements.

The Promissory Note

        The following is a summary of certain material terms and provisions of the promissory note. This summary does not purport to describe all of the terms and provisions of the promissory note and is qualified in its entirety by the complete text of the promissory note, a form of which is included as Annex K of this joint proxy statement/prospectus and incorporated by reference herein. All stockholders and shareholders (as applicable) of Sonus, GENBAND, GB and GB II are urged to read the promissory note carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger agreement and the transactions contemplated thereby, including the mergers.

        The merger agreement provides that, as a portion of the consideration for the GENBAND merger, New Solstice will pay to GENBAND shareholders, other than GB and GB II, interest and principal pursuant to a $22,500,000 promissory note in the form attached to the merger agreement as Exhibit D (which we refer to as the promissory note). The promissory note does not amortize and the principal thereon is payable in full on the third anniversary of its execution. Interest on the promissory note is payable quarterly in arrears and accrues at a rate of 7.5% per annum for the first six months after issuance, and thereafter at a rate of 10% per annum. The failure to make any payment under the promissory note when due and, with respect to payment of any interest, the continuation of such failure for a period of thirty days thereafter, constitutes an event of default under the promissory note. If an event of default occurs under the promissory note, the payees may declare the entire balance of the promissory note due and payable (including principal and accrued and unpaid interest) within five business days of the payees' notification to New Solstice of such acceleration.

GENBAND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This management's discussion and analysis of financial condition and results of operations should be read in conjunction with the accompanying unaudited consolidated financial statements and the notes thereto for the three months ended June 30, 2017 and 2016 and the six months ended June 30, 2017 and 2016. The following discussion and analysis of financial condition and results of operations excludes GB and GB II because they are holding companies with no operations.

Overview

        GENBAND, through its wholly owned operating subsidiaries, creates rapid communications and applications for service providers, enterprises, independent software vendors, system integrators and developers globally. GENBAND's real time communications solutions help its customers connect people to each other and address the growing demands of today's consumers and businesses. GENBAND's comprehensive solutions suite empowers its customers, which include a number of major telecommunications service providers, to enrich their service offerings with real time contextual communications to provide a richer, more engaging user experience.

        GENBAND is a leader in the production of real-time communications software solutions and maintains a product portfolio that facilitates customers in providing reliable new services to the market, allowing them to effectively compete in the marketplace. To support customers in achieving such success, GENBAND offers a wide range of customer care services to provide comprehensive support strategy for all of its products, applications and solutions.

        Currently, GENBAND operates in over 80 countries and, as of August 31, 2017 employs approximately 1,400 individuals globally. GENBAND is led by an experienced executive team that specializes in network communications, technology and related businesses. For the year ended December 31, 2016, GENBAND had revenue of approximately $427 million. The majority of GENBAND's shares are held by affiliates of OEP.

Proposed Merger with Sonus

        On May 23, 2017, GENBAND entered into a merger agreement with Sonus, New Solstice, Cayman Merger Sub, GB Merger Sub, GB and GB II, pursuant to which Sonus and GENBAND agreed, subject to the terms and conditions of the merger agreement, to effect a strategic business combination of their respective businesses. For a more detailed discussion of the proposed business combination, see the section entitled "The Mergers" beginning on page 107 of this joint proxy statement/prospectus.

Impact of the Proposed Business Combination on the Business

        GENBAND has agreed that, prior to the effective time of the mergers, except for matters previously disclosed to Sonus, unless otherwise permitted by the merger agreement or required by applicable law, or with the prior written consent of Sonus, GENBAND will, and will cause its subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and use its reasonable best efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. For additional discussion about certain restrictions on the conduct of GENBAND's business prior to closing, see the section entitled "The Merger Agreement—Covenants and Agreements" beginning on page 200 of this joint proxy statement/prospectus.

Financial Overview

        GENBAND's financial results for the three and six months ended June 30, 2017 and 2016 are summarized in the tables below. See "Results of Operations" in this Management's Discussion and Analysis of Financial Condition and Results of Operations for a discussion of these changes in GENBAND's revenue and expenses.

	Three months ended		Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
(in thousands, except percentages)			$	%
Revenue:
Product	$42,584	$49,651	$(7,067)	–14.2%
Service	56,378	56,026	352	0.6%

Total revenue	98,962	105,677	(6,715)	–6.4%
Cost of revenue:
Cost of product	22,874	26,426	(3,552)	–13.4%
Cost of service	27,471	26,180	1,291	4.9%
Amortization of acquired technology	512	708	(196)	–27.7%

Total cost of revenue	50,857	53,314	(2,457)	–4.6%

Gross profit	48,105	52,363	(4,258)	–8.1%
Operating expenses:
Research and development	21,525	25,488	(3,963)	–15.5%
Sales and marketing	15,075	17,188	(2,113)	–12.3%
General and administrative	8,755	8,538	217	2.5%
Legal costs for patent litigation	456	2,251	(1,795)	–79.7%
Acquisition and integration	4,103	—	4,103	0.0%
Restructuring	512	973	(461)	–47.4%
Amortization of acquired intangibles	912	1,125	(213)	–18.9%

Total operating expenses	51,338	55,563	(4,225)	–7.6%

Loss before interest expense, other expense (income), net, and income tax (benefit) provision	(3,233)	(3,200)	(33)	–1.0%
Interest expense	1,419	1,117	302	27.0%
Other expense (income), net	4,558	(1,662)	6,220	374.2%

Loss before income tax (benefit) provision	(9,210)	(2,655)	(6,555)	–246.9%
Income tax (benefit) provision	(1,921)	816	(2,737)	–335.4%

Net loss	$(7,289)	$(3,471)	$(3,818)	–110.0%

	Six months ended		Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
(in thousands, except percentages)			$	%
Revenue:
Product	$77,347	$88,999	$(11,652)	–13.1%
Service	107,805	109,798	(1,993)	–1.8%

Total revenue	185,152	198,797	(13,645)	–6.9%
Cost of revenue:
Cost of product	45,014	50,264	(5,250)	–10.4%
Cost of service	50,700	50,432	268	0.5%
Amortization of acquired technology	1,025	1,436	(411)	–28.6%

Total cost of revenue	96,739	102,132	(5,393)	–5.3%

Gross profit	88,413	96,665	(8,252)	–8.5%
Operating expenses:
Research and development	45,257	51,774	(6,517)	–12.6%
Sales and marketing	31,738	34,276	(2,538)	–7.4%
General and administrative	19,243	18,305	938	5.1%
Legal costs for patent litigation	1,418	7,993	(6,575)	–82.3%
Acquisition and integration	4,103	—	4,103	0.0%
Restructuring	1,091	738	353	47.8%
Amortization of acquired intangibles	1,798	2,245	(447)	–19.9%

Total operating expenses	104,648	115,331	(10,683)	–9.3%

Loss before interest expense, other expense, net, and income tax (benefit) provision	(16,235)	(18,666)	2,431	13.0%
Interest expense	2,702	2,178	524	24.1%
Other expense, net	5,980	2,080	3,900	187.5%

Loss before income tax (benefit) provision	(24,917)	(22,924)	(1,993)	–8.7%
Income tax (benefit) provision	(3,180)	1,895	(5,075)	–267.8%

Net loss	$(21,737)	$(24,819)	$3,082	12.4%

        GENBAND's financial results for the years ended December 31, 2016 and 2015 are summarized in the table below. See "Results of Operations" in this Management's Discussion and Analysis of

Financial Condition and Results of Operations for a discussion of these changes in GENBAND's revenue and expenses.

	Year Ended December 31,		Increase (decrease) from prior year
(in thousands, except percentages)	2016	2015	$	%
Revenue:
Product	$195,181	$170,183	$24,998	14.7%
Service	231,913	246,853	(14,940)	–6.1%

Total revenue	427,094	417,036	10,058	2.4%
Cost of revenue:
Cost of product	106,068	93,680	12,388	13.2%
Cost of service	103,941	125,895	(21,954)	–17.4%
Amortization of acquired technology	2,855	6,175	(3,320)	–53.8%

Total cost of revenue	212,864	225,750	(12,886)	–5.7%

Gross profit	214,230	191,286	22,944	12.0%
Operating expenses:
Research and development	102,162	119,444	(17,282)	–14.5%
Sales and marketing	69,744	86,737	(16,993)	–19.6%
General and administrative	36,810	38,245	(1,435)	–3.8%
Legal cost for patent litigation	11,391	22,223	(10,832)	–48.7%
Revaluation of contingent consideration	—	(2,891)	2,891	–100.0%
Acquisition and integration	14	2,076	(2,062)	–99.3%
Restructuring	7,449	9,676	(2,227)	–23.0%
Amortization of acquired intangibles	4,565	6,679	(2,114)	–31.7%

Total operating expenses	232,135	282,189	(50,054)	–17.7%

Loss before interest expense, other expense (income), net and income tax provision (benefit)	(17,905)	(90,903)	72,998	–80.3%
Interest expense	5,197	1,327	3,870	291.6%
Other expense (income), net	772	(4,478)	5,250	–117.2%

Loss before income tax provision (benefit)	(23,874)	(87,752)	63,878	–72.8%
Income tax provision (benefit)	3,348	3,917	(569)	–14.5%

Net loss	$(27,222)	$(91,669)	$64,447	–70.3%

        GENBAND's financial results for the years ended December 31, 2015 and 2014 are summarized in the table below. See "Results of Operations" in this Management's Discussion and Analysis of

Financial Condition and Results of Operations for a discussion of these changes in GENBAND's revenue and expenses.

	Year Ended December 31,		Increase (decrease) from prior year
(in thousands, except percentages)	2015	2014	$	%
Revenue:
Product	$170,183	$244,810	$(74,627)	–30.5%
Service	246,853	274,291	(27,438)	–10.0%

Total revenue	417,036	519,101	(102,065)	–19.7%
Cost of revenue:
Cost of product	93,680	135,459	(41,779)	–30.8%
Cost of service	125,895	140,007	(14,112)	–10.1%
Amortization of acquired technology	6,175	12,101	(5,926)	–49.0%

Total cost of revenue	225,750	287,567	(61,817)	–21.5%

Gross profit	191,286	231,534	(40,248)	–17.4%
Operating expenses:
Research and development	119,444	128,179	(8,735)	–6.8%
Sales and marketing	86,737	91,795	(5,058)	–5.5%
General and administrative	38,245	46,643	(8,398)	–18.0%
Legal costs for patent litigation	22,223	4,078	18,145	445.0%
Revaluation of contingent consideration	(2,891)	—	(2,891)	100.0%
Acquisition and integration	2,076	1,301	775	59.6%
Restructuring	9,676	1,405	8,271	588.7%
Amortization of acquired intangibles	6,679	8,423	(1,744)	–20.7%

Total operating expenses	282,189	281,824	365	0.1%

Loss before interest expense, other income, net, and income tax provision (benefit)	(90,903)	(50,290)	(40,613)	–80.8%
Interest expense	1,327	787	540	68.6%
Other income, net	(4,478)	(1,487)	(2,991)	–201.1%

Loss before income tax provision (benefit)	(87,752)	(49,590)	(38,162)	–77.0%
Income tax provision (benefit)	3,917	(709)	4,626	652.5%

Net loss	$(91,669)	$(48,881)	$(42,788)	–87.5%

Critical Accounting Policies and Estimates

        Management's discussion and analysis of the financial condition and results of operations is based upon GENBAND's consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires GENBAND to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. GENBAND bases its estimates and judgments on historical experience, knowledge of current conditions and beliefs of what could occur in the future given available information. GENBAND considers the following accounting policies to be both those most important to the portrayal of its financial condition and those that require the most subjective judgment. If actual results differ significantly from management's estimates and projections, there could be a material effect on GENBAND's consolidated financial statements. The significant accounting policies that GENBAND believes are the most critical include the following:

  •
  Foreign currency translation;

  •
  Revenue recognition;

  •
  Deferred revenue;

  •
  Deferred costs;

  •
  Goodwill and intangible assets;

  •
  Inventory;

  •
  Income taxes;

  •
  Defined benefits plans; and

  •
  Share-based compensation.

        Foreign Currency Translation.    GENBAND's consolidated financial statements are presented in U.S. dollars (which we refer to as USD). GENBAND has reviewed the functional currency for all international operations in order to evaluate the appropriate functional currency for each location. This determination was made by assessing each of the foreign entities and the nature of its operations. After evaluating the relevant economic factors, GENBAND concluded that the operations in each of its foreign locations are relatively self-contained and integrated within their own particular country or economic environment, thus leading to the conclusion that the local currency should also be the functional currency. All foreign currency statements are translated from their functional currency into USD at the exchange rates in effect at the balance sheet dates for all assets and liabilities and at average rates for all revenues and expenses. The unrealized gains and losses on the net investment in these foreign operations are accumulated as a component of accumulated other comprehensive loss.

        Revenue Recognition.    GENBAND derives revenue from the sales of telecommunications hardware and software products, complex customized solutions and services, including post-contractual support, maintenance, installation and training that are generally sold pursuant to a contract. The terms of the contracts, taken as a whole, determine the appropriate revenue recognition models to be applied. Product revenue includes revenue from arrangements with software related services such as engineering, where the services cannot be separated from the arrangement because the services are essential or fair value cannot be established under the software revenue recognition guidance. In addition, product revenue includes all amounts billed to customers related to shipping and handling with the related expense as a component of cost of revenue in the accompanying consolidated statements of operations. Where services are sold stand-alone or can be separated from product sales in a bundled arrangement, service revenue is reported separately in the consolidated statements of operations.

        GENBAND primarily derives subscription revenue from fees received from customers for time-based license arrangements and CPaaS offerings. GENBAND generally invoices subscription agreements in advance over the subscription period. Subscription revenue is generally recognized ratably over the subscription term when all revenue recognition criteria have been met and is included in product revenue in the consolidated statements of operations.

        GENBAND makes significant judgments and estimates to determine revenue to be recognized in any accounting period. Material differences may result in the amount and timing of revenue for any period if GENBAND makes different judgments or utilizes different estimates. These estimates affect unbilled accounts receivable and deferred revenue in the consolidated balance sheets and total revenue in the consolidated statements of operations. In making these judgments, GENBAND uses the following assumptions and estimates:

        Persuasive evidence of an arrangement.    GENBAND considers a non-cancellable executed agreement (such as a customer purchase order, contract, etc.) or a group of closely-related agreements signed by all parties involved to be persuasive evidence of an arrangement.

        Delivery has occurred.    GENBAND generally considers delivery to have occurred when title to and the risk of loss of the products has passed to the customer and no post-delivery obligations exist, except for support. In instances where there are post-delivery obligations, delivery is deemed to occur when the customer specifications have been met with customer acceptance or delivery of the additional elements has occurred. For arrangements where the criteria for revenue recognition have not been met because legal title or risk of loss on products does not transfer to the customer until final payment has been received or where delivery has not occurred, revenue is deferred to a later period when the outstanding criteria have been met.

        Fees are fixed or determinable.    GENBAND assesses whether fees are fixed or determinable at the time of sale. GENBAND considers the fee to be fixed or determinable if the fees are due within GENBAND's standard payment terms and the fees are not subject to refund or adjustment. If the arrangement fees are not fixed or determinable, including arrangements with extended payment terms, revenue is recognized as cash is collected.

        Collection is probable.    GENBAND evaluates credit worthiness for all customers with significant transactions at the time of the transaction. Collection is deemed probable if GENBAND expects that the customer will be able to pay amounts under the arrangement as payments become due. If GENBAND determines that collection is not probable, revenue is deferred and recognized upon cash collection.

        Depending on the terms of the contract and types of products and services sold, GENBAND recognizes revenue following the guidance for multiple-element arrangements and software revenue recognition in addition to the general revenue recognition guidance. Revenues are reduced for returns, allowances, discounts and other offerings in accordance with the agreement terms.

        For multiple-element arrangements, GENBAND separates deliverables into more than one unit of accounting if the delivered item(s) have value to the customer on a stand-alone basis, and delivery of the undelivered item(s) is probable and substantially in GENBAND's control.

        GENBAND determines the selling price for each deliverable based upon the selling price hierarchy for multiple-deliverable arrangements. Under this hierarchy, the selling price for each deliverable is determined using vendor specific objective evidence (which we refer to as VSOE) of selling price, if it exists; otherwise selling price is determined based on third-party evidence (which we refer to as TPE) of selling price. If neither VSOE nor TPE of selling price exist, GENBAND uses its best estimate of selling price (which we refer to as BESP) for that deliverable.

        VSOE is established by the price charged when the item is sold separately on a stand-alone basis or based on the contractual renewal provision. GENBAND has VSOE for some, but not all, offerings. In cases where VSOE does not exist, GENBAND has been unable to establish TPE of selling price because there are relatively few observable competitor transactions along with varying levels of customization of products that make it difficult to compare to competitors' products and services. In determining BESP, GENBAND considers market conditions as well as entity-specific factors which include the impact to pricing based on geography, the pricing and profit objectives by customer class and region, consideration of any customization needed, the expected technological life, instances or probability of selling the product/service on a stand-alone basis and the use of third parties, among other factors.

        For arrangements without significant customization and where hardware and software components together provide the product's essential functionality, GENBAND recognizes revenue allocated to delivered items that are not contingent on the future delivery of products, services or other performance obligations, including where customer-specified return or refund privileges exist. Once GENBAND allocates revenue to each deliverable, GENBAND recognizes revenue in accordance with its revenue recognition policy noted herein.

        For sales of software and software-related services, GENBAND generally uses the residual method to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered items equals the total value of software deliverables less the fair value of the undelivered items. For software arrangements where fair value does not exist for any undelivered item, revenue is not recognized until the earlier of (i) delivery of such item or (ii) when fair value of the undelivered item is established, unless the undelivered item is a service, in which case revenue is recognized as the service is performed under the cumulative catch-up method once the service is the remaining undelivered item.

        Service elements are generally recognized according to the proportional performance method. The proportional performance method is used when the provision of services extends beyond an accounting period with more than one performance act, and permits the recognition of revenue ratably over the service period when no other pattern of performance is discernible. The nature of the service contract is reviewed to determine which revenue recognition method best reflects the nature of services performed. Provided all other revenue recognition criteria have been met, the revenue recognition method selected reflects the pattern in which the obligations to the customers have been fulfilled.

        Deferred Revenue.    Deferred revenue in the consolidated balance sheets generally consists of post-contract customer support (which we refer to as PCS) services that are deferred and recognized over the support term and revenue transactions that have outstanding deliverables. Deferred revenue which is not expected to be recognized over the next 12 months is classified as deferred revenue, net of current portion, in the consolidated balance sheets.

        Deferred Costs.    GENBAND defers costs for all customer sales arrangements in which there is a deferral of revenue recognition. Deferred costs consist of direct and associated costs related to the arrangement, such as the cost of the hardware, installation costs, third-party costs and other direct costs associated with the revenue. These costs are deferred up to the fair value of the products or services being sold and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Goodwill and Intangible Assets.    Business combinations have been accounted for using the acquisition method. Accordingly, GENBAND records the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, with any excess purchase price recorded as goodwill. This method also requires, among other things, expensing acquisition and integration costs, capitalization of in-process research and development separate from goodwill at the acquisition date fair value, and accounting for acquisition-related restructuring cost accruals subsequent to the acquisition date. The valuation of intangible assets requires significant estimates and assumptions including, but not limited to, determining the timing and expected costs to complete development projects, estimating future cash flows from product sales, developing appropriate discount rates, estimating probability rates for the successful completion of development projects, continuation of customer relationships and renewal of customer contracts and approximating the useful lives of the intangible assets acquired. Intangible assets, other than goodwill, are generally amortized based on the expected pattern of benefit to future periods using estimates of undiscounted cash flows or on a straight-line basis.

        Goodwill has an indefinite useful life and is not amortized, but is evaluated for impairment at the reporting unit level annually, on October 1, or whenever events or changes in circumstances indicate the carrying value may not be fully recoverable. In evaluating whether goodwill is impaired, GENBAND may first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If it is determined the two-step quantitative test is necessary, the fair value of the reporting unit to which the goodwill is assigned is compared to the reporting unit's carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the reporting unit fair value (as determined in the first step) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. Determining the fair value of reporting units requires management to make a number of judgments about assumptions and estimates that are highly subjective and that are based on unobservable inputs. The actual results may differ from these assumptions and estimates, and it is possible that such differences could have a material impact on GENBAND's consolidated financial statements.

        Long-lived assets, including intangible assets other than goodwill, are evaluated for impairment whenever events or changes in circumstances indicate that the net book value of an asset may not be fully recoverable. When such qualitative factors and circumstances exist, GENBAND compares the projected undiscounted future cash flows associated with related groups of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination was made. GENBAND's estimate of future cash flows requires significant judgments and assumptions which may vary from actual cash flows.

        Inventory.    Inventory is valued at lower of cost or market. Cost is determined using standard cost, which approximates actual cost on a first-in, first-out basis. On an ongoing basis, inventory is reviewed and written down for estimated obsolescence or unmarketable inventory equal to the difference between the costs of inventory and the estimated net realizable value based upon forecasts for future customer demand and market conditions. Any adjustment to inventory as a result of an estimated obsolescence or net realizable condition is reflected as a component of cost of revenue. At the point of the loss recognition, a new, lower-cost basis for the respective inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase to create a newly established cost basis.

        Income Taxes.    GENBAND accounts for income taxes under the asset and liability method prescribed by accounting guidance. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. GENBAND periodically assesses the recoverability of its deferred tax assets based upon expected future earnings, future deductibility of the asset, and changes in applicable tax laws and other factors. If GENBAND determines that it is more likely than not that the deferred tax asset will not be fully recoverable against future taxable income, a valuation allowance may be established for the difference between the asset balance and the amount expected to be recoverable in the future. The allowance will result in a charge to GENBAND's consolidated statements of operations. Further, GENBAND records its income taxes receivable and payable based upon its estimated income tax liability.

        GENBAND accounts for uncertain tax positions, if any, utilizing the two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not the position will be sustained on audit based on the technical merits of the position. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. A liability is recorded (or a tax-related asset is reduced) for the unrecognized tax benefits when a tax position does not meet these criteria. GENBAND recognizes interest income, interest expense and penalties related to unrecognized tax benefits in income tax provision (benefit) in the consolidated statements of operations.

        Defined Benefit Plans.    GENBAND recognizes retirement benefit assets or liabilities in the consolidated balance sheets reflecting the funded status of pension and other retirement benefit plans. Retirement benefit assets and liabilities are adjusted for the difference between the benefit obligations and the plan assets at fair value (measured at year end), with the offset recorded directly in stockholders' deficit through accumulated other comprehensive loss, net of tax. The amount recorded in stockholders' deficit represents the after-tax unamortized actuarial gains or losses, unamortized transition obligations and unamortized prior service costs.

        Share-Based Compensation.    GENBAND measures and recognizes compensation expense for share-based awards based on estimated fair values on the date of grant using the Black-Scholes option-pricing model. This model is affected by GENBAND's calculated stock price as well as estimates regarding a number of variables, including expected stock price volatility over the expected term of the award. Compensation expense for these awards is measured and recognized as wages and benefits in the consolidated statements of operations on a straight-line basis over the vesting period.

Results of Operations

Three and six months ended June 30, 2017 and 2016

        Revenue.    Consolidated Revenue for the three and six months ended June 30, 2017 and 2016 was as follows (in thousands, except percentages):

	Three months ended		Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
Product	$42,584	$49,651	$(7,067)	–14.2%
Service	56,378	56,026	352	0.6%

Total revenue	$98,962	$105,677	$(6,715)	–6.4%

	Six months ended		Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
Product	$77,347	$88,999	$(11,652)	–13.1%
Service	107,805	109,798	(1,993)	–1.8%

Total revenue	$185,152	$198,797	$(13,645)	–6.9%

        Product revenue is comprised of sales of GENBAND's telecommunications hardware and software products. Product revenue in the three months ended June 30, 2017 was lower compared with the three months ended June 30, 2016 primarily as a result of a decrease in sales of GENBAND's Network Modernization portfolio. While the timing of the completion of customer projects, revenue recognition criteria satisfaction and customer payments included in multiple-element arrangements may cause GENBAND's product revenue to fluctuate from one period to the next, challenging market conditions persisted during the second quarter of 2017 resulting in less demand for certain network modernization products.

        The decrease in product revenue in the six months ended June 30, 2017 compared with the six months ended June 30, 2016 was in line with GENBAND's expectations and primarily the result of a decrease in sales of its Network Modernization portfolio. Challenging market conditions persisted, resulting in lower demand for these products compared with the corresponding period in 2016. GENBAND expects these market conditions to prevail in the second half of 2017.

        Service revenue is comprised of all aspects of implementation and support of GENBAND's solutions and products. GENBAND's managed care services include hardware and software maintenance and support (which we refer to as GENBANDCare or GBCare) and solution and business consulting, system integration, and deployment (which we refer to as Professional Services).

        Service revenue for the three and six months ended June 30, 2017 and 2016 was comprised of the following (in thousands, except percentages):

	Three months ended		Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
GBCare	$40,409	$42,849	$(2,440)	–5.7%
Professional Services	15,969	13,177	2,792	21.2%

Total service revenue	$56,378	$56,026	$352	0.6%

	Six months ended		Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
GBCare	$80,164	$85,197	$(5,033)	–5.9%
Professional Services	27,641	24,601	3,040	12.4%

Total service revenue	$107,805	$109,798	$(1,993)	–1.8%

        GENBANDCare revenue decreased in the three and six months ended June 30, 2017 compared with the three and six months ended June 30, 2016. GENBAND continues to operate in a market dominated by competitive pricing pressure where its customers may demand lower market pricing for legacy product support and could possibly decommission installed legacy products at certain customer sites. GENBAND's strategy is to address these market pressures by growing its maintenance support from new product sales.

        The increase in GENBAND's Professional Services revenue in the three and six months ended June 30, 2017 compared with corresponding periods in 2016 was primarily due to greater project completions in 2017 compared with 2016.

        The timing of the completion of projects for revenue recognition, customer payments and GENBANDCare contracts may cause GENBAND's service revenue to fluctuate from one period to the next.

        GENBAND had two customers that represented 10% or more of GENBAND's revenue in the three months ended June 30, 2017 and 2016. Verizon Communications, Inc. represented 19% and 21% and AT&T, Inc. represented 11% and 11% of revenue for the three months ended June 30, 2017 and 2016, respectively.

        These same two customers represented 10% or more of GENBAND's revenue in the six months ended June 30, 2017 and 2016. Verizon Communications, Inc. represented 16% and 18% and AT&T, Inc. represented 10% and 13% of revenue for the six months ended June 30, 2017 and 2016, respectively.

        Revenue earned in the U.S. was approximately 52% and 54% of total revenue in the three months ended June 30, 2017 and 2016, respectively, and revenue earned outside the U.S. was approximately 48% and 46% of total revenue in the three months ended June 30, 2017 and 2016, respectively.

        Revenue earned in the U.S. was approximately 50% and 54% of total revenue in the six months ended June 30, 2017 and 2016, respectively, and revenue earned outside the U.S. was approximately 50% and 46% of total revenue in the six months ended June 30, 2017 and 2016, respectively.

        Due to the timing of project completions, it is reasonable to expect that revenue earned in the U.S. and internationally as a percentage of GENBAND's consolidated total revenue may fluctuate from quarter to quarter and year to year.

        Cost of Revenue/Gross Margin.    GENBAND's consolidated cost of revenue primarily consists of amounts paid to third-party manufacturers for purchased materials and services, royalties, manufacturing and professional services personnel and related costs, provision for inventory obsolescence and amortization of acquired technology.

        GENBAND's consolidated cost of revenue and gross margins for the three and six months ended June 30, 2017 and 2016 were as follows (in thousands, except percentages):

	Three months ended		Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
Cost of revenue:
Cost of product	$22,874	$26,426	$(3,552)	–13.4%
Cost of service	27,471	26,180	1,291	4.9%
Amortization of acquired technology	512	708	(196)	–27.7%

Total cost of revenue	$50,857	$53,314	$(2,457)	–4.6%

Gross Margin
Product	45.1%	45.4%
Service	51.3%	53.3%
Total gross margin	48.6%	49.6%

	Six months ended		Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
Cost of revenue:
Cost of product	$45,014	$50,264	$(5,250)	–10.4%
Cost of service	50,700	50,432	268	0.5%
Amortization of acquired technology	1,025	1,436	(411)	–28.6%

Total cost of revenue	$96,739	$102,132	$(5,393)	–5.3%

Gross Margin
Product	40.5%	41.9%
Service	53.0%	54.1%
Total gross margin	47.8%	48.6%

        The decrease in product gross margin in the three and six months ended June 30, 2017 compared with the three and six months ended June 30, 2016 was primarily due to lower product revenue against certain fixed manufacturing costs.

        The decrease in service gross margin in the three and six months ended June 30, 2017 compared to the three and six months ended June 30, 2016 was primarily due to higher Professional Services revenue which has higher performance costs than GBCare revenues.

        Research and Development Expense.    Consolidated research and development expense consists primarily of salaries and related personnel costs, occupancy costs, consulting costs and the cost of development equipment and supplies for the design, development of new product software, improvement of existing products, process improvement and product use technologies. Research and development expenses for the three and six months ended June 30, 2017 and 2016 were as follows (in thousands, except percentages):

			Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
Three months ended	$21,525	$25,488	(3,963)	–15.5%
Six months ended	$45,257	$51,774	(6,517)	–12.6%

        The decrease in research and development expenses in the three months ended June 30, 2017 compared with the three months ended June 30, 2016 was primarily attributable to approximately $2 million of lower employee-related expenses, $1 million of lower product development costs from third-party engineering and $1 million of lower facilities-related expenses. The decrease in GENBAND's employee-related expenses was primarily attributable to lower third party labor costs due to its commitment to streamlining its operations and reducing its operating costs.

        The decrease in research and development expenses in the six months ended June 30, 2017 compared with the six months ended June 30, 2016 was primarily attributable to approximately $3 million of lower employee-related expenses, $1 million of lower product development costs from third-party engineering, $1 million of lower facilities-related expenses and $1 million of lower combined costs equally contributable to depreciation expense and professional fees. The decrease in GENBAND's employee-related expenses was primarily attributable to lower third party labor costs due to its commitment to streamlining its operations and reducing its operating costs.

        Some aspects of GENBAND's research and development efforts require significant short-term expenditures, the timing of which may cause significant variability in its expenses. GENBAND believes that rapid technological innovation is critical to its long-term success, and GENBAND is tailoring its investments to meet the requirements of its customers and market.

        Sales and Marketing Expense.    Consolidated sales and marketing expense consists primarily of salaries and related personnel costs, commissions, travel and entertainment expenses, promotions, and other marketing and sales support expenses. Sales and marketing expenses for the three and six months ended June 30, 2017 and 2016 were as follows (in thousands, except percentages):

			Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
Three months ended	$15,075	$17,188	(2,113)	–12.3%
Six months ended	$31,738	$34,276	(2,538)	–7.4%

        The decrease in sales and marketing expenses in the three months ended June 30, 2017 compared with the three months ended June 30, 2016 was primarily due to $1 million of lower travel and entertainment costs, and $1 million of lower combined employee-related costs.

        The decrease in sales and marketing expenses in the six months ended June 30, 2017 compared with the six months ended June 30, 2016 arose from $1 million of lower employee-related expenses attributable to fewer employees due to GENBAND's commitment to streamlining its operations and reducing its operating costs, and over $1 million of lower combined costs equally contributable to value added taxes, bad debt expense and facility costs.

        General and Administrative Expense.    Consolidated general and administrative expense consists primarily of salaries and related personnel costs for administrative personnel, and legal, audit and other administrative professional fees. General and administrative expenses for the three and six months ended June 30, 2017 and 2016 were as follows (in thousands, except percentages):

			Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
Three months ended	$8,755	$8,538	217	2.5%
Six months ended	$19,243	$18,305	938	5.1%

        Consolidated general and administrative expense was relatively unchanged for the three months ended June 30, 2017 compared with the three months ended June 30, 2016.

        The increase in general and administrative expenses in the six months ended June 30, 2017 compared with the six months ended June 30, 2016 principally arose from slight increases in amounts earned under GENBAND's bonus plans.

        Legal Costs for Patent Litigation.    Legal costs for patent litigation include the legal expenses incurred related to four lawsuits involving GENBAND and Metaswitch Networks Ltd., Metaswitch Networks Corp. and Metaswitch Inc. (which we refer to collectively as Metaswitch). The first complaint was filed by GENBAND on January 23, 2014 alleging that Metaswitch infringed certain patents owned by GENBAND. Following unsuccessful mediation, a trial took place, and a jury determined that GENBAND was entitled to approximately $8 million in past royalty damages on January 15, 2016. On September 29, 2016, the United States District Court for the Eastern District of Texas (which we refer to as the Federal District Court) entered an order confirming the jury verdict, but denied GENBAND's request for a permanent injunction. GENBAND appealed the denial of its request for a permanent injunction and presented oral argument on this issue before the U.S. Court of Appeals for the Federal Circuit on June 8, 2017. On July 20, 2017, the U.S. Court of Appeals for the Federal Circuit vacated the lower court's denial of a permanent injunction and remanded the case for further consideration of GENBAND's request for a permanent injunction under the proper legal standard. GENBAND is seeking ongoing royalties and other damages in motions pending before the Federal District Court. GENBAND has appealed the denial of a permanent injunction. Due to the uncertainties surrounding the ultimate outcome, GENBAND did not recognize awards in the case as income in its financial statements for the three or six months ended June 30, 2017 or 2016.

        A second lawsuit was filed on July 7, 2014, between GENBAND and Metaswitch in which both parties asserted further claims of patent infringement against each other. The trial for the second lawsuit concluded on March 17, 2016 with no damages awarded to either party. The court entered a final judgment on April 14, 2016 awarding GENBAND its costs as the prevailing party. GENBAND's motion for its costs is pending, as are the parties' motions for judgment as a matter of law and for a new trial.

        On June 2, 2016, the Federal District Court issued an order removing a stay and consolidating various non-patent claims and counterclaims that were previously stayed/severed from the first two lawsuits into a third lawsuit. On March 28, 2017, the Federal District Court dismissed this third lawsuit without prejudice for improper subject matter jurisdiction. Immediately following the dismissal of this Federal District Court action on March 28, 2017, GENBAND filed a petition against Metaswitch in the District Court of Dallas County, Texas (134th Judicial District) (which we refer to as the Texas State Court), asserting the claims GENBAND had previously asserted in the Federal District Court action. Metaswitch filed its answer on April 21, 2017 and asserted counterclaims against GENBAND. The Texas State Court issued a scheduling order setting trial for this case in April 2018. At this time, it is not possible to predict the outcome, including whether or not any proceedings will continue, and if so, when or how the matter will be resolved. Therefore, an estimate of the possible range of loss, if any, cannot be made.

        Additionally, on March 29, 2017, Metaswitch filed a petition in Superior Court of the State of California, County of Santa Clara (which we refer to as the California State Court) seeking declaratory judgment regarding GENBAND's trade secret misappropriation claims previously asserted in the Federal District Court action that was dismissed. Metaswitch also asserts claims of common law unfair competition and tortious interference with a prospective business relationship against GENBAND. Metaswitch filed a request for dismissal of this case on June 29, 2017. GENBAND is waiting for a Dismissal Order from the California State Court to consider the matter closed.

        Legal costs for patent litigation for the three and six months ended June 30, 2017 and 2016 were as follows (in thousands, except percentages):

			Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
Three months ended	$456	$2,251	(1,795)	–79.7%
Six months ended	$1,418	$7,993	(6,575)	–82.3%

        Acquisition and Integration Expense.    Consolidated acquisition and integration expense includes costs related to business acquisitions that would not otherwise have been incurred. These expenses include professional and other service fees. GENBAND recorded $4 million of these expenses in the three and six months ended June 30, 2017 in connection with the proposed merger with Sonus Networks, Inc. No such expenses were recorded by GENBAND in the three and six months ended June 30, 2016.

        Restructuring Expense.    During 2017 and 2016, GENBAND committed itself to streamlining its operations and reducing its operating costs to better correspond with market conditions. To better align its cost structure, restructuring initiatives have been implemented to close and consolidate certain facilities and reduce GENBAND's worldwide workforce, primarily in the research and development areas in the U.S., Canada, Europe, Asia and the Middle East. GENBAND's assessment of its operations is ongoing and may result in further restructuring and related charges, the amount and timing of which cannot be determined at this time.

        GENBAND recorded $1 million of expense in each of the three and six month periods ended June 30, 2017 and 2016 in connection with restructuring initiatives, primarily for severance and related costs.

        Although GENBAND has eliminated positions as part of its restructuring initiatives, it continues to hire in certain areas that it believes are strategic or are important to its future growth. Restructuring expense is reported separately in the consolidated statements of operations.

        Amortization of Acquired Intangibles.    Consolidated amortization of acquired intangibles results from intangible assets identified in GENBAND's business combinations, which occurred primarily from 2010 through 2014 and were accounted for using the acquisition method of accounting. GENBAND recorded amortization expense of approximately $1 million in each of the three months ended June 30, 2017 and 2016 and approximately $2 million in each of the six month periods ended June 30, 2017 and 2016. GENBAND anticipates that amortization expense will decrease in future periods as these assets gradually reach the end of their useful accounting lives.

        Interest Expense.    Interest expense includes the costs of interest, letters of credit and commitment fees associated with GENBAND's revolving credit facility and term debt, and amortization of debt issuance costs. GENBAND recorded about $1 million of interest expense in each of the three months ended June 30, 2017 and 2016, about $3 million of interest expense in the six months ended June 30, 2017 and $2 million of interest expense in the six months ended June 30, 2016. The slight increase in interest expense in the three and six months ended June 30, 2017 compared to the three and six months ended June 30, 2016 arose primarily from the quarterly compounding of interest required by GENBAND's 2016 Subordinated Term Loan Agreement (which we refer to as the Subordinated Term Loan) with OEP Parent LLC (which we refer to as OEP Parent), a related party.

        Other Expense (Income), Net.    Other expense (income), net includes (gain) loss on foreign currency exchange transactions and miscellaneous income and expense. Other expense (income), net for the three and six months ended June 30, 2017 and 2016 was as follows (in thousands, except percentages):

	Three months ended		Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
Loss (gain) on foreign currency exchange transactions	$4,450	$(931)	$5,381	578.0%
Miscellaneous expense, net	108	(731)	839	114.8%

Total other expense (income), net	$4,558	$(1,662)	$6,220	374.2%

	Six months ended		Increase (decrease) from prior year
	June 30, 2017	June 30, 2016
			$	%
Loss on foreign currency exchange transactions	$5,764	$2,733	$3,031	110.9%
Miscellaneous expense, net	216	(653)	869	133.1%

Total other expense, net	$5,980	$2,080	$3,900	187.5%

        Income Taxes.    GENBAND is classified as a partnership under U.S. federal tax law. No U.S. federal income tax (benefit) provision is included in GENBAND's consolidated financial statements related to the income or loss generated by GENBAND. Certain subsidiaries of GENBAND remain subject to U.S. federal and state income taxation due to their classification as a corporation under U.S. tax law. All of GENBAND's international subsidiaries are subject to tax in their respective jurisdictions.

        GENBAND recorded a (benefit) provision for income taxes primarily related to its foreign operations of approximately $(2) million in the three months ended June 30, 2017 and $1 million in the three months ended June 30, 2016. The decrease in the income tax provision was primarily due to GENBAND's operating losses in Ireland.

        GENBAND recorded a (benefit) for income taxes of approximately $(3) million in the six months ended June 30, 2017, primarily related to operating losses in Ireland. GENBAND recorded a provision for income taxes of approximately $2 million in the six months ended June 30, 2016, primarily related to foreign operations and U.S. non-partnership income. The decrease in 2017 was primarily the result of operating losses in Ireland.

        Effects of Inflation.    While inflation may impact its revenues and cost of services, GENBAND believes the effects of inflation, if any, on its results of operations and financial condition have not been significant. However, there can be no assurance that GENBAND's results of operations and financial condition will not be materially impacted by inflation in the future.

Years Ended December 31, 2016 and 2015

        Revenue.    Consolidated Revenue for the years ended December 31, 2016 and 2015 was as follows (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2016	2015	$	%
Product	$195,181	$170,183	$24,998	14.7%
Service	231,913	246,853	(14,940)	–6.1%

Total revenue	$427,094	$417,036	$10,058	2.4%

        The increase in product revenue in 2016 compared with 2015 was primarily the result of an increase in sales of GENBAND's Network Modernization portfolio, which contributed higher product revenue in 2016 compared to 2015 of approximately $23 million.

        The timing of the completion of customer projects, revenue recognition criteria satisfaction and customer payments included in multiple element arrangements may cause GENBAND's product revenue to fluctuate from one period to the next.

        Service revenue for the years ended December 31, 2016 and 2015 was comprised of the following (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2016	2015	$	%
GBCare	$172,306	$183,034	$(10,728)	–5.9%
Professional Services	59,607	63,819	(4,212)	–6.6%

Total service revenue	$231,913	$246,853	$(14,940)	–6.1%

        GENBANDCare revenue decreased in 2016 compared to 2015. GENBAND continues to operate in a market dominated by competitive pricing pressure where its customers may demand lower market pricing for legacy product support and could possibly decommission installed legacy products at certain customer sites. GENBAND's strategy is to address these market pressures by growing its maintenance support from new product sales.

        The decrease in GENBAND's Professional Services revenue in 2016 compared with 2015 was primarily due to a change in projects completion timing in 2016 compared to 2015. The timing of the completion of projects for revenue recognition, customer payments and GENBANDCare contracts may cause GENBAND's services revenue to fluctuate from one period to the next.

        GENBAND had one customer that represented 10% or more of GENBAND's revenue in the years ended December 31, 2016 and 2015. Verizon Communications, Inc. represented 22% and 18% of revenue for the years ended December 31, 2016 and 2015, respectively.

        Revenue earned in the U.S. was approximately 56% and 54% of total revenue in 2016 and 2015, respectively, and revenue earned outside the U.S. was approximately 44% and 46% of total revenue in 2016 and 2015, respectively. Due to the timing of project completions, it is reasonable to expect that revenue earned in the U.S. and internationally as a percentage of GENBAND's consolidated total revenue may fluctuate from quarter to quarter and year to year.

        Cost of Revenue/Gross Margin.    GENBAND's consolidated cost of revenue and gross margins for the years ended December 31, 2016 and 2015 were as follows (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2016	2015	$	%
Cost of revenue
Cost of product	$106,068	$93,680	$12,388	13.2%
Cost of service	103,941	125,895	(21,954)	–17.4%
Amortization of acquired technology	2,855	6,175	(3,320)	–53.8%

Total cost of revenue	$212,864	$225,750	$(12,886)	–5.7%

Gross Margin
Product	44.2%	41.3%
Service	55.2%	49.0%
Total gross margin	50.2%	45.9%

        The increase in product gross margin in 2016 compared with 2015 was primarily due to higher product revenue against certain fixed manufacturing costs and the result of focused efforts to improve GENBAND's cost of product structure.

        The increase in service gross margin in 2016 compared with 2015 was primarily attributable to an improved services cost structure due to GENBAND's commitment to streamlining its operations and reducing its operating costs.

        Research and Development Expense.    Research and development expenses for the years ended December 31, 2016 and 2015 were as follows (in thousands, except percentages):

	Year ended December 31,		Increase (decrease) from prior year
	2016	2015	$	%
Research and development	$102,162	$119,444	$(17,282)	–14.5%

        The decrease in research and development expenses in 2016 compared with 2015 was attributable to approximately $9 million of lower employee-related expenses, $4 million of lower product development costs from third-party engineering, a $2 million increase in the capitalization of CPaaS development costs, $1 million of lower facilities-related expenses and $1 million of lower depreciation expense. The decrease in GENBAND's employee-related expenses was attributable to $5 million of lower contract labor and $4 million related to fewer employees, both due to its commitment to streamlining its operations and reducing its operating costs.

        Some aspects of GENBAND's research and development efforts require significant short-term expenditures, the timing of which may cause significant variability in its expenses. GENBAND believes that rapid technological innovation is critical to its long-term success and is tailoring its investments to meet the requirements of its customers and market.

        Sales and Marketing Expense.    Sales and marketing expenses for the years ended December 31, 2016 and 2015 were as follows (in thousands, except percentages):

	Year ended December 31,		Increase (decrease) from prior year
	2016	2015	$	%
Sales and marketing	$69,744	$86,737	$(16,993)	–19.6%

        The decrease in sales and marketing expenses in 2016 compared with 2015 arose from approximately $10 million of lower employee-related expenses attributable to fewer employees due to GENBAND's commitment to streamlining its operations and reducing its operating costs, $4 million of lower travel and entertainment costs and $1 million of lower facility costs.

        General and Administrative Expense.    General and administrative expenses for the years ended December 31, 2016 and 2015 were as follows (in thousands, except percentages):

	Year ended December 31,		Increase (decrease) from prior year
	2016	2015	$	%
General and administrative	$36,810	$38,245	$(1,435)	–3.8%

        The decrease in general and administrative expenses in 2016 compared with 2015 principally arose from lower depreciation expense of approximately $4 million and a reduction in professional fees of $2 million, partially offset by higher employee-related and facilities-related expenses of approximately $4 million and $2 million, respectively. The increase in employee-related expenses was attributable to increased amounts earned under GENBAND's bonus plans, partially offset by nearly $2 million of lower salaries and related expenses arising from fewer general and administrative employees due to GENBAND's commitment to streamlining its operations and reducing its operating costs.

        Legal Costs for Patent Litigation.    Legal costs for patent litigation include the legal expenses incurred related to four lawsuits involving GENBAND and Metaswitch as discussed under "Legal Costs for Patent Litigation" under "Results of Operations"—"Three and Six Months Ended June 30, 2017 and June 30, 2016" above. Legal costs for patent litigation for the years ended December 31, 2016 and 2015 were as follows (in thousands, except percentages):

	Year ended December 31,		Increase (decrease) from prior year
	2016	2015	$	%
Legal costs for patent litigation	$11,391	$22,223	$(10,832)	–48.7%

        Revaluation of contingent consideration.    In 2015, GENBAND revalued a contingent consideration liability, resulting in operating income of nearly $3 million. This contingent consideration relates to the 2014 acquisition of uReach Technologies, Inc., that GENBAND revalued from a fair value of $3.8 million at the date of acquisition to a fair value of $0.6 million. This contingent consideration is being paid quarterly, and equates to 17.5% of cash collected on sales of the CSF Platform to a specific customer through March 31, 2017, based on purchase orders dated through December 31, 2016.

        Acquisition and Integration Expense.    Consolidated acquisition and integration expense includes costs related to business acquisitions that would not otherwise have been incurred. These expenses include professional and other service fees. GENBAND recorded less than $0.1 million of these expenses in 2016 and recorded $2 million of acquisition-related expenses in 2015 in connection with prior years' acquisitions, including the acquisitions of uReach Technologies, Inc. and Ventraq, Inc. in 2014 and 2013, respectively.

        Restructuring Expense.    During 2016 and 2015, GENBAND committed itself to streamlining its operations and reducing its operating costs to better correspond with market conditions. To better align its cost structure, restructuring initiatives have been implemented to close and consolidate certain facilities and reduce its worldwide workforce, primarily in the research and development areas in the U.S., Canada, Europe, Asia and the Middle East. GENBAND's assessment of its operations is ongoing and may result in further restructuring and related charges, the amount and timing of which cannot be determined at this time.

        In late 2016, GENBAND's restructuring efforts continued and included an initiative to close a facility in EMEA, consolidate facilities and reduce its worldwide workforce by approximately 100 positions. Restructuring expense totaled approximately $7 million in 2016, comprised of $5 million for severance and related costs and $2 million for facilities-related costs.

        GENBAND recorded approximately $10 million of expense in 2015 in connection with restructuring initiatives, comprised of about $9 million of expense for severance and related costs and $1 million for facilities-related costs due to the consolidation of facilities.

        Although GENBAND has eliminated positions as part of its restructuring initiatives, it continues to hire in certain areas that it believes are strategic or are important to its future growth. Restructuring expense is reported separately in the consolidated statements of operations.

        Amortization of Acquired Intangibles.    GENBAND recorded amortization of acquired intangibles of nearly $5 million in 2016 and approximately $7 million in 2015. GENBAND anticipates that this amortization expense will decrease in future periods as these assets gradually reach the end of their useful accounting lives.

        Interest Expense.    GENBAND recorded about $5 million of interest expense in 2016 and $1 million of interest expense in 2015. Higher interest expense in 2016 arose primarily from the higher balance of, and the quarterly compounding of interest required under, its Subordinated Term Loan.

        Other Expense (Income), Net.    Other expense (income), net for the years ended December 31, 2016 and 2015 was as follows (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2016	2015	$	%
Loss (gain) on foreign currency exchange transactions	$1,295	$(4,871)	$6,166	126.6%
Miscellaneous (income) expense, net	(523)	393	(916)	–233.1%

Total other expense (income), net	$772	$(4,478)	$5,250	117.2%

        Income Taxes.    GENBAND is classified as a partnership under U.S. federal tax law. No U.S. federal income tax provision (benefit) is included in GENBAND's consolidated financial statements related to the income or loss generated by GENBAND. Certain subsidiaries of GENBAND remain subject to U.S. federal and state income taxation due to their classification as a corporation under U.S. federal tax law. All of GENBAND's international subsidiaries are subject to tax in their respective jurisdictions.

        GENBAND recorded a provision for income taxes of $3 million in 2016, primarily related to foreign operations. GENBAND recorded a provision for income taxes of $4 million in 2015, primarily related to foreign operations and U.S. non-partnership income. The decrease in 2016 was primarily the result of lower non-partnership income in the U.S.

        Effects of Inflation.    While inflation may impact its revenues and cost of services, GENBAND believes the effects of inflation, if any, on its results of operations and financial condition have not been significant. However, there can be no assurance that its results of operations and financial condition will not be materially impacted by inflation in the future.

Years Ended December 31, 2015 and 2014

        Revenue.    Consolidated Revenue for the years ended December 31, 2015 and 2014 was as follows (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2015	2014	$	%
Product	$170,183	$244,810	$(74,627)	–30.5%
Service	246,853	274,291	(27,438)	–10.0%

Total revenue	$417,036	$519,101	$(102,065)	–19.7%

        The decrease in product revenue in 2015 compared with 2014 was primarily the result of a decrease in sales of GENBAND's Network Modernization portfolio and the strengthening of the U.S. dollar relative to certain foreign currencies. While the timing of the completion of customer projects, revenue recognition criteria satisfaction and customer payments included in multiple-element arrangements may cause GENBAND's product revenue to fluctuate from one period to the next, challenging market conditions persisted during 2015 resulting in less demand for certain network modernization products. In addition, certain large purchases in 2014 by two significant customers of media gateway and transcoding capacity aggregating $40 million did not repeat in the 2015 financial period. The strengthening of the U.S. dollar had an approximately $10 million adverse effect on revenue in 2015 compared with 2014.

        Service revenue for the years ended December 31, 2015 and 2014 was comprised of the following (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2015	2014	$	%
GBCare	$183,034	$201,329	$(18,295)	–9.1%
Professional Services	63,819	72,962	(9,143)	–12.5%

Total service revenue	$246,853	$274,291	$(27,438)	–10.0%

        GENBANDCare revenue decreased in 2015 compared with 2014. The strengthening of the U.S. dollar had an approximately $11 million adverse effect on revenue in 2015 as compared to 2014. GENBAND continues to operate in a market dominated by competitive pricing pressure where its customers may demand lower market pricing for legacy product support and could possibly decommission installed legacy products at certain customer sites. GENBAND's strategy is to address these market pressures by growing its maintenance support from new product sales.

        The decrease in GENBAND's Professional Services revenue in 2015 compared with 2014 was primarily due to projects completion timing and the strengthening of the U.S. dollar relative to certain foreign currencies. Significant professional services were performed in 2014 for a Tier 1 U.S. service provider that did not accompany product sales. In addition, several non-recurring network transformation deployment projects were completed in 2014. The strengthening of the U.S. dollar had an approximately $4 million adverse effect on revenue in 2015 compared with 2014.

        The timing of the completion of projects for revenue recognition, customer payments and GENBANDCare contracts may cause GENBAND's services revenue to fluctuate from one period to the next.

        GENBAND had one customer that represented 10% or more of GENBAND's revenue for the year ended December 31, 2015 and two customers that represented 10% or more of GENBAND's revenue for the year ended December 31, 2014. Verizon Communications, Inc. represented 18% and 17% of revenue for the years ended December 31, 2015 and 2014, respectively. Alcatel-Lucent USA Inc. represented 11% of revenue for the year ended December 31, 2014.

        Revenue earned in the U.S. was approximately 54% and 53% of total revenue in 2015 and 2014, respectively, and revenue earned outside the U.S. was approximately 46% and 47% of total revenue in 2015 and 2014, respectively. Due to the timing of project completions, it is reasonable to expect that revenue earned in the U.S. and internationally as a percentage of GENBAND's consolidated total revenue may fluctuate from quarter to quarter and year to year.

        Cost of Revenue/Gross Margin.    GENBAND's consolidated cost of revenue and gross margins for the years ended December 31, 2015 and 2014 were as follows (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2015	2014	$	%
Cost of revenue
Cost of product	$93,680	$135,459	$(41,779)	–30.8%
Cost of service	125,895	140,007	(14,112)	–10.1%
Amortization of acquired technology	6,175	12,101	(5,926)	–49.0%

Total cost of revenue	$225,750	$287,567	$(61,817)	–21.5%

Gross Margin
Product	41.3%	39.7%
Service	49.0%	49.0%
Total gross margin	45.9%	44.6%

        The increase in product gross margin in 2015 compared to 2014 was primarily due to certain lower fixed manufacturing costs as a result of focused efforts to improve GENBAND's cost of product structure.

        Research and Development Expense.    Research and development expenses for the years ended December 31, 2015 and 2014 were as follows (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2015	2014	$	%
Research and development	$119,444	$128,179	$(8,735)	–6.8%

        The decrease in research and development expenses in 2015 compared with 2014 was attributable to approximately $8 million of lower employee-related expenses and $1 million of lower facilities-related costs. The decrease in GENBAND's employee-related expenses was attributable to $5 million of lower 3rd party labor costs and $3 million related to fewer employees, both due to its commitment to streamlining its operations and reducing its operating costs.

        Some aspects of GENBAND's research and development efforts require significant short-term expenditures, the timing of which may cause significant variability in its expenses. GENBAND believes that rapid technological innovation is critical to its long-term success, and GENBAND is tailoring its investments to meet the requirements of its customers and market.

        Sales and Marketing Expense.    Sales and marketing expenses for the years ended December 31, 2015 and 2014 were as follows (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2015	2014	$	%
Sales and marketing	$86,737	$91,795	$(5,058)	–5.5%

        The decrease in sales and marketing expenses in 2015 compared with 2014 arose from approximately $5 million of lower employee-related expenses, $2 million of lower advertising and other marketing expenses, and $1 million of lower travel and entertainment costs. These decreases were partially offset by $2 million of higher bad debt expense. The decrease in employee-related expenses was attributable to fewer employees due to its commitment to streamlining its operations and reducing its operating costs.

        General and Administrative Expense.    General and administrative expenses for the years ended December 31, 2015 and 2014 were as follows (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2015	2014	$	%
General and administrative	$38,245	$46,643	$(8,398)	–18.0%

        The decrease in general and administrative expenses in 2015 compared with 2014 principally arose from approximately $9 million of lower employee-related expenses, nearly $2 million of lower depreciation expense and $1 million of lower travel and entertainment costs. These reductions were partially offset by nearly $2 million of higher facilities-related expenses. The decrease in employee-related expenses was attributable to approximately $6 million less earned under GENBAND's bonus plans, and $3 million of lower salaries and related expenses arising from fewer general and administrative employees due to GENBAND's commitment to streamlining its operations and reducing its operating costs.

        Legal Costs for Patent Litigation.    Legal costs for patent litigation include the legal expenses incurred related to the lawsuits involving GENBAND and Metaswitch as discussed under "Legal Costs for Patent Litigation" under "Results of Operations"—"Three and Six Months Ended June 30, 2017 and June 30, 2016" above. Legal costs for patent litigation for the years ended December 31, 2015 and 2014 were as follows (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2015	2014	$	%
Legal costs for patent litigation	$22,223	$4,078	$18,145	445.0%

        Revaluation of contingent consideration.    In 2015, GENBAND revalued a contingent consideration liability, resulting in operating income of nearly $3 million. This contingent consideration relates to the 2014 acquisition of uReach Technologies, Inc., that GENBAND revalued from a fair value of $3.8 million at the date of acquisition to a fair value of $0.6 million. This contingent consideration was paid quarterly and equated to 17.5% of cash collected on sales of the CSF Platform to a specific customer through March 31, 2017, based on purchase orders dated through December 31, 2016.

        Acquisition and Integration Expense.    GENBAND recorded acquisition-related expenses in 2015 and 2014 of $2 million and $1 million, respectively, in connection with prior years' acquisitions, including the acquisitions of uReach Technologies, Inc. and Ventraq, Inc. in 2014 and 2013, respectively.

        Restructuring Expense.    During 2015 and 2014, GENBAND committed itself to streamlining its operations and reducing its operating costs to better correspond with market conditions. To better align its costs structure, restructuring initiatives have been implemented to close and consolidate certain facilities and reduce its worldwide workforce, primarily in the research and development areas in the U.S., Canada, Europe, Asia and the Middle East. GENBAND's assessment of its operations is ongoing and may result in further restructuring and related charges, the amount and timing of which cannot be determined at this time.

        In 2015, GENBAND's restructuring efforts continued and included an initiative to consolidate facilities and reduce its worldwide workforce by approximately 100 positions. Restructuring expense totaled nearly $10 million in 2015, comprised of approximately $9 million of expense for severance and related costs and $1 million for facilities-related costs due to the consolidation of facilities.

        GENBAND recorded restructuring expense aggregating $1 million in 2014, comprised almost entirely of severance and related costs.

        Although GENBAND has eliminated positions as part of its restructuring initiatives, it continues to hire in certain areas that it believes are strategic or are important to its future growth. Restructuring expense is reported separately in the consolidated statements of operations.

        Amortization of Acquired Intangibles.    GENBAND recorded amortization of acquired intangibles of nearly $7 million in 2015 and $8 million in 2014. GENBAND anticipates that this amortization expense will decrease in future periods as these assets gradually reach the end of their useful accounting lives.

        Interest Expense.    GENBAND recorded over $1 million of interest expense in 2015 and nearly $1 million of interest expense in 2014. Higher interest expense in 2015 arose from the interest on borrowings under its Subordinated Term Loan agreement with a related party that was entered into in 2015.

        Other Income, Net.    Other income, net for the years ended December 31, 2015 and 2014 was as follows (in thousands, except percentages):

	Year Ended December 31,		Increase (decrease) from prior year
	2015	2014	$	%
Gain on foreign currency exchange transactions	$(4,871)	$(1,980)	$(2,891)	–146.0%
Miscellaneous expense, net	393	493	(100)	–20.3%

Total other income, net	$(4,478)	$(1,487)	$(2,991)	–201.1%

        Income Taxes.    GENBAND is classified as a partnership under U.S. federal tax law. No U.S. federal income tax provision (benefit) is included in GENBAND's consolidated financial statements related to the income or loss generated by GENBAND. Certain subsidiaries of GENBAND remain subject to U.S. federal and state income taxation due to their classification as a corporation under U.S. federal tax law. All of GENBAND's international subsidiaries are subject to tax in their respective jurisdictions.

        GENBAND recorded a provision for income taxes of $4 million in 2015, primarily related to foreign operations and U.S. non-partnership income. GENBAND recorded a (benefit) for income taxes of nearly $(1) million in 2014 primarily related to foreign operations, offset by the release of tax reserves due to statute of limitations lapses. The increase in 2015 was primarily the result of higher U.S. non-partnership income and lower release of tax reserves compared to 2014.

        Effects of Inflation.    While inflation may impact its revenues and cost of services, GENBAND believes the effects of inflation, if any, on its results of operations and financial condition have not been significant. However, there can be no assurance that its results of operations and financial condition will not be materially impacted by inflation in the future.

Off-Balance Sheet Arrangements

        GENBAND has no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial position, changes in financial position, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Liquidity and Capital Resources

Three and six months ended June 30, 2017 and 2016

        GENBAND's consolidated statements of cash flows for the six months ended June 30, 2017 and 2016 are summarized as follows (in thousands):

	Six months ended
	June 30, 2017	June 30, 2016	Change
Net loss	$(21,737)	$(24,819)	$3,082
Adjustments to reconcile net loss to cash provided by operating activities	16,301	17,053	(752)
Changes in operating assets and liabilities	(4,143)	(9,298)	5,155

Net cash used in operating activities	$(9,579)	$(17,064)	$7,485

Net cash used in investing activities	$(3,766)	$(7,786)	$4,020

Net cash provided by financing activities	$1,480	$14,665	$(13,185)

        GENBAND's cash and cash equivalents totaled approximately $22 million at June 30, 2017 and $33 million at December 31, 2016. As of June 30, 2017, GENBAND had long-term related party borrowings outstanding of $40 million and $19 million of borrowings outstanding under its revolving credit line. As of December 31, 2016, GENBAND had long-term related party borrowings outstanding of $40 million and $17 million was outstanding under its revolving credit line. GENBAND's revolving credit line outstanding balance and availability is subject to a Credit Agreement with Silicon Valley Bank (which we refer to as SVB), as lead agent, and has a term expiring July 1, 2019. The long-term related party debt is due on September 30, 2019 and is subordinate to the borrowings outstanding under the revolving line of credit.

        Effective July 1, 2016, two of GENBAND's operating subsidiaries, with GENBAND as guarantor, entered into a Senior Secured Credit Agreement with SVB (which we refer to as the SVB Agreement). The SVB Agreement, with a maturity date of July 1, 2019, provides for revolving loans, including letters of credit, not to exceed $50 million in total, with a potential further increase available for a total revolving line of credit up to $75 million. Borrowing availability is determined monthly based on the amount of collateralized eligible trade accounts receivable. Both Alternate Base Rate (which we refer to as ABR) and Eurodollar loans are available under the facility. ABR loans bear interest based on the higher of the prime rate and the federal funds effective rate, plus 0.5% and an applicable margin that varies according to the amount of borrowings available. Eurodollar loans bear interest based on LIBOR plus an applicable margin that varies according to the amount of borrowings available. In the event of a default, the annual interest rates would increase by 2%.

        The SVB Agreement requires GENBAND to comply with certain representations, warranties, periodic reporting and financial covenants, including maintaining a minimum free cash flow and minimum liquidity. As of June 30, 2017, GENBAND was in compliance with all covenants related to the SVB Agreement.

        As of June 30, 2017, GENBAND had $19 million of borrowings outstanding under the SVB Agreement. Letters of credit outstanding as of June 30, 2017 under the revolving credit line totaled approximately $2 million. The availability remaining under the revolving credit line was approximately $10 million as of June 30, 2017.

        In 2016, GENBAND entered into the Subordinated Term Loan with OEP Parent, a related party. The Subordinated Term Loan bears interest at 10%, compounding quarterly, with a maturity date of September 30, 2019. As of June 30, 2017, there were borrowings outstanding of $40 million, with no additional available borrowing capacity. Borrowings under the Subordinated Term Loan are unsecured and are subordinate to GENBAND's revolving credit facility. No prepayment of the Subordinated Term Loan is allowed pursuant to the SVB Agreement until the SVB Agreement expires. Upon the occurrence of an Event of Default (as defined in the Subordinated Term Loan), the interest rate would increase to 12%.

        Through June 30, 2016, GENBAND maintained a banking relationship with Comerica Bank that consisted of a $16 million, three-year term loan entered into during 2013 to effectuate an acquisition and a revolving credit facility. On June 30, 2016, the term loan matured, and the underlying credit facility, including the revolving credit facility, was terminated in lieu of entering into the SVB Agreement.

        GENBAND had net cash flows used in operations of approximately $10 million in the six months ended June 30, 2017 compared with cash used in operations of approximately $17 million in the six months ended June 30, 2016. The increase in cash flows from operations in the 2017 period compared with the 2016 period of $7 million is primarily due to decreases in prepaid expenses and other current assets and a lower net loss as a result of operational efficiencies.

        Cash used in operating activities in the six months ended June 30, 2017 was primarily the result of decreases in accounts payable and other accrued liabilities, and GENBAND's net loss, net of non-cash operating expenses. These usages of cash were partially offset by lower accounts receivable and decreases in prepaid expenses and other current assets, as well as changes in other noncurrent assets and liabilities. GENBAND's lower accounts receivable reflects its continued focus on improved timing of collections coupled with its historically higher revenue in the three months ended December 31. GENBAND's lower accounts receivable primarily reflects collections of its December 31, 2016 receivable balance. The decrease in accounts payable and accrued expenses was primarily related to GENBAND's employee compensation and related costs, including payments made in connection with GENBAND's bonus plans and sales commissions, and payments made in connection with its previously recorded restructuring initiatives. GENBAND's net loss, adjusted for non-cash items such as depreciation, amortization and foreign currency exchange loss, used about $5 million of cash.

        Cash used in operating activities in the six months ended June 30, 2016 was primarily the result of decreases in accounts payable and other accrued liabilities, GENBAND's net loss, net of non-cash operating expenses, and increases in prepaid expenses and other current assets. These changes were partially offset by lower accounts receivable, the change in other noncurrent assets and liabilities, higher deferred revenue and lower inventory. GENBAND's lower accounts receivable primarily reflects its historically higher revenue in the three months ended December 31. The decrease in accounts payable and other accrued liabilities was primarily related to GENBAND's employee compensation and related costs, including payments made in connection with GENBAND's bonus plans and sales commissions, and payments made in connection with its previously recorded restructuring initiatives. GENBAND's net loss, adjusted for non-cash items such as depreciation, amortization and foreign currency exchange loss, used about $8 million of cash.

        GENBAND's investing activities used approximately $4 million of cash in the six months ended June 30, 2017 for the purchase of property and equipment.

        GENBAND's investing activities used approximately $8 million of cash in the six months ended June 30, 2016, comprised of $4 million of investments in property and equipment, $2 million of purchases of leasehold improvements reimbursed by lessors, and $2 million of purchases of perpetual licenses and capitalized patent costs.

        GENBAND's financing activities provided over $1 million of cash in the six months ended June 30, 2017, almost entirely attributable to $19 million of borrowings and $17 million of principal payments on its revolving line of credit.

        GENBAND's financing activities provided $15 million of cash in the six months ended June 30, 2016, primarily due to borrowings of $19 million, consisting of $10 million on its Subordinated Term Loan and $9 million on its then existing revolving line of credit with Comerica Bank. These borrowings were partially offset by principal payments totaling $4 million on its credit facility with Comerica Bank, consisting of over $2 million of payments on the three-year term loan and almost $2 million of payments on the revolving line of credit thereunder.

        Based on GENBAND's financial condition at June 30, 2017 and current and anticipated future operations, GENBAND believes that its available cash, anticipated cash flow from operations and available borrowings under its revolving line of credit are sufficient to fund working capital and capital expenditure requirements for at least the next 12 months. It is difficult to predict future liquidity requirements with certainty. The rate at which GENBAND will consume cash will be dependent on the cash needs of future operations, including changes in working capital, which will, in turn, be directly affected by the levels of demand for its products, the timing and rate of expansion of its business, the resources GENBAND devotes to developing its products and any litigation settlements. GENBAND anticipates devoting substantial capital resources to continue its research and development efforts, to maintain sales, support and marketing, to improve its controls environment and for other general corporate activities.

Years Ended December 31, 2016 and 2015

        GENBAND's consolidated statements of cash flows for the years ended December 31, 2016 and 2015 are summarized as follows (in thousands):

	Year Ended December 31,
	2016	2015	Change
Net loss	$(27,222)	$(91,669)	$64,447
Adjustments to reconcile net loss to cash provided by (used in) operating activities	29,617	32,786	(3,169)
Changes in operating assets and liabilities	2,966	23,255	(20,289)
Net cash provided by (used in) operating activities	$5,361	$(35,628)	$40,989

Net cash used in investing activities	$(12,999)	$(9,984)	$(3,015)

Net cash used in financing activities	$6,002	$40,853	$(34,851)

        GENBAND's cash and cash equivalents totaled approximately $33 million at December 31, 2016 and $34 million at December 31, 2015. As of December 31, 2016, GENBAND had long-term related party borrowings outstanding of $40 million and $17 million was outstanding under its revolving credit line. As of December 31, 2015, GENBAND had long-term related party borrowings outstanding of $30 million and nearly $17 million outstanding under its revolving credit line. As of December 31, 2016, the revolving credit line outstanding balance and availability is subject to the Credit Agreement with

SVB. The long-term related party debt is due on September 30, 2019 and is subordinate to the borrowings outstanding under the revolving line of credit.

        The SVB Agreement requires GENBAND to comply with certain representations, warranties, periodic reporting and financial covenants, including maintaining a minimum free cash flow and minimum liquidity. As of December 31, 2016, GENBAND was in compliance with all covenants related to the SVB Agreement.

        As of December 31, 2016, GENBAND's borrowings and letters of credit outstanding under the SVB Agreement were $17 million and $2 million, respectively. The availability remaining under the revolving credit line was nearly $31 million as of December 31, 2016.

        GENBAND had net cash flows provided by operations of approximately $5 million in 2016 compared with cash used in operations in 2015 of $36 million. The increase in cash flows from operations in 2016 compared with 2015 of $41 million is primarily due to a lower net loss as a result of operational efficiencies and an overall increase in gross profit.

        Cash provided by operating activities in 2016 was primarily the result of decreases in other operating assets and liabilities, and higher deferred revenue, partially offset by higher accounts receivable and inventory, lower accounts payable and other accrued expenses, and GENBAND's net loss. The increase in accounts receivable arose from higher revenue in 2016 compared to 2015, partially offset by the results of its continued focus on improved timing of collections. Deferred revenue balances will fluctuate as a result of timing of invoicing and revenue recognition. GENBAND's net loss, adjusted for non-cash items such as depreciation and amortization, share-based compensation, loss on foreign currency exchange, provision for doubtful accounts and provision for inventory obsolescence, provided about $2 million of cash.

        Cash used in operating activities in 2015 was primarily the result of GENBAND's net loss, partially offset by lower accounts receivable and other operating assets and liabilities, higher deferred revenue and accrued expenses. The decrease in accounts receivable primarily reflects the impact of lower revenue in 2015 compared with 2014. The decrease in other operating assets was primarily the result of lower prepaid expenses. The increase in accrued expenses was primarily attributable to accrued professional and management fees, partially offset by lower amounts accrued for income taxes, accrued warranty, and royalties. GENBAND's net loss, adjusted for non-cash items, used about $59 million of cash.

        GENBAND's investing activities used $13 million of cash in 2016 and $10 million of cash in 2015. In 2016, GENBAND used approximately $9 million of cash for the purchase of property and equipment, $2 million for purchases of leasehold improvements reimbursed by lessors and $2 million for purchases of perpetual licenses and capitalized patent costs. Investing activities in 2015 was comprised of $7 million of cash used to purchase property and equipment, $1 million of purchases of leasehold improvements reimbursed by lessors and $2 million of purchases of perpetual licenses and capitalized patent costs.

        GENBAND's financing activities provided $6 million of cash in 2016 and nearly $41 million of cash in 2015. The 2016 amount was primarily comprised of $10 million of proceeds from the issuance of term debt due to a related party, and net borrowings of $0.5 million under its revolving line of credit, partially offset by $3 million of principal payments of debt and $1 million of payments for debt issue costs. The 2015 amount primarily arose from $30 million of proceeds from the issuance of term debt due to a related party and net borrowings of $17 million on its revolving line of credit, partially offset by $5 million of principal payments of debt.

Years Ended December 31, 2015 and 2014

        GENBAND's consolidated statements of cash flows for the years ended December 31, 2015 and 2014 are summarized as follows (in thousands):

	Year Ended December 31,
	2015	2014	Change
Net loss	$(91,669)	$(48,881)	$(42,788)
Adjustments to reconcile net loss to cash (used in) provided by operating activities	32,786	42,901	(10,115)
Changes in assets and liabilities	23,255	13,531	9,724

Net cash (used in) provided by operating activities	$(35,628)	$7,551	$(43,179)

Net cash used in investing activities	$(9,984)	$(16,687)	$6,703

Net cash provided by (used in) financing activities	$40,853	$(6,155)	$47,008

        GENBAND's cash and cash equivalents totaled approximately $34 million at December 31, 2015 and $42 million at December 31, 2014. As of December 31, 2015, GENBAND had long-term related party borrowings outstanding of $30 million and nearly $20 million was outstanding under its then credit facility with Comerica Bank (the "Comerica Agreement"). The outstanding balance of $20 million under the Comerica Agreement consisted of $17 million under the revolver and $3 million under the three-year term loan thereunder. As of December 31, 2014, GENBAND had approximately $8 million outstanding under the three-year term loan under the Comerica Agreement, consisting of the long-term and short-term portions of $3 million and $5 million, respectively. No long-term related party borrowings were outstanding as of December 31, 2014. As of December 31, 2015, the long-term related party debt was subordinate to the borrowings outstanding under the Comerica Agreement.

        The Comerica Agreement requires GENBAND to comply with certain representations, warranties, periodic reporting and financial covenants, including maintaining a minimum liquidity ratio. As of December 31, 2015, GENBAND was in compliance with all covenants related to the Comerica Agreement.

        As of December 31, 2015, GENBAND had outstanding borrowings under the Comerica Agreement of $17 million under the revolving credit line, $3 million under the three-year term loan and $1 million of letter of credit commitments. The availability remaining under the Comerica Agreement was nearly $19 million as of December 31, 2015, and the interest rate was 5.25%.

        GENBAND had net cash flows used in operations of $36 million in 2015 compared with cash provided by operations in 2014 of $8 million. The decrease in cash flows from operations in 2015 compared with 2014 of $43 million is primarily due to a higher net loss in 2015.

        Cash used in operating activities in 2015 was primarily the result of GENBAND's net loss, partially offset by lower accounts receivable and other operating assets and liabilities, higher deferred revenue and accrued expenses. The decrease in accounts receivable primarily reflects the impact of lower revenue in 2015 compared with 2014. The decrease in other operating assets was primarily the result of lower prepaid expenses. The increase in accrued expenses was primarily attributable to accrued professional and management fees, partially offset by lower amounts accrued for income taxes, accrued warranty, and royalties. GENBAND's net loss, adjusted for non-cash items, used about $59 million of cash.

        Cash provided by operating activities in 2014 was primarily the result of decreases in accounts receivable, inventory, and prepaid expenses and other current assets, partially offset by lower deferred revenue and accounts payable and other accrued expenses, and GENBAND's net loss. The decrease in accounts receivable arose from lower revenue in 2014 compared to 2013 and GENBAND's focus on improving the timing of collections. Deferred revenue balances fluctuate as a result of timing of invoicing and revenue recognition. GENBAND's net loss, adjusted for non-cash items such as depreciation and amortization, share-based compensation, loss on foreign currency exchange, provision for doubtful accounts and provision for inventory obsolescence, used about $6 million of cash.

        GENBAND's investing activities used $10 million of cash in 2015 and $17 million of cash in 2014. Investing activities in 2015 was comprised of $7 million of cash used to purchase property and equipment, $1 million of purchases of leasehold improvements reimbursed by lessors and $2 million of purchases of perpetual licenses and capitalized patent costs. In 2014, GENBAND used $12 million of cash for the purchase of property and equipment, $4 million for business acquisitions and almost $1 million for purchases of perpetual licenses and capitalized patent costs.

        GENBAND's financing activities provided $41 million of cash in 2015 and used $6 million of cash in 2014. The 2015 amount primarily arose from $30 million of proceeds from the issuance of term debt due to a related party and net borrowings of $17 million on GENBAND's revolving line of credit, partially offset by $5 million of principal payments of debt. The 2014 amount was primarily comprised of $5 million of principal payments of debt and nearly $1 million of payments of partner distributions.

Contractual Obligations

        GENBAND's contractual obligations (both principal and interest) at December 31, 2016 consisted of the following (in thousands):

	Payments due by period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Operating lease obligations	$34,331	$6,976	$11,493	$6,702	$9,160
Sublease income from operating lease obligations	(2,909)	(1,574)	(1,335)	—	—

Net operating lease obligations	31,422	5,402	10,158	6,702	9,160
Purchase obligations*	15,129	5,314	9,050	765	—
Principal debt obligations	57,000	17,000	40,000	—	—
Interest on debt obligations	18,031	54	17,977	—	—
Employee retirement—defined plan obligations	975	55	98	87	735

Total	$122,557	$27,825	$77,283	$7,554	$9,895

*
Represents GENBAND's commitments to purchase goods and services in the normal course of business over a fixed period of time.

Recent Accounting Pronouncements

        In January 2017, the Financial Accounting Standards Board (which we refer to as the FASB) issued Accounting Standards Update (which we refer to as ASU) 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, ASU 2017-04 clarifies the requirements for excluding and allocating foreign currency translation adjustments to reporting units in connection with an entity's testing of reporting units for goodwill impairment, clarifies that an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable, and makes minor changes to other related guidance within the Accounting Standards Codification (which we refer to as ASC). ASU 2017-04 is effective prospectively for GENBAND beginning January 1, 2021, with early adoption permitted for goodwill impairment tests performed on testing dates after January 1, 2017. GENBAND is currently evaluating the impact this ASU will have on its consolidated financial statements.

        In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-entity Transfers of Assets Other Than Inventory. This ASU requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This ASU, which requires modified retrospective application through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption, is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted. GENBAND is currently evaluating the impact this ASU will have on its consolidated financial statements.

        In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU simplifies various aspects related to how share-based payment transactions are accounted for and presented in the financial statements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU requires prospective, retrospective, or modified retrospective application, depending on the amendment, and is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. GENBAND is currently evaluating the impact this ASU will have on its consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This new standard requires lessees, among other things, to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous authoritative guidance and introduces new disclosure requirements for leasing arrangements. ASU 2016-02 will be effective for GENBAND beginning in the year ended December 31, 2020, but early application is permitted. The standard must be adopted using a modified retrospective transition and provides for certain practical expedients. GENBAND is currently evaluating the impact this ASU will have on its consolidated financial statements.

        In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. This ASU requires management to evaluate whether there are conditions or events that exists that raise substantial doubt about an entity's ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. The standard was effective beginning with the year ended December 31, 2016.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for revenue recognition. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. It also supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition-Construction-Type and Production-Type Contracts. The standard can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption and is effective for annual reporting periods beginning after December 15, 2018. In 2016, there were four ASUs issued to clarify or provide technical corrections and improvements to ASU No. 2014-09. The clarifications include reporting revenue gross versus net, identifying performance obligations and licensing, narrow-scope improvements and practical expedients, and technical corrections and improvements. GENBAND is currently evaluating the impact all of these ASUs will have on its consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

        GENBAND is exposed to a variety of market risks, including changes in interest rates affecting the SVB Agreement and foreign currency fluctuations.

        GENBAND does not believe that a hypothetical 10% adverse movement in interest rates and foreign currency exchange rates for the six months ended June 30, 2017 would have had a material impact on its net loss.

        Based on a sensitivity analysis at December 31, 2016, a 10% change in the foreign currency exchange rates for the year ended December 31, 2016 would have impacted GENBAND's net loss by approximately $2 million. This calculation assumes that all currencies change in the same direction and proportion relative to the U.S. dollar. GENBAND does not believe that a 10% adverse movement in interest rates would have had a material impact for the year ended December 31, 2016.

MANAGEMENT AND OTHER INFORMATION OF THE COMBINED COMPANY

Name of Company

        As part of the mergers, New Solstice will be renamed "Sonus Networks, Inc." and shares will continue to trade under the "SONS" symbol. Following the mergers it is expected that the newly constituted board of directors of the combined company will determine a new name.

Directors of the Combined Company

        The New Solstice board of directors, after the effective time of the mergers, will be comprised of nine directors, consisting of (i) two individuals designated by GENBAND who are independent directors (as such term is defined in the stockholders agreement) and who comply with the qualification criteria of the Sonus nominating and corporate governance committee, (ii) three other individuals designated by GENBAND who comply with the qualification criteria of the Sonus nominating and corporate governance committee, (iii) the Sonus existing chief executive officer (expected to be Raymond P. Dolan), (iv) the Sonus existing chairman of the board of directors (expected to be Richard J. Lynch), and (v) two other individuals designated by Sonus acting in accordance with the recommendation of the Sonus nominating and corporate governance committee, each of whom is independent for purposes of stock exchange and SEC rules.

        The following includes a brief biography of each person who is expected to be a director of New Solstice following the mergers, including their present positions and qualifications, their principal occupations and directorships held with public corporations during the past five years and their ages.

Name	Designee of GENBAND / Sonus
Kim S. Fennebresque	GENBAND
Bruns H. Grayson	GENBAND
Franklin (Fritz) W. Hobbs	GENBAND
Rick W. Smith	GENBAND
Kent J. Mathy	GENBAND
Raymond P. Dolan	Sonus
Richard J. Lynch (Chairman)	Sonus
Beatriz V. Infante	Sonus
Scott E. Schubert	Sonus

        Kim S. Fennebresque, 67, has served as a Senior Advisor to Cowen Group Inc., a financial services company, since 2008, where he also served as its Chairman, President and Chief Executive Officer from 1999 to 2008. He has served as Chairman of the Board of Directors of BlueLinx Inc., a distributor of building products, since May 2016, and as a member of the Board of Directors of Albertson's Companies LLC, a food and drug retailer, since March 2015. He has served as a Director of Ally Financial Inc., a bank holding company, since May 2009. Mr. Fennebresque previously served as Chairman of Dahlman Rose & Co., a financial services company, from 2010 to 2012, head of corporate finance and mergers & acquisitions departments at UBS and was a general partner and co-head of investment banking at Lazard Freres & Co. Prior to that, he held various positions at The First Boston Corporation, an investment bank acquired by Credit Suisse. Mr. Fennebresque earned his B.A. from Trinity College and J.D. from Vanderbilt Law School.

        Bruns H. Grayson, 70, is a Managing Partner at ABS Ventures, a venture capital firm, where he has managed all of the firm's partnerships since 1983. A majority of his investments have been in data communication and software and he has served as a Director of many private and public companies over the last 30 years. Prior to ABS Ventures, Mr. Grayson was an associate at McKinsey and Co., a management consulting firm, from 1980 to 1983 and a venture capitalist at Adler & Co. from 1980 to 1983. Mr. Grayson has served as a Director of Everbridge, Inc., a provider of communications solutions, since 2009. Mr. Grayson holds a B.A. from Harvard College, M.A. from Oxford University, J.D. from the University of Virginia Law School and was elected a Rhodes Scholar from California in 1974. He served in the US Army in Vietnam and separated as a captain in 1970.

        Franklin (Fritz) W. Hobbs, 70, has served as Chairman of Ally Financial Inc., a bank holding company, since April 2009. He served as Supervisory Chairman of BAWAG PSK, an Austrian bank, in Vienna from 2013 to March of 2017. He was previously the CEO of Houlihan Lokey Howard & Zukin and served as Chairman at UBS, AG's investment bank, Warburg Dillon Read. Prior to that he was the President and CEO of Dillon, Read & Co. Inc., an investment bank, from 1992 to 1997. Mr. Hobbs currently serves as a Director of Lord, Abbett & Co., an investment management firm, Molson Coors Brewing Co., a multinational brewing company and UNICEF USA, a United Nations program that provides humanitarian and development assistance. Formerly, he served on the Board of Overseers of Harvard University, the Frick Collection and was President of the Board of Trustees of Milton Academy. He earned his B.A. from Harvard College and M.B.A. from Harvard Business School.

        Rick W. Smith, 65, has been the Head of Private Investments at JPMorgan Chase & Co., a multinational banking and financial services holding company, since November 2014, which position includes private and public company investments on the bank's balance sheet. He has held positions as Managing Director and Managing Partner and General Partner at private equity and venture funds since 1981, including One Equity Partners from 2002 to the present and Allegra Partners and predecessor entities from 1981 to 2013. From 1979 to 1981, Mr. Smith was Senior Investment Manager at Citicorp Venture Capital, a former venture and private equity investment division of Citigroup Inc. Prior to that he worked in the International Money Management Group of Morgan Guaranty Trust Company of New York from 1974 to 1979. Mr. Smith was previously a Director of GENBAND from 2014 to 2017 and has 38 years' experience as a technology investor and as a board member of both public and private companies. He has served as a Director of Smartrac N.V., a provider of software and RFID tags targeted at the Internet of Things market, since 2012, Alorica, Inc., a provider of outsourced communication services, since July 2016, and Merchant-Link, LLC, a provider of cloud-based payment gateway and data security solutions, since October 2016. He has also served as Chairman of Cloud9 Technologies, LLC, a provider of trading communication systems to the financial services industry, since August 2015 and Schoeller Allibert Group, a manufacturer of Returnable Transit Packaging, since July 2016. He has also served as a Director of the Princeton National Rowing Association since 2008. Mr. Smith earned his B.A. from Harvard College and is co-author of the book Treasury Management: A Practitioner's Handbook, John Wiley & Sons, 1980.

        Kent J. Mathy, 58, has been Chief Executive Officer of Sequential Technology International, a provider of customer care and customer experience outsourcing, since January 2017. Previously, beginning in November 2013, Mr. Mathy served as President, Southeast Region of AT&T Mobility, a wireless telecommunications provider. From November 2008 to November 2013, Mr. Mathy was President, North Central Region for AT&T Mobility, and from December 2007 to November 2008, he was President, Small Business for AT&T Mobility. From January 2003 to December 2007, he was President, Business Markets Group at Cingular Wireless (as AT&T Mobility was formerly known). Earlier in his career, Mr. Mathy held a variety of management positions at AT&T over a period of 18 years. Mr. Mathy holds a B.A. in marketing from the University of Wisconsin-Oshkosh and attended the University of Michigan, Executive Program in 1993.

        Raymond P. Dolan, 59, has been Sonus' President, Chief Executive Officer and a director since October 2010, and is responsible for the strategic direction and management of Sonus. Mr. Dolan has more than 25 years of experience in the telecommunications industry, having served in senior leadership positions at QUALCOMM Incorporated, NextWave Telecom and BellAtlantic/NYNEX Mobile. In 2016, Mr. Dolan was appointed by President Barack Obama to serve on the National

Security Telecommunications Advisory Committee (NSTAC). From 2006 to 2008, Mr. Dolan served as Chief Executive Officer of QUALCOMM/Flarion Technologies, a developer of mobile broadband communications technologies, as well as Senior Vice President of QUALCOMM Incorporated. Prior to its acquisition by QUALCOMM in 2006, Mr. Dolan served as Chairman and Chief Executive Officer of Flarion Technologies. Before his role at Flarion Technologies, from 1996 to 2000, Mr. Dolan was Chief Operating Officer of NextWave Telecom. Prior to that, he spent eight years at BellAtlantic/NYNEX Mobile, serving in numerous roles of increasing responsibility, most recently as Executive Vice President of Marketing. He began his career in the telecommunications industry at PacTel Cellular as a Manager of Network Operations. Mr. Dolan also served as an officer in the United States Marine Corps, where he spent more than seven years as a tactical jet pilot. He has served on the Board of Directors of American Tower Corporation since 2003, including as a member of the Compensation Committee since 2016 and as a member of the Nominating and Corporate Governance Committee from 2004 until 2016. He also served on the Board of Directors of NII Holdings, Inc. from 2008 until 2012. Mr. Dolan graduated from the U.S. Naval Academy with a degree in Mechanical Engineering and also holds a Master of Business Administration degree from the Columbia University School of Business.

        Richard J. Lynch, 68, has been a director of Sonus since February 2014 and the Chairman of the Board of Sonus since June 2016. Since September 2011, Mr. Lynch has served as the President of FB Associates, LLC, which provides advisory and consulting services at the intersection of technology, marketing and business operations. Mr. Lynch was the Executive Vice President and Chief Technology Officer for Verizon Communications between 2007 and 2011, and the Executive Vice President and Chief Technology Officer of Verizon Wireless and its predecessors from 1990 until 2007. Mr. Lynch has been at the forefront of wireless technology solutions and was responsible for the selection of CDPD, CDMA, EV-DO and LTE for use within the Verizon network. Building on these and other key technology decisions, Mr. Lynch has driven the introduction of key innovative products and services into the marketplace. Mr. Lynch is a Life Fellow of the Institute of Electrical and Electronic Engineers and has been awarded patents in the field of wireless communications. Mr. Lynch has served as a member of the Board of Directors and the Compensation, Nominating and Governance Committee of Blackberry Limited since February 2013. From March 2012 to May 2016, he served as a member of the Board of Directors, Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of Ruckus Wireless, Inc. From November 2010 to November 2013, Mr. Lynch served as Chairman of the Board of Directors and a member of the Nominating and Corporate Governance Committee of TranSwitch Corp. Mr. Lynch also serves as a member of the Board of Directors of three privately held companies. He has also sat on the boards of numerous industry organizations, including the GSM Association and the CDMA Development Group, and as a member of the Federal Communications Commission Technical Advisory Committee and Communications Security Reliability and Interoperability Council. For his leadership in the early years of wireless data, Mr. Lynch was honored with the President's Award by the Cellular Telecommunications Industry Association. He has also been inducted into the Wireless History Foundation's Hall of Fame. Mr. Lynch is a graduate of Lowell Technological Institute (now the University of Massachusetts, Lowell), where he received Bachelor of Science and Master of Science degrees in electrical engineering. He has also completed post-graduate work at the Wharton School of the University of Pennsylvania and the Johnson School of Management at Cornell University.

        Beatriz V. Infante, 63, has been a director of Sonus since January 2010. Since 2009, Ms. Infante has served as Chief Executive Officer of BusinessExcelleration LLC, a business consultancy specializing in corporate transformation and renewal, and since 2008, has been a limited partner in Tandem Capital, a Silicon Valley venture capital firm investing in mobile technology companies. From 2010 until its acquisition by Infor in 2011, Ms. Infante was the Chief Executive Officer and a director of ENXSUITE Corporation, a leading supplier of energy management solutions. From 2006 until its acquisition by Voxeo Corporation in 2008, she was the Chief Executive Officer and a director of VoiceObjects Inc., a market leader in voice applications servers. Ms. Infante served as a director and Interim Chief Executive Officer of Sychron Inc., a data center automation company, from 2004 to 2005 until its sale to an investor group. Ms. Infante was Chief Executive Officer and President of Aspect Communications Corporation (which we refer to as Aspect), a market leader in communications solutions, from April 2000 until October 2003. She was named Chairman of Aspect in February 2001, and between October 1998 and April 2000, held additional executive roles, including Co-President. Since May 2014, she has served on the Board of Directors and Audit Committee of Liquidity Services Inc., and has additionally served as Chair of the Compensation Committee since November 2015. Ms. Infante joined the Board of Directors of UltraTech, Inc. in July 2016 and served until its acquisition by Veeco Instruments Inc. in May 2017. Since 1994, she has served on the Advisory Committee to the Princeton University School of Engineering and Applied Science. From May 2012 until its acquisition by Broadcom Limited in May 2015, she served on the Board of Directors and Compensation Committee of Emulex Corporation, and additionally became Chair of the Nominating and Corporate Governance Committee in February 2014. Ms. Infante has previously served as a director at a number of privately held companies as well as two not-for-profit organizations, Silicon Valley Leadership Group and Joint Venture Silicon Valley Network. Ms. Infante has also served since June 2016 as an Advisory Board member of Guardian Analytics and since July 2015 as the Chair of the Advisory Board of Infrascale. Additionally, Ms. Infante is a National Association of Corporate Directors Board Leadership Fellow, and in 2016 was named to the 2016 NACD Directorship 100, which honors the most influential boardroom leaders each year. In 2013, she was named to the Financial Times Agenda "Top 50 Digital Directors' List." Ms. Infante holds a Bachelor of Science and Engineering degree in Electrical Engineering and Computer Science from Princeton University and holds a Master of Science degree in Engineering Science from California Institute of Technology.

        Scott E. Schubert, 63, has been a director since February 2009. From 2005 until 2008, Mr. Schubert served as Chief Financial Officer of TransUnion LLC, a leading global information solutions company. From 2003 to 2005, Mr. Schubert served as Chief Financial Officer and, prior to that, Executive Vice President of Corporate Development of NTL, Inc. (now Virgin Media, Inc.). From 1999 to 2003, Mr. Schubert held the position of Chief Financial Officer of Williams Communications Group, Inc., a high-technology company. Mr. Schubert also served as head of BP Amoco's Global Financial Services from 1995 to 1999, leading the initial integration of BP and Amoco's worldwide financial operations following the merger of the two companies in 1998. From August 2011 to October 2014, he served as a member of the Board of Directors, the Compensation Committee, the Audit Committee and the Compliance Committee of Isle of Capri Casinos, Inc. Mr. Schubert is a graduate of the Krannert School of Business at Purdue University, where he completed his Master of Business Administration degree in Finance and Economics. He also earned his Bachelor of Science degree at Purdue University, with dual majors in Engineering and Accounting. Among other qualifications, Mr. Schubert brings to the Board executive leadership experience, including from his service as a chief financial officer of various companies, along with extensive financial expertise.

        As of the date of this joint proxy statement/prospectus, the requisite corporate action to appoint the persons who will serve as directors of New Solstice following the mergers has not been effected; accordingly, the persons who will serve as directors of New Solstice following the mergers may differ from the persons currently expected to serve in such capacity. For example, a person currently expected to serve as a New Solstice director following the mergers may determine, prior to the closing of the mergers, not to serve in such capacity (or may be unable to so serve), in which case, Sonus or GENBAND, as applicable, may designate a substitute person to serve in such capacity.

        See the section entitled "Other Related Agreements—Principal Stockholders Agreement" beginning on page 215 of this joint proxy statement/prospectus for additional information regarding the composition of the board of directors of New Solstice.

Director Independence

        As required under NASDAQ listing standards, a majority of the members of New Solstice's board of directors must qualify as "independent," as affirmatively determined by the board of directors within one year of listing.

        See the section entitled "Other Related Agreements—Principal Stockholders Agreement" beginning on page 215 of this joint proxy statement/prospectus for additional information regarding rights related to the composition of the board of directors of New Solstice.

Board Committees

        Upon completion of the mergers, it is expected that the New Solstice board of directors will have the following four committees: audit committee, compensation committee, nominating and corporate governance committee and integration committee. Each committee, other than the integration committee, is expected to be composed entirely of directors deemed to be, in the judgment of the New Solstice board, independent in accordance with NASDAQ listing standards.

        See the section entitled "Other Related Agreements—Principal Stockholders Agreement" beginning on page 215 of this joint proxy statement/prospectus for additional information regarding rights related to the composition of the committees of the board of directors of New Solstice.

Executive Officers

        Pursuant to the merger agreement, Sonus and GENBAND expect that immediately following the mergers, Raymond P. Dolan will continue as President and Chief Executive Officer of the combined company. Sonus and GENBAND also expect that immediately following the mergers, the following individuals will serve as executive officers of the combined company, serving in the respective offices set forth beside each individual's name:

Name	Position
Raymond P. Dolan	President and Chief Executive Officer
Daryl Raiford	Chief Financial Officer
David Walsh	Kandy, Corporate Development, Integration
Michael Swade	Worldwide Sales—Core
Patrick Joggerst	Worldwide Marking, Growth-related Worldwide Sales
Kevin Riley	Global Chief Technology Officer, including Growth-related Research and Development
John McCready	Core Research and Development, PLM
Steven Bruny	Global Operations, including Services and Manufacturing
Jeff Snider	General Counsel, Chief Administrative Officer

        Biographical information regarding Mr. Dolan is set forth above under "—Directors of the Combined Company," and biographical information regarding each other executive officer is set forth below.

        Daryl E. Raiford, 54, is Executive Vice President and Chief Financial Officer at GENBAND serving in this position since 2010. Between 2007 and 2010, Mr. Raiford served as Vice President and Chief Accounting Officer and Vice President of Business Transformation at Freescale Semiconductor. From 2004 through 2007, Mr. Raiford was Executive Vice President and Chief Financial Officer of New York-based Travelport, responsible for the worldwide finance and administrative functions of this global travel distribution firm. Before Travelport, Mr. Raiford spent five years at Compaq Computer Corporation and Hewlett Packard, holding several strategic positions including Vice President of Finance and Administration for the Americas at HP and Corporate Controller at Compaq. He also served as Chief Financial Officer for Shell Technology Ventures, based in Houston and The Hague. Mr. Raiford served ten years at Price Waterhouse in London and Houston, and is a Certified Public Accountant. He earned a Bachelor of Business Administration in Accounting from The University of Texas at Austin.

        David A. Walsh, 56, has served as President and Chief Executive Officer of GENBAND since July 2013 and Chairman of GENBAND since September 2010. Previously, Mr. Walsh was a Managing Director of OEP from 2001 until July 2013. Mr. Walsh has served on the Board of Directors of Aligned Energy LLC, an infrastructure technology company, from May 2013 to February 2015 and as Chairman of Nortel Networks Netas Telekomunikasyon A.S., Turkey's leading IT services business, from December 2000 to July 2017. In June 2017, Mr. Walsh was appointed Chairman of PledgeMusic, a unique marketplace where fans and artists connect. Mr. Walsh has also served on the Board of Directors of Telwares Inc., a technology consulting firm that was sold to Alsbridge, Inc., from 2004 to 2012 and served on the Board of SAVVIS, a web hosting and managed services business that was sold to CenturyLink, Inc., from 2005 to 2007. He was Chairman of WestCom Corporation, a global network services company that was sold to IPC Communications, Inc., which we refer to as IPC, from 2005 to 2007, and was the Chairman of Telerate, Inc. (formerly Moneyline Telerate, Inc.), an OEP investment sold to Reuters Group PLC, from 2001 to 2005. Mr. Walsh was also a member of the Board of Directors of IPC from 1997 to 2000. In addition, Mr. Walsh founded IXnet, Inc. in 1993 and served as its Chief Executive Officer and Chairman until its sale to Global Crossing Ltd. in 1998, at which time he became President and Chief Operating Officer through 2001. Mr. Walsh also founded Voyager Networks in 1993 and, in 1998, sold it to Global Center, which subsequently merged with Frontier Communications. Mr. Walsh received a bachelors in Business Administration from Valdosta State College and a masters in Telecommunications from New York University.

        Michael Swade, 54, has served as Sonus' Senior Vice President, Worldwide Sales since September 2014, and was previously Sonus' Interim Senior Vice President, Worldwide Sales and Marketing from July 2014 to September 2014 and Vice President and General Manager, Americas from May 2014 to July 2014. Prior to joining Sonus, from September 2011 to May 2014, he was the Executive Vice President, Sales at York Telecom Corporation (which we refer to as Yorktel), a global provider of unified communications and collaboration, cloud, and video managed services for large enterprise and federal government customers. Prior to his tenure at Yorktel, from February 2011 to September 2011, Mr. Swade acted as an independent consultant. From November 2010 to February 2011, Mr. Swade served as the Senior Vice President, Global Field Operations at Polycom, Inc. He was also Polycom, Inc.'s President, Europe from January 2010 to November 2010; Vice President, Service Provider and Unified Communications Sales from January 2008 to January 2010; and Vice President, Global Account Sales from January 2007 to January 2008. Mr. Swade holds a Bachelor of Science degree in Marketing from Eastern Illinois University and a Master of Business Administration degree from Dominican University.

        Patrick Joggerst, 59, joined GENBAND in March 2015 as Executive Vice President and Chief Marketing Officer and in January 2016 became Executive Vice President of Global Sales and Marketing. Prior to that, Mr. Joggerst served as Vice President of Global Sales for BroadSoft, Inc., a software company, from August 2012 to September 2014. Prior to that, Mr. Joggerst was the Executive Vice President and General Manager for the Carrier Services & Solutions business unit at Aricent Group, a software company, from September 2009 to July 2012. Earlier positions held by Mr. Joggerst include: Senior Vice President of World-Wide Sales at NextPoint Networks (formerly NexTone), a software company, from January 2007 to September 2008, Executive Vice President of Global Sales and Marketing at Telcordia Technologies, a telecommunications software company, from October 2002 to January 2006, President of PrimeCo Personal Communications, L.P., a wireless telecommunications provider, from January 2002 to August 2002, President of Carrier Service at Global Crossing, a telecommunications company, from February 1998 to December 2001, as well as several executive positions at AT&T, a telecommunications company, from February 1981 to January 1998. Mr. Joggerst is a graduate of Georgetown University's School of Foreign Service.

        Kevin Riley, 46, has served as Sonus' Senior Vice President, Engineering and Operations and Chief Technology Officer since February 2016. Previously, Mr. Riley served as Sonus' Vice President, Engineering and Chief Technology Officer from July 2014 to January 2016; Vice President of Platform Engineering from October 2012 to July 2014; and a Sonus Fellow from May 2011 to September 2012. Prior to joining Sonus, he was the Software Development Director at Verivue, Inc., a content delivery network software company, from August 2009 to May 2011. Mr. Riley holds a Bachelor of Science degree in Electrical Engineering from the University of Massachusetts, Amherst and a Master of Science degree in Electrical Engineering from Northeastern University.

        John McCready, 53, has served as GENBAND's Executive Vice President, Products and Corporate Development since July 2013. Prior to this role, Mr. McCready was a Senior Vice President responsible for the Product Management organization from May 2010 until July 2013. Mr. McCready held leadership roles at Nortel Networks Corporation in Wireless Networks, Carrier Multimedia Networks and Carrier Data Networks between January 2007 and May 2010 and between September 1991 and August 2001. Prior to that, Mr. McCready led the Marketing and Carrier Sales organizations at SavaJe Technologies Inc., a software developer, which was acquired by SUN Microsystems, now a wholly-owned subsidiary of Oracle Corporation. Prior to that, from August 2001 to February 2005, Mr. McCready was Vice President of Marketing at Phonetic Systems Ltd, which was acquired by Nuance Communications in 2005. Mr. McCready holds a bachelor's degree in Electrical Engineering from the University of Calgary and an MBA from the Ivey School of Business at the University of Western Ontario.

        Steven Bruny, 59, has served as Chief Operating Officer of GENBAND since January 2015. Mr. Bruny previously served as Senior Vice President of Major Accounts Sales for GENBAND beginning in July 2012. Prior to joining GENBAND, from July 2005 to March 2012, Mr. Bruny served as Chief Executive Officer of Aztek Networks, Inc., a telecommunications company, which was acquired by GENBAND in 2012. Prior to joining Aztek Networks, Inc., in 1999, Mr. Bruny co-founded Connexn Technologies, Inc., a telecommunications company, which was acquired by Azure Solutions, Ltd., in 2004. Prior to his position at Connexn Technologies, Inc., Mr. Bruny was Founder and CEO of IGS, a telecommunications software supplier, from 1993 to 1998. From 1988 to 1993, Mr. Bruny was also Founder and CEO of Information + Graphics Systems, Inc., a GIS software provider that was acquired by Hitachi Software Engineering in 1993. Mr. Bruny holds a Bachelor of Science degree in Physics from Colorado State University and an MBA from the University of Colorado.

        Jeffrey Snider, 53, has served as Sonus' Chief Administrative Officer since September 2012 and Sonus' Senior Vice President, General Counsel and Secretary since June 2009. Prior to joining Sonus, from 2006 to 2008, Mr. Snider served in a dual legal and operating role as Executive Vice President and General Counsel of BMS, Inc., a provider of hardware, software and services to the legal industry. From 2003 to 2006, Mr. Snider was the Senior Vice President and General Counsel of Geac Computer Corporation, Ltd., a global software and services provider. Prior to Geac Computer Corporation, Ltd., Mr. Snider was Senior Vice President and General Counsel at Lycos, Inc., an industry-leading Internet conglomerate, from 1997 to 2002. Before his in-house career, Mr. Snider was a member of the Boston law firm of Hutchins & Wheeler from 1989 to 1997. Mr. Snider served as a Director on the Board of the New England Legal Foundation from 2001 to 2009, and was a Trustee of the Boston Bar Foundation from 2003 to 2007. Mr. Snider holds a Bachelor of Arts degree from Amherst College and a Juris Doctor from the University of Virginia School of Law.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        Sonus, GENBAND, GB and GB II and other parties have entered into a merger agreement providing for the strategic business combination of Sonus, GENBAND, GB and GB II under a new holding company, New Solstice. As a result of the business combination, New Solstice will succeed to and continue to operate, directly or indirectly, the then existing businesses of Sonus, GENBAND, GB and GB II.

        The unaudited pro forma condensed combined balance sheet as of June 30, 2017 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 and for the six months ended June 30, 2017 have been prepared to reflect the mergers. The mergers will be accounted for as a business combination where Sonus is the acquirer and GENBAND is the acquiree. Accordingly, the unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheets of Sonus and GENBAND as of June 30, 2017 and gives effect to the mergers as if they had been completed on June 30, 2017. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and for the six months ended June 30, 2017 combine the historical condensed consolidated statements of operations of Sonus and GENBAND for the same periods, giving pro forma effect to the mergers as if they had been completed on January 1, 2016. The unaudited pro forma condensed combined financial statements exclude GB and GB II because they are holding companies with no operations. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results.

        The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the mergers occurred as of the dates indicated or what such financial position or results would be for any future periods for the combined company. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of Sonus and GENBAND, and should be read in conjunction with the:

  •
  accompanying notes to the unaudited pro forma condensed combined financial statements;

  •
  separate historical audited consolidated financial statements of Sonus included in its Annual Report on Form 10-K for the year ended December 31, 2016 and the accompanying "Management's Discussion and Analysis of Financial Condition and Result of Operations", each as incorporated by reference into this joint proxy statement/prospectus;

  •
  separate historical unaudited condensed consolidated financial statements of Sonus included in its Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2017 and June 30, 2017 and the accompanying "Management's Discussion and Analysis of Financial Condition and Result of Operations", each as incorporated by reference into this joint proxy statement/prospectus;

  •
  separate historical audited consolidated financial statements of GENBAND for the year ended December 31, 2016, included elsewhere in this joint proxy statement/prospectus;

  •
  separate historical unaudited consolidated financial statements of GENBAND for the three and six months ended June 30, 2017, included elsewhere in this joint proxy statement/prospectus; and

  •
  "GENBAND Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this joint proxy statement/prospectus.

        The mergers are being accounted for as a business combination where Sonus is acquiring GENBAND. GENBAND's assets and liabilities will be measured and recognized at their fair values as of the date of the mergers, and consolidated with the assets, liabilities and results of operations of Sonus following the consummation of the mergers. The difference between the fair value of the purchase price consideration and the fair value of assets and liabilities acquired will be recorded as goodwill.

        The unaudited pro forma condensed combined statements of operations do not include the benefits of any revenue, cost or other operating synergies that may result from the mergers or any related restructuring costs or certain amounts resulting from the mergers that were determined to be of a non-recurring nature.

 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2017
(in thousands)

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Sonus	GENBAND		Note 3
Assets
Current assets
Cash and equivalents	$32,606	$21,538	$(54,144)	(a)	$—
Marketable securities	54,793	—	(37,491)	(a)(c)	17,302
Accounts receivable, net	42,664	97,216	—		139,880
Inventory	16,759	8,008	392	(b)	25,159
Deferred costs	—	14,776	—		14,776
Other current assets	14,307	10,171	—		24,478

Total current assets	161,129	151,709	(91,243)		221,595
Property and equipment, net	10,656	23,651	1,157	(b)	35,464
Intangible assets, net	25,645	17,086	246,014	(b)	288,745
Goodwill	49,891	42,005	129,767	(a)(b)	221,663
Investments	38,523	—	—		38,523
Deferred income taxes	1,586	11,195	(1,811)	(b)	10,970
Other assets	4,923	3,101	—		8,024

	$292,353	$248,747	$283,884		$824,984

Liabilities, convertible preferred stock and stockholders' equity (deficit)
Current liabilities
Revolving credit facility	$—	$19,000	$(19,000)	(a)	$—
Accounts payable	5,849	33,900	—		39,749
Accrued compensation and benefits	—	14,227	(14,227)	(f)	—
Accrued expenses	18,613	32,872	1,594	(a)(b)(c)(f)	53,079
Accrued restructuring	—	3,957	(3,957)	(f)	—
Current portion of deferred revenue	51,277	94,482	(42,466)	(b)	103,293
Current portion of long-term liabilities	1,210	—	—		1,210

Total current liabilities	76,949	198,438	(78,056)		197,331
Note payable	—	—	22,500	(a)	22,500
Deferred revenue	7,530	11,771	(5,127)	(b)	14,174
Deferred income taxes	3,462	2,583	2,135	(b)(e)	8,180
Long-term debt, related party	—	40,000	(40,000)	(a)	—
Other long-term liabilities	1,419	21,942	(6,443)	(a)	16,918

Total liabilities	89,360	274,734	(104,991)		259,103

Commitments and contingencies
Convertible preferred stock—Class C	—	597,711	(597,711)	(b)	—
Stockholders' equity (deficit)
Preferred stock	—	—	—		—
Common stock	50	—	51	(a)(d)	101
Class A stock	—	17	(17)	(b)	—
Class B stock	—	1	(1)	(b)	—
Class E stock	—	6	(6)	(b)	—
Additional paid-in-capital	1,257,521	294,488	65,932	(a)(b)(d)	1,617,941
Accumulated deficit	(1,060,165)	(902,916)	905,333	(b)(c)(d)(e)	(1,057,748)
Accumulated other comprehensive income (loss)	5,587	(15,294)	15,294	(b)	5,587

Total stockholders' equity (deficit)	202,993	(623,698)	986,586		565,881

	$292,353	$248,747	$283,884		$824,984

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2016
(in thousands, except per share amounts)

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Sonus	GENBAND		Note 3		Note 3
Product revenue	$146,381	$195,181	$(22,417)	(g)(h)	$319,145
Service revenue	106,210	231,913	(23,308)	(g)(h)	314,815

Total revenue	252,591	427,094	(45,725)		633,960

Cost of product revenue	47,367	106,068	29,717	(g)(i)(k)	183,152
Cost of service revenue	37,613	103,941	(895)	(g)	140,659
Amortization of acquired technology	—	2,855	(2,855)	(j)	—

Total cost of revenue	84,980	212,864	25,967		323,811

Total gross profit	167,611	214,230	(71,692)		310,149

Research and development	72,841	102,162	—		175,003
Sales and marketing	68,539	69,744	17,536	(k)	155,819
General and administration	35,948	36,810	—		72,758
Legal costs for patent litigation	—	11,391	—		11,391
Acquisition-related expense	1,152	14	—		1,166
Restructuring	2,740	7,449	—		10,189
Amortization of acquired intangible assets	—	4,565	(4,565)	(j)	—

Total operating costs and expenses	181,220	232,135	12,971		426,326

Operating loss	(13,609)	(17,905)	(84,663)		(116,177)
Interest income (expense), net	769	(5,197)	2,441	(l)(m)(n)	(1,987)
Other income (expense), net	1,424	(772)	—		652

Loss from operations	(11,416)	(23,874)	(82,222)		(117,512)
Income tax provision	(2,516)	(3,348)	—		(5,864)

Net loss	$(13,932)	$(27,222)	$(82,222)		$(123,376)

Loss per share
Basic	$(0.28)				$(1.22)
Diluted	$(0.28)				$(1.22)
Shares used to calculate loss per share
Basic	49,385				101,066	(o)
Diluted	49,385				101,066	(o)

 UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the six months ended June 30, 2017
(in thousands, except per share amounts)

	Historical
			Pro Forma Adjustments		Pro Forma Combined
	Sonus	GENBAND		Note 3		Note 3
Product revenue	$54,185	$77,347	$(454)	(g)	$131,078
Service revenue	54,916	107,805	(1,403)	(g)(h)	161,318

Total revenue	109,101	185,152	(1,857)		292,396

Cost of product revenue	19,040	45,014	16,252	(g)(i)(k)	80,306
Cost of service revenue	19,911	50,700	(425)	(g)	70,186
Amortization of acquired technology	—	1,025	(1,025)	(j)	—

Total cost of revenue	38,951	96,739	14,802		150,492

Total gross profit	70,150	88,413	(16,659)		141,904

Research and development	40,273	45,257	—		85,530
Sales and marketing	30,396	31,738	8,853	(k)	70,987
General and administration	17,160	19,243	—		36,403
Legal costs for patent litigation	—	1,418	—		1,418
Acquisition-related expense	4,735	4,103	—		8,838
Restructuring	1,071	1,091	—		2,162
Amortization of acquired intangible assets	—	1,798	(1,798)	(j)	—

Total operating costs and expenses	93,635	104,648	7,055		205,338

Operating loss	(23,485)	(16,235)	(23,714)		(63,434)
Interest income (expense), net	512	(2,702)	1,184	(l)(m)(n)	(1,006)
Other income (expense), net	576	(5,980)	—		(5,404)

Loss from operations	(22,397)	(24,917)	(22,530)		(69,844)
Income tax (provision) benefit	(594)	3,180	—		2,586

Net loss	$(22,991)	$(21,737)	$(22,530)		$(67,258)

Loss per share
Basic	$(0.47)				$(0.67)
Diluted	$(0.47)				$(0.67)
Shares used to calculate loss per share
Basic	49,330				101,011	(o)
Diluted	49,330				101,011	(o)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.     Description of Transaction and Basis of Presentation

  Description of Transaction

        On May 23, 2017, Sonus, a publicly traded entity, and GENBAND, GB and GB II, privately held entities, entered into a merger agreement which provides for the strategic business combination of Sonus, GENBAND, GB and GB II under a new holding company, New Solstice. The merger agreement, among other things, contemplates four separate mergers: the Sonus merger, the GENBAND merger, the GB merger and the GB II merger. The mergers will result in Sonus' business and the businesses of GENBAND, GB and GB II being held under New Solstice. Former Sonus stockholders will own approximately 50%, and former GENBAND party stockholders will own approximately 50%, of the shares of New Solstice common stock issued and outstanding immediately following the consummation of the mergers.

        To prepare the unaudited pro forma condensed combined financial statements, Sonus adjusted GENBAND's assets and liabilities to their estimated fair values based on preliminary valuation work. As of the date of this joint proxy statement/prospectus, Sonus has not completed the detailed valuation work necessary to finalize the required estimated fair values of the GENBAND assets to be acquired and liabilities to be assumed and the related allocation of purchase price. The final allocation of the purchase price will be determined after the transaction is completed and after completion of an analysis to determine the estimated net fair value of GENBAND's assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. The unaudited pro forma condensed combined financial statements reflect material presentation adjustments made to GENBAND's consolidated statements of operations and consolidated balance sheet to conform to Sonus' presentation. Upon closing of the mergers, Sonus will review, in detail, GENBAND's accounting policies. As a result of that review, Sonus may identify additional presentation differences or differences between the accounting policies of the two companies, that when conformed, could have a material impact on the combined financial results. Based on information available at this time, Sonus is not aware of any differences that would have a material impact on the post-combination financial statements other than those presented in the pro forma condensed combined financial statements included herein. The unaudited pro forma condensed combined financial statements do not give effect to any cost savings, operating synergies or revenue synergies that may result from the mergers or the costs to achieve any such cost savings, operating synergies and revenue synergies. All material transactions between Sonus and GENBAND during the period presented in the unaudited pro forma condensed combined financial statements have been eliminated.

  Basis of Presentation

        The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the mergers had been completed on June 30, 2017. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and for the six months ended June 30, 2017 assume that the mergers took place as of January 1, 2016, and combines the historical results of Sonus and GENBAND for the same period. Sonus is deemed to be the acquiring company and the mergers will be accounted for as a business combination in accordance with U.S. GAAP. Accordingly, the assets and liabilities of Sonus will be recorded as of the closing date at their respective carrying values and the acquired net assets of GENBAND will be recorded as of the closing date at their fair values, with the excess of the value of consideration transferred over the fair value of net assets acquired being recognized as goodwill. For the purpose of these unaudited pro forma financial statements, management of Sonus has determined a preliminary estimated purchase price for the business combination, and such amount has been calculated as described in Note 2 to these unaudited pro forma condensed combined financial statements. The net assets acquired in connection with the transaction are at their estimated fair values. A final determination of these estimated fair values will be based on the actual net acquired assets of GENBAND as of the closing date.

2.     Preliminary Consideration Transferred and Preliminary Fair Value of Net Assets Acquired

        The unaudited pro forma condensed combined financial statements includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of GENBAND based on management's preliminary estimates of fair value. The final purchase price allocation may differ significantly based on final appraisals, third-party valuations and analyses of the assets acquired and liabilities assumed. Accordingly, the preliminary allocation described below is subject to change.

        The total estimated consideration transferred was determined as follows (in thousands):

Cash consideration:
Repayment of GENBAND long-term debt and accrued interest, related party	$46,443
Payment of GENBAND management fees due to OEP	10,000
Payment of GENBAND estimated transaction fees	9,000
Repayment of GENBAND outstanding balance under line of credit facility	19,040
Less cash acquired	(21,538)

Net cash consideration	62,954
Promissory note to be issued to GENBAND shareholders	22,500
Fair value of Sonus common stock to be issued	350,192

Total estimated purchase consideration	$435,646

        The preliminary allocation of estimated purchase price to the fair value of assets acquired and liabilities assumed is as follows (in thousands):

Current assets, net of cash acquired	$130,563
Property and equipment	24,808
Goodwill	171,772
Intangible assets:
Developed technology	137,400
In-process research and development	6,400
Customer relationships	116,900
Trade names	2,400
Deferred tax assets	9,384
Other assets	3,101

Total assets	602,728

Current liabilities	(122,260)
Deferred revenue, long-term	(6,644)
Deferred tax liability	(22,679)
Other liabilities	(15,499)

Total liabilities	(167,082)

Estimated total merger consideration	$435,646

        A summary of the pro forma purchase accounting adjustments recorded to the historical GENBAND balance sheet at June 30, 2017 and the resulting pro forma opening GENBAND balance sheet at June 30, 2017 is as follows (in thousands):

	Historical balance sheet June 30, 2017	Purchase accounting adjustments to fair value/ purchase consideration	Note 3	Pro forma purchase price allocation June 30, 2017
Assets
Current assets
Cash and equivalents	$21,538	$(21,538)	(a)	$—
Accounts receivable, net	97,216	—		97,216
Inventory	8,008	392	(b)	8,400
Deferred costs	14,776	—		14,776
Other current assets	10,171	—		10,171

Total current assets	151,709	(21,146)		130,563
Property and equipment, net	23,651	1,157	(b)	24,808
Intangible assets, net	17,086	246,014	(b)	263,100
Goodwill	42,005	129,767	(b)	171,772
Deferred income taxes	11,195	(1,811)	(b)	9,384
Other assets	3,101	—		3,101

	$248,747	$353,981		$602,728

Liabilities, convertible preferred stock and stockholders' equity
Current liabilities
Revolving credit facility	$19,000	$(19,000)	(a)	$—
Accounts payable	33,900	—		33,900
Accrued compensation and benefits	14,227	(14,227)	(f)	—
Accrued expenses	32,872	3,472	(a)(f)	36,344
Accrued restructuring	3,957	(3,957)	(f)	—
Current portion of deferred revenue	94,482	(42,466)	(b)	52,016

Total current liabilities	198,438	(76,178)		122,260
Deferred revenue	11,771	(5,127)	(b)	6,644
Deferred income taxes	2,583	20,096	(b)	22,679
Long-term debt, related party	40,000	(40,000)	(a)	—
Other long-term liabilities	21,942	(6,443)	(a)	15,499

	274,734	(107,652)		167,082

Commitments and contingencies
Convertible preferred stock—Class C	597,711	(597,711)	(b)	—
Stockholders' equity (deficit)
Class A stock	17	(17)	(b)	—
Class B stock	1	(1)	(b)	—
Class E stock	6	(6)	(b)	—
Additional paid-in-capital	294,488	(294,488)	(b)	—
Accumulated deficit	(902,916)	902,916	(b)	—
Accumulated other comprehensive income (loss)	(15,294)	15,294	(b)	—

	(623,698)	623,698		—

	$248,747	$(81,665)		$167,082

Purchase consideration, net of cash acquired		$435,646		$435,646

        The number of shares of New Solstice common stock that will be issued to the GENBAND shareholders will be the number of shares of common stock outstanding on the closing date. The estimated fair value of New Solstice common stock to be issued for GENBAND outstanding common stock is computed as follows (in thousands, except per share amount):

Total shares of New Solstice common stock to be issued to GENBAND shareholders	50,679
Price per share of Sonus common stock on August 31, 2017	$6.91

Fair value of New Solstice common stock to be issued to GENBAND shareholders	$350,192

        A 10% increase in the stock price would result in total stock-based purchase consideration of $385.2 million, an increase of $35.0 million. A 10% decrease in the stock price would result in total stock-based purchase consideration of $315.2 million, a decrease of $35.0 million. Any such increase or decrease in the fair value of the stock-based purchase consideration would result in a corresponding increase or decrease to the goodwill recorded in connection with the transaction.

3.     Pro Forma Adjustments

        The unaudited pro forma condensed combined financial statements include pro forma adjustments giving effect to the mergers. The pro forma adjustments reflecting the completion of the mergers are based upon the accounting analysis conclusion that the mergers should be accounted for as a business combination and upon the assumptions set forth below. A reconciliation of the pro forma adjustments affecting each line item in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 where there are multiple adjustments to that item and a description of each adjustment are below.

        Reconciliations of the pro forma balance sheet line items with multiple adjustments at June 30, 2017 are as follows (in thousands):

Cash and equivalents
Payoff of GENBAND debt and accrued interest [see Note 3 Item (a)]	$(46,443)
Payment of GENBAND management fees due to majority shareholder to extent of cash and equivalents balance [see Note 3 Item (a)]	(7,701)

$(54,144)

Marketable securities
Payment of remainder of GENBAND management fees due to majority shareholder for which cash and cash equivalents balance at June 30, 2017 was insufficient [see Note 3 Item (a)]	$(2,299)
Payoff of GENBAND revolving credit facility outstanding balance and accrued interest [see Note 3 Item (a)]	(19,049)
Payment of GENBAND transaction costs [see Note 3 Item (a)]	(9,000)
Record payment of Sonus transaction costs [see Note 3 Item (c)]	(7,143)

$(37,491)

Intangible assets, net
Elimination of GENBAND historical intangible assets [see Note 3 Item (b)]	$(17,086)
Purchase price allocation of consideration to identifiable intangible assets [see Note 3 Item (b)]	263,100

$246,014

Goodwill
Elimination of GENBAND historical intangible assets; offset to goodwill [see Note 3 Item (b)]	$17,086
Elimination of GENBAND historical convertible preferred stock; offset to goodwill [see Note 3 Item (b)]	(597,711)
Elimination of GENBAND historical stockholders deficit; offset to goodwill [see Note 3 Item (b)]	623,698
Purchase price allocation of consideration to goodwill, net of elimination of GENBAND historical balances offset to goodwill [see Note 3 Items (a) and (b)]	86,694

$129,767

Accrued expenses
Purchase price allocation of consideration to accrued expenses for the payment of GENBAND management fees due to majority shareholder [see Note 3 Item (a)]	$(10,000)
Purchase price allocation of consideration to accrued expenses for the payment of interest on GENBAND outstanding revolving credit facility balance [see Note 3 Item (a)]	(49)
Purchase price allocation of consideration to accrued expenses for the payment of GENBAND transaction fees accrued [see Note 3 Item (a)]	(3,486)
Fair value adjustment to accrued expenses [see Note 3 Item (b)]	(1,177)
Record payment of Sonus transaction costs accrued [see Note 3 Item (c)]	(1,878)
Reclassification of GENBAND accrued compensation and benefits to accrued expenses to conform to Sonus' balance sheet presentation [see Note 3 Item (f)]	14,227
Reclassification of GENBAND accrued restructuring to accrued expenses to conform to Sonus' balance sheet presentation [see Note 3 Item (f)]	3,957

$1,594

Deferred income taxes
Fair value adjustment to assumed deferred income taxes [see Note 3 Item (b)]	$20,096
Adjustment to Sonus valuation allowance due to recording of deferred tax liabilities as part of purchase price allocation [see Note 3 Item (e)]	(17,961)

$2,135

Common stock
Purchase price consideration [see Note 3 Item (a)]	$50
Record pre-merger stock-based compensation for Sonus outstanding equity awards accelerated [see Note 3 Item (d)]	1

$51

Additional paid-in capital
Purchase price consideration [see Note 3 Item (a)]	$350,142
Elimination of GENBAND historical additional paid-in capital [see Note 3 Item (b)]	(294,488)
Record pre-merger stock-based compensation for Sonus outstanding equity awards accelerated [see Note 3 Item (d)]	10,278

$65,932

Accumulated deficit
Elimination of GENBAND historical accumulated deficit [see Note 3 Item (b)]	$902,916
Record Sonus transaction costs [see Note 3 Item (c)]	(5,265)
Record pre-merger stock-based compensation for Sonus outstanding equity awards accelerated [see Note 3 Item (d)]	(10,279)
Adjustment to Sonus valuation allowance due to recording of deferred tax liabilities as part of purchase price allocation [see Note 3 Item (e)]	17,961

$905,333

        Reconciliations of the pro forma statement of operations line items with multiple adjustments for the year ended December 31, 2016 and the six months ended June 30, 2017 are as follows (in thousands):

	Year ended December 31, 2016	Six months ended June 30, 2017
Product revenue
Reversal of intercompany revenue recognized by Sonus from sales to GENBAND [see Note 3 Item (g)]	$(2,364)	$(454)
Reduction of GENBAND historical revenue resulting from preliminary fair value adjustments to deferred revenue [see Note 3 Item (h)]	(20,053)	—

	$(22,417)	$(454)

Service revenue
Reversal of intercompany revenue recognized by Sonus from sales to GENBAND [see Note 3 Item (g)]	$(895)	$(425)
Reduction of GENBAND historical revenue resulting from preliminary fair value adjustments to deferred revenue [see Note 3 Item (h)]	(22,413)	(978)

	$(23,308)	$(1,403)

Cost of product revenue
Reversal of intercompany cost of revenue recognized by Sonus from sales to GENBAND [see Note 3 Item (g)]	$(2,364)	$(454)
Reversal of GENBAND historical amortization of capitalized software costs [see Note 3 Item (i)]	(2,342)	(1,745)
Record amortization of identifiable intangible assets arising from merger transaction [see Note 3 Item (k)]	34,423	18,451

	$29,717	$16,252

Interest income (expense), net
Reversal of Sonus historical interest income related to cash consideration for the merger transaction [see Note 3 Item (l)]	$(787)	$(394)
Reversal of GENBAND historical interest expense related to the payoff of its outstanding debt in connection with the merger transaction [see Note 3 Item (m)]	5,197	2,702
Record interest expense related to the note issued by Sonus as consideration for the merger transaction [see Note 3 Item (n)]	(1,969)	(1,124)

	$2,441	$1,184

        The pro forma adjustments to the condensed combined financial statements are as follows:

(a)
To record the estimated purchase consideration, including cash and marketable securities of $54.1 million and $30.3 million, respectively, comprised of $46.4 million to repay the outstanding principal and accrued interest of GENBAND's long-term debt, related party; $10.0 million to repay management fees due from GENBAND to OEP; $9.0 million for GENBAND's transaction fees in connection with the mergers and $19.0 million to repay the current amount outstanding under GENBAND's line of credit facility. Additional purchase consideration includes the issuance of 50.7 million shares of New Solstice common stock valued at an estimated $350.2 million as of August 31, 2017 and the issuance of a $22.5 million promissory note as estimated consideration paid to GENBAND shareholders in connection with the mergers.

(b)
To record the preliminary purchase price allocation. See Note 2, "Preliminary Consideration Transferred and Preliminary Fair Value of Net Assets Acquired."

(c)
To record a reduction of $7.1 million to marketable securities, representing Sonus' estimated remaining transaction costs in connection with the mergers that would be paid as of the closing date of the mergers, as it is assumed that the expense for these costs would be accrued in Sonus' historical financial results prior to that date and paid on the closing date. At June 30, 2017, $2.8 million of transaction costs had been paid and $1.9 million was accrued, with an additional estimated $5.3 million of costs to be expensed and paid, which amount is offset with an equal adjustment to accumulated deficit. These costs are considered to be non-recurring and, as such, are not included in the unaudited pro forma condensed combined statement of operations.

(d)
To record $10.3 million of pre-combination stock-based compensation expense for unrecognized expense as of June 30, 2017 related to certain outstanding unvested stock options, restricted stock awards, restricted stock units and performance-based stock units which are being accelerated in connection with the mergers. These costs are considered to be non-recurring and, as such, are not included in the unaudited pro forma condensed combined statement of operations.

(e)
To record an adjustment to Sonus' deferred tax asset valuation allowance. The mergers will result in the recognition of net deferred tax liabilities aggregating $18.0 million, which relate primarily to amortizable intangible assets recorded in the purchase price allocation. As these deferred tax liabilities will be used to offset future taxable income of the consolidated entity, the existing Sonus valuation allowance will be reduced to the extent of the deferred tax liabilities. This adjustment to the valuation allowance is considered to be non-recurring and, as such, is not included in the Unaudited Pro Forma Condensed Combined Statement of Operations.

(f)
To reclassify GENBAND's historical accrued compensation and benefits and accrued restructuring to accrued expenses to conform to Sonus' balance sheet presentation.

(g)
To eliminate revenue and cost of revenue amounts recognized by Sonus from sales to GENBAND of $3.3 million (comprised of $2.4 million of product revenue and cost of product revenue and $0.9 million of service revenue and cost of service revenue) for the year ended December 31, 2016 and $0.9 million (comprised of $0.5 million of product revenue and cost of product revenue and $0.4 million of service revenue and cost of service revenue) for the six months ended June 30, 2017. These amounts represent sales to GENBAND, which recognized the revenue and costs related to the products and services sold to a third party, and which are included in GENBAND's financial results for the respective periods.

(h)
To reduce GENBAND's historical revenue as a result of preliminary fair value adjustments to deferred revenue (both current and noncurrent). The $42.5 million preliminary decrease in the fair value of the current portion of GENBAND's deferred revenue is comprised of a $20.1 million reduction to deferred product revenue and a $22.4 million reduction to deferred service revenue which is expected to be recognized as an adjustment to revenue within one year following the mergers. The $5.1 million preliminary decrease in the fair value of the long-term portion of GENBAND's deferred service revenue is expected to be recognized as an adjustment to revenue over a three-year period beginning one year from the completion of the mergers, resulting in a $1.0 million pro forma reduction to service revenue in the six months ended June 30, 2017.

(i)
To reverse previously recognized amortization of GENBAND's capitalized software development costs of $2.3 million and $1.7 million for the year ended December 31, 2016 and the six months ended June 30, 2017, respectively. The amortization expense reversed through this adjustment relates to capitalized software that was valued at $0 during the preliminary purchase price allocation.

(j)
To eliminate historical amortization of acquired technology (reported as a separate line item within cost of revenue) and amortization of acquired intangible assets (reported as a separate line item within operating expenses) previously recognized by GENBAND. For the year ended December 31, 2016, GENBAND recognized expense of $2.8 million for the amortization of acquired technology and $4.6 million for the amortization of acquired intangible assets. For the six months ended June 30, 2017, GENBAND recognized expense of $1.0 million for the amortization of acquired technology and $1.8 million for the amortization of acquired intangible assets. The assets to which these expenses relate were re-valued as part of the assessment of assets acquired. The pro forma amortization expense adjustments include the amounts applicable to the re-valued acquired technology [see Note(k)].

(k)
To record the amortization expense for the preliminary estimate of identifiable intangible assets arising from the mergers. The expense recorded in the respective pro forma statements of operations is as follows (in thousands):

	Useful life (years)	Statement of operations classification	Year ended December 31, 2016	Six months ended June 30, 2017
Developed technology	7	Cost of product revenue	$34,423	$18,451
In-process research and development	7	N/A*	—	—
Customer relationships	7	Sales and marketing	16,700	8,350
Trade names	3 - 4	Sales and marketing	836	503

Total amortization expense			$51,959	$27,304

*
No pro forma amortization expense has been recorded in connection with the in-process research and development intangible assets because the related products are not yet generally available. Once the related products become generally available, these intangible assets will be amortized in relation to the expected cash flows from the individual intangible assets over their respective useful lives.

        Amortization expense is recognized based on the pattern over which we expect to receive the economic benefit from these assets. Pro forma future amortization expense for the next five fiscal years is as follows (in thousands):

	Cost of product revenue	Sales and marketing	Total
2017	$36,903	$17,705	$54,608
2018	27,620	17,184	44,804
2019	19,388	16,775	36,163
2020	12,678	16,700	29,378
2021	7,152	16,700	23,852

Total	$103,741	$85,064	$188,805

(l)
To eliminate $9.8 million and $0.4 million of interest income reported by Sonus for the year ended December 31, 2016 and the six months ended June 30, 2017, respectively. Had the mergers been completed as of January 1, 2016, it is expected that Sonus' interest income would have been lower as a result of the net cash consideration paid of $63.0 million, assuming an average annual rate of return of 1.25%.

(m)
To eliminate $5.2 million and $2.7 million of interest expense for the year ended December 31, 2016 and the six months ended June 30, 2017, respectively, associated with the repayment of the principal and accrued interest in connection with GENBAND's outstanding debt as a condition of consummating the mergers. Of the $5.2 million of interest expense reversed in the year ended December 31, 2016, $3.8 million related to the long-term debt, related party, $0.8 million related to the line of credit facility and $0.6 million related to a previous line of credit facility that was paid off during 2016. Of the $2.7 million of interest expense reversed in the six months ended June 30, 2017, $2.2 million related to the long-term debt, related party and $0.5 million related to the line of credit facility. At December 31, 2016, the principal balance of the long-term debt, related party was $40.0 million, with an interest rate of 10.5%, the outstanding principal balance on the line of credit facility was $17.0 million, with an interest rate of 4.4%. The previous line of credit facility had an interest rate of 5.25%, and there was no outstanding balance at December 31, 2016. At June 30, 2017, the principal balance of the long-term debt, related party was $40.0 million, with an interest rate of 10.0% and the outstanding principal balance on the line of credit facility was $19.0 million, with an interest rate of 4.47%.

(n)
To record interest expense associated with the issuance of a $22.5 million promissory note as partial consideration for the acquisition of GENBAND. The promissory note bears interest at an annual rate of 7.5% for the first six months and 10% thereafter. Interest expense of $2.0 million and $1.1 million was recognized for the year ended December 31, 2016 and the six months ended June 30, 2017, respectively.

(o)
The pro forma combined basic and diluted net loss per share amounts have been adjusted to reflect the pro forma combined net losses for the year ended December 31, 2016 and the six months ended June 30, 2017. In addition, the numbers of shares used in calculating the pro forma combined basic and diluted net losses per share have been adjusted to reflect the estimated total number of shares of New Solstice common stock that would be outstanding as of the closing of the mergers. The following table sets forth the calculation of the pro forma weighted average number of shares of New Solstice common stock outstanding—basic and diluted (in thousands):

		Pro Forma Weighted Average Shares
	All Shares Issued/Issuable upon Merger	Year ended December 31, 2016	Six months ended June 30, 2017
Shares of Sonus common stock, issued and outstanding	49,677	49,385	49,330
Merger:
Shares issuable upon acceleration of vesting and exercise of stock options	1,002	1,002	1,002
Shares issuable to GENBAND equity holders	50,679	50,679	50,679

Weighted average common shares outstanding—basic and diluted	101,358	101,066	101,011

GENBAND EXECUTIVE AND DIRECTOR COMPENSATION

GENBAND Party Executive Compensation

        This section discusses the material components of the executive compensation program offered to the executive officers of the GENBAND parties who would have been "named executive officers" for 2016 and who may continue to serve as executive officers of New Solstice following completion of the transactions. Such executive officers of the GENBAND parties consist of the following persons (who we refer to as the GENBAND Party Executive Officers):

  •
  David Walsh, President and Chief Executive Officer of each GENBAND party

  •
  Daryl E. Raiford, Executive Vice President and Chief Financial Officer of each GENBAND party

  •
  Patrick Joggerst, Executive Vice President of Global Sales and Marketing of GENBAND

        This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that GENBAND parties and their affiliates, including New Solstice, adopt following the closing of the mergers may differ materially from the currently planned programs summarized in this discussion. Further, notwithstanding the inclusion of disclosure regarding the GENBAND Party Executive Officers in this joint proxy statement/prospectus, New Solstice may determine in the future not to continue to employ the GENBAND Party Executive Officers as executive officers of New Solstice or otherwise.

        All executive compensation described herein was paid by GENBAND. No GENBAND Party Executive Officer received any compensation from GB or GB II in connection with his or her services as an executive officer of the GENBAND parties. Each of the GENBAND parties is an "emerging growth company," within the meaning of the Jumpstart Our Business Startups Act, as amended (which we refer to as the Jobs Act), and has elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act.

2016 Summary Compensation Table

        The following table presents summary information concerning all compensation earned by each GENBAND Party Executive Officer for services rendered to the GENBAND parties during the fiscal year ended December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David Walsh Chief Executive Officer	2016	850,000	—	—	192,000	51,043	1,093,043
Daryl E. Raiford Chief Financial Officer	2016	427,885	—	—	180,000	32,492	640,377
Patrick Joggerst Executive Vice President of Global Sales and Marketing	2016	289,423	—	13,177	139,200	53,972	495,772

(1)
The awards reported in this column reflects the GENBAND Class E Shares granted in 2016. The GENBAND Class E Shares are intended to be "profits interests." GENBAND believes that, despite the fact that the GENBAND Class E Shares do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as "options" under the definition provided in Item 402(a)(6)(i) of Regulation S-K under the Securities Act as an instrument with an "option-like feature."

(2)
Amounts reflect the grant date fair value of the GENBAND Class E Shares computed in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the applicable GENBAND Party Executive Officer. The assumptions used in the valuation of such GENBAND Class E Shares are as follows: (i) a dividend yield of 0%; (ii) volatility of 40%; (iii) a risk-free rate of 0.50%; and (iv) the period to liquidity event of 1.75 years. See Note 13 to the audited consolidated financial statements of GENBAND appearing elsewhere in this joint proxy statement/prospectus for additional information.

Narrative to the Summary Compensation Table

        The primary elements of compensation for the GENBAND Party Executive Officers in 2016 were base salary, annual cash bonuses under the 2016 Short-Term Incentive Plan (which we refer to as the 2016 STIP), equity awards in the form of GENBAND Class E Shares and certain executive perquisites and benefits. The GENBAND Party Executive Officers also participate in employee benefit plans and programs that GENBAND offers to its other full-time employees.

Base Salary

        The GENBAND Party Executive Officers receive a base salary to compensate them for the performance of services rendered to GENBAND each year. The base salary payable to each GENBAND Party Executive Officer is intended to provide a fixed component of compensation reflecting his or her skill set, experience, role and responsibilities. Base salaries for the GENBAND Party Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

        The base salaries for Mr. Walsh and Mr. Raiford were originally established in their employment agreements, but have been reviewed and adjusted thereafter. In 2016, Mr. Walsh and Mr. Joggerst received an annual base salary of $849,730 and $289,423, respectively. In 2016, Mr. Raiford's annual base salary was initially $425,000, but was increased to $500,000, effective December 12, 2016.

2016 Short-Term Incentive Plan

        In 2016, each GENBAND Party Executive Officer participated in the 2016 STIP, an annual cash bonus plan based on GENBAND's performance. The bonuses for each GENBAND Party Executive Officer under the 2016 STIP were generally based equally on four company performance metrics: (1) customer bookings (generally calculated based on executed, binding customer contracts), (2) revenue, (3) EBITDA and (4) customer service. Payout in respect of each performance metric was based on attainment of threshold, mid or target performance, with payout at 25%, 65% and 100% of such metric's portion of target bonus opportunity, respectively. Based on achievement as compared to the applicable performance metrics, the compensation committee of GENBAND approved payout under the 2016 STIP at 48% of target. The compensation committee of GENBAND did not exercise any discretion to adjust the payouts to the GENBAND Party Executive Officers under the 2016 STIP and such payouts are set forth below:

Name	2016 STIP Bonus Amount	Percentage of Target Bonus Opportunity for GENBAND Party Executive Officer
David Walsh	$192,000	48%
Daryl E. Raiford	$180,000	48%
Patrick Joggerst	$139,200	48%

Equity Compensation

        Mr. Joggerst received an equity grant from GENBAND, consisting of 18,823,679 GENBAND Class E Shares, on February 24, 2016. Twenty five percent (25%) of the GENBAND Class E Shares vested and was no longer subject to certain automatic repurchase rights as of April 1, 2016. The remaining seventy five percent (75%) vested and was no longer subject to certain automatic repurchase rights (or will vest and no longer be subject to such repurchase rights) ratably over 36 months commencing on May 31, 2016. For additional information with respect to this equity grant, please see the section entitled "The Mergers—Interests of Directors and Executive Officers in the Transactions—Interests of Directors and Executive Officers of the GENBAND Parties in the Transactions."

Additional Perquisites and Benefits

        In addition to base salary, annual bonus under the 2016 STIP, GENBAND Class E Share awards and participation in employee benefit plans and programs that GENBAND offers to its other full-time employees, GENBAND also provides certain GENBAND Party Executive Officers with certain additional perquisites and benefits and tax gross-up payments to the extent such perquisites or benefits are taxable. In particular, in 2016, we provided the GENBAND Party Executive Officers with the following payments in respect of the perquisites described below:

	Additional Perquisites and Benefits
Name	Housing allowance	Executive physical	Excess liability insurance	Tax and financial planning assistance	Company- sponsored sales performance trip	Total
David Walsh	—	—	$1,874	$650	$48,519	$51,043
Daryl E. Raiford	$20,672	$4,350	$1,308	$6,162		$32,492
Patrick Joggerst	—	—	$1,481	—	$52,491	$53,972

Employment and Severance Agreements

        David A. Walsh is party to an employment agreement with GENBAND and certain of its subsidiaries. Pursuant to such agreement, Mr. Walsh's employment term currently expires on July 1, 2018, subject to automatic renewal absent timely notice of non-renewal by either party. Mr. Walsh's employment agreement provides for severance benefits in the event of termination by GENBAND without "cause" or termination by the executive for "good reason" (each as described below). In such situations, subject to his execution of a release of claims, Mr. Walsh would be eligible to receive: (i) an amount equal to the sum of annual base salary in respect of the year of termination and $400,000, payable in 12 monthly installments, and (ii) payment of COBRA premiums for up to 12 months from the date of termination. Pursuant to his employment agreement, Mr. Walsh is also subject to restrictive covenants for 12 months following any termination of employment.

        Daryl E. Raiford is party to an employment agreement with GENBAND and certain of its subsidiaries. Pursuant to such agreement, Mr. Raiford's employment term currently expires on March 25, 2018, subject to automatic renewal absent timely notice of non-renewal by either party. Mr. Raiford's employment agreement provides for severance benefits in the event of termination by GENBAND without "cause" or termination by the executive for "good reason" (each as described below). In such situations, subject to his execution of a release of claims, Mr. Raiford would be eligible to receive: (i) an amount equal to the sum of annual base salary and the annual target bonus in respect of the year of termination (or, if such termination occurs within 12 months following the closing of the mergers, 200% of such sum), payable in 12 monthly installments, (ii) a pro rata annual bonus in respect of the year of termination, payable when such bonuses are paid to active employees, and (iii) payment of COBRA premiums for up to 12 months from the date of termination. Pursuant to his employment agreement, Mr. Raiford is also subject to restrictive covenants for 12 months following any termination of employment.

        Patrick Joggerst is party to a severance agreement with GENBAND and certain of its subsidiaries. Pursuant to such agreement, Mr. Joggerst is entitled to severance benefits in the event of termination without "cause" or for "good reason" (each as described below) within six months of the closing of the mergers. In such situations, subject to his execution of a release of claims, Mr. Joggerst would be eligible to receive: (i) an amount equal to fifty percent (50%) of annual base salary in respect of the year of termination, payable over six months in accordance with the company's normal payroll practices, and (ii) payment of COBRA premiums for up to six months from the date of termination. Pursuant to his severance agreement, Mr. Joggerst is also subject to restrictive covenants for six months following any termination of employment.

        For purposes of Mr. Walsh's employment agreement, subject to any applicable cure periods, (1) "cause" generally means (a) theft, fraud or embezzlement, (b) intentional or negligent misconduct which materially and adversely affects the company, (c) unauthorized disclosure of proprietary information of a material and confidential nature, which has a material adverse effect, (d) material violation of any company policy, agreement or procedure, (e) excessive absenteeism, (f) material neglect of duty, (g) insubordination or failure to perform or carry out any directive of the GENBAND board, (h) alcohol or substance abuse, (i) conviction of a felony or pleading "no contest" to a felony charge, or (j) failing to cooperate with the company and/or its advisors in any legal or investigative proceeding; and (2) "good reason" generally means (a) a material diminution in the nature or scope of Mr. Raiford's authorities, powers, functions, responsibilities or duties, (b) a material reduction in base salary, except generally applicable reductions for all executive officers, (c) termination, elimination or denial of any right to material employee benefits or a material reduction in the scope or value thereof, except generally applicable reductions for all executive officers, or (d) material breach of the employment agreement.

        For purposes of Mr. Raiford's employment agreement, "cause" and "good reason" are defined as in Mr. Walsh's employment agreement, except that "cause" also includes the failure to perform duties to the satisfaction of the GENBAND board.

        For purposes of Mr. Joggerst's severance agreement, subject to any applicable cure periods, (1) "cause" generally means (a) bribery, (b) theft, fraud or embezzlement, (c) intentional or negligent misconduct which materially and adversely affects the company, (d) unauthorized disclosure of proprietary information of a material and confidential nature, which has a material adverse effect, (e) material violation of any company policy, agreement or procedure, (f) excessive absenteeism, (g) material neglect of duty, (h) failure to perform duties to the satisfaction of the board, (i) insubordination or failure to carry out any directive of the board, (j) alcohol or substance abuse, (k) conviction or pleading "no contest" to a felony charge, or (l) failing to cooperate with the company and/or its advisors in any legal or investigative proceeding; and (2) "good reason" generally means (a) a material reduction in base salary, except generally applicable reductions for all executive officers, (b) termination, elimination or denial of any right to material employee benefits or a material reduction in the scope or value thereof, except generally applicable reductions for all executive officers, (c) the imposition of any requirement to relocate his principal residence outside the United States or to any area within the United States that is more than 30 miles from any metropolitan area in which the company conducts business, or (d) material breach of the severance agreement.

Retention Agreements

        Mr. Walsh, Mr. Raiford and Mr. Joggerst did not receive any retention or similar, non-performance-based bonus in the fiscal year ended December 31, 2016. However, pursuant to his retention bonus agreement dated May 10, 2017, Mr. Walsh will be eligible to receive a retention bonus of $2,550,000 to be paid in two equal installments, with the first installment payable shortly after closing of the mergers and the second installment payable on the six month anniversary of closing of the mergers (or, if earlier, the date of termination of employment without cause or for good reason, each as defined below). Pursuant to his retention letter dated December 12, 2016, Daryl E. Raiford received a retention bonus of $1,060,000 on March 2, 2017. Mr. Raiford will not be entitled to any further retention bonus payment in connection with the consummation of the mergers. However, he will be eligible to receive an additional bonus of $1,060,000 in the event of a subsequent significant transaction occurring after the consummation of the mergers. Pursuant to his retention bonus agreement dated January 19, 2017, Mr. Joggerst will be eligible to receive a retention bonus of $435,000 to be paid in two equal installments, with the first installment payable shortly after closing of the mergers and with the second installment payable on the six month anniversary of closing of the mergers (or, if earlier, the date of termination of employment without cause or for good reason, each as defined below). Payment of each future retention bonus to GENBAND Party Executive Officers is subject to the applicable GENBAND Party Executive Officer's continued employment through the applicable triggering event (or, in the case of Messrs. Walsh and Joggerst, any earlier termination without cause or for good reason). For additional information with respect to retention agreements please see the section entitled "The Mergers—Interests of Directors and Executive Officers in the Transactions—Interests of Directors and Executive Officers of the GENBAND Parties in the Transactions."

        For purposes of Messrs. Walsh and Joggerst's retention bonus agreements, subject to any applicable cure periods, (1) "cause" generally means (a) failure to reasonably perform duties following written demand of such performance by the company, (b) misconduct that is materially injurious to the company, (c) material breach of the terms of employment or duty not to engage in unapproved self-dealing transactions, (d) failure to follow any lawful directive of the company, (e) admission to, conviction of, or pleading "no contest" to any felony charge or crime involving moral turpitude, fraud, embezzlement or theft, (f) substance or alcohol abuse, (g) fraud, embezzlement or theft in connection with service to the company, or (h) material breach of any provision of an employment or similar agreement; and (2) "good reason" generally means (a) a material diminution in the nature or scope of the executive's authorities, powers, functions, responsibilities or duties, (b) a material reduction in base salary, except generally applicable reductions for all executive officers, (c) termination, elimination or denial of any right to material employee benefits or a material reduction in the scope or value thereof, except generally applicable reductions for all executive officers, or (d) material breach of the employment agreement.

Outstanding Equity Awards at 2016 Fiscal Year End

        The following table lists all of the outstanding equity awards held by the GENBAND Party Executive Officers as of December 31, 2016.

	Option Awards(1)
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
David Walsh	188,236,789	(3)	—		n/a	n/a
Daryl E. Raiford	13,183,871	(2)			n/a	n/a
	64,000,508	(3)	—		n/a	n/a
Patrick Joggerst	7,843,200	(3)	10,980,479	(4)	n/a	n/a

(1)
The awards reported in these columns reflect the GENBAND Class B and E Shares granted to David Walsh, Daryl E. Raiford and Patrick Joggerst. The GENBAND Class B and E Shares are intended to be "profits interests." GENBAND believes that, despite the fact that the GENBAND

  Class B and E Shares do not require the payment of an exercise price, they are most similar economically to stock options, and as such, they are properly classified as "options" under the definition provided in Item 402(a)(6)(i) of Regulation S-K under the Securities Act as an instrument with an "option-like feature."

(2)
Represents the number vested GENBAND Class B Shares held by such GENBAND Party Executive Officer.

(3)
Represents the number vested GENBAND Class E Shares held by such GENBAND Party Executive Officer.

(4)
Represents the following number of remaining unvested GENBAND Class E Shares held by such GENBAND Party Executive Officer. Each unvested GENBAND Class E Shares shall vest in equal monthly installments through April 30, 2019, subject to accelerated vesting upon the closing of the mergers.

GENBAND Party Director Compensation

        This section discusses the material components of the director compensation program offered to the directors of the GENBAND parties (other than David Walsh and the directors affiliated with OEP) who may continue to serve as directors of New Solstice following completion of the transactions. Such directors of the GENBAND parties consist of the following persons (who we refer to as the GENBAND Party Directors):

  •
  Jon Bayless, director of GENBAND and GB

  •
  Steven Levy, director of GENBAND and GB

  •
  Mark Lancaster, director of GENBAND and GB

  •
  Ray Rothrock, director of GENBAND and GB

  •
  Alex Russo, director of GENBAND and GB

        David Walsh and the directors affiliated with OEP did not receive any compensation as directors of GENBAND and GB in 2016. Further, the sole director of GB II is Daryl E. Raiford and Mr. Raiford did not receive any compensation as a director of GB II in 2016.

        Notwithstanding the inclusion of disclosure regarding the GENBAND Party Directors in this joint proxy statement/prospectus New Solstice may determine in the future not to continue to engage the GENBAND Party Directors as directors of New Solstice or otherwise.

Director Compensation Table

        The following table presents summary information concerning all compensation earned by each GENBAND Party Director for services rendered to the GENBAND parties during the fiscal year ended December 31, 2016:

Name	Year	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Jon Bayless	2016	36,750	—		36,750
Steven Levy	2016	58,878	—		58,878
Mark Lancaster	2016	36,750	—		36,750
Ray Rothrock	2016	32,376	—		32,376
Alex Russo	2016	28,000	502,720	(1)	530,720

(1)
Reflects consulting fees of $400,000 and annual bonus of $102,720 earned by Mr. Russo in 2016 for non-director services to GENBAND and its affiliates.

Narrative to Director Compensation Table

Director Fees

        Each independent director of GENBAND is entitled to compensation in connection with his or her services to GENBAND, and such compensation for 2016 included the following:

  •
  $28,000 annual fee for all independent directors;

  •
  An additional $26,502 fee for the lead independent director which represents a prorated portion of the $90,000 annual fee for such position (Steven Levy);

  •
  An additional $8,750 annual fee for the chairmen of the compensation committee (Jon Bayless) and audit committee (Mark Lancaster); and

  •
  An additional $4,376 annual fee for all other independent members of the compensation and audit committees (Steven Levy and Ray Rothrock).

        The GENBAND director compensation for 2016 was reduced on a discretionary basis by the GENBAND board and annual fees (other than the annual fee for the lead independent director) are expected to be 12.5% higher in 2017. No directors of GB or GB II are entitled to any additional compensation from GB or GB II in connection with his or her services as a member of the board of such entities.

Consulting Fees for Non-Director Services

        Alex Russo is party to a consulting agreement with GENBAND US LLC, a subsidiary of GENBAND, which provides for a monthly consulting fee of $33,333 or approximately $400,000 per annum. In addition, Mr. Russo is also eligible for a discretionary annual bonus with a target bonus opportunity equal to 50% of his annualized consulting fees. Mr. Russo's consulting term under his agreement will continue until terminated either by mutual agreement of the parties, by GENBAND US LLC upon fifteen days' written notice, or by either party in the event of a breach of the agreement. In the event of termination of the consulting term by GENBAND US LLC (other than due to breach of the agreement), Mr. Russo would continue to receive his consulting fees for six months following termination. The aggregate value of fifteen days' notice and the severance potentially payable to Mr. Russo under his consulting agreement is approximately $216,667.

Compensation Committee Interlocks and Insider Participation

        During 2016, the members of the compensation committee of GENBAND were Mr. Bayless (chairman), Mr. Walsh, Mr. Rothrock, Mr. Smith and Mr. Koven. During 2016, the members of the compensation committee of GB were Mr. Bayless (chairman), Mr. Walsh, Mr. Rothrock, Mr. Smith and Mr. Koven. Mr. Walsh is party to an employment agreement and a retention bonus agreement with GENBAND, as well as an arrangement with the OEP Stockholders pursuant to which, following the consummation of the mergers, he will be eligible to receive a payment equal to two and one-half percent (2.5%) of any cash proceeds received by such stockholders for their shares of New Solstice common stock to the extent such cash proceeds exceed the greater of $600 million and the fair equity value of GENBAND, as of the consummation of the GENBAND merger. Apart from these transactions, no member of the GENBAND or GB Compensation Committees has any relationship that would be required to be reported under Item 404 of Regulation S-K under the Securities Act. No member of the GENBAND or GB Compensation Committees serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our board of directors or compensation committee. Thus, no interlocking relationship exists between any member of the GENBAND or GB boards or Compensation Committees and any member of the board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

CERTAIN BENEFICIAL OWNERS OF SONUS COMMON STOCK

        The following table sets forth information regarding beneficial ownership of Sonus common stock as of August 31, 2017 by:

  •
  each person who beneficially owns, to the best of Sonus' knowledge, more than 5% of the outstanding shares of Sonus common stock;

  •
  each of Sonus' Chief Executive Officer, Sonus' Interim Chief Financial Officer, Sonus' other three most highly compensated executive officers serving as executive officers at December 31, 2016, Sonus' former Chief Financial Officer, and one individual for whom disclosure would have been provided as one of Sonus' three most highly compensated executive officers but for the fact that he was not serving as an executive officer at December 31, 2016;

  •
  each of Sonus' directors; and

  •
  all of Sonus' current executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of Sonus common stock that the person has the right to acquire within 60 days of August 31, 2017, through the exercise of any stock option or other equity right, are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated below, to Sonus' knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Sonus common stock, except to the extent authority is shared by spouses under applicable law. The percentage of Sonus common stock outstanding as of August 31, 2017 is based upon 51,902,131 shares of Sonus common stock outstanding (which includes 2,062,419 unvested shares underlying restricted stock grants that are not considered outstanding for accounting purposes) on that date plus shares subject to options to the extent noted below.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers:
Raymond P. Dolan(1)	2,151,125	4.14%
Susan Villare(2)	145,548	*
Kevin Riley(3)	308,299	*
Jeffrey Snider(4)	442,794	*
Michael Swade(5)	254,192	*
Mark Greenquist(6)	187,380	*
Anthony Scarfo(7)	501,034	*
Non-Employee Directors:
Matthew W. Bross(8)	89,369	*
Beatriz V. Infante(9)	110,220	*
Howard E. Janzen(10)	118,238	*
Richard J. Lynch(11)	89,369	*
Pamela D.A. Reeve(12)	87,698	*
John A. Schofield(13)	93,919	*
Scott E. Schubert(14)	105,327	*
All current executive officers and directors as a group (12 persons)(15)	3,996,098	7.70%
5% Owners:
First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation—120 East Liberty Drive, Suite 400, Wheaton, IL 60187(16)	2,925,010	5.64%
The Vanguard Group, Inc.—100 Vanguard Blvd., Malvern, PA 19355(17)	3,577,981	6.89%
BlackRock, Inc.—55 East 52nd Street, New York, NY 10055(18)	3,127,866	6.03%

*
Less than 1% of the outstanding shares of common stock

(1)
Includes 856,297 shares subject to outstanding options that are exercisable as of October 30, 2017 and 358,331 shares of restricted stock subject to vesting.

(2)
Includes 30,079 shares subject to outstanding options that are exercisable as of October 30, 2017 and 98,331 shares of restricted stock subject to vesting.

(3)
Includes 75,675 shares subject to outstanding options that are exercisable as of October 30, 2017 and 164,997 shares of restricted stock subject to vesting.

(4)
Includes 183,916 shares subject to outstanding options that are exercisable as of October 30, 2017 and 131,664 shares of restricted stock subject to vesting.

(5)
Includes 25,625 shares subject to outstanding options that are exercisable as of October 30, 2017 and 162,498 shares of restricted stock subject to vesting.

(6)
Mr. Greenquist stepped down as Sonus' Chief Financial Officer, effective June 15, 2016. This number includes no shares subject to outstanding options as of October 30, 2017, and no shares of restricted stock subject to vesting.

(7)
Mr. Scarfo stepped down as Sonus' Executive Vice President of Services, Product Management and Corporate Development, effective July 27, 2016, and remained with Sonus in an advisory role to assist in the transition of his duties until October 3, 2016. This number includes 320,000 shares subject to outstanding options that are exercisable as of October 30, 2017, and no shares of restricted stock subject to vesting.

(8)
Includes 13,496 shares subject to outstanding options that are exercisable as of October 30, 2017 and 19,816 shares of restricted stock subject to vesting.

(9)
Includes 30,826 shares subject to outstanding options that are exercisable as of October 30, 2017 and 19,816 shares of restricted stock subject to vesting.

(10)
Includes 28,826 shares subject to outstanding options that are exercisable as of October 30, 2017 and 19,816 shares of restricted stock subject to vesting.

(11)
Includes 13,496 shares subject to outstanding options that are exercisable as of October 30, 2017 and 19,816 shares of restricted stock subject to vesting.

(12)
Includes 11,645 shares subject to outstanding options that are exercisable as of October 30, 2017 and 19,816 shares of restricted stock subject to vesting.

(13)
Includes 20,826 shares subject to outstanding options that are exercisable as of October 30, 2017 and 19,816 shares of restricted stock subject to vesting.

(14)
Includes 30,826 shares subject to outstanding options that are exercisable as of October 30, 2017 and 19,816 shares of restricted stock subject to vesting.

(15)
Includes 1,321,533 shares subject to outstanding options that are exercisable as of October 30, 2017, and 1,054,533 shares of restricted stock subject to vesting owned by Sonus' current directors and executive officers. Each of Sonus' current directors and executive officers may be reached at 4 Technology Drive, Westford, Massachusetts 01886.

(16)
According to a Schedule 13G/A No. 1 jointly filed with the SEC on January 25, 2017, reporting the beneficial ownership of 2,925,010 shares of Sonus common stock, each of First Trust Portfolios L.P., First Trust Advisors L.P. and The Charger Corporation reported shared voting and dispositive powers with respect to all 2,925,010 shares, and sole voting and dispositive powers with respect to none of the shares. The Charger Corporation is the General Partner of both First Trust Portfolios L.P. and First Trust Advisors L.P.

(17)
According to a Schedule 13G/A No. 3 filed with the SEC on February 13, 2017, reporting the beneficial ownership of 3,577,981 shares of Sonus common stock, The Vanguard Group, Inc. reported that it had sole dispositive power with respect to 3,513,236 shares of common stock, shared dispositive power over 64,745 shares of common stock, sole voting power with respect to 62,635 shares, and shared voting power with respect to none of the shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 60,240 shares mentioned above as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 6,900 shares mentioned above as a result of its serving as investment manager of Australian investment offerings.

(18)
According to a Schedule 13G/A No. 2 filed with the SEC on January 27, 2017, reporting the beneficial ownership of 3,127,866 shares of Sonus common stock, BlackRock, Inc. reported that it had sole voting power with respect to 3,016,043 shares, sole dispositive power with respect to 3,127,866 shares, and shared voting and dispositive powers with respect to none of the shares.

CERTAIN BENEFICIAL OWNERS OF GENBAND, GB AND GB II

Certain Beneficial Owners of GENBAND

        The following table sets forth information as of August 31, 2017 with respect to the ownership of GENBAND shares by:

  •
  each person known to own beneficially more than 5% of GENBAND shares;

  •
  each of the directors of GENBAND;

  •
  each of GENBAND's named executive officers; and

  •
  all of GENBAND's executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of the rules and regulations issued by the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these SEC rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of August 31, 2017, 1,693,357,175 GENBAND Class A Shares were issued and outstanding, 70,318,681 GENBAND Class B Shares were issued and outstanding, 4,872,903,160 GENBAND Class C Shares were issued and outstanding and 690,656,456 GENBAND Class E Shares were issued and outstanding. As of August 31, 2017, 64,153,664 GENBAND Class B Shares and 10,337,348 GENBAND Class E Shares were unallocated and held in reserve for future issuance to GENBAND management.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to GENBAND's knowledge, sole voting and investment power with respect to the indicated

GENBAND shares. Unless otherwise indicated, the address for each individual listed below is c/o GENBAND Holdings Company, 3605 E. Plano Parkway, Plano, Texas 75074.

	Number of Shares Beneficially Owned
					Percentage of Class
	Class A (Voting)		Class C (Voting)
Name and Address of Beneficial Owner		Class B		Class E	Class A	Class B	Class C	Class E
5% and Greater Stockholders
Entities affiliated with One Equity Partners(1)	1,171,539,717	—	4,838,087,106	—	69.2%	—	99.3%	—
Genband Inc.(2)	449,728,111	—	—	—	26.6%	—	—	—
Directors and Executive Officers
Jon Bayless	14,185	—	—	3,764,736	*	—	—	*
Dick Cashin(3)	—	—	—	—	—	—	—	—
Joseph Huffsmith(3)	—	—	—	—	—	—	—	—
Patrick Joggerst	6,849	—	—	18,823,679	*	—	—	2.7%
Jamie Koven(3)	—	—	—	—	—	—	—	—
Mark Lancaster	6,849	365,632	—	3,764,736	*	*	—	*
Steven D. Levy	6,849	351,569	—	3,764,736	*	*	—	*
Daryl Raiford	6,849	13,183,871	—	64,000,508	*	18.7%	—	9.3%
Ray Rothrock	14,185	—	—	3,764,736	*	—	—	*
Alex Russo	6,849	395,516	—	37,647,358	*	*	—	5.5%
Rick Smith(4)	—	—	—	—	—	—	—	—
David Walsh	14,185	—	—	188,236,789	*	—	—	27.3%
All Directors and Executive Officers as a Group	97,834	15,702,867	—	368,944,106	*	22.3%		53.4%

*
Indicates beneficial ownership of less than 1% of the total outstanding ordinary shares of GENBAND.

(1)
Includes (a) 20,519,589 Class A Shares and 169,487,647 Class C Shares held by OEP II Partners Co-Invest, L.P. ("OEP II Partners"), (b) 26,644,321.7 Class A Shares and 110,634,825 Class C Shares held by OEP III Co-Investors, L.P. ("OEP III Co-Investors"), and (c) 1,124,375,806.3 Class A Shares and 4,557,964,634 Class C Shares held by Heritage PE (OEP) III, L.P. ("Heritage OEP III" and, together with OEP III Co-Investors, the "JPMC Entities"). JPMorgan Chase & Co. ("JPMC") is a publicly traded entity listed on the New York Stock Exchange, which is the sole member of JP Morgan Chase Holdings LLC, which is the sole member of Banc One Financial LLC, which is the sole member of OEP Holding LLC, which is the sole member of JPMC Heritage Parent LLC, which is the general partner of OEP General Partner III LP, which is the general partner of Heritage OEP III. JPMC Heritage Parent LLC is also the sole member of OEP Co-Investors Management III, LTD, which is the general partner of OEP III Co-Investors. OEP II Partners and OEP III Co-Investors are subject to certain contractual agreements and statutory obligations, pursuant to which each of them will acquire and dispose of these shares on the same terms and at the same time as OEP III. Decisions regarding the voting or disposition of the shares held by Heritage OEP III are made by an investment committee. The current voting members of this committee are: Richard W Smith, Paul C. Hennessy, Marie A. Nourie, and Ana Capella Gomez-Acebo. The principal address of each of the JPMC Entities is 270 Park Avenue, 10th Floor, New York, New York 10017, and the address of OEP II Partners is 510 Madison Ave., 19th Floor, New York, NY 10022.

(2)
The principal address of Genband Inc. is 3605 E. Plano Parkway, Plano, Texas 75074.

(3)
Affiliated with One Equity Partners.

(4)
Affiliated with JPMorgan Chase & Co.

Certain Beneficial Owners of GB

        The following table sets forth information as of August 31, 2017 with respect to the ownership of shares of GB common stock by:

  •
  each person known to own beneficially more than 5% of shares GB common stock;

  •
  each of the directors of GB;

  •
  each of GB's named executive officers; and

  •
  all of GB executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of the rules and regulations issued by the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these SEC rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of August 31, 2017, 381,123,422 shares of GB common stock were outstanding.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to GB's knowledge, sole voting and investment power with respect to the indicated shares GB common stock. Unless otherwise indicated, the address for each individual listed below is c/o GENBAND Inc., 3605 E. Plano Parkway, Plano, Texas 75074.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders
Entities affiliated with One Equity Partners(1)	136,422,236	35.8%
Siemens Venture Capital Fund 1 GmbH(2)	38,710,851	10.2%
Entities associated with Oak Investment Partners(3)	33,031,643	8.7%
The Wellcome Trust Limited as trustee of the Wellcome Trust(4)	21,253,008	5.6%
Directors and Executive Officers
John Bayless	—	—
Patrick Joggerst	—	—
James Koven(5)	—	—
Mark Lancaster(6)	60,000	*
Steve Levy(6)	73,695	*
Daryl Raiford	—	—
Ray Rothrock	—	—
David Walsh	—	—
Joseph Huffsmith(5)	—	—
Alexander Russo	—	—
Dick Cashin(5)	—	—
Rick Smith(7)	—	—
All Directors and Executive Officers as a Group	163,695	*

*
Indicates beneficial ownership of less than 1% of the total outstanding shares of GB common stock.

(1)
Includes 1,846,716 shares of common stock held by OEP II Co-Investors, L.P. ("OEP II Co-Investors"), 9,357,677 shares of common stock held by OEP II Partners Co-Invest, L.P. ("OEP II Partners") and 125,217,843 shares of common stock held by Heritage PE (OEP) II, L.P. ("Heritage OEP II" and, together with OEP II Co-Investors, the "JPMC Entities"). JPMorgan Chase & Co. is a publicly traded entity listed on the New York Stock Exchange and is the sole member of JPMorgan Chase Holdings LLC, which is the sole member of Banc One Financial LLC, which is the sole member of OEP Holding LLC, which directly holds the membership interests of JPMC Heritage

  Parent LLC, which is the general partner of OEP General Partner II, L.P., which is the general partner of Heritage OEP II. OEP II Co-Investors and OEP II Partners are subject to certain contractual agreements and statutory obligations, pursuant to which each of them will acquire and dispose of these shares on the same terms and at the same time as Heritage OEP II. Decisions regarding the voting or disposition of the shares held by Heritage OEP II are made by an investment committee. The current voting members of this committee are: Richard W Smith, Paul C. Hennessy, Marie A. Nourie, and Ana Capella Gomez-Acebo. The principal address of the JPMC Entities is 270 Park Avenue, New York, New York 10017, and the address of OEP II Partners is 510 Madison Ave., 19th Floor, New York, NY 10022.

(2)
Siemens Venture Capital Fund 1 GmbH is an investment arm of Siemens Aktiengesellschaft, which is a German, publicly traded company listed on the Frankfurt Stock Exchange. The principal address of Siemens Venture Capital Fund 1 GmbH is Otto-Hahn-Ring 6, 81739 Munich, Germany.

(3)
Includes 28,488,432 shares of common stock held by Oak Investment Partners IX L.P. ("Oak IX"), 275,629 shares of common stock held by Oak IX Affiliates Fund, L.P. ("Oak IX Affiliates"), 620,734 shares of common stock held by Oak IX Affiliates Fund-A, L.P. ("Oak IX Affiliates-A"), 3,589,230 shares of common stock held by Oak Investment Partners X L.P. ("Oak X"), and 57,618 shares of common stock held by Oak X Affiliates Fund, L.P. ("Oak X Affiliates" and, together with Oak Investment Partners IX, Oak IX Affiliates, Oak IX Affiliates A and Oak X, the "Oak Fund Entities.") Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of each of Oak Associates IX, LLC, Oak IX Affiliates LLC, Oak Associates X, LLC and Oak X Affiliates, LLC. Oak Associates IX, LLC is the general partner of Oak IX; Oak IX Affiliates, LLC is the general partner of each of Oak IX Affiliates and Oak IX Affiliates-A; Oak Associates X, LLC is the general partner of Oak X; and Oak X Affiliates, LLC is the general partner of Oak X Affiliates. The principal address of the Oak Fund Entities is 901 Main Avenue, Suite 600, Norwalk, CT 06851.

(4)
The Wellcome Trust Limited, which is the trustee of the Wellcome Trust, is governed by its Board of Governors, which is comprised of Eliza Manningham Buller, Kay Davies, Tobias Bonhoeffer, Alan Brown, Damon Buffini, William Burns, Michael Ferguson, Bryan Grenfell and Anne Johnson. The principal address of The Wellcome Trust Limited as trustee of the Wellcome Trust is 215 Euston Road, London NW1 2BE, England.

(5)
Affiliated with One Equity Partners.

(6)
Includes 30,000 shares issuable upon exercise of stock options under the 1999 Plan.

(7)
Affiliated with JP Morgan Chase & Co.

Certain Beneficial Owners of GB II.

        The following table sets forth information as of August 31, 2017 with respect to the ownership of shares of GB II common stock by:

  •
  each person known to own beneficially more than 5% of shares of GB II common stock;

  •
  each of the directors of GB II;

  •
  each of GB II's named executive officers; and

  •
  all of GB II executive officers and directors as a group.

        The amounts and percentages of shares beneficially owned are reported on the basis of the rules and regulations issued by the SEC governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these SEC rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of August 31, 2017, 81.2 shares of GB II common stock were outstanding.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to GB II's knowledge, sole voting and investment power with respect to the indicated shares GB II common stock. Unless otherwise indicated, the address for each individual listed below is c/o GENBAND II, Inc., 3605 E. Plano Parkway, Plano, Texas 75074.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders
Entities associated with Charles River(1)	19.1	23.5%
J.P. Morgan Partners(2)	15.2	18.8%
Entities associated with Focus Ventures(3)	13.7	16.9%
Saints Capital Hanover, L.P.(4)	10.0	12.3%
Ascent Venture Partners III, L.P.(5)	9.5	11.8%
Google International LLC(6)	5.7	7.1%
Directors and Executive Officers
Daryl Raiford	—	—
David Walsh	—	—
All Directors and Executive Officers as a Group	—	—

*
Indicates beneficial ownership of less than 1% of the total outstanding shares of GB II common stock

(1)
Includes 18.5 shares of common stock held by Charles River Partnership XI, LP ("CRP XI"), 0.5 shares of common stock held by Charles River Friends XI-A, LP. ("CRF XI-A") and 0.1 shares of common stock held by Charles River Friends XI-B, LP ("CRF XI-B", and, together with CRP XI and CRF XI-A, the "Charles River Funds"). Izhar Armony, Christopher Baldwin, Richard M. Burnes, Jr., Ted R. Dintersmith, Bruce I. Sachs, William P. Tai and Michael J. Zak are the managing members of Charles River XI GP, LLC ("CR XI GP LLC"), which is the general partner of Charles River Partnership XI GP, LP, which is the general partner of CRP XI. CR XI GP LLC is also the is the general partner of each of CRF XI-A and CRF XI-B. The principal address of the Charles River Funds is One Broadway, 15th Floor, Cambridge, MA 02142.

(2)
Includes 8.6 shares of common stock held by J.P. Morgan Partners (BHCA), L.P. ("J.P. Morgan Partners BHCA"), 2.1 shares of common stock by J.P. Morgan Partners Global Investors Delaware Statutory Trust ("J.P. Morgan Global"), 0.3 shares of common stock held by J.P. Morgan Partners Global Investors A Delaware Statutory Trust ("J.P. Morgan Global A"), 1.0 shares of common stock held by J.P. Morgan Partners Global Investors (Cayman) Liquidation Ltd. ("J.P. Morgan Cayman"), 0.1 shares of common stock held by

  J.P. Morgan Partners Global Investors (Cayman) II Liquidation Ltd. ("J.P. Morgan Cayman II"), 0.7 shares of common stock held by J.P. Morgan Partners Global Investors (Selldown) Delaware Statutory Trust ("J.P. Morgan Selldown"), and 2.4 shares of common stock held by J.P. Morgan Partners Global Investors (Selldown) II, L.P. ("J.P. Morgan Selldown II", and, together with J.P. Morgan Global, J.P. Morgan Global A, J.P. Morgan Cayman, J.P. Morgan Cayman II and J.P. Morgan Selldown, the "Global Fund Entities"). JPMorgan Chase & Co., a publicly traded entity listed on the New York Stock Exchange, is the sole shareholder of JPMP Capital Corp., which is the general partner of each of JPMP Master Fund Manager, L.P. and JPMP Global Investors, L.P. JPMP Master Fund Manager, L.P. is the general partner of J.P. Morgan Partners BHCA. JPMP Global Investors, L.P. is the general partner of each of the Global Fund Entities. The principal address of each of J.P. Morgan Partners BHCA and the Global Fund Entities is 270 Park Avenue, New York, NY 10017.

(3)
Includes 13.0 shares of common stock held by Focus Ventures II L.P. ("FV II"), 0.5 shares of common stock held by FV Investors II QP, L.P. ("FV II QP"), and 0.2 shares of common stock held by FV Investors II A, L.P. ("FV II A" and, together with FV II and FV II QP, the "Focus Ventures Funds"). Steven Bird, Kevin McQuillan and James H. Boettcher are general partners of Focus Ventures Partners II, L.P., which is the general partner of FV II, and the directors of Focus Management, Inc., which is the general partner of each of FV II QP and FV II A. The principal address of the Focus Ventures Funds is 525 University Avenue, Suite 225, Palo Alto, CA 94301.

(4)
Saints Capital Hanover, L.P. ("Saints Capital") is the record holder of the shares. Ken Sawyer and David Quinlivan are the managing members of Saints Capital VI, LLC, which is the general partner of Saints Capital. The principal address of Saints Capital is 2020 Union St., San Francisco, CA 94123.

(5)
Ascent Venture Partners III, L.P. is the record holder of the shares. Frank M. Polestra, Christopher W. Dick and Christopher W. Lynch are the managing members of Ascent Venture Management III, LLC, which is the general partner of Ascent Venture Partners III, L.P. The principal address of Ascent Venture Partners III, L.P. is 255 State Street, 5th Floor, Boston, MA 02109.

(6)
Google International LLC is the record holder of the shares. Alphabet Inc., which is a U.S. publicly traded company listed on NASDAQ, is the sole stockholder of Google Inc., which is the managing member of Google International LLC. The principal address of Google International LLC is 1600 Amphitheatre Parkway, Mountain View, CA 94043.

DESCRIPTION OF NEW SOLSTICE CAPITAL STOCK

        Upon completion of the mergers, stockholders of Sonus and the GENBAND parties who receive New Solstice common stock in the mergers will become stockholders of New Solstice. The following is a summary of the material terms of New Solstice capital stock as of the effective times of the mergers and is not complete. You should also refer to (i) the New Solstice charter, which will be in effect as of the effective time of the Sonus merger and the form of which is included as Annex F to this joint proxy statement/prospectus and is incorporated herein by reference, (ii) New Solstice's amended and restated by-laws (which we refer to as the New Solstice by-laws), which will be in effect as of the effective time of the Sonus merger and the form of which is included as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference, and (iii) the applicable provisions of the DGCL. The following summary should be read in conjunction with the section entitled "Comparison of Stockholder Rights" beginning on page 295 of this joint proxy statement/prospectus.

Authorized Capital Stock

        As of the effective time of the mergers, New Solstice will be authorized to issue up to 240,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Immediately following the mergers, New Solstice expects there to be approximately 102,213,000 shares of New Solstice common stock issued and outstanding (which includes approximately 813,000 unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes).

Common Stock

Dividend Rights

        Holders of New Solstice common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock.

Voting Rights

        Holders of New Solstice common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares voted can elect all of the directors then standing for election.

Liquidation Rights

        Upon the liquidation, dissolution or winding up of New Solstice, the holders of New Solstice common stock are entitled to receive ratably assets available for distribution to New Solstice stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights

        Other than as set forth in the stockholders agreement, holders of New Solstice common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

        The New Solstice board of directors will be authorized without further stockholder approval to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors has discretion to fix the designations, preferences, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, if any, of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series without further vote or action by the stockholders.

        The purpose of authorizing the New Solstice board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of New Solstice's outstanding voting stock. Immediately following the mergers, there will be no shares of preferred stock outstanding.

Delaware Law and Charter and By-Law Provisions; Anti-Takeover Effects

        Certain provisions in the New Solstice charter and the New Solstice by-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the New Solstice board and in the policies formulated by the New Solstice board and to discourage certain types of transactions that may involve an actual or threatened change in control.

Removal of Directors; Vacancies

        The New Solstice charter and the New Solstice by-laws to become effective on the closing of the mergers provide, subject to the stockholders agreement (for so long as the stockholders agreement is in effect):

  •
  that directors may be removed from office at any time, (i) for cause by the affirmative vote of the holders of a majority of voting power of the shares of New Solstice stock entitled to vote for the election of directors, voting together as a single class, or (ii) without cause by (a) subject to clause (b), the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of New Solstice stock entitled to vote for the election of directors, voting together as a single class or (b) in the event recommended by at least two-thirds of the total number of authorized directors, including the approval of a majority of the independent directors (as such term is defined in the stockholders agreement), the affirmative vote of the holders of a majority of the voting power of the shares of New Solstice stock entitled to vote for the election of directors, voting as a single class; and

  •
  that any vacancy on the New Solstice board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by the vote of a majority of the directors then in office.

        The limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, New Solstice.

Stockholder Action; Special Meetings of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Supermajority Voting; Section 203 of the DGCL

        The New Solstice charter and the New Solstice by-laws provide that, after the closing of the mergers:

  •
  any action required or permitted to be taken by the New Solstice stockholders may be taken only at a duly called annual or special meeting of New Solstice stockholders and may not be taken by any consent in writing by such stockholders; and

  •
  special meetings of the stockholders may only be called by a majority of the total number of authorized directors, the president or by the board of directors, whether or not there exist any vacancies in previously authorized directorships, or (for so long as the stockholders agreement remains in effect) a majority of the independent directors (as such term is defined in the stockholders agreement).

        The New Solstice by-laws will provide that, for nominations and other business to be "properly brought" at a meeting of stockholders, a stockholder of record at such time must have given timely notice to the Secretary of New Solstice and must comply with the other requirements set forth in the New Solstice by-laws. These provisions could delay until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of the outstanding New Solstice voting securities. These provisions may also discourage another person or entity from making a tender offer for the New Solstice common stock, because the person or entity, even if it acquired a majority of New Solstice's outstanding voting securities, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.

        The DGCL provides that an amendment to a corporation's certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote. The New Solstice charter will provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding New Solstice voting stock entitled to vote thereon (in addition to any separate class vote required by law or that may in the future be required pursuant to the terms of any outstanding preferred stock) is required to amend or repeal the provisions of Articles IV (to the extent it relates to the authority of the board of directors to issue shares of preferred stock in one or more series, the terms of which may be determined by the board of directors), V (Board of Directors), VII (Indemnification), IX (Business Combinations with Interested Stockholders), X (Certain Transactions), XI (Stockholder Action), XII (Exclusive Forum), XIII (Severability) or XIV (Amendments) of the New Solstice charter, or to reduce the numbers of authorized shares of common stock or preferred stock.

        The New Solstice charter will provide that, subject to any limitations imposed by the New Solstice charter, the New Solstice by-laws may be altered, amended, or repealed, or new bylaws may be adopted, by resolution of the board duly adopted by a majority of the total number of directors which New Solstice would have if there were no vacancies or unfilled newly-created directorships, including (for so long as the stockholders agreement remains in effect) the approval of a majority of the independent directors (as such term is defined in the stockholders agreement). With respect to the power of holders of capital stock to adopt, amend and repeal the New Solstice by-laws, notwithstanding any other provision of the bylaws or any provision that might otherwise permit a lesser vote or no vote, in addition to any vote of the holders of any class or series of capital stock required by the bylaws or by law, the affirmative vote of the holders of the voting power of at least 66 2/3% of the shares of New Solstice's stock entitled to vote thereon, voting together as a single class, shall be required for any such alteration, amendment, repeal or adoption by the vote of the holders of any class or series of New Solstice's capital stock.

        Section 203 of the DGCL generally prohibits "business combinations", including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder.

        Section 203 of the DGCL permits a Delaware corporation to elect not to be governed by the provisions of Section 203. Pursuant to the New Solstice charter, New Solstice will expressly elect not to be governed by the provisions of Section 203 of the DGCL. Instead, the New Solstice charter will provide that, notwithstanding any other provisions of the DGCL or the New Solstice charter, New Solstice shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless: (i) the New Solstice board has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by two-thirds of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, and by a majority of the independent directors (as defined in the stockholders agreement).

        The foregoing restriction will not apply if (i) a stockholder becomes an interested stockholder inadvertently and (a) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (b) would not, at any time within the three-year period immediately prior to a business combination between New Solstice and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or (ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice of a proposed transaction which (a) constitutes one of the transactions described in clause (A), (B) or (C) below; (b) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the New Solstice board; and (c) is approved or not opposed by a majority of the New Solstice board then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

        The proposed transactions referred to in the preceding paragraph are limited to (A) a merger or consolidation of New Solstice (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders is required); (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of New Solstice or of any of its direct or indirect majority-owned subsidiaries (other than to any direct or indirect wholly owned subsidiary or to New Solstice) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of New Solstice determined on a consolidated basis or the aggregate market value of all the outstanding stock of New Solstice; or (C) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of New Solstice. New Solstice will give not less than 20 days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause (A) or (B) above.

Authorized but Unissued Shares

        The authorized but unissued shares of New Solstice common stock and New Solstice preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by NASDAQ listing standards. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved capital stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Solstice by means of a proxy contest, tender offer, merger or otherwise.

Choice of Forum

        The New Solstice charter provides that unless New Solstice consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Solstice, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of New Solstice to New Solstice or New Solstice's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of the New Solstice charter or the New Solstice by-laws or governed by the internal affairs doctrine.

Limitation of Liability and Indemnification

        The New Solstice charter will provide that New Solstice directors and officers will be indemnified by New Solstice to the fullest extent permitted by Section 145 of the DGCL, against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding and any appeal therefrom, and such indemnification shall continue as to an indemnitee who has ceased to be a director, trustee, officer, employee or agent.

        The New Solstice by-laws will provide that New Solstice shall indemnify, to the fullest extent permitted by applicable law, as the same exists or may be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been a director or officer of New Solstice; or while a director or officer of New Solstice, serving or having served at the request of New Solstice as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

        The New Solstice by-laws will further provide that the right to indemnification shall include the right to be paid by New Solstice the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such advancement of expenses shall be made only upon New Solstice's receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the bylaws or otherwise.

        New Solstice may, to the extent authorized from time to time by the board, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of New Solstice to the fullest extent provided by the bylaws with respect to the indemnification and advancement of expenses of directors and officers of the expenses payable in advance.

        New Solstice may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any such person.

COMPARISON OF STOCKHOLDER RIGHTS

        Sonus, GB, GB II and New Solstice are each organized under the laws of the State of Delaware, and GENBAND is organized under the laws of the Cayman Islands. If the mergers are consummated, Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders will become stockholders of New Solstice. As New Solstice stockholders, after giving effect to the mergers, your rights with respect thereto will be governed by Delaware law, including the DGCL, as well as New Solstice's constituent documents. This section summarizes material differences between the rights of Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders before consummation of the mergers, and New Solstice stockholders after consummation of the mergers. These differences in stockholder rights result from the differences between the respective constituent documents of Sonus, the GENBAND parties and New Solstice and the difference between Delaware law and the laws of the Cayman Islands.

        The following summary is not a complete statement of the rights of the stockholders of any of the five companies or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to Sonus', each GENBAND party's and New Solstice's constituent documents, which you are urged to read carefully.

        The form of the New Solstice charter and the New Solstice by-laws are attached as Annexes F and G, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. Sonus has filed with the SEC its constituent documents and will send copies of these documents to you, without charge, upon your request. The GENBAND parties will send copies of their respective constituent documents to GENBAND shareholders, GB stockholders and GB II stockholders, without charge, upon such shareholders' request. For additional information, please see the section entitled "Where You Can Find More Information" beginning on page 349 of this joint proxy statement/prospectus.

Comparison of Sonus Stockholder Rights

Sonus	New Solstice
Organizational Documents

The rights of Sonus stockholders are currently governed by Sonus' Certificate of Incorporation, as amended (which we refer to as Sonus' charter), its Bylaws, as amended (which we refer to as Sonus' bylaws), and Delaware law, including the DGCL.
Upon consummation of the mergers, the rights of New Solstice stockholders will be governed by the New Solstice charter, the New Solstice by-laws, the stockholders agreement and Delaware law, including the DGCL.
Authorized Capital Stock

The aggregate number of shares which Sonus has the authority to issue is 125,000,000 consisting of (i) 120,000,000 shares of common stock, par value $0.001 each, and (ii) 5,000,000 shares of preferred stock, par value $0.01 each.

As of the close of business on the Sonus record date, Sonus had 51,902,131 shares of common stock issued and outstanding (which includes 2,062,419 unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes) and no shares of preferred stock issued and outstanding.
The aggregate number of shares which New Solstice will have the authority to issue is 250,000,000 consisting of (i) 240,000,000 shares of common stock, par value $0.0001 each, and (ii) 10,000,000 shares of preferred stock, par value $0.01 each.

Sonus	New Solstice
Common Stock
The holders of Sonus common stock have full voting powers on all matters requiring stockholder action, each share of such common stock being entitled to one vote.	Except as qualified by the rights of the holders of the preferred stock, the holders of New Solstice common stock will be entitled to one vote for each share held at all meetings of stockholders.
Preferred Stock
The Sonus board is authorized to issue one or more series of preferred stock in series and to establish the terms of such series.	The New Solstice board will be authorized to issue one or more series of preferred stock in series and to establish the terms of such series.
Number and Qualification of Directors
The Sonus board currently consists of eight members. Sonus' bylaws provide that the number of directors may be determined from time to time by resolution adopted by the board of directors.
In accordance with the terms of the stockholders agreement, for so long as the OEP Stockholders beneficially own at least 10% of the shares initially issued in connection with the consummation of the mergers (which we sometimes refer to as the Initial OEP Shares), the New Solstice board will be comprised of nine directors. Initially, five of such directors will be designated by the OEP Stockholders holding a majority of the shares held by the OEP Stockholders (which we sometimes refer to as the OEP Majority) at any given time, two of which must be independent for purposes of applicable NASDAQ and SEC rules and must satisfy the other independence criteria specified in the stockholders agreement (who we refer to in this section as the independent directors). If OEP Stockholders reduce their ownership of the Initial OEP Shares, the number of directors they have the right to designate will be reduced (with the right to designate any directors being eliminated if the OEP Stockholders cease to own at least 10% of the Initial OEP Shares). The nominating and corporate governance committee will designate as directors (i) the Chief Executive Officer of New Solstice (which we sometimes refer to as the CEO Director) and (ii) the remaining directors comprising the New Solstice board (that is, of the eight directors other than the CEO Director, those not nominated by the OEP Majority.)

The New Solstice by-laws will provide that the number of directors shall be as determined from time to time by resolution adopted by a majority of the total number of directors which New Solstice would have if there were no vacancies or unfilled newly-created directorships, in a manner consistent with the stockholders agreement, so long as such agreement remains in effect.

Sonus	New Solstice
Structure of Board of Directors; Term of Directors; Election of Directors

The Sonus board is elected annually. Sonus' charter provides that the directors are elected for terms expiring at the next annual meeting of stockholders.

Sonus' bylaws provide that directors are elected by the vote of a majority of the votes cast (with "abstentions" and "broker non-votes" not counted as a vote "for" or "against" such nominee's election); except that, notwithstanding the foregoing, directors are elected by a plurality of the votes cast if, as of the record date for such meeting, the number of nominees exceeds the number of directors to be elected.
The New Solstice board will be elected annually. The New Solstice charter will provide that each director shall hold office until the next annual meeting for the election of directors and until the director's successor is duly elected and qualified.

The New Solstice by-laws will provide that directors are elected by the vote of a majority of the votes cast (with "abstentions" and "broker non-votes" not counted as a vote "for" or "against" such nominee's election); except that, notwithstanding the foregoing, directors are elected by a plurality of the votes cast if, as of the record date for such meeting, the number of nominees exceeds the number of directors to be elected.
Removal of Directors

Sonus' charter provides that any directors may be removed from office at any time, with or without cause only by the affirmative vote of the holders of 66 2/3% of the shares of Sonus' stock entitled to vote for the election of directors.
Pursuant to the stockholders agreement, other than for a decrease in the Initial OEP Shares (as further described above in "—Number and Qualification of Directors") or as required by applicable law, no director designated by the OEP Majority may be removed from office unless such director fails to meet the qualification criteria set forth in good faith by the nominating and corporate governance committee, or such removal is approved or directed by the OEP Majority. The CEO Director may be removed if such director ceases to serve as the Chief Executive Officer of New Solstice, and the remaining directors may be removed if such removal is directed or approved by the nominating and corporate governance committee.

Sonus	New Solstice

The New Solstice charter and bylaws will provide that, except as may otherwise be provided by the DGCL, the New Solstice by-laws or the stockholders agreement (for so long as the stockholders agreement is in effect), any director, or the entire New Solstice board, may be removed from office at any time, (i) for cause by the affirmative vote of the holders of a majority of voting power of the shares of New Solstice stock entitled to vote for the election of directors, voting together as a single class, or (ii) without cause by (a) subject to clause (b), the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of New Solstice stock entitled to vote for the election of directors, voting together as a single class or (b) in the event recommended by at least two-thirds of the total number of authorized directors, including the approval of a majority of the independent directors, the affirmative vote of the holders of a majority of the voting power of the shares of New Solstice stock entitled to vote for the election of directors, voting as a single class.
Vacancies on the Board of Directors

Sonus' bylaws provide that, except as otherwise required by the DGCL or Sonus' charter, any vacancies in the Sonus board for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Sonus board, acting by a majority of the remaining directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of directors or until their successors are elected and qualified.
Pursuant to the stockholders agreement, if at any time any director ceases to serve on the board (whether due to death, disability, resignation, removal or otherwise), the person that designated or nominated such director shall designate or nominate a successor to fill the vacancy created thereby on the terms and subject to the conditions of the stockholders agreement. In the event that the OEP Stockholders do not have the right to designate an individual to fill such vacancy, then such vacancy may be filled as provided in the New Solstice charter and bylaws.

The New Solstice by-laws will provide that, except as otherwise required by the DGCL, the New Solstice charter or the stockholders agreement (for so long as the stockholders agreement is in effect), any vacancies in the Sonus board for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Sonus board, acting by a majority of the remaining directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next annual election of directors or until their successors are elected and qualified.

Sonus	New Solstice
Advisory Committees
None.
Pursuant to the stockholders agreement, New Solstice shall, and each OEP Stockholder shall use its reasonable best efforts to, cause the board to establish and maintain an integration committee, it being understood that the integration committee will only be maintained for such period of time as may be determined by the board.
Stockholder Action by Written Consent

Sonus' charter provides that any action required or permitted to be taken by the Sonus stockholders may be taken only at a duly called annual or special meeting of Sonus stockholders and may not be taken by any consent in writing by such stockholders.
The New Solstice charter will provide that any action required or permitted to be taken by the New Solstice stockholders may be taken only at a duly called annual or special meeting of New Solstice stockholders and may not be taken by any consent in writing by such stockholders.
Quorum

Sonus' bylaws provide that the holders of at least a majority of the issued and outstanding stock of Sonus entitled to vote at a meeting, present in person or represented by proxy, constitutes a quorum, except as otherwise required by law, Sonus' charter or Sonus' bylaws.

In the event of a lack of quorum, the chairman of the meeting or a majority in interest of the stockholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting, at which the requisite amount of voting stock shall be represented, any business may be transacted that might have been transacted if the meeting had been held as originally called. The Sonus stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
The New Solstice by-laws will provide that the holders of at least a majority in voting power of the shares of issued and outstanding stock of New Solstice entitled to vote at a meeting, present in person or represented by proxy, constitutes a quorum, except as otherwise required by law or by New Solstice's charter or its bylaws.

In the event of a lack of quorum, the chairman of the meeting or a majority in interest of the stockholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting, at which a quorum shall be present, any business may be transacted that might have been transacted if the meeting had been held as originally called. The New Solstice stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Sonus	New Solstice

Sonus' bylaws further provide that a majority of the total number of directors then holding office shall constitute a quorum for board action. In the event of lack of a quorum, a majority of the directors present may adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be obtained.
The New Solstice by-laws will further provide that a majority of the total number of directors which New Solstice would have if there were no vacancies or unfilled newly-created directorships, shall constitute a quorum for board action. In the event of lack of a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice of the adjourned meeting if the time and place, if any, thereof, are announced at the meeting at which the adjournment is taken.
Special Meetings of Stockholders

Sonus' charter and bylaws provide that special meetings of Sonus stockholders may be called only by the Chairman of the Sonus board of directors, the President of Sonus or a majority of the Sonus directors.
The New Solstice charter and bylaws will provide that special meetings of New Solstice stockholders may be called only by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, or (for so long as the stockholders agreement remains in effect) a majority of the independent directors.
Notice of Stockholder Meetings

Sonus' bylaws provide that notice of each meeting of stockholders, stating the date, time and place thereof, shall be distributed (either personally or by mail, or, to the extent and in the manner permitted by applicable law, by a form of electronic transmission consented to by the stockholder to whom notice is given) not less than 10 days nor more than 60 days before such meeting to each stockholder of record entitled to vote.
The New Solstice by-laws will provide that, unless otherwise provided by law, the New Solstice charter or the New Solstice by-laws, notice of each meeting of stockholders, stating the date, time, place (if any), and the means of remote communications (if any), by which stockholders and proxyholders may be deemed to be present in person and vote, shall be distributed (either personally or by mail, or, to the extent and in the manner permitted by applicable law, by a form of electronic transmission consented to by the stockholder to whom notice is given) not less than 10 days nor more than 60 days before such meeting to each stockholder of record entitled to vote.

Sonus	New Solstice
Advance Notice Requirements for Stockholder Nominations and Other Provisions

Sonus' bylaws provide that for nominations to be properly brought at an annual or special meeting of stockholders and for other business to be properly brought at an annual meeting of stockholders, a stockholder of record at such time must have given timely notice to the Secretary of Sonus and must comply with the other requirements set forth in the Sonus bylaws.

Sonus' bylaws provide that to be timely, a stockholder's notice must be delivered to the Secretary at Sonus' principal executive offices: in connection with an annual meeting, not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting (unless the annual meeting is called for a date that is not within 30 days before or 70 days after such anniversary date, in which case such notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting or later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the 10th day after the first public disclosure of the date of such meeting by Sonus in a press release or in a document filed with the SEC (which we refer to as a Sonus Public Announcement)).

For a notice of nomination to be timely in connection with a special meeting called by Sonus for the purpose of electing directors, such notice must be delivered to the Secretary at Sonus' principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting and (ii) the 10th day following the day on which the Sonus Public Announcement of the date of the special meeting and of the nominees proposed by the Sonus board to be elected at such meeting is first made by Sonus.
The New Solstice by-laws will provide that, for nominations to be properly brought at an annual or special meeting of stockholders and for other business to be properly brought at an annual meeting of stockholders, a stockholder of record at such time must have given timely notice to the Secretary of New Solstice and must comply with the other requirements set forth in the New Solstice by-laws.

To be timely, a stockholder's notice must be delivered to the Secretary at New Solstice's principal executive offices: in connection with an annual meeting, not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting (unless no annual meeting was held in the prior year or the annual meeting is called for a date that is not within 30 days before or 70 days after such anniversary date, in which case such notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting or later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the 10th day after the first public disclosure of the date of such meeting by New Solstice in a press release or in a document filed with the SEC (which we refer to as a New Solstice Public Announcement)). For purposes of the first annual meeting following the adoption of the New Solstice by-laws, the date of the first anniversary of the preceding year's annual meeting shall be deemed to be June 9, 2018.

For a notice of nomination to be timely in connection with a special meeting called by New Solstice for the purpose of electing directors, such notice must be delivered to the Secretary at New Solstice's principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting and (ii) the 10th day following the day on which the New Solstice Public Announcement of the date of the special meeting and of the nominees proposed by the New Solstice board to be elected at such meeting is first made by New Solstice.

Sonus	New Solstice
Charter Amendments

The DGCL provides that an amendment to a corporation's certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

Sonus' charter provides that the affirmative vote of the holders of at least 66 2/3% of the outstanding Sonus voting stock (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding preferred stock) is required to amend or repeal the provisions of Articles IV (to the extent it relates to the authority of the board of directors to issue shares of preferred stock in one or more series, the terms of which may be determined by the board of directors), V (Board of Directors), VII (Indemnification), IX (Certain Transactions), X (Stockholder Action), or XI (Amendments) of Sonus' charter, or to reduce the numbers of authorized shares of common stock or preferred stock.
The DGCL provides that an amendment to a corporation's certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

The New Solstice charter will provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding New Solstice voting stock entitled to vote thereon (in addition to any separate class vote required by law or that may in the future be required pursuant to the terms of any outstanding preferred stock) is required to amend or repeal the provisions of Articles IV (to the extent it relates to the authority of the board of directors to issue shares of preferred stock in one or more series, the terms of which may be determined by the board of directors), V (Board of Directors), VII (Indemnification), IX (Business Combinations with Interested Stockholders), X (Certain Transactions), XI (Stockholder Action), XII (Exclusive Forum), XIII (Severability) or XIV (Amendments) of the New Solstice charter, or to reduce the numbers of authorized shares of common stock or preferred stock.

Sonus	New Solstice
Amendment of Bylaws

Sonus' charter provides that, subject to any limitations imposed by Sonus' charter, Sonus' bylaws may be altered, amended, or repealed, or new bylaws may be adopted, only by (i) the affirmative vote of the holders of at least a majority of the outstanding Sonus voting stock, provided, that the affirmative vote of the holders of at least 66 2/3% of the outstanding Sonus voting stock will be required for any such alteration, amendment, repeal, or adoption that would affect or be inconsistent with the provisions of Sections 2.11 (Stockholders' Consent in Lieu of Meeting), 2.12 (Notice of Stockholder Business and Nominations), and Section 8.1 (Amendments), in each case, in addition to any separate class vote that may be required pursuant to the terms of any then outstanding preferred stock, or (ii) by resolution of the Sonus board duly adopted by not less than a majority of the directors then constituting the full Sonus board.
The New Solstice charter will provide that, subject to any limitations imposed by the New Solstice charter, the New Solstice by-laws may be altered, amended, or repealed, or new bylaws may be adopted, by resolution of the board duly adopted by a majority of the total number of directors which New Solstice would have if there were no vacancies or unfilled newly-created directorships, including (for so long as the stockholders agreement remains in effect) the approval of a majority of the independent directors. With respect to the power of holders of capital stock to adopt, amend and repeal the New Solstice by-laws, notwithstanding any other provision of the bylaws or any provision that might otherwise permit a lesser vote or no vote, in addition to any vote of the holders of any class or series of capital stock required by the bylaws or by law, the affirmative vote of the holders of the voting power of at least 66 2/3% of the shares of New Solstice's stock entitled to vote thereon, voting together as a single class, shall be required for any such alteration, amendment, repeal or adoption by the vote of the holders of any class or series of New Solstice's capital stock.
Limitation on Director Liability

The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duties, except liability for any breach of the director's duty of loyalty to the corporation's stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.
The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duties, except liability for any breach of the director's duty of loyalty to the corporation's stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.

Sonus' charter provides that a director of Sonus is not personally liable to Sonus or its stockholders for monetary damages for breach of a fiduciary duty as a director, except, to the extent required from time to time by applicable law, for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.
The New Solstice charter will provide that a director of New Solstice is not personally liable to New Solstice or its stockholders for monetary damages for breach of a fiduciary duty as a director, except, to the extent required from time to time by applicable law, for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

Sonus	New Solstice
Indemnification

Sonus' charter provides that Sonus directors and officers will be indemnified by Sonus to the fullest extent permitted by Section 145 of the DGCL, against all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Sonus' bylaws provide that Sonus shall indemnify, to the fullest extent permitted by applicable law, as the same exists or may be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been a director or officer of Sonus; or while a director or officer of Sonus, serving or having served at the request of Sonus as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

Sonus' bylaws further provide that the right to indemnification shall include the right to be paid by Sonus the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such advancement of expenses shall be made only upon Sonus' receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Sonus' bylaws or otherwise.

Sonus may, to the extent authorized from time to time by the board, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of Sonus to the fullest extent provided by Sonus' bylaws with respect to the indemnification and advancement of expenses of directors and officers of the expenses payable in advance.

Sonus may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any such person.
The New Solstice charter will provide that New Solstice directors and officers will be indemnified by New Solstice to the fullest extent permitted by Section 145 of the DGCL, against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding and any appeal therefrom, and such indemnification shall continue as to an indemnitee who has ceased to be a director, trustee, officer, employee or agent.

The New Solstice by-laws will provide that New Solstice shall indemnify, to the fullest extent permitted by applicable law, as the same exists or may be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been a director or officer of New Solstice; or while a director or officer of New Solstice, serving or having served at the request of New Solstice as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

The New Solstice by-laws will further provide that the right to indemnification shall include the right to be paid by New Solstice the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such advancement of expenses shall be made only upon New Solstice's receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the bylaws or otherwise.

New Solstice may, to the extent authorized from time to time by the board, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of New

Sonus	New Solstice
Solstice to the fullest extent provided by the bylaws with respect to the indemnification and advancement of expenses of directors and officers of the expenses payable in advance.
New Solstice may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any such person.
Preemptive Rights

Sonus' stockholders do not have preemptive rights. Thus, if additional shares of Sonus common stock are issued, the current holders of Sonus common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.
Pursuant to the stockholders agreement, for so long as the OEP Stockholders have a right to designate two or more board designees, each OEP Stockholder will have the right to purchase (in accordance with its pro rata portion) any new voting shares of New Solstice to be issued.

Notwithstanding the foregoing, the following new issuances will not trigger any preemptive rights: (i) shares issued to employees, consultants, officers and directors of New Solstice, pursuant to any arrangement approved by the board or its compensation committee; (ii) shares issued as consideration in the acquisition of another business or assets of another person by New Solstice by merger or purchase of the assets or shares, reorganization or otherwise; (iii) shares issued pursuant to any rights or agreements, including convertible securities, options and warrants, provided, that either (x) the initial sale or grant by New Solstice of such rights or agreements shall have been subject to the preemptive rights under the stockholders agreement, or (y) such rights or agreements existed prior to the closing date of the Sonus merger (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the closing of the mergers, with the effect of increasing the percentage of New Solstice's fully-diluted shares underlying such rights agreement shall not be included); (iv) shares issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by New Solstice; (v) warrants issued to a lender in a bona fide debt financing; (vi) shares registered under the Securities Act that are issued in an underwritten public offering; (vii) any right, option, or warrant to acquire any security convertible into the securities excluded pursuant to clauses (i) through (vi) above; (viii) any issuance by a subsidiary of New Solstice to New Solstice or a wholly owned subsidiary of New Solstice; and (ix) any issuance as to which the OEP Majority Interest (on behalf of the OEP Stockholders) elects to waive the preemptive rights pursuant to the stockholders agreement.

Sonus	New Solstice
Other than as set forth in the stockholders agreement, New Solstice's stockholders will not have preemptive rights.
Dividends and Share Repurchases

The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

Sonus' charter provides that dividends may be declared and paid on Sonus' common stock from funds lawfully available therefor if, and as when determined by the Sonus board and subject to any preferential dividend rights of any then outstanding shares of preferred stock. Sonus' bylaws provide that such dividends may be declared at any regular or special meeting, and may be paid in cash, in property, or in shares of Sonus' capital stock, subject to the provisions of Sonus' charter and the DGCL.
The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

The New Solstice charter will provide that dividends may be declared and paid on New Solstice's common stock from funds lawfully available therefor if, and as when determined by the New Solstice board and subject to any preferential dividend rights of any then outstanding shares of preferred stock. The New Solstice by-laws will provide that such dividends may be declared at any regular or special meeting, and may be paid in cash, in property, or in shares of New Solstice's capital stock, subject to the provisions of the New Solstice charter and the DGCL.
Required Vote for a Sale of the Company

The merger provisions of the DGCL and Section 271 of the DGCL require, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.
The merger provisions of the DGCL and Section 271 of the DGCL require, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.
Stockholder Rights Plan
Sonus does not currently have a stockholders' rights plan in effect.	New Solstice does not currently have a stockholders' rights plan in effect.

Sonus	New Solstice
Business Combination or Anti-Takeover Statutes

Section 203 of the DGCL generally prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Sonus has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Sonus.
Section 203 of the DGCL permits a Delaware corporation to elect not to be governed by the provisions of Section 203. Pursuant to the New Solstice charter, New Solstice will expressly elect not to be governed by the provisions of Section 203 of the DGCL. Instead, the New Solstice charter will provide that, notwithstanding any other provisions of the DGCL or the New Solstice charter, New Solstice shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless: (i) the New Solstice board has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by two-thirds of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, and by a majority of the independent directors (as defined in the stockholders agreement).

Sonus	New Solstice

The foregoing restriction will not apply if (i) a stockholder becomes an interested stockholder inadvertently and (a) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (b) would not, at any time within the three-year period immediately prior to a business combination between New Solstice and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or (ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice of a proposed transaction which (a) constitutes one of the transactions described in clause (A), (B) or (C) below; (b) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the New Solstice board; and (c) is approved or not opposed by a majority of the New Solstice board then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding paragraph are limited to (A) a merger or consolidation of New Solstice (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders is required); (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of New Solstice or of any of its direct or indirect majority-owned subsidiaries (other than to any direct or indirect wholly owned subsidiary or to New Solstice) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of New Solstice determined on a consolidated basis or the aggregate market value of all the outstanding stock of New Solstice; or (C) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of New Solstice. New Solstice will give not less than 20 days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause (A) or (B) above.

Sonus	New Solstice
Appraisal Rights

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Neither Sonus' charter nor bylaws provides for appraisal rights in any additional circumstance other than as required by applicable law.
Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Neither New Solstice's charter nor its bylaws will provide for appraisal rights in any additional circumstance other than as required by applicable law.
Forum for Adjudication of Disputes

Sonus' bylaws provide that unless Sonus consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Sonus, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former Sonus director, officer or other employee, agent or stockholder, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty claim, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, Sonus' charter or Sonus' bylaws (as each may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine or other "internal corporate claim" as that term is defined in Section 115 of the DGCL.
The New Solstice charter will provide that, unless New Solstice consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Solstice, (ii) any action asserting a claim of breach of a fiduciary duty owed by any New Solstice director, officer or other employee or stockholder, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of the New Solstice charter, the New Solstice by-laws (in each case, as amended from time to time) or governed by the internal affairs doctrine.

Comparison of GENBAND Party Shareholder Rights

GENBAND	GB	GB II	New Solstice
Organizational Documents

The rights of GENBAND shareholders are currently governed by GENBAND's Amended and Restated Memorandum and Articles of Association (which we refer to as GENBAND's Articles), its Fifth Amended and Restated Stockholders Agreement (as amended, which refer to as the GENBAND Stockholders Agreement), and the Companies Law (2016 Revision) of the Cayman Islands (which we refer to as the Companies Law).
The rights of GB stockholders are currently governed by GB's Certificate of Incorporation (which we refer to the GB charter), its Bylaws (which we refer to as the GB bylaws), the GENBAND Stockholders Agreement, and Delaware law, including the DGCL.
The rights of GB II stockholders are currently governed by GB II's Certificate of Incorporation (which we refer to as the GB II charter), its Bylaws (which we refer to as the GB II bylaws), the GENBAND Stockholders Agreement, and Delaware law, including the DGCL.
Upon consummation of the mergers, the rights of New Solstice stockholders will be governed by the New Solstice charter, the New Solstice by-laws, the stockholders agreement and Delaware law, including the DGCL.
Authorized Capital Stock

The authorized share capital of GENBAND is $100,000.00 divided into 10,000,000,000 Shares of a par value of US $0.00001 each.

As of the close of business on the GENBAND record date, GENBAND had 1,693,357,175 GENBAND Class A Shares issued and outstanding, 70,318,681 GENBAND Class B Shares issued and outstanding, 4,872,903,160 GENBAND Class C Shares issued and outstanding and 690,656,456 GENBAND Class E Shares issued and outstanding. As of the close of the close of business on the GENBAND record date, GENBAND also had 64,153,664 GENBAND Class B Shares and 10,337,348 GENBAND Class E Shares unallocated and held in reserve for future issuance to GENBAND management.
The aggregate number of shares which GB has the authority to issue is 450,000,000 shares of common stock, par value of $0.001 each.

As of the close of business on the GB record date, GB had 381,123,422 shares issued and outstanding.
The aggregate number of shares which GB II has the authority to issue is 3,000 shares of common stock, par value $0.01 each.

At the close of business on the GB II record date, GB II had 81.2 shares of common stock issued and outstanding.
The aggregate number of shares which New Solstice will have the authority to issue is 250,000,000 consisting of (i) 240,000,000 shares of common stock, par value $0.0001 each, and (ii) 10,000,000 shares of preferred stock, par value $0.01 each.

GENBAND	GB	GB II	New Solstice
Common Stock
The holders of GENBAND's Class A Shares and Class C Shares have full voting powers on all matters requiring shareholder action, each Class A Share and Class C Share being entitled to one vote.	The holders of GB common stock have full voting powers on all matters requiring stockholder action, each share of such common stock being entitled to one vote.	The holders of GB II common stock have full voting powers on all matters requiring stockholder action, each share of such common stock being entitled to one vote.	Except as qualified by the rights of the holders of the preferred stock, the holders of New Solstice common stock will be entitled to one vote for each share held at all meetings of stockholders.
Preferred Stock

By the vote or written consent of shareholders holding at least a majority of the voting power of all issued and outstanding Class A Shares and Class B Shares, voting together, and a majority of the Class C Shares voting separately as a class, the shareholders may, by ordinary resolution, authorize the board of directors to issue additional shares which may be designated as Class A Shares, Class B Shares, Class C Shares, Class E Shares or may be designated as any other class of shares, which may have such voting powers, preferences, vesting terms, participation, special rights (if any), qualifications, limitations and restrictions as the shareholders holding at least a majority of the voting power of all issued and outstanding shares entitled to vote so determine.	Not applicable.	Not applicable.	The New Solstice board will be authorized to issue one or more series of preferred stock in series and to establish the terms of such series.

GENBAND	GB	GB II	New Solstice
Number and Qualification of Directors

The GENBAND board currently consists of 10 members. GENBAND's Articles provide that the board shall consist of 9 members, provided that the members may by Ordinary Resolution increase or reduce the number of directors so long as the board consists of at least one person.

In accordance with the terms of the GENBAND Stockholders Agreement, the GENBAND board shall consist of nine directors, with such members consisting of (a) the person serving as the chief executive officer of GENBAND, (b) three persons designated by OEP, (c) two persons designated by the Blocker VC Investors (as defined therein) holding at least a majority of the aggregate issued and outstanding shares of GENBAND shares held by all Blocker VC Investors (as defined therein), and (d) three persons designated by OEP that are not affiliated with GENBAND, GB or any Investor (as defined therein). The number of persons serving on the GENBAND board may be increased at any time (by vote or written consent) by the holders of a majority of the outstanding GENBAND Class A Shares. Upon any such increase of the size of the GENBAND board, the holders then-holding a majority of the outstanding GENBAND Class A Shares shall designate the persons to fill such additional seats.
The GB board currently consists of 10 members. The GB bylaws provide that the number of directors which shall constitute a whole board shall be fixed in accordance with the GENBAND Stockholders Agreement.

In accordance with the terms of the GENBAND Stockholders Agreement, the GB board shall initially consist of nine members, with such members consisting of (a) the person then serving as the chief executive officer of GB (or, if there is no chief executive officer, the person then serving as the president), (b) three persons designated by OEP, (c) two persons designated by the Blocker VC Investors (as defined therein) holding at least a majority of the aggregate issued and outstanding shares of GENBAND shares held by all Blocker VC Investors (as defined therein), and (d) three persons designated by OEP that are not affiliated with GENBAND, GB or any Investor (as defined therein). The number of persons serving on the GB board shall equal the number of persons on the GENBAND board. Upon any increase in the size of the GB board above nine or if one of the parties set forth above does not designate a person to serve on the GB board, then any vacancies shall be designed by OEP for so long as OEP holds a majority of the GENBAND Class A shares held by the VC Investors.
The GB II board currently consists of 10 members. The GB II bylaws provide that the number of directors which shall constitute the whole board shall not be less than one and that the stockholders at each annual meeting of GB II shall determine the number of directors, and the number of directors may be increased or decreased at any time or from time to time by the stockholders or the directors by a vote of the majority of the directors then in office, except that any such decrease by vote of the directors shall only be made to eliminate vacancies existing by reason of death, resignation or removal of one or more directors.

In accordance with the terms of the GENBAND Stockholders Agreement, the GB II board initially consisted of two members. Upon any increase of the size of the GB II board above two, any vacancies were and are designated by GENBAND and must be reasonably acceptable to GB II stockholders. Prior to the appointment of any successor to the GB II directors or any new directors resulting from the expansion of the GB II board, GENBAND must provide the GB II stockholders with written notice of such proposed successors or new directors five business days prior to the effective date of such appointment. If, during such five business day period, GENBAND receives objections from GB II stockholders holding a majority of the
In accordance with the terms of the stockholders agreement, for so long as the OEP Stockholders beneficially own at least 10% of the shares initially issued in connection with the consummation of the mergers (which we sometimes refer to as the Initial OEP Shares), the New Solstice board will be comprised of nine directors. Initially, five of such directors will be designated by the OEP Stockholders holding a majority of the shares held by the OEP Stockholders (which we sometimes refer to as the OEP Majority) at any given time, two of which must be independent for purposes of applicable NASDAQ and SEC rules and must satisfy the other independence criteria specified in the stockholders agreement (who we refer to in this section as the independent directors). If OEP Stockholders reduce their ownership of the Initial OEP Shares, the number of directors they have the right to designate will be reduced (with the right to designate any directors being eliminated if the OEP Stockholders cease to own at least 10% of the Initial OEP Shares). The nominating and corporate governance committee will designate as directors (i) the Chief Executive Officer of New Solstice (which we sometimes refer to as the CEO Director) and (ii) the remaining directors comprising the New Solstice board (that is, of the eight directors other than the CEO Director, those not

GENBAND	GB	GB II	New Solstice
outstanding shares of GB II stating that such successor or new director is not reasonably acceptable to GB II stockholders, then such director shall not be appointed unless reasonably determined by the GENBAND board that the GB II stockholders' objection is unreasonable.	nominated by the OEP Majority.)

The New Solstice by-laws will provide that the number of directors shall be as determined from time to time by resolution adopted by a majority of the total number of directors which New Solstice would have if there were no vacancies or unfilled newly-created directorships, in a manner consistent with the stockholders agreement, so long as such agreement remains in effect.
Structure of Board of Directors; Term of Directors; Election of Directors

The GENBAND board members are appointed until their removal or resignation from office.

GENBAND's Articles provide that the directors are appointed by ordinary resolution (a resolution passed by the vote or written consent of shareholders holding at least a majority of the voting power of all issued and outstanding shares entitled to vote).
The GB board is elected annually.

The GB charter provides that election of directors need not be by written ballot.

The GB bylaws provides that the members of the GB board shall be elected at the annual meeting of the stockholders by a plurality vote of shares represented in person or by proxy.
The GB II board is elected annually.

The GB II charter provides that election of directors need not be by written ballot.

The GB II bylaws provide that a plurality of the votes cast for election to any office shall elect to such office.
The New Solstice board will be elected annually. The New Solstice charter will provide that each director shall hold office until the next annual meeting for the election of directors and until the director's successor is duly elected and qualified.

The New Solstice by-laws will provide that directors are elected by the vote of a majority of the votes cast (with "abstentions" and "broker non-votes" not counted as a vote "for" or "against" such nominee's election); except that, notwithstanding the foregoing, directors are elected by a plurality of the votes cast if, as of the record date for such meeting, the number of nominees exceeds the number of directors to be elected.

GENBAND	GB	GB II	New Solstice
Removal of Directors

GENBAND's Articles provide that the directors may be removed by ordinary resolution (a resolution passed by the vote or written consent of shareholders holding at least a majority of the voting power of all issued and outstanding shares entitled to vote).
The GB bylaws provide that, subject to the GENBAND Stockholders Agreement, members of the GB board may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.
The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
Pursuant to the stockholders agreement, other than for a decrease in the Initial OEP Shares (as further described above in "—Number and Qualification of Directors") or as required by applicable law, no director designated by the OEP Majority may be removed from office unless such director fails to meet the qualification criteria set forth in good faith by the nominating and corporate governance committee, or such removal is approved or directed by the OEP Majority. The CEO Director may be removed if such director ceases to serve as the Chief Executive Officer of New Solstice, and the remaining directors may be removed if such removal is directed or approved by the nominating and corporate governance committee.

The New Solstice charter and bylaws will provide that, except as may otherwise be provided by the DGCL, the New Solstice by-laws or the stockholders agreement (for so long as the stockholders agreement is in effect), any director, or the entire New Solstice board, may be removed from office at any time, (i) for cause by the affirmative vote of the holders of a majority of voting power of the shares of New Solstice stock entitled to vote for the election of directors, voting together as a single class, or (ii) without cause by (a) subject to clause (b), the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of

GENBAND	GB	GB II	New Solstice
New Solstice stock entitled to vote for the election of directors, voting together as a single class or (b) in the event recommended by at least two-thirds of the total number of authorized directors, including the approval of a majority of the independent directors, the affirmative vote of the holders of a majority of the voting power of the shares of New Solstice stock entitled to vote for the election of directors, voting as a single class.
Vacancies on the Board of Directors

GENBAND's Articles provide that any vacancies in the GENBAND board for any reason may be filled by ordinary resolution (a resolution passed by the vote or written consent of shareholders holding at least a majority of the voting power of all issued and outstanding shares entitled to vote).
The GB bylaws provide that, subject to the GENBAND Stockholders Agreement, vacancies or newly-created directorships resulting from any increase in the authorized number of directors shall by filled by a vote or written consent of the shareholders. If there are no directors in office, then an election of directors may be held in the manner provided by statute.
The GB II bylaws provide that vacancies and any newly created directorships resulting from any increase in the number of directors may be filled by vote of the GB II stockholders at a meeting called for that purpose, or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action in writing thereon to take effect when such resignation or resignations shall become effective.
Pursuant to the stockholders agreement, if at any time any director ceases to serve on the board (whether due to death, disability, resignation, removal or otherwise), the person that designated or nominated such director shall designate or nominate a successor to fill the vacancy created thereby on the terms and subject to the conditions of the stockholders agreement. In the event that the OEP Stockholders do not have the right to designate an individual to fill such vacancy, then such vacancy may be filled as provided in the New Solstice charter and bylaws.

GENBAND	GB	GB II	New Solstice
The New Solstice by-laws will provide that, except as otherwise required by the DGCL, the New Solstice charter or the stockholders agreement (for so long as the stockholders agreement is in effect), any vacancies in the Sonus board for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Sonus board, acting by a majority of the remaining directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next annual election of directors or until their successors are elected and qualified.
Advisory Committees
None.	None.	None.
Pursuant to the stockholders agreement, New Solstice shall, and each OEP Stockholder shall use its reasonable best efforts to, cause the board to establish and maintain an integration committee, it being understood that the integration committee will only be maintained for such period of time as may be determined by the board.

GENBAND	GB	GB II	New Solstice
Stockholder Action by Written Consent
GENBAND's Articles provide that shareholders may pass resolutions by written consent.
The GB bylaws provide that any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take suction action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.
The GB II bylaws provide that any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
The New Solstice charter will provide that any action required or permitted to be taken by the New Solstice stockholders may be taken only at a duly called annual or special meeting of New Solstice stockholders and may not be taken by any consent in writing by such stockholders.

GENBAND	GB	GB II	New Solstice
Quorum

GENBAND's Articles provide that shareholders, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy, shall be a quorum if such shareholder(s) hold, or have the right to vote, at least fifty per cent of the voting power of all issued and outstanding shares entitled to vote.
The GB bylaws provide that the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or by proxy, shall constitute a quorum, except as otherwise provided by law or by the GB charter.

In the event of a lack of quorum, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting as provided in the GB bylaws.
The GB II bylaws provide that the holders of a majority of the stock issued and outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law. Except as otherwise provided by law, no stockholder present at a meeting may withhold his shares from the quorum count by declaring his shares absent from the meeting.
The New Solstice by-laws will provide that the holders of at least a majority in voting power of the shares of issued and outstanding stock of New Solstice entitled to vote at a meeting, present in person or represented by proxy, constitutes a quorum, except as otherwise required by law or by New Solstice's charter or its bylaws.

In the event of a lack of quorum, the chairman of the meeting or a majority in interest of the stockholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting, at which a quorum shall be present, any business may be transacted that might have been transacted if the meeting had been held as originally called. The New Solstice stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

GENBAND	GB	GB II	New Solstice
The New Solstice by-laws will further provide that a majority of the total number of directors which New Solstice would have if there were no vacancies or unfilled newly-created directorships, shall constitute a quorum for board action. In the event of lack of a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice of the adjourned meeting if the time and place, if any, thereof, are announced at the meeting at which the adjournment is taken.
Special Meetings of Stockholders

GENBAND's Articles provide that extraordinary general meetings may be called by the board of directors.

GENBAND's Articles provide that shareholders holding not less than twenty per cent of the voting power of all issued and outstanding shares entitled to vote may also requisition the board of directors to call extraordinary general meetings.
The GB bylaws provide that special meetings of GB stockholders may be called only by the President or Secretary at the request in writing of a majority of the members of the GB board or holders of a majority of the total voting power of all outstanding shares of stock of GB then entitled to vote. A special meeting may not be called absent such a request.
The GB II bylaws provide that special meetings of the stockholders may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of the holders of at least ten percent of the common stock of GB II issued and outstanding and entitled to vote at such meeting. Such request shall state the purpose or purposes of the proposed meeting and business to be transacted at any special meeting of the stockholders.
The New Solstice charter and bylaws will provide that special meetings of New Solstice stockholders may be called only by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships, or (for so long as the stockholders agreement remains in effect) a majority of the independent directors.

GENBAND	GB	GB II	New Solstice
Notice of Stockholder Meetings

GENBAND's Articles provide that at least five business days' notice is required and such notice shall state the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given by courier, post, cable, telex, fax or email.
The GB bylaws provide that written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.

Notice of special meetings shall be given to each stockholder entitled to vote as such special meeting as soon as reasonably practicable after the receipt of request for such special meeting.
The GB II bylaws provide that the annual meeting of stockholders shall be held at such date and time as shall be designated from time to time by the GB II board, at which they shall elect a board of directors and transact such other business as may be required by law or as may properly come before the meeting.

Under Section 222 of the DGCL, notice of a meeting of stockholders, stating the place, date and hour of the meeting, is generally required to be given to the stockholders entitled to vote at such meeting not less than 10 nor more than 60 days before the date of the meeting.
The New Solstice by-laws will provide that, unless otherwise provided by law, the New Solstice charter or the New Solstice by-laws, notice of each meeting of stockholders, stating the date, time, place (if any), and the means of remote communications (if any), by which stockholders and proxyholders may be deemed to be present in person and vote, shall be distributed (either personally or by mail, or, to the extent and in the manner permitted by applicable law, by a form of electronic transmission consented to by the stockholder to whom notice is given) not less than 10 days nor more than 60 days before such meeting to each stockholder of record entitled to vote.
Advance Notice Requirements for Stockholder Nominations and Other Provisions

GENBAND's Articles do not provide for nominations and other business to be brought at a general meeting.

GENBAND's Articles provide that shareholders holding not less than twenty per cent of the voting power of all issued and outstanding shares entitled to vote may also requisition the board of directors to call extraordinary general meetings.	None.	None.
The New Solstice by-laws will provide that, for nominations to be properly brought at an annual or special meeting of stockholders and for other business to be properly brought at an annual meeting of stockholders, a stockholder of record at such time must have given timely notice to the Secretary of New Solstice and must comply with the other requirements set forth in the New Solstice by-laws.

GENBAND	GB	GB II	New Solstice
To be timely, a stockholder's notice must be delivered to the Secretary at New Solstice's principal executive offices: in connection with an annual meeting, not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting (unless no annual meeting was held in the prior year or the annual meeting is called for a date that is not within 30 days before or 70 days after such anniversary date, in which case such notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting or later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the 10th day after the first public disclosure of the date of such meeting by New Solstice in a press release or in a document filed with the SEC (which we refer to as a New Solstice Public Announcement)). For purposes of the first annual meeting following the adoption of the New Solstice by-laws, the date of the first anniversary of the preceding year's annual meeting shall be deemed to be June 9, 2018.

GENBAND	GB	GB II	New Solstice
For a notice of nomination to be timely in connection with a special meeting called by New Solstice for the purpose of electing directors, such notice must be delivered to the Secretary at New Solstice's principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting and (ii) the 10th day following the day on which the New Solstice Public Announcement of the date of the special meeting and of the nominees proposed by the New Solstice board to be elected at such meeting is first made by New Solstice.
Charter Amendments

GENBAND's Articles and the Companies Law provide that the amended and restated memorandum and articles of association may be amended by special resolution (a unanimous written resolution or a vote passed by a majority of at least two-thirds of shareholders who, being entitled to vote, attend and vote in person or by proxy).
The DGCL provides that an amendment to a corporation's certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each
The DGCL provides that an amendment to a corporation's certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each
The DGCL provides that an amendment to a corporation's certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and declaring its advisability and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each

GENBAND	GB	GB II	New Solstice
class entitled to vote, if any). The GB charter does not contain provision relating to amendments to the charter.	class entitled to vote, if any).

The GB II charter provides that, except as related to the limitation of liability provisions of the GB II charter set forth in the GB II charter, GB II reserves the right to amend or repeal any provision contained in the GB II charter. With respect to the limitation of liability provisions, the GB II charter provides that no amendment or repeal of such provisions shall apply to or effect the liability of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.	class entitled to vote, if any).

The New Solstice charter will provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding New Solstice voting stock entitled to vote thereon (in addition to any separate class vote required by law or that may in the future be required pursuant to the terms of any outstanding preferred stock) is required to amend or repeal the provisions of Articles IV (to the extent it relates to the authority of the board of directors to issue shares of preferred stock in one or more series, the terms of which may be determined by the board of directors), V (Board of Directors), VII (Indemnification), IX (Business Combinations with Interested Stockholders), X (Certain Transactions), XI (Stockholder Action), XII (Exclusive Forum), XIII (Severability) or XIV (Amendments) of the New Solstice charter, or to reduce the numbers of authorized shares of common stock or preferred stock.

GENBAND	GB	GB II	New Solstice
Amendment of Bylaws

GENBAND's Articles and the Companies Law provide that the amended and restated memorandum and articles of association may be amended by special resolution (a unanimous written resolution or a vote passed by a majority of at least two-thirds of shareholders who, being entitled to vote, attend and vote in person or by proxy).
Except as otherwise provided in the GB charter, the GB bylaws may be altered, amended or repealed or new bylaws may be adopted, by the holders of a majority of the outstanding voting shares or by the GB board at any regular meeting of the stockholders or of the board or at any special meeting of the stockholders or of the board if notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of such special meeting. No such amendment shall be permitted if such amendment would cause the bylaws to conflict with the GENBAND Stockholders Agreement.
The GB II bylaws may be altered, amended or repealed or new bylaws may be adopted by the GB II stockholders or board at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board.
The New Solstice charter will provide that, subject to any limitations imposed by the New Solstice charter, the New Solstice by-laws may be altered, amended, or repealed, or new bylaws may be adopted, by resolution of the board duly adopted by a majority of the total number of directors which New Solstice would have if there were no vacancies or unfilled newly-created directorships, including (for so long as the stockholders agreement remains in effect) the approval of a majority of the independent directors. With respect to the power of holders of capital stock to adopt, amend and repeal the New Solstice by-laws, notwithstanding any other provision of the bylaws or any provision that might otherwise permit a lesser vote or no vote, in addition to any vote of the holders of any class or series of capital stock required by the bylaws or by law, the affirmative vote of the holders of the voting power of at least 66 2/3% of the shares of New Solstice's stock entitled to vote thereon, voting together as a single class, shall be required for any such alteration, amendment, repeal or adoption by the vote of the holders of any class or series of New Solstice's capital stock.

GENBAND	GB	GB II	New Solstice
Limitation on Director Liability

Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime.

GENBAND's Articles provide that each director and officer of GENBAND shall be indemnified out of the assets of GENBAND, same in respect of any liability they may incur by reason of their own actual fraud or willful default.
The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duties, except liability for any breach of the director's duty of loyalty to the corporation's stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.

The GB charter provides that the director of GB is not personally liable to GB or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law. If the DGCL is amended, after approval by the stockholders of Article IX (regarding director liability) of the GB bylaws, to authorize corporation action further eliminating or limited the personal liability of directors, then the liability of a director of GB shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duties, except liability for any breach of the director's duty of loyalty to the corporation's stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.

The GB II charter provides that GB II eliminates the personal liability of each member of its board and its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing does not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to GB II or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit.
The DGCL provides that a corporation may include in its certificate of incorporation a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duties, except liability for any breach of the director's duty of loyalty to the corporation's stockholders, for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions) and for any transaction from which the director derived an improper personal benefit.

The New Solstice charter will provide that a director of New Solstice is not personally liable to New Solstice or its stockholders for monetary damages for breach of a fiduciary duty as a director, except, to the extent required from time to time by applicable law, for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

GENBAND	GB	GB II	New Solstice
Indemnification
GENBAND's Articles provide for indemnification of officers and directors, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default.
The GB charter provides that, to the fullest extent permitted by applicable law, as the same is now or may hereafter be in effect, GB is authorized to provide indemnification of (and advancement of expenses to) agents of GB (and any other persons to which DGCL permits GB to provide indemnification) through GB's bylaw provision, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of indemnification and advancement otherwise permitted to Section 145 of the DGCL, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to GB, its stockholders, and others.

The GB bylaws provide that GB directors, officers, employees or agents of GB, will be indemnified by GB to the fullest extent permitted by Section 145 of the DGCL, against all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement and/or other matters referred to or covered by Section 145.

The GB bylaws further provide that the right to indemnification shall include the right to be paid by GB the expenses (including attorneys' fees) incurred by a present or former director or officer of GB in defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt
The GB II charter provides that, to the fullest extent permitted by applicable law, GB II is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of GB II (and any other persons to which the DGCL permits GB II to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of DGCL.

The GB II charter provides further that any indemnities provided and granted under the GB II charter shall not be exclusive of any other rights or protections afforded an individual under any contract or vote of shareholders or disinterested directors or otherwise.

The GB II bylaws provide that GB II shall indemnify its officers and directors to the full extent the corporation is permitted or required to do so by the DGCL. In furtherance of and not in limitation of the foregoing, GB II shall advance expenses, including attorneys' fees, incurred by an officer or director of GB II in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such
The New Solstice charter will provide that New Solstice directors and officers will be indemnified by New Solstice to the fullest extent permitted by Section 145 of the DGCL, against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding and any appeal therefrom, and such indemnification shall continue as to an indemnitee who has ceased to be a director, trustee, officer, employee or agent.

The New Solstice by-laws will provide that New Solstice shall indemnify, to the fullest extent permitted by applicable law, as the same exists or may be amended, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been a director or officer of New Solstice; or while a director or officer of New Solstice, serving or having served at the request of New Solstice as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss

GENBAND	GB	GB II	New Solstice
of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by GB as authorized by relevant provisions of the DGCL; provided, however, that GB shall not be required to advance such expenses to a director (i) who commences any action, suit or proceeding as a plaintiff unless such advance is specifically approved by a majority of the GB board, or (ii) who is a party to an action, suit or proceeding brought by GB and approved by a majority of the GB board which alleges willful misappropriation of corporate assets by such director, disclosure of confidential information in violation of such director's fiduciary or contractual obligations to GB, or any other willful and deliberate breach in bad faith of such director's duty to GB or its stockholders.

GB's board may, in its discretion, have the power on behalf of GB to indemnify any other person made a party to any action, suit or proceeding who GB may indemnify under Section 145 of the DGCL.	advances if it shall ultimately be determined that he is not entitled to be indemnified by GB II. GB II shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation has the power to indemnify such person under the DGCL.	(including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

The New Solstice by-laws will further provide that the right to indemnification shall include the right to be paid by New Solstice the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such advancement of expenses shall be made only upon New Solstice's receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the bylaws or otherwise.

New Solstice may, to the extent authorized from time to time by the board, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of New Solstice to the fullest extent provided by the bylaws with respect to the indemnification and advancement of expenses of directors and officers of the expenses payable in advance.

New Solstice may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any such person.

GENBAND	GB	GB II	New Solstice
Preemptive Rights

GENBAND's shareholders do not have preemptive rights. Thus, if additional shares are issued, the current shareholders will own a proportionately smaller interest in a larger number of issued and outstanding shares to the extent that they do not participate in the additional issuance.
Pursuant to the GENBAND Stockholders Agreement, GB grants to each VC Investor (as defined therein), subject to certain exceptions, a preemptive right to purchase the number of shares of GB common stock held by a given GB VC Investor (as defined there) bears to the number of shares of GB common stock held by all GB VC Investors (as defined therein) (in whole or in part) of future sales by GB of GB common stock. Each GB VC Investor shall be entitled to assign or apportion the preemptive right hereby granted it among itself and its partners and affiliates (including, in the case of a venture capital or other investment fund, other venture capital or investment funds affiliated with such fund) in such proportions as it deems appropriate, so long as such persons become a party to the GENBAND Stockholders Agreement.

Other than as set forth in the GENBAND Stockholders Agreement, GENBAND's shareholders do not have preemptive rights.
GB II stockholders do not have preemptive rights. Thus, if additional shares of GB II common stock are issued, the current holders of GB II common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.
Pursuant to the stockholders agreement, for so long as the OEP Stockholders have a right to designate two or more board designees, each OEP Stockholder will have the right to purchase (in accordance with its pro rata portion) any new voting shares of New Solstice to be issued.

Notwithstanding the foregoing, the following new issuances will not trigger any preemptive rights: (i) shares issued to employees, consultants, officers and directors of New Solstice, pursuant to any arrangement approved by the board or its compensation committee; (ii) shares issued as consideration in the acquisition of another business or assets of another person by New Solstice by merger or purchase of the assets or shares, reorganization or otherwise; (iii) shares issued pursuant to any rights or agreements, including convertible securities, options and warrants, provided, that either (x) the initial sale or grant by New Solstice of such rights or agreements shall have been subject to the preemptive rights under the stockholders agreement, or (y) such rights or agreements existed prior to the closing date of the Sonus merger (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the closing of the mergers, with the effect of increasing the percentage of New Solstice's fully-diluted shares underlying

GENBAND	GB	GB II	New Solstice
such rights agreement shall not be included); (iv) shares issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by New Solstice; (v) warrants issued to a lender in a bona fide debt financing; (vi) shares registered under the Securities Act that are issued in an underwritten public offering; (vii) any right, option, or warrant to acquire any security convertible into the securities excluded pursuant to clauses (i) through (vi) above; (viii) any issuance by a subsidiary of New Solstice to New Solstice or a wholly owned subsidiary of New Solstice; and (ix) any issuance as to which the OEP Majority Interest (on behalf of the OEP Stockholders) elects to waive the preemptive rights pursuant to the stockholders agreement.

Other than as set forth in the stockholders agreement, New Solstice's stockholders will not have preemptive rights.

GENBAND	GB	GB II	New Solstice
Dividends and Share Repurchases

GENBAND's Articles provide that shares may be repurchased in such manner and on such terms as the directors may agree with the relevant shareholder, save with respect to Class C Shares, the repurchase rights of which are set out in GENBAND's Articles.

GENBAND's Articles provide the directors may resolve to pay dividends or other distributions and authorize payment out of the funds of GENBAND lawfully available therefor.
The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

The GB charter provides that its stockholders shall be entitled to receive dividends as may be declared by the GB board on a pari passu basis, when and as declared by the GB board, out of any assets of GB legally available therefor. The GB bylaws provide that such dividends may be declared at any regular or special meeting, and may be paid in cash, in property or in shares of
The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

The GB II charter does not contain provisions relating to dividends and share repurchases.
The DGCL provides that, subject to any restrictions in a corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

The New Solstice charter will provide that dividends may be declared and paid on New Solstice's common stock from funds lawfully available therefor if, and as when determined by the New Solstice board and subject to any preferential dividend rights of any then outstanding shares of preferred stock. The New Solstice by-laws will provide that such dividends may be declared

GENBAND	GB	GB II	New Solstice
	capital stock, subject to the provisions of The GB charter and the DGCL.		at any regular or special meeting, and may be paid in cash, in property, or in shares of New Solstice's capital stock, subject to the provisions of the New Solstice charter and the DGCL.
Required Vote for a Sale of the Company

Mergers require approval of two-thirds of the shares entitled to vote present and voting at a general meeting or a unanimous written resolution, and any other authorization as may be specified in the relevant articles of association.

Parties holding certain security interests in the constituent companies must also consent.
The merger provisions of the DGCL and Section 271 of the DGCL require, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.
The merger provisions of the DGCL and Section 271 of the DGCL require, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.
The merger provisions of the DGCL and Section 271 of the DGCL require, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.
All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

If holders of not less than 90% of each class or series (generally excluding shares already owned by the acquiror) approve of a tender offer, then the remaining shareholders are generally compelled, subject to court approval, to transfer their shares on the same terms as the accepting shareholders.

A Cayman Islands company may also be acquired through a "scheme of arrangement" sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders' meeting.

GENBAND	GB	GB II	New Solstice

GENBAND's Articles also prescribe a series of actions that need to take place upon a realization event, involving the GENBAND board's good faith determination of the value of consideration received in connection with a realization event and whether to cause to distribute or retain any realization consideration or to make any other distributions to shareholders, among other determinations and actions required by the GENBAND board.
Stockholder Rights Plan
GENBAND does not currently have a shareholders' rights plan in effect.	GB does not currently have a stockholders' rights plan in effect.	GB II does not currently have a stockholders' rights plan in effect.	New Solstice does not currently have a stockholders' rights plan in effect.

GENBAND	GB	GB II	New Solstice
Business Combination or Anti-Takeover Statutes

Mergers require approval of two-thirds of the shares entitled to vote present and voting at a general meeting or a unanimous written resolution, and any other authorization as may be specified in the relevant articles of association.

Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

If holders of not less than 90% of each class or series (generally excluding shares already owned by the acquiror) approve of a tender offer, then the remaining shareholders are generally compelled, subject to court approval, to transfer their shares on the same terms as the accepting shareholders.

A Cayman Islands company may also be acquired through a "scheme of arrangement" sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders' meeting.
Section 203 of the DGCL generally prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Section 203 of the DGCL permits a Delaware corporation to elect not to
Section 203 of the DGCL generally prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Section 203 of the DGCL permits a Delaware corporation to elect not to
Section 203 of the DGCL permits a Delaware corporation to elect not to be governed by the provisions of Section 203. Pursuant to the New Solstice charter, New Solstice will expressly elect not to be governed by the provisions of Section 203 of the DGCL. Instead, the New Solstice charter will provide that, notwithstanding any other provisions of the DGCL or the New Solstice charter, New Solstice shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless: (i) the New Solstice board has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) at or after the person or entity becomes an interested stockholder, the business combination is approved by two-thirds of the total number of authorized directors, whether or not there exist any vacancies

GENBAND	GB	GB II	New Solstice
be governed by the provisions of Section 203. GB has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to GB.	be governed by the provisions of Section 203. GB II has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to GB II.	in previously authorized directorships, and by a majority of the independent directors (as defined in the stockholders agreement).

The foregoing restriction will not apply if (i) a stockholder becomes an interested stockholder inadvertently and (a) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (b) would not, at any time within the three-year period immediately prior to a business combination between New Solstice and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or (ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice of a proposed transaction which (a) constitutes one of the transactions described in clause (A), (B) or (C) below; (b) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the New Solstice board; and (c) is approved or not opposed by a majority of the New Solstice board then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for

GENBAND	GB	GB II	New Solstice

election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding paragraph are limited to (A) a merger or consolidation of New Solstice (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders is required); (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of New Solstice or of any of its direct or indirect majority-owned subsidiaries (other than to any direct or indirect wholly owned subsidiary or to New Solstice) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of New Solstice determined on a consolidated basis or the aggregate market value of all the outstanding stock of New Solstice; or (C) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of New Solstice. New Solstice will give not less than 20 days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause (A) or (B) above.

GENBAND	GB	GB II	New Solstice
Appraisal Rights

The Companies Law provides that minority shareholders that dissent to a merger are entitled to be paid the fair value of their shares, which if necessary may ultimately be determined by the court.

See section entitled "Appraisal Rights" beginning on page 339 of this joint proxy statement/prospectus for further discussion of appraisal rights of GENBAND shareholders.
Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including
Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including
Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including

GENBAND	GB	GB II	New Solstice
in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

See section entitled "Appraisal Rights" beginning on page 339 of this joint proxy statement/prospectus for further discussion of appraisal rights of GB stockholders.	in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

See section entitled "Appraisal Rights" beginning on page 339 of this joint proxy statement/prospectus for further discussion of appraisal rights of GB II stockholders.	in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Neither New Solstice's charter nor its bylaws will provide for appraisal rights in any additional circumstance other than as required by applicable law.
Forum for Adjudication of Disputes

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company's board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.
The New Solstice charter will provide that, unless New Solstice consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New Solstice, (ii) any action asserting a claim of breach of a fiduciary duty owed by any New Solstice director, officer or other employee or stockholder, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of the New Solstice charter, the New Solstice by-laws (in each case, as amended from time to time) or governed by the internal affairs doctrine.

RELATED PERSON TRANSACTIONS

Sonus

        Certain related person transactions involving the directors and executive officers of Sonus are described in more detail in the section entitled "The Mergers—Interests of Directors and Executive Officers in the Transactions—Interests of Directors and Executive Officers of Sonus in the Transactions" beginning on page 172 of this joint proxy statement/prospectus.

The GENBAND Parties

        Certain related person transactions involving the directors and executive officers of the GENBAND parties are described in more detail in the section entitled "The Mergers—Interests of Directors and Executive Officers in the Transactions—Interests of Directors and Executive Officers of the GENBAND Parties in the Transactions" beginning on page 178 of this joint proxy statement/prospectus.

        GENBAND is party to a management fee agreement (which we refer to as the management fee agreement), dated as of May 28, 2015, with OEP which will be terminated in connection with the closing. Pursuant to the terms of the management fee agreement, GENBAND agrees to pay OEP an annual management fee equal to $1,750,000 in consideration for the management and advisory services provided by OEP to GENBAND from time to time. The management fee is payable on the first business day following the anniversary of the management fee agreement. All management fees payable to OEP (approximately $10 million) are expected to be paid off prior to the consummation of the mergers.

        GENBAND is party to the Subordinated Term Loan with OEP Parent, which bears interest at 10%, compounding quarterly, with a maturity date of September 30, 2019. As of August 31, 2017, there were borrowings outstanding of $40 million, with no additional available borrowing capacity. Borrowings under the Subordinated Term Loan are unsecured and are subordinate to GENBAND's revolving credit facility. No prepayment of the Subordinated Term Loan is allowed pursuant to the SVB Agreement until the SVB Agreement expires. Upon the occurrence of an Event of Default (as defined under the Subordinated Term Loan), the interest rate would increase to 12%. All outstanding amounts under the Subordinated Term Loan are expected to be repaid in full in connection with the consummation of the mergers.

        GENBAND US LLC and GENBAND Ireland Limited, each a subsidiary of GENBAND, are parties to a master development services agreement, dated as of April 2011, with Nortel Networks Netaş Telekomünikasyon A.Ş. (which we refer to as Netas), a company organized and existing under the laws of the Republic of Turkey. Netas, a significant vendor of GENBAND, was formerly majority-owned by OEP. GENBAND made payments of approximately $22.3 million to Netas in 2016 and approximately $5.6 million to Netas in the first quarter of 2017. In addition, GENBAND received approximately $555,000 from Netas in 2016 and approximately $321,000 in the first quarter of 2017 from Netas. In December 2016, OEP entered into an agreement to sell its ownership interest in Netas to ZTE, a multinational ICT solutions vendor. The sale to ZTE closed in August 2017.

        The merger agreement contemplates, as a condition to the closing of the transactions contemplated thereby, that at the closing, New Solstice will enter into a stockholders agreement with the OEP Stockholders. See the section entitled "Other Related Agreements—Principal Stockholders Agreement" beginning on page 215 of this joint proxy statement/prospectus for a further discussion of the stockholders agreement.

        GENBAND, GB and GB II are party to the GENBAND Stockholders Agreement, pursuant to which OEP has the right to, among other things, cause shareholders of each GENBAND party holding a majority of shares of such GENBAND party to vote in favor of the approval of the GENBAND mergers.

 APPRAISAL RIGHTS

Sonus Stockholder Appraisal Rights

        Under the DGCL, Sonus stockholders do not have appraisal rights in connection with the Sonus merger.

GENBAND Shareholder Dissenter Rights

        With respect to the GENBAND merger, the Companies Law (2016 Revision) provides for a right of dissenting stockholders, in certain situations, to be paid the fair value of their shares upon their dissenting to the merger if they follow a prescribed procedure. That procedure is as follows:

  •
  the shareholder must give their written objection to the merger to the exempted company before the vote on the merger, including a statement that the shareholder proposes to demand payment for their shares if the merger is authorized by the vote;

  •
  within 20 days following the date on which the merger is approved by the stockholders, the exempted company must give written notice to each shareholder who made a written objection;

  •
  a shareholder must within 20 days following receipt of such notice from the exempted company, give the exempted company a written notice of their intention to dissent including, among other details, a demand for payment of the fair value of their shares;

  •
  within seven days following the date of the expiration of the period set out in the immediately preceding paragraph or seven days following the date on which the plan of merger is filed, whichever is later, the constituent company or the surviving company must make a written offer to each dissenting shareholder to purchase their shares at a price that the company determines is their fair value and if the exempted company and the shareholder agree the price within 30 days following the date on which the offer was made, the exempted company must pay the shareholder such amount; and

  •
  if the exempted company and the stockholder fail to agree on a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the exempted company must (and any dissenting stockholders may) file a petition with the Cayman Islands Grand Court for a determination of the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting stockholders with whom agreements as to the fair value of their shares have not been reached by the exempted company.

        At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the exempted company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the exempted company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, (i) to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date; or (ii) where the consideration for such shares to be contributed are shares of the surviving company (or depository receipts in respect thereof) or shares of any other company (or depository receipts in respect thereof) which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders.

        Notwithstanding the above, in accordance with the GENBAND Stockholders Agreement, OEP has the right to require shareholders holding a majority of GENBAND shares to vote in favor of the GENBAND merger. To the extent a GENBAND shareholder does not vote in favor of (or return a separate proxy voting in favor of) the adoption of the merger agreement and the approval of the

GENBAND merger, OEP may exercise the proxy granted to it by the GENBAND Stockholders Agreement to vote any such shareholder's shares in favor of the adoption of the merger agreement and the approval of the GENBAND merger. Accordingly, GENBAND shareholders would waive their dissenters' rights in connection with the GENBAND merger.

        Dissenter rights with respect to holders of GENBAND shareholders in connection with the GENBAND merger are therefore subject to OEP's rights under the GENBAND Stockholders Agreement with respect to the GENBAND shareholders as discussed above.

GB and GB II Stockholder Appraisal Rights

        As a statutory matter appraisal rights are available with respect to the GB merger and the GB II merger under Section 262 of the DGCL (which we refer to as Section 262). A copy of Section 262 of the DGCL is attached to this joint proxy statement/prospectus as Annex L, and the description of Section 262 set forth herein is qualified in its entirety thereby.

        Although, as a statutory matter appraisal rights are available with respect to the GB merger and the GB II merger under Section 262, under the terms of the GENBAND Stockholders Agreement, OEP has the right to require stockholders holding a majority of common stock of GB and GB II stockholders to vote in favor of the GB merger or the GB II merger, as applicable. To the extent a GB stockholder or GB II stockholder does not vote in favor of (or return a separate proxy voting in favor of) the adoption of the merger agreement and the approval of the GB merger or GB II merger, as applicable, OEP may exercise the proxy granted to it by the GENBAND Stockholders Agreement to vote any such stockholder's shares in favor of the adoption of the merger agreement and the approval of the GB merger or GB II merger, as applicable. Under Section 262 of the DGCL, only stockholders who do not vote in favor of a merger are entitled to exercise appraisal rights in connection therewith. Accordingly, any stockholder whose shares are voted in favor of the GB merger or the GB II merger, including pursuant to the provisions of the GENBAND Stockholders Agreement, will not be entitled to exercise appraisal rights in connection with such mergers.

        Although, for the reasons described above, stockholders of GB and GB II party to the GENBAND Stockholders Agreement may ultimately not be entitled exercise any appraisal rights in connection with the GB merger or the GB II merger, this section is intended as a brief summary of certain provisions of Section 262 that a stockholder who is entitled to exercise appraisal rights must follow to demand and perfect such appraisal rights. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. GB and GB II stockholders should carefully review the full text of Section 262 as well as the information discussed below. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

        A record holder of shares of GB common stock or GB II common stock, as applicable, who properly makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the GB merger or GB II merger (as applicable), who otherwise complies with the statutory requirements of Section 262, who neither votes in favor of the GB merger or GB II merger (as applicable) nor consents thereto in writing and who does not withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights will be entitled to an appraisal of his, her or its shares by the Delaware Court of Chancery (which we refer to as the Delaware Court) of the fair value of his, her or its shares of GB common stock or GB II common stock (as applicable) exclusive of any element of value arising from the accomplishment or expectation of the GB merger or GB II merger (as applicable), together with a fair rate of interest, as determined by the Delaware Court. In determining the fair value of shares, the Delaware Court will take into account all relevant factors. The "fair value" could be greater than, less than or the same as the consideration that the stockholder would have received in connection with the GB merger or GB II merger, as applicable. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of GB common stock or GB II common stock" are to the record holder or holders of shares of GB common stock or GB II common stock (as applicable).

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the GB special meeting or GB II special meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This joint proxy statement/prospectus shall constitute such notice of appraisal rights to the record holders of GB common stock and GB II common stock.

        Holders of shares of GB common stock or of GB II common stock who desire to exercise their appraisal rights must not vote in favor of the GB merger or the GB II merger, respectively, and must deliver to GB or GB II, as applicable, a separate written demand for appraisal of his, her or its shares prior to the taking of the vote of the stockholders of GB or of GB II on the GB merger or the GB II merger at the GB special meeting or the GB II special meeting, as applicable. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the applicable corporation of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of such stockholder's shares of stock of such corporation. A proxy or vote against a merger will not by itself constitute such a demand. Within ten days after the effective time of the GB merger and the GB II merger, as applicable, GB Merger Sub must provide notice of the effective time of the GB merger and the GB II merger, as applicable, to all stockholders of GB and GB II who have complied with Section 262 and who have not voted in favor of or consented to the applicable merger.

        A stockholder of GB or of GB II who elects to exercise appraisal rights should mail or deliver his, her or its written demand to GB or GB II, respectively, by mail at 3605 E. Plano Parkway, Plano, Texas 75074, Attention: Corporate Secretary.

        A person having a beneficial interest in shares of GB common stock or in shares of GB II common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of GB common stock or the shares of GB II common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of GB common stock or of GB II common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

        Within 120 days after the effective time of the GB merger or GB II merger, as applicable, either GB Merger Sub or any stockholder of GB or of GB II, as applicable, who has complied with the provisions of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on GB Merger Sub in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders of GB or of GB II, as the case may be. There is no present intent on the part of GB Merger Sub to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that GB Merger Sub will file such a petition or that GB Merger Sub will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of stock of GB or of GB II who desire to have their shares appraised should file any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective time of the mergers, any stockholder of GB or of GB II who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from GB Merger Sub a statement setting forth the aggregate number of shares of, as applicable, GB common stock or GB II common stock not voting in favor of the applicable merger and with respect to which demands for appraisal were received by GB or GB II and the number of holders of such shares. Such statement must be mailed by GB Merger Sub within 10 days after the written request therefor has been received by GB Merger Sub or within 10 days after expiration of the period for delivery of demands for appraisal pursuant to Section 262, whichever is later. A person who is the beneficial owner of shares stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in the previous sentence.

        If a petition for appraisal is timely filed by a stockholder and a copy of the petition is served upon GB Merger Sub, then GB Merger Sub will be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of GB or GB II common stock, as applicable, with whom agreements as to the value of their shares of stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court, the Delaware Court is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings as to all stockholders who have demanded appraisal are not dismissed, the appraisal proceeding shall be conducted, as to the shares of GB common stock or of GB II common stock, as the case may be, owned by such stockholders, in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the GB merger or GB II merger (as applicable), together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the applicable merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between such effective time and the date of payment of the judgment. At any time before the entry of judgment in any appraisal proceeding, GB Merger Sub may pay to each stockholder of GB or of GB II entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the preceding sentence only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of shares of GB or of GB II (as applicable) as determined by the Delaware Court and (2) interest theretofore accrued, unless paid at that time.

        Although GB and GB II each believes that the applicable merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the applicable merger consideration. Moreover, GB Merger Sub does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of GB common stock or of a share of GB II common stock is less than the applicable merger consideration. In determining "fair value", the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys' and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

        Any holder of shares of GB common stock or GB II common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the applicable merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to such effective time.

        At any time within 60 days after the effective time of the applicable merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and to accept the terms offered in the GB merger or GB II merger (as applicable); after this period, the stockholder may withdraw such demand for appraisal only with the consent of GB Merger Sub. With respect to each of GB and GB II, if no petition for appraisal with respect to shares of such corporation is filed with the Delaware Court within 120 days after the effective time of the applicable merger, the rights to appraisal of the stockholders of such corporation shall cease, and all holders of shares of stock of such corporation will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as GB Merger Sub has no obligation to file such a petition, and GB Merger Sub has no present intention to do so, any holder of shares of GB common stock or of GB II common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder of either GB or GB II may withdraw such stockholder's demand for appraisal by delivering to GB Merger Sub a written withdrawal of his, her or its demand for appraisal and acceptance of the applicable merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the applicable merger will require written approval of GB Merger Sub and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the GB merger or GB II merger (as applicable) within 60 days after the effective time of such merger.

        Notwithstanding the foregoing description of Section 262, in accordance with the GENBAND Stockholders Agreement, stockholders of GB and GB II party to the GENBAND Stockholders Agreement may be required to vote in favor of the GB merger or the GB II merger, as applicable, which would have the effect of waiving appraisal rights of such stockholders that would otherwise be available. In addition, under the GENBAND Stockholders Agreement, each stockholder of GB and GB II party thereto has agreed to waive appraisal rights in connection with certain mergers and OEP may, in its sole discretion, request such a waiver from any or all stockholders of GB and GB II, at such time as OEP deems advisable (whether before or after the effectiveness of the GB merger or the GB II merger).

EXPERTS

        The consolidated financial statements as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016 incorporated in this joint proxy statement/prospectus by reference from Sonus Networks, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Sonus Networks, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of GENBAND as of December 31, 2016 and December 31, 2015 and for each of the three years in the period ended December 31, 2016 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

 LEGAL MATTERS

        Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Sonus and New Solstice, will pass upon the validity of the New Solstice common stock offered by this joint proxy statement/prospectus. Certain U.S. federal income tax consequences relating to the Sonus merger will also be passed upon for Sonus by Wilmer Cutler Pickering Hale and Dorr LLP.

 FUTURE STOCKHOLDER PROPOSALS

        To be considered for inclusion in the proxy statement relating to Sonus' annual meeting of stockholders to be held in 2018, stockholder proposals must be received at Sonus' principal executive offices no later than December 29, 2017, which is not less than 120 calendar days before the date of Sonus' proxy statement was released to its stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of Sonus' annual meeting next year is changed by more than 30 days from the anniversary date of this year's annual meeting held on June 9, 2017, then the deadline is a reasonable time before Sonus begins to print and mail proxy materials.

        According to Sonus' bylaws, Sonus must receive other proposals of stockholders (including director nominations) intended to be presented at its 2018 annual meeting of stockholders but not included in the proxy statement by the close of business on March 11, 2018, but not before February 9, 2018, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of it 2017 annual meeting of stockholders. Such proposals must be delivered to the Secretary of Sonus at Sonus' principal executive offices. However, in the event Sonus' 2018 annual meeting of stockholders is scheduled to be held on a date before May 10, 2018, or after August 18, 2018, which are dates 30 days before or 70 days after the first anniversary of Sonus' 2017 annual meeting of stockholders, then the notice must be received by Sonus at its principal executive offices not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which Sonus first makes a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at Sonus' 2018 annual meeting of stockholders.

        If the mergers are consummated, Sonus will not have public stockholders and there will be no public participation in any future meeting of stockholders of Sonus. However, if the mergers are not consummated, Sonus expects to hold its 2018 annual meeting of stockholders at or around the time at which Sonus' 2018 annual meeting would normally take place, although Sonus reserves the right to delay its annual meeting as may be permitted under applicable law.

 HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

        Sonus has adopted a procedure called "householding." Under this procedure, Sonus is delivering only one copy of this joint proxy statement/prospectus to multiple stockholders who share the same address and have the same last name, unless it has received contrary instructions from an affected stockholder. Sonus stockholders who participate in householding will continue to receive separate proxy cards.

        Sonus will deliver promptly upon written or oral request a separate copy of this joint proxy statement/prospectus to any stockholder at a shared address to which a single copy of this documents was delivered. To receive a separate copy of this joint proxy statement/prospectus, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your notice of Internet availability of proxy materials to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Sonus Networks, Inc., 4 Technology Park Drive, Westford, Massachusetts 01886 Attn: Investor Relations.

        If you are a holder of record and would like to revoke your householding consent, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling 1-800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        Any stockholders of record who share the same address and currently receive multiple copies of the Sonus special meeting materials who wish to receive only one copy of these materials per household in the future please contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your broker, bank, nominee or other holder of record to request information about householding.

 WHERE YOU CAN FIND MORE INFORMATION

        Sonus files annual, quarterly and current reports, proxy statements and other information with the SEC. Sonus' SEC filings are also available over the Internet at the SEC's website at www.sec.gov. The SEC's website is included in this joint proxy statement/prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC's website is not incorporated by reference into this joint proxy statement/prospectus and any applicable prospectus supplement and should not be considered to be part of this joint proxy statement/prospectus unless such information is otherwise specifically referenced elsewhere in this joint proxy statement/prospectus and any applicable prospectus supplement. You may also read and copy any document Sonus files at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. Sonus makes available free of charge through its website its annual, quarterly and current reports, proxy statements and other information, including amendments thereto, as soon as reasonably practicable after such material is filed with or furnished to the SEC. Sonus' website address is www.sonus.net. Sonus' website address is provided as an inactive textual reference only. Information contained on or accessible through Sonus' website is not part of this joint proxy statement/prospectus and any applicable prospectus supplement and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this joint proxy statement/prospectus or any applicable prospectus supplement.

        Sonus "incorporates by reference" into this joint proxy statement/prospectus, which means Sonus can disclose important information to you by referring you specifically to those documents. This means that the information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, unless superseded by information contained directly in this joint proxy statement/prospectus. Certain information that Sonus subsequently files with the SEC will automatically update and supersede information in this joint proxy statement/prospectus and in Sonus' other filings with the SEC. Sonus incorporates by reference the documents listed below, which Sonus has already filed with the SEC, and any future filings Sonus makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this joint proxy statement/prospectus and the date of the Sonus special meeting, and after the date of the initial registration statement and prior to the effectiveness of the registration statement, except that Sonus is not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by reference to a furnished Current Report on Form 8-K or other furnished document:

  •
  Sonus' Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017;

  •
  Sonus' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017, filed with the SEC on April 27, 2017 and August 4, 2017, respectively;

  •
  the information in Sonus' Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2017, to the extent that information included therein is deemed "filed" with SEC under the Exchange Act; and

  •
  Sonus' Current Reports on Form 8-K filed with the SEC on May 23, 2017, May 23, 2017, May 24, 2017, June 13, 2017, June 19, 2017, June 21, 2017, June 29, 2017 and August 15, 2017.

        You may request a copy of these filings, at no cost, by writing or calling Sonus at the following address:

Sonus Networks, Inc.
4 Technology Park Drive
Westford, Massachusetts 01886
Attn: Corporate Secretary
Telephone: (978) 614-8100
www.investors.sonusnet.com

        New Solstice has filed a registration statement on Form S-4 to register with the SEC shares of New Solstice common stock that Sonus stockholders, GENBAND shareholders, GB stockholders and GB II stockholders will be entitled to receive in connection with the consummation of the transactions contemplated by the merger agreement, if the mergers are approved and the transactions contemplated thereby are completed. This joint proxy statement/prospectus is a part of the registration statement of New Solstice on Form S-4 and is a prospectus for New Solstice and a proxy statement for the special meetings of the stockholders of Sonus, GENBAND, GB and GB II.

INDEX TO FINANCIAL STATEMENTS

Page
GENBAND Audited Consolidated Financial Statements
Report of Independent Auditors	FIN-2
Consolidated Balance Sheets as of December 31, 2016 and 2015	FIN-3
Consolidated Statements of Operations for the Years Ended December 31, 2016, 2015 and 2014	FIN-4
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2016, 2015 and 2014	FIN-5
Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders' Deficit for the Years Ended December 31, 2016, 2015 and 2014	FIN-6
Consolidated Statements of Cash Flows for the Years Ended December 31, 2016, 2015 and 2014	FIN-7
Notes to Consolidated Financial Statements	FIN-8
GENBAND Unaudited Consolidated Financial Statements
Consolidated Balance Sheets (unaudited) as of June 30, 2017 and December 31, 2016	FIN-43
Consolidated Statements of Operations (unaudited) for the Three and Six Months Ended June 30, 2017 and 2016	FIN-44
Consolidated Statements of Comprehensive Loss (unaudited) for the Three and Six Months Ended June 30, 2017 and 2016	FIN-45
Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders' Deficit (unaudited) for the Six Months Ended June 30, 2017 and 2016	FIN-46
Consolidated Statements of Cash Flows (unaudited) for the Six Months Ended June 30, 2017 and 2016	FIN-47
Notes to Unaudited Consolidated Financial Statements	FIN-48

FIN-1

Report of Independent Auditors

To the Board of Directors of GENBAND Holdings Company and subsidiaries

        We have audited the accompanying consolidated financial statements of GENBAND Holdings Company and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of operations, comprehensive loss, changes in convertible preferred stock and stockholders' deficit and cash flows for each of the three years in the period ended December 31, 2016.

Management's Responsibility for the Consolidated Financial Statements

        Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GENBAND Holdings Company and its subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
March 17, 2017, except for the change in the manner in which the Company accounts for convertible preferred stock as discussed in Note 12 to the consolidated financial statements, as to which the date is June 27, 2017.

FIN-2

GENBAND Holdings Company and subsidiaries

Consolidated Balance Sheets

(In thousands, except share information)

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$32,759	$34,228
Accounts receivable, net	112,841	107,429
Inventory, net	9,482	15,801
Deferred costs	19,987	17,668
Prepaid expenses and other	7,144	9,138

Total current assets	182,213	184,264
Property and equipment, net	25,961	28,187
Goodwill	41,655	41,733
Intangible assets, net	20,186	28,215
Deferred income taxes	9,180	7,016
Other assets	2,594	1,408

Total assets	$281,789	$290,823

LIABILITIES , CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current portion of long-term debt	$—	$3,112
Revolving credit facility	17,000	16,500
Accounts payable	44,723	41,791
Accrued compensation and benefits	20,966	24,168
Accrued expenses	32,222	32,715
Accrued restructuring	7,388	6,388
Deferred revenue	95,657	92,108

Total current liabilities	217,956	216,782
Long-term debt, related party	40,000	30,000
Deferred revenue, net of current portion	11,152	12,643
Deferred income taxes	2,311	891
Other long-term liabilities	19,059	11,705

Total liabilities	290,478	272,021

Commitments and contingencies (Note 11)
Convertible preferred stock, $0.00001 par value, 10,000,000,000 shares authorized for all Classes:
Class C stock, 4,872,903,160 shares issued and outstanding	561,657	497,043
Stockholders' deficit:
Class A stock, $0.00001 par value, 10,000,000,000 shares authorized for all Classes: 1,693,357,175 and 1,792,862,653 shares issued and outstanding, respectively	17	18
Class B stock, $0.00001 par value, 10,000,000,000 shares authorized for all Classes: 70,318,681 and 70,825,701 shares issued and outstanding, respectively	1	1
Class E stock, $0.00001 par value, 10,000,000,000 shares authorized for all Classes: 693,166,280 and 641,212,929 shares issued and outstanding, respectively	6	6
Additional paid-in capital	330,478	393,815
Accumulated deficit	(881,179)	(853,957)
Accumulated other comprehensive loss	(19,669)	(18,124)

Total stockholders' deficit	(570,346)	(478,241)

Total liabilities, convertible preferred stock and stockholders' deficit	$281,789	$290,823

The accompanying notes are an integral part of the consolidated financial statements.

FIN-3

GENBAND Holdings Company and subsidiaries

Consolidated Statements of Operations

(In thousands)

	Years Ended December 31,
	2016	2015	2014
Revenue:
Product	$195,181	$170,183	$244,810
Service	231,913	246,853	274,291

Total revenue	427,094	417,036	519,101
Cost of revenue:
Cost of product	106,068	93,680	135,459
Cost of service	103,941	125,895	140,007
Amortization of acquired technology	2,855	6,175	12,101

Total cost of revenue	212,864	225,750	287,567

Gross profit	214,230	191,286	231,534
Operating expenses:
Research and development	102,162	119,444	128,179
Sales and marketing	69,744	86,737	91,795
General and administrative	36,810	38,245	46,643
Legal costs for patent litigation	11,391	22,223	4,078
Revaluation of contingent consideration	—	(2,891)	—
Acquisition and integration	14	2,076	1,301
Restructuring	7,449	9,676	1,405
Amortization of acquired intangibles	4,565	6,679	8,423

Total operating expenses	232,135	282,189	281,824

Loss before interest expense, other expense (income), net, and income tax provision (benefit)	(17,905)	(90,903)	(50,290)
Interest expense	5,197	1,327	787
Other expense (income), net	772	(4,478)	(1,487)

Loss before income tax provision (benefit)	(23,874)	(87,752)	(49,590)
Income tax provision (benefit)	3,348	3,917	(709)

Net loss	$(27,222)	$(91,669)	$(48,881)

The accompanying notes are an integral part of the consolidated financial statements.

FIN-4

GENBAND Holdings Company and subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands)

	Years Ended December 31,
	2016	2015	2014
Net loss	$(27,222)	$(91,669)	$(48,881)
Other comprehensive loss:
Foreign currency translation adjustments	(1,033)	(7,234)	(7,568)
Employee retirement benefits, net of income tax (benefit) provision of $(246), $218 and $(846), respectively	(512)	1,108	(1,660)

Other comprehensive loss	(1,545)	(6,126)	(9,228)

Total comprehensive loss	$(28,767)	$(97,795)	$(58,109)

The accompanying notes are an integral part of the consolidated financial statements.

FIN-5

GENBAND Holdings Company and subsidiaries

Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders' Deficit

(In thousands, except share information)

	Convertible preferred stock		Class A stock		Class B stock		Class E stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Total stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	loss	deficit
Beginning of period, January 1, 2014	4,872,903,160	$389,726	1,792,777,056	$18	109,883,424	$1	691,958,429	$7	$498,695	$(713,407)	$(2,770)	$(217,456)
Net loss	—	—	—	—	—	—	—	—	—	(48,881)	—	(48,881)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(9,228)	(9,228)
Accretion of Series C convertible preferred stock	—	50,132	—	—	—	—	—	—	(50,132)	—	—	(50,132)
Shares issued through equity incentive plans	—	—	28,370	—	—	—	28,611,992	—	2	—	—	2
Surrender of shares	—	—	(6,849)	—	(263,683)	—	—	—	—	—	—	—
Repurchase of shares	—	—	—	—	(764,647)	—	(35,890,480)	—	(1)	—	—	(1)
Partner distributions	—	—	—	—	—	—	—	—	(666)	—	—	(666)
Share-based compensation expense	—	—	—	—	—	—	—	—	1,670	—	—	1,670

End of period, December 31, 2014	4,872,903,160	439,858	1,792,798,577	18	108,855,094	1	684,679,941	7	449,568	(762,288)	(11,998)	(324,692)
Net loss	—	—	—	—	—	—	—	—	—	(91,669)	—	(91,669)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(6,126)	(6,126)
Accretion of Series C convertible preferred stock	—	57,185	—	—	—	—	—	—	(57,185)	—	—	(57,185)
Shares issued through equity incentive plans	—	—	70,925	—	—	—	17,317,785	—	5	—	—	5
Surrender of shares	—	—	(6,849)	—	(37,644,869)	—	—	—	—	—	—	—
Repurchase of shares	—	—	—	—	(384,524)	—	(60,784,797)	(1)	—	—	—	(1)
Refunds of partner distributions	—	—	—	—	—	—	—	—	6	—	—	6
Share-based compensation expense	—	—	—	—	—	—	—	—	1,421	—	—	1,421

End of period, December 31, 2015	4,872,903,160	497,043	1,792,862,653	18	70,825,701	1	641,212,929	6	393,815	(853,957)	(18,124)	(478,241)
Net loss	—	—	—	—	—	—	—	—	—	(27,222)	—	(27,222)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	(1,545)	(1,545)
Accretion of Series C convertible preferred stock	—	64,614	—	—	—	—	—	—	(64,614)	—	—	(64,614)
Shares issued through equity incentive plans	—	—	27,396	—	—	—	70,777,034	—	4	—	—	4
Surrender of shares	—	—	(99,532,874)	(1)	—	—	—	—	1	—	—	—
Repurchase of shares	—	—	—	—	(507,020)	—	(18,823,683)	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	1,272	—	—	1,272

End of period, December 31, 2016	4,872,903,160	$561,657	1,693,357,175	$17	70,318,681	$1	693,166,280	$6	$330,478	$(881,179)	$(19,669)	$(570,346)

The accompanying notes are an integral part of the consolidated financial statements.

FIN-6

GENBAND Holdings Company and subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net loss	$(27,222)	$(91,669)	$(48,881)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	21,982	31,836	41,910
Share-based compensation expense	1,272	1,421	1,670
Foreign currency exchange loss (gain)	1,295	(4,871)	(1,980)
Provision for doubtful accounts	805	2,590	213
Provision for inventory obsolescence	3,704	2,753	2,600
Revaluation of contingent consideration	—	(2,891)	—
Other	559	1,948	(1,512)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(6,216)	9,330	18,183
Inventory	1,885	(4,066)	8,194
Prepaid expenses and other	(325)	5,013	2,119
Accounts payable and other accrued liabilities	(982)	6,246	(5,950)
Deferred revenue	2,060	4,026	(6,321)
Other assets and liabilities	6,544	2,706	(2,694)

Net cash provided by (used in) operating activities	5,361	(35,628)	7,551

Cash flows from investing activities:
Purchases of property and equipment	(9,322)	(6,864)	(12,051)
Purchases of leasehold improvements reimbursed by lessors	(1,825)	(1,290)	—
Purchases of perpetual licenses and capitalized patent costs	(1,852)	(1,830)	(718)
Payment for acquisitions, net of cash acquired	—	—	(3,918)

Net cash used in investing activities	(12,999)	(9,984)	(16,687)

Cash flows from financing activities:
Principal payments of debt	(3,112)	(5,333)	(5,333)
Borrowings on revolving line of credit	38,500	23,800	—
Principal payments on revolving line of credit	(38,000)	(7,300)	—
Proceeds from issuance of term debt, related party	10,000	30,000	—
Payment of debt issue costs	(1,121)	—	—
Payment of contingent consideration	(83)	(239)	(105)
Refunds (payments) of partner distributions	—	—	(666)
Other	(182)	(75)	(51)

Net cash provided by (used in) financing activities	6,002	40,853	(6,155)

Effects of exchange rate changes on cash and cash equivalents	167	(2,758)	(3,099)

Net change in cash and cash equivalents	(1,469)	(7,517)	(18,390)
Cash and cash equivalents, beginning of year	34,228	41,745	60,135

Cash and cash equivalents, end of year	$32,759	$34,228	$41,745

The accompanying notes are an integral part of the consolidated financial statements.

FIN-7

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements

(In thousands, except share information)

Note 1. Company Background and Description of Business

        GENBAND Holdings Company, a Cayman Islands exempted company ("GB Holdings" or the "Company"), is a global leader in real time communications software solutions for telecommunication service providers, enterprises, independent software vendors, systems integrators and developers. The Company's ultimate, indirect majority shareholder is JPMorgan Chase & Co, the parent company of OEP Parent LLC ("OEP Parent").

        The Company's products and services primarily address network communications elements defined by the Open Systems Interconnection Model as Layers 5, Session Layer, and Layers 6, Presentation Layer. The Company addresses these network communication elements through its Network Modernization, Unified Communications, and Mobility and Embedded Communications solutions, deployed through the deep expertise and skill of its global services organization, which enable its customers to quickly capitalize on growing communication market segments and introduce differentiating products, applications and services. The Company's solutions, which are deployable in the network, either on-premise, through the cloud, or in combination, help its customers connect people to each other and address the growing demands of today's businesses and consumers for real time communications.

        The Company's Network Modernization portfolio provides switching, signaling and transport features to enable voice and multimedia communications, including internet protocol ("IP") Multimedia Subsystem ("IMS") call session controllers, media gateways, telephony applications servers and related applications and management platforms. At the network edge, the session border controller portfolio enables peering networks to help operators protect their own and their customers' networks from security attacks; normalizes the differences in protocols, addresses, and encoding methods; and provides advanced intelligence for the routing and management of IP and IMS traffic.

        The Company's Unified Communications portfolio of both on-premise and cloud-based solutions provide telecommunication service providers and enterprises with an expansive suite of rapidly-deployable, intelligent unified communications, including fully-integrated multimedia applications for voice, video, conferencing, instant messaging, presence, collaboration and mobility.

        The Company's Mobility and Embedded Communications solutions address the cloud communications market by utilizing a portfolio of cloud-based communications solutions that enable enterprises to keep closely connected to their customers and promotes internal collaboration among employees across any mode of communication, on any device. Through its Communications-Platform-as-a-Service ("CPaaS"), the Company provides innovative communication application program interfaces ("APIs") for text messaging and voice communications, allowing telecommunication service providers, developers and enterprises to embed contextual communications into mobile apps, websites and business workflows via text, social media, chat apps and voice. The Company has a global network of interconnected carriers delivering its API-based communications platform, enabling businesses to communicate with their customers reliably and with ease, no matter where in the world they are located.

        The Company's global services organization is responsible for all aspects of implementation and support of the Company's solutions and products. Key portfolio components include solution and business consulting, system integration, deployment, and managed care services. The GENBANDCare technical support group provides constant support to keep customers' networks operating at peak

FIN-8

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 1. Company Background and Description of Business (Continued)

performance. GENBANDCare services include managing software updates, hardware maintenance, hardware repair services and managed spares programs and emergency assistance during disaster recovery.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") for all periods presented.

Principles of Consolidation

        The consolidated financial statements of the Company include all majority owned subsidiaries and assets and liabilities of GB Holdings. All intercompany transactions between and among the Company and its subsidiaries have been eliminated.

Use of Estimates

        The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported. Estimates and judgments relied upon in preparing these consolidated financial statements include revenue recognition for multiple element arrangements, accrued warranty, income taxes, depreciation, amortization, employee benefits, share-based compensation, contingencies, inventory, intangible assets and liability valuations. The Company regularly assesses these estimates and records changes in estimates in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results may or may not differ from those estimates.

Reclassifications

        Certain reclassifications, not affecting previously reported net loss, have been made to the previously issued financial statements to conform to the current period presentation.

Cash and Cash Equivalents

        Cash and cash equivalents include cash deposited with financial institutions and liquid investments with original maturity dates equal to or less than three months. The Company holds cash and cash equivalents at major financial institutions, which often exceed Federal Deposit Insurance Corporation insured limits. Historically, the Company has not experienced any losses due to such bank depository concentration.

Foreign Currency Translation

        The Company's consolidated financial statements are presented in US dollars ("USD"). The Company has reviewed the functional currency for all international operations in order to evaluate the appropriate functional currency for each location. This determination was made by assessing each of

FIN-9

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 2. Summary of Significant Accounting Policies (Continued)

the foreign entities and the nature of their operations. After evaluating the relevant economic factors, the Company concluded that the operations in each of the foreign locations are relatively self-contained and integrated within their own particular country or economic environment, thus leading to the conclusion that the local currency should also be the functional currency. All foreign currency statements are translated from their functional currency into USD at the exchange rates in effect at the balance sheet dates for all assets and liabilities and at average rates for all revenue and expenses. The unrealized gains and losses on the net investment in these foreign operations are accumulated as a component of accumulated other comprehensive loss.

        Foreign currency translation adjustments of $1,033, $7,234 and $7,568 were recorded in other comprehensive loss for the years ended December 31, 2016, 2015 and 2014, respectively. The loss (gain) on foreign currency exchange transactions of $1,295, $(4,871) and $(1,980) was recorded in other expense (income), net for the years ended December 31, 2016, 2015 and 2014, respectively.

Revenue Recognition

        The Company derives revenue from the sales of telecommunications hardware and software products, complex customized solutions, and services, including post-contractual support, maintenance, installation and training that are generally sold pursuant to a contract. The terms of the contracts, taken as a whole, determine the appropriate revenue recognition models to be applied. Product revenue includes revenue from arrangements with software related services such as engineering, where the services cannot be separated from the arrangement because the services are essential or fair value cannot be established under the software revenue recognition guidance. In addition, product revenue includes all amounts billed to customers related to shipping and handling with the related expense as a component of cost of revenue in the accompanying consolidated statements of operations. Where services are sold stand-alone or can be separated from product sales in a bundled arrangement, service revenue is reported separately in the consolidated statements of operations.

        We primarily derive subscription revenue from fees received from customers for time-based license arrangements and CPaaS offerings. We generally invoice subscription agreements in advance over the subscription period. Subscription revenue is generally recognized ratably over the subscription term when all revenue recognition criteria have been met and is included in product revenue in the consolidated statements of operations.

        The Company makes significant judgments and estimates to determine revenue to be recognized in any accounting period. Material differences may result in the amount and timing of revenue for any period if the Company makes different judgments or utilizes different estimates. These estimates affect unbilled accounts receivable and deferred revenue in the consolidated balance sheets and total revenue in the consolidated statements of operations. In making these judgments, the Company uses the following assumptions and estimates:

        Persuasive evidence of an arrangement.    The Company considers a non-cancellable executed agreement (such as a customer purchase order, contract, etc.), or a group of closely-related agreements signed by all parties involved to be persuasive evidence of an arrangement.

FIN-10

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 2. Summary of Significant Accounting Policies (Continued)

        Delivery has occurred.    The Company generally considers delivery to have occurred when title to and the risk of loss of the products has passed to the customer and no post-delivery obligations exist, except for support. In instances where there are post-delivery obligations, delivery is deemed to occur when the customer specifications have been met with customer acceptance or delivery of the additional elements has occurred. For arrangements where the criteria for revenue recognition have not been met because legal title or risk of loss on products does not transfer to the customer until final payment has been received or where delivery has not occurred, revenue is deferred to a later period when the outstanding criteria have been met.

        Fees are fixed or determinable.    The Company assesses whether fees are fixed or determinable at the time of sale. The Company considers the fee to be fixed or determinable if the fees are due within the Company's standard payment terms and the fees are not subject to refund or adjustment. If the arrangement fees are not fixed or determinable, including arrangements with extended payment terms, revenue is recognized as cash is collected.

        Collection is probable.    The Company evaluates credit worthiness for all customers with significant transactions at the time of the transaction. Collection is deemed probable if the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If the Company determines that collection is not probable, revenue is deferred and recognized upon cash collection.

        Depending on the terms of the contract and types of products and services sold, the Company recognizes revenue following the guidance for multiple-element arrangements and software revenue recognition in addition to the general revenue recognition guidance. Revenues are reduced for returns, allowances, discounts and other offerings in accordance with the agreement terms.

        For multiple-element arrangements, the Company separates deliverables into more than one unit of accounting if the delivered item(s) have value to the customer on a stand-alone basis, and delivery of the undelivered item(s) is probable and substantially in the Company's control.

        The Company determines the selling price for each deliverable based upon the selling price hierarchy for multiple-deliverable arrangements. Under this hierarchy, the selling price for each deliverable is determined using vendor specific objective evidence ("VSOE") of selling price, if it exists; otherwise selling price is determined based on third-party evidence ("TPE") of selling price. If neither VSOE nor TPE of selling price exist, the Company uses its best estimate of selling price ("BESP") for that deliverable.

        VSOE is established by the price charged when the item is sold separately on a stand-alone basis or based on the contractual renewal provision. The Company has VSOE for some, but not all, offerings. In cases where VSOE does not exist, the Company has been unable to establish TPE of selling price because there are relatively few observable competitor transactions along with varying levels of customization of products that make it difficult to compare to competitors' products and services. In determining BESP, the Company considers market conditions as well as entity-specific factors which include the impact to pricing based on geography, the pricing and profit objectives by customer class and region, consideration of any customization needed, the expected technological life,

FIN-11

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 2. Summary of Significant Accounting Policies (Continued)

instances or probability of selling the product/service on a stand-alone basis and the use of third parties, among other factors.

        For arrangements without significant customization and where hardware and software components together provide the product's essential functionality, the Company recognizes revenue allocated to delivered items that are not contingent on the future delivery of products, services, or other performance obligations, including where customer-specified return or refund privileges exist. Once the Company allocates revenue to each deliverable, the Company recognizes revenue in accordance with its revenue recognition policy noted herein.

        For sales of software and software related services, the Company generally uses the residual method to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered items equals the total value of software deliverables less the fair value of the undelivered items. For software arrangements where fair value does not exist for any undelivered item, revenue is not recognized until the earlier of (i) delivery of such item or (ii) when fair value of the undelivered item is established, unless the undelivered item is a service, in which case revenue is recognized as the service is performed under the cumulative catch-up method once the service is the remaining undelivered item.

        Service elements are generally recognized according to the proportional performance method. The proportional performance method is used when the provision of services extends beyond an accounting period with more than one performance act, and permits the recognition of revenue ratably over the service period when no other pattern of performance is discernible. The nature of the service contract is reviewed to determine which revenue recognition method best reflects the nature of services performed. Provided all other revenue recognition criteria have been met, the revenue recognition method selected reflects the pattern in which the obligations to the customers have been fulfilled.

Deferred revenue

        Deferred revenue in the consolidated balance sheets generally consists of post-contract customer support ("PCS") services that are deferred and recognized over the support term and revenue transactions that have outstanding deliverables. Deferred revenue which is not expected to be recognized over the next 12 months is classified as deferred revenue, net of current portion, in the consolidated balance sheets.

Deferred Costs

        The Company defers costs for all customer sales arrangements in which there is a deferral of revenue recognition. Deferred costs consist of direct and associated costs related to the arrangement, such as the cost of the hardware, installation costs, third-party costs and other direct costs associated with the revenue. These costs are deferred up to the fair value of the products or services being sold and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

FIN-12

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 2. Summary of Significant Accounting Policies (Continued)

Goodwill and Intangible Assets

        Business combinations have been accounted for using the acquisition method. Accordingly, the Company records the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, with any excess purchase price recorded as goodwill. This method also requires, among other things, expensing acquisition and integration costs, capitalization of in-process research and development separate from goodwill at the acquisition date fair value, and accounting for acquisition-related restructuring cost accruals subsequent to the acquisition date. The valuation of intangible assets requires significant estimates and assumptions including, but not limited to, determining the timing and expected costs to complete development projects, estimating future cash flows from product sales, developing appropriate discount rates, estimating probability rates for the successful completion of development projects, continuation of customer relationships and renewal of customer contracts and approximating the useful lives of the intangible assets acquired. Intangible assets, other than goodwill are generally amortized based on the expected pattern of benefit to future periods using estimates of undiscounted cash flows, or on a straight-line basis.

        Goodwill has an indefinite useful life and is not amortized, but is evaluated for impairment at the reporting unit level annually, on October 1, or whenever events or changes in circumstances indicate that the carrying value may not be fully recoverable. In evaluating whether goodwill is impaired, the Company may first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If it is determined that the two-step quantitative test is necessary, the fair value of the reporting unit to which the goodwill is assigned is compared to the reporting unit's carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the reporting unit fair value (as determined in Step 1) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. Determining the fair value of reporting units requires management to make a number of judgments about assumptions and estimates that are highly subjective and that are based on unobservable inputs. The actual results may differ from these assumptions and estimates, and it is possible that such differences could have a material impact on the Company's consolidated financial statements.

        Long-lived assets, including intangible assets other than goodwill, are evaluated for impairment whenever events or changes in circumstances indicate that the net book value of an asset may not be fully recoverable. When such qualitative factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with related groups of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the determination was made. The Company's estimate of future cash flows requires significant judgments and assumptions which may vary from actual cash flows.

FIN-13

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 2. Summary of Significant Accounting Policies (Continued)

Contingent Consideration

        Contingent consideration, which includes earnout payments in connection with certain acquisitions, is recognized at fair value on the acquisition date and remeasured each reporting period with subsequent adjustments recognized in the Company's consolidated statements of operations. Changes in the fair value of contingent consideration liabilities may result from changes in discount rates, changes in the timing and amount of sales and/or other specific milestone estimates and changes in probability assumptions with respect to the likelihood of achieving the various earnout criteria. These changes could cause a material impact to, and volatility in the Company's operating results. Earnout payments are reflected in cash flows from financing activities and the changes in fair value are reflected in cash flows from operating activities in the consolidated statements of cash flows.

Research and Development Costs

        Research and development costs associated with new product software development, improvement of existing products, process improvement and product use technologies are charged to expense in the period in which they are incurred. These costs consist primarily of employee salaries and benefits, occupancy costs, consulting costs and the cost of development equipment and supplies.

Advertising Costs

        Advertising costs are expensed as incurred and are recorded within sales and marketing in the accompanying consolidated statements of operations. Advertising costs, primarily consisting of public relations, trade shows and other advertising costs totaled $2,250, $2,461 and $3,739 for the years ended December 31, 2016, 2015 and 2014, respectively.

Warranty Costs

        The Company's products are covered by a standard product warranty that extends for periods typically ranging from one to three years from the date of sale. The Company's accrued warranty reflects estimated material and labor costs for potential or actual product issues in its installed base that are not covered under maintenance contracts but for which the Company expects to incur an obligation. The Company's accrued warranty, classified as accrued expenses on the consolidated balance sheets, was $1,567 and $1,564 as of December 31, 2016 and 2015, respectively.

Accounts Receivable

        Accounts receivable are carried at original invoice amount less an allowance for doubtful accounts that represents an estimate of losses that could result from collection issues. Revenue that has been earned but remains unbilled is recorded as a component of accounts receivable, net. The Company specifically analyzes accounts receivable, customer credit-worthiness, current economic trends and changes in customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. The Company writes off accounts receivable balances against the allowance for doubtful accounts, net of any amounts recorded in deferred revenue, when it ceases collection activities. The Company generally does not charge interest on accounts receivable. Any change in the assumptions used in analyzing a specific account receivable may result in the recognition

FIN-14

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 2. Summary of Significant Accounting Policies (Continued)

of an additional provision for doubtful accounts during the period in which the change occurs. The Company does not have any off-balance sheet credit exposures related to its customers.

Inventory

        Inventory is valued at lower of cost or market. Cost is determined using standard cost, which approximates actual cost on a first-in, first-out basis. On an ongoing basis, inventory is reviewed and written down for estimated obsolescence or unmarketable inventory equal to the difference between the costs of inventory and the estimated net realizable value based upon forecasts for future customer demand and market conditions. Any adjustment to inventory as a result of an estimated obsolescence or net realizable condition is reflected as a component of cost of revenue. At the point of the loss recognition, a new, lower-cost basis for the respective inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase to create a newly established cost basis.

Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line basis over the shorter of the estimated useful life or remaining lease term.

        Expenditures for repairs and maintenance are charged to expense when incurred while expenditures for major improvements are capitalized and depreciated. Expenditures for major improvements such as leasehold improvements or qualifying internal use software costs, incurred during the application development stage consisting primarily of outside services and purchased software license costs, are capitalized and amortized. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

        The Company also capitalizes certain development costs incurred in connection with its CPaaS. These capitalized costs are primarily related to the Company's development of its CPaaS communications platform that is hosted by the Company and accessed by its customers on a subscription basis. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, direct internal and external costs are capitalized until the software is substantially complete and ready for its intended use. Capitalized software development costs are amortized into cost of revenue on a straight-line basis over the estimated useful life of the related technology, generally two years.

Income Taxes

        The Company accounts for income taxes under the asset and liability method prescribed by accounting guidance. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The Company periodically assesses the recoverability of its deferred tax assets based upon expected future earnings, future deductibility of the asset, and changes in applicable tax laws and other factors. If the Company determines that it is more likely than not that

FIN-15

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 2. Summary of Significant Accounting Policies (Continued)

the deferred tax asset will not be fully recoverable against future taxable income, a valuation allowance may be established for the difference between the asset balance and the amount expected to be recoverable in the future. The allowance will result in a charge to the Company's consolidated statements of operations. Further, the Company records its income taxes receivable and payable based upon its estimated income tax liability.

        The Company accounts for uncertain tax positions, if any, utilizing the two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, based on the technical merits of the position. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. A liability is recorded (or a tax related asset is reduced) for the unrecognized tax benefits when a tax position does not meet these criteria. The Company recognizes interest income, interest expense and penalties related to unrecognized tax benefits in income tax provision (benefit) in the consolidated statements of operations.

Defined Benefit Plans

        The Company recognizes retirement benefit assets or liabilities in the consolidated balance sheets reflecting the funded status of pension and other retirement benefit plans. Retirement benefit assets and liabilities are adjusted for the difference between the benefit obligations and the plan assets at fair value (measured at year end), with the offset recorded directly in stockholders' deficit through accumulated other comprehensive loss, net of tax. The amount recorded in stockholders' deficit represents the after-tax unamortized actuarial gains or losses, unamortized transition obligations and unamortized prior service costs.

Share-Based Compensation

        The Company measures and recognizes compensation expense for share-based awards based on estimated fair values on the date of grant using the Black-Scholes option-pricing model. This model is affected by the Company's calculated stock price as well as estimates regarding a number of variables, including expected stock price volatility over the expected term of the award. Compensation expense for these awards is measured and recognized as wages and benefits in the consolidated statements of operations on a straight-line basis over the vesting period.

Fair Value

        Fair value for the measurement of financial assets and liabilities is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company utilizes a valuation hierarchy for disclosure of the inputs for fair value measurement. This hierarchy prioritizes the inputs into three broad levels as follows:

  Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

  Level 2 inputs are quoted prices for identical or similar assets or liabilities in less active markets or model-derived valuations in which significant inputs are observable for the asset or liability, either

FIN-16

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 2. Summary of Significant Accounting Policies (Continued)

  directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

  Level 3 inputs are unobservable inputs based on the Company's assumptions used to measure assets and liabilities at fair value.

        The estimated fair values of the Company's financial instruments have been determined by the Company using available market information and valuation methodologies. The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair market value due to the relatively short period of time to maturity. The carrying value of the Company's revolving credit facility approximates fair value, as outstanding advances at December 31, 2016 bear interest based on current market rates as defined in the credit facility.

        As of December 31, 2016, the carrying value of the Company's long-term debt and related accrued interest was $40,000 and $4,245, respectively, with a total estimated fair value of $52,919. The Company estimated the fair value of the debt using a discounted cash flow model which includes the instrument's term, notional amount and discount rate. These fair value measurements are considered Level 3, as significant inputs to the fair value calculation are unobservable in the market.

Concentration of Credit Risk and Significant Customers

        The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts or other hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents principally in accredited financial institutions of high credit standing. The Company routinely assesses the credit worthiness of its customers and generally has not experienced any material losses related to receivables from individual customers or groups of customers. The Company does not generally require collateral. Due to these factors, no credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable, net.

        The Company had one customer that represented 22% and 18% of revenue for the years ended December 31, 2016 and 2015, respectively. This customer also represented 28% and 19% of accounts receivable at December 31, 2016 and 2015, respectively. The Company had one customer that represented 17% of revenue and another customer represented 11% of revenue for the year ended December 31, 2014.

Recent Accounting Pronouncements

        In October 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2016-16, Income Taxes (Topic 740): Intra-entity Transfers of Assets Other Than Inventory. This ASU requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This ASU, which requires modified retrospective application through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption, is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

FIN-17

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 2. Summary of Significant Accounting Policies (Continued)

        In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU simplifies various aspects related to how share-based payment transactions are accounted for and presented in the financial statements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU requires prospective, retrospective, or modified retrospective application, depending on the amendment, and is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for revenue recognition. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. It also supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition-Construction-Type and Production-Type Contracts. The standard can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption and is effective for annual reporting periods beginning after December 15, 2018. In 2016, there were four ASUs issued to clarify or provide technical corrections and improvements to ASU No. 2014-09. The clarifications include reporting revenue gross versus net, identifying performance obligations and licensing, narrow-scope improvements and practical expedients, and technical corrections and improvements. The Company is currently evaluating the impact all of these ASUs will have on its consolidated financial statements.

Note 3. Accounts Receivable, net

        Accounts receivable, net consists of the following:

	December 31,
	2016	2015
Billed accounts receivable, gross	$104,880	$100,085
Unbilled accounts receivable, gross	11,822	9,982

Total trade receivables, gross	116,702	110,067
Less: Allowance for doubtful accounts	(3,861)	(2,638)

Accounts receivable, net	$112,841	$107,429

        Changes in allowance for doubtful accounts are as follows:

	December 31,
	2016	2015	2014
Balance at beginning of period	$(2,638)	$(2,035)	$(1,845)
Provision for doubtful accounts charged to expense	(805)	(2,590)	(213)
Provision for doubtful accounts charged to deferred revenue or net revenue	(893)	(328)	(280)
Write-offs, net of recoveries	475	2,315	303

Balance at end of period	$(3,861)	$(2,638)	$(2,035)

FIN-18

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 4. Inventory, net

        Inventory consists of the following:

	December 31,
	2016	2015
Finished goods	$10,330	$13,617
Raw materials	7,368	8,463
Less: provision for excess and obsolescence	(8,216)	(6,279)

Inventory, net	$9,482	$15,801

Note 5. Property and Equipment, net

        Property and equipment, net consists of the following:

		December 31,
	Useful life (in years)	2016	2015
Lab equipment	2-5	$62,026	$60,838
Software—internal use	2-5	48,216	44,244
Computer equipment	3-5	30,806	28,961
Leasehold improvements	Shorter of the lease term or asset life	17,474	13,296
Furniture and equipment	5	4,295	4,187
Manufacturing equipment	5	2,014	2,050
Construction in progress	N/A	1,232	1,496
Capital leases	Shorter of the lease term or asset life	336	317

		166,399	155,389
Less accumulated depreciation		(140,438)	(127,202)

Property and equipment, net		$25,961	$28,187

        Total depreciation expense for the years ended December 31, 2016, 2015 and 2014 was $14,119, $18,380 and $19,111, respectively.

Note 6. Goodwill and Intangible Assets

        As a result of the Company's quantitative impairment analyses in 2016, 2015 and 2014, the Company determined that goodwill had not been impaired for the years then ended.

FIN-19

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 6. Goodwill and Intangible Assets (Continued)

        The changes in the carrying amount of goodwill for the years ended December 31, 2016 and 2015 are as follows:

	Gross Carrying Amount	Accumulated Impairment	Net
Balance as of January 1, 2015	$90,867	$(48,436)	$42,431
Foreign exchange impact	(698)	—	(698)

Balance as of December 31, 2015	90,169	(48,436)	41,733
Foreign exchange impact	(78)	—	(78)

Balance as of December 31, 2016	$90,091	$(48,436)	$41,655

        Identifiable intangible assets are amortized over their estimated useful lives, which are evaluated annually in conjunction with the Company's impairment analysis. The evaluation of intangibles resulted in no change to the remaining useful lives of its intangibles for the years ended December 31, 2016, 2015 or 2014.

        Intangible assets consist of the following:

		December 31, 2016			December 31, 2015
	Weighted Avg Amortization (Years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Acquired technology	5.8	$141,800	$(137,966)	$3,834	$141,800	$(135,111)	$6,689
Customer and contract lists	10.5	61,547	(52,963)	8,584	62,058	(49,644)	12,414
Trade name	7.6	7,250	(6,595)	655	7,250	(6,197)	1,053
Patents	16.3	6,493	(2,011)	4,482	5,891	(1,591)	4,300
Perpetual licenses	3.0	3,332	(701)	2,631	4,017	(258)	3,759

	7.5	$220,422	$(200,236)	$20,186	$221,016	$(192,801)	$28,215

        Total amortization expense for the years ended December 31, 2016, 2015 and 2014 was $7,863, $13,456 and $22,799, respectively.

        Amortization expense for the year ended December 31, 2017, and subsequent years thereafter, is estimated to be as follows:

Total Amortization
2017	$6,000
2018	$3,921
2019	$2,417
2020	$1,330
2021	$1,030
Thereafter	$2,414

FIN-20

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 7. Accrued Expenses

        Accrued expenses consist of the following:

	December 31,
	2016	2015
Accrued expenses, shareholder (see Note 17)	$10,302	$8,552
Professional fees	9,006	10,464
Income and other taxes	2,094	2,126
Other accrued liabilities	10,820	11,573

Accrued expenses	$32,222	$32,715

Note 8. Restructuring

        During 2016, 2015 and 2014, the Company continued efforts to restructure certain acquired operations, primarily in the research and development areas in the US, Canada, Europe, Asia and the Middle East. This resulted in several restructuring initiatives related to facilities and human capital to align operations with Company business requirements. The Company recorded restructuring expense related to the costs arising from these decisions which included the cost of terminating leases, costs associated with the consolidation of facilities and the elimination of various workforce positions. The Company accounts for workforce termination costs in accordance with ASC 712—"Non-retirement post-employment benefits". In accounting for these obligations, the Company is required to make assumptions related to the amounts of employee severance, benefits, and related costs and the time period over which leased facilities will remain vacant, sublease terms, sublease rates and discount rates. Estimates and assumptions are based on the best information available at the time the obligation arises. These estimates are reviewed and revised as facts and circumstances dictate. Changes in these estimates could have a material effect on the amount accrued on the consolidated balance sheet. The assessment activities are ongoing and may result in further restructuring and related charges, the amount and timing of which cannot be determined at this time.

        A summary of changes in the restructuring accrual is as follows:

	Facilities-related	Workforce reduction	Total
Liability as of January 1, 2014	$1,438	$2,828	$4,266
Additions	(72)	1,477	1,405
Cash payments	(569)	(2,465)	(3,034)

Liability as of December 31, 2014	797	1,840	2,637
Additions	894	8,782	9,676
Cash payments	(1,210)	(4,715)	(5,925)

Liability as of December 31, 2015	481	5,907	6,388
Additions	2,680	4,769	7,449
Cash payments	(2,760)	(3,689)	(6,449)

Liability as of December 31, 2016	$401	$6,987	$7,388

FIN-21

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 9. Liquidity and Borrowings

Liquidity

        The Company had net cash flows provided by operations of $5,361 during 2016 compared to cash used in operations of $35,628 in 2015. The increase in cash flows from operations in 2016 of $40,989 is primarily due to operational efficiencies and an overall increase in gross profit. As of December 31, 2016, the Company had a cash balance of $32,759 and borrowings available under its revolving credit line of $30,767. As of December 31, 2016, the Company had long-term related party borrowings outstanding of $40,000 and $17,000 under the revolving credit line. The revolving credit line outstanding balance and availability is subject to a Credit Agreement with Silicon Valley Bank as lead agent, which has a term expiring July 1, 2019. The $40,000 long-term related party debt is due on September 30, 2019 and is subordinate to the borrowings outstanding under the revolving line of credit. Based on the Company's financial condition at December 31, 2016 and current and anticipated future operations, the Company believes that its available cash, anticipated cash flow from operations and available borrowings under its revolving line of credit are sufficient to fund working capital and capital expenditure requirements for at least the next 12 months from the date of this report.

Borrowings under Revolving Credit Agreement and Term Debt Agreements

        The Company's outstanding obligations under its debt agreements were as follows:

	December 31,
	2016	2015
Revolving credit facility	$17,000	$16,500
Term debt, related party	40,000	30,000
Other term debt	—	3,112

Total debt outstanding	57,000	49,612
Amount classified as short term	(17,000)	(19,612)

Total long-term debt outstanding	$40,000	$30,000

Revolving Credit Facility with Silicon Valley Bank

        Effective July 1, 2016, two of the Company's operating subsidiaries, with the Company as guarantor, entered into a Senior Secured Credit Agreement with Silicon Valley Bank ("SVB") ("the SVB Agreement"). The SVB Agreement, with a maturity date of July 1, 2019, provides for revolving loans, including letters of credit, not to exceed $50,000 in total, with a potential further increase available for a total revolving line of credit up to $75,000. Borrowing availability is determined monthly based on the amount of collateralized eligible trade accounts receivable. Both Alternate Base Rate ("ABR") and Eurodollar loans are available under the facility. ABR loans bear interest based on the higher of the Prime Rate and the Federal Funds Effective Rate, plus 0.5% and an applicable margin that varies according to the amount of borrowings available. Eurodollar loans bear interest based on LIBOR plus an applicable margin that varies according to the amount of borrowings available. In the event of a default, the annual interest rates would increase by 2%.

FIN-22

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 9. Liquidity and Borrowings (Continued)

        In conjunction with the SVB Agreement, the Company incurred $1,428 in debt issuance costs. These debt issuance costs are included in other assets in the consolidated balance sheets and are being amortized over the remaining life of the SVB Agreement using the straight line method. As of December 31, 2016, the unamortized debt issuance costs totaled $1,215. Amortization of debt issuance costs are included in interest expense in the consolidated statements of operations and totaled $217 for the year ended December 31, 2016.

        The SVB Agreement requires the Company to comply with certain representations, warranties, periodic reporting and financial covenants, including maintaining a minimum free cash flow and minimum liquidity. As of December 31, 2016, the Company was in compliance with all covenants related to the SVB Agreement.

        As of December 31, 2016, the Company had borrowings and letters of credit outstanding under the SVB Agreement of $17,000 and $2,233, respectively. The availability remaining under the revolving credit line was $30,767 as of December 31, 2016.

Long-Term Debt, Related Party

        In 2015, the Company entered into a Subordinated Term Loan Agreement ("Subordinated Term Loan") with OEP Parent, a related party. The Subordinated Term Loan bears interest at 10%, compounding quarterly, with a maturity date of September 30, 2019. As of December 31, 2016, there were borrowings outstanding of $40,000, with no additional available borrowing capacity. Borrowings under the Subordinated Term Loan are unsecured and are subordinate to the Company's Revolving Credit Facility. No prepayment of the Subordinated Term Loan is allowed per the SVB Agreement until the SVB Agreement expires. Upon the occurrence of an Event of Default as defined, the interest rate would increase to 12%.

Revolving Credit Line and Term Debt with Comerica Bank

        In 2013, the Company entered into the Third Amendment to the Amended and Restated Loan and Security Agreement with Comerica Bank (collectively the "Comerica Agreement") which established a $16,000 term loan payable in 36 monthly installments of $444 commencing August 1, 2013. The term loan proceeds were used to pay or refinance the purchase price and related fees and expenses in connection with the Company's July 1, 2013 acquisition of the assets of Ventraq Inc. The Comerica Agreement also provided for an increase to the Company's then existing revolving credit line (inclusive of the term loan balance) from $35,000 to $40,000, with a further increase available for a total revolving line of credit of up to $50,000. Outstanding advances bore interest based on the prime rate as defined in the Comerica Agreement plus an applicable margin of 1.75%, and were collateralized by certain assets of the Company. The Comerica Agreement matured on July 1, 2016 and consequently, there were no borrowings outstanding under the revolving credit line at December 31, 2016.

FIN-23

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 10. Other Long-Term Liabilities

        Other long-term liabilities consist of the following:

	December 31,
	2016	2015
Employee retirement benefits (see Note 15)	$6,271	$5,217
Deferred rent	4,676	2,476
Accrued interest, related party	4,245	431
Uncertain tax positions	2,009	1,564
Other	1,858	2,017

Total other long-term liabilities	$19,059	$11,705

        Included in Other is a contingent consideration liability of $512 and $595 at December 31, 2016 and 2015, respectively, related to the acquisition of uReach Technologies, Inc. ("uReach") on February 28, 2014. This contingent consideration, being paid quarterly, equates to 17.5% of cash collected on sales of the CSF Platform to a certain uReach customer through March 31, 2017, based on purchase orders dated through December 31, 2016. As of December 31, 2015, this contingent consideration was revalued to $595 from a fair value of $3,830 at the date of acquisition. This revaluation resulted in the recognition of operating income of $2,891 in the Company's consolidated statement of operations for the year ended December 31, 2015. A summary of the changes in the contingent consideration liability is as follows:

Liability as of January 1, 2014	$—
Amount acquired in acquisition	3,830
Amount paid	(105)

Liability as of December 31, 2014	3,725
Amount paid	(239)
Fair value adjustment	(2,891)

Liability as of December 31, 2015	595
Amount paid	(83)

Liability as of December 31, 2016	$512

Note 11. Commitments and Contingencies

Leases

        The Company has entered into leases for office space and office equipment used in its operations with expiration dates ranging from 2017 through 2027.

        Rent expense recorded under operating leases was $8,250, $11,047 and $11,651 for the years ended December 31, 2016, 2015 and 2014, respectively. As of December 31, 2016, the Company had standby letters of credit in the amount of $660 in connection with facility leases.

FIN-24

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 11. Commitments and Contingencies (Continued)

        Future minimum operating lease commitments at December 31, 2016 are as follows:

	Minimum Operating Lease Commitments	Sublease Income	Net Operating Lease Commitments
2017	$6,976	$1,574	$5,402
2018	6,605	1,335	5,270
2019	4,888	—	4,888
2020	3,522	—	3,522
2021	3,180	—	3,180
Thereafter	9,160	—	9,160

Total minimum lease payments	$34,331	$2,909	$31,422

Purchase Commitments

        In the normal course of business, the Company enters into commitments to purchase goods and services over a fixed period of time. If the Company does not meet these specified purchase commitments, it could be required to purchase the inventory, or in the case of certain agreements, pay an early termination fee. In certain instances, the Company is permitted to cancel, reschedule or adjust these orders. Consequently, only a portion of the amount reported as purchase commitments relates to firm, non-cancelable and unconditional obligations.

        As of December 31, 2016, minimum contractual commitments for supplier contracts and software licensing agreements having an initial or remaining non-cancelable term in excess of one year are $5,314, $4,715, $4,335, $765 and $0 for 2017, 2018, 2019, 2020 and 2021, respectively.

Legal Proceedings

        The Company is routinely subject to legal proceedings and claims arising in the ordinary course of business. The Company's management does not expect that the outcome in any of these legal proceedings, individually or collectively, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

        The Company recognizes legal fees as incurred when the legal services are provided. For the years ended December 31, 2016, 2015 and 2014, legal costs of $11,391, $22,223 and $4,078, respectively, were incurred related to three lawsuits. The first complaint was filed by the Company on January 23, 2014 alleging that Metaswitch Networks Ltd. and Metaswitch Networks Corp. ("Metaswitch") infringed on certain patents owned by the Company. Following unsuccessful mediation, a trial took place and the Company was initially awarded approximately $8,200 in past royalty damages on January 15, 2016. On September 29, 2016, the Court confirmed the jury verdict following motions from both parties. The Company is seeking royalty income and other damages and has appealed a ruling of the Court denying an injunction for continued infringement by Metaswitch. Due to the uncertainties surrounding the ultimate outcome, the Company has not recognized awards in the case as income in its financial statements for the years ended December 31, 2016, 2015 or 2014. A second lawsuit was filed on July 7, 2014, between the Company and Metaswitch in which both parties asserted further claims of patent

FIN-25

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 11. Commitments and Contingencies (Continued)

infringement against each other. The trial for the second lawsuit concluded on March 17, 2016 with no damages awarded to either party. On June 2, 2016, a third lawsuit was filed that involves consolidating various non-patent claims and counterclaims that were severed from the first two lawsuits and the trial is currently expected to begin in the second half of 2017.

Note 12. Stockholders' Deficit

        On July 30, 2013, the Articles of Association ("Articles") were amended and adopted by special resolution at an extraordinary general meeting of the shareholders of the Company and the Fifth Amended and Restated Stockholders Agreement ("Stockholders Agreement") was executed. Among other things, the Articles identify four Classes of Shares that are designated as Class A, B, C and E Shares. The Articles provide that following a Realization Event, all issued and outstanding shares of stock will be automatically converted into Class D Shares. A Realization Event is defined in the Articles as any voluntary or involuntary liquidation, dissolution or winding up of the Company; mergers or consolidations in which majority voting power is lost; the sale, lease, transfer, exclusive license or other disposition of the assets of the Company to a third party; or a public offering providing an amount of funds for distribution that would provide holders of Class C Shares cash distributions at least as great as their then-existing Class C Accreted Amount. Class A and C Shares are identified as voting shares of the Company and, subject to applicable law, Class B and E Shares are identified as non-voting shares. At the extraordinary general meeting of the shareholders, the shareholders approved an ordinary resolution granting authority to the Board to issue Class E Shares.

Class E Shares

        In July 2013, the Board approved the 2013 Equity Incentive Plan (the "Plan") which granted stock based compensation awards of Class E Shares to designated participants. All share-based compensation awards are subject to restrictions and other provisions contained in the Plan and the applicable award agreement. The aggregate number of shares of stock available for issuance under the Plan is 752,947,156 Class E Shares. All Class E Shares have a par value of $0.00001 per share. In 2016, 2015 and 2014, the Company issued 70,777,034, 17,317,785 and 28,611,992 Class E Shares to designated Participants of the Plan, respectively. Shares repurchased during 2016, 2015 and 2014 in accordance with the Plan provisions totaled 18,823,683, 60,784,797 and 35,890,480 respectively. Class E Shares outstanding as of December 31, 2016 totaled 693,166,280.

Class C Shares—Redeemable Preferred Stock

        On December 19, 2012, the Company issued 4,872,903,160 shares of GENBAND Holdings Class C Shares to One Equity Partners III, L.P. and certain affiliated entities (collectively, "OEP"), a direct majority stockholder, in exchange for the extinguishment and termination of all of the obligations under a then pre-existing credit agreement with OEP (the "OEP Debt Agreement"). As a result, the Company's authorized capital was increased from 5 billion to 10 billion shares with a par value of US $0.00001 per share; Class C Shares were authorized; and following a Realization Event, if applicable, all issued and outstanding shares of stock are to convert to Class D Shares.

        The Class C accretes value at 13% per annum and such accretion is reported in the consolidated statements of changes in convertible preferred stock and stockholders' deficit as the accretion of

FIN-26

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 12. Stockholders' Deficit (Continued)

convertible preferred stock and is equal to the initial amount of $0.070486161 per share plus accretion at 13% per annum, accreting daily and compounding annually. The Class C accreted value is reduced for cash dividends paid or tax distributions. When and if declared at each quarterly determination date, a quarter's accretion value may be paid as a cash dividend to the Class C stockholders. No dividends were paid or declared for the years ended December 31, 2016, 2015 or 2014.

        The Company adopted the reporting requirements of ASR 268 (Securities and Exchange Commission Financial Reporting Codification, SEC. 211, Redeemable Preferred Stocks) which changed the manner in which it accounts for Class C convertible preferred stock. As a result, the Company retrospectively reclassified the Class C Shares from permanent stockholder's deficit to mezzanine equity and recorded its accretion as an increase in Class C convertible preferred stock and a decrease in additional paid-in capital. Additionally, the Class C Shares are now presented in the accompanying consolidated balance sheets at the liquidation preference at December 31, 2016, 2015 and 2014. Previously, the Class C Shares were presented in the consolidated balance sheets at $343,472, which represented the fair value on the issuance date of December 19, 2012.

        The following list of actions, among others, by the Company require the approval of the holders of at least a majority of the outstanding Class C Shares: issuance of additional preferred shares ranking pari passu or senior to Class C Shares, share repurchases or redemptions by the Company, incurrence of indebtedness (other than trade indebtedness) and the consummation of any change of control or public offering in which Class C stockholders would not receive cash distributions at least equal to Class C accreted value. The Company has a call right, subject to the consent of a majority of the holders of the Class C Shares, to purchase on a pro rata basis, some or all of the Class C Shares at any time at the Class C accreted amount. The Company had a one-time right to repurchase up to $100,000 of Class C Shares (based on accreted value) by paying an annually increasing repurchase premium ranging from 6% to 37.5% of the Class C accreted value. Such one-time repurchase right expired on December 19, 2016.

        In January 2013, in connection with the issuance of Class C Shares in December 2012, the Company offered existing accredited investors that were direct or indirect holders of Class A Shares, the right to purchase Class C Shares (the "Class C Rights Offering"), at the price of $0.070486161 per share. Eligible stockholders could purchase up to their pro-rata portion of available Class C Shares. At the closing of the Class C Rights Offering, pursuant to the Contribution Agreement between the Company and OEP executed December 3, 2012, as amended, OEP surrendered to the Company an equal number of Class C Shares purchased by eligible stockholders in the rights offering and the Company remitted to OEP $0.070486161 per Class C Share in cash. Concurrently with the repurchase of Class C Shares from OEP, the Company issued the Class C Shares to the eligible stockholders participating in the Class C Rights Offering and such eligible stockholders remitted to the Company $0.070486161 per Class C Share in cash. The Class C Rights Offering closed on March 15, 2013 with 34,816,054 Class C Shares repurchased and issued.

FIN-27

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 12. Stockholders' Deficit (Continued)

Priorities and Dividends

        The Articles set forth the following order of priority for dividends and distributions to the Company's stockholders, provided that Step A and Step B will occur simultaneously, after giving effect to all benchmark amounts, as defined:

        Step A is defined as first, to the holders of Class C Shares, in an amount equal to the greater of (i) the accreted value of the Class C Shares or (ii) the amount that would be distributed if the Class C accreted share value was converted to Class A Shares at the price of $0.070486161 per share (the liquidation preference); second, to holders of Class A Shares, in proportion to the respective unreturned capital of each member in respect of the Class A Shares until the cumulative dividends and other distributions equals the aggregate amount of all capital contributions made by holders of Class A Shares; and thereafter, to the holders of Class A Shares and Class B Shares pro rata based on the number of such shares held by each holder relative to all of the issued and outstanding shares, provided that distributions shall be adjusted for Class B shareholders who are also Class E shareholders.

        Step B is defined as to the holders of Class E Shares, in an amount equal to the total distributions made in respect of Class A, B and C Shares in excess of the benchmark amount (as defined) multiplied by the ratio of Class E Shares held to the total number of Class A, B, C and E Shares outstanding.

Note 13. Equity Incentive Plans

        The Company has granted share-based awards under its Equity Incentive Plans (the "New Plans") and its 1999 Stock Option/Stock Issuance Plan (the "Predecessor Plans"). The Predecessor Plans provided for grants of non-qualified or incentive stock options as well as restricted stock awards.

The New Plans

2013 Equity Incentive Plan

        In July 2013, the Board approved the 2013 Equity Incentive Plan (the "2013 Plan") which grants stock based compensation awards of Class E Shares to designated participants. All share-based compensation awards are subject to restrictions and other provisions contained in the Plan. The intent is for all Class E Shares to be treated as "profits interests" for United States ("US") federal income tax purposes as of the date such Class E Shares are issued. Any person receiving Class E Shares is required to have made a capital contribution to the Company in the amount of $1 in exchange for Class A Shares and make a timely and effective election under Section 83(b) of the Internal Revenue Code ("Code") with respect to such Class E Shares.

        Per the terms of the Class E Share Agreement, the shares are subject to an automatic repurchase right whereby the Company can repurchase, at par value, all Class E Shares not yet vested upon the occurrence of a repurchase trigger as defined. Shares are released from the automatic repurchase right as they become vested. A majority of the Class E Shares outstanding was issued on the 2013 Plan effective date and has been released from the automatic repurchase right as of December 31, 2016.

        The aggregate number of shares of stock available for issuance under the 2013 Plan is 752,947,156 Class E Shares. All Class E Shares have a par value of $0.00001 per share. The fair value of the

FIN-28

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 13. Equity Incentive Plans (Continued)

Class E Shares issued in 2016, 2015 and 2014 was $0.0007, $0.005 and $0.008 per share, respectively. The Class E Shares are being amortized as a component of share-based compensation expense over the vesting period of four years.

        A summary of the 2013 Plan activity for non-vested Class E shares for the years ended December 31, 2016, 2015 and 2014 is as follows:

	Years Ended December 31,
	2016	2015	2014
Outstanding at beginning of period	154,526,751	351,720,452	525,180,634
Granted	70,777,034	17,317,785	28,611,992
Vested	(143,310,972)	(153,726,689)	(166,181,694)
Repurchased	(18,823,683)	(60,784,797)	(35,890,480)

Outstanding at end of period	63,169,130	154,526,751	351,720,452

        For the years ended December 31, 2016, 2015 and 2014, Class E Share compensation expense was $978, $1,148, and $1,318, respectively. Total compensation expense related to non-vested awards not yet recognized was $160 as of December 31, 2016 and is expected to be recognized over the weighted average vesting period of 1.47 years or at the occurrence of an IPO or other specified event, whichever is shorter.

2010 Equity Incentive Plan

        On November 3, 2010, the Company's Board approved the 2010 Equity Incentive Plan (the "2010 Plan") which provided share-based compensation awards of Class B Shares to designated participants. All share-based compensation awards are subject to restrictions and other provisions contained in the 2010 Plan. Among other things, the 2010 Plan restricts the transferability of all equity instruments of the consolidated group and provides for liquidity upon a change in control and other certain transactions, as defined in the 2010 Plan. The intent was for all Class B Shares to be treated as "profits interest" for US federal income tax purposes as of the date such Class B Shares are issued. Any person receiving Class B Shares was required to make a capital contribution to the Company in the amount of $1 in exchange for Class A Shares and made an election under Section 83(b) of the Code with respect to such Class B Shares.

        Per the terms of the Class B Share agreement (the "Class B Agreement"), the shares were subject to an automatic repurchase right whereby the Company could repurchase, at par value, all Class B Shares not yet vested upon the occurrence of a repurchase trigger as defined in the Class B Agreement. As of December 31, 2016, all Class B Shares have been released from the automatic repurchase right.

        During 2016, 2015 and 2014, the Company exercised the automatic repurchase rights under the Class B Agreement and repurchased 507,020, 384,524 and 764,647 of non-vested Class B Shares, respectively, from the participants who terminated their employment with the Company. The Company paid par value for these shares.

FIN-29

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 13. Equity Incentive Plans (Continued)

        A summary of the 2010 Plan activity and related information for non-vested Class B Shares for the years ended December 31, 2016, 2015 and 2014 is as follows:

	Years Ended December 31,
	2016	2015	2014
Outstanding at beginning of period	507,020	3,420,635	11,439,899
Vested	—	(2,529,091)	(7,254,617)
Repurchased	(507,020)	(384,524)	(764,647)

Outstanding at end of period	—	507,020	3,420,635

        The aggregate number of shares of stock available for issuance under the 2010 Plan was 136,581,762 Class B Shares with a par value of $0.00001 per share. The Class B Shares were amortized as a component of share-based compensation expense over the vesting period of four years. For the years ended December 31, 2016, 2015 and 2014, Class B Share compensation expense was $294, $274 and $355, respectively.

The Predecessor Plans

        Prior to the year 2010, certain employees of the Company, or its predecessor entities, and other individuals participated in employee stock compensation plans generally comprised of stock options and restricted stock. Awards outstanding under such predecessor plans are not material either individually or in the aggregate. For the years ended December 31, 2016, 2015 and 2014, there was no share-based compensation expense related to the stock options and compensation expense related to the restricted stock was insignificant. At December 31, 2016, there were approximately 3.3 million stock options outstanding with a weighted average exercise price of $0.93 and a weighted average remaining contractual life of 0.92 years and there were no restricted stock awards outstanding.

Share-Based Compensation

        The consolidated statements of operations include share-based compensation related to all equity incentive plans as follows:

	Years Ended December 31,
	2016	2015	2014
Cost of service revenue	$46	$33	$140
Research and development	148	156	292
Sales and marketing	101	334	370
General and administrative	977	898	868

Total share-based compensation expense	$1,272	$1,421	$1,670

Note 14. Income Taxes

        The Company is classified as a partnership under US federal tax law, and consequently, the Company and its wholly owned subsidiary, GENBAND US LLC (a single-member LLC treated as a

FIN-30

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 14. Income Taxes (Continued)

division of the Company), will pass-through all of its income and losses to the Company's partners, who are individually responsible for any associated income tax consequences. No US federal income tax provision (benefit) is included in the Company's consolidated financial statements related to the income or loss generated by the Company and GENBAND US LLC.

        Certain subsidiaries of the Company remain subject to US federal income taxation due to their classification as a corporation under US tax law. Therefore, the current and deferred US federal income tax provision (benefit) for the years ended December 31, 2016, 2015 and 2014 relates entirely to these subsidiaries.

        The Company and certain of its subsidiaries are each subject to certain state and local income taxes imposed at the entity level. All of the Company's international subsidiaries are subject to tax in their respective jurisdictions.

        The components of the income tax provision (benefit) consisted of the following for the years ended December 31, 2016, 2015 and 2014:

	Years Ended December 31,
	2016	2015	2014
Current:
US Federal	$18	$424	$368
US State and local	(205)	26	354
Non-US	3,878	2,103	348

Total current income tax provision	3,691	2,553	1,070
Deferred:
US Federal	(191)	1,865	(1,017)
US State and local	(57)	141	(129)
Non-US	(95)	(642)	(633)

Total deferred income tax (benefit) provision	(343)	1,364	(1,779)

Income tax provision (benefit)	$3,348	$3,917	$(709)

        The table below reconciles the Company's income tax provision (benefit) to the Cayman Islands statutory tax rate of 0% for the years ended December 31, 2016, 2015 and 2014 as follows:

	Years Ended December 31,
	2016	2015	2014
Foreign tax rate differential	$3,292	$4,205	$(1,388)
Change in valuation allowance	155	132	1,301
Tax credits	(980)	(693)	(1,258)
Withholding Taxes	1,025	616	990
Other	(144)	(343)	(354)

Income tax provision (benefit)	$3,348	$3,917	$(709)

FIN-31

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 14. Income Taxes (Continued)

        The foreign tax rate differential includes the net change in unrecognized tax benefits of $554, $(1,179) and $(3,066) for the years ended December 31, 2016, 2015 and 2014, respectively.

        The components of the Company's deferred tax assets and liabilities are as follows:

	December 31,
	2016	2015
Deferred tax assets:
Net operating losses and tax credit carryforwards	$7,794	$6,994
Fixed assets	2,433	1,962
Reserves and allowances	1,291	973
Accruals	322	830
R&D Expenditures	—	435
Other	1,402	609

Total deferred tax assets before valuation allowance	13,242	11,803
Valuation allowance	(5,158)	(4,852)

Net deferred tax assets	8,084	6,951
Deferred tax liabilities:
Unremitted earnings	(1,215)	(826)

Total deferred tax liabilities	(1,215)	(826)

Net deferred tax asset	$6,869	$6,125

        The deferred income tax assets and liabilities based on tax jurisdiction are presented in the consolidated balance sheets as follows:

	December 31,
	2016	2015
Noncurrent deferred income tax assets	$9,180	$7,016
Noncurrent deferred income tax liabilities	(2,311)	(891)

Net deferred income tax asset	$6,869	$6,125

        The Company has state research and development credit and other state tax credit carryforwards available for use in the Company's state tax returns totaling $1,469 and $1,517 as of December 31, 2016 and 2015, respectively. The credit carryforwards begin to expire in 2025.

        The Company has Canadian research and development tax credit carryforwards of $4,838 and $4,219 as of December 31, 2016 and 2015, respectively. These credit carryforwards begin to expire in 2031 and are subject to full valuation allowances as the Company has concluded that it is not more-likely-than-not that these carryforwards will be realized. Future law changes or unexpected changes to the company's business operations may affect the valuation allowances.

FIN-32

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 14. Income Taxes (Continued)

        The Company also had NOL carryforwards in various states of $5,439 and $3,075 as of December 31, 2016 and 2015, respectively. These carryforwards are subject to full valuation allowances as the Company has concluded that it is not more-likely-than-not that these carryforwards will be realized. These NOL's begin to expire in 2021.

        The increase in the Company's valuation allowance of $305 primarily relates to additional Canada research and development credits.

        The Company had non-US NOL carryforwards of $4,661 and $4,631 as of December 31, 2016 and 2015, respectively. These NOL carryforwards are mainly related to Brazil and are available for carryforward indefinitely.

        The company asserts permanent reinvestment outside the United States of the earnings in its non-US subsidiaries. As such, the Company does not record a deferred tax liability related to bringing these earnings to the United States. If the earnings were distributed back to the United States, there would not be a material impact on the taxes of the Company. However, the Company does not assert permanent reinvestment of the earnings of its non-US subsidiaries inside of their countries of incorporation and those earnings would be available for repatriation to GENBAND Ireland Limited (immediate indirect parent). Consequently, the Company has recorded a deferred tax liability of $1,215 and $826 as of December 31, 2016 and 2015, respectively.

FIN-33

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 14. Income Taxes (Continued)

        The following table summarizes the changes in the total amounts of unrecognized tax benefits for the years ended December 31, 2016, 2015 and 2014, respectively:

Balance, January 1, 2014	$6,801
Additions based on tax positions related to the current year	—
Additions for tax positions related to prior years	159
Reductions for tax positions related to prior years	(194)
Reductions for lapse of statute of limitations	(3,031)
Reductions related to prior years as a result of currency translation adjustments	(476)

Balance, December 31, 2014	3,259
Additions for tax positions related to prior years	—
Reductions for tax positions related to prior years	—
Reductions for lapse of statute of limitations	(1,179)
Reductions related to prior years as a result of currency translation adjustments	(604)

Balance, December 31, 2015	1,476
Additions based on tax positions related to the current year	863
Additions for tax positions related to prior years	—
Reductions for tax positions related to prior years	—
Reductions for lapse of statute of limitations	(308)
Reductions related to prior years as a result of currency translation adjustments	68

Balance, December 31, 2016	$2,099

        The Company recognizes interest and penalties as a component of its income tax provision (benefit). For the years ended December 31, 2016, 2015 and 2014, interest and penalties were not a material component of the Company's income tax provision (benefit).

        The Company does not anticipate a material change to its unrecognized tax benefits in the next 12 months. The Company files federal, state and local income tax returns in the United States and in numerous foreign jurisdictions. In general, the Company and its non-US subsidiaries have no open tax years prior to 2011. As of December 31, 2016, the Company has ongoing income tax audits in certain foreign countries. The Company believes that an adequate provision has been made for any adjustments that may result from tax examinations.

Note 15. Employee Retirement Benefit Plans

Defined Contribution Plans

        The Company has established a defined contribution savings plan under Section 401(k) of the Code, whereby substantially all employees in the United States may contribute a percentage of their compensation on a tax-deferred basis. The Company sponsors defined contribution plans covering

FIN-34

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 15. Employee Retirement Benefit Plans (Continued)

substantially all employees in various international locations to which the employees may make contributions. The Company generally contributes amounts sufficient to satisfy the minimum amount required by applicable law and regulations in each country. For the years ended December 31, 2016, 2015 and 2014, the Company contributed $2,415, $4,683 and $5,195, respectively, to the defined contribution plans.

Non-US Defined Benefit Plans

        Several subsidiaries of the Company sponsor certain retirement benefit programs covering employees in various international locations that are considered to be defined benefit pension plans for accounting purposes. The Company's general funding policy with respect to the qualified pension plans is to contribute amounts at least sufficient to satisfy the minimum amount required by applicable law and regulations, or to directly pay benefits where appropriate. Benefits under the defined benefit plans are typically based either on years of service and the employee's compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the non-US defined benefit plans reflect the different economic environments within the various countries.

FIN-35

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 15. Employee Retirement Benefit Plans (Continued)

        A reconciliation of the changes in the benefit obligations and fair value of the assets of the defined benefit plans, the funded status of the plans and the amounts recognized in the consolidated balance sheets as of December 31, 2016 and 2015 are provided in the table below:

	December 31,
	2016	2015
Changes in projected benefit obligations
Projected benefit obligation at beginning of the financial year	$9,546	$11,841
Service cost	443	552
Interest cost	188	203
Plan participants' contributions	37	67
Benefits paid	(963)	(1,117)
Net actuarial loss/(gain) on obligation	826	(1,301)
Currency gain	(340)	(699)

Projected benefit obligation at end of the financial year	$9,737	$9,546

Changes in plan assets
Fair value of plan assets at beginning of financial year	$4,290	$5,266
Actual return on plan assets	70	(39)
Employer contributions	112	298
Participant contributions	37	67
Additional charges	(18)	(17)
Benefits paid	(963)	(1,117)
Currency loss	(117)	(168)

Fair value of plan assets at end of the financial year	$3,411	$4,290

Funded status at end of year	$(6,326)	$(5,256)

Amounts recognized in accumulated other comprehensive loss consists of:
Prior service cost	$136	$177
Net actuarial loss	1,927	1,128

Amount recognized in accumulated other comprehensive loss	$2,063	$1,305

Amounts recognized in the consolidated balance sheets consist of:
Accrued compensation and benefits (current pension liability)	$(55)	$(39)
Other long-term liabilities (non-current pension liability)	(6,271)	(5,217)

Net amount recognized	$(6,326)	$(5,256)

FIN-36

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 15. Employee Retirement Benefit Plans (Continued)

        Plans with underfunded or non-funded accumulated benefit obligations are as follows:

	December 31,
	2016	2015
Aggregate projected benefit obligation	$9,737	$9,546
Aggregate accumulated benefit obligation	$6,832	$6,868
Aggregate fair value of plan assets	$3,411	$4,290

        The net periodic benefit costs are as follows:

	Years Ended December 31,
	2016	2015	2014
Service cost	$443	$552	$439
Interest cost	188	203	275
Expected return on plan assets	(70)	(79)	(127)
Additional charges	18	10	12
Amortization of:
Prior service cost	41	41	45
Net (gain) loss	27	102	(12)

Net periodic benefit costs	$647	$829	$632

        Benefit payments of $963 were made for the year ended December 31, 2016. The Company expects the following benefit payments will occur in the next ten years:

2017	$55
2018	37
2019	61
2020	44
2021	43
2022 - 2026	735

$975

FIN-37

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 15. Employee Retirement Benefit Plans (Continued)

        The changes in plan assets and benefit obligations recognized in other comprehensive loss before tax are as follows:

	Years Ended December 31,
	2016	2015	2014
Net loss (gain)	$826	$(1,183)	$2,539
Amortization of:
Net (gain) loss	(27)	(102)	12
Prior service cost	(41)	(41)	(45)

Total recognized in other comprehensive loss	$758	$(1,326)	$2,506

        The Company defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. The unrecognized actuarial gains and losses are recorded as unrealized pension actuarial gain (loss) in accumulated other comprehensive loss. For defined benefit pension plans, these unrecognized gains and losses are amortized as a component of net periodic benefit cost when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. Amortization of accumulated other comprehensive loss, net into net periodic benefit cost in 2017 is expected to be $106.

        The principal weighted average assumptions used to determine benefit obligation are as follows:

	December 31,
	2016	2015
Discount rate	1.41%	1.97%
Rate of compensation increase	3.39%	3.33%

        The principal weighted average assumptions used to determine net periodic benefit cost are as follows:

	Years Ended December 31,
	2016	2015	2014
Discount rate	1.97%	1.78%	3.29%
Expected long-term return on plan assets	1.63%	1.49%	3.08%
Rate of compensation increase	3.33%	3.30%	3.39%

        Assumed discount rates are used in measurements of the projected, accumulated and vested benefit obligations and the service and interest cost components of net periodic pension cost. Estimated discount rates reflect the rates at which the pension benefits could be effectively settled. The Company determines the discount rates of the plans in the Euro zone using the iBoxx Euro Corporate AA Bond indices with appropriate adjustments for the duration of the plan obligations. In other international locations, the Company determines the discount rates based primarily on local AA-AAA rated Corporate Bond Indices and the Citigroup Pension Discount Curve with the duration appropriate to the duration of the plan obligations.

FIN-38

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 15. Employee Retirement Benefit Plans (Continued)

        The plans in the Netherlands and Switzerland are funded through insurance contracts, which provide guaranteed interest credit. The fair value of the contract is derived from the insurance company's assessment of the minimum value of the benefits provided by the insurance contract. The methodology used to value the plan assets assumes that the value of the plan assets equals the guaranteed insured benefits. For consistency, the same discount rate used in the valuation of the benefit obligations is used to place a value on the plan assets. The assets are assumed to grow each year in line with the discount rate, and therefore, the expected return on the assets is set equal to the discount rate.

        The Company utilizes a valuation hierarchy discussed in Note 2 for disclosure of the inputs for fair value measurement of the plan assets. The fair value of the combined plan assets are as follows:

	December 31, 2016				December 31, 2015
		Fair value measurement using				Fair value measurement using
	Fair Value				Fair Value
		(Level 1)	(Level 2)	(Level 3)		(Level 1)	(Level 2)	(Level 3)
Insurance contract	$3,411	$—	$3,411	$—	$4,290	$—	$4,290	$—

        During the year ended December 31, 2016, certain employees in the Netherlands and Switzerland made total contributions of $37 to the respective pension plans. Employee contributions for these plans are based on a fixed 5% of the relevant pensionable earnings. The Company funds these plans by contributing at least the minimum amount required by applicable regulations and as recommended by an independent actuary. During the year ended December 31, 2016, the Company contributed $112 to its pension plans and expects to contribute $144 to its pension plans in 2017.

Note 16. Accumulated other comprehensive loss, net of tax

        The following table presents changes in accumulated other comprehensive loss, net of tax, by component for the years ended December 31, 2016, 2015 and 2014:

	Employee Retirement Benefits	Foreign Currency Translation Adjustments	Total
Beginning of period, January 1, 2014	$(81)	$(2,689)	$(2,770)
Other comprehensive income (loss)	(1,660)	(7,568)	(9,228)

End of period, December 31, 2014	(1,741)	(10,257)	(11,998)
Other comprehensive income (loss)	1,108	(7,234)	(6,126)

End of period, December 31, 2015	(633)	(17,491)	(18,124)
Other comprehensive income (loss)	(512)	(1,033)	(1,545)

End of period, December 31, 2016	$(1,145)	$(18,524)	$(19,669)

FIN-39

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 17. Related Party Transactions

        Certain members of the Company's Board and executive management team are on the board of directors of a company that is both a Company customer and vendor. In addition, the Company incurs an annual management fee payable to OEP and has a subordinated term loan payable to OEP. All transactions between the Company and these parties are considered related party transactions in the normal course of business.

        The following tables summarize the Company's related party transactions included in the consolidated financial statements for the periods presented:

	Years Ended December 31,
	2016	2015	2014
Revenue	$379	$829	$1,354

Purchases:
Cost of revenue	$4,044	$7,253	$7,772

Research and development	$17,570	$18,366	$19,983

General and administrative	$230	$460	$1,554

Other operating expense:
Shareholder	$1,750	$1,750	$1,750

Interest expense:
Shareholder	$3,814	$431	$—

	December 31,
	2016	2015
Accounts receivable	$371	$87

Accounts payable	$5,681	$4,335

Accrued expenses:
Shareholder	$10,302	$8,552

Accrued interest payable, long-term:
Shareholder	$4,245	$431

Deferred revenue	$500	$49

Long-term subordinated loan:
Shareholder	$40,000	$30,000

FIN-40

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 18. Other Expense (Income), net

        Other expense (income), net consists of the following:

	Years Ended December 31,
	2016	2015	2014
Interest income	$(10)	$(66)	$(97)
Loss (gain) on foreign currency exchange transactions	1,295	(4,871)	(1,980)
Miscellaneous (income) expense, net	(513)	459	590

Total other expense (income), net	$772	$(4,478)	$(1,487)

Note 19. Supplemental Disclosure of Cash Flow Information

	Years Ended December 31,
	2016	2015	2014
Cash paid for interest	$1,142	$745	$657

Cash paid for income taxes	$3,360	$3,114	$3,763

Supplemental disclosure of non-cash information:
Inventory transferred to property and equipment	$730	$1,087	$4,640

Capital expenditures included in accounts payable	$966	$2,246	$2,236

Debt issue costs included in accounts payable and accrued expenses	$307	$—	$—

Perpetual license included in accounts payable	$—	$1,250	$—

Note 20. Subsequent Events

        The Company evaluated subsequent events through March 17, 2017, the date these statements were issued. No other reportable subsequent events were identified as a result of the Company's evaluation.

Events Subsequent to Original Issuance of Financial Statements (Unaudited)

        In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through June 27, 2017, the date the financial statements were available to be reissued.

        The Company has become involved in a fourth lawsuit with Metaswitch related to alleged patent infringement. See Note 11. Commitments and Contingencies, Legal Proceedings for a discussion of the history of these patent lawsuits.

        On March 28, 2017, the United States District Court for the Eastern District of Texas ("the Federal District Court") dismissed the third lawsuit without prejudice for improper subject matter jurisdiction. Immediately following the dismissal of this Federal District Court action on March 28,

FIN-41

GENBAND Holdings Company and subsidiaries

Notes to Consolidated Financial Statements (Continued)

(In thousands, except share information)

Note 20. Subsequent Events (Continued)

2017, the Company filed a petition against Metaswitch in the District Court of Dallas County, Texas (134th Judicial District) ("the Texas State Court"), asserting the claims the Company had previously asserted in the Federal District Court action. Metaswitch filed its answer on April 21, 2017 and asserted counterclaims against the Company. The Texas State Court issued a scheduling order setting trial for this case in April 2018.

        Additionally, on March 29, 2017, Metaswitch filed a petition in Superior Court of the State of California, County of Santa Clara ("the California State Court") seeking declaratory judgment regarding the Company's trade secret misappropriation claims previously asserted in the Federal District Court action that was dismissed. Metaswitch also asserts claims of common law unfair competition and tortious interference with a prospective business relationship against the Company. The parties are now awaiting a decision from the California State Court. At this time, it is not possible to predict the outcome, including whether or not any proceedings will continue, and when or how the matter will be resolved. Therefore, an estimate of the possible range of loss, if any, cannot be made.

        On May 23, 2017, the Company, GENBAND Inc. ("GB"), GENBAND II, Inc. ("GB II") and Sonus Networks, Inc. ("Sonus") entered into an Agreement and Plan of Merger ("the Merger Agreement"). Pursuant to the Merger Agreement, all issued and outstanding shares of the Company (other than shares of capital stock or other equity interests of the Company owned by the Company, GB or GB II) will be converted into shares of a newly formed company ("Newco"), and shareholders of the Company will have a right to receive a three-year promissory note issued by Newco having an aggregate principal amount of $22.5 million. Upon the consummation of the transactions contemplated by the Merger Agreement, the Company's shareholders will own approximately 50% of the outstanding shares of Newco. The Board of Directors of the Company has unanimously approved the transactions contemplated by the Merger Agreement and the Company has agreed to hold a shareholders' meeting to submit the Merger Agreement to its shareholders for their approval.

FIN-42

GENBAND Holdings Company and subsidiaries
Consolidated Balance Sheets
(In thousands, except share information)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$21,538	$32,759
Accounts receivable, net	97,216	112,841
Inventory, net	8,008	9,482
Deferred costs	14,776	19,987
Prepaid expenses and other	10,171	7,144

Total current assets	151,709	182,213
Property and equipment, net	23,651	25,961
Goodwill	42,005	41,655
Intangible assets, net	17,086	20,186
Deferred income taxes	11,195	9,180
Other assets	3,101	2,594

TOTAL ASSETS	$248,747	$281,789

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Revolving credit facility	$19,000	$17,000
Accounts payable	33,900	44,723
Accrued compensation and benefits	14,227	20,966
Accrued expenses	32,872	32,222
Accrued restructuring	3,957	7,388
Deferred revenue	94,482	95,657

Total current liabilities	198,438	217,956
Long-term debt, related party	40,000	40,000
Deferred revenue, net of current portion	11,771	11,152
Deferred income taxes	2,583	2,311
Other long-term liabilities	21,942	19,059

Total liabilities	274,734	290,478

Commitments and contingencies (Note 12)
Convertible preferred stock, Class C stock, $0.00001 par value, 10,000,000,000 shares authorized for all Classes: 4,872,903,160 shares issued and outstanding	597,711	561,657
Stockholders' deficit:
Class A stock, $0.00001 par value, 10,000,000,000 shares authorized for all Classes: 1,693,357,175 and 1,693,357,175 shares issued and outstanding, respectively	17	17
Class B stock, $0.00001 par value, 10,000,000,000 shares authorized for all Classes: 70,318,681 and 70,318,681 shares issued and outstanding, respectively	1	1
Class E stock, $0.00001 par value, 10,000,000,000 shares authorized for all Classes: 690,656,456 and 693,166,280 shares issued and outstanding, respectively	6	6
Additional paid-in capital	294,488	330,478
Accumulated deficit	(902,916)	(881,179)
Accumulated other comprehensive loss	(15,294)	(19,669)

Total stockholders' deficit	(623,698)	(570,346)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT	$248,747	$281,789

The accompanying notes are an integral part of the consolidated financial statements.

FIN-43

GENBAND Holdings Company and subsidiaries

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenue:
Product	$42,584	$49,651	$77,347	$88,999
Service	56,378	56,026	107,805	109,798

Total revenue	98,962	105,677	185,152	198,797
Cost of revenue:
Cost of product	22,874	26,426	45,014	50,264
Cost of service	27,471	26,180	50,700	50,432
Amortization of acquired technology	512	708	1,025	1,436

Total cost of revenue	50,857	53,314	96,739	102,132

Gross profit	48,105	52,363	88,413	96,665
Operating expenses:
Research and development	21,525	25,488	45,257	51,774
Sales and marketing	15,075	17,188	31,738	34,276
General and administrative	8,755	8,538	19,243	18,305
Legal costs for patent litigation	456	2,251	1,418	7,993
Acquisition and integration	4,103	—	4,103	—
Restructuring	512	973	1,091	738
Amortization of acquired intangibles	912	1,125	1,798	2,245

Total operating expenses	51,338	55,563	104,648	115,331

Loss before interest expense, other expense (income), net, and income tax (benefit) provision	(3,233)	(3,200)	(16,235)	(18,666)
Interest expense	1,419	1,117	2,702	2,178
Other expense (income), net	4,558	(1,662)	5,980	2,080

Loss before income tax (benefit) provision	(9,210)	(2,655)	(24,917)	(22,924)
Income tax (benefit) provision	(1,921)	816	(3,180)	1,895

Net loss	$(7,289)	$(3,471)	$(21,737)	$(24,819)

The accompanying notes are an integral part of the consolidated financial statements.

FIN-44

GENBAND Holdings Company and subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net loss	$(7,289)	$(3,471)	$(21,737)	$(24,819)

Other comprehensive income:
Foreign currency translation adjustments	2,984	(433)	4,474	2,841
Employee retirement benefits, net of income tax provision	(77)	9	(99)	(13)

Other comprehensive income (loss):	2,907	(424)	4,375	2,828

Total comprehensive loss	$(4,382)	$(3,895)	$(17,362)	$(21,991)

The accompanying notes are an integral part of the consolidated financial statements.

FIN-45

GENBAND Holdings Company and subsidiaries

Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders' Deficit

(In thousands, except share information)

(Unaudited)

	Convertible Preferred stock
			Class A stock		Class B stock		Class E stock				Accumulated other comprehensive loss
									Additional paid-in capital	Accumulated deficit		Total stockholders' deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Beginning of period, January 1, 2017	4,872,903,160	$561,657	1,693,357,175	$17	70,318,681	$1	693,166,280	$6	$330,478	$(881,179)	$(19,669)	$(570,346)
Net loss	—	—	—	—	—	—	—	—	—	(21,737)	—	(21,737)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	4,375	4,375
Accretion of Series C convertible preferred stock	—	36,054	—	—	—	—	—	—	(36,054)	—	—	(36,054)
Repurchase of shares	—	—	—	—	—	—	(2,509,824)	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	64	—	—	64

End of period, June 30, 2017	4,872,903,160	$597,711	1,693,357,175	$17	70,318,681	$1	690,656,456	$6	$294,488	$(902,916)	$(15,294)	$(623,698)

	Convertible Preferred stock
			Class A stock		Class B stock		Class E stock				Accumulated other comprehensive loss
									Additional paid-in capital	Accumulated deficit		Total stockholders' deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount

Beginning of period, January 1, 2016	4,872,903,160	$497,043	1,792,862,653	$18	70,825,701	$1	641,212,929	$6	$393,815	$(853,957)	$(18,124)	$(478,241)
Net loss	—	—	—	—	—	—	—	—	—	(24,819)	—	(24,819)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—	2,828	2,828
Accretion of Series C convertible preferred stock	—	31,994	—	—	—	—	—	—	(31,994)	—	—	(31,994)
Shares issued through equity incentive plans	—	—	27,396	—	—	—	65,506,403	—	5	—	—	5
Surrender of shares	—	—	(99,532,874)	(1)	—	—	—	—	—	—	—	(1)
Repurchase of shares	—	—	—	—	(507,020)	—	(18,823,683)	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	—	—	642	—	—	642

End of period, June 30, 2016	4,872,903,160	$529,037	1,693,357,175	$17	70,318,681	$1	687,895,649	$6	$362,468	$(878,776)	$(15,296)	$(531,580)

The accompanying notes are an integral part of the consolidated financial statements.

FIN-46

GENBAND Holdings Company and subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended
	June 30, 2017	June 30, 2016
Cash flows from operating activities:
Net loss	$(21,737)	$(24,819)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	9,901	11,249
Foreign currency exchange loss	5,764	2,733
Provision for inventory obsolescence	1,482	1,500
Other	(846)	1,571
Changes in assets and liabilities:
Accounts receivable	15,502	14,185
Inventory	(824)	617
Prepaid expenses and other	2,184	(3,863)
Accounts payable and other accrued liabilities	(22,418)	(23,544)
Deferred revenue	(557)	1,471
Other assets and liabilities	1,970	1,836

Net cash used in operating activities	(9,579)	(17,064)

Cash flows from investing activities:
Purchases of property and equipment	(3,766)	(4,453)
Purchases of leasehold improvements reimbursed by lessors	—	(1,825)
Purchases of perpetual licenses and capitalized patent costs	—	(1,508)

Net cash used in investing activities	(3,766)	(7,786)

Cash flows from financing activities:
Principal payments of debt	—	(2,668)
Borrowings on revolving line of credit	19,000	9,000
Principal payments on revolving line of credit	(17,000)	(1,500)
Proceeds from issuance of term debt, related party	—	10,000
Payment of debt issue costs	(351)	—
Payment of contingent consideration	(80)	(84)
Other	(89)	(83)

Net cash provided by financing activities	1,480	14,665

Effects of exchange rate changes on cash and cash equivalents	644	608
Net change in cash and cash equivalents	(11,221)	(9,577)
Cash and cash equivalents, beginning of period	32,759	34,228

Cash and cash equivalents, end of period	$21,538	$24,651

Supplemental disclosure of cash flow information:
Cash paid for interest	$237	$526

Cash paid for income taxes	$1,521	$1,984

Supplemental disclosure of non-cash information:
Inventory transferred to property and equipment	$798	$183

Capital expenditures included in accounts payable	$204	$1,619

Assets purchased under capital lease obligations	$472	$—

The accompanying notes are an integral part of the consolidated financial statements.

FIN-47

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements

(In thousands, except share information)

(Unaudited)

Note 1. Company Background and Description of Business

        GENBAND Holdings Company, a Cayman Islands exempted company ("GB Holdings" or the "Company"), is a global leader in real time communications software solutions for telecommunication service providers, enterprises, independent software vendors, systems integrators and developers. The Company's ultimate, indirect majority shareholder is JPMorgan Chase & Co.

        The Company's products and services primarily address network communications elements defined by the Open Systems Interconnection Model as Layers 5, Session Layer, and Layers 6, Presentation Layer. The Company addresses these network communication elements through its Network Modernization, Unified Communications, and Mobility and Embedded Communications solutions, deployed through the deep expertise and skill of its global services organization, which enable its customers to quickly capitalize on growing communication market segments and introduce differentiating products, applications and services. The Company's solutions, which are deployable in the network, either on-premise, through the cloud, or in combination, help its customers connect people to each other and address the growing demands of today's businesses and consumers for real time communications.

        The Company's Network Modernization portfolio provides switching, signaling and transport features to enable voice and multimedia communications, including internet protocol ("IP") Multimedia Subsystem ("IMS") call session controllers, media gateways, telephony applications servers and related applications and management platforms. At the network edge, the session border controller portfolio enables peering networks to help operators protect their own and their customers' networks from security attacks; normalizes the differences in protocols, addresses, and encoding methods; and provides advanced intelligence for the routing and management of IP and IMS traffic.

        The Company's Unified Communications portfolio of both on-premise and cloud-based solutions provide telecommunication service providers and enterprises with an expansive suite of rapidly-deployable, intelligent unified communications, including fully-integrated multimedia applications for voice, video, conferencing, instant messaging, presence, collaboration and mobility.

        The Company's Mobility and Embedded Communications solutions address the cloud communications market by utilizing a portfolio of cloud-based communications solutions that enable enterprises to keep closely connected to their customers and promotes internal collaboration among employees across any mode of communication, on any device. Through its Communications-Platform-as-a-Service ("CPaaS"), the Company provides innovative communication application program interfaces ("APIs") for text messaging and voice communications, allowing telecommunication service providers, developers and enterprises to embed contextual communications into mobile apps, websites and business workflows via text, social media, chat apps and voice. The Company has a global network of interconnected carriers delivering its API-based communications platform, enabling businesses to communicate with their customers reliably and with ease, no matter where in the world they are located.

        The Company's global services organization is responsible for all aspects of implementation and support of the Company's solutions and products. Key portfolio components include solution and business consulting, system integration, deployment, and managed care services. The GENBAND Care technical support group provides constant support to keep customers' networks operating at peak

FIN-48

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 1. Company Background and Description of Business (Continued)

performance. GENBANDCare services include managing software updates, hardware maintenance, hardware repair services and managed spares programs and emergency assistance during disaster recovery.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") for all periods presented. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

Principles of Consolidation

        The consolidated financial statements of the Company include all majority owned subsidiaries and assets and liabilities of GB Holdings. All intercompany transactions between and among the Company and its subsidiaries have been eliminated.

Use of Estimates

        The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported. Estimates and judgments relied upon in preparing these consolidated financial statements include revenue recognition for multiple element arrangements, accrued warranty, income taxes, depreciation, amortization, employee benefits, share-based compensation, contingencies, inventory, intangible assets and liability valuations. The Company regularly assesses these estimates and records changes in estimates in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Actual results may or may not differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include cash deposited with financial institutions and liquid investments with original maturity dates equal to or less than three months. The Company holds cash and cash equivalents at major financial institutions, which often exceed Federal Deposit Insurance Corporation insured limits. Historically, the Company has not experienced any losses due to such bank depository concentration.

Foreign Currency Translation

        The Company's consolidated financial statements are presented in US dollars ("USD"). The Company has reviewed the functional currency for all international operations in order to evaluate the appropriate functional currency for each location. This determination was made by assessing each of the foreign entities and the nature of their operations. After evaluating the relevant economic factors,

FIN-49

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 2. Summary of Significant Accounting Policies (Continued)

the Company concluded that the operations in each of the foreign locations are relatively self-contained and integrated within their own particular country or economic environment, thus leading to the conclusion that the local currency should also be the functional currency. All foreign currency statements are translated from their functional currency into USD at the exchange rates in effect at the balance sheet dates for all assets and liabilities and at average rates for all revenue and expenses. The unrealized gains and losses on the net investment in these foreign operations are accumulated as a component of accumulated other comprehensive loss.

        Foreign currency translation adjustments of $2,984 and $(433) were recorded in other comprehensive loss for the three months ended June 30, 2017 and 2016, respectively. The loss (gain) on foreign currency exchange transactions of $4,450 and $(931) was recorded in other expense, net for the three months ended June 30, 2017 and 2016, respectively. The loss on foreign currency exchange transactions of $5,764 and $2,733 was recorded in other expense, net for the six months ended June 30, 2017 and 2016, respectively.

Revenue Recognition

        The Company derives revenue from the sales of telecommunications hardware and software products, complex customized solutions, and services, including post-contractual support, maintenance, installation and training that are generally sold pursuant to a contract. The terms of the contracts, taken as a whole, determine the appropriate revenue recognition models to be applied. Product revenue includes revenue from arrangements with software related services such as engineering, where the services cannot be separated from the arrangement because the services are essential or fair value cannot be established under the software revenue recognition guidance. In addition, product revenue includes all amounts billed to customers related to shipping and handling with the related expense as a component of cost of revenue in the accompanying consolidated statements of operations. Where services are sold stand-alone or can be separated from product sales in a bundled arrangement, service revenue is reported separately in the consolidated statements of operations.

        We primarily derive subscription revenue from fees received from customers for time-based license arrangements and CPaaS offerings. We generally invoice subscription agreements in advance over the subscription period. Subscription revenue is generally recognized ratably over the subscription term when all revenue recognition criteria have been met and is included in product revenue in the consolidated statements of operations.

        The Company makes significant judgments and estimates to determine revenue to be recognized in any accounting period. Material differences may result in the amount and timing of revenue for any period if the Company makes different judgments or utilizes different estimates. These estimates affect unbilled accounts receivable and deferred revenue in the consolidated balance sheets and total revenue in the consolidated statements of operations. In making these judgments, the Company uses the following assumptions and estimates:

        Persuasive evidence of an arrangement.    The Company considers a non-cancellable executed agreement (such as a customer purchase order, contract, etc.), or a group of closely-related agreements signed by all parties involved to be persuasive evidence of an arrangement.

FIN-50

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 2. Summary of Significant Accounting Policies (Continued)

        Delivery has occurred.    The Company generally considers delivery to have occurred when title to and the risk of loss of the products has passed to the customer and no post-delivery obligations exist, except for support. In instances where there are post-delivery obligations, delivery is deemed to occur when the customer specifications have been met with customer acceptance or delivery of the additional elements has occurred. For arrangements where the criteria for revenue recognition have not been met because legal title or risk of loss on products does not transfer to the customer until final payment has been received or where delivery has not occurred, revenue is deferred to a later period when the outstanding criteria have been met.

        Fees are fixed or determinable.    The Company assesses whether fees are fixed or determinable at the time of sale. The Company considers the fee to be fixed or determinable if the fees are due within the Company's standard payment terms and the fees are not subject to refund or adjustment. If the arrangement fees are not fixed or determinable, including arrangements with extended payment terms, revenue is recognized as cash is collected.

        Collection is probable.    The Company evaluates credit worthiness for all customers with significant transactions at the time of the transaction. Collection is deemed probable if the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If the Company determines that collection is not probable, revenue is deferred and recognized upon cash collection.

        Depending on the terms of the contract and types of products and services sold, the Company recognizes revenue following the guidance for multiple-element arrangements and software revenue recognition in addition to the general revenue recognition guidance. Revenues are reduced for returns, allowances, discounts and other offerings in accordance with the agreement terms.

        For multiple-element arrangements, the Company separates deliverables into more than one unit of accounting if the delivered item(s) have value to the customer on a stand-alone basis, and delivery of the undelivered item(s) is probable and substantially in the Company's control.

        The Company determines the selling price for each deliverable based upon the selling price hierarchy for multiple-deliverable arrangements. Under this hierarchy, the selling price for each deliverable is determined using vendor specific objective evidence ("VSOE") of selling price, if it exists; otherwise selling price is determined based on third-party evidence ("TPE") of selling price. If neither VSOE nor TPE of selling price exist, the Company uses its best estimate of selling price ("BESP") for that deliverable.

        VSOE is established by the price charged when the item is sold separately on a stand-alone basis or based on the contractual renewal provision. The Company has VSOE for some, but not all, offerings. In cases where VSOE does not exist, the Company has been unable to establish TPE of selling price because there are relatively few observable competitor transactions along with varying levels of customization of products that make it difficult to compare to competitors' products and services. In determining BESP, the Company considers market conditions as well as entity-specific factors which include the impact to pricing based on geography, the pricing and profit objectives by customer class and region, consideration of any customization needed, the expected technological life,

FIN-51

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 2. Summary of Significant Accounting Policies (Continued)

instances or probability of selling the product/service on a stand-alone basis and the use of third parties, among other factors.

        For arrangements without significant customization and where hardware and software components together provide the product's essential functionality, the Company recognizes revenue allocated to delivered items that are not contingent on the future delivery of products, services, or other performance obligations, including where customer-specified return or refund privileges exist. Once the Company allocates revenue to each deliverable, the Company recognizes revenue in accordance with its revenue recognition policy noted herein.

        For sales of software and software related services, the Company generally uses the residual method to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered items equals the total value of software deliverables less the fair value of the undelivered items. For software arrangements where fair value does not exist for any undelivered item, revenue is not recognized until the earlier of (i) delivery of such item or (ii) when fair value of the undelivered item is established, unless the undelivered item is a service, in which case revenue is recognized as the service is performed under the cumulative catch-up method once the service is the remaining undelivered item.

        Service elements are generally recognized according to the proportional performance method. The proportional performance method is used when the provision of services extends beyond an accounting period with more than one performance act, and permits the recognition of revenue ratably over the service period when no other pattern of performance is discernible. The nature of the service contract is reviewed to determine which revenue recognition method best reflects the nature of services performed. Provided all other revenue recognition criteria have been met, the revenue recognition method selected reflects the pattern in which the obligations to the customers have been fulfilled.

Deferred revenue

        Deferred revenue in the consolidated balance sheets generally consists of post-contract customer support ("PCS") services that are deferred and recognized over the support term and revenue transactions that have outstanding deliverables. Deferred revenue which is not expected to be recognized over the next 12 months is classified as deferred revenue, net of current portion, in the consolidated balance sheets.

Deferred Costs

        The Company defers costs for all customer sales arrangements in which there is a deferral of revenue recognition. Deferred costs consist of direct and associated costs related to the arrangement, such as the cost of the hardware, installation costs, third-party costs and other direct costs associated with the revenue. These costs are deferred up to the fair value of the products or services being sold and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

FIN-52

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 2. Summary of Significant Accounting Policies (Continued)

Goodwill and Intangible Assets

        Business combinations have been accounted for using the acquisition method. Accordingly, the Company records the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, with any excess purchase price recorded as goodwill. This method also requires, among other things, expensing acquisition and integration costs, capitalization of in-process research and development separate from goodwill at the acquisition date fair value, and accounting for acquisition-related restructuring cost accruals subsequent to the acquisition date. The valuation of intangible assets requires significant estimates and assumptions including, but not limited to, determining the timing and expected costs to complete development projects, estimating future cash flows from product sales, developing appropriate discount rates, estimating probability rates for the successful completion of development projects, continuation of customer relationships and renewal of customer contracts and approximating the useful lives of the intangible assets acquired. Intangible assets, other than goodwill are generally amortized based on the expected pattern of benefit to future periods using estimates of undiscounted cash flows, or on a straight-line basis.

        Goodwill has an indefinite useful life and is not amortized, but is evaluated for impairment at the reporting unit level annually, on October 1, or whenever events or changes in circumstances indicate the carrying value may not be fully recoverable. In evaluating whether goodwill is impaired, the Company may first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If it is determined the two-step quantitative test is necessary, the fair value of the reporting unit to which the goodwill is assigned is compared to the reporting unit's carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the reporting unit fair value (as determined in Step 1) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. Determining the fair value of reporting units requires management to make a number of judgments about assumptions and estimates that are highly subjective and that are based on unobservable inputs. The actual results may differ from these assumptions and estimates, and it is possible that such differences could have a material impact on the Company's consolidated financial statements.

        Long-lived assets, including intangible assets other than goodwill, are evaluated for impairment whenever events or changes in circumstances indicate that the net book value of an asset may not be fully recoverable. When such qualitative factors and circumstances exist, the Company compares the projected undiscounted future cash flows associated with related groups of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets and is recorded in the period in which the

FIN-53

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 2. Summary of Significant Accounting Policies (Continued)

determination was made. The Company's estimate of future cash flows requires significant judgments and assumptions which may vary from actual cash flows.

Contingent Consideration

        Contingent consideration, which includes earnout payments in connection with certain acquisitions, is recognized at fair value on the acquisition date and remeasured each reporting period with subsequent adjustments recognized in the Company's consolidated statements of operations. Changes in the fair value of contingent consideration liabilities may result from changes in discount rates, changes in the timing and amount of sales and/or other specific milestone estimates and changes in probability assumptions with respect to the likelihood of achieving the various earnout criteria. These changes could cause a material impact to, and volatility in the Company's operating results. Earnout payments are reflected in cash flows from financing activities and the changes in fair value are reflected in cash flows from operating activities in the consolidated statements of cash flows.

Research and Development Costs

        Research and development costs associated with new product software development, improvement of existing products, process improvement and product use technologies are charged to expense in the period in which they are incurred. These costs consist primarily of employee salaries and benefits, occupancy costs, consulting costs and the cost of development equipment and supplies.

Advertising Costs

        Advertising costs are expensed as incurred and are recorded within sales and marketing in the accompanying consolidated statements of operations. Advertising costs, primarily consisting of public relations, trade shows and other advertising costs totaled $222 and $526 for the three months ended June 30, 2017 and 2016, respectively and $1,296 and $1,720 for the six months ended June 30, 2017 and 2016, respectively.

Warranty Costs

        The Company's products are covered by a standard product warranty that extends for periods typically ranging from one to three years from the date of sale. The Company's accrued warranty reflects estimated material and labor costs for potential or actual product issues in its installed base that are not covered under maintenance contracts but for which the Company expects to incur an obligation. The Company's accrued warranty, classified as accrued expenses on the consolidated balance sheets, was $1,379 and $1,567 as of June 30, 2017 and December 31, 2016, respectively.

Accounts Receivable

        Accounts receivable are carried at original invoice amount less an allowance for doubtful accounts that represents an estimate of losses that could result from collection issues. Revenue that has been earned but remains unbilled is recorded as a component of accounts receivable, net. The Company specifically analyzes accounts receivable, customer credit-worthiness, current economic trends and

FIN-54

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 2. Summary of Significant Accounting Policies (Continued)

changes in customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. The Company writes off accounts receivable balances against the allowance for doubtful accounts, net of any amounts recorded in deferred revenue, when it ceases collection activities. The Company generally does not charge interest on accounts receivable. Any change in the assumptions used in analyzing a specific account receivable may result in the recognition of an additional provision for doubtful accounts during the period in which the change occurs. The Company does not have any off-balance sheet credit exposures related to its customers.

Inventory

        Inventory is valued at lower of cost or market. Cost is determined using standard cost, which approximates actual cost on a first-in, first-out basis. On an ongoing basis, inventory is reviewed and written down for estimated obsolescence or unmarketable inventory equal to the difference between the costs of inventory and the estimated net realizable value based upon forecasts for future customer demand and market conditions. Any adjustment to inventory as a result of an estimated obsolescence or net realizable condition is reflected as a component of cost of revenue. At the point of the loss recognition, a new, lower-cost basis for the respective inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase to create a newly established cost basis.

Property and Equipment

        Property and equipment is stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line basis over the shorter of the estimated useful life or remaining lease term.

        Expenditures for repairs and maintenance are charged to expense when incurred while expenditures for major improvements are capitalized and depreciated. Expenditures for major improvements such as leasehold improvements or qualifying internal use software costs, incurred during the application development stage consisting primarily of outside services and purchased software license costs, are capitalized and amortized. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

        The Company also capitalizes certain development costs incurred in connection with its CPaaS. These capitalized costs are primarily related to the Company's development of its CPaaS communications platform that is hosted by the Company and accessed by its customers on a subscription basis. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, direct internal and external costs are capitalized until the software is substantially complete and ready for its intended use. Capitalized software development costs are amortized into cost of revenue on a straight-line basis over the estimated useful life of the related technology, generally two years.

FIN-55

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 2. Summary of Significant Accounting Policies (Continued)

Income Taxes

        The Company accounts for income taxes under the asset and liability method prescribed by accounting guidance. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The Company periodically assesses the recoverability of its deferred tax assets based upon expected future earnings, future deductibility of the asset, and changes in applicable tax laws and other factors. If the Company determines that it is more likely than not the deferred tax asset will not be fully recoverable against future taxable income, a valuation allowance may be established for the difference between the asset balance and the amount expected to be recoverable in the future. The allowance will result in a charge to the Company's consolidated statements of operations. Further, the Company records its income taxes receivable and payable based upon its estimated income tax liability.

        The Company accounts for uncertain tax positions, if any, utilizing the two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, based on the technical merits of the position. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. A liability is recorded (or a tax related asset is reduced) for the unrecognized tax benefits when a tax position does not meet these criteria. The Company recognizes interest income, interest expense and penalties related to unrecognized tax benefits in income tax (benefit) provision in the consolidated statements of operations.

Defined Benefit Plans

        The Company recognizes retirement benefit assets or liabilities in the consolidated balance sheets reflecting the funded status of pension and other retirement benefit plans. Retirement benefit assets and liabilities are adjusted for the difference between the benefit obligations and the plan assets at fair value (measured at year end), with the offset recorded directly in stockholders' deficit through accumulated other comprehensive loss, net of tax. The amount recorded in stockholders' deficit represents the after-tax unamortized actuarial gains or losses, unamortized transition obligations and unamortized prior service costs.

Share-Based Compensation

        The Company measures and recognizes compensation expense for share-based awards based on estimated fair values on the date of grant using the Black-Scholes option-pricing model. This model is affected by the Company's calculated stock price as well as estimates regarding a number of variables, including expected stock price volatility over the expected term of the award. Compensation expense for these awards is measured and recognized as wages and benefits in the consolidated statements of operations on a straight-line basis over the vesting period.

FIN-56

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 2. Summary of Significant Accounting Policies (Continued)

Fair Value

        Fair value for the measurement of financial assets and liabilities is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company utilizes a valuation hierarchy for disclosure of the inputs for fair value measurement. This hierarchy prioritizes the inputs into three broad levels as follows:

        Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

        Level 2 inputs are quoted prices for identical or similar assets or liabilities in less active markets or model-derived valuations in which significant inputs are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

        Level 3 inputs are unobservable inputs based on the Company's assumptions used to measure assets and liabilities at fair value.

        The estimated fair values of the Company's financial instruments have been determined by the Company using available market information and valuation methodologies. The carrying value of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair market value due to the relatively short period of time to maturity. The carrying value of the Company's revolving credit facility approximates fair value, as outstanding advances bear interest based on current market rates as defined in the credit facility.

        As of June 30, 2017, the carrying value of the Company's long-term debt and related accrued interest was $40,000 and $6,443, respectively, with a total estimated fair value of $53,805. The Company estimated the fair value of the debt using a discounted cash flow model which includes the instrument's term, notional amount and discount rate. These fair value measurements are considered Level 3, as significant inputs to the fair value calculation are unobservable in the market.

Concentration of Credit Risk and Significant Customers

        The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts or other hedging arrangements. Financial instruments that potentially expose the Company to concentrations of credit risk consist mainly of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents principally in accredited financial institutions of high credit standing. The Company routinely assesses the credit worthiness of its customers and generally has not experienced any material losses related to receivables from individual customers or groups of customers. The Company does not generally require collateral. Due to these factors, no credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable, net.

        The Company had two customers that represented 10% or more of our revenue in the three and six months ended June 30, 2017 and 2016. One customer represented 19% and 21%, and another

FIN-57

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 2. Summary of Significant Accounting Policies (Continued)

customer represented 11% and 11% for the three months ended June 30, 2017 and 2016, respectively. One customer represented 16% and 18%, and another customer represented 10% and 13% for the six months ended June 30, 2017 and 2016, respectively.

Recent Accounting Pronouncements

        In January 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04") which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, ASU 2017-04 clarifies the requirements for excluding and allocating foreign currency translation adjustments to reporting units in connection with an entity's testing of reporting units for goodwill impairment; clarifies that an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable; and makes minor changes to other related guidance within the Accounting Standards Codification ("ASC"). ASU 2017-04 is effective prospectively for us beginning January 1, 2021, with early adoption permitted for goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

        In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-entity Transfers of Assets Other Than Inventory. This ASU requires entities to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This ASU, which requires modified retrospective application through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption, is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

        In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU simplifies various aspects related to how share-based payment transactions are accounted for and presented in the financial statements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU requires prospective, retrospective, or modified retrospective application, depending on the amendment, and is effective for annual reporting periods beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

        In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This new standard requires lessees, among other things, to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous authoritative guidance and introduces new disclosure requirements for leasing arrangements. ASU 2016-02 will be effective for the Company

FIN-58

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 2. Summary of Significant Accounting Policies (Continued)

beginning in the year ended December 31, 2020, but early application is permitted. The standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for revenue recognition. This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. It also supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition-Construction-Type and Production-Type Contracts. The standard can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption and is effective for annual reporting periods beginning after December 15, 2018. In 2016, there were four ASUs issued to clarify or provide technical corrections and improvements to ASU No. 2014-09. The clarifications include reporting revenue gross versus net, identifying performance obligations and licensing, narrow-scope improvements and practical expedients, and technical corrections and improvements. The Company is currently evaluating the impact all of these ASUs will have on its consolidated financial statements.

Note 3. Proposed Merger

        On May 23, 2017, the Company, GENBAND Inc. ("GB"), GENBAND II, Inc. ("GB II") and Sonus Networks, Inc. ("Sonus") entered into an Agreement and Plan of Merger ("the Merger Agreement"). Pursuant to the Merger Agreement, all issued and outstanding shares of the Company (other than shares of capital stock or other equity interests of the Company owned by the Company, GB or GB II) will be converted into shares of a newly formed company ("Newco"), and shareholders of the Company (other than GB or GB II) will have a right to receive a three-year promissory note issued by Newco having an aggregate principal amount of $22.5 million. Upon the consummation of the transactions contemplated by the Merger Agreement, the Company's shareholders will own approximately 50% of the outstanding shares of Newco. The Board of Directors of the Company has unanimously approved the transactions contemplated by the Merger Agreement and the Company has agreed to hold a shareholders' meeting to submit the Merger Agreement to its shareholders for their approval.

Acquisition and Integration

        Acquisition and integration expenses include those expenses related to acquisitions that would otherwise not have been incurred by the Company. These expenses include professional and services fees, such as legal, audit, consulting, paying agent and other fees. The Company recorded $4,103 in the three and six months ended June 30, 2017 related to the proposed merger with Sonus.

FIN-59

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 4. Accounts Receivable, net

        Accounts receivable, net consists of the following:

	June 30, 2017	December 31, 2016
Billed accounts receivable, gross	$90,700	$104,880
Unbilled accounts receivable, gross	9,823	11,822

Total trade receivables, gross	100,523	116,702
Less: Allowance for doubtful accounts	(3,307)	(3,861)

Accounts receivable, net	$97,216	$112,841

        Changes in allowance for doubtful accounts are as follows:

	Three months ended June 30, 2017	Six months ended June 30, 2017
Balance at beginning of period	$(3,575)	$(3,861)
Provision for doubtful accounts charged to expense	(132)	(123)
Provision for doubtful accounts charged to deferred revenue or net revenue	(345)	(208)
Write-offs, net of recoveries	745	885

Balance at end of period	$(3,307)	$(3,307)

Note 5. Inventory, net

        Inventory consists of the following:

	June 30, 2017	December 31, 2016
Finished goods	$9,608	$10,330
Raw materials	8,336	7,368
Less: provision for excess and obsolescence	(9,936)	(8,216)

Inventory, net	$8,008	$9,482

FIN-60

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 6. Property and Equipment, net

        Property and equipment, net consists of the following:

	Useful life (in years)	June 30, 2017	December 31, 2016
Lab equipment	2 - 5	$64,005	$62,026
Software—internal use	2 - 5	49,669	48,216
Computer equipment	3 - 5	30,764	30,806
Leasehold improvements	Shorter of the lease term or asset life	19,194	17,474
Furniture and equipment	5	4,392	4,295
Manufacturing equipment	5	2,044	2,014
Construction in progress	N/A	848	1,232
Capital leases	Shorter of the lease term or asset life	811	336

		171,727	166,399
Less accumulated depreciation		(148,076)	(140,438)

Property and equipment, net		$23,651	$25,961

        Total depreciation expense for the three months ended June 30, 2017 and 2016 was $3,423 and $3,563, respectively. Total depreciation expense for the six months ended June 30, 2017 and 2016 was $6,856 and $7,346, respectively.

Note 7. Goodwill and Intangible Assets

        The changes in the carrying amount of goodwill for the six months ended June 30, 2017 is as follows:

	Gross Carrying Amount	Accumulated Impairment	Net
Balance as of January 1, 2017	$90,091	$(48,436)	$41,655
Foreign exchange impact	350	—	350

Balance as of June 30, 2017	$90,441	$(48,436)	$42,005

        Identifiable intangible assets are amortized over their estimated useful lives, which are evaluated annually in conjunction with the Company's impairment analysis.

FIN-61

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 7. Goodwill and Intangible Assets (Continued)

        Intangible assets consist of the following:

		June 30, 2017			December 31, 2016
	Weighted Avg Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Acquired technology	5.8	$141,800	$(138,991)	$2,809	$141,800	$(137,966)	$3,834
Customer and contract lists	10.5	62,690	(55,368)	7,322	61,547	(52,963)	8,584
Trade name	7.6	7,250	(6,747)	503	7,250	(6,595)	655
Patents	16.3	6,588	(2,203)	4,385	6,493	(2,011)	4,482
Perpetual licenses	3.0	2,990	(923)	2,067	3,332	(701)	2,631

	7.5	$221,318	$(204,232)	$17,086	$220,422	$(200,236)	$20,186

        Total amortization expense for the three months ended June 30, 2017 and 2016 was $1,535 and $1,944, respectively. Total amortization expense for the six months ended June 30, 2017 and 2016 was $3,045 and $3,903, respectively.

Note 8. Accrued Expenses

        Accrued expenses consist of the following:

	June 30, 2017	December 31, 2016
Accrued expenses, shareholder	$11,177	$10,302
Professional fees	12,624	9,006
Income and other taxes	—	2,094
Other accrued liabilities	9,071	10,820

Accrued expenses	$32,872	$32,222

Note 9. Restructuring

        During 2017 and 2016, the Company continued efforts to restructure certain acquired operations, primarily in the research and development areas in the US, Canada, Europe, Asia and the Middle East. This resulted in several restructuring initiatives related to facilities and human capital to align operations with Company business requirements. The Company recorded restructuring expense related to the costs arising from these decisions which included the cost of terminating leases, costs associated with the consolidation of facilities and the elimination of various workforce positions. The Company accounts for workforce termination costs in accordance with ASC 712—"Non-retirement post-employment benefits". In accounting for these obligations, the Company is required to make assumptions related to the amounts of employee severance, benefits, and related costs and the time period over which leased facilities will remain vacant, sublease terms, sublease rates and discount rates. Estimates and assumptions are based on the best information available at the time the obligation arises. These estimates are reviewed and revised as facts and circumstances dictate. Changes in these estimates

FIN-62

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 9. Restructuring (Continued)

could have a material effect on the amount accrued on the consolidated balance sheet. The assessment activities are ongoing and may result in further restructuring and related charges, the amount and timing of which cannot be determined at this time.

        A summary of changes in the restructuring accrual is as follows:

	Facilities-related	Workforce reduction	Total
Liability as of January 1, 2017	$401	$6,987	$7,388
Additions	365	726	1,091
Cash payments	(152)	(4,370)	(4,522)

Liability as of June 30, 2017	$614	$3,343	$3,957

	Facilities-related	Workforce reduction	Total
Liability as of January 1, 2016	$481	$5,907	$6,388
Additions	2,431	(1,693)	738
Cash payments	(1,478)	(2,850)	(4,328)

Liability as of June 30, 2016	$1,434	$1,364	$2,798

Note 10. Borrowings

Borrowings under Revolving Credit Agreement and Term Debt Agreements

        The Company's outstanding obligations under its debt agreements were as follows:

	June 30, 2017	December 31, 2016
Revolving credit facility	$19,000	$17,000
Term debt, related party	40,000	40,000

Total debt outstanding	59,000	57,000
Amount classified as short term	(19,000)	(17,000)

Total long-term debt outstanding	$40,000	$40,000

Revolving Credit Facility with Silicon Valley Bank

        Effective July 1, 2016, two of the Company's operating subsidiaries, with the Company as guarantor, entered into a Senior Secured Credit Agreement with Silicon Valley Bank ("SVB") ("the SVB Agreement"). The SVB Agreement, with a maturity date of July 1, 2019, provides for revolving loans, including letters of credit, not to exceed $50,000 in total, with a potential further increase available for a total revolving line of credit up to $75,000. Borrowing availability is determined monthly based on the amount of collateralized eligible trade accounts receivable. Both Alternate Base Rate ("ABR") and Eurodollar loans are available under the facility. ABR loans bear interest based on the higher of the Prime Rate and the Federal Funds Effective Rate, plus 0.5% and an applicable margin

FIN-63

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 10. Borrowings (Continued)

that varies according to the amount of borrowings available. Eurodollar loans bear interest based on LIBOR plus an applicable margin that varies according to the amount of borrowings available. In the event of a default, the annual interest rates would increase by 2%.

        In conjunction with the SVB Agreement, the Company incurred $1,479 in debt issuance costs. These debt issuance costs are included in other assets in the consolidated balance sheets and are being amortized over the remaining life of the SVB Agreement using the straight line method. As of June 30, 2017, the unamortized debt issuance costs totaled $1,026. Amortization of debt issuance costs is included in interest expense in the consolidated statements of operations and totaled $126 and $248 for the three and six months ended June 30, 2017, respectively.

        The SVB Agreement requires the Company to comply with certain representations, warranties, periodic reporting and financial covenants, including maintaining a minimum free cash flow and minimum liquidity. As of June 30, 2017, the Company was in compliance with all covenants related to the SVB Agreement.

        As of June 30, 2017, the Company had borrowings outstanding totaling $19,000, with letters of credit outstanding under the SVB Agreement of $2,261. The availability remaining under the revolving credit line was $10,482 as of June 30, 2017.

Long-Term Debt, Related Party

        In 2015, the Company entered into a Subordinated Term Loan Agreement ("Subordinated Term Loan") with OEP Parent LLC ("OEP Parent"), a related party. The Subordinated Term Loan bears interest at 10%, compounding quarterly, with a maturity date of September 30, 2019. As of June 30, 2017, there were borrowings outstanding of $40,000, with no additional available borrowing capacity. Borrowings under the Subordinated Term Loan are unsecured and are subordinate to the Company's Revolving Credit Facility. No prepayment of the Subordinated Term Loan is allowed per the SVB Agreement until the SVB Agreement expires. Upon the occurrence of an Event of Default as defined, the interest rate would increase to 12%.

Revolving Credit Line and Term Debt with Comerica Bank

        Through June 30, 2016, the Company had a credit facility with Comerica Bank that included a revolver and a $16,000, three-year term loan that was established in 2013 to effectuate an acquisition. The term loan was payable in 36 monthly installments of $444 commencing in August 2013. On July 1, 2016, the term loan matured and the underlying credit facility, including the revolving credit facility, was terminated in lieu of entering into the SVB Agreement. Consequently, there were no borrowings outstanding under the credit facility with Comerica Bank at December 31, 2016 or June 30, 2017.

FIN-64

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 11. Other Long-Term Liabilities

        Other long-term liabilities consist of the following:

	June 30, 2017	December 31 2016
Employee retirement benefits	$7,084	$6,271
Deferred rent	4,485	4,676
Accrued interest, related party	6,443	4,245
Uncertain tax positions	1,881	2,009
Other	2,049	1,858

Total other long-term liabilities	$21,942	$19,059

Note 12. Commitments and Contingencies

Leases

        The Company has entered into leases for office space and office equipment used in its operations with expiration dates ranging from 2017 through 2027.

        Rent expense recorded under operating leases was $1,453 and $2,334 for the three months ended June 30, 2017 and 2016, respectively. Rent expense recorded under operating leases was $2,912 and $5,353 for the six months ended June 30, 2017 and 2016, respectively. As of June 30, 2017, the Company had standby letters of credit in the amount of $100 in connection with facility leases.

        Future minimum operating lease commitments at June 30, 2017 are as follows:

	Minimum Operating Lease Commitments	Sublease Income	Net Operating Lease Commitments
Remaining 2017	$3,864	$787	$3,077
2018	6,982	1,335	5,647
2019	5,157	—	5,157
2020	3,672	—	3,672
2021	3,184	—	3,184
Thereafter	9,165	—	9,165

Total minimum lease payments	$32,024	$2,122	$29,902

Purchase Commitments

        In the normal course of business, the Company enters into commitments to purchase goods and services over a fixed period of time. If the Company does not meet these specified purchase commitments, it could be required to purchase the inventory, or in the case of certain agreements, pay an early termination fee. In certain instances, the Company is permitted to cancel, reschedule or adjust these orders. Consequently, only a portion of the amount reported as purchase commitments relates to firm, non-cancelable and unconditional obligations.

FIN-65

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 12. Commitments and Contingencies (Continued)

        As of June 30, 2017, minimum contractual commitments for supplier contracts and software licensing agreements having an initial or remaining non-cancelable term in excess of one year are $1,280, $3,227, $1,817, $63 and $0 for 2017, 2018, 2019, 2020 and 2021, respectively.

Legal Proceedings

        The Company is routinely subject to legal proceedings and claims arising in the ordinary course of business. The Company's management does not expect that the outcome in any of these legal proceedings, individually or collectively, will have a material adverse effect on the Company's financial position, results of operations or cash flows.

        The Company recognizes legal fees as incurred when the legal services are provided. For the three months ended June 30, 2017 and 2016, legal costs of $456 and $2,251, respectively, were incurred related to three lawsuits. For the six months ended June 30, 2017 and 2016, legal costs of $1,418 and $7,993, were incurred, respectively. The first complaint was filed by the Company on January 23, 2014 alleging that Metaswitch infringed on certain patents owned by the Company. Following unsuccessful mediation, a trial took place and the Company was initially awarded approximately $8,200 in past royalty damages on January 15, 2016. On September 29, 2016, the Court confirmed the jury verdict following motions from both parties. The Company is seeking royalty income and other damages and has appealed a ruling of the Court denying an injunction for continued infringement by Metaswitch. GENBAND appealed the denial of its request for a permanent injunction and presented oral argument on this issue before the U.S. Court of Appeals for the Federal Circuit on June 8, 2017. On July 20, 2017, the U.S. Court of Appeals for the Federal Circuit vacated the lower court's denial of a permanent injunction and remanded the case for further consideration of GENBAND's request for a permanent injunction under the proper legal standard. Due to the uncertainties surrounding the ultimate outcome, the Company did not recognize awards in the case as income in its financial statements for the years ended December 31, 2016 or 2015 or for the six months ended June 30, 2017.

        A second lawsuit was filed on July 7, 2014, between the Company and Metaswitch in which both parties asserted further claims of patent infringement against each other. The trial for the second lawsuit concluded on March 17, 2016 with no damages awarded to either party. The court entered a final judgment on April 14, 2016 awarding the Company its costs as the prevailing party. The Company's motion for its costs is pending, as are the parties' motions for judgment as a matter of law and for a new trial.

        On June 2, 2016, the Federal District Court issued an order removing a stay and consolidating various non-patent claims and counterclaims that were previously stayed/severed from the first two lawsuits into a third lawsuit. On March 28, 2017, the Federal District Court dismissed this third lawsuit without prejudice for improper subject matter jurisdiction. Immediately following the dismissal of this Federal Court action on March 28, 2017, the Company filed a petition against Metaswitch in Texas State Court asserting the claims the Company had previously asserted in the Federal Court action. Metaswitch filed its answer on April 21, 2017 and asserted counterclaims against the Company. The Texas State Court issued a scheduling order setting trial for this case in April 2018. At this time, it is not possible to predict the outcome, including whether or not any proceedings will continue, and if so,

FIN-66

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 12. Commitments and Contingencies (Continued)

when or how the matter will be resolved. Therefore, an estimate of the possible range of loss, if any, cannot be made.

        Additionally, on March 29, 2017, Metaswitch filed a petition in California State Court, seeking declaratory judgment regarding the Company's trade secret misappropriation claims previously asserted in the Federal Court action that was dismissed. Metaswitch also asserts claims of common law unfair competition, and tortious interference with a prospective business relationship against the Company. Metaswitch filed a request for dismissal of this case on June 29, 2017. The Company is waiting for a Dismissal Order from the California State Court to consider the matter closed.

Note 13. Income Taxes

        The Company's income tax (benefit) provision reflects estimates of the effective rates expected to be applicable for the respective full years, adjusted for any discrete events, which are recorded in the period that they occur. These estimates are reevaluated each quarter based on the Company's estimated income tax (benefit) expense for the full year. The estimated effective rates for the three months ended June 30, 2017 and 2016 do not include any benefit for the Company's United States of America partnership losses or zero-rate jurisdictions, as these have no associated tax benefits to the Company. The Company recorded an income tax (benefit) provision of ($1,921) and $816 for the three months ended June 30, 2017 and 2016, respectively, which primarily related to foreign operations. The decrease in 2017 was primarily the result of operating losses in Ireland. The Company recorded an income tax (benefit) provision of ($3,180) and $1,895 for the six months ended June 30, 2017 and 2016, respectively. The decrease in 2017 was primarily the result of operating losses in Ireland.

Note 14. Related Party Transactions

        Certain members of the Company's Board and executive management team are on the board of directors of a company that is both a Company customer and vendor. In addition, the Company incurs an annual management fee payable to OEP and has a subordinated term loan payable to OEP. All transactions between the Company and these parties are considered related party transactions in the normal course of business.

FIN-67

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 14. Related Party Transactions (Continued)

        The following tables summarize the Company's related party transactions included in the consolidated financial statements for the periods presented:

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenue	$254	$71	$358	$119

Purchases:
Cost of revenue	$1,236	$1,278	$2,876	$2,717

Research and development	$1,528	$3,781	$5,839	$8,238

General and administrative	$871	$423	$944	$496

Other operating expense:
Shareholder	$437	$437	$875	$875

Interest expense:
Shareholder	$1,127	$829	$2,198	$1,623

	June 30, 2017	December 31, 2016
Accounts receivable	$535	$371

Accounts payable	$5,622	$5,681

Accrued expenses:
Shareholder	$11,177	$10,302

Accrued interest payable, long-term:
Shareholder	$6,443	$4,245

Deferred revenue	$828	$500

Long-term subordinated loan:
Shareholder	$40,000	$40,000

FIN-68

GENBAND Holdings Company and subsidiaries

Notes to Unaudited Consolidated Financial Statements (Continued)

(In thousands, except share information)

(Unaudited)

Note 15. Other Expense (Income), net

        Other expense (income), net consists of the following:

	Three months ended		Six months ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Loss (gain) on foreign currency exchange transactions	$4,450	$(931)	$5,764	$2,733
Miscellaneous expense, net	108	(731)	216	(653)

Total other expense (income), net	$4,558	$(1,662)	$5,980	$2,080

Note 16. Subsequent Event

        The Company evaluated subsequent events through August 22, 2017, the date these statements were issued.

FIN-69

Annex A

EXECUTION VERSION

        AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SONUS NETWORKS, INC.

SOLSTICE SAPPHIRE INVESTMENTS, INC.,

SOLSTICE SAPPHIRE, INC.,

GREEN SAPPHIRE INVESTMENTS LLC,

GREEN SAPPHIRE LLC,

GENBAND HOLDINGS COMPANY,

GENBAND INC.,

AND

GENBAND II, INC.

DATED AS OF MAY 23, 2017

A-i

A-ii

Exhibits:
Exhibit A	Voting Agreement
Exhibit B	Form of Stockholders Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Promissory Note
Exhibit E	Form of Amended and Restated Solstice Certificate of Incorporation
Exhibit F	Form of Amended and Restated Glass Memorandum and Articles of Association
Exhibit G	Form of Amended and Restated Certificate of Incorporation of the Company
Exhibit H	Form of Amended and Restated By-Laws of the Company
Exhibit I	Form of Solstice Officer's Certificate
Exhibit J	Form of Glass Officer's Certificate
Exhibit K	Form of GB Officer's Certificate
Exhibit L	Form of GB II Officer's Certificate
Schedules:
Schedule 7.1(b)	Certain Non-U.S. Antitrust Laws
Schedule 7.2(f)	Specified Agreements

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2017 (this "Agreement"), by and among Sonus Networks, Inc., a Delaware corporation ("Solstice"), Solstice Sapphire Investments, Inc., a Delaware corporation and direct wholly-owned subsidiary of Solstice (the "Company"), Solstice Sapphire, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company ("Solstice Merger Sub"), Green Sapphire Investments LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company ("Cayman Merger Sub"), Green Sapphire LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company ("GB Merger Sub"), Genband Holdings Company, a Cayman Islands exempted company limited by shares ("Glass"), GENBAND Inc., a Delaware corporation ("GB"), and GENBAND II, Inc., a Delaware corporation ("GB II"). Capitalized terms have the respective meanings ascribed to them in Article 1.

RECITALS

        WHEREAS, the Board of Directors of each of Solstice, Glass and the Glass Corporate Members have determined that it is consistent with and in furtherance of their respective long-term business strategies and in the best interests of their respective companies and their respective holders of capital stock or other equity interests to combine their respective businesses upon the terms and conditions set forth in this Agreement;

        WHEREAS, the Company is a newly formed Subsidiary of Solstice created for the purpose of consummating the transactions contemplated by this Agreement;

        WHEREAS, in furtherance of the foregoing, at the Effective Time, upon the terms and subject to the conditions of this Agreement, (i) Solstice Merger Sub will merge with and into Solstice, with Solstice surviving such merger as a wholly-owned subsidiary of the Company, (ii) Cayman Merger Sub will merge with and into Glass, with Glass surviving such merger as a direct or indirect wholly-owned subsidiary of the Company, (iii) GB will merge with and into GB Merger Sub, with GB Merger Sub surviving such merger as a direct wholly-owned subsidiary of the Company and (iv) GB II will merge with and into GB Merger Sub, with GB Merger Sub surviving such merger as a wholly-owned subsidiary of the Company;

        WHEREAS, as of immediately after the Mergers and the Recontribution, (a) the Company will own directly all of the issued and outstanding shares of capital stock of Solstice Surviving Corporation and all of the issued and outstanding limited liability company interests of GB Surviving Entity, and will own directly, or, through GB Surviving Entity, indirectly, all of the shares of capital stock of Glass Surviving Corporation and (b) the holders of Solstice Common Stock as of immediately prior to the Effective Time, the Glass Stockholders as of immediately prior to the Effective Time and the Glass Members (including Glass Equityholders who became Glass Members prior to the Effective Time), collectively, will own all of the issued and outstanding shares of Company Common Stock;

        WHEREAS, the parties intend that as a result of the Mergers and the utilization of the Company as a holding company: (a) Solstice Surviving Corporation, Glass Surviving Corporation and GB Surviving Entity will constitute separate Subsidiaries of the Company so that each enterprise will continue to be solely responsible for its respective liabilities and contingent liabilities and (b) the assets of each of Solstice Surviving Corporation, Glass Surviving Corporation and GB Surviving Entity will not be exposed to creditor claims associated with the liabilities of the other;

        WHEREAS, this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and the parties intend that the Solstice Merger will qualify as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other Mergers, will qualify as a transfer of property to the Company described in Section 351 of the Code;

        WHEREAS, as an inducement to and condition of the parties' willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Glass Members, certain Glass Stockholders, the Company and Solstice are entering into the voting agreement attached hereto as Exhibit A (the "Voting Agreement"); and

        WHEREAS, as an inducement to and condition of the parties' willingness to complete the Transactions, (a) each of the OEP Glass Members will enter into the stockholders agreement with the Company dated as of the Closing Date in the form attached hereto as Exhibit B (the "Stockholders Agreement"), (b) each of the OEP Glass Members will enter into the registration rights agreement with the Company dated as of the Closing Date in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), and (c) the Company will duly execute and deliver to the OEP Glass Members and if applicable the other Glass Members, the promissory note in the form attached hereto as Exhibit D (the "Promissory Note").

        NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINED TERMS

        The following words and phrases shall have the respective meanings set forth below:

        "401(k) Plan" has the meaning set forth in Section 6.23.

        "Affected Employees" has the meaning set forth in Section 6.16(b).

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition and otherwise in this Agreement, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. Solely for purposes of Section 5.21, Section 5.22, Section 5.23 and Section 7.2(h) of this Agreement, JPMorgan Chase & Co. and its controlled Affiliates shall be deemed to be Affiliates of each of the OEP Glass Members.

        "Agreement" has the meaning set forth in the Introduction to this Agreement.

        "Allocation Schedule" means a schedule, prepared by Glass in a format reasonably acceptable to Solstice, setting forth, for each Glass Equityholder the following information: (a) such Glass Equityholder's name and address; (b) the number of shares of capital stock or other equity interests of any Glass Party held by such Glass Equityholder as of the time immediately prior to the Effective Time; (c) the number of shares of capital stock or other equity interests issuable upon conversion of any convertible securities of any Glass Party held by such Glass Equityholder as of the time immediately prior to the Effective Time; (d) the number of shares of capital stock or other equity interests of any Glass Party subject to equity or equity-linked awards settled in capital stock or other equity interests of any Glass Party (including Glass Options and Glass Profits Interests) held by such Glass Equityholder as of the time immediately prior to the Effective Time (and, if applicable, the exercise price or measurement price thereof); (e) the number of shares of capital stock or other equity interests of any Glass Party held by such Glass Equityholder as of the time immediately prior to the Effective Time but after giving effect to the issuance, conversion or cancellation of any shares of capital stock or other equity interests in connection with the Transactions; (f) the number of shares of Company Common Stock to be issued to such Glass Equityholder pursuant to this Agreement; and (g) the amount of cash payable to such Glass Equityholder in respect of shares of capital stock or other equity interests subject to any equity or equity-linked awards of any Glass Party settled in cash.

        "Antitrust Laws" has the meaning set forth in Section 6.8(b).

        "Applicable Law" means, with respect to any Person, any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

        "Appraisal Statutes" shall mean Section 262 of the DGCL and Section 238 of the Companies Act.

        "Assumed Company Option" has the meaning set forth in Section 3.3(a).

        "Assumed Company RSUs" has the meaning set forth in Section 3.3(b).

        "Board of Directors" means, with respect to any Person, the board of directors (or comparable governing body) of such Person.

        "Book-Entry Shares" has the meaning set forth in Section 3.2(b).

        "Business Day" means any day on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

        "Cayman Merger" has the meaning set forth in Section 2.1.

        "Cayman Merger Sub" has the meaning set forth in the Introduction to this Agreement.

        "Cayman Plan of Merger" has the meaning set forth in Section 2.3.

        "Certificates" means Designated Certificates and Glass Certificates.

        "Certificates of Merger" means, collectively, the Cayman Plan of Merger, the Solstice Certificate of Merger, the Glass Certificate of Merger, the GB Certificate of Merger and the GB II Certificate of Merger.

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collective Bargaining Agreement" has the meaning set forth in Section 4.12(a).

        "Companies Law" has the meaning set forth in Section 2.1.

        "Company" has the meaning set forth in the Introduction to this Agreement.

        "Company By-laws" has the meaning set forth in Section 2.6(c).

        "Company Certificate of Incorporation" has the meaning set forth in Section 2.6(c).

        "Company Certificates" has the meaning set forth in Section 3.2(a).

        "Company Chairman Designee" has the meaning set forth in Section 2.6(a).

        "Company Chief Executive Officer Designee" has the meaning set forth in Section 2.6(a).

        "Company Common Stock" means the common stock, par value $0.0001 per share, of the Company.

        "Confidentiality Agreement" means the confidentiality agreement, dated as of December 20, 2016, between Glass and Solstice, as amended.

        "Contract" means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind, whether written or oral.

        "Copyrights" means copyrights, registrations and applications for registration thereof, including copyrights in Software.

        "Costs" has the meaning set forth in Section 8.5(c).

        "Damages" means any and all claims, debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution procedures).

        "D&O Insurance" has the meaning set forth in Section 6.14(a).

        "Delaware Courts" has the meaning set forth in Section 9.6.

        "Designated Certificates" has the meaning set forth in Section 3.2(b).

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Dissenting Cayman Shares" means shares of Glass held as of the Effective Time by a member who has given written notice of his decision to dissent in respect of the Cayman Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 238 of the Companies Law and not effectively withdrawn or forfeited prior to the Effective Time.

        "Dissenting Shares" means shares of GB Stock or GB II Stock held as of the Effective Time by a stockholder who has not voted such shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.

        "DLLCA" means the Limited Liability Company Act of the State of Delaware.

        "Documentation" means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

        "Effective Time" has the meaning set forth in Section 2.3.

        "Environmental Claims" means, in respect of any Person, any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or notices of noncompliance or violation by any Governmental Authority or other third party, alleging (i) liability with respect to the potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, (ii) indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials, or (iii) any other liability arising under Environmental Laws.

        "Environmental Laws" means all Applicable Laws relating to pollution, contamination, Hazardous Materials, natural resources, protection of the environment or human health or safety.

        "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" includes any enterprise that, with Solstice or any Glass Party as applicable, is, or at prior dates still relevant for liability, was part of a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        "ESPP Options" has the meaning set forth in Section 3.3(f).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" has the meaning set forth in Section 3.2(a).

        "Exchange Fund" has the meaning set forth in Section 3.2(a).

        "Excluded Employees" has the meaning set forth in Section 6.16(a).

        "Excluded GB Shares" has the meaning set forth in Section 3.1(c)(i).

        "Excluded GB II Shares" has the meaning set forth in Section 3.1(d)(i).

        "Excluded Glass Shares" has the meaning set forth in Section 3.1(b)(i).

        "Excluded Shares" means, collectively, the Excluded Solstice Shares, the Excluded Glass Shares, the Excluded GB Shares and the Excluded GB II Shares.

        "Excluded Solstice Shares" has the meaning set forth in Section 3.1(a)(i).

        "Export Control Laws" means all Applicable Laws relating to the import or export of goods, technology or services or trading embargoes or other trading restrictions, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act, the Export Administration Regulations, the International Economic Emergency Powers Act and executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and comparable foreign laws, ordinances, rules and regulations.

        "Foreign Corrupt Practices Act" means the Foreign Corrupt Practices Act of 1977, as amended.

        "GAAP" has the meaning set forth in Section 4.7(a).

        "GB" has the meaning set forth in the Introduction to this Agreement.

        "GB Certificate of Merger" has the meaning set forth in Section 2.3.

        "GB Exchange Ratio" means which respect to a share of GB Stock, (a) the total number of shares of Company Common Stock that GB would be entitled to receive upon a Realization Event (as defined in the Glass Charter) assuming that (i) the total Realization Consideration (as defined in the Glass Charter) is equal to the Total Solstice Shares with an aggregate value equal to the VWAP on the day immediately prior to the Closing Date as determined by the Board of Directors of Glass in accordance with the Glass Charter and distributed pursuant to Article 5.2 of the Glass Charter and (ii) that the aggregate value of the Promissory Note had already been distributed pursuant to Article 5.2 of the Glass Charter as Realization Consideration in respect of a Realization Event, divided by (b) the total number of shares of GB Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded GB Shares).

        "GB II Exchange Ratio" means which respect to a share of GB II Stock, (a) the total number of shares of Company Common Stock that GB II would be entitled to receive upon a Realization Event (as defined in the Glass Charter) assuming that (i) the total Realization Consideration (as defined in the Glass Charter) is equal to the Total Solstice Shares with an aggregate value equal to the VWAP on the day immediately prior to the Closing Date as determined by the Board of Directors of Glass in accordance with the Glass Charter and distributed pursuant to Article 5.2 of the Glass Charter and (ii) that the aggregate value of the Promissory Note had already been distributed pursuant to Article 5.2 of the Glass Charter as Realization Consideration in respect of a Realization Event, divided by (b) the total number of shares of GB II Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded GB II Shares).

        "GB Merger" has the meaning set forth in Section 2.1.

        "GB Merger Sub" has the meaning set forth in the Introduction to this Agreement.

        "GB Stock" means the common stock, par value $0.01 per share, of GB.

        "GB Surviving Entity" has the meaning set forth in Section 2.1.

        "GB II" has the meaning set forth in the Introduction to this Agreement.

        "GB II Certificate of Merger" has the meaning set forth in Section 2.3.

        "GB II Merger" has the meaning set forth in Section 2.1.

        "GB II Stock" means the common stock, par value $0.001 per share, of GB II.

        "Glass" has the meaning set forth in the Introduction to this Agreement.

        "Glass Acquisition Proposal" means any proposal or offer made by any person other than Solstice or its Subsidiaries with respect to (a) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving any Glass Party, (b) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount greater than a 15% voting or economic interest in any Glass Party or (c) any purchase of assets, securities or ownership interests representing an amount greater than 15% of the consolidated assets (including stock of the Subsidiaries of any Glass Party), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization of any Glass Party and its Subsidiaries taken as a whole.

        "Glass Certificate of Merger" has the meaning set forth in Section 2.3.

        "Glass Certificates" has the meaning set forth in Section 3.2(c).

        "Glass Charter" means the Amended and Restated Memorandum and Articles of Association, dated as of July 30, 2013, of Glass.

        "Glass Closing Indebtedness" has the meaning set forth in Section 6.22.

        "Glass Corporate Members" means, collectively, GB and GB II.

        "Glass Corporate Mergers" means, collectively, the Glass Mergers other than the Cayman Merger.

        "Glass Disclosure Letter" has the meaning set forth in the introductory paragraph to Article 5.

        "Glass Equity Plans" means all equity compensation plans of any Glass Party or any of its Subsidiaries.

        "Glass Equityholder" means the holder of any shares of capital stock or other equity interests of any Glass Party or the holder of any Glass Option, Glass Profits Interest or any other equity or equity-linked award issued by any Glass Party or otherwise with respect to any shares of capital stock or other equity interests of any Glass Party.

        "Glass Facilities" means all real property owned, leased, or operated by any Glass Party or any of its Subsidiaries and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above the real property of any Glass Party or any of its Subsidiaries.

        "Glass Financial Statements" has the meaning set forth in Section 5.7(a).

        "Glass Foreign Plan" has the meaning set forth in Section 5.11(a).

        "Glass Intellectual Property" means the Glass Owned Intellectual Property and the Glass Licensed Intellectual Property.

        "Glass Leased Real Property" has the meaning set forth in Section 5.15(b).

        "Glass Letter of Transmittal" has the meaning set forth in Section 3.2(c).

        "Glass Licensed Intellectual Property" means all Intellectual Property that is licensed to any of the Glass Parties or any of their Subsidiaries by any third party.

        "Glass Material Adverse Effect" means a Material Adverse Effect with respect to the Glass Parties, taken as a whole.

        "Glass Material Contract" has the meaning set forth in Section 5.24(a).

        "Glass Members" means the holders of Glass Shares (excluding, for the avoidance of doubt, any holders of profits interests of Glass) as of immediately prior to the Closing.

        "Glass Mergers" means, collectively, the Cayman Merger, the GB Merger and the GB II Merger.

        "Glass Most Recent Unaudited Financial Statements" has the meaning set forth in Section 5.7(a).

        "Glass Options" means options to purchase equity interests of any Glass Party granted under any Glass Equity Plan.

        "Glass Organizational Documents" has the meaning set forth in Section 5.1.

        "Glass Owned Intellectual Property" means all Intellectual Property owned by any Glass Party or any of its Subsidiaries, in whole or in part.

        "Glass Parties" means, collectively, Glass, GB and GB II.

        "Glass Permits" has the meaning set forth in Section 5.5.

        "Glass Plans" has the meaning set forth in Section 5.11(a).

        "Glass Profits Interests" means profits interests in Glass.

        "Glass Real Property Leases" has the meaning set forth in Section 5.15(b).

        "Glass Register of Members" has the meaning set forth in Section 3.1(b)(i).

        "Glass Registrations" means all Intellectual Property Registrations that are currently registered or filed in the name of any Glass Party or any of its Subsidiaries, alone or jointly with others. "Glass Registrations" does not include any Intellectual Property Registrations that have expired, been invalidated, been abandoned or which are not in force.

        "Glass Regulatory Filings" has the meaning set forth in Section 5.6(b).

        "Glass Shares" means the shares of capital stock or other equity interests of Glass.

        "Glass Source Code" has the meaning set forth in Section 5.14(b).

        "Glass Stockholder" means any holder of any capital stock of any Glass Corporate Member.

        "Glass Stockholders Agreement" means the Fifth Amended and Restated Stockholders Agreement, dated as of July 30, 2013, of Glass.

        "Glass Surviving Corporation" has the meaning set forth in Section 2.1.

        "Glass' knowledge" or any word or phrase of similar import means the actual knowledge as of the date of this Agreement of David Walsh, Daryl Raiford and Jody Bishop.

        "Governmental Authority" means any United States or foreign federal, state, county or local, or any supranational or non-U.S., government, political subdivision, governmental, legislative, regulatory or administrative authority, body, instrumentality, department, office agency, commission, self-regulatory organization, or any court, tribunal or judicial or arbitral body.

        "Hazardous Materials" means (a) any substance that is listed, classified or regulated under any Environmental Laws; (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds, or radon; or (c) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

        "Held Glass Shares" has the meaning set forth in Section 3.1(b)(i).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indebtedness" means, with respect to any Person, without duplication, any (a) obligation of such Person with respect to any indebtedness for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (b) obligation of such Person with respect to any Indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (c) commitments of such Person for which it assures a financial institution against loss (including contingent reimbursement obligations with respect to banker's acceptances or letters of credit), (d) liability of such Person with respect to commodity, interest rate or currency exchange swaps, forward Contracts, collars, caps or similar hedging obligations and (e) responsibility or liability of such Person directly or indirectly as obligor, guarantor, surety or otherwise of any of the foregoing.

        "Independent Director" has the meaning set forth in the Stockholders Agreement.

        "Initial Directors" has the meaning set forth in Section 2.6(a).

        "Intellectual Property" means all intellectual property rights anywhere in the world, including: (a) Patent Rights; (b) Trademarks and all goodwill therein; (c) Copyrights; (d) Mask Works; (e) intellectual property rights in inventions and invention disclosures, statutory invention registrations, trade secrets, and intellectual property rights in know-how; and (f) internet domain names.

        "Intellectual Property Registrations" means issued or registered Patent Rights and applications for the issuance or registrations of Patent Rights, registrations of and applications to register Trademarks, Copyright registrations, and Mask Works registrations.

        "Intervening Event" means any material event, development or change in circumstances (i) that first becomes known to the Board of Directors of Solstice after the date of this Agreement to the extent any such event, development or change in circumstances was not reasonably foreseeable by the Board of Directors of Solstice as of the date of this Agreement or (ii) the consequences of which were not reasonably foreseeable by the Board of Directors of Solstice as of the date of this Agreement; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (A) the receipt, existence or terms of a Solstice Acquisition Proposal or any matter relating thereto or consequence thereof; (B) any change in the price, or change in trading volume, of the Solstice Common Stock (provided, however, that the exception contained in this clause (B) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); and (C) meeting or exceeding internal or analysts' expectations, projections or results of operations (provided, however, that the exception contained in this clause (C) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

        "Joint Proxy Statement/Prospectus" has the meaning set forth in Section 6.6(a).

        "Latham" has the meaning set forth in Section 6.15(d).

        "Letter of Transmittal" has the meaning set forth in Section 3.2(b).

        "Liens" means all liens, pledges, security interests, claims, preferential purchase rights or other rights, interests or encumbrances.

        "made available" means (a) with respect to information made available for purposes of Article 4, that such information was made available by Solstice to Representatives of Glass in the virtual data site available at https://global.merrillcorp.com and (b) with respect to information made available for purposes of Article 5, that such information was made available by Glass to Representatives of Solstice in the virtual data site available at https://genband.firmex.com/projects/41/documents, in each of cases (a) and (b) not less than three (3) days prior to the date of this Agreement.

        "Mask Works" means mask works and registrations and applications for registration thereof and any other intellectual property rights in integrated circuit topographies under the laws of any jurisdiction.

        "Material Adverse Effect" means, with respect to any specified Person, any change, effect, occurrence, state of facts or development that, individually or in the aggregate, materially and adversely affects the business, assets and liabilities (taken together), results of operations or financial condition (including capitalization) of such specified Person and its Subsidiaries on a consolidated basis, except to the extent that such change, effect, occurrence, state of facts or development results from (a) general economic, regulatory or political conditions or changes therein in the United States, the Cayman Islands or the other countries in which such Person operates (except to the extent that any such matter shall have adversely affected the business of such Person in a manner that is materially disproportionate to the degree to which such matter shall have adversely affected similarly situated businesses); (b) financial or securities market fluctuations or conditions; (c) changes in, or events or conditions affecting, the industry in which such Person and its Subsidiaries operate generally (except to the extent that any such matter shall have adversely affected the business of such Person in a manner that is materially disproportionate to the degree to which such matter shall have adversely affected similarly situated businesses); (d) any failure to achieve any revenue, earnings or other projections provided, that the exception in this clause (d) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect; (e) the announcement or pendency of the Transactions; (f) with respect to Solstice, any change in the market price or trading volume of the Solstice Common Stock; provided, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any other fact, circumstance, event, change, effect or occurrence underlying such change has resulted in, or contributed to, a Solstice Material Adverse Effect, or (g) any change in Applicable Law, regulation or GAAP (or authoritative interpretation thereof) (except to the extent that any such change shall have adversely affected such specified Person in a manner that is materially disproportionate to the degree to which such matter shall have adversely affected similarly situated businesses).

        "Mergers" means, collectively, the Solstice Merger and the Glass Mergers.

        "Merger Subs" means, collectively, Solstice Merger Sub, Cayman Merger Sub and GB Merger Sub.

        "Multiemployer Plan" has the meaning set forth in Section 4.11(a).

        "NASDAQ" has the meaning set forth in Section 3.2(f).

        "Nasdaq Rules" has the meaning set forth in the Stockholders Agreement.

        "Negotiation Period" has the meaning set forth in Section 6.3(e).

        "New Equity Plan" has the meaning set forth in Section 6.16(d).

        "OEP Glass Members" means the Glass Members that are Affiliates of JPMorgan Chase & Co and One Equity Partners, other than the Glass Corporate Members.

        "Open Source Material" means any Software, Documentation or other material that (a) is distributed as "free software", "open source software" or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or (b) is distributed subject to a requirement that, as a condition of the modification, distribution or other use of such material, the licensee of such material grants, the right to any third party as a condition of the modification, distribution or other use of such material, that any Software, Documentation or other material incorporated into, derived from or distributed with such material be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge or minimal charge.

        "Option Vesting Date" has the meaning set forth in Section 3.3(a).

        "Outside Date" has the meaning set forth in Section 8.2(a).

        "Patent Rights" means all unexpired patents, pending patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

        "Payoff Letters" has the meaning set forth in Section 6.22.

        "Plan Merger" has the meaning set forth in Section 6.23.

        "Plan Termination" has the meaning set forth in Section 6.23.

        "Person" or "person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

        "Pre-Closing Period" has the meaning set forth in Section 6.1(a).

        "Promissory Note" has the meaning set forth in the Recitals to this Agreement.

        "Qualified Glass Plan" has the meaning set forth in Section 5.11(b).

        "Qualified Solstice Plan" has the meaning set forth in Section 4.11(b).

        "Recontribution" has the meaning set forth in Section 3.1(e).

        "Registration Rights Agreement" has the meaning set forth in the Recitals to this Agreement.

        "Registration Statement" has the meaning set forth in Section 6.6(a).

        "Regulation M-A Filing" has the meaning set forth in Section 6.6(c).

        "Regulatory Conditions" has the meaning set forth in Section 8.2(a).

        "Release" means any spilling, leaking, pumping pouring, emitting, emptying, discharging, injecting, escaping, dumping, disposing, dispersing, leaching, or migrating into, onto, or through the environment or within or upon any building, structure, facility or fixture.

        "Representatives" has the meaning set forth in Section 6.3(a).

        "Required Glass Stockholder Approvals" has the meaning set forth in Section 5.2.

        "Required Solstice Merger Sub Stockholder Approval" has the meaning set forth in Section 4.2.

        "Required Solstice Stockholder Approval" has the meaning set forth in Section 4.2.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended, or any successor statute, rules or regulations thereto.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Significant Subsidiary" means a significant subsidiary, as defined in Rule 1-02 of Regulation S-X of the SEC.

        "Signing Offering Period" has the meaning set forth in Section 3.3(f).

        "Software" means computer software code, applications, utilities, libraries, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code, object code or executable form.

        "Solstice" has the meaning set forth in the Introduction to this Agreement.

        "Solstice Acquisition Proposal" means any proposal or offer made by any person other than Glass or its Subsidiaries with respect to (a) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving Solstice or involving any of its Subsidiaries representing, directly or indirectly, greater than 15% of the consolidated assets (including stock of the Subsidiaries of Solstice), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization of Solstice and its Subsidiaries taken as a whole, (b) any purchase of an equity interest (including by means of a tender or exchange offer) representing, directly or indirectly, an amount greater than a 15% voting or economic interest in Solstice or (c) any purchase of assets, securities or ownership interests representing, directly or indirectly, an amount greater than 15% of the consolidated assets (including stock of the Subsidiaries of Solstice), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization of Solstice and its Subsidiaries taken as a whole.

        "Solstice Board Recommendation" has the meaning set forth in Section 4.19(a).

        "Solstice Board Recommendation Notice" has the meaning set forth in Section 6.3(f).

        "Solstice Certificate of Merger" has the meaning set forth in Section 2.3.

        "Solstice Change of Recommendation" has the meaning set forth in Section 6.3(b).

        "Solstice Common Stock" means the common stock, par value $0.001 per share, of Solstice.

        "Solstice Customer Offerings" means the products (including Software and Documentation) that Solstice or its Subsidiaries currently markets, distributes, makes available, sells or licenses to third parties.

        "Solstice Cutoff Date" means the date the condition set forth in Section 7.1(a) is satisfied.

        "Solstice Disclosure Letter" has the meaning set forth in the introductory paragraph to Article 4.

        "Solstice ESPP" means Solstice's Amended and Restated 2000 Employee Stock Purchase Plan, as amended.

        "Solstice Exchange Ratio" has the meaning set forth in Section 3.1(a)(ii).

        "Solstice Facilities" means all real property owned, leased, or operated by Solstice or any of its Subsidiaries and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above such real property of Solstice or any of its Subsidiaries.

        "Solstice Foreign Plans" has the meaning set forth in Section 4.11(a).

        "Solstice Intellectual Property" means the Solstice Owned Intellectual Property and the Solstice Licensed Intellectual Property.

        "Solstice Leased Real Property" has the meaning set forth in Section 4.15(b).

        "Solstice Licensed Intellectual Property" means all Intellectual Property that is licensed to Solstice or any of its Subsidiaries by any third party.

        "Solstice Material Adverse Effect" means a Material Adverse Effect with respect to Solstice.

        "Solstice Material Contract" has the meaning set forth in Section 4.24(a).

        "Solstice Merger" has the meaning set forth in Section 2.1.

        "Solstice Merger-Related Proposals" has the meaning set forth in Section 4.2.

        "Solstice Merger Sub" has the meaning set forth in the Introduction to this Agreement.

        "Solstice Nominating Committee" has the meaning set forth in Section 2.6(a)(i).

        "Solstice Options" means options to purchase shares of Solstice Common Stock granted under any Solstice Stock Plan.

        "Solstice Owned Intellectual Property" means all Intellectual Property owned by Solstice or any of its Subsidiaries, in whole or in part.

        "Solstice Parties" means Solstice, the Company and the Merger Subs.

        "Solstice Permits" has the meaning set forth in Section 4.5.

        "Solstice Plans" has the meaning set forth in Section 4.11(a).

        "Solstice Preferred Stock" means the preferred stock, par value $0.01 per share, of Solstice.

        "Solstice Real Property Leases" has the meaning set forth in Section 4.15(b).

        "Solstice Registrations" means all Intellectual Property Registrations that are currently registered or filed in the name of Solstice or any of its Subsidiaries, alone or jointly with others. "Solstice Registrations" does not include any Intellectual Property Registrations that have expired, been invalidated, been abandoned or which are not in force.

        "Solstice Regulatory Filings" has the meaning set forth in Section 4.6(b).

        "Solstice Reports" has the meaning set forth in Section 4.7(a).

        "Solstice Restricted Shares" means all shares of Solstice Common Stock issued pursuant to any Solstice Stock Plan and subject to forfeiture or repurchase restrictions as of immediately prior to the Effective Time.

        "Solstice RSUs" means restricted stock units representing the right to receive Solstice Common Stock upon satisfaction of specified vesting criteria, granted under any Solstice Stock Plan.

        "Solstice Source Code" has the meaning set forth in Section 4.14(g).

        "Solstice Stock Plans" means all stock option and equity compensation plans of Solstice or any of its Subsidiaries.

        "Solstice Superior Proposal" means a bona fide written Solstice Acquisition Proposal (except that references in the definition of the "Solstice Acquisition Proposal" to 15% shall be replaced by 50%) made after the date of this Agreement by any person other than Glass or its Subsidiaries, on terms that the Board of Directors of Solstice determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering such factors as the Board of Directors of Solstice considers to be appropriate (including the timing and likelihood of consummation of such proposal), are more favorable to the Solstice stockholders than the Transactions, taking into account any change to the transaction proposed by Glass (including pursuant to Section 6.3(e) or Section 6.3(f)).

        "Solstice Superior Proposal Notice" has the meaning set forth in Section 6.3(e).

        "Solstice Surviving Corporation" has the meaning set forth in Section 2.1.

        "Solstice Termination Amount" means a cash amount equal to $14,500,000.

        "Solstice's knowledge" or any word or phrase of similar import means the actual knowledge as of the date of this Agreement of Raymond P. Dolan, Susan Villare and Jeff Snider.

        "Specified Solstice Plan" means each of the Solstice Assumed Performance Technologies, Incorporated 2003 Omnibus Incentive Plan, the Solstice Assumed 2008 Network Equipment Technologies Stock Incentive Plan and the Solstice 2012 Amended Performance Technologies Incorporated Omnibus Incentive Plan.

        "Stockholders Agreement" has the meaning set forth in the Recitals to this Agreement.

        "Subsidiary" when used with respect to any party means any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner or managing member.

        "Surviving Entities" means, collectively, the Solstice Surviving Corporation, the Glass Surviving Corporation, and the GB Surviving Entity.

        "Surviving Glass Ordinary Stock" means the ordinary shares, par value $0.00001 per share, of the Glass Surviving Corporation.

        "Surviving Solstice Common Stock" means the common stock, par value $0.0001 per share, of the Solstice Surviving Corporation.

        "Takeover Law" means any "fair price", "moratorium", "control share acquisition" or other anti-takeover statute or regulation, including Section 203 of the DGCL.

        "Tax" means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, corporation, branch profits, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to or related to such items.

        "Tax Returns" means any and all reports, returns (including information returns), declarations, claims for refund or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

        "Total Consideration" means the aggregate number of shares of Company Common Stock, together with Promissory Note, to be issued in connection with the Glass Mergers.

        "Total Solstice Shares" means that number of shares of Solstice Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Solstice Shares and any Solstice Restricted Shares that are subject to Section 3.3(c)).

        "Trademarks" means registered trademarks and service marks, logos, corporate names and doing business designations and all registrations and applications for registration of the foregoing, and common law trademarks, service marks and trade dress.

        "Transactions" means, collectively, the transactions contemplated by this Agreement, including the Mergers.

        "Uncertificated Glass Shares" has the meaning set forth in Section 3.2(c).

        "VWAP" means the average, for each of the 5 consecutive trading days immediately prior to the date of determination, of the per share volume-weighted average prices as displayed under the heading "Bloomberg VWAP" on Bloomberg page "SONS" (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of Solstice Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Glass). The VWAP will be determined without regard to afterhours trading or any other trading outside of the regular trading session trading hours.

        "Willful and Material Breach" means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

        "WilmerHale" has the meaning set forth in Section 6.15(d).

ARTICLE 2

THE MERGER

        2.1    Mergers.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the following shall occur in the following order: (i) in accordance with the DGCL, Solstice Merger Sub shall be merged with and into Solstice (the "Solstice Merger") and the separate corporate existence of Solstice Merger Sub shall cease, and Solstice shall continue to exist as a direct wholly-owned subsidiary of the Company ("Solstice Surviving Corporation"), (ii) in accordance with the DLLCA and the Companies Law (2016 Revision) of the Cayman Islands ("Companies Law"), Cayman Merger Sub shall be merged with and into Glass (the "Cayman Merger") and the separate existence of Cayman Merger Sub shall cease, and Glass shall continue to exist as a direct or indirect wholly-owned subsidiary of the Company ("Glass Surviving Corporation"), (iii) in accordance with the DGCL and DLLCA, GB shall be merged with and into GB Merger Sub (the "GB Merger") and the separate corporate existence of GB shall cease, and GB Merger Sub shall continue to exist as a direct wholly-owned subsidiary of the Company ("GB Surviving Entity") and (iv) in accordance with the DGCL and DLLCA, GB II shall be merged with and into GB Merger Sub (the "GB II Merger") and the separate corporate existence of GB II shall cease, and GB Merger Sub shall continue to exist as GB Surviving Entity, as a direct wholly-owned subsidiary of the Company. The effects and consequences of each of the Mergers shall be as set forth in Section 2.4.

        2.2    Closing.     Unless this Agreement shall have been terminated pursuant to Article 8, the closing of the Solstice Merger (the "Closing") will occur at 10:00 a.m., local time, on the second Business Day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions which relate to actions to be taken at the Closing or conditions whose satisfaction is to be measured as of the Closing, but the Closing shall be subject to the satisfaction or waiver of such conditions) at the offices of WilmerHale in Boston, Massachusetts, or at such other time or place as Solstice and Glass shall agree (the day on which the Closing occurs being the "Closing Date").

        2.3    Effective Time.     On the Closing Date, as soon as practicable after the Closing, Solstice shall cause to be duly filed with the Secretary of State of the State of Delaware a certificate of merger in customary form and substance for the Solstice Merger (the "Solstice Certificate of Merger"), Glass shall cause to be duly filed with the Secretary of State of the State of Delaware a certificate of merger in customary form and substance for the Cayman Merger (the "Glass Certificate of Merger") and Glass shall cause to be filed with the Registrar of Companies of the Cayman Islands a plan of merger and related documentation in customary form and substance for the Cayman Merger (the "Cayman Plan of Merger"), and GB Merger Sub shall cause to be duly filed with the Secretary of State of the State of Delaware a certificate of merger in customary form and substance for the GB Merger (the "GB Certificate of Merger"), and GB Merger Sub shall cause to be duly filed with the Secretary of State of the State of Delaware a certificate of merger in customary form and substance for the GB II Merger (the "GB II Certificate of Merger"), in each case executed in accordance with the applicable provisions of the DGCL, the DLLCA or the Company Law, as applicable, and the parties shall make all other filings or recordings required under the DGCL, the DLLCA or the Companies Law, as applicable. The parties shall coordinate the filings of the Certificates of Merger and the effective times of the Mergers set forth in the Certificates of Merger so that the effective times of the Mergers shall occur simultaneously on the Closing Date as in the order described herein, as soon as practicable after the Closing or at such later time as Solstice and Glass shall agree, subject to Applicable Law (such time when the Mergers become simultaneously effective being the "Effective Time").

        2.4    Effects of the Mergers.     The Solstice Merger shall have the effects set forth in Section 259 of the DGCL, each of the Glass Corporate Mergers shall have the effects set forth in Section 259 of the DGCL and Section 18-209 of the DLLCA, and the Cayman Merger shall have the effects set forth in Section 18-209 of the DLLCA and Section 237 of the Companies Law. At the Effective Time, (a) the certificate of incorporation of Solstice shall be amended and restated to read in its entirety as set forth in Exhibit E hereto and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of Solstice Surviving Corporation until (subject to Section 6.14) thereafter amended as provided therein or by Applicable Law, (b) the memorandum and articles of association of Glass shall be amended and restated to read in its entirety as set forth in Exhibit F hereto and, as so amended and restated, such memorandum and articles of association shall be the memorandum and articles of association of Glass Surviving Corporation until (subject to Section 6.14) thereafter amended as provided therein or by Applicable Law and (c) the certificate of formation and limited liability company agreement of GB Merger Sub shall be the certificate of formation and limited liability company agreement of GB Surviving Entity until (subject to Section 6.14) thereafter amended as provided therein or by Applicable Law. Subject to Section 6.14, the Company shall cause the by-laws of Solstice to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the by-laws of Solstice Merger Sub, except that all references to the name of the Solstice Merger Sub therein shall be changed to refer to the name of Solstice Surviving Corporation.

        2.5    Directors and Officers.     The directors and managers, as applicable, of each Merger Sub immediately prior to the Effective Time shall be the directors and managers of the applicable Surviving Entity as of the Effective Time and until their successors are duly elected and qualified or designated, as applicable. The officers of each Merger Sub immediately prior to the Effective Time shall be the officers of the applicable Surviving Entity as of the Effective Time and until their successors are duly appointed. At the Effective Time, each of Solstice, Glass and the Glass Corporate Members shall, except as otherwise contemplated by the two preceding sentences, cause all officers and the members of its Board of Directors (or persons holding comparable positions) to tender his or her resignation as an officer or director (or comparable position) thereof, such resignation to be effective as of the Effective Time.

        2.6    Company Post-Merger Operations.

          (a)   Prior to the Closing, Solstice and Glass shall take, and Solstice shall cause the Company to take, all requisite action so that, at the Effective Time, (x) the entire Board of Directors of the Company comprises the Initial Directors, (y) the Company Chief Executive Officer Designee is the Chief Executive Officer of the Company, and (z) the Company Chairman Designee is the Chairman of the Board of Directors of the Company. For purposes of this Agreement, "Initial Directors" means, collectively:

              (i)  two individuals designated in writing prior to the Closing by Glass each of whom, in the good faith determination of the nominating and corporate governance committee of Solstice's Board of Directors (the "Solstice Nominating Committee"), (A) qualifies as an Independent Director and (B) otherwise meets and complies with any qualification criteria theretofore adopted by the Solstice Nominating Committee, including the requirements of Applicable Law, the Nasdaq Rules and the SEC rules, that are consistent with the Stockholders Agreement;

             (ii)  three individuals designated in writing prior to the Closing by Glass each of whom, in the good faith determination of the Solstice Nominating Committee, meets and complies with any qualification criteria theretofore adopted by the Solstice Nominating Committee that are consistent with the Stockholders Agreement;

            (iii)  Raymond P. Dolan (or if such individual is unable or unwilling to serve as an Initial Director and the Chief Executive Officer of the Company, the individual designated in writing prior to the Closing by Solstice, acting in accordance with the recommendation of the Solstice Nominating Committee, to replace such individual who is reasonably acceptable to Glass) (the "Company Chief Executive Officer Designee");

            (iv)  Richard J. Lynch (or if such individual is unable or unwilling to serve in such capacity, the individual designated in writing prior to the Closing by Solstice, acting in accordance with the recommendation of the Solstice Nominating Committee, to replace such individual who is independent for purposes of applicable stock exchange and SEC rules and reasonably acceptable to Glass) (the "Company Chairman Designee"); and

             (v)  two individuals designated in writing prior to the Closing by Solstice, acting in accordance with the recommendation of the Solstice Nominating Committee, each of whom is independent for purposes of applicable stock exchange and SEC rules).

          (b)   From and after the Effective Time, each of the Initial Directors so designated shall serve as a director of the Company until such person's successor shall be duly elected and qualified or such person's earlier death, resignation or removal in accordance with Applicable Law, the Company Certificate of Incorporation, the Company By-laws and the Stockholders Agreement.

          (c)   In furtherance of the foregoing, prior to the Closing, Solstice shall take, and shall cause the Company to take, all requisite action to cause (i) the certificate of incorporation of the Company to be amended and restated as set forth in Exhibit G (the "Company Certificate of Incorporation") and (ii) the by-laws of the Company to be amended and restated as set forth in Exhibit H (the "Company By-laws").

ARTICLE 3

CONVERSION OF SECURITIES

        3.1    Effect of Mergers on Capital Stock.     At the Effective Time, the following shall occur in the following order:

          (a)   At the Effective Time, by virtue of the Solstice Merger and without any action on the part of any party hereto or any holder of shares of Solstice Common Stock, or any capital stock of Solstice Merger Sub, the following shall occur:

              (i)  Each share of Solstice Common Stock that is owned by Solstice immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist ("Excluded Solstice Shares"), and no consideration shall be delivered in exchange therefor.

             (ii)  Each share of Solstice Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Solstice Shares) shall be converted into the right to receive one (1) share of Company Common Stock (the "Solstice Exchange Ratio"). As of the Effective Time, all such shares of Solstice Common Stock shall cease to be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each holder of such shares of Solstice Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock to be issued in consideration therefor in accordance with Section 3.2.

            (iii)  Each share of common stock, par value $0.0001 per share, of Solstice Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of Surviving Solstice Common Stock.

          (b)   At the Effective Time, by virtue of the Cayman Merger and without any action on the part of any party hereto or any holder of Glass Shares or limited liability company interests of Cayman Merger Sub, the following shall occur:

              (i)  Each Glass Share that is owned by Glass immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist ("Excluded Glass Shares"), and the Glass Register of Members shall be amended accordingly ("Glass Register of Members") and no consideration shall be delivered in exchange therefor. Each Glass Share that is owned by any Glass Corporate Member or any of their respective Subsidiaries immediately prior to the Effective Time ("Held Glass Shares") shall not be converted into the right to receive any consideration in the Cayman Merger and shall be converted into one (1) share of Surviving Glass Ordinary Stock.

             (ii)  Each Glass Share issued and outstanding immediately prior to the Effective Time (other than Excluded Glass Shares and Held Glass Shares) shall be converted into the right to receive a share of Company Common Stock and (B) that portion of the Promissory Note that the holder of such Glass Share is entitled to receive upon a Realization Event (as defined in the Glass Charter) assuming that the total Realization Consideration (as defined in the Glass Charter) is equal to (X) the Total Solstice Shares with an aggregate value equal to the VWAP on the day immediately prior to the Closing Date as determined by the Board of Directors of Glass, plus (Y) the aggregate value of the Promissory Note, in each case, as determined by the Board of Directors of Glass in accordance with the Glass Charter and distributed pursuant to Article 5.2 of the Glass Charter. As of the Effective Time, all such Glass Shares (other than the Held Glass Shares) shall cease to be outstanding, shall automatically be canceled and extinguished and shall cease to exist, and each holder of such Glass Shares shall cease to have any rights with respect thereto, except the right to receive (I) shares of Company Common Stock to be issued in consideration therefor in accordance with Section 3.2 and (II) amounts payable to the holder of such Glass Share pursuant to the Promissory Note and the Glass Register of Members shall be amended accordingly.

            (iii)  All outstanding limited liability company interests of Cayman Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of Surviving Glass Ordinary Stock.

          (c)   At the Effective Time, by virtue of the GB Merger and without any action on the part of any party hereto or any holder of shares of any GB Stock or limited liability company interests of GB Merger Sub, the following shall occur:

              (i)  Each share of GB Stock that is owned by GB immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist ("Excluded GB Shares"), and no consideration shall be delivered in exchange therefor.

             (ii)  Each share of GB Stock issued and outstanding immediately prior to the Effective Time (other than Excluded GB Shares and Dissenting Shares) shall be converted into the right to receive a share of Company Common Stock multiplied by the GB Exchange Ratio, provided that if the GB Exchange Ratio is zero then no consideration shall be delivered in exchange for a share of GB Stock. As of the Effective Time, all such shares of GB Stock shall cease to be outstanding, shall automatically be canceled and extinguished and shall cease to exist, and each holder of such shares of GB Stock shall cease to have any rights with respect thereto, except the right to receive shares of Company Common Stock (if any) to be issued in consideration therefor in accordance with Section 3.2.

            (iii)  Each limited liability company interest in GB Merger Sub issued and outstanding immediately prior to the Effective Time shall remain unchanged and continue to remain outstanding as a limited liability company interest in GB Surviving Entity.

          (d)   At the Effective Time, by virtue of the GB II Merger and without any action on the part of any party hereto or any holder of shares of any GB II Stock or limited liability company interests of GB II Merger Sub, the following shall occur:

              (i)  Each share of GB II Stock that is owned by GB II immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist ("Excluded GB II Shares"), and no consideration shall be delivered in exchange therefor.

             (ii)  Each share of GB II Stock issued and outstanding immediately prior to the Effective Time (other than Excluded GB II Shares and Dissenting Shares) shall be converted into the right to receive a share of Common Company Stock multiplied by the GB II Exchange Ratio, provided that if the GB II Exchange Ratio is zero then no consideration shall be delivered in exchange for a share of GB II Stock. As of the Effective Time, all such shares of GB II Stock shall cease to be outstanding, shall automatically be canceled and extinguished and shall cease to exist, and each holder of such shares of GB II Stock shall cease to have any rights with respect thereto, except the right to receive shares of Company Common Stock (if any) to be issued in consideration therefor in accordance with Section 3.2.

            (iii)  Each limited liability company interest in GB Merger Sub issued and outstanding immediately prior to the Effective Time shall remain unchanged and continue to remain outstanding as a limited liability company interest in GB Surviving Entity.

          (e)   Immediately after the Effective Time, Solstice Surviving Corporation shall sell to the Company, and the Company shall purchase from Solstice Surviving Corporation, all of the shares of Company Common Stock then held by Solstice Surviving Corporation for an amount in cash equal to the aggregate par value of all such shares of Company Common Stock (the "Recontribution").

          (f)    For the avoidance of doubt, but subject to Section 3.2(f), the total number of shares of Company Common Stock to be received by the holders of shares of GB Stock, GB II stock and Glass Shares in the Glass Mergers shall equal in the aggregate the number of Total Solstice Shares.

        3.2    Exchange of Certificates.

          (a)   Prior to the Effective Time, the Company will appoint the transfer agent for Solstice Common Stock to act as exchange agent (the "Exchange Agent") for the Mergers. Promptly after the Effective Time, the Company shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the stockholders (or members), as applicable, of Solstice, Glass, GB and GB II entitled to receive shares of Company Common Stock pursuant to Section 3.1(a)(ii), Section 3.1(b)(ii) , Section 3.1(c)(ii), and Section 3.1(d)(ii), as applicable, for exchange in accordance with this Article 3, certificates or non-certificated book entries representing the shares of Company Common Stock to be issued pursuant to such Sections (such certificates, whether represented in certificated or non-certificated book-entry form, as applicable, the "Company Certificates"). In addition, the Company shall make available to the Exchange Agent from time to time funds necessary for payments of cash in lieu of fractional shares pursuant to Section 3.2(f) or to pay dividends or distributions pursuant to Section 3.2(d). The Company Certificates and cash deposited with the Exchange Agent are referred to collectively as the "Exchange Fund."

          (b)   Promptly after the Effective Time, the Company shall cause the Exchange Agent to mail to each holder of record of one or more certificates (such certificates, the "Designated Certificates") representing (immediately prior to the Effective Time) shares of Solstice Common Stock, GB Stock or GB II Stock (other than Excluded Shares): (i) one or more letters of transmittal (each a "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Designated Certificates shall pass, only upon delivery of the Designated Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Designated Certificates in exchange for Company Certificates and cash in lieu of fractional shares, if any, to the extent the holder of such Designated Certificates is entitled thereto pursuant to Section 3.1(a)(ii), Section 3.1(c)(ii) and/or Section 3.1(d)(ii). Upon surrender of a Designated Certificate for cancellation to the Exchange Agent together with a Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Designated Certificate shall be entitled to receive in exchange therefor a Company Certificate representing that number of whole shares of Company Common Stock to which the holder thereof is entitled pursuant to Section 3.1(a)(ii), Section 3.1(c)(ii) and/or Section 3.1(d)(ii) in respect of the Designated Certificate surrendered, together with a check for the cash to be paid in lieu of fractional shares, if any, after giving effect to any required withholding Tax, and the Designated Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, payable to holders of Designated Certificates. In the event of a transfer of ownership of shares represented by a Designated Certificate which is not registered in the transfer records of Solstice, GB or GB II, as applicable, a Company Certificate representing the proper number of shares of Company Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, shall be issued to such transferee if the Designated Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not payable. Promptly after the Effective Time, the Company shall cause the Exchange Agent to mail to each holder of record of shares of Solstice Common Stock represented (immediately prior to the Effective Time) by book-entry on the records of Solstice or Solstice's transfer agent ("Book-Entry Shares") (other than Excluded Solstice Shares), on behalf of the Company, notice that such holder has become the holder of record of the number of shares of

  Company Common Stock into which such Book-Entry Shares shall have been converted pursuant to Section 3.1(a)(ii), together with a check for the cash to be paid in lieu of fractional shares, if any, after giving effect to any required withholding Tax.

          (c)   Promptly after the Effective Time, the Company shall cause the Exchange Agent to mail to each holder of record (immediately prior to the Effective Time) of Glass Shares (other than Excluded Shares and Held Glass Shares): (i) one or more letters of transmittal (each a "Glass Letter of Transmittal") which shall be in customary form for a Cayman Islands-incorporated company and which shall specify that delivery shall be effected, and risk of loss and title to Glass Shares represented by a certificate or certificates (the "Glass Certificates") shall pass, only upon delivery of the Glass Certificates to the Exchange Agent and in the case of Glass Shares not represented by a certificate or certificates ("Uncertificated Glass Shares") such other documents as may be required in exchange for the applicable Company Certificates (if any), and shall be in such form and have such other provisions as the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Glass Certificates (if any) in exchange for Company Certificates and cash in lieu of fractional shares, if any, to the extent the holder of such Certificates is entitled thereto pursuant to Section 3.1(b)(ii) . Upon either (i) the surrender of a Glass Certificate for cancellation to the Exchange Agent; or with respect to Uncertificated Glass Shares, confirmation by Glass that the Uncertificated Glass Shares have been cancelled, in each case together with a Glass Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Glass Shares shall be entitled to receive in exchange therefor a Company Certificate representing that number of whole shares of Company Common Stock to which the holder thereof is entitled pursuant to Section 3.1(b)(ii) in respect of the Glass Shares to be converted pursuant thereto, together with a check for the cash to be paid in lieu of fractional shares, if any, after giving effect to any required withholding Tax, and any Glass Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares, if any, payable to holders of Glass Shares. In the event of a transfer of ownership of Glass Shares which is not registered in the transfer records of Glass, a Company Certificate representing the proper number of shares of Company Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, shall be issued to such transferee if all documents required to evidence and effect such transfer and to evidence that any applicable share transfer Taxes have been paid or are not payable are presented to the Exchange Agent.

          (d)   Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to the shares of Company Common Stock with a record date after the Effective Time shall be paid to the holders of Glass Shares or shares of Solstice Common Stock, GB Stock or GB II Stock immediately prior to the Effective Time represented by any Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the Company Certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, on shares of Company Common Stock with a record date after the Effective Time and theretofore payable with respect to such whole shares of Company Common Stock and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time and a payment date subsequent to such surrender, payable with respect to such whole shares of Company Common Stock, less the amount of any withholding Taxes which may be required thereon.

          (e)   At or after the Effective Time, there shall be no transfers on the stock transfer books or register of members, as applicable, of any Surviving Entity of the Glass Shares or the shares of

  Solstice Common Stock, GB Stock or GB II Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Company or the applicable Surviving Entity, the presented Certificates shall be canceled and exchanged for Company Certificates and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 3.

          (f)    No fraction of a share of Company Common Stock will be issued in connection with the Mergers, but in lieu thereof each Person otherwise entitled to receive a fraction of a share of Company Common Stock pursuant to Section 3.1(a)(ii), Section 3.1(b)(ii), Section 3.1(c)(ii) or Section 3.1(d)(ii) will be entitled to receive, in accordance with the provisions of this Section 3.2(f), from the Exchange Agent or the Company an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled pursuant to such Section by (ii) the closing price of a share of Solstice Common Stock on The NASDAQ Stock Market LLC ("NASDAQ") on the last full trading day prior to the Effective Time.

          (g)   Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Company Common Stock) that remains unclaimed twelve months after the Effective Time shall be delivered to the Company. Any former stockholder of Solstice, Glass, GB or GB II who has not theretofore complied with this Article 3 shall thereafter look only to the Company for payment of their shares of Company Common Stock or cash in lieu of fractional shares and unpaid dividends and distributions on Company Common Stock deliverable in respect of each Certificate such former stockholder or former holder of Glass Shares holds as determined pursuant to this Agreement.

          (h)   None of the Company, the Surviving Entities, the Exchange Agent or any other person shall be liable to any former holder of Glass Shares or shares of Solstice Common Stock, GB Stock or GB II Stock for any shares of Company Common Stock or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificate shall not have been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on which any shares of Company Common Stock or cash payable to the holder of such Certificate pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Authority), any such shares of Company Common Stock and any such cash shall, to the extent permitted by Applicable Law, become the property of the Company, free and clear of all claims or interest of any person previously entitled thereto.

          (i)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Company Common Stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof pursuant to this Agreement.

          (j)    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Company on a daily basis; provided, that no such investment or loss thereon shall affect any amounts payable in respect of Solstice Common Stock, Glass Shares, GB Stock or GB II Stock pursuant to Article 2 and the other provisions of this Article 3. Any interest and other income resulting from such investments shall promptly be paid to the Company.

        3.3    Treatment of Equity Awards and Equity Plans.

          (a)   Prior to the Effective Time, Solstice and the Board of Directors or Compensation Committee of Solstice shall take all steps necessary to (i) cause all Solstice Options outstanding as of the date that is five Business Days prior to the Closing Date to (the "Option Vesting Date") become vested in full as of the Option Vesting Date (to the extent not previously vested), (ii) with respect to any Solstice Options that became vested pursuant to Section 3.3(a)(i), permit the holders of such Solstice Options to exercise such awards on or prior to the date that is three Business Days prior to the Closing Date, (iii) cancel, effective as of the end of the day that is three Business Days prior to the Closing Date all Solstice Options outstanding as of such time that have not been exercised, other than Solstice Options granted under the Specified Solstice Plans, and (iv) cause all Solstice Options to otherwise be treated in accordance with this Section 3.3(a). Any Solstice Option under a Specified Solstice Plan that is outstanding as of the end of the day that is three Business Days prior to the Closing Date not be permitted to be exercised between such time and the Effective Time and shall, as of the Effective Time, be assumed by the Company and converted into an option (an "Assumed Company Option") to purchase a number of shares of Company Common Stock (rounded down to the nearest whole share) that is equal to the product obtained by multiplying (i) the number of shares of Solstice Common Stock subject to such Solstice Option as of immediately prior to the Effective Time, by (ii) the Solstice Exchange Ratio, which Assumed Company Option shall have an exercise price per share of Company Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Solstice Company Stock of such Solstice Option as of immediately prior to the Effective Time by (y) the Solstice Exchange Ratio. Each Assumed Company Option shall otherwise continue to have, and be subject to, the same terms and conditions (including the vesting arrangements and other terms and conditions set forth in the applicable Solstice Stock Plan and the Solstice Option award agreement thereunder) as are in effect immediately prior to the Effective Time, except that the Company or the Board of Directors or Compensation Committee of the Company, as applicable, shall have any and all amendment and administrative authority with respect to such Assumed Company Option (subject, in the case of any amendment, to the required consent, if any, of the affected holder of such Assumed Company Option). The assumption of the Assumed Company Options pursuant to this 3.3(a) shall be undertaken in accordance with Sections 409A and 424 of the Code and the applicable Treasury Regulations thereunder.

          (b)   Effective as of immediately prior to the Effective Time, (i) each Solstice RSU that is then vested, by its terms (after taking into account any vesting of the Solstice RSU that occurs by reason of the Transactions), will have been settled in shares of Solstice Common Stock and (ii) each Solstice RSU that is not then vested, by its terms (after taking into account any vesting of the Solstice RSU that occurs by reason of the Transactions), as a result of the consummation of the Transactions and settled in shares of Solstice Common Stock shall, at the Effective Time, be assumed by the Company and shall be converted into a new award of restricted stock units of the Company ("Assumed Company RSUs") covering a number of shares of Company Common Stock equal to the product (rounded down to the nearest whole share) of (i) the total number of shares of Solstice Common Stock then underlying such Solstice RSU award multiplied by (ii) the Solstice Exchange Ratio. Subject to the following sentence, each Assumed Company RSU shall otherwise continue to have, and be subject to, the same terms and conditions (including the vesting arrangements (and accelerated vesting arrangements) and other terms and conditions set forth in the applicable Solstice Stock Plan, the Solstice RSU award agreement thereunder and any other Solstice Plan set forth on Schedule 4.11(a) governing such Solstice RSU) as are in effect immediately prior to the Effective Time, except that the Company or the Board of Directors or Compensation Committee of the Company, as applicable, shall have any and all amendment and administrative authority with respect to such Assumed Company RSUs (subject, in the case of any amendment, to the required consent, if any, of the affected holder of such Assumed Company RSU).

          (c)   Effective as of immediately prior to the Effective Time, each Solstice Restricted Share that will not be vested, by its terms (after taking into account any vesting of the Solstice Restricted Share that occurs by reason of the Transactions), as a result of the consummation of the Transactions shall, at the Effective Time, be converted into Company Common Stock pursuant to Section 3.1(a)(ii) and shall otherwise continue to have, and be subject to, the same terms and conditions (including the forfeiture and repurchase restrictions set forth in the applicable Solstice Stock Plan, Solstice Restricted Share award agreement thereunder and any other Solstice Plan set forth on Schedule 4.11(a) governing such Solstice Restricted Share) as are in effect immediately prior to the Effective Time, except that the Company or the Board of Directors or Compensation Committee of the Company, as applicable, shall have any and all amendment and administrative authority with respect to such terms and conditions (subject, in the case of any amendment, to the required consent of the affected holder thereof).

          (d)   As soon as practicable following the execution of this Agreement, Solstice shall mail to each Person who is a holder of Solstice Options, Solstice Restricted Shares or Solstice RSUs a letter describing the treatment of and payment for such equity awards pursuant to this Section 3.3. On the Option Vesting Date, Solstice shall further notify each holder of a Solstice Option, other than Assumed Company Options, regarding the treatment of his or her Solstice Option set forth in Section 3.3(a) in accordance with the terms and conditions of the applicable Solstice Stock Plan. The forms of such letter shall be provided to Glass for review and comment at least five (5) Business Days prior to distribution and Solstice shall reflect all reasonable comments of Glass thereon to the extent provided within three (3) Business Days following the receipt by Glass of such forms. Solstice acknowledges and agrees that, except as set forth in Sections 3.3(a) through (c), no Solstice Options, Solstice Restricted Shares or Solstice RSUs will be assumed by the Company or otherwise remain outstanding following the Effective Time.

          (e)   The parties may agree to treat equity compensation held by Solstice employees subject to non-U.S. law in a manner other than that contemplated above in this Section 3.3 to the extent necessary or appropriate to take into account applicable non-U.S. law or Tax or employment considerations.

          (f)    If the Effective Time occurs on or before the "Purchase Date" relating to the applicable "Offering Period" in effect as of the date of this Agreement (the "Signing Offering Period") (as such terms are defined in the Solstice ESPP) and there are options granted under the Solstice ESPP (the "ESPP Options") then outstanding with respect to the Signing Offering Period, the Board of Directors of Solstice shall, prior to the Effective Time, take such actions as are necessary or appropriate to provide for a New Purchase Date (as defined in the Solstice ESPP) for the Signing Offering Period in accordance with Section 18.2 of the Solstice ESPP. Each holder of an ESPP Option will receive notice of the New Purchase Date, and each ESPP Option shall be automatically exercised on the New Purchase Date, pursuant to the terms of Section 18.2 of the Solstice ESPP. If the Effective Time occurs after the Exercise Date relating to the Signing Offering Period, the Board of Directors of Solstice shall timely suspend the Solstice ESPP as of immediately following the Exercise Date relating to the Signing Offering Period. All shares of Solstice Common Stock due upon exercise of ESPP Options will be issued prior to the Effective Time and no ESPP Options will be outstanding as of the Effective Time.

        3.4    Adjustment of Exchange Ratios.     If any of the Company, Solstice, Glass, GB and GB II changes the number of shares of capital stock or shares, as applicable, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination or exchange of shares or other similar transaction, in each case only to the extent permitted by

Section 6.1 or Section 6.2, and the record date for such an event is on or subsequent to the date of this Agreement but prior to the Effective Time, the Solstice Exchange Ratio, the GB Exchange Ratio, the GB II Exchange Ratio and the number of shares of Company Common Stock issuable pursuant to each of the Mergers, and other items dependent thereon, shall be appropriately adjusted to provide the holders of capital stock of Solstice, GB GB II and Glass Members, as the case may be, the same economic effect as contemplated by this Agreement prior to such event.

        3.5    Rule 16b-3 Approval.     Prior to the Effective Time, Solstice and the Company, and their respective Boards of Directors or committees thereof, shall take all actions necessary or appropriate to cause any dispositions of Solstice Common Stock (including derivative securities with respect to Solstice Common Stock) or acquisitions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

        3.6    Withholding.     Each of the Surviving Entities, Glass, Solstice, the Company, any Subsidiary thereof and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable by it under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from holders of Solstice Common Stock, Glass Stockholders, OEP Glass Members and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

        3.7    Appraisal Rights.

          (a)   In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of any shares of Solstice Common Stock in connection with the Solstice Merger.

          (b)   Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares and Dissenting Cayman Shares shall not be converted into or represent the right to receive any consideration in accordance with Section 3.1(b)(ii), Section 3.1(c)(ii) or Section 3.1(d)(ii) but shall be entitled only to such rights as are granted by the applicable Appraisal Statute to a holder of Dissenting Shares or Dissenting Cayman Shares.

          (c)   If any Dissenting Shares or Dissenting Cayman Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the consideration otherwise payable in respect thereof pursuant to this Agreement, without interest thereon, upon surrender of the Certificate formerly representing such shares and shall not thereafter be deemed to be Dissenting Shares or Dissenting Cayman Shares, as the case may be.

          (d)   Each Glass Party shall give Solstice (i) prompt notice of any written demand for appraisal received by any Glass Party pursuant to the applicable Appraisal Statute, any withdrawal of any such demand and any other demand, notice or instrument delivered to any Glass Party prior to the Effective Time pursuant to the applicable Appraisal Statute that relates to such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. No Glass Party shall settle or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Solstice shall have given its written consent to such settlement, payment or settlement offer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SOLSTICE PARTIES

        Except (a) as set forth in the applicable section of the disclosure letter delivered by Solstice to Glass on the date of this Agreement (the "Solstice Disclosure Letter") (it being agreed that any information disclosed in a section of the Solstice Disclosure Letter with respect to a corresponding Section of this Agreement shall be deemed to have been disclosed with respect to any other Section of this Agreement to the extent the applicability thereto is reasonably apparent from the face of the disclosure), or (b) other than with respect to Sections 4.1 and 4.3, as disclosed in the Solstice Reports (excluding the exhibits thereto) filed by Solstice with the SEC between December 31, 2014 and the date three (3) Business Days prior to the date hereof (other than in any "risk factor" section of the Solstice Reports, any disclosures in any section of the Solstice Reports designated as relating to forward-looking statements or any other disclosures included therein to the extent they are primarily predictive, cautionary or forward-looking in nature), the Solstice Parties, jointly and severally, hereby represent and warrant to the Glass Parties as follows:

        4.1    Existence; Good Standing; Corporate Authority.     Each Solstice Party is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Solstice Party is duly qualified to do business as a foreign entity and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary (to the extent the "good standing" concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect. Each Solstice Party has all requisite corporate (or comparable) power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the certificates of incorporation and by-laws (or comparable governing documents) of each Solstice Party previously made available to Glass are true and correct and contain all amendments as of the date hereof.

        4.2    Authorization, Validity and Effect of Agreements.     Each Solstice Party has the requisite corporate (or comparable) power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is or will be a party. The consummation by each Solstice Party of the Transactions has been duly authorized by all requisite corporate (or comparable) action on the part of such Solstice Party, other than (a) in the case of Solstice, (i) the adoption of this Agreement and approval of the Solstice Merger by the holders of a majority of the outstanding shares of Solstice Common Stock entitled to vote thereon at a stockholders' meeting duly called and held for such purpose and (ii) if applicable, the approval by Solstice's stockholders of the issuance of shares of Company Common Stock pursuant to the Transactions and any proposal related to the Solstice Merger that is required pursuant to Rule 14a-4(b) promulgated under the Exchange Act to be presented separately to such stockholders for approval or to be submitted to stockholders of Solstice pursuant to applicable NASDAQ rules in connection with the Transactions (any such proposals, the "Solstice Merger-Related Proposals") by the affirmative vote of a majority of shares present in person or represented by proxy at a meeting duly called and held for such purpose and entitled to vote on such matters shall be the act of the stockholders (clauses (i) and (ii) together, the "Required Solstice Stockholder Approval") and (b) in the case of Solstice Merger Sub, the adoption of this Agreement and the approval of the Solstice Merger by the Company, as Solstice Merger Sub's sole stockholder, which will be obtained by written consent and delivered to Glass immediately after the execution of this Agreement (the "Required Solstice Merger Sub Stockholder Approval"). This Agreement constitutes the valid and legally binding obligation of each Solstice Party, enforceable against such Solstice Party in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        4.3    Capitalization.

          (a)   The authorized capital stock of Solstice consists of 120,000,000 shares of Solstice Common Stock, and 5,000,000 shares of Solstice Preferred Stock. As of May 19, 2017, (i) there were 51,586,663 shares of Solstice Common Stock (including 2,058,354 Solstice Restricted Shares) issued and outstanding and no shares of Solstice Preferred Stock issued and outstanding, (ii) 5,445,878 shares of Solstice Common Stock were reserved for issuance upon exercise of outstanding Solstice Options, and (iii) 328,605 shares of Solstice Common Stock were reserved for issuance upon settlement of outstanding Solstice Restricted Stock Units, comprised of time-based Solstice Restricted Stock Units and performance-based Solstice Restricted Stock Units, with the issuance of shares of Solstice Common Stock pursuant to outstanding performance-based Solstice Restricted Stock Units, dependent upon the satisfaction of certain market conditions for the current and subsequent fiscal years. All issued and outstanding shares of Solstice Common Stock (A) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (B) were not issued in violation of the terms of any agreement or other understanding binding upon Solstice and (C) were issued in compliance with the certificate of incorporation and by-laws of Solstice and all applicable federal and state securities laws, rules and regulations.

          (b)   There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, plans or commitments relating to the issuance of capital stock or other equity interests to which Solstice or any of its Subsidiaries is a party obligating Solstice or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Solstice or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests), other than pursuant to this Agreement.

          (c)   There are no stockholder agreements, voting trusts or other agreements or understandings to which Solstice or any of its Subsidiaries is a party or, to Solstice's knowledge, otherwise with respect to the voting of the capital stock or other equity interests of Solstice or any of its Subsidiaries.

          (d)   A complete and correct list of all the outstanding Solstice Restricted Shares, Solstice Options, Solstice RSUs and any other awards granted under the Solstice Stock Plans (including the grant date, the number of shares of Solstice Common Stock subject thereto, the exercise or purchase price (if any), the settlement date (if different than the vesting date(s)), the expiration date (if any) and any other individual terms not otherwise specified in the forms of award agreement) and the names of the holders thereof as of the date hereof has been made available to Glass. Solstice has made available to Glass a copy of each Solstice Stock Plan and the forms of awards agreement for grants of awards thereunder (and, where not included in such forms, a description of the terms and conditions of vesting (including any acceleration upon an acquisition, change in control or similar transaction) for each outstanding award). All outstanding Solstice Restricted Shares, Solstice Options and Solstice RSUs have been granted pursuant to individual award agreements in the forms of award agreements made available to Glass and/or filed as exhibits with the SEC.

          (e)   The shares of Company Common Stock issuable pursuant to the Mergers, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and, assuming the accuracy of the representations and warranties of the Glass Stockholders and the OEP Glass Members in their respective Letters of

  Transmittal, will be issued in compliance with all applicable federal and state securities laws, rules and regulations.

        4.4    Significant Subsidiaries.     Each of Solstice's Significant Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate (or comparable) power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification (to the extent the "good standing" concept is applicable in the case of any jurisdiction outside the United States), except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect. All of the outstanding shares of capital stock or other securities of, or other ownership interests in, each of Solstice's Significant Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Solstice free and clear of all Liens. There are no existing options, rights of first refusal, conversion rights, preemptive rights, calls, puts, commitments, arrangements or obligations of any character, including voting agreements, proxies or similar arrangements relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of Solstice. Solstice does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to Solstice and its Subsidiaries taken as a whole. The copies of Solstice's Subsidiaries' certificates of incorporation, by-laws and similar governing documents previously made available to Glass are true and correct and contain all amendments as of the date hereof. Exhibit 21.1 to Solstice's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC prior to the date hereof sets forth for each Significant Subsidiary of Solstice, its name and jurisdiction of incorporation or organization.

        4.5    No Violation.     Neither Solstice nor any of its Subsidiaries is, or has received notice or is otherwise aware that it would be with the passage of time, in violation of any term, condition or provision of (a) the certificate of incorporation or by-laws of Solstice, (b) the certificate of incorporation, by-laws or comparable governing documents of any Subsidiary of Solstice, (c) any loan or credit agreement, note, bond, mortgage, indenture, Contract, agreement, joint venture, lease, license, franchise, Solstice Permit or other instrument or (d) any Applicable Law, except, in the case of matters described in clauses (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect. Solstice and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the "Solstice Permits"), except where the failure so to hold would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect. Solstice and its Subsidiaries are in compliance with the terms of the Solstice Permits, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect. No investigation by any Governmental Authority with respect to Solstice or any of its Subsidiaries is pending or, to the knowledge of Solstice, threatened, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect.

        4.6    No Conflict.

          (a)   Neither the execution and delivery by any Solstice Party of this Agreement nor the consummation by such Solstice Party of the Transactions in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the certificate of incorporation or by-laws of Solstice; (ii) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the certificate of incorporation, by-laws or similar governing documents of any Subsidiary of Solstice; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Solstice or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Solstice or any of its Subsidiaries under any of the terms, conditions or provisions of, any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, Solstice Permit, lease, Contract, agreement, joint venture or other instrument or obligation to which Solstice or any of its Subsidiaries is a party, or by which Solstice or any of its Subsidiaries or any of their properties is bound or affected; or (iv) contravene or conflict with or constitute a violation of any provision of any Applicable Laws, except, in the case of matters described in clauses (iii) or (iv), as would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect and except in the case of clause (iv) for the matters described in clauses (i) and (ii) of Section 4.6(b) below.

          (b)   Neither the execution and delivery by any Solstice Party of this Agreement nor the consummation by such Solstice Party of the Transactions in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than (i) the filings provided for in Article 2 and (ii) filings, consents, approvals and authorization required under applicable Antitrust Laws, the Exchange Act, the Securities Act or other applicable U.S. state securities and "blue sky" laws or the rules of NASDAQ ((i) and (ii) collectively, the "Solstice Regulatory Filings"), and listing on NASDAQ of the Company Common Stock to be issued pursuant to the Mergers, or pursuant to stock options or convertible or exchangeable securities of Solstice or Glass, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the Mergers or otherwise prevent Solstice from performing its obligations under this Agreement and would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect.

          (c)   Other than as contemplated by Section 4.6(b) and except for the Required Solstice Stockholder Approval and the Required Solstice Merger Sub Stockholder Approval, no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the Transactions to provide for the continuation in full force and effect of all of the Solstice Material Contracts or for any Solstice Party to consummate the Transactions, except where the failure to receive such consents, assignments, waivers, authorizations or other certificates would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect.

        4.7    SEC Documents.

          (a)   Since December 31, 2014, Solstice has filed all forms, reports and documents with the SEC that have been required to be filed by it under Applicable Laws prior to the date hereof, and Solstice will timely file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under Applicable Laws prior to such time (all such forms, reports and documents, together with all exhibits and schedules thereto, the "Solstice Reports"). Each of the consolidated balance sheets included in or incorporated by reference into the Solstice Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Solstice and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders' equity included in or incorporated by reference into the Solstice Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Solstice and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Solstice and its Subsidiaries included in the most recent Solstice Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, neither Solstice nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Solstice or in the notes thereto prepared in accordance with GAAP consistently applied, other than liabilities or obligations that may have arisen in the ordinary course of business since the date of such most recent Solstice Report and which are not and would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect.

          (b)   As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing) (i) each Solstice Report complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act of 2010, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date such Solstice Report was or will be filed, and (ii) each Solstice Report did not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Solstice Reports filed prior to the date hereof have been furnished to Glass or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. Solstice has made available to Glass complete and correct copies of all material correspondence between the SEC, on the one hand, and Solstice, on the other hand, occurring since December 31, 2014. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Solstice Reports. To the knowledge of Solstice, as of the date hereof, none of the Solstice Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of Solstice's Subsidiaries is required to file any forms, reports, registrations, statements or other documents with the SEC. No executive officer of Solstice has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Solstice Report, except as disclosed in certifications filed with the Solstice Reports. Neither Solstice nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Except as previously disclosed in the Solstice Reports since the enactment of the Sarbanes-Oxley Act, Solstice and each of its officers and, to the knowledge of Solstice, each of its directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

        4.8    Litigation.     There are no actions, suits or proceedings pending against Solstice or any of its Subsidiaries or, to Solstice's knowledge, threatened against Solstice or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, a Solstice Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Solstice or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect.

        4.9    Absence of Certain Changes.     Since December 31, 2016, each of Solstice and its Subsidiaries has conducted their business according to their usual, regular and ordinary course consistent with past practice and there has not been any event that has had or would be reasonably expected to have, individually or in the aggregate, a Solstice Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2016, neither Solstice nor any of its Subsidiaries has taken any action (or has failed to take any action) that would require the consent of Glass under Section 6.1 if taken (or failed to be taken) after the date of this Agreement and prior to the Effective Time.

        4.10    Taxes.

          (a)   Each of Solstice and its Subsidiaries is classified as set forth in Section 4.10(a) of the Solstice Disclosure Letter for all U.S. federal and applicable state income Tax purposes.

          (b)   Each of Solstice and its Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Solstice Material Adverse Effect, each of Solstice and its Subsidiaries has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. Except as would not reasonably be expected to have, individually or in the aggregate, a Solstice Material Adverse Effect, the unpaid Taxes of Solstice and each of its Subsidiaries (A) for taxable periods through the date of the most recent balance sheet included in the financial statements included in the Solstice Reports do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the most recent balance sheet included in the financial statements included in the Solstice Reports and (B) for taxable periods through the Closing Date, will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. All material unpaid Taxes of Solstice and each of its Subsidiaries for all taxable periods commencing after the date of the most recent balance sheet included in the financial statements included in the Solstice Reports arose in the ordinary course of business.

          (c)   All material Taxes that Solstice or any of its Subsidiaries is or was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and each of Solstice and any of its Subsidiaries has complied with all information reporting and backup withholding requirements in all material respects, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

          (d)   Neither Solstice nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Solstice. With the exceptions of customary commercial leases or contracts that are not primarily related to Taxes entered into in the ordinary course of business and liabilities thereunder, neither Solstice nor any of its Subsidiaries (i) has any material liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Solstice or any of its Subsidiaries, or (ii) is a party to or bound by any material Tax indemnity, Tax sharing, Tax allocation or similar agreement.

          (e)   Solstice has made available to Glass (i) complete and correct copies of all private letter rulings, material closing agreements, material settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Solstice or any of its Subsidiaries relating to Taxes for all taxable periods ending on or after December 31, 2011, and (ii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of Solstice or any of its Subsidiaries.

          (f)    No examination, suit, proceeding, investigation or audit or other similar action of or relating to any material Tax Return of Solstice or any of its Subsidiaries by any Governmental Authority is currently in progress or, to the knowledge of Solstice, threatened or contemplated. No deficiencies for material Taxes of Solstice or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority. Neither Solstice nor any of its Subsidiaries has been informed in writing by any jurisdiction in which Solstice or any Subsidiary does not file a Tax Return that the jurisdiction believes that Solstice or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction with respect to Taxes that would be the subject of such Tax Return. Neither Solstice nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

          (g)   Neither Solstice nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) in connection with the Transactions.

          (h)   Neither Solstice nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax law) due to a change in method of accounting made prior to Closing, (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law) that arose prior to Closing, (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount received prior to the Closing, or (vi) any election made pursuant to Section 108(i) of the Code prior to the Closing.

          (i)    Neither Solstice nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

          (j)    Neither Solstice nor any of its Subsidiaries (nor any of their predecessors) has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Solstice or any of its Subsidiaries been distributed, in a transaction to which Section 355 or Section 361 of the Code applies in the two years prior to the date of this Agreement.

          (k)   There are no material liens or other encumbrances with respect to Taxes upon any of the assets of Solstice or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

          (l)    Neither Solstice nor any of its Subsidiaries is a stockholder in a "passive foreign investment company" within the meaning of Section 1297 of the Code.

          (m)  Neither Solstice nor any of its Subsidiaries has engaged in a "reportable transaction" as set forth in Treasury Regulation Section 1.6011-4(b) or a "listed transaction" as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local law. Each of Solstice and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (n)   Neither Solstice nor any of its Subsidiaries has taken any action, has failed to take any action, or knows of any fact or circumstance that, in each case, could reasonably be expected to prevent (a) the Solstice Merger from qualifying as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other Mergers, qualifies as a transfer of property to the Company described in Section 351 of the Code; or (b) the Cayman Merger, taken together with the other Mergers, from qualifying as a transfer of property to the Company described in Section 351 of the Code. Neither Solstice nor any of its Subsidiaries has any plan or intention to cause or permit the Company to liquidate, merge, transfer all or substantially all of the assets of, or otherwise dissolve Solstice Surviving Corporation, Glass Surviving Corporation or GB Surviving Entity.

        4.11    Employee Benefit Plans.

          (a)   Section 4.11(a) of the Solstice Disclosure Letter sets forth a list of each material Solstice Plan. "Solstice Plans" means all employee or director benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case whether or not such plan is subject to ERISA), any employment, individual consulting or other compensation agreements and any bonus, incentive, equity or equity-based compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, retirement, salary continuation, disability plan, health or life insurance or fringe benefit plan, program or agreement, in each case that are sponsored, maintained or contributed to by Solstice or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of Solstice or its Subsidiaries or to which Solstice or any of its Subsidiaries has any obligation or liability (contingent or otherwise), directly or through ERISA Affiliates; provided, however, that Solstice Plans shall not include any Solstice Foreign Plan or any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). For purposes of this Agreement, (x) individual employment offer letters, employment agreements, severance arrangements or other individually negotiated compensation arrangements shall be deemed to be "material" Solstice Plans only if they are not terminable on less than 60 days' notice or they require payment of severance payments in excess of $50,000 upon any termination of employment and (y) the term "Solstice Foreign Plan" shall refer to each material plan, program or Contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Solstice Plan had it been a United States plan, program or Contract. With respect to each material Solstice Plan, Solstice has made available to Glass a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Solstice Plan, including all plan documents, trust agreements, and other funding vehicles; (ii) the most recent annual report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any, and (vi) the most recent determination, opinion or advisory letter from the Internal Revenue Service, if any. Solstice has provided a copy of each material Solstice Foreign Plan or summaries of the material terms thereof.

          (b)   With respect to each Solstice Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Solstice Plans"), the Internal Revenue Service has issued a favorable determination, opinion, or advisory letter with respect to such Qualified Solstice Plan and the related trust that has not been revoked, and to the knowledge of Solstice, no circumstances exist and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Solstice Plan or the related trust.

          (c)   All material contributions required to be made to any Solstice Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Solstice Plan, before the date of this Agreement, have been made or paid in full in all material respects on or before the final due date thereof.

          (d)   Solstice and its Subsidiaries have complied, and to the knowledge of Solstice are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Solstice Plans. To the knowledge of Solstice, each Solstice Plan has been operated in material compliance with its terms. Neither Solstice nor any of its ERISA Affiliates maintains, contributes to, or has or has had any liability with respect to any employee benefit plan subject to Title IV or Section 302 of ERISA (including any Multiemployer Plan). No Solstice Plan subject to ERISA holds securities issued by Solstice, any of its Subsidiaries, or its ERISA Affiliates.

          (e)   Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or in connection with and during a limited period in which severance is paid (not to exceed two years), neither Solstice nor any of its Subsidiaries has promised or provided life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          (f)    Neither the execution and delivery of this Agreement, stockholder approval of the Transactions, nor the consummation of the Transactions, either alone or in combination with another event, will result in, cause the accelerated vesting, funding of any amounts to a rabbi trust or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Solstice or any of its Subsidiaries. Neither Solstice nor any of its Subsidiaries is a party to, nor is Solstice or any of its Subsidiaries otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Applicable Law relating to Tax).

          (g)   There are no pending or to the knowledge of Solstice threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Solstice Plans or any Solstice Foreign Plan, any fiduciaries thereof with respect to their duties to the Solstice Plans or the assets of any of the trusts under any of the Solstice Plans which would reasonably be expected to result in any material liability of Solstice or any of its Subsidiaries to any Solstice Plan, the United States Department of Treasury, the United States Department of Labor, or any current or former participants of such Solstice Plans.

          (h)   Each Solstice Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) or 457A of the Code and any award thereunder, in each case that is subject to Section 409A or 457A of the Code, has been operated in compliance in all material respects with Section 409A and, where applicable, 457A of the Code.

          (i)    All material Solstice Foreign Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable legal requirements; (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment in all material respects; and (iii) if they are required to be funded and/or book-reserved are so funded and/or book reserved, as applicable, in all material respects.

        4.12    Labor Matters.

          (a)   Neither Solstice nor any of its Subsidiaries is a party to, or bound by, or as of the date of this Agreement negotiating, any collective bargaining agreement, labor union Contract, or trade union agreement (each a "Collective Bargaining Agreement"), nor are the employees of Solstice and its Subsidiaries covered by any works council, employee representative agreement or information or consultation agreement. There is no material labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of Solstice, threatened against Solstice or any of its Subsidiaries, and neither Solstice nor any of its Subsidiaries has experienced any material labor dispute since December 31, 2014. To the knowledge of Solstice, there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Solstice or any of its Subsidiaries, and there have not been any such material organizational efforts since December 31, 2014.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Solstice Material Adverse Effect, (i) since December 31, 2014, Solstice and its Subsidiaries have been in compliance with any (A) Applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such law respecting employment discrimination, employee classification, workers' compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, and (B) employment agreement or other agreement establishing terms of employment; and (ii) no claims, controversies, investigations, audits or suits are pending or, to the knowledge of Solstice, threatened in writing, with respect to such laws or agreements, either by private individuals or by Governmental Authorities. Neither Solstice nor any of its Subsidiaries has incurred, and no circumstances exist under which either Solstice or any of its Subsidiaries is reasonably likely to incur, any material liability (contingent or otherwise) arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

        4.13    Environmental Matters.     Except as would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect: (a) Solstice and each of its Subsidiaries are and have been in compliance in all respects with all applicable Environmental Laws; (b) Solstice and each of its Subsidiaries have obtained all Environmental Permits necessary for their operations as currently conducted and are in compliance with all such Environmental Permits, have applied for issuance or reissuance of Environmental Permits in a timely fashion, and have no knowledge of any reason that would preclude renewal, issuance or reissuance of Environmental Permits; (c) there are no Environmental Claims pending or, to the knowledge of Solstice, threatened against Solstice or any of its Subsidiaries; (d) neither Solstice nor any of its Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Authority or third party imposing any liability or obligation on Solstice or any of its Subsidiaries under any Environmental Law; (e) neither Solstice nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that would reasonably be expected to form the basis of any Environmental Claim against, or any liability under any Environmental Law on, Solstice or any of its Subsidiaries; and (f) Solstice has made available to Glass copies of any environmental assessments, reports, audits, studies, analyses, tests or monitoring possessed by, or reasonably available to, Solstice or any of its Subsidiaries pertaining to compliance with, or liability under, Environmental Laws relating to Solstice or any of its Subsidiaries, the Solstice Facilities, any real property formerly owned, leased or operated by Solstice or any of its Subsidiaries.

        4.14    Intellectual Property.

          (a)   Section 4.14(a) of the Solstice Disclosure Letter lists all Solstice Registrations, in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, as applicable. To Solstice's knowledge, all assignments of Solstice Registrations to Solstice or any of its Subsidiaries have been properly executed and recorded, except for such deficiencies as would not materially affect the enforceability thereof. To Solstice's knowledge, all issuance, renewal, maintenance and other payments that are or have become due with respect to the Solstice Registrations have been timely paid by or on behalf of Solstice or the relevant Subsidiary.

          (b)   To Solstice's knowledge, no action or proceeding is pending or threatened in which any Person is challenging the validity, enforceability, registration, ownership, or use of any Solstice Registrations (excluding, for the avoidance of doubt, office actions issued by a Governmental Authority with respect to applications for Solstice Registrations).

          (c)   There are no third party joint owners of any Solstice Registrations, and Solstice or one of its Subsidiaries is the sole and exclusive owner of all the Solstice Registrations.

          (d)   Neither the execution and delivery by any Solstice Party of this Agreement nor the consummation by such Solstice Party of the Transactions in accordance with the terms hereof will result in the loss, termination, or impairment of any rights in the Solstice Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect.

          (e)   Solstice and its Subsidiaries have taken commercially reasonable measures to maintain in confidence and protect the proprietary nature of all material trade secrets and confidential information comprising a part of the Solstice Intellectual Property. To Solstice's knowledge, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Solstice or any of its Subsidiaries, or (ii) breach of Solstice's or any of its Subsidiaries' security or information privacy procedures, in each case which, individually or in the aggregate, would reasonably be expected to have a Solstice Material Adverse Effect.

          (f)    To Solstice's knowledge, (i) neither Solstice nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property of any third party, and (ii) no Person (including any current or former employee or consultant of Solstice or any of its Subsidiaries) is infringing, diluting, misappropriating, or otherwise violating any of the Solstice Owned Intellectual Property. Section 4.14(f) of the Solstice Disclosure Letter lists any written complaint, claim or notice, or written threat of any of the foregoing (including any written notification that a license under any patent is or may be required), that, to Solstice's knowledge, has been received by Solstice or any of its Subsidiaries in the past two (2) years alleging (or requesting or demanding indemnification for) any such infringement, violation or misappropriation of third party intellectual property.

          (g)   Neither Solstice nor any of its Subsidiaries, nor any of their employees, has licensed, distributed or disclosed the source code, other than as required by Open Source Material license agreements, for any Software included in the products or services offered by Solstice or any of its Subsidiaries, or other confidential information constituting, embodied in or pertaining to such Software (collectively, "Solstice Source Code") to any person, other than escrow agents and third party contractors engaged by or on behalf of Solstice or its Subsidiaries to develop, modify, maintain or otherwise work with the Solstice Source Code, which contractors are contractually obligated to maintain the confidentiality of the Solstice Source Code, and Solstice and its Subsidiaries have taken commercially reasonable physical and electronic security measures to prevent disclosure of such Solstice Source Code. To Solstice's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the Transactions, result in the disclosure or release of Solstice Source Code by Solstice, any of its Subsidiaries or escrow agent(s) or any other person to any third party.

          (h)   Other than commercially reasonable protections against unauthorized use, to Solstice's knowledge, the products and services offered by Solstice or any of its Subsidiaries, and the Software and internal computer systems used by Solstice and its Subsidiaries do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

          (i)    Each employee of Solstice or any of its Subsidiaries and each independent contractor of Solstice or any of its Subsidiaries who has contributed to the development of material Intellectual Property on behalf of Solstice or any of its Subsidiaries has executed a valid and binding written agreement assigning such Intellectual Property to or otherwise vesting ownership of such Intellectual Property in Solstice or its relevant Subsidiary. All of the agreements referenced in the preceding sentence will continue to be in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

          (j)    To Solstice's knowledge, no material support, funding, resources or assistance from any Governmental Authority has been received by Solstice or any of its Subsidiaries during the six years prior to the date of this Agreement in connection with the development, design, testing, modification, manufacture, use, sale, reproduction, marketing, distribution, support or maintenance of any of the products or services offered, or contemplated to be offered, by Solstice or any of its Subsidiaries.

        4.15    Title to Properties.

          (a)   Neither Solstice nor any of its Subsidiaries owns any real property.

          (b)   Solstice or one of its Subsidiaries has a good and valid leasehold interest in all real property leased or purported to be leased, or otherwise occupied or permitted to be occupied, by any Solstice Party or any of its Subsidiaries, whether as sublessor, tenant, subtenant or otherwise (the "Solstice Leased Real Property" and the lease, sublease or other occupancy agreement, the "Solstice Real Property Leases"). Section 4.15(b) of the Solstice Disclosure Letter sets forth a complete and accurate list of all Solstice Leased Real Property, the location of the premises and each document comprising the Solstice Real Property Leases, including all amendments thereto and guarantees thereof. No Solstice Party nor any Subsidiary thereof has assigned, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered any interest in the leasehold or subleasehold. All Solstice Leased Real Property is supplied with utilities and other services necessary for the operation of said facilities as currently operated. Each Solstice Real Property Lease is in full force and effect and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing.

          (c)   Solstice or one of its Subsidiaries owns or leases all of the material personal property reflected on the most recent balance sheet included in the financial statements included in the Solstice Reports, free and clear of all Liens, except to the extent disposed of in the ordinary course of business since the date of such balance sheet. The Solstice Parties and their respective Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests or other comparable contractual rights in, all material tangible properties and assets, real, personal and mixed, necessary for the conduct of their respective businesses, free and clear of all Liens.

          (d)   To the knowledge of Solstice, the Solstice Leased Real Property and the equipment of Solstice and its Subsidiaries used in the operations of their respective businesses are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (v) free from any material defects or deficiencies.

        4.16    Insurance.     Solstice and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

        4.17    No Brokers.     Neither Solstice nor any Subsidiary thereof has entered into any Contract with any person which may result in the obligation of Solstice, the Company or any Subsidiary thereof or any Glass Party to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions, except that Solstice has retained Evercore Partners to provide financial advice with respect to the Transactions and to render the opinion referred to in Section 4.18. Solstice's arrangements with such investment banks have been disclosed in writing to Glass prior to the date hereof.

        4.18    Opinion of Financial Advisor.     The Board of Directors of Solstice has received the written opinion of Evercore Partners to the effect that, as of the date of this Agreement, the Solstice Exchange Ratio is fair, from a financial point of view, to the holders of shares of Solstice Common Stock, and the Total Consideration, taking into account a significant portion of such Total Consideration is in the form of Company Common Stock, is fair, from a financial point of view, to Solstice, a copy of which opinion will be made available to Glass promptly following receipt thereof.

        4.19    Solstice Board Recommendation.

          (a)   The Board of Directors of Solstice has, and not subsequently rescinded or modified (except as expressly permitted hereunder): (i) approved this Agreement and the Transactions; (ii) determined that, as of the date of this Agreement, this Agreement and the Transactions, including the Solstice Merger, are in the best interests of the stockholders of Solstice and declared the advisability of this Agreement; and (iii) recommended that such stockholders vote to adopt this Agreement and approve the Solstice Merger and the Solstice Merger-Related Proposals (the "Solstice Board Recommendation") and directed that such matters be submitted for consideration by Solstice's stockholders at a meeting of Solstice's stockholders.

          (b)   The Board of Directors of Solstice Merger Sub has: (i) approved this Agreement and the Transactions; (ii) determined that, as of the date of this Agreement, this Agreement and the Transactions, including the applicable Merger, are in the best interests of the Company, as the sole stockholder of such Merger Sub, and declared the advisability of this Agreement; and (iii) recommended that the Company, as sole stockholder of such Merger Sub, vote to adopt this Agreement and approve the applicable Merger and directed that such matters be submitted for approval by action by written consent of the Company, as sole stockholder of such Merger Sub. The Company, in its capacity as the sole member of the Cayman Merger Sub, and in its capacity as the sole member of GB Merger Sub, has approved this Agreement.

        4.20    Vote Required.     The Required Solstice Stockholder Approval is the only vote of the holders of any class or series of Solstice capital stock necessary to approve this Agreement, the Solstice Merger and the Transactions.

        4.21    Certain Approvals.     Assuming the accuracy of the representations and warranties of the Glass Parties in Section 5.18, Solstice's Board of Directors has taken any and all necessary and appropriate action to render inapplicable to this Agreement and the Transactions the provisions of Section 203 of the DGCL. To the knowledge of Solstice, no other Takeover Law is applicable to this Agreement or any of the Transactions. Solstice is not a party to any "stockholder rights plan" or similar anti-takeover plan or device.

        4.22    Relationships with Related Parties.

          (a)   No officer or director of Solstice or any of its Subsidiaries or any Affiliate of any of the foregoing, (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of Solstice or any of its Subsidiaries as currently conducted or contemplated to be conducted or (b) is a party to any Contract (except for Solstice Plans) with Solstice or any of its Subsidiaries, including with respect to compensation or remuneration to be paid to such officer or director or Affiliate in connection with this Agreement or the Transactions.

          (b)   Neither Solstice nor any of its Subsidiaries is indebted, directly or indirectly, to any Person who is an Affiliate, officer or director of Solstice or any of its Subsidiaries in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, nor is any such Affiliate, officer or director indebted to Solstice or any of its Subsidiaries, except for advances made to employees of Solstice or any of its Subsidiaries in the ordinary course of business consistent with past practice to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.

        4.23    Internal Controls.

          (a)   Solstice and its Subsidiaries maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information (financial and non-financial) concerning Solstice (including its Subsidiaries) is made known on a timely basis to the chief executive officer and the chief financial officer of Solstice by others within those entities. To the knowledge of Solstice, there has not been any fraud that involves management or other employees who have a significant role in Solstice's internal controls over financial reporting.

          (b)   Solstice maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, and includes policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP, and that its receipts and expenditures are being made only in accordance with authorizations of its management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

          (c)   Since December 31, 2014, Solstice has not identified or been made aware of any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Solstice's ability to record, process, summarize and report financial information of Solstice and its Subsidiaries on a consolidated basis.

          (d)   Neither Solstice nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract or arrangement relating to any transaction, arrangement or relationship between or among Solstice or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Solstice or any of its Subsidiaries in Solstice's consolidated financial statements.

        4.24    Certain Contracts.

          (a)   Section 4.24(a) of the Solstice Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all Solstice Material Contracts. As used in this Agreement, "Solstice Material Contract" means (i) any Contract pursuant to which Solstice and its Subsidiaries is reasonably likely to spend, in the aggregate, more than $500,000 with respect to any such Contract during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, Solstice or any of its Subsidiaries from freely engaging in any business material to Solstice and its Subsidiaries, taken as a whole, anywhere in the world, (iii) any Contract to which Solstice or any of its Subsidiaries is a party involving research, development or the license of any Solstice Intellectual Property (other than non-exclusive licenses of Solstice Intellectual Property made in the ordinary course of business), (iv) any Contract to which Solstice or any of its Subsidiaries is a party granting a right of first refusal, or right of first offer or comparable right with respect to any material Solstice Intellectual Property, (v) any Contract to which Solstice or any of its Subsidiaries is a party relating to a material joint venture, partnership or other material arrangement involving a sharing of profits, losses, costs or liabilities with another person, (vi) any Contract which would be binding on an Affiliate of Solstice (other than one of its Subsidiaries) or any Glass Party or a controlled Affiliate of any Glass Party and (vii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Solstice and its Subsidiaries filed with the SEC on or following January 1, 2017 or included in the Exhibit Index filed with Solstice's Form 10-K filed on the SEC's EDGAR system on February 27, 2017. Solstice has made available to Glass a complete and accurate copy of each Solstice Material Contract. Each Solstice Material Contract is in full force and effect and is enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Neither Solstice nor any of its Subsidiaries nor, to Solstice's knowledge, any other party to any Solstice Material Contract is in material violation of or in material default under (nor does there exist any condition, which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under), nor will the consummation of the Transactions result in any material violation of or material default under (x) any loan or credit agreement, note, bond, mortgage or indenture to which it is a party or by which it or any of its properties or assets is bound or (y) any Solstice Material Contract.

          (b)   Other than such agreements that Solstice has filed with or furnished to the SEC that are available in unredacted form on the SEC's EDGAR system, Section 4.24(b) of the Solstice Disclosure Letter sets forth a complete and accurate list of each agreement to which Solstice or any of its Subsidiaries is a party or bound with any Affiliate of Solstice (other than any person that is a direct or indirect wholly-owned Subsidiary of Solstice). Complete and accurate copies of all the agreements listed in Section 4.24(b) of the Solstice Disclosure Letter have heretofore been made available to Glass. Neither Solstice nor any of its Subsidiaries has entered into any transaction with any Affiliate of Solstice or any of its Subsidiaries or any transaction that has not been included in any Solstice Reports filed prior to the date hereof and that would be subject to disclosure pursuant to Item 404 of Regulation S-K.

          (c)   There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which Solstice or any of its Subsidiaries is a party or is subject that has or would reasonably be expected to result in the effect of prohibiting or impairing the conduct of the business of Solstice or any of its Subsidiaries as currently conducted. Neither Solstice nor any of its

  Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is now, or following the Effective Time any Glass Party or any Affiliate of any Glass Party (including Solstice or any of its Subsidiaries) would be, restricted from selling, licensing or otherwise distributing any of their respective technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business, provided, that the foregoing shall not include any obligations of any Glass Party or any of Affiliate of any Glass Party solely arising under agreements entered into prior to the Effective Time by any Glass Party or any of its Affiliates (excluding Solstice and its Subsidiaries).

          (d)   Neither Solstice nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Intellectual Property of any Glass Party or any Affiliate of any Glass Party (excluding Solstice and its Subsidiaries) following the Closing, provided, that the foregoing shall not include any obligations of any Glass Party or any Affiliate of any Glass Party arising solely under agreements entered into prior to the Effective Time by any Glass Party or any Affiliate of any Glass Party (excluding Solstice and its Subsidiaries).

        4.25    Foreign Corrupt Practices Act.     Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Solstice Material Adverse Effect, as of the date of this Agreement:

          (a)   In connection with Solstice's and its Subsidiaries' compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

          (b)   No Governmental Authority has notified Solstice or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other similar Applicable Law.

          (c)   Neither Solstice nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Authority and relating to Solstice's or its Subsidiaries' compliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, and to Solstice's knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a Governmental Authority.

          (d)   Neither Solstice nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Solstice's knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, nor, to Solstice's knowledge, is there any basis for any such charge, indictment or investigation.

          (e)   Neither Solstice nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, nor, to Solstice's knowledge, is there any basis for any such proceeding.

          (f)    Neither Solstice nor any of its Subsidiaries, nor any of their Affiliates, directors, officers and employees nor any other Person acting on behalf of any of them has made any offer, payment, promise to pay, or authorization for the payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything in value, which would cause Solstice or any of its Subsidiaries, or any of its or their Affiliates, directors, officers or employees or any other Person acting on behalf of any of them, to have violated or be in violation of the Foreign Corrupt Practices Act or any other similar Applicable Law.

        4.26    Export Control.

          (a)   Solstice and each of its Subsidiaries is and has been for the past five (5) years in material compliance with all Export Control Laws, including all applicable regulations pertaining to the disclosure of controlled technical information to foreign persons wherever located and/or the provision of access to such technical information by such foreign persons, and has maintained a program to facilitate such compliance, including training, technology assessment and classification, transaction screening, license compliance tracking, export clearance and recordkeeping measures. Neither Solstice nor any of its Subsidiaries has received any notice from any person alleging that Solstice or any of its Subsidiaries is not in compliance with, or has liability under, such Export Control Laws.

          (b)   Solstice and each of its Subsidiaries has obtained and complied in all material respects with all licenses, agreements, authorizations, license exceptions or exemptions required for their respective exports of articles or technology or provision of services.

          (c)   During the five (5) years prior to the date of this Agreement, neither Solstice nor any of its Subsidiaries has conducted or initiated any internal investigation, made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to known violation of Export Control Laws or failed to make any mandatory report or disclosure to any Governmental Authority pursuant to Export Control Laws.

        4.27    Ownership and Operations of the Company and Merger Subs.     Each of the Company and the Merger Subs was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. All of the issued and outstanding capital stock of the Company is owned beneficially and of record by Solstice, and all of the issued and outstanding capital stock or limited liability company interests, as applicable, of each Merger Sub are owned beneficially and of record by the Company.

        4.28    No Additional Representations.     Notwithstanding anything contained in this Agreement to the contrary, each Solstice Party acknowledges and agrees that no Glass Party nor any other Person has made or is making any representations or warranties relating to any Glass Party whatsoever, express or implied, beyond those expressly given by the Glass Parties in Article 5 hereof or given in any Letter of Transmittal or the Voting Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Glass Party furnished or made available to any Solstice Party or any of its Representatives. Without limiting the generality of the foregoing, each Solstice Party acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Solstice Party or any of its Representatives. No Solstice Party has relied on any representations or warranties relating to the Glass Parties in determining to enter into this Agreement, except as expressly given by the Glass Parties in Article 5 hereof or given in the Voting Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE GLASS PARTIES

        Except as set forth in the applicable section of the disclosure letter delivered by Glass to Solstice on the date of this Agreement (the "Glass Disclosure Letter") (it being agreed that any information disclosed in a section of the Glass Disclosure Letter with respect to a corresponding Section of this Agreement shall be deemed to have been disclosed with respect to any other Section of this Agreement to the extent the applicability thereto is reasonably apparent from the face of the disclosure), the Glass Parties, severally, and not jointly, hereby represent and warrant to Solstice as follows:

        5.1    Existence; Good Standing; Corporate Authority.     Each Glass Party is an entity duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation. Each Glass Party is duly qualified to do business as a foreign entity and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary (to the extent the "good standing" concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect. Each Glass Party has all requisite corporate (or comparable) power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the certificate of incorporation or formation, memorandum and articles of association, by-laws, operating agreement and similar formation or governing documents and instruments of each Glass Party (collectively, the "Glass Organizational Documents") previously made available to Solstice are true and correct and contain all amendments as of the date hereof.

        5.2    Authorization, Validity and Effect of Agreements.     Each Glass Party has the requisite corporate (or comparable) power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party. The consummation by each Glass Party of the Transactions has been duly authorized by all requisite corporate (or comparable) action on the part of such Glass Party, other than the adoption of this Agreement and the approval of the applicable Merger by the holders of the requisite majority of the issued and outstanding shares of capital stock of each Glass Party at a meeting duly called and held for such purpose, or the delivery of written consents or proxies in accordance with the Glass Stockholders Agreement and, in the case of Glass, the Companies Law (collectively, the "Required Glass Stockholder Approvals"). This Agreement constitutes the valid and legally binding obligation of each Glass Party, enforceable against such Glass Party in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        5.3    Capitalization.

          (a)   Section 5.3 of the Glass Disclosure Letter sets forth a description of the authorized capital stock of each Glass Party. The issued and outstanding equity interests of each Glass Party consist solely of equity interests set forth on Section 5.3 of the Glass Disclosure Letter, which are owned of record by the holder identified in Section 5.3 of the Glass Disclosure Letter and in the respective amounts set forth opposite the name of each such holder on Section 5.3 of the Glass Disclosure Letter. All such issued and outstanding equity interests (i) are duly authorized, validly issued, fully paid and non-assessable (as applicable) and free of preemptive rights (other than as set forth in the Glass Stockholders Agreement), (ii) were not issued in violation of the terms of any agreement or other understanding binding upon any Glass Party and (iii) were issued in compliance with the applicable Glass Organizational Documents and all applicable federal and state securities laws, rules and regulations. The Transactions, when consummated in accordance with the terms of this Agreement, will constitute a Realization Event (as defined the Glass Charter).

          (b)   Except as set forth in the Glass Stockholders Agreement or as described in the list delivered pursuant to Section 5.3(d), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, plans or commitments relating to the issuance of capital stock or other equity interests to which any Glass Party or any of its Subsidiaries is a party obligating any Glass Party or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of any Glass Party or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests).

          (c)   Except for the Glass Stockholders Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which any Glass Party or any of its Subsidiaries is a party or, to Glass's knowledge, otherwise with respect to the voting of the limited liability company interests or other equity interests of any Glass Party or any of its Subsidiaries.

          (d)   A complete and correct list of all outstanding Glass Options and any other awards granted under the Glass Equity Plans (including the grant date, the number of shares of Glass Stock, GB Stock and GB II Stock subject thereto, and exercise or purchase price (if any), the settlement date (if different than the vesting date(s)), the expiration date (if any) and any other individual terms not otherwise specified in the forms of award agreement) and the names of the holders thereof as of the date hereof has been made available to Solstice. Glass has made available to Solstice a copy of each Glass Equity Plan and the forms of awards agreement for grants of awards thereunder (and, where not included in such forms, a description of the terms and conditions of vesting (including any acceleration upon an acquisition, change in control or similar transaction) for each outstanding award). All outstanding Glass Options and other equity or equity-linked awards of any Glass Party have been granted pursuant to individual award agreements in the forms of award agreements made available to Solstice.

          (e)   Section 5.3(e) of the Glass Disclosure Letter sets forth a complete and correct list of all the outstanding Glass Profits Interests and the names of the holders thereof.

          (f)    The Allocation Schedule, when delivered to Solstice pursuant to Section 6.21, will set forth a true, correct and complete summary of the allocation of the shares of Company Common Stock pursuant to the Glass Mergers. Such allocation set forth on the Allocation Schedule will comply with the terms of the Glass Organizational Documents, the Glass Equity Plans, the Glass Profits Interests and any other equity or equity-linked award granted by any Glass Party or otherwise with respect to any shares of capital stock or other equity interests of any Glass Party.

        5.4    Subsidiaries.     Section 5.4 of the Glass Disclosure Letter sets forth a true and correct list of all of the Subsidiaries of each Glass Party, listing for each such Subsidiary its name, its jurisdiction of organization, its authorized capital stock or other equity interests, its authorized capital stock or other equity interests and the current and record beneficial owner of such shares or interest. Each such Subsidiary is duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate (or comparable) power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification (to the extent the "good standing" concept is applicable in the case of any jurisdiction outside the United States), except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect. All of the outstanding shares of capital stock or other securities of, or other ownership interests in, each such Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by a Glass Party free and clear of all Liens. There are no existing options, rights of first refusal, conversion rights, preemptive rights, calls, puts, commitments, arrangements or obligations of any character, including voting agreements, proxies or similar arrangements relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any such Subsidiary. No Glass Party directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Glass Parties and their respective Subsidiaries taken as a whole. The copies of each such Subsidiary's certificates of incorporation, by-laws and similar governing documents previously made available to Solstice are true and correct and contain all amendments as of the date hereof.

        5.5    No Violation.     No Glass Party nor any Subsidiary of any Glass Party is, or has received notice or is otherwise aware that it would be with the passage of time, in violation of any term, condition or provision of (a) the Glass Organizational Documents; (b) the certificate of incorporation, by-laws or comparable governing documents of any Subsidiary of any Glass Party, (c) any loan or credit agreement, note, bond, mortgage, indenture, Contract, agreement, joint venture, lease, license, franchise, Glass Permit or other instrument or (d) any Applicable Law, except, in the case of matters described in clauses (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect. The Glass Parties and their respective Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the "Glass Permits"), except where the failure so to hold would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect. The Glass Parties and their respective Subsidiaries are in compliance with the terms of the Glass Permits, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect. No investigation by any Governmental Authority with respect to any Glass Party or any of its Subsidiaries is pending or, to the knowledge of Glass, threatened other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect.

        5.6    No Conflict.

          (a)   Neither the execution and delivery by any Glass Party of this Agreement nor the consummation by any Glass Party of the Transactions in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the applicable Glass Organizational Documents; (ii) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the certificate of incorporation, by-laws or similar governing documents of any Subsidiary of any Glass Party; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of any Glass Party or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to any Glass Party or any of its Subsidiaries under any of the terms, conditions or provisions of, any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, Glass Permit, lease, Contract, agreement, joint venture or other instrument or obligation to which any Glass Party or any of its Subsidiaries is a party, or by which any Glass Party or any of its Subsidiaries or any of their properties is bound or affected; or (iv) contravene or conflict with or constitute a violation of any provision of any Applicable Laws, except, in the case of matters described in clauses (iii) or (iv), as would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect and except in the case of clause (iv) for the matters described in clauses (i) and (ii) of Section 5.6(b) below.

          (b)   Neither the execution and delivery by any Glass Party of this Agreement nor the consummation by such Glass Party of the Transactions in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than (i) the filings provided for in Article 2 and (ii) filings, consents, approvals and authorization required under applicable Antitrust Laws, the Exchange Act, the Securities Act or other applicable U.S. state securities and "blue sky" laws ((i) and (ii) collectively, the "Glass Regulatory Filings"), and listing on NASDAQ of the Company Common Stock to be issued pursuant to the Mergers, or pursuant to stock options or convertible or exchangeable securities of Solstice or any Glass Party, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the Mergers or otherwise prevent any Glass Party from performing its obligations under this Agreement and would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect.

          (c)   Other than as contemplated by Section 5.6(b), and except for the Required Glass Stockholder Approvals, no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the Transactions to provide for the continuation in full force and effect of all Glass Material Contracts or for Glass to consummate the Transactions, except where the failure to receive such consents, assignments, waivers, authorizations or other certificates would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect.

        5.7    Financial Statements.

          (a)   Section 5.7(a) of the Glass Disclosure Letter sets forth the following financial statements (the "Glass Financial Statements"): (i) the audited consolidated balance sheet of Glass and its Subsidiaries as of December 31, 2016 and as of December 31, 2015, and the related statements of income, changes in equity and cash flows for the years ending December 31, 2016 and December 31, 2015 and (ii) the unaudited consolidated balance sheet of Glass and its Subsidiaries as of March 31, 2017, and the related unaudited statements of operations and cash flows, respectively, for the three-month period ended on such date (the "Glass Most Recent Unaudited Financial Statements"). Each of the Glass Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of Glass and its Subsidiaries as of its respective date and the consolidated results of operations and stockholders' equity, or cash flows, as the case may be, of Glass and its Subsidiaries for the period covered thereby, subject, in the case of the Glass Most Recent Unaudited Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments which are, in the aggregate, not material.

          (b)   The financial books and records of the Glass Parties and their respective Subsidiaries have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of the Glass Parties and their respective Subsidiaries and (ii) all transactions of the Glass Parties and their respective Subsidiaries, including all transactions between any Glass Party or any of its Subsidiaries, on the one hand, and any holder of any Glass Party, on the other hand. Glass has not received any advice or notification from its independent accountants that any Glass Party has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of any Glass Party or any of its Subsidiaries any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

          (c)   Except as reflected in the Glass Most Recent Unaudited Financial Statements, no Glass Party nor any Subsidiary of any Glass Party has any liabilities of any nature (whether accrued, contingent, absolute or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of any Glass Party or in the notes thereto prepared in accordance with GAAP consistently applied, except for liabilities that may have arisen in the ordinary course of business since March 31, 2017 and which are not, and would not reasonably be expected to have, a Glass Material Adverse Effect.

        5.8    Litigation.     There are no actions, suits or proceedings pending against any Glass Party or any of its Subsidiaries or, to Glass's knowledge, threatened against any Glass Party or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, that would reasonably be expected to have, individually or in the aggregate, a Glass Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against any Glass Party or any of its

Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect.

        5.9    Absence of Certain Changes.     Since December 31, 2016, each of the Glass Parties and their respective Subsidiaries has conducted its business in the ordinary course consistent with past practice, and there has not been any event that has had or would be reasonably expected to have, individually or in the aggregate, a Glass Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2016, no Glass Party nor any of their respective Subsidiaries has taken any action (or has failed to take any action) that would require the consent of Solstice under Section 6.2 if taken (or failed to be taken) after the date of this Agreement and prior to the Effective Time.

        5.10    Taxes.

          (a)   Each of the Glass Parties and their respective Subsidiaries is classified as set forth in Section 5.10(a) of the Glass Disclosure Letter for all U.S. federal and applicable state income Tax purposes.

          (b)   Each of the Glass Parties and each of their respective Subsidiaries has properly filed on a timely basis all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Except as would not reasonably be expected to have, individually or in the aggregate, a Glass Material Adverse Effect, each of the Glass Parties and each of their respective Subsidiaries has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. Except as would not reasonably be expected to have, individually or in the aggregate, a Glass Material Adverse Effect, the unpaid Taxes of each of the Glass Parties and their respective Subsidiaries (A) for taxable periods through the date of the most recent balance sheet included in the Glass Financial Statements (or, in the case of the Glass Corporate Members, the most recent balance sheet included in the financial books and records of such Glass Corporate Member) do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on such most recent balance sheet and (B) for taxable periods through the Closing Date, will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. All material unpaid Taxes of each of the Glass Parties and their respective Subsidiaries for all taxable periods commencing after the date of the most recent balance sheet included in the Glass Financial Statements (or, in the case of the Glass Corporate Members, the most recent balance sheet included in the financial books and records of such Glass Corporate Member) arose in the ordinary course of business.

          (c)   All material Taxes that the Glass Parties or any of their respective Subsidiaries is or was required by Applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Authority, and each of the Glass Parties and each of their respective Subsidiaries has complied with all information reporting and backup withholding requirements in all material respects, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

          (d)   Neither Glass nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Glass. At all times since January 1, 2012, none of the Glass Corporate Members nor any of their respective Subsidiaries is or has been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns. With the exceptions of customary commercial leases or contracts that are not primarily related to Taxes entered into in the ordinary course of business and liabilities thereunder, none of the Glass Parties nor any of their respective Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Glass Parties or any of their respective Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, other than the Glass Organizational Documents or similar documents with respect to Subsidiaries of the Glass Parties.

          (e)   Glass has made available to Solstice (i) complete and correct copies of all private letter rulings, material closing agreements, material settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of any of the Glass Parties or any of their respective Subsidiaries relating to Taxes for all taxable periods ending on or after December 31, 2011, and (ii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of any of the Glass Parties or any of their respective Subsidiaries.

          (f)    No examination, suit, proceeding, investigation or audit or other similar action of or relating to any material Tax Return of any of the Glass Parties or any of their respective Subsidiaries by any Governmental Authority is currently in progress or, to the knowledge of the Glass Parties, threatened or contemplated. No deficiencies for material Taxes of any of the Glass Parties or any of their respective Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority. None of the Glass Parties nor any of their respective Subsidiaries has been informed in writing by any jurisdiction in which such Glass Party or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that such Glass Party or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction with respect to Taxes that would be subject of such Tax Return. None of the Glass Parties nor any of their respective Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

          (g)   None of the Glass Parties nor any of their respective Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) in connection with the Transactions.

          (h)   None of the Glass Parties nor any of their respective Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax law) due to a change in method of accounting made prior to Closing, (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law) that arose prior to Closing, (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) prepaid amount received prior to the Closing, or (vi) any election made pursuant to Section 108(i) of the Code prior to the Closing.

          (i)    None of the Glass Parties nor any of their respective Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

          (j)    None of the Glass Parties nor any of their respective Subsidiaries (nor any of their predecessors) has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of any of the Glass Parties or any of their respective Subsidiaries been distributed, in a transaction to which Section 355 or Section 361 of the Code applies in the two years prior to the date of this Agreement.

          (k)   There are no material liens or other encumbrances with respect to Taxes upon any of the assets of any of the Glass Parties or any of their respective Subsidiaries, other than with respect to Taxes not yet due and payable.

          (l)    None of the Glass Parties nor any of their respective Subsidiaries is a stockholder in a "passive foreign investment company" within the meaning of Section 1297 of the Code.

          (m)  None of the Glass Parties nor any of their respective Subsidiaries has engaged in a "reportable transaction" as set forth in Treasury Regulation Section 1.6011-4(b) or a "listed transaction" as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local law. Each of the Glass Parties and each of their respective Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (n)   None of the Glass Parties nor any of their respective Subsidiaries has taken any action, has failed to take any action, or knows of any fact or circumstance that, in each case, could reasonably be expected to prevent (i) the Solstice Merger from qualifying as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other Mergers, qualifies as a transfer of property to the Company described in Section 351 of the Code, .or (ii) the Cayman Merger, taken together with the other Mergers, from qualifying as a transfer of property to the Company described in Section 351 of the Code. None of the Glass Parties nor any of their respective Subsidiaries has any plan or intention to cause or permit the Company to liquidate, merge, transfer all or substantially all of the assets of, or otherwise dissolve Solstice Surviving Corporation, Glass Surviving Corporation or GB Surviving Entity.

        5.11    Employee Benefit Plans.

          (a)   Section 5.11(a) of the Glass Disclosure Letter sets forth a list of each material Glass Plan. "Glass Plans" means all employee or director benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case whether or not such plan is subject to ERISA), any employment, individual consulting or other compensation agreements and any bonus, incentive, equity or equity-based compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, retirement, salary continuation, disability plan, health or life insurance or fringe benefit plan, program or agreement, in each case that are sponsored, maintained or contributed to by any Glass Party or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of any Glass Party or its Subsidiaries or to which any Glass Party or any of its Subsidiaries has any obligation or liability (contingent or otherwise), directly or through ERISA Affiliates; provided, however, that Glass Plans shall not include any Glass Foreign Plan or any Multiemployer Plan. For purposes of this Agreement, (x) individual employment offer letters, employment agreements, severance arrangements or other individually negotiated compensation arrangements shall be deemed to be "material" Glass Plans only if they are not terminable on less than 60 days' notice or they require payment of severance payments in excess of $50,000 upon any termination of employment; and (y) the term "Glass Foreign Plan" shall refer to each material plan, program or Contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Glass Plan had it been a United States plan, program or Contract. With respect to each material Glass Plan, Glass has made available to

  Solstice a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Glass Plan, including all plan documents, trust agreements, and other funding vehicles; (ii) the most recent annual report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any, and (vi) the most recent determination, opinion or advisory letter from the Internal Revenue Service, if any. Glass has made available to Solstice a copy of each material Glass Foreign Plan or summaries of the material terms thereof.

          (b)   With respect to each Glass Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Glass Plans"), the Internal Revenue Service has issued a favorable determination, opinion, or advisory letter with respect to such Qualified Glass Plan and the related trust that has not been revoked, and to the knowledge of Glass, no circumstances exist and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Glass Plan or the related trust.

          (c)   All material contributions required to be made to any Glass Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Glass Plan, before the date of this Agreement, have been made or paid in full in all material respects on or before the final due date thereof.

          (d)   The Glass Parties and their respective Subsidiaries have complied, and to the knowledge of Glass are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Glass Plans. To the knowledge of Glass, each Glass Plan has been operated in material compliance with its terms. No Glass Party nor any of its ERISA Affiliates maintains, contributes to, or has or has had any liability with respect to any employee benefit plan subject to Title IV or Section 302 of ERISA (including any Multiemployer Plan). No Glass Plan subject to ERISA holds securities issued by any Glass Party, any of its Subsidiaries, or its ERISA Affiliates.

          (e)   Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or in connection with and during a limited period in which severance is paid (not to exceed two years), no Glass Party nor any of its Subsidiaries has promised or provided life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          (f)    Neither the execution and delivery of this Agreement, shareholder approval of the Transactions, nor the consummation of the Transactions, either alone or in combination with another event, will result in, cause the accelerated vesting, funding of any amounts to a rabbi trust or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of any Glass Party or any of its Subsidiaries. No Glass Party nor any of its Subsidiaries is a party to, nor is any Glass Party or any of its Subsidiaries otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Applicable Law relating to Tax).

          (g)   There are no pending or to the knowledge of Glass threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Glass Plans or any Glass Foreign Plan, any fiduciaries thereof with respect to their duties to the Glass Plans or the assets of any of the trusts under any of the Glass Plans which would reasonably be expected to result in any material liability of any Glass Party or any of its Subsidiaries to any Glass Plan, the United States Department of Treasury, the United States Department of Labor, or any current or former participants of such Glass Plans.

          (h)   Each Glass Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) or 457A of the Code and any award thereunder, in each case that is subject to Section 409A or 457A of the Code, has been operated in compliance in all material respects with Section 409A and, where applicable, 457A of the Code.

          (i)    All material Glass Foreign Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable legal requirements; (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment in all material respects; and (iii) if they are required to be funded and/or book-reserved are so funded and/or book reserved, as applicable, in all material respects.

        5.12    Labor Matters.

          (a)   No Glass Party nor any of its Subsidiaries is a party to, or bound by, or as of the date of this Agreement negotiating, any Collective Bargaining Agreement, nor are the employees of any Glass Party or any of its Subsidiaries covered by any works council, employee representative agreement or information or consultation agreement. There is no material labor strike, slowdown, work stoppage or lockout pending or, to the knowledge of Glass, threatened against any Glass Party or any of its Subsidiaries, and no Glass Party nor any of its Subsidiaries has experienced any material labor dispute since December 31, 2014. To the knowledge of Glass, there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of any Glass Party or any of its Subsidiaries, and there have not been any such material organizational efforts since December 31, 2014.

          (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Glass Material Adverse Effect, (i) since December 31, 2014, the Glass Parties and their respective Subsidiaries have been in compliance with any (A) Applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such law respecting employment discrimination, employee classification, workers' compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, and (B) employment agreement or other agreement establishing terms of employment; and (ii) no claims, controversies, investigations, audits or suits are pending or, to the knowledge of Glass, threatened in writing, with respect to such laws or agreements, either by private individuals or by Governmental Authorities. No Glass Party nor any of its Subsidiaries has incurred, and no circumstances exist under which a Glass Party or any of its Subsidiaries is reasonably likely to incur, any material liability (contingent or otherwise) arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.

        5.13    Environmental Matters.     Except as would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect: (a) each Glass Party and each of its Subsidiaries are and have been in compliance in all respects with all applicable Environmental Laws; (b) each Glass Party and each of its Subsidiaries have obtained all Environmental Permits necessary for their operations as currently conducted and are in compliance with all such Environmental Permits, have applied for issuance or reissuance of Environmental Permits in a timely fashion, and have no knowledge of any reason that would preclude renewal, issuance or reissuance of Environmental Permits; (c) there are no Environmental Claims pending or, to the knowledge of Glass, threatened against any Glass Party or any of its Subsidiaries; (d) none of the Glass Parties nor any of their respective Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Authority or third party imposing any liability or obligation on any Glass Party or any of its Subsidiaries under any Environmental Law; (e) none of the Glass Parties nor any their respective Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that would reasonably be expected to form the basis of any Environmental Claim against, or any liability under any Environmental Law on, any Glass Party or any of its Subsidiaries; and (f) Glass has made available to Solstice copies of any environmental assessments, reports, audits, studies, analyses, tests or monitoring possessed by, or reasonably available to, any Glass Party or any of its Subsidiaries pertaining to compliance with, or liability under, Environmental Laws relating to any Glass Party or any of its Subsidiaries, the Glass Facilities, any real property formerly owned, leased or operated by any Glass Party or any of its Subsidiaries.

        5.14    Intellectual Property.

          (a)   Section 5.14(a) of the Glass Disclosure Letter lists all Glass Registrations, in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, as applicable. To Glass's knowledge, all assignments of Glass Registrations to any Glass Party or any of its Subsidiaries have been properly executed and recorded, except for such deficiencies as would not materially affect the enforceability thereof. To Glass's knowledge, all issuance, renewal, maintenance and other payments that are or have become due with respect to the Glass Registrations have been timely paid by or on behalf of the relevant Glass Party or Subsidiary thereof.

          (b)   To Glass's knowledge, no action or proceeding is pending or threatened in which any Person is challenging the validity, enforceability, registration, ownership, or use of any Glass Registrations (excluding, for the avoidance of doubt, office actions issued by a Governmental Authority with respect to applications for Glass Registrations).

          (c)   There are no third party joint owners of any Glass Registrations, and a Glass Party or one of its Subsidiaries is the sole and exclusive owner of all Glass Registrations.

          (d)   Neither the execution and delivery by any Glass Party of this Agreement nor the consummation by such Glass Party of the Transactions in accordance with the terms hereof will result in the loss, termination, or impairment of any rights in the Glass Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect.

          (e)   The Glass Parties and their respective Subsidiaries have taken commercially reasonable measures to maintain in confidence and protect the proprietary nature of all material trade secrets and confidential information comprising a part of the Glass Intellectual Property. To Glass's knowledge, there has been no: (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of any Glass Party or any of its Subsidiaries, or (ii) breach of any Glass Party's or any of its Subsidiaries' security or information privacy procedures, in each case which, individually or in the aggregate, would reasonably be expected to have a Glass Material Adverse Effect.

          (f)    To Glass' knowledge, (i) no Glass Party nor any of their respective Subsidiaries is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property of any third party, and (ii) no Person (including any current or former employee or consultant of any Glass Party or any of its Subsidiaries) is infringing, diluting, misappropriating, or otherwise violating any of the Glass Owned Intellectual Property. Section 5.14(f) of the Glass Disclosure Letter lists any written complaint, claim or notice, or written threat of any of the foregoing (including any written notification that a license under any patent is or may be required), that to Glass's knowledge, has been received by any Glass Party or any of its Subsidiaries in the past two (2) years alleging (or requesting or demanding indemnification for) any such infringement, violation or misappropriation of third party intellectual property.

          (g)   None of the Glass Parties and their respective Subsidiaries, nor any of their employees, has licensed, distributed or disclosed the source code, other than as required by Open Source

  Material license agreements, for any Software included in the products or services offered by any Glass Party or any of its Subsidiaries, or other confidential information constituting, embodied in or pertaining to such Software (collectively, "Glass Source Code") to any person, other than escrow agents, and third party contractors engaged by or on behalf of the Glass Parties or their respective Subsidiaries to develop, modify, maintain or otherwise work with the Glass Source Code, which contractors are contractually obligated to maintain the confidentiality of the Glass Source Code, and the Glass Parties and their respective Subsidiaries have taken commercially reasonable physical and electronic security measures to prevent disclosure of such Glass Source Code. To Glass's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the Transactions, result in the disclosure or release of Glass Source Code by any Glass Party, any of its Subsidiaries or escrow agent(s) or any other person to any third party.

          (h)   Other than commercially reasonable protections against unauthorized use, to Glass's knowledge, the products and services offered by any Glass Party or any of its Subsidiaries, and the Software and internal computer systems used by any Glass Party or any of its Subsidiaries do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to materially impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

          (i)    Each employee of any Glass Party or any of their respective Subsidiaries and each independent contractor of any Glass Party or any of their respective Subsidiaries who has contributed to the development of material Intellectual Property on behalf of any Glass Party or any of their respective Subsidiaries has executed a valid and binding written agreement assigning such Intellectual Property to or otherwise vesting ownership of such Intellectual Property in any Glass Party or its relevant Subsidiary. All of the agreements referenced in the preceding sentence will continue to be in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect immediately prior to the Effective Time.

          (j)    To Glass's knowledge, no material support, funding, resources or assistance from any Governmental Authority has been received by any Glass Party or any of their respective Subsidiaries during the six years prior to the date of this Agreement in connection with the development, design, testing, modification, manufacture, use, sale, reproduction, marketing, distribution, support or maintenance of any of the products or services offered, or contemplated to be offered, by any Glass Party or any of their respective Subsidiaries. The Glass Parties and their respective Subsidiaries are in material compliance with all of the applicable terms of any such support, funding, resources or assistance, and are in material compliance with all Applicable Laws in connection therewith, including in respect of Patent Rights arising out of, relating to, or developed in connection with any such support, funding, resources or assistance.

        5.15    Title to Properties.

          (a)   No Glass Party nor any of its Subsidiaries owns any real property.

          (b)   Glass or one of its Subsidiaries has a good and valid leasehold interest in all real property leased or purported to be leased, or otherwise occupied or permitted to be occupied, by any Glass Party or any of its Subsidiaries, whether as sublessor, tenant, subtenant or otherwise (the "Glass Leased Real Property" and the lease, sublease or other occupancy agreement, the "Glass Real Property Leases"). Section 5.15(b) of the Glass Disclosure Letter sets forth a complete and accurate list of all Glass Leased Real Property, the location of the premises and each document comprising the Glass Real Property Leases, including all amendments thereto and guarantees thereof. No Glass Party nor any Subsidiary thereof has assigned, transferred, conveyed, mortgaged, deeded in trust or otherwise encumbered any interest in the leasehold or subleasehold. All Glass Leased Real Property is supplied with utilities and other services necessary for the operation of said facilities as currently operated. Each Glass Real Property Lease is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect, and will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing.

          (c)   Glass or one of its Subsidiaries owns or leases all of the material personal property reflected on the most recent balance sheet included in the Glass Financial Statements, free and clear of all Liens, except to the extent disposed of in the ordinary course of business since the date of such balance sheet. The Glass Parties and their respective Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests or other comparable contractual rights in, all material tangible properties and assets, real, personal and mixed, necessary for the conduct of their respective businesses, free and clear of all Liens.

          (d)   To the knowledge of Glass, the Glass Leased Real Property and the equipment of the Glass Parties and their respective Subsidiaries used in the operations of their respective businesses are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (v) free from any material defects or deficiencies.

        5.16    Insurance.     The Glass Parties and their respective Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

        5.17    No Brokers.     No Glass Party nor any Subsidiary thereof has entered into any Contract with any person which may result in the obligation of any Glass Party, any Subsidiary thereof, the Company or Solstice to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions, except that Glass has retained Guggenheim Partners to provide financial advice with respect to the Transactions. Glass' arrangements with such investment banks have been disclosed in writing to Solstice prior to the date hereof.

        5.18    Solstice Stock Ownership.     No Glass Party nor any Subsidiary thereof owns any shares of capital stock of Solstice or any other securities convertible into or otherwise exercisable to acquire capital stock of Solstice. No Glass Party or any of their "affiliates" or "associates" is, or any time during the last three (3) years has been, an "interested stockholder" of Solstice as such terms are defined in Section 203 of the DGCL.

        5.19    Glass Party Board Recommendations.     The Board of Directors of each Glass Party has, by unanimous written consent of directors, and not subsequently rescinded or modified: (i) approved this Agreement and the Transactions; (ii) determined that, as of the date of this Agreement, this Agreement and the Transactions, including the applicable Merger, are in the best interests of its members or stockholders (as applicable) and declared the advisability of this Agreement; and (iii) recommended that such members or stockholders (as applicable) vote to adopt this Agreement and approve the applicable Glass Merger and directed that such matters be submitted for approval at a meeting of the members or stockholders of such Glass Party.

        5.20    Vote Required.     The Required Glass Stockholder Approvals are the only votes of the holders of any class or series of capital stock of any Glass Party necessary to approve this Agreement, the Glass Mergers and the Transactions.

        5.21    Certain Approvals.     No Takeover Law or anti-takeover provision in the Glass Organizational Documents is applicable to the Transactions or this Agreement. No Glass Party is a party to any "stockholder rights plan" or similar anti-takeover plan or device.

        5.22    Relationships with Related Parties.

          (a)   No officer, director, or record or beneficial owner of more than 5% of the equity interests of any Glass Party or any of its Subsidiaries nor any Affiliate of any of the foregoing (b) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of any Glass Party or any of its Subsidiaries as currently conducted or contemplated to be conducted or (c) is a party to any Contract (except for Glass Plans) with any Glass Party or any of its Subsidiaries, including with respect to compensation or remuneration to be paid to such officer, director, record or beneficial owner of more than 5% of the equity interests in any Glass Party, or Affiliate in connection with this Agreement or the Transactions.

          (b)   Except as set forth in Section 5.22(b) of the Glass Disclosure Letter, none of the Glass Parties nor any their respective Subsidiaries is indebted, directly or indirectly, to any Person who is an Affiliate, record or beneficial owner of more than 5% of the equity interests of any Glass Party, officer or director of any Glass Party or any of its Subsidiaries in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses, nor is any such Affiliate, record or beneficial owner of more than 5% of the equity interests of any Glass Party, officer or director indebted to any Glass Party or any of its Subsidiaries, except for advances made to employees of any Glass Party or any of its Subsidiaries in the ordinary course of business consistent with past practice to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.

        5.23    Internal Controls.

          (a)   The Glass Parties maintain a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (b)   Since December 31, 2014, no Glass Party has identified or been made aware of any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the ability of any Glass Party to record, process, summarize and report financial information of the Glass Parties and their respective Subsidiaries on a consolidated basis.

          (c)   None of the Glass Parties and their respective Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract or arrangement relating to any transaction, arrangement or relationship between or among any Glass Party or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving any Glass Party or any of its Subsidiaries in Glass's consolidated financial statements.

        5.24    Certain Contracts.

          (a)   Section 5.24(a) of the Glass Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all Glass Material Contracts. As used in this Agreement, "Glass Material Contract" means (i) any Contract pursuant to which any Glass Party or any of its Subsidiaries is reasonably likely to spend, in the aggregate, more than $500,000 with respect to any such Contract during the current fiscal year or during the next fiscal year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, any Glass Party or any of its Subsidiaries from freely engaging in any business material to the Glass Parties and their respective Subsidiaries, taken as a whole, anywhere in the world, (iii) any Contract to which any Glass Party or any of its Subsidiaries is a party involving research, development or the license of any Glass Intellectual Property (other than non-exclusive licenses of Glass Intellectual Property made in the ordinary course of business), (iv) any Contract to which any Glass Party or any of its Subsidiaries is a party granting a right of first refusal, or right of first offer or comparable right with respect to any material Glass Intellectual Property, (v) any Contract to which any Glass Party or any of its Subsidiaries is a party relating to a material joint venture, partnership or other material arrangement involving a sharing of profits, losses, costs or liabilities with another person, (vi) any Contract which would be binding on an Affiliate of any Glass Party (other than one of its Subsidiaries) or Solstice or an Affiliate of Solstice and (vii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as it would be applicable to any Glass Party if it were an SEC reporting company). Glass has made available to Solstice a complete and accurate copy of each Glass Material Contract. Each Glass Material Contract is in full force and effect and is enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law). None of the Glass Parties and their respective Subsidiaries nor, to Glass's knowledge, any other party to any Glass Material Contract is in material violation of or in material default under (nor does there exist any condition, which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under), nor will the consummation of the Transactions result in any material violation of or material default under (x) any loan or credit agreement, note, bond, mortgage or indenture to which it is a party or by which it or any of its properties or assets is bound or (y) any Glass Material Contract.

          (b)   Section 5.24(b) of the Glass Disclosure Letter sets forth a complete and accurate list of each agreement to which any Glass Party or any of its Subsidiaries is a party or bound with any Affiliate of any Glass Party (other than any person that is a Glass Party or a direct or indirect wholly-owned Subsidiary of a Glass Party). Complete and accurate copies of all the agreements listed in Section 5.24(b) of the Glass Disclosure Letter have heretofore been made available to Solstice. None of the Glass Parties and their respective Subsidiaries has entered into any transaction with any Affiliate of any Glass Party or any of its Subsidiaries (other than any person that is a Glass Party or a direct or indirect wholly-owned Subsidiary of a Glass Party) that would be subject to disclosure pursuant to Item 404 of Regulation S-K as it would be applicable to any Glass Party if it were an SEC reporting company, other than the transactions set forth on Section 5.24(b) of the Glass Disclosure Letter.

          (c)   There is no non-competition or other similar agreement, commitment, judgment, injunction or order to which any Glass Party or any of its Subsidiaries is a party or is subject that has or would reasonably be expected to result in the effect of prohibiting or impairing the conduct of the business of any Glass Party or any of its Subsidiaries as currently conducted. None of the Glass Parties and their respective Subsidiaries has entered into (or is otherwise bound by) any agreement under which it is now, or following the Effective Time Solstice or any of Solstice's Affiliates (including the Glass Parties and their respective Subsidiaries) would be, restricted from selling, licensing or otherwise distributing any of their respective technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business, provided, that the foregoing shall not include any obligations of Solstice or any of Solstice's

  Affiliates solely arising under agreements entered into prior to the Effective Time by Solstice or any of Solstice's Affiliates (excluding the Glass Parties and their respective Subsidiaries).

          (d)   None of the Glass Parties and their respective Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Intellectual Property of Solstice or any of Solstice's Affiliates (excluding any Glass Party or any of their respective Subsidiaries) following the Closing, provided, that the foregoing shall not include any obligations of Solstice or any of the Solstice's Affiliates arising solely under agreements entered into prior to the Effective Time by Solstice or any of Solstice's Affiliates (excluding the Glass Parties and their respective Subsidiaries).

        5.25    Foreign Corrupt Practices Act.     Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect, as of the date of this Agreement:

          (a)   In connection with the Glass Parties' and their respective Subsidiaries' compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

          (b)   No Governmental Authority has notified any Glass Party or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other similar Applicable Law.

          (c)   None of the Glass Parties and their respective Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Authority and relating to any Glass Party's or any of its Subsidiaries' compliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, and to Glass's knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a Governmental Authority.

          (d)   None of the Glass Parties and their respective Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Glass's knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law nor, to Glass's knowledge, is there any basis for any such charge, indictment or investigation.

          (e)   None of the Glass Parties and their respective Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law nor, to Glass's knowledge, is there any basis for any such proceeding.

          (f)    No Glass Party or any Subsidiary thereof, nor any of their Affiliates, stockholders, members, directors, officers and employees nor any other Person acting on behalf of any of them has made any offer, payment, promise to pay, or authorization for the payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything in value, which would cause any Glass Party or any of its Subsidiaries, or any of its or their Affiliates, stockholders, members, directors, officers or employees or any other Person acting on behalf of any of them, to have violated or be in violation of the Foreign Corrupt Practices Act or any other similar Applicable Law.

        5.26    Export Control.

          (a)   Each of the Glass Parties and their respective Subsidiaries is and has been for the past five (5) years in material compliance with all Export Control Laws, including all applicable regulations pertaining to the disclosure of controlled technical information to foreign persons wherever located and/or the provision of access to such technical information by such foreign persons, and has maintained a program to facilitate such compliance, including training, technology assessment and classification, transaction screening, license compliance tracking, export clearance and recordkeeping measures. None of the Glass Parties and their respective Subsidiaries has received any notice from any person alleging that any Glass Party or any of its Subsidiaries is not in compliance with, or has liability under, such Export Control Laws.

          (b)   Each of the Glass Parties and their respective Subsidiaries has obtained and complied in all material respects with all licenses, agreements, authorizations, license exceptions or exemptions required for their respective exports of articles or technology or provision of services.

          (c)   During the five (5) years prior to the date of this Agreement, none of the Glass Parties and their respective Subsidiaries has conducted or initiated any internal investigation, made any mandatory or voluntary disclosure, declined to make a voluntary disclosure with respect to known violation of Export Control Laws or failed to make any mandatory report or disclosure to any Governmental Authority pursuant to Export Control Laws.

        5.27    No Additional Representations.     Notwithstanding anything contained in this Agreement to the contrary, each Glass Party acknowledges and agrees that no Solstice Party nor any other Person has made or is making any representations or warranties relating to any Solstice Party whatsoever, express or implied, beyond those expressly given by the Solstice Parties in Article 4 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding any Solstice Party furnished or made available to any Glass Party or any of its Representatives. Without limiting the generality of the foregoing, each Glass Party acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Glass Party or any of its Representatives. No Glass Party has relied on any representations or warranties relating to any Solstice Party in determining to enter into this Agreement, except as expressly given by the Solstice Parties in Article 4 hereof.

ARTICLE 6

COVENANTS

        6.1    Conduct of Solstice's Businesses.

          (a)   During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement in accordance with Article 8 (the "Pre-Closing Period"), except as expressly set forth in the Solstice Disclosure Letter or as expressly required or permitted by any other provision of this Agreement, unless Glass has consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), each Solstice Party shall, and each shall cause each of its Subsidiaries to, conduct its operations in the ordinary course and shall use its reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them.

          (b)   Without limiting anything in Section 6.1(a), during the Pre-Closing Period, except as expressly set forth in the Solstice Disclosure Letter or as expressly required or permitted by any other provision of this Agreement, unless Glass has consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), no Solstice Party shall, and each shall cause its Subsidiaries not to:

              (i)  amend its certificate of incorporation, by-laws or comparable organizational documents or effect any split or reverse split of any of its shares of capital stock or other equity interests;

             (ii)  (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights or upon the settlement of restricted stock units in each case existing on the date hereof, issue any shares of its capital stock or other equity securities (including under the New Equity Plan) (other than to Solstice or one of its wholly-owned Subsidiaries) except for grants to new hires in the ordinary course of business of Solstice Restricted Shares or Solstice RSUs; (B) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock except for grants to new hires in the ordinary course of business of Solstice Restricted Shares or Solstice RSUs (including under the New Equity Plan); (C) increase any compensation or benefits of employees, officers, or directors, except for non-material increases in compensation and benefits in the ordinary course of business consistent with past practice, or enter into or amend any employment, severance, change in control, retention, or similar plans, arrangements or agreements with any of its present or future officers or directors, except (1) offer letters that do not provide for severance or notice of termination with new employees consistent with past practice or (2) amendments to the extent required by Applicable Law, or (D) adopt any plan, program, policy, agreement or other arrangement that, if in existence on the date hereof would have constituted a Solstice Plan (including any stock option, stock benefit or stock purchase plan) or amend (except to the extent required by Applicable Law) any existing Solstice Plan in any material respect, or (E) enter into, amend, modify or terminate any Collective Bargaining Agreement;

            (iii)  (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (except for dividends and distributions from Subsidiaries of Solstice to Solstice or any of its Subsidiaries) or (B) except to the extent otherwise permitted pursuant to Section 6.1(b)(ii), redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

            (iv)  sell, lease, encumber or otherwise dispose of (by merger or otherwise), or enter into a contract to sell, lease, encumber or otherwise dispose of (by merger or otherwise), any of its tangible assets (including capital stock of Subsidiaries) or properties, except for (A) sales of inventory or products in the ordinary course of business and (B) sales of surplus or obsolete equipment;

             (v)  sell, assign, transfer, license, abandon, permit to lapse, or otherwise dispose of any Solstice Intellectual Property, except for (i) non-exclusive licenses in the ordinary course of business, and (ii) the abandonment in the ordinary course of business of Solstice Registrations that are not material to the business of Solstice or any of its Subsidiaries and that are reasonably determined by Solstice to be no longer economical to maintain;

            (vi)  enter into any joint venture outside of the ordinary course of business, enter into any partnership or make any election to treat any venture with a third party as a partnership, make or commit to make capital expenditures, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities, except that Solstice and its Subsidiaries may make and commit to make capital expenditures and such acquisitions that do not involve payments by it and its Subsidiaries that, in the aggregate, exceed (x) amounts set forth in the Solstice capital expenditures budget provided to the Glass Parties prior to the date hereof or (y) $500,000 in the aggregate;

           (vii)  except as may be required as a result of a change in Applicable Law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (viii)  fail to use their reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

            (ix)  except as otherwise permitted by Section 6.18, settle, or agree to settle any action, suit, litigation, investigation or proceeding pending or threatened before any arbitrator, court or other Governmental Authority for settlement amounts in excess of $250,000 individually or $1,000,000 in the aggregate;

             (x)  waive, release or assign any claims or rights having a value in excess of $250,000 individually or $1,000,000 in the aggregate;

            (xi)  make or change any material Tax election, change an annual accounting period, file any amended income or other material Tax Return except as required by Applicable Law, enter into any closing agreement with respect to a material amount of Taxes, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a material refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any material amount of Taxes;

           (xii)  (A) incur any Indebtedness for borrowed money in excess of $1,000,000 in the aggregate, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of Solstice or any of its Subsidiaries in connection with any Indebtedness thereof, or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Solstice or any of its Subsidiaries and other than for cash management purposes in the ordinary course of business;

          (xiii)  except in the ordinary course of business, enter into, amend, modify, extend or terminate any Solstice Material Contact, or waive any rights or claims thereunder;

          (xiv)  subject to Sections 6.3, 6.5 and 6.8, take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the parties hereto to (1) obtain any consent, authorization, order or approval of any Governmental Authority or the expiration of any applicable waiting period required to consummate the Transactions or (2) consummate the Transactions;

            (xv)  cause the acceleration of rights, benefits or payments under any Solstice Plans other than any such acceleration resulting from the consummation of the Transactions and the transactions expressly provided for herein under the terms of the Solstice Plans as of the date hereof;

          (xvi)  except in the ordinary course of business, enter into forward sales contracts, fixed price contracts, fixed price swaps, collars, options or other hedging arrangements, except as permitted by such programs currently in effect and approved by Solstice's Board of Directors as of the date hereof;

         (xvii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Solstice or any of its Subsidiaries (other than the Transactions and the Mergers and other than a merger among wholly-owned Subsidiaries of Solstice), or enter into any agreement with respect to the voting of its capital stock or other securities held by Solstice or any of its Subsidiaries; or

        (xviii)  agree in writing to take any of the foregoing actions;

  provided, however, that, notwithstanding any other provision of this Agreement, prior to the Closing, neither party shall manage or interfere with the other party's conduct of business in the ordinary course.

        6.2    Conduct of the Glass Parties' Businesses.

          (a)   During the Pre-Closing Period, except as expressly set forth in the Glass Disclosure Letter or as expressly required or permitted by any other provision of this Agreement, unless Solstice, has consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), each Glass Party shall, and each shall cause each of its Subsidiaries to, conduct its operations in the ordinary course and use its reasonable best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them.

          (b)   Without limiting anything in Section 6.2(a), during the Pre-Closing Period, except as expressly set forth in the Solstice Disclosure Letter or as expressly required or permitted by any other provision of this Agreement, unless Solstice has consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), no Glass Party shall, and each shall cause its Subsidiaries not to:

              (i)  amend its certificate of incorporation, by-laws or comparable organizational documents or effect any split or reverse split of any of its shares of capital stock or other equity interests;

             (ii)  (A) except pursuant to the exercise of settlement of any equity awards and other contractual rights in each case existing on the date hereof, issue any shares of capital stock or other equity interests (other than to a Glass Party or one of their wholly-owned Subsidiaries); (B) grant, confer or award any option, warrant, conversion right or other right to acquire any Glass Shares or shares of capital stock of any of its Subsidiaries; (C) increase any compensation or benefits of employees, officers, or directors, except for non-material increases in compensation and benefits in the ordinary course of business consistent with past practice, or enter into or amend any employment, severance, change in control, retention, or similar plans, arrangements or agreements with any of its present or future officers or directors, except (1) offer letters that do not provide for severance or notice of termination with new employees consistent with past practice or (2) amendments to the extent required by Applicable Law, or (D) adopt any new plan, program, policy, agreement or other arrangement that, if in existence on the date hereof would have constituted a Glass Plan (including any stock option, stock benefit or stock purchase plan) or amend (except to the extent required by Applicable Law) any existing Glass Plan in any material respect, or (E) enter into, amend, modify or terminate any Collective Bargaining Agreement;

            (iii)  (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any Glass Shares or equity interests of any of its Subsidiaries, (B) pay any management or similar fee, (C) repay any of the loans made to Glass prior to the date hereof by any Glass Member or the controlling person of any Glass Member, or (D) redeem, purchase or otherwise acquire any Glass Shares or equity interests of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such Glass Shares or shares, or make any commitment for any such action, except as required under any Glass Equity Plan disclosed in the Glass Disclosure Letter;

            (iv)  sell, lease, encumber or otherwise dispose of (by merger or otherwise), or enter into a contract to sell, lease, encumber or otherwise dispose of (by merger or otherwise), any of its tangible assets (including capital stock of Subsidiaries) or properties, except for (A) sales of inventory or products in the ordinary course of business and (B) sales of surplus or obsolete equipment;

             (v)  sell, assign, transfer, license, abandon, permit to lapse, or otherwise dispose of any Glass Intellectual Property, except for (i) non-exclusive licenses in the ordinary course of business, and (ii) the abandonment in the ordinary course of business of Glass Registrations that are not material to the business of Glass or any of its Subsidiaries and that are reasonably determined by Glass to be no longer economical to maintain;

            (vi)  enter into any joint venture outside the ordinary course of business, enter into any partnership or make any election to treat any venture with a third party as a partnership, make or commit to make capital expenditures, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities, except that Glass and its Subsidiaries may make and commit to make capital expenditures and such acquisitions that do not involve payments by it and its Subsidiaries that, in the aggregate, exceed (x) amounts set forth in the Glass Parties' capital expenditures budget provided to Solstice prior to the date hereof or (y) $500,000 in the aggregate.

           (vii)  except as may be required as a result of a change in Applicable Law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (viii)  fail to use their reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

            (ix)  except as otherwise permitted by Section 6.18, settle, or agree to settle any action, suit, litigation, investigation or proceeding pending or threatened before any arbitrator, court or other Governmental Authority for settlement amounts in excess of $250,000 individually or $1,000,000 in the aggregate;

             (x)  waive, release or assign any claims or rights having a value in excess of $250,000 individually or $1,000,000 in the aggregate;

            (xi)  make or change any material Tax election, change an annual accounting period, file any amended income or other material Tax Return except as required by Applicable Law, enter into any closing agreement with respect to a material amount of Taxes, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a material refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any material amount of Taxes;

           (xii)  (A) incur any Indebtedness for borrowed money in excess of $1,000,000 in the aggregate, (B) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of any Glass Party or any of its Subsidiaries in connection with any Indebtedness thereof, or (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to any Glass Party or any of its Subsidiaries and other than for cash management purposes in the ordinary course of business;

          (xiii)  except in the ordinary course of business, enter into, amend, modify, extend or terminate any Glass Material Contact, or waive any rights or claims thereunder;

          (xiv)  subject to Section 6.8, take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the parties hereto to (A) obtain any consent, authorization, order or approval of any Governmental Authority or the expiration of any applicable waiting period required to consummate the Transactions or (B) consummate the Transactions;

           (xv)  cause the acceleration of rights, benefits or payments under any Glass Plans other than any such acceleration resulting from the consummation of the Transactions and the transactions expressly provided for herein under the terms of the Glass Plans as of the date hereof;

          (xvi)  except in the ordinary course of business, enter into forward sales contracts, fixed price contracts, fixed price swaps, collars, options or other hedging arrangements, except as permitted by such programs currently in effect and approved by Glass's Board of Directors as of the date hereof;

         (xvii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Glass Party or any of its Subsidiaries (other than the Transactions and the Mergers and other than a merger among wholly-owned Subsidiaries of Glass), or enter into any agreement with respect to the voting of its capital stock or other securities held by Glass or any of its Subsidiaries; or

        (xviii)  agree in writing to take any of the foregoing actions;

  provided, however, that, notwithstanding any other provision of this Agreement, prior to the Closing, neither party shall manage or interfere with the other party's conduct of business in the ordinary course.

        6.3    No Solicitation By Solstice.

          (a)   Subject to Section 6.3(c) through Section 6.3(f), each Solstice Party agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries' respective directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives ("Representatives") not to, directly or indirectly, (i) maintain, initiate or solicit or knowingly encourage or facilitate (including by way of furnishing information which has not been previously publicly disseminated) any inquiries with respect to, or the making of any proposal which constitutes, or would reasonably be expected to lead to, a Solstice Acquisition Proposal, (ii) engage in any discussions or negotiations concerning, or provide any confidential information or data regarding Solstice or its Subsidiaries to any person relating to, a Solstice Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Solstice Acquisition Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Solstice Acquisition Proposal, (v) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Solstice Acquisition Proposal, or (vi) propose publicly or agree to do any of the foregoing.

          (b)   Subject to Section 6.3(c) through Section 6.3(f), during the Pre-Closing Period, neither the Board of Directors of Solstice nor any committee thereof shall, directly or indirectly, (i) withdraw, withhold, modify or qualify, or publicly propose to withdraw, withhold, modify or qualify, in a manner adverse to Glass, the Solstice Board Recommendation, (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Solstice Acquisition Proposal, (iii) in the event of the commencement of a tender offer or exchange offer for any outstanding shares of Solstice's capital stock, fail to recommend against acceptance of such tender offer or exchange offer by the Solstice stockholders (including, subject to Section 6.3(c), by taking no position or a neutral position with respect to any such offer) within ten Business Days of the commencement thereof, or (iv) recommend that the Solstice stockholders not adopt this Agreement or approve the Solstice Merger or the Solstice Merger-Related Proposals (any action described in clauses (i)-(iv) above being referred to as an "Solstice Change of Recommendation").

          (c)   Nothing contained in this Agreement shall prevent Solstice or the Board of Directors of Solstice from (i) complying with its disclosure obligations under Rule 14d-9 and 14e-2 promulgated under the Exchange Act, or issuing a "stop, look and listen" statement pending disclosure of its position (none of which, in and of itself, shall be deemed to constitute a Solstice Change of Recommendation") or (ii) making any disclosure to Solstice's stockholders if the Board of Directors of Solstice determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties or Applicable Law.

          (d)   Notwithstanding the limitations set forth in Section 6.3(a) and Section 6.3(b), until the earlier of the receipt of the Required Solstice Stockholder Approval and any termination of this Agreement pursuant to Article 8, if after the date of this Agreement Solstice receives a written bona fide Solstice Acquisition Proposal, that was not, directly or indirectly, solicited, initiated or knowingly encouraged in material violation of this Section 6.3, and that the Board of Directors of Solstice has determined in good faith, after consultation with its outside legal counsel and financial advisors (i) constitutes a Solstice Superior Proposal or (ii) could reasonably be expected to result in a Solstice Superior Proposal, then Solstice, its Subsidiaries and its and their respective Representatives may, subject to Section 6.3(h), in response to such Solstice Acquisition Proposal take the following actions, to the extent that the Board of Directors of Solstice has determined in good faith, after consultation with its outside legal counsel, that a failure to take such actions would be inconsistent with its fiduciary duties to Solstice's stockholders under Applicable Law: (A) furnish nonpublic information to the third party making such Solstice Acquisition Proposal, if, and only if, prior to furnishing such information, Solstice receives from the third party an executed confidentiality agreement with provisions no less restrictive to such third party with respect to the use or disclosure of nonpublic information than the Confidentiality Agreement and (B) engage in discussions or negotiations with the third party with respect to such Solstice Acquisition Proposal.

          (e)   Notwithstanding anything in this Agreement to the contrary but subject to compliance with this Section 6.3, nothing contained in this Agreement shall prevent Solstice or the Board of Directors of Solstice from, at any time prior to, but not after, the receipt of the Required Solstice Stockholder Approval, in response to the receipt of a written Solstice Acquisition Proposal after the date of this Agreement that did not result from a breach of this Section 6.3, (i) terminating this Agreement pursuant to Section 8.3(b) in order to enter into a definitive written agreement with respect to such Solstice Acquisition Proposal or (ii) effecting a Solstice Change of Recommendation, if and only if, prior to taking any of the actions described in clauses (i) or (ii), (A) the Board of Directors of Solstice determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Solstice Acquisition Proposal constitutes a Solstice Superior Proposal, (B) Glass shall have received written notice (the "Solstice Superior Proposal Notice") of Solstice's or of the Board of Directors of Solstice, as applicable, intention to take such action at least four (4) Business Days prior to the taking of such action by Solstice or the Board of Directors of Solstice, as applicable, which notice shall include the information with respect to such Solstice Acquisition Proposal that is specified in Section 6.3(h) (to the extent not previously provided), (iii) during the four (4) Business Days following the receipt by Glass of the Solstice Superior Proposal Notice (the "Negotiation Period"), Solstice, if requested by Glass, shall have made its Representatives available to negotiate with Glass regarding any revisions to the terms of the Transactions proposed by Glass in response to such Solstice Acquisition Proposal, and (iv) at the end of the four (4) Business Day period described in the foregoing clause (iii) the Board of Directors of Solstice continues to believe, in good faith after consultation with its outside legal counsel and financial advisors, and after taking into account any modifications to the terms of the Transactions that are proposed in a written offer by Glass after its receipt of the Solstice Superior Proposal Notice, that such Solstice Acquisition Proposal continues to constitute a Solstice Superior Proposal and that failure to take such action would be inconsistent with the Solstice directors' fiduciary duties under Applicable Law. Any material amendment or modification to such Solstice Acquisition Proposal prior to a Solstice Change of Recommendation shall require a new Solstice Superior Proposal Notice and the Negotiation Period shall be extended by an additional two (2) Business Days from the date of receipt of such new Solstice Superior Proposal Notice (it being understood, however, that the Negotiation Period for such Solstice Acquisition Proposal shall not be extended more than once pursuant to this sentence).

          (f)    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent the Board of Directors of Solstice from, at any time prior to, but not after, the receipt of the Required Solstice Stockholder Approval, effecting a Solstice Change of Recommendation (other than in response to the receipt or making of a Solstice Acquisition Proposal, which shall be subject to Section 6.3(e)) if the Board of Directors of Solstice determines that an Intervening Event has occurred and is continuing and if, prior to taking such action, the Board of Directors of Solstice determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the Solstice directors' fiduciary duties under Applicable Law; provided, however that (i) Glass shall have received written notice (a "Solstice Board Recommendation Notice") of the Board of Directors of Solstice's intention to take any such action at least four (4) Business Days prior to the taking of such action by the Board of Directors of Solstice specifying in reasonable detail the circumstances related to such determination, (ii) during such notice period, Solstice, if requested by Glass, shall have made available its Representatives to negotiate with Glass to revise the terms of the Transactions and (iii) the Board of Directors of Solstice continues to believe, after taking into account any modifications to the terms of the Transactions that are proposed by Glass in a written offer after its receipt of such Solstice Board Recommendation Notice, that failing to take such action would be inconsistent with the Solstice directors' fiduciary duties under Applicable Law.

          (g)   Solstice agrees that it and its Subsidiaries shall, and that they shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the parties) conducted prior to the date of this Agreement with respect to any Solstice Acquisition Proposal and (ii) request each third party that has heretofore executed a confidentiality agreement that relates to a Solstice Acquisition Proposal (other than Glass) to return or destroy all confidential information regarding Solstice or its Subsidiaries heretofore furnished to such third party by Solstice or on its behalf. Solstice agrees that it and its Subsidiaries will take the necessary steps to promptly inform its and its Subsidiaries' Representatives of the obligations undertaken in this Section 6.3.

          (h)   During the Pre-Closing Period, Solstice shall promptly orally notify Glass of any request for information or any inquiries, proposals or offers relating to a Solstice Acquisition Proposal indicating, in connection with such notice, the name of such person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and Solstice shall provide to Glass written notice of any such inquiry, proposal or offer within 24 hours of such event and copies of any written or electronic correspondence to or from any person making a Solstice Acquisition Proposal (or its Representatives). Solstice shall keep Glass informed orally, as soon as is reasonably practicable, of the status of any Solstice Acquisition Proposal, including with respect to the status and material terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and Solstice shall provide to Glass written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within 24 hours. Solstice also agrees to provide any information to Glass (not previously provided or made available to Glass) that it is providing to another person pursuant to this Section 6.3 at substantially the same time it provides such information to such other person. All information provided to Glass under this Section 6.3 shall be kept confidential by Glass in accordance with the terms of the Confidentiality Agreement.

        6.4    No Solicitation By Glass Parties.

          (a)   Each Glass Party agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries' respective Representatives not to, directly or indirectly, (i) maintain, initiate or solicit or knowingly encourage or facilitate (including by way of any inquiries with respect to, or the making of, any proposal which constitutes, or would reasonably be expected to lead to) a Glass Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any confidential information or data regarding Glass or its Subsidiaries to any person relating to, a Glass Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Glass Acquisition Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Glass Acquisition Proposal, (v) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Glass Acquisition Proposal, or (vi) propose publicly or agree to do any of the foregoing.

          (b)   Glass agrees that it and its Subsidiaries shall, and that they shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than the parties) conducted prior to the date of this Agreement with respect to any Glass Acquisition Proposal and (ii) request each third party that has heretofore executed a confidentiality agreement that relates to a Glass Acquisition Proposal (other than Solstice) to return or destroy all confidential information regarding Glass or its Subsidiaries heretofore furnished to such third party by Glass or on its behalf. Glass agrees that it and its Subsidiaries will take the necessary steps to promptly inform its and its Subsidiaries' Representatives of the obligations undertaken in this Section 6.4.

          (c)   During the Pre-Closing Period, Glass shall promptly orally notify Solstice of any request for information or any inquiries, proposals or offers relating to a Glass Acquisition Proposal indicating, in connection with such notice, the name of such person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and Glass shall provide to Solstice written notice of any such inquiry, proposal or offer within 24 hours of such event and copies of any written or electronic correspondence to or from any person making a Glass Acquisition Proposal (or its Representatives). Glass shall keep Solstice informed orally, as soon as is reasonably practicable, of the status of any Glass Acquisition Proposal, including with respect to the status and material terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and Glass shall provide to Solstice written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within 24 hours.

        6.5    Meeting of Solstice Stockholders.

          (a)   Solstice will take all action necessary in accordance with Applicable Law and its certificate of incorporation and by-laws to convene a meeting of its stockholders as promptly as practicable after the Registration Statement has been declared effective to consider and vote upon the adoption of this Agreement and the approval of the Solstice Merger and the Solstice Merger-Related Proposals. Such meeting shall not be postponed or adjourned by Solstice for more than five (5) Business Days in the aggregate from the originally scheduled date without the prior written consent of Glass, except Solstice may postpone or adjourn such meeting, without such consent (i) to solicit additional proxies for the purpose of obtaining the Solstice Stockholder Approval, (ii) in the absence of a quorum and/or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Solstice has determined after consultation with outside legal counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Solstice's stockholders prior to such meeting. Solstice shall, upon the reasonable request of Glass, advise Glass at least on a daily basis on each of the last seven (7) Business Days prior to the date of such meeting as to the aggregate tally of proxies received by Solstice with respect to the Required Solstice Stockholder Approval.

          (b)   Solstice, acting through its Board of Directors, shall recommend to its stockholders that they vote in favor of the adoption of this Agreement and the approval of the Solstice Merger and the Solstice Merger-Related Proposals; provided that the Board of Directors of Solstice may at any time prior to the receipt of the Required Solstice Stockholder Approval, to the extent permitted by Section 6.3 and unless this Agreement is terminated in accordance with Article 8 and subject to compliance with Article 8, make a Solstice Change of Recommendation. Subject to Section 6.3, Solstice shall use its commercially reasonable efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the approval of the Solstice Merger and the Solstice Merger-Related Proposals and (B) take all other action necessary or advisable to secure the Required Solstice Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Article 8 and subject to compliance with Article 8, Solstice, regardless of whether the Board of Directors of Solstice has approved, endorsed or recommended a Solstice Acquisition Proposal or has made a Solstice Change of Recommendation or any Solstice Acquisition Proposal shall have been proposed or announced or otherwise submitted to Solstice or its Subsidiaries or their respective Representatives, Solstice will submit this Agreement for approval by the stockholders of Solstice at such meeting.

        6.6    Registration Statement.

          (a)   Solstice and Glass shall cooperate to prepare, and Solstice shall use its reasonable best efforts to cause the Company to file with the SEC as soon as practicable after the date hereof, a Registration Statement on Form S-4 under the Securities Act (the "Registration Statement") with respect to the shares of Company Common Stock issuable pursuant to the Mergers. A portion of the Registration Statement shall also serve as the proxy statement with respect to the meetings of the stockholders of each of Solstice and the Glass Parties in connection with this Agreement and the Transactions (the "Joint Proxy Statement/Prospectus"). Solstice and the Glass Parties and their respective counsel shall be given an adequate opportunity to review and comment on the Joint Proxy Statement/Prospectus and the Registration Statement, and Solstice and the Glass Parties shall give due consideration to all reasonable comments of the other parties or their counsel thereon. Each of Solstice and the Glass Parties shall cause the Joint Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Solstice and the Glass Parties shall, and Solstice shall cause the Company to, use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Solstice shall cause the Company to use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state or foreign securities law or "blue sky" permits or approvals required to carry out the Transactions, provided that the costs and expenses of obtaining such permits or approvals shall be shared equally by Solstice and the Glass Parties.

          (b)   Solstice shall cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders and the stockholders of the Glass Parties as promptly as practicable after the Registration Statement is declared effective by the SEC and in any event within five (5) days thereafter.

          (c)   Each of the Solstice Parties and the Glass Parties agrees that the information provided by it for inclusion in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meetings of stockholders of Solstice and the Glass Parties, or, in the case of information provided by it for inclusion in the Registration Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. In addition, the information supplied or to be supplied by or on behalf of any party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a "Regulation M-A Filing") shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (d)   Each of the Solstice Parties and the Glass Parties agrees that if it shall become aware, prior to the time of Solstice's or any Glass Party's stockholders' meeting, of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus or in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary in order to make the statements made therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Joint Proxy Statement/Prospectus.

          (e)   Solstice and Glass will advise each other, promptly after Solstice or Glass, as the case may be, receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (f)    Solstice and Glass will promptly provide each other copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the Transactions. Solstice and Glass will promptly provide each other with drafts of all correspondence intended to be sent to the SEC in connection with the Transactions and allow each such party the reasonable opportunity to comment thereon prior to delivery to the SEC.

        6.7    Glass Stockholder Meetings.

          (a)   Each Glass Party will take all action necessary in accordance with Applicable Law and its certificate of incorporation and bylaws (or other governing documents) to convene a meeting of its stockholders as promptly as practicable after the Registration Statement has been declared effective to consider and vote upon the adoption of this Agreement, the Cayman Plan of Merger and the approval of the applicable Glass Merger. Such meetings shall not be postponed or adjourned by the Glass Parties for more than five (5) Business Days in the aggregate from the originally scheduled date without the prior written consent of Solstice, except any Glass Party may postpone or adjourn its meeting, without such consent (i) to solicit additional proxies for the purpose of obtaining the required approval for the applicable Glass Merger, (ii) in the absence of a quorum and/or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the applicable Glass Party has determined after consultation with outside legal counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by such Glass Party's stockholders prior to such meeting.

          (b)   Each Glass Party, acting through its Board of Directors, shall recommend to its stockholders that they vote in favor of the adoption of this Agreement and the approval of the applicable Glass Merger, which recommendation shall be included in the Joint Proxy Statement/Prospectus.

        6.8    Filings; Reasonable Best Efforts.

          (a)   Subject to the terms hereof, including Section 6.8(b) and Section 6.8(c), each of the Glass Parties and the Solstice Parties shall use its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by such party or any of its Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) as promptly as practicable (and, in the case of the Pre-Merger Notification and Report Form filed pursuant to the HSR Act, in any event within ten (10) Business Days) after the date of this Agreement, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other Applicable Law and (iv) execute or deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The parties hereto shall cooperate with each other in connection with the making of all such filings and shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Applicable Law in connection with the Transactions. For the avoidance of doubt, the parties agree that nothing contained in this Section 6.8(a) shall modify or affect their respective rights and responsibilities under Section 6.8(b) or Section 6.8(c).

          (b)   Subject to the terms hereof, each party shall, and each shall cause each of its Subsidiaries, to cooperate with the other parties and to use its reasonable best efforts to obtain any government clearances or approvals, or expirations or terminations of waiting periods, required for the consummation of the Transactions under the HSR Act and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), and to respond to any government requests for information under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Except as prohibited by Applicable Law, each of the parties shall keep the other parties and their respective counsel informed of any substantive communication received by such party from, or given by such party to any Governmental Authority, in each case regarding any of the Transactions; and permit the other parties and their respective counsel to review any substantive communication given by it to, and consult with each other in advance of any meeting or conference with any such Governmental Authority.

          (c)   Each party agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any action or proceeding, including administrative or judicial action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Mergers and the Transactions contemplated by this Agreement, including reasonably pursuing administrative and judicial appeal; provided, however, that notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, no party shall be required by this Agreement to agree to any material divestitures, licenses, hold separate arrangements or similar matters, including material covenants affecting business operating practices, except to the extent any such divestitures, licenses, arrangements, matters or covenants would not reasonably be expected to be material to the Glass Parties and Solstice, taken as a whole.

          (d)   No party shall make any settlement offers or negotiate any consent decree, consent order or undertaking with any Governmental Authority relating to the Transactions contemplated by this Agreement without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned. No party may accept any settlement, consent decree, consent order or enter into any undertaking proposed by any Governmental Authority, without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned.

        6.9    Takeover Law.     None of the parties shall take any action that would cause the Transactions to be subject to the requirements of any Takeover Law. If any Takeover Law shall become applicable to the Transactions, each of the Company, Solstice and the Glass Parties, the members of Boards of Directors and the Glass Members shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby, and otherwise act to eliminate or minimize the effects of such Takeover Law on the Transactions.

        6.10    Inspection.     From the date hereof to the Effective Time, each of Solstice and Glass shall allow all Representatives of Solstice or Glass, as the case may be, access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Solstice and Glass and their respective Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 6.10 shall affect any representation or warranty given by any party hereunder; provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of Applicable Law, rules or regulations, which such party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contracts or agreements with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Solstice and Glass agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 6.10 for any purpose unrelated to the consummation of the Transactions. All information provided by a party to the other party hereunder shall be subject to the terms of the Confidentiality Agreement. If any person is injured as a result of any inspection or testing of any property of Solstice or any of its

Subsidiaries, Glass shall defend, indemnify and hold harmless Solstice and its Subsidiaries from any Damages, incurred in connection with any such injury, other than any injury attributable to any gross negligence or willful misconduct of Solstice or any of its Subsidiaries. If any person is injured as a result of any inspection or testing of any property of Glass or any of its Subsidiaries, Solstice shall defend, indemnify and hold harmless Glass and its Subsidiaries from any Damages, incurred in connection with any such injury, other than any injury attributable to any gross negligence or willful misconduct of Glass or any of its Subsidiaries.

        6.11    Publicity.     Except in connection with and following a Solstice Change in Recommendation or Solstice Superior Proposal as permitted in accordance with Section 6.3 and in connection with any disclosure of any information concerning this Agreement or the Transactions in connection with any dispute between the parties regarding this Agreement or the Transactions, the parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the Transactions and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

        6.12    Listing Application.     Solstice and Glass shall cooperate with each other and use their reasonable best efforts to cause the Company to promptly prepare and submit to NASDAQ a listing application covering the Company Common Stock to be issued pursuant to the Transactions, and shall use their reasonable best efforts to obtain, prior to the Effective Time, approval for such listing, subject to official notice of issuance.

        6.13    Expenses.     If the Transactions are not consummated, but subject to Section 8.5, all Costs incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided, however, each of Solstice and Glass shall share equally the costs, expenses and filing fees for the Solstice Regulatory Filings and the Glass Regulatory Filings made in connection with the Transactions and for printing and distributing the Registration Statement and the Joint Proxy Statement/Prospectus.

        6.14    Directors' and Officers' Indemnification and Insurance.

          (a)   The Company shall (A) indemnify, hold harmless and advance expenses to all past and present directors and officers of Solstice and its Subsidiaries (in all of their capacities) (x) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Solstice pursuant to Solstice's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any directors and officers of Solstice and its Subsidiaries and (y) without limitation to clause (x), to the fullest extent permitted by Applicable Law, in each case for acts or omissions in their capacities as directors or officers occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), (B) include and cause to be maintained in effect in Solstice Surviving Corporation's (or any successor's) certificate of incorporation and by-laws after the Effective Time provisions regarding elimination of liability of directors, indemnification of officers and directors, and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in Solstice's certificate of incorporation and by-laws, (C) periodically advance to any such indemnitee its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to clause (c) of this Section 6.14, and subject to the providing by such indemnitee of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such indemnitee is not entitled thereto and (D) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance ("D&O Insurance") maintained by Solstice (provided that

  Solstice Surviving Corporation (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Company or Solstice Surviving Corporation be required pursuant to this Section 6.14(a) to expend in any one year an amount in excess of 300% of the last annual premium paid by Solstice for such insurance prior to the date hereof, the amount of such annual premium being set forth in Section 6.14(a) of the Solstice Disclosure Letter; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Solstice Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Solstice may extend coverage, effective as of the Effective Time, under Solstice's D&O Insurance by obtaining a six-year "tail" policy prior to the Closing on terms and conditions no less advantageous to the covered persons than Solstice's existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 6.14(a). If such "tail" policy has been obtained by Solstice prior to the Closing, Solstice Surviving Corporation shall maintain such policies in full force and effect and continue to honor Solstice's obligations thereunder. From and after the Effective Time, the Company will guarantee the obligations of Solstice Surviving Corporation under this Section 6.14(a).

          (b)   The Company shall (A) indemnify, hold harmless and advance expenses to all past and present directors and officers of each Glass Party and its Subsidiaries (in all of their capacities) (x) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by any Glass Party pursuant to the Glass Organizational Documents and indemnification agreements, if any, in existence on the date hereof with any directors and officers of any Glass Party and its Subsidiaries and (y) without limitation to clause (x), to the fullest extent permitted by Applicable Law, in each case for acts or omissions in their capacities as directors or officers occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions), (B) include and cause to be maintained in effect in the applicable Surviving Corporation's (or any successor's) memorandum and articles of association or other organizational documents after the Effective Time provisions regarding elimination of liability of directors, indemnification of officers and directors, and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Glass Organizational Documents, (C) periodically advance to any such indemnitee its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the following clause (c) of this Section 6.14, and subject to the providing by such indemnitee of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such indemnitee is not entitled thereto and (D) cause to be maintained for a period of six years after the Effective Time the current D&O Insurance maintained by Glass (provided that any Surviving Corporation (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Company or any Surviving Corporation be required pursuant to this Section 6.14(b) to expend in any one year an amount in excess of 300% of the last annual premium paid by Glass for such insurance prior to the date hereof, the amount of such annual premium being set forth in Section 6.14(b) of the Glass Disclosure Letter; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the applicable Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Glass may extend coverage, effective as of the Effective Time, under Glass's D&O Insurance by obtaining a six-year "tail"

  policy prior to the Closing on terms and conditions no less advantageous to the covered persons than Glass's existing D&O Insurance, and such "tail" policy shall satisfy the provisions of this Section 6.14(b). If such "tail" policy has been obtained by Glass prior to the Closing, the applicable Surviving Corporation shall maintain such policies in full force and effect and continue to honor Glass's obligations thereunder. From and after the Effective Time, the Company will guarantee the obligations of the Surviving Entities under this Section 6.14(b).

          (c)   No Surviving Corporation shall be obligated to pay the fees and expenses of more than one counsel for all indemnitees in any single claim except to the extent that, in the opinion of independent legal counsel selected by the indemnitee, which counsel shall be reasonably acceptable to the Company, representation of two or more of such indemnitees would present a conflict of interest under applicable standards of conduct in the legal profession. No Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

          (d)   The obligations of the Company and the Surviving Entities under this Section 6.14 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.14 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.14 applies shall be third party beneficiaries of this Section 6.14). In the event that the Company, any Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or substantially all its properties and assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of such person or entity assume the indemnification obligations set forth in this Section 6.14.

        6.15    Taxes.

          (a)   So long as the opinions of counsel referred to in Sections 7.2(d) and 7.3(d) are given, each party hereto agrees to report for U.S. federal income Tax purposes the exchange of Glass Shares for Company Common Stock pursuant to the Cayman Merger, taken together with the exchange of Solstice Common Stock for Company Common Stock pursuant to the Solstice Merger, as a transaction qualifying as a transfer of property to the Company described under Section 351 of the Code, except as otherwise required as a result of a final determination of a taxing authority; provided, however, the parties may treat the Solstice Merger as a reorganization within the meaning of Section 368(a) of the Code.

          (b)   None of Solstice, the Glass Parties, the Company, or any of their respective Subsidiaries shall (i) take any action, or fail to take any reasonable action, as a result of which the exchange of Solstice Common Stock for Company Common Stock pursuant to the Solstice Merger would reasonably be expected to fail to qualify either as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other Mergers, qualifies as a transfer of property to the Company described in Section 351 of the Code, or (ii) take any action, or fail to take any reasonable action, as a result of which the exchange of Glass Shares for Company Common Stock pursuant to the Cayman Merger, taken together with the other Mergers, would reasonably be expected to fail to qualify as a transaction qualifying as a transfer of property to the Company described in Section 351 of the Code. Each of Solstice and Glass shall use its reasonable best efforts to obtain the opinion of counsel referred to in Sections 7.2(d) and 7.3(d).

          (c)   The parties shall cooperate to prepare and file any Internal Revenue Service Forms 8937 as required pursuant to Section 6045B of the Code in connection with the Transactions. The parties agree to furnish to each other, upon request, such information and assistance relating to Taxes as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

          (d)   Solstice shall deliver to Wilmer Cutler Pickering Hale and Dorr LLP ("WilmerHale") and Latham and Watkins LLP ("Latham") an officer's certificate, dated as of the Closing Date and signed by an officer of Solstice substantially in the form of Exhibit I (allowing for such amendments as counsel to Glass or counsel to Solstice deems necessary), and each of Glass, GB and GB II shall deliver to WilmerHale and Latham an officer's certificate, dated as of the Closing Date and signed by an officer of such Glass Party substantially in the forms of Exhibit J, Exhibit K and Exhibit L, respectively (allowing for such amendments as counsel to Glass or counsel to Solstice deems necessary) to enable WilmerHale to render the opinion described in Section 7.2(d) and Latham to render the opinion described in Section 7.3(d).

        6.16    Employee Benefits.

          (a)   From and after the Effective Time, the Company shall honor, and shall cause each Surviving Corporation to honor, in accordance with their terms, all employment and severance agreements that constitute Solstice Plans or Glass Plans and all benefits and obligations under the other Solstice Plans and Glass Plans, as in effect on the date hereof (or as amended thereafter as required by the terms thereof as in effect as of the date of the Agreement, as contemplated hereby or with the prior written consent of Solstice and Glass). Subject to the previous sentence, no provision of this Agreement shall be construed as a limitation on the right of the Company or any Surviving Corporation to amend or terminate any of the foregoing agreements, plans and arrangements to the extent permitted by the terms thereof and Applicable Law, and no provision of this Agreement shall be construed to create a right in any employee, director or beneficiary that such employee, director or beneficiary would not otherwise have under any of the foregoing agreements, plans and arrangements. Section 6.16 shall not apply to persons employed outside the United States or covered by collective bargaining or other labor agreements (such non-U.S. employees and collectively bargained employees, the "Excluded Employees"). The foregoing notwithstanding, the Company agrees to comply with the requirements of Applicable Law with respect to the treatment of Excluded Employees and to honor, or to cause each Surviving Corporation or any of their respective Subsidiaries following the Effective Time to honor, in accordance with their terms all Solstice Plans, Solstice Foreign Plans, Glass Plans, Glass Foreign Plans and all Collective Bargaining Agreements or other labor agreements to which Solstice, Glass, or any of their Subsidiaries is a party or otherwise bound and which apply to the Excluded Employees, provided that such plans or agreements may be amended, terminated or suspended in accordance with their terms and Applicable Law.

          (b)   The Company shall, and shall cause each Surviving Corporation to, give individuals who were employed by the Company, any Surviving Corporation or their respective Subsidiaries as of the Effective Time (the "Affected Employees") full credit for purposes of eligibility, vesting and determination of the level of benefits (other than benefit accrual under a defined benefit pension plan) under any employee benefit plans or arrangements maintained by the Company, any Surviving Corporation or any of their respective Subsidiaries as of the Effective Time for such Affected Employees' service with Glass or Solstice or any Subsidiary of Glass or Solstice to the same extent recognized by Glass or Solstice immediately prior to the Effective Time; provided, however, that no Affected Employee shall receive a duplication of benefits with respect to the same period of service.

          (c)   The Company shall use commercially reasonable efforts to, and shall cause each Surviving Corporation to use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any medical or dental benefit plans that the Affected Employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any medical or dental benefit plan maintained for the

  Affected Employees immediately prior to the Effective Time, and (ii) to the extent permitted by the applicable medical or dental plan, provide each Affected Employee with credit for the year in which the Effective Time occurs for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any medical and dental plans that the Affected Employees are eligible to participate in after the Effective Time.

          (d)   Solstice agrees to cause the Company to adopt or assume, prior to or as of the Effective Time, an equity compensation plan (the "New Equity Plan") providing for the granting of stock options and other equity-based awards to the employees of the Company, each Surviving Corporation and their respective Subsidiaries. The New Equity Plan shall authorize a share reserve for the grant of awards covering a number of shares of Company Common Stock as agreed by Solstice and Glass and Solstice and Glass agree to cause the Company to allocate a portion of such share reserve consisting of a number of shares of Company Common Stock equal to the sum of (i) the aggregate number of shares of Company Common Stock that would be issued at Closing pursuant to the Assumed Company Options if each such option was "net exercised" on the Closing Date using the VWAP on the day immediately prior to the Closing Date (and for the avoidance of doubt, without any shares of Company Common Stock being withheld to pay income, payroll or other Taxes) and (ii) the aggregate number of shares of Company Common Stock covered by equity awards under the Solstice Stock Plans that are assumed by the Company pursuant to Sections 3.3(b) and 3.3(c) for grants to employees of the Glass Surviving Corporation and its Subsidiaries. The New Equity Plan will be in a form agreed to by Solstice and Glass and no awards under the New Equity Plan may be made on or prior to the Effective Time without the consent of Glass. The Company will adopt, and Solstice agrees that, as the stockholder of the Company, it will approve the adoption of, the New Equity Plan prior to the Effective Time.

          (e)   Prior to the Effective Time, each of Solstice and Glass shall cause the Solstice Plans and Solstice Foreign Plans and the Glass Plans and Glass Foreign Plans to be amended as necessary to the extent permitted by Applicable Law so that (i) no Affected Employee who, immediately prior to the Effective Time, was an employee of Solstice or one of its Subsidiaries shall be eligible to participate in a Glass Plan or Glass Foreign Plan as of the Effective Time and (ii) no Affected Employee who, immediately prior to the Effective Time, was an employee of Glass or one of its Subsidiaries shall be eligible to participate in a Solstice Plan or Solstice Foreign Plan as of the Effective Time.

          (f)    Glass and Solstice and their respective Subsidiaries have taken or caused to be taken all action necessary such that neither the execution of this Agreement nor the consummation of any of the Transactions shall constitute an event that requires the funding of any rabbi or similar trust with respect to any Solstice Plan, Solstice Foreign Plan, Glass Plan or Glass Foreign Plan.

          (g)   This Section 6.16 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not, except between the parties hereto, create any right in or obligation to any Person, including any Affected Employee, any person previously employed by the parties, any participant in any Solstice Plan, Glass Plan, or successor or replacement plan or arrangement or any beneficiary or trustee thereof. Nothing contained in this Agreement (express or implied) (i) is intended to require the Company or its Affiliates to establish or maintain or cause to be established or maintained any specific employee benefit plan or other compensatory arrangement for any length of time, (ii) is intended to create such a plan or arrangement or amend any of the foregoing, (iii) is intended to confer upon any individual any right to employment or other service relationship or continued employment or service relationship for any period of time, or any right to a particular term or condition of employment or service, or (iv) shall be construed to indicate existence of employment relations between Company and any of its service providers (including contractors and consultants). No Affected Employee or other current or former employee of any of the parties or their Affiliates, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim (directly or as a third party beneficiary) against Solstice, Glass, the Company, the Surviving Entities or any of their respective Affiliates under this Section 6.16.

        6.17    Notification.    Solstice, Glass and each of the Glass Members shall give prompt notice to the other of (i) any representation or warranty made by it or him or contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it or him to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        6.18    Security Holder Litigation.     Each of Solstice and Glass shall provide the other party the opportunity to participate in the defense of any litigation brought by stockholders or any holder of other securities of Solstice or shareholders or any holder of other securities of Glass or any Glass Corporate Member or in the name of Solstice or Glass against Solstice or Glass, as applicable, and/or their respective directors or officers related to this Agreement or any of the Transactions; provided, however, that no party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or related to this Agreement or any of the Transactions, or consent to the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned of delayed), except that no such consent shall be required for any such settlement, compromise or arrangement that would not result in the payment by such party of any amount in excess of $1,000,000 over and above any retention or deductible under any applicable insurance policy.

        6.19    FIRPTA Compliance.     On or prior to the Closing Date, (i) each of GB and GB II shall deliver or cause to be delivered to the Company a signed original of a certification that the shares of their respective stock are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the Internal Revenue Service (which shall be filed by the Company with the Internal Revenue Service following the Closing Date), in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code and (ii) Glass shall deliver to the Company a signed original of a certification pursuant to Treasury Regulation Section 1.1445-11T(d)(2). If any of GB, GB II or Glass has not provided such certification and notice, as applicable, to the Company on or before the Closing Date, the Company shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

        6.20    280G Vote.     Not less than three (3) Business Days prior to the Closing Date, each of the Glass Parties shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) of such Glass Party that executed any required waiver or consent to receive all or a portion of payments (or other benefits) contingent on the consummation of the Transactions (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that, upon stockholder approval, no payment received by such "disqualified individual" shall be a "parachute payment" under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish each such disqualified individual's right to the payment or other compensation that, absent waiver and stockholder approval in accordance with Section 280G of the Code, could constitute a "parachute payment" under Section 280G(b) of the Code, and each of the Glass Parties shall use commercially reasonable efforts to obtain any required waivers or consents from the disqualified individuals of such Glass Party prior to the vote. In addition, each of the Glass Parties shall provide adequate disclosure to their respective stockholders that hold voting capital stock of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed a "parachute payment" under Section 280G of the Code in a manner that satisfies

Section 280G(b)(5)(B)(ii) of the Code and Treasury Regulations promulgated thereunder. At least five (5) Business Days prior to the vote, Solstice and its counsel shall be given the right to review and comment on all documents required to be delivered to each of the Glass Parties' respective stockholders in connection with such vote and any required disqualified individual waivers or consents (or a form thereof), and each of the Glass Parties shall reflect all reasonable comments of Solstice thereon to the extent provided within three (3) Business Days following the receipt by Solstice or its counsel of such document, waiver, or consent, as applicable. Prior to soliciting the vote, each of the Glass Parties shall provide to Solstice and its counsel copies of all waivers or consents executed by the disqualified individuals of such Glass Party in connection with the vote, and promptly following the vote, Solstice and its counsel shall be provided copies of all documents executed by each of the Glass Parties' respective stockholders in connection with the vote. For the avoidance of doubt, if, absent any action under this Section 6.20, no payment to any disqualified individual of a Glass Party would constitute a "parachute payment" under Section 280G(b) of the Code, such Glass Party will have no obligations to take any actions pursuant to this Section 6.20.

        6.21    Allocation Schedule.     Not less than one (1) day prior to the Closing Date, Glass shall deliver to Solstice the Allocation Schedule.

        6.22    Glass Indebtedness.     Prior to the Closing Date, Glass shall obtain and deliver to Solstice executed payoff letters (the "Payoff Letters"), to be effective upon the Closing, from each lender of Indebtedness of Glass and any of its Subsidiaries as of immediately prior to the Closing (the "Glass Closing Indebtedness"). Subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, at the Closing and on behalf of the applicable Glass Party, the Company shall pay, in cash by wire transfer of immediately available funds, the Glass Closing Indebtedness in the amounts set forth in the Payoff Letters delivered pursuant to this Section 6.22 and pursuant to wire instructions provided by Glass to Solstice prior to the Closing Date.

        6.23    Termination of 401(k) Plan.     Prior to the Closing Date, Glass and Solstice will review the advisability of either (a) termination of one or more of the existing Glass Plans or Solstice Plans intended to comply with Section 401(k) of the Code (each a "401(k) Plan") to take effect prior to the Closing Date (a "Plan Termination") or (b) merger of the 401(k) Plans of the Parties as soon as practicable following the Effective Time (a "Plan Merger"). In the event the Parties agree to effect a Plan Termination, the Board of Directors of either Glass or Solstice, as applicable, will adopt resolutions for the foregoing, having first provided the other party with the form of resolutions and obtained its approval not less than two (2) Business Days preceding the Closing Date and the party whose 401(k) Plan is being terminated will provide other Party with evidence that such 401(k) Plan has been terminated pursuant to resolution of the applicable Board of Directors prospectively adopted and effective not later than the day immediately preceding the Closing Date. In the event Glass and Solstice agree to effect a Plan Merger, the Company shall and shall cause the Surviving Corporations to take all steps necessary or appropriate to merge the 401(k) Plans as soon as reasonably practicable after the Effective Time (or such later date agreed between the Parties).

ARTICLE 7

CONDITIONS

        7.1    Conditions to Each Party's Obligation to Effect the Transactions.     The respective obligations of each party to effect the Transactions shall be subject to the fulfillment or waiver by each of Solstice and Glass (subject to Applicable Law) at or prior to the Closing Date of the following conditions:

          (a)   Each of the Required Solstice Stockholder Approval and the Required Glass Stockholder Approvals shall have been obtained.

          (b)   Any mandatory waiting period under the HSR Act or the Antitrust Laws described on Schedule 7.1(b) shall have expired or terminated, and any approvals required or deemed advisable by the parties under such Antitrust Laws shall have been obtained.

          (c)   None of the parties hereto shall be subject to any decree, order or injunction of any Governmental Authority of competent jurisdiction which prohibits or makes unlawful the consummation of any of the Transactions.

          (d)   The Registration Statement shall have become effective and no stop order with respect thereto shall be in effect and no proceedings for that purpose shall have been commenced or threatened by the SEC.

          (e)   The shares of Company Common Stock to be issued pursuant to the Transactions shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

          (f)    The Company Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and shall be effective in accordance with the DGCL.

        7.2    Conditions to Obligation of the Solstice Parties to Effect the Transactions.     The obligations of the Solstice Parties to effect the Transactions shall be subject to the fulfillment or waiver (subject to Applicable Law) by Solstice at or prior to the Closing Date of the following conditions:

          (a)   Each Glass Party shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date; and Solstice shall have received a certificate of such Glass Party, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

          (b)   Each of the OEP Glass Members shall have performed in all material respects its covenants and agreements contained in the Voting Agreement required to be performed on or prior to the Closing Date.

          (c)   The representations and warranties (other than those in Sections 5.1, 5.2, 5.3(a), (b) and (c), 5.17, 5.18, 5.19, 5.20 and 5.21) of the Glass Parties contained in this Agreement shall be true and correct in all respects (disregarding any materiality and Glass Material Adverse Effect qualifiers contained therein) as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for failures of such representations and warranties to be true and correct, individually or in the aggregate, that would not reasonably be expected to have a Glass Material Adverse Effect; the representations and warranties of the Glass Parties set forth in Sections 5.3(a) , (b) and (c) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date; the representations and warranties of the Glass Parties set forth in Sections 5.1, 5.2, 5.17, 5.18, 5.19, 5.20 and 5.21 shall be true and correct in all material respects as of the date hereof and as of the Closing Date; and Solstice shall have received a certificate of each Glass Party, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

          (d)   Solstice shall have received an opinion of counsel in form and substance reasonably satisfactory to Solstice, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that the exchange of Solstice Common Stock for Company Common Stock in the Solstice Merger will qualify as a reorganization under Section 368(a) of the Code or as a transaction that, taken together with the other Mergers, will qualify as a transfer of property to the Company described in Section 351 of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon the representations of officers of Solstice and the Glass Parties contained in the certificates delivered pursuant to

  Section 6.15(d). The condition set forth in this Section 7.2(d) shall not be waivable after receipt of the affirmative vote of stockholders referred to in Section 7.1(a), unless further stockholder approval is obtained with appropriate disclosure.

          (e)   Since the date of this Agreement, no Glass Material Adverse Effect shall have occurred.

          (f)    The agreements identified on Schedule 7.2(f) shall have been terminated in its entirety.

          (g)   Glass shall have delivered to Solstice the Allocation Schedule in accordance with Section 6.21.

          (h)   Each Person contemplated to be a party to the Stockholders Agreement and the Registration Rights Agreement, excluding any Solstice Party but expressly including each OEP Glass Member and any Affiliate of One Equity Partners or any such OEP Glass Member that receives shares of Company Common Stock in connection with the Mergers, shall have executed and delivered such agreement to Solstice and each such agreement shall be in full force and effect as of the Effective Time.

        7.3    Conditions to Obligation of the Glass Parties to Effect the Transactions.     The obligation of the Glass Parties to effect the Transactions shall be subject to the fulfillment or waiver (subject to Applicable Law) by Glass at or prior to the Closing Date of the following conditions:

          (a)   Each Solstice Party shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date; and Glass shall have received a certificate of such Solstice Party, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

          (b)   The representations and warranties (other than those in Sections 4.1, 4.2, 4.3(a), (b) and (c), 4.17, 4.19, 4.20, 4.21 and 4.27) of the Solstice Parties contained in this Agreement shall be true and correct (disregarding any materiality and Solstice Material Adverse Effect qualifiers contained therein) as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for failures of such representations and warranties to be true and correct, individually or in the aggregate, that would not reasonably be expected to have a Solstice Material Adverse Effect; the representations and warranties of the Solstice Parties set forth in Section 4.3(a) , (b) and (c) shall be true and correct in all respects (other than de minimis inaccuracies as of the date hereof or the Closing Date); the representations and warranties of the Solstice Parties set forth in Sections 4.1, 4.2, 4.17, 4.19, 4.20, 4.21 and 4.27 shall be true and correct in all material respects as of the date hereof and as of the Closing Date; and Glass shall have received a certificate of each Solstice Party, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

          (c)   Since the date of this Agreement, no Solstice Material Adverse Effect shall have occurred.

          (d)   Glass shall have received an opinion of counsel in form and substance reasonably satisfactory to Glass, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that for U.S. federal income Tax purposes the exchange of Glass Shares for Company Common Stock pursuant to the Cayman Merger, taken together with the other Mergers, qualifies as a transfer of property to the Company described in Section 351 of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon the representations of officers of Solstice and the Glass Parties as to such matters contained in the certificates delivered pursuant to Section 6.15(d).

          (e)   Each Solstice Party contemplated to be a party to the Stockholders Agreement, the Registration Rights Agreement and the Promissory Note shall have executed and delivered such agreement to Glass and each such agreement shall be in full force and effect as of the Effective Time.

ARTICLE 8

TERMINATION

        8.1    Termination by Mutual Consent.     This Agreement may be terminated at any time prior to the Effective Time (whether before or after stockholder approval) by the mutual written consent of Solstice and Glass.

        8.2    Termination by Solstice or Glass.     This Agreement may be terminated at any time prior to the Effective Time (whether before or after stockholder approval) by action of the Board of Directors of Solstice or Glass if:

          (a)   the Transactions shall not have been consummated by 11:59 p.m., New York City time, on February 23, 2018 (the "Outside Date"); provided that the Outside Date may be extended by either Solstice or Glass, by written notice to the other party, to May 31, 2018, in the event that all conditions set forth in Article 7 (other than the conditions set forth in Section 7.1(b) (the "Regulatory Conditions")) have been or are reasonably capable of being satisfied at the time of such extension and the Regulatory Conditions are reasonably capable of being satisfied on or prior to May 31, 2018; provided, further, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the primary cause of, or resulted in, the failure of any Merger to occur on or before such date; or

          (b)   a meeting of Solstice's stockholders contemplated by Section 6.5(a) shall have been held and the Solstice stockholders shall have voted upon, and shall have not approved this Agreement as contemplated by Section 7.1(a); provided, however, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any party whose failure to perform or observe any of its obligations under this Agreement in any manner shall have been the primary cause of, or resulted in, the failure to obtain the approval of the Solstice stockholders as contemplated by Section 7.1(a); or

          (c)   there shall be any Applicable Law that makes consummation of any of the Transactions illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Governmental Authority enjoining any of the parties from consummating the Transactions shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided, that the party seeking to terminate pursuant to this clause (c) shall have complied with Section 6.8 and with respect to other matters not covered by Section 6.8 shall have used its reasonable best efforts, subject to the limitations set forth in Section 6.8, to remove such injunction, order or decree.

        8.3    Termination by Solstice.     This Agreement may be terminated by action of the Board of Directors of Solstice:

          (a)   whether before or after stockholder approval, if there has been a breach by any Glass Party or any Glass Member of any representation, warranty, covenant or agreement set forth in this Agreement or the Voting Agreement or if any such representation or warranty of any Glass Party or any Glass Member shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(c) or 7.2(d) would not be satisfied (other than the delivery of closing certificates) (assuming for purposes of this Section 8.3(a) that the references in Sections 7.2(a) , 7.2(b), 7.2(c) or 7.2(d) to "Closing Date" mean the date of termination pursuant to this Section 8.3(a)) and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to Glass by Solstice; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(a) shall not be available to Solstice if any Solstice Party, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Sections 7.3(a) or Section 7.3(b) shall not be satisfied (other than the delivery of closing certificates) and Glass would then be entitled to terminate this Agreement under Section 8.4(a) (without giving effect to the proviso in Section 8.4(a) or the 30-day advance notice period); or

          (b)   if prior to the Solstice Cutoff Date, Solstice has received a Solstice Superior Proposal, provided that Solstice has complied in all material respects with its obligations under Section 6.3 and, in connection with the termination of this Agreement, Solstice pays to Glass in immediately available funds the Solstice Termination Amount to be paid pursuant to Section 8.5(a); or

          (c)   if a meeting of stockholders of any Glass Party contemplated by Section 6.7 shall have been held and such stockholders shall have voted upon, and shall have not approved this Agreement as contemplated by Section 7.1(a); provided, however, that the right to terminate this Agreement pursuant to this clause (c) shall not be available to Solstice if Solstice's failure to perform or observe any of its obligations under this Agreement in any manner shall have been the primary cause of, or resulted in, the failure to obtain the approval of such stockholders as contemplated by Section 7.1(a);

        8.4    Termination by Glass.     This Agreement may be terminated by action of the Board of Directors of Glass:

          (a)   whether before or after stockholder approval, if there has been a breach by any Solstice Party of any representation, warranty, covenant or agreement set forth in this Agreement or if any such representation or warranty of any Solstice Party shall have become untrue, in either case such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied (other than the delivery of closing certificates) (assuming for purposes of this Section 8.4(a) that the references in Sections 7.3(a) and 7.3(b) to "Closing Date" mean the date of termination pursuant to this Section 8.4(a)) and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to Solstice by Glass; provided, however, that the right to terminate this Agreement pursuant to this Section 8.4(a) shall not be available to Glass if any Glass Party or any OEP Glass Member, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Voting Agreement such that the conditions set forth in Sections 7.2(a), Section 7.2(b), Section 7.2(c) or Section 7.2(d) (other than the delivery of closing certificates) shall not be satisfied and Solstice would then be entitled to terminate this Agreement under Section 8.3(a) (without giving effect to the proviso in Section 8.3(a) or the 30-day advance notice period); or

          (b)   prior to the Solstice stockholders meeting (including adjournments or postponement) contemplated by Section 6.5(a), in the event that (x) the Board of Directors of Solstice makes a Solstice Change of Recommendation or (y) after the date hereof a Solstice Acquisition Proposal was publicly announced or disclosed, the Solstice Board fails to affirm the Solstice Board Recommendation within 10 Business Days after receipt of a Glass written request to do so.

        8.5    Effect of Termination.

          (a)   Simultaneously with any termination of this Agreement by Solstice pursuant to Section 8.3(b), Solstice shall pay to Glass the Solstice Termination Amount in accordance with Section 8.3(b).

          (b)   If at any time after the date of this Agreement, (i) Glass terminates this Agreement pursuant to Section 8.4(b), (ii) this Agreement is terminated by Glass or Solstice pursuant to Section 8.2(b) at a time when this Agreement was terminable pursuant to Section 8.4(b) or (iii)(A) a Solstice Acquisition Proposal shall have been publicly announced or disclosed, (B)(I) this Agreement is terminated by Glass or Solstice pursuant to Section 8.2(a), or (II) this Agreement is terminated by Glass or Solstice pursuant to Section 8.2(b) (as long as, in the case of Section 8.2(b), the Solstice Acquisition Proposal was publicly announced or disclosed and not withdrawn at the time of the Solstice stockholder meeting) and (C) within 12 months after such termination, Solstice enters into a definitive agreement in respect of a Solstice Acquisition Proposal or consummates a Solstice Acquisition Proposal, then Solstice shall pay Glass the Solstice Termination Amount within five (5) Business days after (x) the date of termination in the event of a termination described in the foregoing clauses (i) or (ii) or (y) the earlier of the date of consummation of the Solstice Acquisition Proposal or execution of a definitive agreement with respect thereto in the event of a termination described in the foregoing clause (iii) (provided, that, for purpose of clause (iii) of this Section 8.5(b), the term "Solstice Acquisition Proposal" shall have the meaning assigned to such term in Article 1, except that the reference to "greater than 15% shall be deemed to be a reference to "greater than 50%").

          (c)   In the event of termination of this Agreement and the abandonment of the Transactions pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.5 and Section 6.13, and except for the provisions of Article 9 and the obligations of the parties under the Confidentiality Agreement, which shall survive such termination; provided, however, that (i) a party may recover Damages caused by a Willful and Material Breach of this Agreement by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement and Solstice may recover from Glass Damages caused by a Willful and Material Breach of the Voting Agreement by any Glass Party or OEP Glass Member, and (ii) in addition to other remedies at law or equity for such Willful and Material Breach, the party so found to have committed a Willful and Material Breach (or Glass in the case of a Willful and Material Breach of the Voting Agreement by any Glass Party or OEP Glass Member) shall indemnify, hold harmless and reimburse the other parties for their respective reasonable out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders' meetings and consents (collectively, "Costs"), provided, however, that, upon payment by Solstice of the Solstice Termination Amount, in full, no Solstice Party shall any longer be required to indemnify and hold harmless the other parties for their respective Costs pursuant to this Section 8.5(c) . The parties acknowledge and agree that a party's Damages hereunder in the event of a breach by another party shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party's stockholders or members, taking into consideration all relevant matters.

          (d)   Any payment of the Solstice Termination Amount shall be made in cash by wire transfer of immediately available funds to an account designated by Glass in writing and any payments of Costs shall be made in cash by wire transfer of immediately available funds to an account designated by the recipient of such Costs.

          (e)   The parties acknowledge and agree that in no event shall any Solstice Party be required to pay the Solstice Termination Amount on more than one occasion. In the event the Solstice Termination Amount are paid in accordance with this Section 8.5, except in the case of fraud by a Solstice Party, notwithstanding Section 8.5(c) hereof, such payment shall be liquidated damages (and not a penalty) and shall be the sole and exclusive remedy of the Glass Parties and their respective Subsidiaries, stockholders and Representatives against any Solstice Party or any of its Subsidiaries, stockholders and Representatives with respect to the termination, event or breach giving rise to that payment.

        8.6    Extension; Waiver.     At any time prior to the Effective Time, each party may (by action taken by its Board of Directors), to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

GENERAL PROVISIONS

        9.1    Survival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any document delivered in connection with this Agreement shall survive the consummation of the Transactions.

        9.2    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile or email (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient's next Business Day, in each case to the intended recipient as set forth below:

        (a)   if to any Glass Party, to:

    Genband Holdings Company
    3605 E Plano Pkwy
    Plano, Texas 75074
    Attention: David Walsh
    Email: david.walsh@genband.com
    Facsimile: (972) 521-5837

  with a copy (which shall not constitute notice) to:

    Latham & Watkins LLP
    885 Third Avenue
    New York, New York 10022
    Attention: David S. Allinson
    Email: david.allinson@lw.com
    Facsimile: (212) 751-4864

        (b)   if to any Solstice Party, to:

    Sonus Networks, Inc.
    4 Technology Park Dr.
    Westford, Massachusetts 01886
    Attention: General Counsel
    Email: jsnider@sonusnet.com
    Facsimile: (978) 614-8913

  with a copy (which shall not constitute notice) to:

    Wilmer Cutler Pickering Hale and Dorr LLP
    60 State Street
    Boston, Massachusetts 02109
    Attention: Jay E. Bothwick, Esq. and Joseph B. Conahan, Esq.
    Email: jay.bothwick@wilmerhale.com; joseph.conahan@wilmerhale.com
    Facsimile: (617) 526-5000

        9.3    Assignment; Binding Effect; Benefit.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 6.14, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.4    Entire Agreement.     This Agreement, the Exhibits, the Schedules, the Solstice Disclosure Letter, the Glass Disclosure Letter and any documents delivered by the parties in connection herewith and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

        9.5    Amendments.     This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Mergers by the stockholders of Solstice and the other parties to such Mergers, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders unless such amendment is subject to such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.6    Governing Law.     This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Transactions, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the Transactions, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (collectively with Delaware Court of Chancery, the "Delaware Courts"). Each of the parties hereto further agrees not to commence any litigation relating to this Agreement or the Transactions except in the Delaware Courts, waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY DEFENSE OR OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING UNDER THIS AGREEMENT

BROUGHT IN THE DELAWARE COURTS AND ANY CLAIM THAT ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        9.7    Counterparts.     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

        9.8    Headings.     Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

        9.9    Interpretation.     Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) "either" and "or" are not exclusive and "include," "includes" and "including" are not limiting; (b) "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) "date of this Agreement" refers to the date set forth in the initial caption of this Agreement; (d) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an "Article," "Section," "Exhibit" or "Schedule" refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to "$" or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign law include any rules, regulations and delegated legislation issued thereunder; and (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. If any date on which a party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

        9.10    Waivers.     Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        9.11    Incorporation of Disclosure Letters and Exhibits.     The Solstice Disclosure Letter, the Glass Disclosure Letter and all Exhibits and Schedules hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        9.12    Severability.     If any provision (or part thereof) of this Agreement is invalid, illegal or unenforceable, that provision (or part thereof) will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision (or part thereof) will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions (or parts thereof) of this Agreement will not in any way be affected or impaired thereby. If any provision (or part thereof) of this Agreement is so broad as to be unenforceable, the provision (or part thereof) shall be interpreted to be only so broad as is enforceable.

        9.13    Enforcement of Agreement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or if this Agreement was otherwise breached and that monetary damages, even if available, would not be an adequate remedy hereunder. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court without proof of actual damages and each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or in equity for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

SONUS NETWORKS, INC.
By:	/s/ RAYMOND P. DOLAN
	Name:	Raymond P. Dolan
	Title:	President and CEO

SOLSTICE SAPPHIRE INVESTMENTS, INC.,
By:	/s/ SUSAN VILLARE
	Name:	Susan Villare
	Title:	President and Treasurer

SOLSTICE SAPPHIRE, INC.,
By:	/s/ SUSAN VILLARE
	Name:	Susan Villare
	Title:	President and Treasurer

GREEN SAPPHIRE INVESTMENTS LLC,
By:	/s/ SUSAN VILLARE
	Name:	Susan Villare
	Title:	President and Treasurer

GREEN SAPPHIRE LLC,
By:	/s/ SUSAN VILLARE
	Name:	Susan Villare
	Title:	President and Treasurer

GENBAND HOLDINGS COMPANY,
By:	/s/ DAVID WALSH
	Name:	David Walsh
	Title:	President, CEO and Chairman

GENBAND INC.,
By:	/s/ DAVID WALSH
	Name:	David Walsh
	Title:	President, CEO and Chairman

GENBAND II INC.,
By:	/s/ DAVID WALSH
	Name:	David Walsh
	Title:	President, CEO and Chairman

EXHIBIT A—VOTING AGREEMENT
Included as Annex H to the Joint Proxy Statement/Prospectus

EXHIBIT B—FORM OF STOCKHOLDERS AGREEMENT
Included as Annex I to the Joint Proxy Statement/Prospectus

EXHIBIT C—FORM OF REGISTRATION RIGHTS AGREEMENT
Included as Annex J to the Joint Proxy Statement/Prospectus

EXHIBIT D—FORM OF PROMISSORY NOTE
Included as Annex K to the Joint Proxy Statement/Prospectus

EXHIBIT E—FORM OF AMENDED AND RESTATED SOLSTICE CERTIFICATE OF INCORPORATION

SONUS NETWORKS, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I
NAME

        The name of the corporation (the "Corporation") is Sonus Networks, Inc.

ARTICLE II
REGISTERED AGENT

        The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808; and the name of its registered agent is Corporation Service Company.

ARTICLE III
PURPOSE

        The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV
CAPITAL STOCK

        The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,100 shares, consisting solely of:

        1,000 shares of common stock, par value $0.001 per share (the "Common Stock"); and

        100 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

        The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

A.
COMMON STOCK.

        1.    General.     The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

        2.    Voting.     The holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

        3.    Dividends.     Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

        4.    Liquidation.     Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding shares of Preferred Stock.

B.
PREFERRED STOCK.

        1.    General.

        Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

        Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to the Preferred Stock of any other series, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Restated Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

        Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Article IV shall be set forth in a certificate of designation along with the number of shares of stock of such series as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such class or series are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such class or series are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such class or series, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Restated Certificate of Incorporation all matters set forth in the certificate of designations with respect to such class or series of stock. If no shares of any such class or series established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such class or series have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such class or series is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

        The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

          (a)   Each director shall hold office until the next annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Except as may otherwise be provided by the DGCL or the By-Laws of the Corporation, any director or the entire Board of Directors may be removed from office at any time, with or without cause but only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the Corporation's stock entitled to vote for the election of directors. The number of directors constituting the full Board of Directors shall be such number as the Board of Directors from time to time may determine.

          (b)   The Board of Directors shall have the power and authority: (i) to adopt, amend or repeal By-Laws of the Corporation, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Certificate, by law, or by the By-Laws; and (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.

ARTICLE VI
LIMITATION OF LIABILITY

        No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; PROVIDED, HOWEVER, that to the extent required from time to time by applicable law, this Article VI shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

ARTICLE VII
INDEMNIFICATION

        The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

        Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article VII, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

        The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

        The indemnification rights provided in this Article VII (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VII.

ARTICLE VIII
COMPROMISES AND ARRANGEMENTS

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE IX
CERTAIN TRANSACTIONS

        The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential economic benefits to stockholders, including without limitation (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation's capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity, (ii) the impact of such a transaction on the employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates, and (iii) the impact of such a transaction on the unique corporate culture and atmosphere of the Corporation.

ARTICLE X
STOCKHOLDER ACTION

        Any action required or permitted to be taken by the stockholders of the Corporation may be taken either at a duly called annual or special meeting of the stockholders or by written consent in lieu of such a meeting, and special meetings of stockholders may be called only by the Chairman of the Board of Directors, the President, or a majority of the Board of Directors.

ARTICLE XI
SEVERABILITY

        To the extent that any provision of this Restated Certificate of Incorporation is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Restated Certificate of Incorporation, and following any determination by a court of competent jurisdiction that any provision of this Restated Certificate of incorporation is invalid or unenforceable, this Restated Certificate of Incorporation shall contain only such provisions (i) as were in effect immediately prior to such determination and (ii) were not so determined to be invalid or unenforceable.

ARTICLE XII
AMENDMENTS

        The affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding stock of the Corporation entitled to vote thereon (in addition to any separate class vote required by law or that may in the future be required pursuant to the terms of any outstanding Preferred Stock), voting together as a single class, shall be required to amend or repeal the provisions of Articles IV (to the extent it relates to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), V, VII, IX, X, or XII of this Restated Certificate of Incorporation or to reduce the numbers of authorized shares of Common Stock or Preferred Stock.

* * *

EXHIBIT F—FORM OF AMENDED AND RESTATED GLASS MEMORANDUM AND
ARTICLES OF ASSOCIATION
Included as an attachment to Annex B to the Joint Proxy Statement/Prospectus

EXHIBIT G—FORM OF AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF THE COMPANY
Included as Annex F to the Joint Proxy Statement/Prospectus

EXHIBIT H—FORM OF AMENDED AND RESTATED BY-LAWS OF THE COMPANY
Included as Annex G to the Joint Proxy Statement/Prospectus

EXHIBIT I—FORM OF SOLSTICE OFFICER'S CERTIFICATE

CERTIFICATE OF SONUS NETWORKS, INC.

                        , 2017

  Re:
  Agreement and Plan of Merger dated May 23, 2017 (the "Agreement") by and among Sonus Networks, Inc., Solstice Sapphire Investments, Inc., Solstice Sapphire, Inc., Green Sapphire Investments LLC, Green Sapphire LLC, Genband Holdings Company, Genband Inc., and Genband II, Inc.

        This certificate is supplied to you in connection with your rendering of an opinion regarding certain U.S. federal income tax consequences of certain of the Mergers to be undertaken pursuant to the Agreement. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

        A.    Representations.     The undersigned hereby certifies and represents that the following facts are true, correct and complete in all respects and will be true, correct and complete in all respects at the Effective Time:

          1.     Solstice and, to the best knowledge of the undersigned, the stockholders of Solstice ("Equityholders") are participating in the Solstice Merger for good and valid business reasons and not for tax purposes. The terms of the Agreement and all other agreements entered into in connection with the Agreement are the products of arm's length negotiation;

          2.     The Mergers will occur on the same date at approximately the same time as part of a single plan pursuant to the terms of the Agreement, and the Agreement defines the rights of each of the parties to the transactions contemplated by the Agreement;

          3.     Each Equityholder will transfer its stock in Solstice pursuant to the Solstice Merger solely in exchange for Company stock (and/or cash received in lieu of fractional shares of Company stock). Any cash received in lieu of fractional shares of Company stock is the only consideration other than Company stock that will be received by Equityholders in connection with the transfer of their stock in Solstice in the Solstice Merger. Any Company stock to be received by the Equityholders will be issued by the Company;

          4.     Other than with regard to Company Stock issued in exchange for Compensatory Solstice Stock, which Company stock shall not exceed 1.5% of the value of all Company stock that is issued and outstanding after the Mergers, no Company stock or securities will be issued in the Solstice Merger for services rendered to or for the benefit of the Company or its Subsidiaries in connection with the Solstice Merger. "Compensatory Solstice Stock" shall mean any Solstice Restricted Shares and any Solstice stock received in settlement of Solstice RSUs that vest by reason of the Solstice Merger;

          5.     No Company stock or securities will be issued in the Solstice Merger for indebtedness of the Company or for interest on indebtedness of the Company;

          6.     There is no intercorporate indebtedness existing between Solstice, on the one hand, and the Company, on the other hand, that was issued, acquired, or will be settled at a discount;

          7.     The Solstice Merger is not the result of the solicitation by a promoter, broker, or investment house;

          8.     The Equityholders will not retain any rights in the Solstice stock to be transferred to the Company pursuant to the Solstice Merger at or after the Effective Time;

          9.     No Company stock received in the Solstice Merger will be received in exchange for any licenses, leases or similar rights between the Equityholders and the Company;

          10.   To the best knowledge of the undersigned, no property transferred to the Company in connection with the Mergers will be leased back to an Equityholder, another shareholder of the Company or a related party;

          11.   Solstice and persons related to Solstice, as defined in Treas. Reg. Section 1.368-1(e)(3), have not redeemed, purchased, exchanged or otherwise acquired any Solstice stock and Solstice has not made any distributions with respect to its stock, in connection with the Mergers;

          12.   The Solstice stock to be exchanged for Company stock in the Solstice Merger was not acquired by the Equityholders in connection with the liquidation of another corporation;

          13.   No liabilities of any Equityholders will be assumed by the Company in the Solstice Merger;

          14.   To the best knowledge of the undersigned, the Solstice stock to be transferred to the Company in the Solstice Merger is not subject to any liabilities;

          15.   To the best knowledge of the undersigned, at the time of the Mergers, there will be no indebtedness between the Company and the Equityholders, and there will be no indebtedness created in favor of the Equityholders as a result of the Solstice Merger;

          16.   To the best knowledge of the undersigned, following the Solstice Merger, Solstice will continue its "historic business" within the meaning of Treasury Regulation Section 1.368-1(d) or use a significant portion of its historic business assets in a business;

          17.   To the best knowledge of the undersigned, there is no plan or intention on the part of the Company to redeem or otherwise reacquire any stock or indebtedness to be issued by the Company in the Mergers. To the best knowledge of the undersigned, no person related to the Company, as defined in Treas. Reg. Section 1.368-1(e)(3), and no person acting as intermediary for the Company or such related person (i) has acquired any stock of Solstice or (ii) has a plan or intention to acquire any of the Company stock to be issued in the Mergers;

          18.   To the best knowledge of the undersigned, the Equityholders do not have any plan or intention to sell, exchange or otherwise dispose of any of the Company stock to be issued in the Solstice Merger;

          19.   To the best knowledge of the undersigned, taking into account any issuance of additional shares of Company stock, any issuance of Company stock for services (including the Company stock that will be issued to holders of Class E Shares (as defined in the Amended and Restated Memorandum and Articles of Association of Glass) of Glass and the Company stock that will be issued to holders of Compensatory Solstice Stock in respect of such Compensatory Solstice Stock, which Company stock, in the aggregate, shall not exceed 1.5% of the value of all Company stock that is issued and outstanding after the Mergers (such Company common stock issued to such holders, the "Compensatory Company Stock")), the exercise of any Company stock rights, warrants or subscriptions, a public offering of Company stock, and the sale, exchange, transfer by gift, or other disposition of any of the stock of Company to be received in the Mergers, the direct shareholders of Glass immediately prior to the Mergers (excluding for this purpose (i) any shareholders of Glass who receive Compensatory Company Stock and (ii) the Glass Corporate Members and their stockholders), together with the Equityholders (excluding for this purpose any Equityholders who receive Compensatory Company Stock in their capacity as holders of Compensatory Solstice Stock) (together, such holders, the "Control Transferors"), will be in "control" (within the meaning of Sections 351(a) and 368(c) of the Code) of the Company immediately after the Mergers;

          20.   To the best knowledge of the undersigned, there exist no rights to acquire Company stock or to vote (or restrict or otherwise control the vote of) shares of Company stock which, if exercised, would affect the Control Transferors' acquisition and retention of "control" (within the meaning of Sections 351(a) and 368(c) of the Code) of the Company. To the best knowledge of the undersigned, there is no plan or intention for the Company to issue additional shares of Company stock after the Mergers, or take any other action, that would result in the Control Transferors not being in "control" of the Company after the Mergers;

          21.   The Equityholders will receive Company stock with a fair market value approximately equal to the fair market value of the Solstice stock disposed of in the Solstice Merger;

          22.   No Company stock will be placed in escrow or will be issued after the Closing Date pursuant to a contingent stock arrangement, in each case, in connection with the Mergers;

          23.   The principal purpose of the formation and use of the Company is not the avoidance of U.S. federal income tax or to obtain a U.S. federal income tax benefit that would have otherwise been unavailable;

          24.   To the best knowledge of the undersigned, the Company will remain in existence and retain and use the property transferred to it in a trade or business (or such property will reflect the ownership of subsidiaries engaged in a trade or business);

          25.   To the best knowledge of the undersigned, the Company has no plan or intention (i) to liquidate Solstice, (ii) to merge Glass or Solstice with or into another entity, (iii) to sell or otherwise dispose of the shares of Glass or the stock of Solstice acquired in the Mergers, (iv) to sell or otherwise dispose of the assets of Glass or Solstice or (v) to cause Glass or Solstice to sell or otherwise dispose of any of its assets, except, in the case of (iv) and (v), dispositions of assets made in the ordinary course of business and, in the case of (iii), (iv) and (v), transfers or successive transfers of stock or assets to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation;

          26.   Each of the parties to the Mergers will pay its own expenses, if any, incurred in connection with the proposed transactions;

          27.   To the best knowledge of the undersigned, at the Effective Time and immediately thereafter, the Company will not be an investment company within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1)(ii);

          28.   Neither Solstice nor, to the best knowledge of the undersigned, the Company or any Equityholder is under the jurisdiction of a court in a title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code);

          29.   At the Effective Time and immediately thereafter, to the best knowledge of the undersigned, the Company will not be a "personal service corporation" within the meaning of Section 269A of the Code;

          30.   The Solstice Merger will be consummated in compliance with the terms of the Agreement and none of the terms and conditions therein have been or will have been waived or modified. The Agreement and the other documents described in Section 9.4 of the Agreement constitute the entire agreement among the parties thereto with respect to the matters governed thereby;

          31.   To the best knowledge of the undersigned, the Equityholders and the Company will comply with the reporting and record-keeping requirements set forth in Treasury Regulations Section 1.351-3;

          32.   Prior to the Solstice Merger, the Company will be in "control" of Solstice Merger Sub within the meaning of Section 368(c) of the Code;

          33.   Solstice has no plan or intention to issue additional shares of its stock that would result in the Company losing control of Solstice within the meaning of Section 368(c) of the Code following the Solstice Merger;

          34.   Prior to the Solstice Merger, the Company has never owned any shares of Solstice.

          35.   The facts which relate to the Mergers which are described in the Agreement and the Joint Proxy Statement/Prospectus are true, correct and complete in all material respects;

          36.   None of the compensation received from the Company or its subsidiaries in connection with or after the Mergers by any Equityholder who is (or was) a service provider of Solstice will be separate consideration for, or allocable to, such Equityholder's shares of Solstice stock surrendered in the Solstice Merger; none of the shares of Company stock received in the Solstice Merger by any Equityholder who is (or was) a service provider of Solstice will be separate consideration for any past or future services; and the compensation paid to any such Equityholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services; and

          37.   The undersigned officer of Solstice is authorized to make all of the representations set forth herein on behalf of itself and Solstice.

        B.    Reliance by Law Firms in Rendering Opinions: Limitation on the Opinions.

          1.     The undersigned recognizes and agrees that (i) the opinions of WilmerHale LLP and Latham & Watkins LLP (the "Law Firms") (each, an "Opinion") will be based on the representations set forth herein and will assume that all of the representations and statements set forth herein are true without regard to any qualification as to knowledge or belief and will be based on the statements contained in the Agreement and the documents related thereto, (ii) each Opinion will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations are not accurate in all material respects without regard to any qualification as to knowledge or belief, and (iii) notwithstanding any provisions of the Agreement to the contrary, the representations set forth in this letter will survive without limitation.

          2.     The undersigned recognizes and agrees that no Opinion will address any tax consequences of the Mergers or any action taken in connection therewith except as expressly set forth in such Opinion.

          3.     The undersigned hereby undertakes to inform the Law Firms immediately in writing should any of the statements or representations set forth in this letter become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

        In witness whereof, the undersigned executed this certificate as of the date and year first above-written.

Sonus Networks, Inc.
By:
Name:
Title:

EXHIBIT J—FORM OF GLASS OFFICER'S CERTIFICATE

CERTIFICATE OF GENBAND HOLDINGS COMPANY

            , 2017

  Re:
  Agreement and Plan of Merger dated May 23, 2017 (the "Agreement") by and among Sonus Networks, Inc., Solstice Sapphire Investments, Inc., Solstice Sapphire, Inc., Green Sapphire Investments LLC, Green Sapphire LLC, Genband Holdings company, Genband Inc., and Genband II, Inc.

        This certificate is supplied to you in connection with your rendering of an opinion regarding certain U.S. federal income tax consequences of certain of the Mergers to be undertaken pursuant to the Agreement. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

        A.    Representations.     The undersigned hereby certifies and represents that the following facts are true, correct and complete in all respects and will be true, correct and complete in all respects at the Effective Time:

          1.     Glass and, to the best knowledge of the undersigned, the direct shareholders in Glass (such shareholders, the "Equityholders") are participating in the Cayman Merger for good and valid business reasons and not for tax purposes. The terms of the Agreement and all other agreements entered into in connection with the Agreement are the products of arm's length negotiation;

          2.     The Mergers will occur on the same date at approximately the same time as part of a single plan pursuant to the terms of the Agreement, and the Agreement defines the rights of each of the parties to the transactions contemplated by the Agreement;

          3.     Each Equityholder (other than the Glass Corporate Members and the Equityholders entitled to receive the Promissory Note pursuant to Section 3.2(d)(ii) of the Agreement) who is entitled to receive consideration in the Cayman Merger will dispose of its shares in Glass pursuant to the Cayman Merger solely in exchange for Company stock (and/or cash received in lieu of fractional shares of Company stock). The Promissory Note and any cash received in lieu of fractional shares of Company stock are the only consideration other than Company stock that will be received by Equityholders in the Mergers. The Company stock to be received by the Equityholders will be issued by the Company;

          4.     Other than with regard to Company stock issued to holders of Class E Shares (as defined in the Amended and Restated Memorandum and Articles of Association of Glass) of Glass, which Company stock shall not exceed 1.5% of the value of all Company stock that is issued and outstanding after the Mergers, no Company stock or securities will be issued in the Cayman Merger for services rendered to or for the benefit of the Company or its Subsidiaries in connection with the Cayman Merger;

          5.     No Company stock or securities will be issued in the Cayman Merger for indebtedness of the Company or for interest on indebtedness of the Company;

          6.     The Cayman Merger is not the result of the solicitation by a promoter, broker, or investment house;

          7.     The Equityholders will not retain any rights in the Glass shares to be disposed of pursuant to the Cayman Merger at or after the Effective Time;

          8.     No Company stock received in the Cayman Merger will be received in exchange for any licenses, leases or similar rights between the Equityholders and the Company;

          9.     To the best knowledge of the undersigned, no property transferred to the Company in connection with the Mergers will be leased back to an Equityholder, another shareholder of the Company, or a related party;

          10.   The Glass shares to be disposed of in the Cayman Merger were not acquired by the Equityholders in connection with the liquidation of another corporation;

          11.   No liabilities of any Equityholders will be assumed by the Company in the Cayman Merger;

          12.   To the best knowledge of the undersigned, the Glass shares to be transferred to the Company in the Cayman Merger are not subject to any liabilities;

          13.   To the best knowledge of the undersigned, at the time of the Mergers, there will be no indebtedness between the Company and the Equityholders, and other than the Promissory Note, there will be no indebtedness created in favor of the Equityholders as a result of the Cayman Merger;

          14.   To the best knowledge of the undersigned, following the Mergers, Solstice will continue its "historic business" within the meaning of Treasury Regulation Section 1.368-1(d) or use a significant portion of its historic business assets in a business;

          15.   To the best knowledge of the undersigned, there is no plan or intention on the part of the Company to redeem or otherwise reacquire any stock or indebtedness to be issued by the Company in the Mergers. To the best knowledge of the undersigned, no person related to the Company, as defined in Treas. Reg. Section 1.368-1(e)(3), and no person acting as intermediary for the Company or such related person (i) has acquired any shares of Glass or (ii) has a plan or intention to acquire any of the Company stock to be issued in the Mergers;

          16.   To the best knowledge of the undersigned, the Equityholders do not have any plan or intention to sell, exchange or otherwise dispose of any of the Company stock to be issued in the Cayman Merger;

          17.   To the best knowledge of the undersigned, taking into account any issuance of additional shares of Company stock, any issuance of Company stock for services (including the Company stock that will be issued to holders of Class E Shares (as defined in the Amended and Restated Memorandum and Articles of Association of Glass) of Glass and the Company stock that will be issued in exchange for any Solstice Restricted Shares and any Solstice stock received in settlement of Solstice RSUs that vest by reason of the Solstice Merger, which Company stock, in the aggregate, shall not exceed 1.5% of the value of all Company stock that is issued and outstanding after the Mergers (such Company common stock issued to such holders, the "Compensatory Company Stock")) , the exercise of any Company stock rights, warrants or subscriptions, a public offering of Company stock, and the sale, exchange, transfer by gift, or other disposition of any of the stock of Company to be received in the Mergers, the Equityholders (excluding for this purpose (i) the Equityholders who receive Compensatory Company Stock and (ii) the Glass Corporate Members and their stockholders), together with the direct stockholders of Solstice immediately prior to the Mergers (excluding for this purpose any stockholders of Solstice who receive Compensatory Company Stock in their capacity as holders of the Solstice stock exchanged for such Compensatory Company Stock) (together, such holders, the "Control Transferors") will be in "control" (within the meaning of Sections 351(a) and 368(c) of the Code) of the Company immediately after the Mergers;

          18.   To the best knowledge of the undersigned, there exist no rights to acquire Company stock or to vote (or restrict or otherwise control the vote of) shares of Company stock which, if exercised, would affect the Control Transferors' acquisition and retention of "control" (within the meaning of Sections 351(a) and 368(c) of the Code) of the Company. To the best knowledge of the undersigned, there is no plan or intention for the Company to issue additional shares of Company stock after the Mergers, or take any other action, that would result in the Control Transferors not being in "control" of the Company after the Mergers;

          19.   In exchange for the Glass shares disposed of in the Cayman Merger, the Equityholders will receive Company stock or other property with a fair market value approximately equal to the fair market value of the Glass shares disposed of in the Cayman Merger;

          20.   No Company stock will be placed in escrow or will be issued after the Closing Date pursuant to a contingent stock arrangement, in each case, in connection with the Mergers;

          21.   The principal purpose of the formation and use of the Company is not the avoidance of U.S. federal income tax or to obtain a U.S. federal income tax benefit that would have otherwise been unavailable;

          22.   To the best knowledge of the undersigned, the Company will remain in existence and retain and use the property transferred to it in a trade or business (or such property will reflect the ownership of subsidiaries engaged in a trade or business);

          23.   To the best knowledge of the undersigned, the Company has no plan or intention (i) to liquidate Solstice, (ii) to merge Glass or Solstice with or into another entity, (iii) to sell or otherwise dispose of the shares of Glass or the stock of Solstice acquired in the Mergers, (iv) to sell or otherwise dispose of the assets of Glass or Solstice, or (v) to cause Glass or Solstice to sell or otherwise dispose of any of its assets, except, in the case of (iv) and (v), dispositions of assets made in the ordinary course of business and, in the case of (iii), (iv) and (v), transfers or successive transfers of stock or assets to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation;

          24.   Each of the parties to the Mergers will pay its own expenses, if any, incurred in connection with the proposed transactions;

          25.   To the best knowledge of the undersigned, at the Effective Time and immediately thereafter, the Company will not be an investment company within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1)(ii);

          26.   Neither Glass nor, to the best knowledge of the undersigned, any Equityholder is under the jurisdiction of a court in a title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code);

          27.   At the Effective Time and immediately thereafter, to the best knowledge of the undersigned, the Company will not be a "personal service corporation" within the meaning of Section 269A of the Code;

          28.   The Cayman Merger will be consummated in compliance with the terms of the Agreement and none of the terms and conditions therein have been or will have been waived or modified. The Agreement and the other documents described in Section 9.4 of the Agreement constitute the entire agreement among the parties thereto with respect to the matters governed thereby;

          29.   To the best knowledge of the undersigned, the Equityholders and the Company will comply with the reporting and record-keeping requirements set forth in Treasury Regulations Section 1.351-3;

          30.   To the best knowledge of the undersigned, the Company has no plan or intention to cause Solstice to issue additional shares of its stock that would result in the Company losing control of Solstice within the meaning of Section 368(c) of the Code following the Solstice Merger

          31.   The facts which relate to the Mergers which are described in the Agreement and the Joint Proxy Statement/Prospectus are true, correct and complete in all material respects;

          32.   None of the compensation received from the Company or its subsidiaries in connection with or after the Mergers by any Equityholder who is (or was) a service provider of Glass will be separate consideration for, or allocable to, such Equityholder's shares of Glass surrendered in the Cayman Merger; none of the shares of Company stock received in the Cayman Merger by any Equityholder who is (or was) a service provider of Glass (other than the Compensatory Company Stock) will be separate consideration for any past or future services; and the compensation paid to any such Equityholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services; and

          33.   The undersigned officer of Glass is authorized to make all of the representations set forth herein on behalf of itself and Glass.

        B.    Reliance by Law Firms in Rendering Opinions: Limitation on the Opinions.

          1.     The undersigned recognizes and agrees that (i) the opinions of WilmerHale LLP and Latham & Watkins LLP (the "Law Firms") (each, an "Opinion") will be based on the representations set forth herein and will assume that all of the representations and statements set forth herein are true without regard to any qualification as to knowledge or belief and will be based on the statements contained in the Agreement and the documents related thereto, (ii) each Opinion will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations are not accurate in all material respects without regard to any qualification as to knowledge or belief, and (iii) notwithstanding any provisions of the Agreement to the contrary, the representations set forth in this letter will survive without limitation.

          2.     The undersigned recognizes and agrees that no Opinion will address any tax consequences of the Mergers or any action taken in connection therewith except as expressly set forth in such Opinion.

          3.     The undersigned hereby undertakes to inform the Law Firms immediately in writing should any of the statements or representations set forth in this letter become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

        In witness whereof, the undersigned executed this certificate as of the date and year first above-written.

Genband Holdings Company
By:
Name:
Title:

EXHIBIT K—FORM OF GB OFFICER'S CERTIFICATE

CERTIFICATE OF GENBAND INC.

, 2017

  Re:
  Agreement and Plan of Merger dated May 23, 2017 (the "Agreement") by and among Sonus Networks, Inc., Solstice Sapphire Investments, Inc., Solstice Sapphire, Inc., Green Sapphire Investments LLC, Green Sapphire LLC, Genband Holdings Company, Genband Inc., and Genband II, Inc.

        This certificate is supplied to you in connection with your rendering of an opinion regarding certain U.S. federal income tax consequences of certain of the Mergers to be undertaken pursuant to the Agreement. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

        A.    Representations.     The undersigned hereby certifies and represents that the following facts are true, correct and complete in all respects and will be true, correct and complete in all respects at the Effective Time:

          1.     GB and, to the best knowledge of the undersigned, the direct stockholders in GB (such stockholders, the "Equityholders") are participating in the GB Merger for good and valid business reasons and not for tax purposes. The terms of the Agreement and all other agreements entered into in connection with the Agreement are the products of arm's length negotiation;

          2.     The Mergers will occur on the same date at approximately the same time as part of a single plan pursuant to the terms of the Agreement, and the Agreement defines the rights of each of the parties to the transactions contemplated by the Agreement;

          3.     Each Equityholder will dispose of its stock in GB pursuant to the GB Merger solely in exchange either (i) for no consideration or (ii) for Company stock (and/or cash received in lieu of fractional shares of Company stock). Any cash received in lieu of fractional shares of Company stock is the only consideration other than Company stock that will be received by Equityholders in connection with the disposition of their equity in GB via the GB Merger. Any Company stock to be received by the Equityholders will be issued by the Company;

          4.     No Company stock or securities will be issued in the GB Merger for services rendered to or for the benefit of the Company or its Subsidiaries in connection with the GB Merger;

          5.     No Company stock or securities will be issued in the GB Merger for indebtedness of the Company or for interest on indebtedness of the Company;

          6.     The GB Merger is not the result of the solicitation by a promoter, broker, or investment house;

          7.     The Equityholders will not retain any rights in the GB stock to be disposed of pursuant to the GB Merger at or after the Effective Time;

          8.     No Company stock received in the GB Merger will be received in exchange for any licenses, leases or similar rights between the Equityholders and the Company;

          9.     To the best knowledge of the undersigned, no property transferred to the Company in connection with the Mergers will be leased back to an Equityholder, another shareholder of the Company or a related party;

          10.   The GB stock disposed of in the GB Merger was not acquired by the Equityholders in connection with the liquidation of another corporation, and the Glass shares held by GB were not acquired by GB in connection with the liquidation of another corporation;

          11.   No liabilities of any Equityholders will be assumed by the Company in the GB Merger;

          12.   To the best knowledge of the undersigned, the GB stock to be disposed of in the GB Merger is not subject to any liabilities;

          13.   To the best knowledge of the undersigned, at the time of the Mergers, there will be no indebtedness between the Company and the Equityholders, and there will be no indebtedness created in favor of the Equityholders as a result of the GB Merger;

          14.   To the best knowledge of the undersigned, following the Mergers, Solstice will continue its "historic business" within the meaning of Treasury Regulation Section 1.368-1(d) or use a significant portion of its historic business assets in a business;

          15.   To the best knowledge of the undersigned, there is no plan or intention on the part of the Company to redeem or otherwise reacquire any stock or indebtedness to be issued by the Company in the Mergers. To the best knowledge of the undersigned, no person related to the Company, as defined in Treas. Reg. Section 1.368-1(e)(3), and no person acting as intermediary for the Company or such related person (i) has acquired any stock of GB or (ii) has a plan or intention to acquire any of the Company stock to be issued in the Mergers;

          16.   To the best knowledge of the undersigned, the Equityholders do not have any plan or intention to sell, exchange or otherwise dispose of any of the Company stock issued in the GB Merger;

          17.   To the best knowledge of the undersigned, taking into account any issuance of additional shares of Company stock, any issuance of Company stock for services (including the Company stock that will be issued to holders of Class E Shares (as defined in the Amended and Restated Memorandum and Articles of Association of Glass) of Glass and the Company stock that will be issued in exchange for any Solstice Restricted Shares and any Solstice stock received in settlement of Solstice RSUs that vest by reason of the Solstice Merger, which Company stock, in the aggregate, shall not exceed 1.5% of the value of all Company stock that is issued and outstanding after the Mergers (such Company common stock issued to such holders, the "Compensatory Company Stock")), the exercise of any Company stock rights, warrants or subscriptions, a public offering of Company stock, and the sale, exchange, transfer by gift, or other disposition of any of the stock of Company to be received in the Mergers, the direct shareholders of Glass immediately prior to the Mergers (excluding for this purpose (i) any shareholders of Glass who receive Compensatory Company Stock and (ii) the Glass Corporate Members and their stockholders), together with the direct stockholders of Solstice immediately prior to the Mergers (excluding for this purpose any stockholders of Solstice who receive Compensatory Company Stock in their capacity as holders of the Solstice stock exchanged for such Compensatory Company Stock) (together, such holders, the "Control Transferors"), will be in "control" (within the meaning of Sections 351(a) and 368(c) of the Code) of the Company immediately after the Mergers;

          18.   To the best knowledge of the undersigned, there exist no rights to acquire Company stock or to vote (or restrict or otherwise control the vote of) shares of Company stock which, if exercised, would affect the Control Transferors' acquisition and retention of "control" (within the meaning of Sections 351(a) and 368(c) of the Code) of the Company. To the best knowledge of the undersigned, there is no plan or intention for the Company to issue additional shares of Company stock after the Mergers, or take any other action, that would result in the Control Transferors not being in "control" of the Company after the Mergers;

          19.   The Equityholders will receive Company stock or other property approximately equal to the fair market value of the GB stock disposed of in the GB Merger;

          20.   No Company stock will be placed in escrow or will be issued after the Closing Date pursuant to a contingent stock arrangement, in each case, in connection with the Mergers;

          21.   The principal purpose of the formation and use of the Company is not the avoidance of U.S. federal income tax or to obtain a U.S. federal income tax benefit that would have otherwise been unavailable;

          22.   To the best knowledge of the undersigned, the Company will remain in existence and retain and use the property transferred to it in a trade or business (or such property will reflect the ownership of subsidiaries engaged in a trade or business);

          23.   To the best knowledge of the undersigned, , the Company has no plan or intention (i) to liquidate Solstice, (ii) to merge Glass or Solstice with or into another entity, (iii) to sell or otherwise dispose of the shares of Glass or the stock of Solstice acquired in the Mergers, (iv) to sell or otherwise dispose of the assets of Glass or Solstice, or (v) to cause Glass or Solstice to sell or otherwise dispose of any of its assets, except, in the case of (iv) and (v), dispositions of assets made in the ordinary course of business and, in the case of (iii), (iv) and (v), transfers or successive transfers of stock or assets to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation;

          24.   Each of the parties to the Mergers will pay its own expenses, if any, incurred in connection with the proposed transactions;

          25.   To the best knowledge of the undersigned, at the Effective Time and immediately thereafter, the Company will not be an investment company within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1)(ii);

          26.   Neither GB nor, to the best knowledge of the undersigned, any Equityholder is under the jurisdiction of a court in a title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code);

          27.   At the Effective Time and immediately thereafter, to the best knowledge of the undersigned, the Company will not be a "personal service corporation" within the meaning of Section 269A of the Code;

          28.   The GB Merger will be consummated in compliance with the terms of the Agreement and none of the terms and conditions therein have been or will have been waived or modified. The Agreement and the other documents described in Section 9.4 of the Agreement constitute the entire agreement among the parties thereto with respect to the matters governed thereby;

          29.   To the best knowledge of the undersigned, the Equityholders and the Company will comply with the reporting and record-keeping requirements set forth in Treasury Regulations Section 1.351-3;

          30.   To the best knowledge of the undersigned, the Company has no plan or intention to cause Solstice to issue additional shares of its stock that would result in the Company losing control of Solstice within the meaning of Section 368(c) of the Code following the Solstice Merger;

          31.   The facts which relate to the Mergers which are described in the Agreement and the Joint Proxy Statement/Prospectus are true, correct and complete in all material respects;

          32.   None of the compensation received from the Company or its subsidiaries in connection with or after the Mergers by any Equityholder who is (or was) a service provider of GB will be separate consideration for, or allocable to, such Equityholder's stock of GB surrendered in the GB Merger; none of the shares of Company stock received in the GB Merger by any Equityholder who is (or was) a service provider of GB will be separate consideration for any past or future services; and the compensation paid to any such Equityholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services; and

          33.   The undersigned officer of GB is authorized to make all of the representations set forth herein on behalf of itself and GB.

        B.    Reliance by Law Firms in Rendering Opinions: Limitation on the Opinions.

          1.     The undersigned recognizes and agrees that (i) the opinions of WilmerHale LLP and Latham & Watkins LLP (the "Law Firms") (each, an "Opinion") will be based on the representations set forth herein and will assume that all of the representations and statements set forth herein are true without regard to any qualification as to knowledge or belief and will be based on the statements contained in the Agreement and the documents related thereto, (ii) each Opinion will be subject to certain limitations and qualifications, including that it may not be relied upon if any such representations are not accurate in all material respects without regard to any qualification as to knowledge or belief, and (iii) notwithstanding any provisions of the Agreement to the contrary, the representations set forth in this letter will survive without limitation.

          2.     The undersigned recognizes and agrees that no Opinion will address any tax consequences of the Mergers or any action taken in connection therewith except as expressly set forth in such Opinion.

          3.     The undersigned hereby undertakes to inform the Law Firms immediately in writing should any of the statements or representations set forth in this letter become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

        In witness whereof, the undersigned executed this certificate as of the date and year first above-written.

Genband Inc.
By:
Name:
Title:

EXHIBIT L—FORM OF GB II OFFICER'S CERTIFICATE

CERTIFICATE OF GENBAND II, INC.

                                    , 2017

  Re:
  Agreement and Plan of Merger dated May 23, 2017 (the "Agreement") by and among Sonus Networks, Inc., Solstice Sapphire Investments, Inc., Solstice Sapphire, Inc., Green Sapphire Investments LLC, Green Sapphire LLC, Genband Holdings Company, Genband Inc., and Genband II, Inc.

        This certificate is supplied to you in connection with your rendering of an opinion regarding certain U.S. federal income tax consequences of certain of the Mergers to be undertaken pursuant to the Agreement. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

        A.    Representations.     The undersigned hereby certifies and represents that the following facts are true, correct and complete in all respects and will be true, correct and complete in all respects at the Effective Time:

          1.     GB II and, to the best knowledge of the undersigned, the direct stockholders in GB II (such stockholders, the "Equityholders") are participating in the GB II Merger for good and valid business reasons and not for tax purposes. The terms of the Agreement and all other agreements entered into in connection with the Agreement are the products of arm's length negotiation;

          2.     The Mergers will occur on the same date at approximately the same time as part of a single plan pursuant to the terms of the Agreement, and the Agreement defines the rights of each of the parties to the transactions contemplated by the Agreement;

          3.     Each Equityholder will dispose of its stock in GB II pursuant to the GB II Merger solely in exchange either (i) for no consideration or (ii) for Company stock (and/or cash received in lieu of fractional shares of Company stock). Any cash received in lieu of fractional shares of Company stock is the only consideration other than Company stock that will be received by Equityholders in connection with the disposition of their stock in GB II via the GB II Merger. Any Company stock to be received by the Equityholders will be issued by the Company;

          4.     No Company stock or securities will be issued in the GB II Merger for services rendered to or for the benefit of the Company or its Subsidiaries in connection with the GB II Merger;

          5.     No Company stock or securities will be issued in the GB II Merger for indebtedness of the Company or for interest on indebtedness of the Company;

          6.     The GB II Merger is not the result of the solicitation by a promoter, broker, or investment house;

          7.     The Equityholders will not retain any rights in the GB II stock to be disposed of pursuant to the GB II Merger at or after the Effective Time;

          8.     No Company stock received in the GB II Merger will be received in exchange for any licenses, leases or similar rights between the Equityholders and the Company;

          9.     To the best knowledge of the undersigned, no property transferred to the Company in connection with the Mergers will be leased back to an Equityholder, another shareholder of the Company or a related party;

          10.   The GB II stock disposed of in the GB II Merger was not acquired by the Equityholders in connection with the liquidation of another corporation, and the Glass shares held by GB II were not acquired by GB II in connection with the liquidation of another corporation;

          11.   No liabilities of any Equityholders will be assumed by the Company in the GB II Merger;

          12.   To the best knowledge of the undersigned, the GB II stock to be disposed of in the GB II Merger is not subject to any liabilities;

          13.   To the best knowledge of the undersigned, at the time of the Mergers, there will be no indebtedness between the Company and the Equityholders, and there will be no indebtedness created in favor of the Equityholders as a result of the GB II Merger;

          14.   To the best knowledge of the undersigned, following the Mergers, Solstice will continue its "historic business" within the meaning of Treasury Regulation Section 1.368-1(d) or use a significant portion of its historic business assets in a business;

          15.   To the best knowledge of the undersigned, there is no plan or intention on the part of the Company to redeem or otherwise reacquire any stock or indebtedness to be issued by the Company in the Mergers. To the best knowledge of the undersigned, no person related to the Company, as defined in Treas. Reg. Section 1.368-1(e)(3), and no person acting as intermediary for the Company or such related person (i) has acquired any stock of GB II or (ii) has a plan or intention to acquire any of the Company stock to be issued in the Mergers;

          16.   To the best knowledge of the undersigned, the Equityholders do not have any plan or intention to sell, exchange or otherwise dispose of any of the Company stock issued in the GB II Merger;

          17.   To the best knowledge of the undersigned, taking into account any issuance of additional shares of Company stock, any issuance of Company stock for services (including the Company stock that will be issued to holders of Class E Shares (as defined in the Amended and Restated Memorandum and Articles of Association of Glass) of Glass and the Company stock that will be issued in exchange for any Solstice Restricted Shares and any Solstice stock received in settlement of Solstice RSUs that vest by reason of the Solstice Merger, which Company stock, in the aggregate, shall not exceed 1.5% of the value of all Company stock that is issued and outstanding after the Mergers (such Company common stock issued to such holders, the "Compensatory Company Stock")), the exercise of any Company stock rights, warrants or subscriptions, a public offering of Company stock, and the sale, exchange, transfer by gift, or other disposition of any of the stock of Company to be received in the Mergers, the direct shareholders of Glass immediately prior to the Mergers (excluding for this purpose (i) any shareholders of Glass who receive Compensatory Company Stock and (ii) the Glass Corporate Members and their stockholders), together with the direct stockholders of Solstice immediately prior to the Mergers (excluding for this purpose any stockholders of Solstice who receive Compensatory Company Stock in their capacity as holders of the Solstice stock exchanged for such Compensatory Company Stock) (together, such holders, the "Control Transferors"), will be in "control" (within the meaning of Sections 351(a) and 368(c) of the Code) of the Company immediately after the Mergers;

          18.   To the best knowledge of the undersigned, there exist no rights to acquire Company stock or to vote (or restrict or otherwise control the vote of) shares of Company stock which, if exercised, would affect the Control Transferors' acquisition and retention of "control" (within the meaning of Sections 351(a) and 368(c) of the Code) of the Company. To the best knowledge of the undersigned, there is no plan or intention for the Company to issue additional shares of Company stock after the Mergers, or take any other action, that would result in the Control Transferors not being in "control" of the Company after the Mergers;

          19.   The Equityholders will receive Company stock or other property approximately equal to the fair market value of the GB II stock disposed of in the GB II Merger;

          20.   No Company stock will be placed in escrow or will be issued after the Closing Date pursuant to a contingent stock arrangement, in each case, in connection with the Mergers;

          21.   The principal purpose of the formation and use of the Company is not the avoidance of U.S. federal income tax or to obtain a U.S. federal income tax benefit that would have otherwise been unavailable;

          22.   To the best knowledge of the undersigned, the Company will remain in existence and retain and use the property transferred to it in a trade or business (or such property will reflect the ownership of subsidiaries engaged in a trade or business);

          23.   To the best knowledge of the undersigned, , the Company has no plan or intention (i) to liquidate Solstice, (ii) to merge Glass or Solstice with or into another entity, (iii) to sell or otherwise dispose of the shares of Glass or the stock of Solstice acquired in the Mergers, (iv) to sell or otherwise dispose of the assets of Glass or Solstice, or (v) to cause Glass or Solstice to sell or otherwise dispose of any of its assets, except, in the case of (iv) and (v), dispositions of assets made in the ordinary course of business and, in the case of (iii), (iv) and (v), transfers or successive transfers of stock or assets to one or more corporations controlled (within the meaning of Section 368(c) of the Code) in each case by the transferor corporation;

          24.   Each of the parties to the Mergers will pay its own expenses, if any, incurred in connection with the proposed transactions;

          25.   To the best knowledge of the undersigned, at the Effective Time and immediately thereafter, the Company will not be an investment company within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1)(ii);

          26.   Neither GB II nor, to the best knowledge of the undersigned, any Equityholder is under the jurisdiction of a court in a title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code);

          27.   At the Effective Time and immediately thereafter, to the best knowledge of the undersigned, the Company will not be a "personal service corporation" within the meaning of Section 269A of the Code;

          28.   The GB II Merger will be consummated in compliance with the terms of the Agreement and none of the terms and conditions therein have been or will have been waived or modified. The Agreement and the other documents described in Section 9.4 of the Agreement constitute the entire agreement among the parties thereto with respect to the matters governed thereby;

          29.   To the best knowledge of the undersigned, the Equityholders and the Company will comply with the reporting and record-keeping requirements set forth in Treasury Regulations Section 1.351-3;

          30.   To the best knowledge of the undersigned, the Company has no plan or intention to cause Solstice to issue additional shares of its stock that would result in the Company losing control of Solstice within the meaning of Section 368(c) of the Code following the Solstice Merger;

          31.   The facts which relate to the Mergers which are described in the Agreement and the Joint Proxy Statement/Prospectus are true, correct and complete in all material respects;

          32.   None of the compensation received from the Company or its subsidiaries in connection with or after the Mergers by any Equityholder who is (or was) a service provider of GB II will be separate consideration for, or allocable to, such Equityholder's stock of GB II surrendered in the GB II Merger; none of the shares of Company stock received in the GB II Merger by any Equityholder who is (or was) a service provider of GB II will be separate consideration for any past or future services; and the compensation paid to any such Equityholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services; and

          33.   The undersigned officer of GB II is authorized to make all of the representations set forth herein on behalf of itself and GB II.

        B.    Reliance by Law Firms in Rendering Opinions: Limitation on the Opinions.

          1.     The undersigned recognizes and agrees that (i) the opinions of WilmerHale LLP and Latham & Watkins LLP (the "Law Firms") (each, an "Opinion") will be based on the representations set forth herein and will assume that all of the representations and statements set forth herein are true without regard to any qualification as to knowledge or belief and will be based on the statements contained in the Agreement and the documents related thereto, (ii) each Opinion will be subject to certain limitations and qualifications, including that it may not be relied upon if any such representations are not accurate in all material respects without regard to any qualification as to knowledge or belief, and (iii) notwithstanding any provisions of the Agreement to the contrary, the representations set forth in this letter will survive without limitation.

          2.     The undersigned recognizes and agrees that no Opinion will address any tax consequences of the Mergers or any action taken in connection therewith except as expressly set forth in such Opinion.

          3.     The undersigned hereby undertakes to inform the Law Firms immediately in writing should any of the statements or representations set forth in this letter become untrue, incorrect or incomplete in any respect on or prior to the Effective Time.

        In witness whereof, the undersigned executed this certificate as of the date and year first above-written.

Genband II, Inc.
By:
Name:
Title:

Annex B

The Companies Law (2016 Revision) of the Cayman Islands

Plan of Merger

        This plan of merger (the "Plan of Merger") is made on [            ] 2017 between GENBAND Holdings Company (the "Surviving Company") and Green Sapphire Investments LLC (the "Merging Company").

        Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2016 Revision) (the "Statute").

        Whereas the Merging Company is a Delaware limited liability company and is entering into this Plan of Merger pursuant to Section 18-209 of the Delaware Limited Liability Company Act, 6 Del.C. §18-101, et seq. (the "Delaware Statute") and the provisions of Part XVI of the Statute.

        Whereas the sole member of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the "Merger").

        Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated May 23, 2017 and made between, amongst others, the Surviving Company and the Merging Company (the "Merger Agreement") a copy of which is annexed at Annexure 1 hereto.

        Now therefore this Plan of Merger provides as follows:

  1
  The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

  2
  The surviving company (as defined in the Statute) is the Surviving Company.

  3
  The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

  4
  Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$100,000 divided into 10,000,000,000 shares of a par value of US$0.00001 each and the Surviving Company will have [            ] shares in issue.

  5
  Immediately prior to the Effective Date (as defined below), the equity capital of the Merging Company will be the limited liability company interest in the Merging Company arising under the limited liability company agreement of the Merging Company.

  6
  The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute.

  7
  The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

  8
  The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

  9
  The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

  10
  There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

  11
  The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

  12
  The names and addresses of each director of the surviving company are:

  12.1
  John Bayless of 3605 E. Plano Pkwy., Plano, TX 75074, United States of America;

  12.2
  James Koven of 3605 E. Plano Pkwy., Plano, TX 75074, United States of America;

  12.3
  Mark Lancaster of 3605 E. Plano Pkwy., Plano, TX 75074, United States of America;

  12.4
  Steve Levy of 3605 E. Plano Pkwy., Plano, TX 75074, United States of America;

  12.5
  Ray Rothrock of 3605 E. Plano Pkwy., Plano, TX 75074, United States of America;

  12.6
  David Walsh of 3605 E. Plano Pkwy., Plano, TX 75074, United States of America;

  12.7
  Joseph Huffsmith of 3605 E. Plano Pkwy., Plano, TX 75074, United States of America;

  12.8
  Alexander Russo of 3605 E. Plano Pkwy., Plano, TX 75074, United States of America;

  12.9
  Dick Cashin of 3605 E. Plano Pkwy., Plano, TX 75074, United States of America; and

  12.10
  Richard Smith of 3605 E. Plano Pkwy., Plano, TX 75074, United States of America.

  13
  This Plan of Merger has been approved by the board of directors of the Surviving Company pursuant to section 233(3) of the Statute.

  14
  This Plan of Merger has been authorised by the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company.

  15
  All necessary approvals have been obtained from the members, officers and management of the Merging Company pursuant to the Delaware Statute.

  16
  At any time prior to the Effective Date, this Plan of Merger may be:

  16.1
  terminated by the board of directors of the Surviving Company or the sole member of the Merging Company;

  16.2
  amended by the board of directors of the Surviving Company and the sole member of the Merging Company to:

  (a)
  change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

  (b)
  effect any other changes to this Plan of Merger which the directors of the Surviving Company and the sole member of the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of the Surviving Company and the sole member of the Merging Company, respectively.

  17
  This Plan of Merger may be executed in counterparts.

  18
  This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

(Signature Page follows)

        In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for and on behalf of	)
GENBAND Holdings Company	)	Name:
Acting by:	)	Title:
)
SIGNED by	)
Duly authorised for and on behalf of	)
Green Sapphire Investments LLC	)	Name:
Acting by:	)	Title:
Solstice Sapphire Investments, Inc.	)
Acting by:	)

ANNEXURE 1—MERGER AGREEMENT

Included as Annex A to the Joint Proxy Statement/Prospectus

ANNEXURE 2—FORM OF AMENDED AND RESTATED GLASS MEMORANDUM AND
ARTICLES OF ASSOCIATION

THE COMPANIES LAW (2016 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

GENBAND Holdings Company
(adopted by special resolution dated [*] 2017)

THE COMPANIES LAW (2016 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
GENBAND Holdings Company
(adopted by special resolution dated [*] 2017)

1
The name of the Company is GENBAND Holdings Company.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member's shares.

5
The share capital of the Company is US$100,000.00 divided into 10,000,000,000,000 shares of a par value of US$0.00001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

 THE COMPANIES LAW (2016 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES

AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
GENBAND Holdings Company
(adopted by special resolution dated [*] 2017)

1          Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Articles"	means these articles of association of the Company.
"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).
"Company"	means the above named company.
"Directors"	means the directors for the time being of the Company.
"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
"Electronic Record"	has the same meaning as in the Electronic Transactions Law.
"Electronic Transactions Law"	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
"Member"	has the same meaning as in the Statute.
"Memorandum"	means the memorandum of association of the Company.
"Ordinary Resolution"
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
"Registered Office"	means the registered office for the time being of the Company.
"Seal"	means the common seal of the Company and includes every duplicate seal.
"Share"	means a share in the Company and includes a fraction of a share in the Company.
"Special Resolution"	has the same meaning as in the Statute, and includes a unanimous written resolution.
"Statute"	means the Companies Law (2016 Revision) of the Cayman Islands.
"Subscriber"	means the subscriber to the Memorandum.
"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
"shall" shall be construed as imperative and "may" shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)
sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)
the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2          Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3          Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7
Transfer of Shares

7.1
Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2
The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2
Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9          Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10        Variation of Rights of Shares

10.1
If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13        Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors.

Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Amendments of Memorandum and Articles of Association and Alteration of Capital

17.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3
Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

18
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

19
General Meetings

19.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

19.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3
The Directors may call general meetings, and they shall on a Members' requisition forthwith proceed to convene an extraordinary general meeting of the Company.

19.4
A Members' requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5
The Members' requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6
If there are no Directors as at the date of the deposit of the Members' requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members' requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7
A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20
Notice of General Meetings

20.1
At least five clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21        Proceedings at General Meetings

21.1
No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9
A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10
Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11
The demand for a poll may be withdrawn.

21.12
Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14
In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

22
Votes of Members

22.1
Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6
On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7
On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23
Proxies

23.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24
Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

26
Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27
Powers of Directors

27.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28
Appointment and Removal of Directors

28.1
The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

28.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29
Vacation of Office of Director

The office of a Director shall be vacated if:

(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of

    Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

  (c)
  the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

  (d)
  the Director is found to be or becomes of unsound mind; or

  (e)
  all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30
Proceedings of Directors

30.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5
A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8
All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9
A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31
Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

32
Directors' Interests

32.1
A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2
A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3
A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

32.4
No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5
A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

34
Delegation of Directors' Powers

34.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

34.5
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35
Alternate Directors

35.1
Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2
An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3
An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

35.4
Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

35.5
Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors.

  Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44
Winding Up

44.1
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Annex C

Article 5.2 and Related Provisions of
the Amended and Restated Memorandum and Articles of Association
(the "Articles of Association")
of GENBAND Holdings Company

        Set forth below is the text of Article 5.2 and other related provisions of the Articles of Association. GENBAND will send a copy of the full text of the Articles of Association to GENBAND shareholders, GB stockholders and GB II stockholders, without charge, upon such shareholders' request.

5.2
Subject to the Statute and these Articles, the Board of Directors may resolve to pay Dividends and make other distributions of any assets of the Company or any net proceeds thereof (including, without limitation, any net proceeds resulting from the operation of such assets, the net proceeds of any debt financing transaction using such assets as collateral (to the extent allocable thereto) or the net proceeds of any disposition of such assets, in each case, as such net proceeds are reasonably determined by the Board of Directors), from time to time (as determined by the Board of Directors), subject to such withholding or reserves as the Board of Directors may deem appropriate in its discretion. All such Dividends and distributions, as well as any other distributions (including upon a merger or consolidation of the Company resulting in a change of control involving a third party, a sale of all or substantially all of the assets of the Company and any winding-up, dissolution or liquidation of the Company, in each case, the existence of which shall be determined by the Board of Directors), shall be made in the following order of priority (provided, that the distributions contemplated by Step A and Step B shall occur simultaneously, after giving effect to all Benchmark Amounts):

(a)
Step A:

(i)
First, to the holders of Class C Shares in proportion to the respective aggregate Class C Accreted Amount of the Class C Shares held thereby based upon which of the following methodologies would result in greater cumulative Dividends and other distributions to the holders of a majority of the Class C Shares:

(A)
to the holders of Class C Shares until the cumulative Dividends and other distributions pursuant to this Article 5.2(a)(i) and Article 5.4 equals the aggregate Class C Accreted Amount for all outstanding Class C Shares at the applicable time of the Dividend or distribution;

(B)
to the holders of Class C Shares until the cumulative Dividends and other distributions pursuant to this Article 5.2(a)(i) and Article 5.4 equals the aggregate Class C Accreted Amount for all outstanding Class C Shares at the applicable time of the Dividend or distribution; to the holders of Class C Shares until the cumulative Dividends and other distributions pursuant to this Article 5.2(a)(i) and Article 5.4 equals the amount that would be paid in Dividends and other distributions to the holders of Class C Shares pursuant to this Article 5.2 and Article 5.4 if (x) each outstanding Class C Share was converted into that number of Class A Shares equal to the Class C Accreted Amount of such Class C Share at the applicable time of the Dividend or other distribution divided by $0.070486161, (y) each such Class A Share resulting from the hypothetical conversion of Class C Shares pursuant to the proceeding clause (x) had an amount of Unreturned Capital equal to the average amount of the Unreturned Capital of each outstanding Class A Share (not including any Class A Shares resulting from the hypothetical conversion) at the applicable time and (z) all such Dividends and other distributions were made pursuant to Article 5.2 and Article 5.4, including the Class A Shares resulting from such hypothetical conversion of Class C Shares into Class A Shares;

    (ii)
    second, to the holders of Class A Shares in proportion to the respective Unreturned Capital of each such Member in respect of the Class A Shares held thereby until the cumulative Dividends and other distributions pursuant to this Article 5.2(a)(ii) and Article 5.4 equals the aggregate amount of all Capital Contributions made by holders of Class A Shares with respect to their Class A Shares; and

    (iii)
    thereafter, to the holders of Class A Shares and Class B Shares pro rata based on the number of such Shares held by each holder relative to all of the issued and outstanding Class A Shares and Class B Shares; provided, that (x) any Dividends and other distributions to be made in respect of Offset B Shares shall be reduced by any Dividends and other distributions made in respect of Class E Shares that upon their issuance caused the applicable Class B Shares to become Offset B Shares and (y) to the extent any Class E Shares have been redeemed or repurchased by the Company, those Class E Shares nonetheless shall be deemed to be outstanding for purposes of reducing Dividends and distributions in respect of any Offset B Shares pursuant to the immediately preceding clause; and

  (b)
  Step B: (i) to the holders of Class E Shares an amount for each Class E Share owned by such holder equal to (x) the total Dividends and other distributions made in respect of Class A Shares, Class B Shares and Class C Shares pursuant to Step A (without giving effect to the reductions thereto pursuant to this Step B), less (y) the Benchmark Amount applicable to the Class E Shares, and that difference multiplied by (z) a fraction, the numerator of which is one (1) and the denominator of which is the total number of the outstanding Class A Shares, Class B Shares, Class C Shares and Class E Shares, and (ii) the total amounts available for Dividends and other distributions to the holders of Class A Shares, Class B Shares and Class C Shares pursuant to Step A will be reduced by the corresponding amounts (as if such amounts were not available for Dividends and other distributions) necessary to make the Dividends and other distributions required pursuant to this Step B.

  Notwithstanding anything to the contrary in this Article 5.2, no Dividend or distribution (other than any tax distribution pursuant to Article 5.4) shall be made in respect of any Class B Share with a Benchmark Amount until the aggregate distributions made to holders of Class A Shares and Class C Shares pursuant to this Article 5.2 and Article 5.4 from the date of issuance of such Class B Share equals the Benchmark Amount of such Class B Share. The amount of any reduction in distributions in respect of a Class B Share resulting from the application of the foregoing sentence shall be distributed in respect of the other outstanding Shares in accordance with this Article 5.2.

  (c)
  To further clarify the above, Exhibit A, sets forth an example of hypothetical distributions as of the date and based upon the assumptions set forth in such Exhibit.

4.1(b)
The Board of Directors shall determine a benchmark amount (the "Benchmark Amount"), if any, with respect to each Class B Share and Class E Share. For the Class B Shares, the Benchmark Amount shall be the sum of (i) the "Benchmark Target" as determined by the Board of Directors at the time such Class B Share is issued which amount shall be reflected in the records of the Company plus (ii) the sum of all Capital Contributions made after the date of such issuance of such Class B Share, less (iii) the sum of all distributions made with respect to the Class A and the Class C Shares after the date of such issuance of such Class B Share under Article 5 hereof For the Class E Shares, the Benchmark Amount shall be the sum of (i) the "Benchmark Target" as determined by the Board of Directors at the time such Class E Share is issued which amount shall be reflected in the records of the Company plus (ii) each time a Capital Contribution is made after the date issuance of such Class E Share, an amount equal to the quotient of (A) the amount of such Capital Contribution divided by (B) the quotient of (x) the total equity value of the Company implied by such Capital Contribution (which shall be determined immediately prior to such Capital Contribution by the Board of Directors in good faith), divided by (y) the Benchmark Amount applicable to such Class E Share immediately prior to such Capital Contribution, less (iii) the sum of all distributions made with respect to the Class A and the Class C Shares after the date of such issuance of such Class E Share under Article 5 hereof. The Class B Shares issued on December 20, 2010 shall have a Benchmark Target equal to zero and the Class E Shares issued on July 30, 2013 shall have a Benchmark Target equal to $478,000,000, It is intended that if a Class B Share or Class E Share issued after that date would, absent a Benchmark Amount, be entitled to a share of proceeds if the Company's assets were sold at their fair market value immediately after issuance of such Class B Share or Class E Share, as applicable, and the proceeds from such sale were distributed in a complete liquidation of the Company, that the Benchmark Target with respect to such newly issued Class B Share or Class E Share, as applicable, be equal to the fair market value (as determined by the Board of Directors in good faith) of the Company's assets on the date of issuance of such Class B Share or Class E Share, as applicable. This Article 4.1(b), together with the provisions of Article 5, is intended to result in each Class B Share and each Class E Share being treated as a "profits interest" for U.S. federal income tax purposes as of the date such Class B Share or such Class E Share, as applicable, is issued. Any person who receives Class B Shares or Class E Shares shall (i), unless such person has already made a Capital Contribution to the Company in exchange for Class A Shares, make a Capital Contribution to the Company in the amount of $1,000 in exchange for Class A Shares, and (ii) make a timely and effective election under Section 83(b) of the Code with respect to such Class B Shares or Class E Shares, as applicable.

4.2
Combination and Reclassification of Prior Series.    On December 19, 2012, (i) each of the Company's Class A Shares (par value $0.00001 per share) previously designated as "GENBAND US Series" and each of the Company's Class A Shares (par value $0.00001 per share) previously designated as "Cayman IP Co Series" were reclassified and redesignated into one share of the Company's Class A Shares (par value $0.00001 per share) and any designation of such Shares as shares of the Prior Series was terminated and extinguished, and (ii) each of the Company's Class B Shares (par value $0.00001 per share) previously designated as "GENBAND US Series" and each of the Company's Class B Shares (par value $0.00001 per share) previously designated as "Cayman IP Co Series" were reclassified and redesignated into one share of the Company's Class B Shares (par value $0.00001 per share) and any designation of such Shares as shares of the Prior Series was terminated and extinguished. The Register of Members was modified and updated to give effect to the reclassification and redesignation of all Class A Shares and Class B Shares of a Prior Series. Any prior allocation or segregation of assets and/or liabilities of the Company by or in respect of a Prior Series was terminated and extinguished as of the close of business on December 19, 2012. Any allocation or segregation of assets and/or liabilities of the Company by or in respect of a Prior Series shall remain in full force and effect for all purposes for any periods prior to and including December 19, 2012. Any reference in the Shareholders Agreement to Shares of either the "GENBAND US Series" or the "Cayman IP Co Series" shall be deemed to refer to a Class A Share or Class B Shares (as applicable) without any designation of such Share as part of any Prior Series.

4.4
Capital Contributions.    The initial capital contributions to the Company made in respect of the Prior Series pursuant to the GENBAND Subscription Agreement, the Contribution Agreement and the Amended and Restated Stock Purchase Agreement shall be deemed to be Capital Contributions to the Company in respect of the Class A Shares into which such shares of the

  Prior Series were reclassified and redesignated (as described in Article 4.2). With respect to the issuance of all Class A Shares issued through the date of adoption of these Articles (as reclassified and redesignated), the Board of Directors has determined that the value of Capital Contributions made at the time of issuance of each such Class A Share was equal to $0.146. The parties agree that the amount of the Capital Contribution made by OEP III pursuant to the 2012 Contribution Agreement is equal to $343,472,237. The Company and the Members hereby agree that the fair market value of the indebtedness contributed by OEP III pursuant to the 2012 Contribution Agreement is equal to the "liquidation value" (as defined in Section 1.108-8 of the Treasury Regulations) of OEP III's Class C Shares received in exchange therefor and that the "liquidation value" of such Class C Shares is equal to $343,472,237. In the event that any Person makes additional Capital Contributions (other than those described above), such Capital Contributions will be made on terms satisfactory to the Board of Directors and in accordance with the Shareholders Agreement, and additional Shares of the applicable Class, as determined by the Board of Directors, shall be issued to such Person. In the event that the Company issues Shares in connection with the Company's acquisition of other businesses, legal entities, securities or other assets or properties (whether by direct or indirect purchase, merger, consolidation, reorganization or otherwise), the Board of Directors shall fix and determine the Capital Contributions to the Company made with respect to such issuances and the fair market value of such initial Capital Contributions.

5.4.
Notwithstanding Article 5.2, to the extent that (a) any Member has a Tax Liability with respect to any relevant period and (b) the Company has Available Cash and is permitted to do so under the Statute, the Company shall make quarterly distributions of such Available Cash to the Members pro rata in accordance with such Members' Tax Liability until each Member's Tax Liability has been reduced to zero. Distributions made pursuant to this Article 5.4 shall be treated as advances of distributions to be made pursuant to Article 5.2 and Article 47, as applicable, and will be credited against and will reduce future distributions to be made to each Member under such Articles.

Selected Definitions

"Amended and Restated Stock Purchase Agreement"	means the Amended and Restated Stock Purchase Agreement, dated May 25, 2010, by and among GENBAND Inc., the Company, GENBAND Holdco Inc. and certain other investors identified therein.
"Articles"	means these amended and restated articles of association of the Company.
"Available Cash"	means all cash of the Company at any given time less any amounts set aside for the restoration, increase or creation of reasonable Reserves.
"Benchmark Amount"	has the meaning set forth in Article 4.1(b) below.
"Board of Directors"	means the Board of Directors of the Company.

"Class C Accreted Amount"	means, with respect to each Class C Share, an amount initial equal to US $0.070486161 and the aggregate then-existing amount of which shall: (i) increase at a rate of 13% per annum, accruing daily and compounded annually and (ii) decrease by the amount of (x) any Dividends paid in respect of such Class C Share solely pursuant to a Special Quarterly Dividend and (y) any quarterly distribution paid in respect of such Class C Share pursuant to Article 5A up to an amount not to exceed the maximum Special Quarterly Dividend that could be paid to such Class C Share for such quarter pursuant to Article 5.1; provided, that the aggregate amount that the Class C Accretion Amount for a Class C Share shall decrease pursuant to this clause (ii) for any quarter shall not exceed the maximum Special Quarterly Dividend that could be paid in respect of such Class C Share for such quarter pursuant to Article 5.1.
"Company"	means GENBAND Holdings Company.
"Contribution Agreement"	means the contribution and restructuring agreement, dated May 18, 2010, among GENBAND Inc, GENBAND Holdco, Inc, NextPoint Networks, Inc, and the other parties thereto.
"Code"	means the United States Internal Revenue Code of 1986, as amended.
"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to these Articles.
"GENBAND Subscription Agreement"	means the Subscription Agreement dated, May 25, 2010, pursuant to which the Company issued Shares to GENBAND Holdco, Inc, and NextPoint, Inc.
"Member"	has the same meaning as in the Statute.
"OEP"	means One Equity Partners III, LP. or its successors or assignees
"Offset B Shares"	means any Class B Shares held by a Person that is also issued Class E Shares.
"Prior Series"	means the prior designation of Class A Shares and Class B Shares as either "GENBAND US Series" or "Cayman IP Co Series," as applicable.
"Quarterly Determination Date"	means each of March 31, June 30, September 30 and December 31 of each year beginning on March 31, 2013.
"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate register of Members.
"Reserves"
means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Board of Directors for working capital, to pay taxes, insurance, debt service, and other costs or expenses incident to the conduct of business by the Company.

"Share"	means a share in the Company and includes a fraction of a share in the Company.
"Shareholders Agreement"	means that Fifth Amended and Restated Stockholders Agreement, dated as of July 30, 2013, as amended from time to time, by and among the Company, GENBAND Inc., and the other parties thereto.
"Special Quarterly Dividend"
means a Dividend payable pursuant to Article 5.2 in an amount up to the difference between the Class C Accreted Amount on the date of such Dividend minus, the amount of the Class C Accreted Amount on the date of the immediately preceding Quarterly Determination Date.
"Statute"	means the Companies Law (2012 Revision) of the Cayman Islands.
"Tax Liability"
means, with respect to any Member, the amount that is equal to the excess, if any, of (a) an amount sufficient to satisfy such Member's (or, if such Member is fiscally transparent for U.S. federal income tax purposes, such Member's direct or indirect owners') assumed U.S. federal and applicable state income tax liability (calculated based on an assumed tax rate equal to the highest combined marginal income tax rate for an individual or corporation, whichever is higher, resident in New York, New York) with respect to the cumulative income and gain, net of prior losses, allocated to such Member by the Company for U.S. federal income tax purposes pursuant to these Articles, from the inception of such Member's status as such through the end of the current fiscal quarter over (b) all prior cumulative distributions made to such Member by the Company.
"Transfer" or "Transferring"
means (including by means of change of ownership or change of control of a Member or any person directly or indirectly controlling a Member if such change is designed to circumvent the provisions of these Articles) when used as a verb, to directly or indirectly sell, transfer, give, assign, pledge, hypothecate, exchange or otherwise dispose of and, when used as a noun, the direct or indirect sale, transfer, gift, assignment, pledge, hypothecation, exchange or other disposition; provided, that any transaction or series of transactions involving the change of ownership or change of control of a Member or any person directly or indirectly controlling a Member shall not be deemed a Transfer if the fair market value of the Shares held by such Member or other person directly or indirectly constitute less than fifty percent of the fair market value of the assets of such Member or other person.

"Unreturned Capital"	means the amount equal to all of the Capital Contributions made by a Member in respect of Shares of a particular Class (and, with respect to Shares held by such Member that were Transferred after the date of issuance, by such Member's predecessor in interest) minus all distributions received by that Member in respect of Shares of that Class (and, with respect to Shares held by such Member that were Transferred after the date of issuance, by such Member's predecessor in interest).

EXHIBIT A

(for illustration purposes only)

Assumptions Used in all Examples below:
Total Issued Class A Shares	1,792,592,651
Total Issued Class B Shares	122,220,304

Total Issued Class A and B Shares	1,914,812,955

*
excluding Unallocated Mgmt Pool and Phantom Shares

Equity Valuation of the Company immediately prior to the contribution of indebtedness to the Company in exchange for Class C Shares ("Pre-Money Value") on the Closing Date	$135,000,000	28.2%
Implied Price Per Class A Share at time of Pre-Money Value	$0.0705
Total Class C Accreted Amount on all Class C Shares as of Closing Date	$343,472,237	71.8%
Class C Accreted Amount Per Class C Share on the Closing Date	$0.0705

Total Class C Shares Issued and Outstanding	4,872,903,160

Equity Valuation of the Company immediately following the contribution of indebtedness to the Company in exchange for Class C Shares on the Closing Date	$478,472,237
Total Issued Class C, A and B Shares	6,787,716,115
Total Issued Class E Shares	754,190,679
Class E Shares Benchmark Amount	$478,000,000
Total Offset B Shares	109,574,172
Total Class B Shares, net of Offset B Shares	12,646,132
Total Class A, B, C and E Shares	7,541,906,794

        Assume no additional issuances of shares prior to hypothetical Realization Event

Waterfall Example 1:

        Assume 3 years from issuance of Class C Shares, Realization Event in which there is $700M available for distribution and no other Realized Company Value

        Assume that there have been no distributions (tax or otherwise) or dividends

Class E Shares

Realization Event consideration	$700,000,000
Benchmark Amount	$478,000,000

Remaining Amount for participation by holders of Class E Shares	$222,000,000
Per Share Amount payable to holders of Class E Shares	$0.0294
# Class E Shares Issued	754,190,679

Total Amount Payable under 5.2(b)	22,200,000

Class C Shares

        Distributions in respect of the Class C Shares will equal the greater of:

  a)
  If distributed pursuant to Article 5.2(a)(i)(A)

			Capital Account Balance:
Initial Class C Accreted Amount per Class C Share	$0.0705		Class A Share Unreturned Capital at time of Pre-Money Value	$0.1460
	1.13	× 3 years	Total income allocated to Class A Shares	$—

	$0.08		Tax rate	50%
	1.13		Tax distributions Received	—
	$0.09		Tax distributions Per Class A Share	$—
	1.13		Avg. Class A Share Unreturned Capital After tax distributions	$0.1460
Class C Accreted Amount per Class C Share at time of Realization Event	$0.1017
# Class C Shares issued	4,872,903,160

Total Class C Accreted Amount for all outstanding Class C Shares at time of Realization Event	$495,713,244

Tax Distributions Received	$—

Total Amount Payable under 5.2(a)(i)(A)	$495,713,244

  or

  b)
  If distributed pursuant to Article 5.2(a)(i)(B)

Class C Accreted Amount per Class C Share at time of Realization Event	0.1017
Initial Class C Accreted Amount per Class C Share	0.0705
Conversion rate if Class C Shares were to convert into Class A Shares at the time of Realization Event	1.4429
# Class C Shares issued	4,872,903,160

# of Class A Shares that the Class C Shares were to convert into at the time of Realization Event	7,031,097,351	79.7%
Actual # Class A Shares outstanding	1,792,592,651	20.3%

Total	8,823,690,002

Realization Event Consideration, net of Class E Share distribution	$677,800,000
Amount per share of Realization Event consideration	$0.0768
Total Participation Before Excluding Distributions	$540,100,319
Tax Distributions Received	$—

Total Amount Payable under 5.2(a)(i)(B)	$540,100,319

        Thus, Class C Shares would receive $540M (greater of a or b above) in such Realization Event

Class A Shares

Amount per share of Realization Event consideration	$0.0768
Actual # Class A shares outstanding	1,792,592,651

Total Amount Payable under 5.2(a)(ii)	$137,699,681

Class B Shares

        As Class A Shares received less than $.146 per share, there are no distributions for Class B Shares.

Amounts Distributed to Each Class on a Realization Event:
Class E Shares	$22,200,000
Class C Shares	$540,100,319
Class A Shares	$137,699,681	$700,000,000	Total Distributions
Class B Shares, net of Offset B Shares	$—

Waterfall Example 2:

        Assume 3 years from issuance of Class C Shares, Realization Event in which there is $1.48B available for distribution and no other Realized Company Value

        Assume in year 1 that GENBAND has income of $60 million and that the Class A Shares are not in a cumulative loss position—note that this assumption is used solely for illustrative purposes and that as of the Closing Date, the Class A Shares have a significant cumulative loss position

        Allocations of Net Profits and Net Losses are determined in accordance with the Articles regardless of the assumptions in this Exhibit A. For illustrative purposes only, assume that income is first allocated to the Class C Shares to the extent of the Accretion Amount, then allocated to the issued Class A Shares. Assume that there is no income allocated to the Class E Shares.

        Assume that in year 2 and 3 there is no income

        Assume that the tax rate for purposes of tax distributions is 50%

        Assume in year 3, GB pays $20M in cash Special Quarterly Dividend

        Assume that the distributions paid on the Class E Shares are sufficient to offset proceeds payable on the offset B Shares

Class E Shares

Realization Event consideration	$1,400,000,000
Benchmark Amount	478,000,000

Remaining Amount for participation by holders of Class E Shares	$922,000,000
Per Share Amount payable to holders of Class E Shares	$0.1223
# Class E Shares Issued	754,190,679

Total Amount Payable under 5.2(b)	$92,200,000

Class C Shares

        Distributions in respect of the Class C Shares will equal the greater of:

  a)
  If distributed pursuant to Article 5.2(a)(i)(A)

			Capital Account Balance:
Initial Class C Accreted Amount per Class C Share	$0.0705		Class A Share Unreturned Capital at time of Pre-Money Value	$0.146
	1.065	**	Total income allocated to Class A Shares	$15,348,609

	$0.0751		Tax rate	50%
	1.13		Tax Distributions Received	7,674,305
	$0.0848		Tax distributions Per Class A Share	$0.0043
	1.13		Avg. Class A Share Unreturned Capital After tax distributions	$0.1417
Class C Accreted Amount per Class C Share at time of Realization Event	$0.0959
# Class C Shares issued	4,872,903,160

Total Class C Accreted Amount for all outstanding Class C Shares at time of Realization Event	$467,198,766

Special Quarterly Dividend received	$20,000,000

Total Amount Payable under 5.2(a)(i)	$447,198,766

**
the 13% is reduced to 6.5% to represent the 50% of tax distributions in that year or $22,138,746

  or

  b)
  If distributed pursuant to Article 5.2(a)(i)(B)

Accreted Value	$447,198,766
Class C Accreted Amount per Class C Share at time of Realization Event	0.0918
Initial Class C Accreted Amount per Class C Share	0.0705
Conversion rate if Class C Shares were to convert into Class A Shares at the time of Realization Event	1.3017
# Class C Shares issued	4,872,903,160

# of Class A Shares that the Class C Shares were to convert into at the time of Realization Event	6,342,977,705	78.0%
Actual # Class A Shares outstanding	1,792,592,651	22.0%

Total	8,135,570,356

Total Realization Event consideration, net of Class E Share distribution	$1,307,800,000	a
Total Consideration distributed to Class A Shares and Class C Shares on an as-converted Basis under 5.2(a)(i)(B) and 5.2(a)(ii)	$1,152,963,918	b
Amount per Class A Share of Realization Event consideration	$0.1417
# of Class A Shares that the Class C Shares would convert into at the time of Realization Event	6,342,977,705

Amount Payable to Class C under 5.2(a)(i) pursuant to hypothetical distribution under Section 5.2(a)(ii)	$898,919,695

# of Class A Shares that the Class C Shares were to convert into at the time of Realization Event	6,342,977,705	77.8%
Actual # Class A Shares outstanding	1,792,592,651	22.0%
Total Class B Shares, net of Offset B Shares	12,646,132	0.2%

as-if Total Class A Shares	8,148,216,488

Residual Realization Event Proceeds distributed under 5.2(a)(iii)	$154,836,082	a–b
Amount per share of Realization Event consideration under 5.2(a)(iii)	0.0190

Total Amount Payable to Class C under 5.2(a)(iii)	$120,532,121

Total Amount Payable to Class C Units under 5.2(a)(i)(B)	$1,019,451,816

        Thus, Class C shareholders would receive $1.019M (greater of a or b above) in such Realization Event, plus the tax distributions and dividends already received

Class A Shares

Total Realization Event consideration, net of Class E Share distribution	$1,307,800,000	a
Total Consideration distributed to Class A Shares and Class C Shares on an as-converted Basis under 5.2(a)(i)(B) and 5.2(a)(ii)	$1,152,963,918	b
Amount per share of Realization Event consideration	$0.1417
Actual # Class A Shares outstanding	1,792,592,651

Total Amount Payable to Class A under 5.2(a)(ii)	$254,044,222

Residual Realization Event Proceeds distributed under 5.2(a)(iii)	$154,836,082	a–b
Amount per share of Realization Event consideration under 5.2(a)(iii)	$0.0190
Actual # Class A Shares outstanding	1,792,592,651

Total Amount Payable to Class A under 5.2(a)(iii)	$34,063,654

Total Amount Payable to Class A under 5.2(a)(ii) and 5.2(a)(iii)	$288,107,876

Class B Shares

Residual Realization Event Proceeds distributed under 5.2(c)	$154,836,082	a–b
Amount per share of Realization Event consideration	$0.0190
Total Class B Shares, net of Offset B Shares	12,646,132

Total Amount Payable to Class B under 5.2(a)(iii)	$240,308

Amounts Distributed to Each Class on a Realization Event:
Class C Shares	$1,019,451,816
Class A Shares	$288,107,876
Class E Shares	92,200,000
Class B Shares, net of Offset B Shares	$240,308	$1,400,000,000	Total Distributions

Waterfall Example 3:

        Assume 3 years from issuance of Class C Shares, Realization Event in which there is $400M available for distribution and no other Realized Company Value

        Assume that there have been no distributions (tax or otherwise) or dividends

Class C Shares

        Distributions in respect of the Class C Shares will equal the greater of:

  a)
  If distributed pursuant to Article 5.2(a)(i)(A)

			Capital Account Balance:
Initial Class C Accreted Amount per Class C Share	$0.0705		Class A Share Unreturned Capital at time of Pre-Money Value	$0.1460
	1.13	× 3 years	Total income allocated to Class A Shares	$—

Class C Accreted Amount per Class C Share at time of Realization Event	$0.1017		Tax rate	50%
# Class C Shares issued	4,872,903,160		Tax distributions Received	—

Total Class C Accreted Amount for all			Tax distributions Per Class A Share	$—
outstanding Class C Shares at time of Realization Event	$495,713,244		Avg. Class A Share Unreturned Capital After tax distributions	$0.1460

Tax Distributions Received	$—

Total Amount Payable under 5.2(a)(i)(A)	$495,713,244

  or

  b)
  If distributed pursuant to Article 5.2(a)(i)(B)

Class C Accreted Amount per Class C Share at time of Realization Event	0.1017
Initial Class C Accreted Amount per Class C Share	0.0705
Conversion rate if Class C Shares were to convert into Class A Shares at the time of Realization Event	1.4429
# Class C Shares issued	4,872,903,160

# of Class A Shares that the Class C Shares were to convert into at the time of Realization Event	7,031,097,351	79.7%
Actual # Class A Shares outstanding	1,792,592,651	20.3%

Total	8,823,690,002

Realization Event consideration	$400,000,000
Amount per share of Realization Event consideration	$0.0453
Total Participation Before Excluding Distributions	$318,737,279
Tax Distributions Received	$—

Total Amount Payable under 5.2(a)(i)(B)	$318,737,279

        Thus, Class C shareholders would receive $491M (greater of a or b), however, limited to $400M in such Realization Event.

Class A Shares, Class E Shares & Class B Shares

        The Class A Shares and Class B Shares would not receive any proceeds from the Realization Event as the Realized Company Value is less than the Class C Accreted Amount

        The Class E Shares would not receive any proceeds from the Realization Event as the Realized company Value is less than the Benchmark Amount.

Amounts Distributed to Each Class on a Realization Event:
Class C Shares	$400,000,000
Class A Shares	$—
Class E Shares	$—
Class B Shares, net of Offset B Shares	$—	$400,000,000	Total Distributions

Annex D

[EVERCORE LETTERHEAD]

May 22, 2017

The Board of Directors of
Sonus Networks, Inc.
4 Technology Park Drive
Westford, MA 01186

Members of the Board of Directors:

        We understand that Sonus Networks, Inc., a Delaware corporation (the "Company"), proposes to enter into an Agreement and Plan of Merger, to be dated as of May 23, 2017 (the "Merger Agreement"), with Solstice Sapphire Investments, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company ("Newco"), Solstice Sapphire, Inc., a Delaware corporation and a direct wholly owned subsidiary of Newco ("Solstice Merger Sub"), Green Sapphire Investments LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Newco ("Cayman Merger Sub"), Green Sapphire LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Newco ("GB Merger Sub"), Genband Holdings Company, a Cayman Islands exempted company limited by shares ("Glass"), GENBAND Inc., a Delaware corporation ("GB") and GENBAND II, Inc., a Delaware corporation ("GB II" and together with Glass and GB, the "Glass Parties"), pursuant to which (a) Solstice Merger Sub will merge with and into the Company, with the Company surviving as a direct wholly owned subsidiary of Newco (the "Solstice Merger" and, together with the Glass Mergers (as defined below), the "Mergers"), (b) Cayman Merger Sub will merge with and into Glass, with Glass surviving as a direct or indirect wholly owned subsidiary of the Company (the "Glass Merger"), (c) GB will merge with and into GB Merger Sub, with GB Merger Sub surviving as a direct wholly owned subsidiary of Newco (the "GB Merger") and (d) GB II will merge with and into GB Merger Sub, with GB Merger Sub surviving as a direct wholly owned subsidiary of Newco (the "GB II Merger" and, together with the Glass Merger and the GB Merger, the "Glass Mergers").

        As a result of (a) the Solstice Merger, each share of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), other than the Excluded Solstice Shares (as defined in the Merger Agreement) will be converted into the right to receive one share of common stock, par value $0.01 per share ("Newco Common Stock"), of Newco (the "Solstice Exchange Ratio"), and (b) the Glass Mergers, among other things, (i) each share of common stock, par value $0.001 per share, of GB issued and outstanding immediately prior to the Effective Time, other than the Excluded GB Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive a number of shares of Newco Common Stock equal to one multiplied by the GB Exchange Ratio (as defined in the Merger Agreement), (c) each share of common stock, par value $0.001 per share, of GB II issued and outstanding immediately prior to the Effective Time, other than the Excluded GB II Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive a number of shares of Newco Common Stock equal to one multiplied by the GB II Exchange Ratio (as defined in the Merger Agreement), and (d) each share of capital stock or other equity interest of Glass (the "Glass Shares") issued and outstanding immediately prior to the Effective Time, other than the Excluded Glass Shares and Held Glass Shares (each as defined in the Merger Agreement), will be converted into the right to receive (i) that number of shares of Newco Common Stock and (ii) that portion of the Promissory Note (as defined in the Merger Agreement) that the holder of such Glass Share is entitled to receive as set forth in the Merger Agreement (such portion of the Promissory Note, the "Glass Note Consideration"). The Solstice Exchange Ratio, after giving effect to the Glass Mergers, results in the holders of shares of Company Common Stock immediately prior to the Effective Time holding 50% of the outstanding shares of Newco Common Stock immediately after the Effective Time. The aggregate amount of Newco Common Stock and Glass Note Consideration to be issued in connection with the Glass Mergers is

55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

herein referred to as the "Total Consideration". The terms and conditions of the Mergers are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

        The Board of Directors has asked us whether, in our opinion, the Solstice Exchange Ratio is fair, from a financial point of view, to the holders of shares of the Company Common Stock and whether the Total Consideration, taking into account a significant portion of such Total Consideration is in the form of Newco Common Stock, is fair, from a financial point of view, to the Company.

        In connection with rendering our opinion, we have, among other things:

  (i)
  reviewed certain publicly available information that we deemed to be relevant, including business and financial information (including research analysts' estimates) relating to the Company and business information relating to the Glass Parties;

  (ii)
  reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company and the Glass Parties prepared and furnished to, or otherwise discussed with, us by their respective managements;

  (iii)
  reviewed certain non-public projected financial data relating to the Company and the Glass Parties prepared and furnished to, or otherwise discussed with, us by their respective managements;

  (iv)
  reviewed certain non-public historical and projected operating data relating to the Company and the Glass Parties prepared and furnished to us by their respective managements;

  (v)
  discussed the past and current operations, financial projections and current financial condition of (a) the Company with management of the Company and (b) the Glass Parties with management of the Company and the Glass Parties (including in each case their views on the risks and uncertainties of achieving such projections);

  (vi)
  reviewed and discussed with the respective management of the Company and the Glass Parties certain estimates of the present value of the net operating losses of the Company and the Glass Parties prepared and furnished to, or otherwise discussed with, us by their respective managements, to be used after giving effect to the Mergers in accordance with pro forma utilization estimates prepared by or at the direction of and approved by the Company's management;

  (vii)
  reviewed analyses performed by respective managements of the Company and the Glass Parties with respect to cost synergies, including the amount and timing thereof, that management believes are realizable by the combined company as a result of the Mergers (the "Synergies");

  (viii)
  reviewed the reported prices and the historical trading activity of the Company Common Stock;

  (ix)
  compared certain financial performance metrics of the Company and its stock market trading multiples with the financial performance metrics and stock market trading multiples of certain other publicly traded companies that we deemed relevant;

  (x)
  compared the financial performance of the Glass Parties and the valuation multiples relating to the Mergers with those of certain other transactions that we deemed relevant;

  (xi)
  reviewed a draft of the Merger Agreement, the Principal Stockholders Agreement, the Voting Agreement and the Registration Rights Agreement, each in substantially final form, and assumed that the final form of each such agreement will not vary in any respect material to our analysis; and

  (xii)
  performed such other analyses and examinations and considered such other factors that we deemed appropriate.

        For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and the Glass Parties referred to above (including the Synergies), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company and the Glass Parties as to the future financial performance of the Company and the Glass Parties and as to the Synergies, including the amounts and timing of the realization of such Synergies. We express no view as to any projected financial data relating to the Company, the Glass Parties, the Synergies or the assumptions on which they are based, and we have assumed that the financial results reflected in the projected financial data and estimates utilized in our analyses, including with respect to the Synergies, will be realized in the amounts and at the times projected.

        For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Mergers will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Mergers will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the Glass parties or the consummation of the Mergers or materially reduce the benefits to the holders of the Company Common Stock of the Mergers.

        We have not made nor assumed any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of the Company or the Glass Parties, nor have we been furnished with any such inspection, valuation or appraisals, nor have we evaluated the solvency or fair value of the Company or the Glass Parties under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

        We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock, from a financial point of view, of the Solstice Exchange Ratio or the fairness to the Company of the Total Consideration, taking into account a significant portion of such Total Consideration is in the form of Newco Common Stock. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company or the Glass Parties, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any other party to the Merger Agreement, or any class of such persons, whether relative to the Total Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Mergers. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Mergers, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Mergers. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

        We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Mergers are consummated. Prior to this engagement, we, Evercore Group L.L.C., and its affiliates provided financial advisory services to the Company and had received fees for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Glass Parties pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Glass Parties in the future and in connection with any such services we may receive compensation.

        In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

        This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors of the Company in connection with its evaluation of the proposed Mergers. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

        This opinion may not be disclosed, quoted, referred or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Mergers; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Solstice Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock, and the Total Consideration, taking into account a significant portion of such Total Consideration is in the form of Newco Common Stock, is fair, from a financial point of view, to the Company.

Very truly yours,
EVERCORE GROUP L.L.C.
By:	/s/ NAVEEN NATARAJ Naveen Nataraj Senior Managing Director

[EVERCORE LETTERHEAD]

June 22, 2017

The Board of Directors of
Sonus Networks, Inc.
4 Technology Park Drive
Westford, MA 01186

Members of the Board of Directors:

        We understand that Sonus Networks, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger, dated as of May 23, 2017 (the "Merger Agreement"), with Solstice Sapphire Investments, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company ("Newco"), Solstice Sapphire, Inc., a Delaware corporation and a direct wholly owned subsidiary of Newco ("Solstice Merger Sub"), Green Sapphire Investments LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Newco ("Cayman Merger Sub"), Green Sapphire LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Newco ("GB Merger Sub"), Genband Holdings Company, a Cayman Islands exempted company limited by shares ("Glass"), GENBAND Inc., a Delaware corporation ("GB") and GENBAND II, Inc., a Delaware corporation ("GB II" and together with Glass and GB, the "Glass Parties"), pursuant to which (a) Solstice Merger Sub will merge with and into the Company, with the Company surviving as a direct wholly owned subsidiary of Newco (the "Solstice Merger" and, together with the Glass Mergers (as defined below), the "Mergers"), (b) Cayman Merger Sub will merge with and into Glass, with Glass surviving as a direct or indirect wholly owned subsidiary of the Company (the "Glass Merger"), (c) GB will merge with and into GB Merger Sub, with GB Merger Sub surviving as a direct wholly owned subsidiary of Newco (the "GB Merger") and (d) GB II will merge with and into GB Merger Sub, with GB Merger Sub surviving as a direct wholly owned subsidiary of Newco (the "GB II Merger" and, together with the Glass Merger and the GB Merger, the "Glass Mergers").

        As a result of (a) the Solstice Merger, each share of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), other than the Excluded Solstice Shares (as defined in the Merger Agreement) will be converted into the right to receive one share of common stock, par value $0.01 per share ("Newco Common Stock"), of Newco (the "Solstice Exchange Ratio"), and (b) the Glass Mergers, among other things, (i) each share of common stock, par value $0.001 per share, of GB issued and outstanding immediately prior to the Effective Time, other than the Excluded GB Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive a number of shares of Newco Common Stock equal to one multiplied by the GB Exchange Ratio (as defined in the Merger Agreement), (ii) each share of common stock, par value $0.001 per share, of GB II issued and outstanding immediately prior to the Effective Time, other than the Excluded GB II Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted into the right to receive a number of shares of Newco Common Stock equal to one multiplied by the GB II Exchange Ratio (as defined in the Merger Agreement), and (iii) each share of capital stock or other equity interest of Glass (the "Glass Shares") issued and outstanding immediately prior to the Effective Time, other than the Excluded Glass Shares and Held Glass Shares (each as defined in the Merger Agreement), will be converted into the right to receive (A) that number of shares of Newco Common Stock and (B) that portion of the Promissory Note (as defined in the Merger Agreement) that the holder of such Glass Share is entitled to receive as set forth in the Merger Agreement (such portion of the Promissory Note, the "Glass Note Consideration"). The Solstice Exchange Ratio, after giving effect to the Glass Mergers, results in the holders of shares of Company Common Stock immediately prior to the Effective Time holding 50% of the outstanding shares of

55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

Newco Common Stock immediately after the Effective Time. The aggregate amount of Newco Common Stock and Glass Note Consideration to be issued in connection with the Glass Mergers is herein referred to as the "Total Consideration". The terms and conditions of the Mergers are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

        On May 22, 2017, we rendered our opinion to the Board of Directors of the Company with respect to the fairness of the Solstice Exchange Ratio, from a financial point of view, to the holders of shares of the Company Common Stock and the fairness of the Total Consideration, taking into account a significant portion of such Total Consideration is in the form of Newco Common Stock, from a financial point of view, to the Company.

        On June 22, 2017, management of the Company furnished to us revised estimates of the present value of the net operating losses of the Company and the Glass Parties, together with corresponding revisions to the applicable tax rate estimates, in each case prepared and revised by management of the Company (the "Management Revised Tax Rate and NOL Estimates").

        You have asked us to render an additional opinion as to whether, as of May 22, 2017 and taking into account the Management Revised Tax Rate and NOL Estimates, the Solstice Exchange Ratio is fair, from a financial point of view, to the holders of shares of the Company Common Stock and whether the Total Consideration, taking into account a significant portion of such Total Consideration is in the form of Newco Common Stock, is fair, from a financial point of view, to the Company.

        In connection with rendering our opinion, we have, among other things:

  (i)
  reviewed certain publicly available information that we deemed to be relevant, including business and financial information (including research analysts' estimates) relating to the Company and business information relating to the Glass Parties;

  (ii)
  reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company and the Glass Parties prepared and furnished to, or otherwise discussed with, us by their respective managements;

  (iii)
  reviewed certain non-public projected financial data relating to the Company and the Glass Parties prepared and furnished to, or otherwise discussed with, us by their respective managements;

  (iv)
  reviewed certain non-public historical and projected operating data relating to the Company and the Glass Parties prepared and furnished to us by their respective managements;

  (v)
  discussed the past and current operations, financial projections and current financial condition of (a) the Company with management of the Company and (b) the Glass Parties with management of the Company and the Glass Parties (including in each case their views on the risks and uncertainties of achieving such projections);

  (vi)
  reviewed and discussed with the respective management of the Company and the Glass Parties the Management Revised Tax Rate and NOL Estimates, prepared for and furnished to, or otherwise discussed with, us by the management of Sonus and the Glass parties, respectively;

  (vii)
  reviewed and discussed with the respective management of the Company and the Glass Parties certain factors that impact pro forma taxes, including estimates of the net operating losses, in each case prepared for and furnished to, or otherwise discussed with, us by their respective managements, to be used after giving effect to the Mergers to determine pro forma effective tax rate estimates, which were prepared by or at the direction of and approved by the Company's management;

  (viii)
  reviewed analyses performed by respective managements of the Company and the Glass Parties with respect to cost synergies, including the amount and timing thereof, that management believes are realizable by the combined company as a result of the Mergers (the "Synergies");

  (ix)
  reviewed the reported prices and the historical trading activity of the Company Common Stock;

  (x)
  compared certain financial performance metrics of the Company and its stock market trading multiples with the financial performance metrics and stock market trading multiples of certain other publicly traded companies that we deemed relevant;

  (xi)
  compared the financial performance of the Glass Parties and the valuation multiples relating to the Mergers with those of certain other transactions that we deemed relevant;

  (xii)
  reviewed a draft of the Merger Agreement, the Principal Stockholders Agreement, the Voting Agreement and the Registration Rights Agreement, each in substantially final form, and assumed that the final form of each such agreement will not vary in any respect material to our analysis; and

  (xiii)
  performed such other analyses and examinations and considered such other factors that we deemed appropriate.

        For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and the Glass Parties referred to above (including the Synergies), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Company and the Glass Parties as to the future financial performance of the Company and the Glass Parties and as to the Synergies, including the amounts and timing of the realization of such Synergies. We express no view as to any projected financial data relating to the Company, the Glass Parties, the Synergies or the assumptions on which they are based, and we have assumed that the financial results reflected in the projected financial data and estimates utilized in our analyses, including with respect to the Synergies, will be realized in the amounts and at the times projected.

        For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Mergers will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Mergers will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the Glass parties or the consummation of the Mergers or materially reduce the benefits to the holders of the Company Common Stock of the Mergers.

        We have not made nor assumed any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of the Company or the Glass Parties, nor have we been furnished with any such inspection, valuation or appraisals, nor have we evaluated the solvency or fair value of the Company or the Glass Parties under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of May 22, 2017 (except with respect to the Management Revised Tax Rate and NOL Estimates) and financial, economic, market and other conditions as they existed and as could be evaluated on May 22,

2017. It is understood that subsequent developments after May 22, 2017 may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

        We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, as of May 22, 2017 and taking into account the Management Revised Tax Rate and NOL Estimates, to the holders of the Company Common Stock, from a financial point of view, of the Solstice Exchange Ratio or the fairness to the Company of the Total Consideration, taking into account a significant portion of such Total Consideration is in the form of Newco Common Stock. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company or the Glass Parties, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any other party to the Merger Agreement, or any class of such persons, whether relative to the Total Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Mergers. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Mergers, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Mergers. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

        We will not receive a fee for our services upon the rendering of this opinion. As part of this engagement, we received a fee of $1.5 million for our services in rendering to the Board of Directors of the Company a separate opinion on May 22, 2017. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will be entitled to receive a success fee if the Mergers are consummated. Prior to this engagement, we, Evercore Group L.L.C., and its affiliates provided financial advisory services to the Company and had received fees for the rendering of these services including the reimbursement of expenses. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Glass Parties pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Glass Parties in the future and in connection with any such services we may receive compensation.

        In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

        This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors of the Company in connection with its evaluation of the proposed Mergers. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

        This opinion may not be disclosed, quoted, referred or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Mergers; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

        Based upon and subject to the foregoing, it is our opinion that, as of May 22, 2017 and taking into account the Management Revised Tax Rate and NOL Estimates, the Solstice Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock, and the Total Consideration, taking into account a significant portion of such Total Consideration is in the form of Newco Common Stock, is fair, from a financial point of view, to the Company.

Very truly yours,
EVERCORE GROUP L.L.C.
By:	/s/ NAVEEN NATARAJ Naveen Nataraj Senior Managing Director

Annex E

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

May 23, 2017

The Board of Directors
Genband Holdings Company
3605 E Plano Parkway
Plano, TX 75074

Members of the Board:

        We understand that Genband Holdings Company ("Genband"), an entity controlled by OEP Capital Advisors, L.P. or its affiliates (collectively, "OEP"), GENBAND Inc., ("GB"), GENBAND II Inc., ("GB II"), Sonus Networks Inc. ("Sonus"), Solstice Sapphire Investments, Inc., a wholly-owned subsidiary of Sonus ("NewCo"), Sapphire, Inc., a wholly-owned subsidiary of NewCo ("Sonus Merger Sub"), Green Sapphire Investments LLC, a wholly-owned subsidiary of NewCo ("Cayman Merger Sub"), and Green Sapphire LLC, a wholly-owned subsidiary of NewCo ("GB Merger Sub), have entered into an Agreement and Plan of Merger dated as of May 23, 2017 (the "Agreement" and, collectively with the form of the Promissory Note attached thereto, the "Transaction Documentation"), pursuant to which:

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  (i) Sonus Merger Sub will merge with and into Sonus, with Sonus surviving such merger as a wholly-owned subsidiary of NewCo (the "Sonus Merger"), (ii) Cayman Merger Sub will merge with and into Genband, with Genband surviving such merger as a wholly-owned subsidiary of NewCo (the "Genband Merger"), (iii) GB will merge with and into GB Merger Sub, with GB Merger Sub surviving such merger as a wholly-owned subsidiary of NewCo (the "GB Merger"), and (iv) GB II will merge with and into GB Merger Sub, with GB Merger Sub surviving such merger as a wholly-owned subsidiary of NewCo (the "GB II Merger", and collectively with the Sonus Merger, Genband Merger and GB Merger, the "Transaction");

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  in connection with the Sonus Merger, each share of common stock, par value $0.001 per share, of Sonus ("Sonus Stock"), subject to customary exceptions, will be converted into the right to receive, one share of common stock, par value $0.0001 per share, of NewCo ("NewCo Common Stock"); and

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  (i) in connection with the Genband Merger, each share of share of capital stock or other equity interest of Genband ("Genband Stock"), other than those held by GB and GB II, subject to customary exceptions, will be converted into the right to receive (a) such number of shares of NewCo Common Stock as provided in Section 3.1(b)(ii) of the Agreement and (b) the applicable portion of the Promissory Note, (ii) in connection with the GB Merger, each share of common stock, par value $0.001 per share, of GB, subject to customary exceptions, will be converted into the right to receive, one share of NewCo Common Stock multiplied by the GB Exchange Ratio (as defined in the Agreement), and (iv) in connection with the GB II Merger, each share of common stock, par value $0.001 per share, of GB II, subject to customary exceptions, will be converted into the right to receive, a number of shares of NewCo Common Stock multiplied by the GB II Exchange Ratio (as defined in the Agreement).

        The terms and conditions of the Transaction are more fully set forth in the Transaction Documentation and related documents attached thereto.

        You have asked us to render our opinion as to whether, taking into account the Sonus Merger, the shares of NewCo Stock and the Promissory Note to be issued in the Genband Merger, GB Merger and GB II Merger (collectively, the "Merger Consideration"), is fair, from a financial point of view, to the holders of Genband Stock, GB Stock, and GB II stock, as a whole.

        In the course of performing our reviews and analyses for rendering our opinion, we have:

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  Reviewed the Agreement dated as of May 23, 2017, and the form of the Promissory Note attached thereto;

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  Reviewed certain publicly available business and financial information regarding each of Genband and Sonus;

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  Reviewed certain non-public business and financial information regarding the respective businesses and prospects of each of Genband and Sonus (including certain financial projections for each of Genband and Sonus for the years ended December 31, 2017 through December 31, 2021), all as prepared and provided to us by Genband's senior management;

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  Reviewed certain estimated cost savings and other combination benefits and estimated costs to achieve the same (collectively, "synergy estimates" or "synergies") expected to result from the Transaction, all as prepared and provided to us by Genband's senior management and discussed with the senior management of Genband and Sonus;

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  Discussed with the senior management of Genband and Sonus their strategic and financial rationale for the Transaction as well as their views of Genband's and Sonus' businesses, operations, historical and projected financial results and future prospects;

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  Discussed with the senior management and the Board of Directors of Genband the efforts undertaken to explore Genband's strategic alternatives other than the Transaction;

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  Reviewed the historical prices, trading multiples and trading activity of the Sonus Stock;

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  Compared the financial performance of Genband and Sonus and the trading multiples and trading activity of the Sonus Stock with corresponding data for certain other publicly traded companies that we deemed relevant in evaluating Genband and Sonus;

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  Performed discounted cash flow analyses based on the financial projections for Genband, Sonus, NewCo and the synergy estimates, in each case as furnished to us by Genband's senior management;

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  Reviewed the pro forma financial results, financial condition and capitalization of NewCo after giving effect to the Transaction; and

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  Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        With respect to the information used in arriving at our opinion:

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  We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information) furnished by or discussed with Genband or Sonus or obtained from public sources, data suppliers and other third parties.

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  We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information), (ii) express no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial projections, synergy estimates, other estimates and other forward-looking information or the assumptions upon which they are based and (iii) have relied upon the assurances of Genband's senior management that they are unaware of any facts or circumstances that would make such information (including, without limitation, any financial projections, synergy estimates, other estimates and other forward-looking information) incomplete, inaccurate or misleading.

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  Specifically, with respect to any (i) financial projections, synergy estimates, other estimates and other forward-looking information furnished by or discussed with Genband, (a) we have been advised by Genband's senior management, and we have assumed, that such financial projections, synergy estimates, other estimates and other forward-looking information utilized in our analyses have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Genband's senior management as to the expected future performance of Genband, Sonus, NewCo and the expected amounts and realization of such synergies (and we have assumed that such synergies will be realized in the amounts and at the times projected) and (b) we have assumed that such financial projections, synergy estimates, other estimates and other forward-looking information have been reviewed by Genband's Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (ii) financial projections, other estimates and/or other forward-looking information obtained by us from public sources, data suppliers and other third parties, we have assumed that such information is reasonable and reliable.

        In rendering our opinion, we have analyzed the Transaction as a strategic business combination not involving a sale of control of Genband, and we have not solicited, nor were we asked to solicit, third party acquisition interest in Genband.

        In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of Genband, Sonus or any other entity or the solvency or fair value of Genband, Sonus or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of Genband's other advisors with respect to such matters. Genband's senior management has advised us that all tax-affected financial projections, synergy estimates, other estimates and other forward-looking information reflect currently applicable laws and regulations; at the direction of Genband's Board of Directors and senior management, we have not considered or analyzed the impacts of any potential or proposed reform thereof in connection with our opinion and analyses. We are not expressing any view or rendering any opinion regarding the tax consequences of the Transaction to Genband, GB, GB II or their respective equity holders.

        In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Promissory Note will not differ from the form attached to the Agreement that we have reviewed, (ii) Genband, Sonus and the other parties thereto will comply with all terms of the Transaction Documentation and (iii) the representations and warranties of Genband, Sonus and the other parties thereto contained in the Transaction Documentation are true and correct and all conditions to the obligations of each party to the Transaction Documentation to consummate the Transaction will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Transaction will be consummated in a timely manner in accordance with the terms of the Transaction Documentation and in compliance with all applicable laws, documents and other requirements, without any delays, limitations, restrictions, conditions, divestiture or other requirements, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on Genband, Sonus, NewCo, the other parties to the Transaction Documentation or the Transaction or its contemplated benefits in any way meaningful to our analyses or opinion.

        In rendering our opinion, we do not express any view or opinion as to the price or range of prices at which the shares of common stock or other securities of Sonus or NewCo may trade or otherwise be transferable at any time, including subsequent to the announcement or consummation of the Transaction.

        We have been engaged solely to render this opinion in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. A portion of our compensation is earned upon delivery of our opinion and will be credited against the fee payable upon consummation of the Transaction. In addition, Genband has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

        Aside from our current engagement by Genband, Guggenheim Securities, LLC ("Guggenheim Securities") has not been previously engaged during the past two years by Genband, nor has Guggenheim Securities been previously engaged during the past two years by Sonus, to provide financial advisory or investment banking services for which we received fees. In the ordinary course of our investment banking business, we have worked informally with each of Genband and Sonus on matters unrelated to the Transaction and we regularly call on and have worked with or opposite OEP and its portfolio companies in connection with various potential transactions and other matters unrelated to Genband and Sonus, for which we may receive fees. Guggenheim Securities may seek to provide Genband, Sonus, NewCo and their respective affiliates with certain financial advisory and investment banking services unrelated to the Transaction in the future, for which services Guggenheim Securities would expect to receive compensation.

        Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of our and their customers, including: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities or its affiliates and related entities may (i) provide such financial services to Genband, Sonus, other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies, for which services Guggenheim Securities or any of its affiliates and related entities has received, and may receive, compensation and (ii) directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to certain bank debt, debt or equity securities and derivative products of or relating to Genband, Sonus, other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies.

        Furthermore, Guggenheim Securities or its affiliates and related entities and our or their respective directors, officers, employees, consultants and agents may have investments in Genband, Sonus other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies.

        Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities' research analysts may hold views, make statements or investment recommendations and publish research reports with respect to Genband, Sonus, other participants in the Transaction or their respective affiliates, subsidiaries, investment funds and portfolio companies and the Transaction that differ from the views of Guggenheim Securities' investment banking personnel.

        Our opinion has been provided to Genband's Board of Directors (in its capacity as such) solely for its information and assistance in connection with its evaluation of the Merger Consideration. Our opinion is not intended to be used or relied upon for any other purpose or by any other person or entity and may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent.

        Our opinion and any materials provided in connection therewith do not constitute a recommendation to Genband's Board of Directors with respect to the Transaction, nor does our opinion or any materials provided in connection therewith constitute advice or a recommendation to any holder of Genband's, GB's, GB II's or Sonus' equity as to whether to exercise any approval rights in connection with the Transaction. Our opinion does not address Genband's underlying business or financial decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for Genband or the effects of any other transaction in which Genband might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, taking into account the Sonus Merger, of the Merger Consideration to the holders of Genband Stock, GB Stock, and GB II stock, as a whole. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Transaction or the Transaction Documentation (including, without limitation, the form or structure of the Transaction) or (b) any other agreement, transaction document or instrument contemplated by the Transaction Documentation or to be entered into or amended in connection with the Transaction or (ii) the fairness, financial or otherwise, of the Transaction to, or of any consideration to be paid to or received by, or the allocation thereof among, the holders of any particular class of securities, creditors or other constituencies of Genband, GB or GB II. Our opinion (i) does not address the individual circumstances of specific holders of Genband's, GB's or GB II's securities (including stock options and warrants) with respect to rights or aspects which may distinguish such holders or Genband's, GB's or GB II's securities (including stock options and warrants) held by such holders, (ii) does not address, take into consideration or give effect to any rights, preferences, restrictions or limitations or other attributes of any such securities (including stock options and warrants) and (iii) does not in any way address proportionate allocation or relative fairness of consideration received by holders of the various classes of Genband's, GB's and GB II's securities, including with respect to the consideration to be received by OEP and its affiliates relative to the consideration to be received by any other holders of such classes of securities. In addition, our opinion cannot be relied upon to support a determination of fair market value or other judgments that may be made by the Board of Directors in allocating the Merger Consideration to holders of the various classes of Genband's, GB's and GB II's securities. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Genband's, GB's or GB II's directors, officers or employees, or any class of such persons, in connection with the Transaction or otherwise.

        Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, taking into account the Sonus Merger, the Merger Consideration is fair, from a financial point of view, to the holders of Genband Stock, GB Stock, and GB II stock, as a whole.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

Annex F
AGREED FORM

SONUS NETWORKS, INC.

RESTATED CERTIFICATE OF INCORPORATION

        The present name of the corporation is Sonus Networks, Inc. The corporation was incorporated under the name Solstice Sapphire Investments, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 19, 2017. This Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I
NAME

        The name of the corporation (the "Corporation") is Sonus Networks, Inc.

ARTICLE II
REGISTERED AGENT

        The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808; and the name of its registered agent is Corporation Service Company.

ARTICLE III
PURPOSE

        The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV
CAPITAL STOCK

        The total number of shares of all classes of stock that the Corporation shall have authority to issue is 250,000,000 shares, consisting solely of:

        240,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"); and

        10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

        The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

A.    COMMON STOCK.

          1.    General.     The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.

          2.    Voting.     The holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

          3.    Dividends.     Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.

          4.    Liquidation.     Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding shares of Preferred Stock.

          5.     Subject to any rights of any then outstanding shares of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

B.    PREFERRED STOCK.

        Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications, limitations and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock.

        Authority is hereby granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to the Preferred Stock of any other series, all to the fullest extent permitted by law

        Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Article IV shall be set forth in a certificate of designation along with the number of shares of stock of such series as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such class or series are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of

Directors that none of the authorized shares of such class or series are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such class or series, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Restated Certificate of Incorporation all matters set forth in the certificate of designations with respect to such class or series of stock. If no shares of any such class or series established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such class or series have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such class or series is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL.

        Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

ARTICLE V
BOARD OF DIRECTORS

        The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

        (a)   The number of directors constituting the full Board of Directors shall be as determined from time to time by resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships (the "Whole Board"), in a manner consistent (for so long as it remains in effect) with the Principal Stockholders Agreement, dated [    •    ], 2017, by and among the Corporation, Heritage PE (OEP) II, L.P., Heritage PE (OEP) III, L.P. and certain other stockholder parties thereto as such agreement may be amended from time to time (the "Stockholders Agreement"). Each director shall hold office until the next annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Except as may otherwise be provided by the DGCL, the By-Laws of the Corporation or the Stockholders Agreement (for so long as the Stockholders Agreement is in effect), any director or the entire Board of Directors may be removed from office at any time, (a) for cause by the affirmative vote of the holders of a majority of voting power of the shares of the Corporation's stock entitled to vote for the election of directors, voting together as a single class, or (b) without cause by (i) subject to clause (ii), the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the Corporation's stock entitled to vote for the election of directors, voting together as a single class or (ii) in the event recommended by at least two-thirds of the Whole Board, including the approval of a majority of the Independent Directors (as such term is defined in the Stockholders Agreement, the "Independent Directors"), the affirmative vote of the holders of a majority of the voting power of the shares of the Corporation's stock entitled to vote for the election of directors, voting as a single class.

        (b)   The Board of Directors shall have the power and authority: (i) to adopt, amend or repeal the By-Laws of the Corporation, by resolution of the Board of Directors duly adopted by a majority of the directors then constituting the full Board of Directors, including (for so long as the Stockholders Agreement remains in effect) the approval of a majority of the Independent Directors; and (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgage, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith. With respect to the power of holders of capital stock to adopt, amend and repeal By-Laws of the Corporation, notwithstanding any provision of the By-Laws of the Corporation or any other provision that might otherwise permit a lesser vote or no vote, in addition to any vote of the holders of any class or series of capital stock of the Corporation required in the By-Laws of the Corporation or by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the Corporation's stock entitled to vote thereon, voting together as a single class, shall be required for any such alteration, amendment, repeal, or adoption by the vote of the holders of any class or series of capital stock of the Corporation.

        (c)   Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE VI
LIMITATION OF LIABILITY

        No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article VI shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

ARTICLE VII
INDEMNIFICATION

        The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been a director or officer of the Corporation or, while a director or officer of the Corporation, serving or having served at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expense, liability and loss (including attorneys' fees, judgements, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by him in connection with such action, suit or proceeding and any appeal therefrom, and such indemnification shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee, or agent.

        Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article VII, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

        The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

        The indemnification rights provided in this Article VII (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement or vote of stockholders or disinterested directors or otherwise, (ii) may, to the extent authorized from time to time by the Board of Directors, be granted to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation, and (iii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VII.

ARTICLE VIII
COMPROMISES AND ARRANGEMENTS

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE IX
BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

        (a)   The Corporation expressly elects not to be governed by the provisions of Section 203 of the DGCL.

        (b)   Notwithstanding any other provisions of the DGCL or this Restated Certificate of Incorporation (including paragraph (a) of this Article IX), the Corporation shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

          (1)   Prior to such time the Board of Directors of the Corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

          (2)   Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (3)   At or subsequent to such time the business combination is approved by (i) two-thirds of the Whole Board, and (ii) a majority of the Independent Directors.

        (c)   The restrictions contained in this Article IX shall not apply if:

          (1)   A stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

          (2)   The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph (2); (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Corporation's Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this paragraph (2).

        (d)   As used in this Article IX only, the term:

          (1)   "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

          (2)   "Associate," when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

          (3)   "Business combination," when used in reference to the Corporation and any interested stockholder of the Corporation, means:

              (i)  Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (b) of this Article IX is not applicable to the surviving entity;

             (ii)  Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

            (iii)  Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph (iii) shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

            (iv)  Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

             (v)  Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in paragraphs (d)(3)(i)-(iv) of this Article IX) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

          (4)   "Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

          (5)   "Interested stockholder" means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action by the Corporation not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (6) of this subsection (d) but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (6)   "Owner," including the terms "own" and "owned," when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

              (i)  Beneficially owns such stock, directly or indirectly; or

             (ii)  Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

            (iii)  Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph (6)), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

          (7)   "Person" means any individual, corporation, partnership, unincorporated association or other entity.

          (8)   "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

          (9)   "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE X
CERTAIN TRANSACTIONS

        The Board of Directors, when considering a tender offer or merger or acquisition proposal, may, to the fullest extent permitted by applicable law, take into account factors in addition to potential economic benefits to stockholders, including without limitation (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation's capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity, (ii) the impact of such a transaction on the employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates, and (iii) the impact of such a transaction on the unique corporate culture and atmosphere of the Corporation.

        For so long as the Stockholders Agreement remains in effect, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, waiver or otherwise, take any action or enter into any transaction that would violate or conflict with any provision of the Stockholders Agreement requiring the written consent, waiver or affirmative vote of a majority of the Independent Directors (or of a specified number of directors) without (in addition to any other vote required by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation) obtaining the written consent, waiver or affirmative vote of a majority of the Independent Directors (or such specified number of directors), given in writing or by vote at a meeting, and any such act or transaction entered into without such consent, waiver or vote shall be null and void ab initio, and of no force or effect. Notwithstanding anything to the contrary herein, for so long as the Stockholders Agreement remains in effect, in the event that any provision herein has a corresponding provision in, or otherwise relates or is applicable to, the Stockholders Agreement, such provision herein shall be interpreted in a manner consistent with, and giving full effect to, the provisions of the Stockholders Agreement. A copy of the Stockholders Agreement will be provided to any stockholder of the Corporation upon request.

ARTICLE XI
STOCKHOLDER ACTION

        Any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent in lieu of such a meeting, and special meetings of stockholders may be called only by a majority of the Whole Board or (for so long as the Stockholders Agreement remains in effect) a majority of the Independent Directors.

ARTICLE XII
EXCLUSIVE FORUM

        Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of the Restated Certificate of Incorporation or the By-Laws of the Corporation (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII
SEVERABILITY

        To the extent that any provision of this Restated Certificate of Incorporation is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Restated Certificate of Incorporation, and following any determination by a court of competent jurisdiction that any provision of this Restated Certificate of incorporation is invalid or unenforceable, this Restated Certificate of Incorporation shall contain only such provisions (i) as were in effect immediately prior to such determination and (ii) were not so determined to be invalid or unenforceable.

ARTICLE XIV
AMENDMENTS

        The affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding voting stock of the Corporation entitled to vote thereon (in addition to any separate class vote required by law or that may in the future be required pursuant to the terms of any outstanding Preferred Stock), voting together as a single class, shall be required to amend or repeal the provisions of Articles IV (to the extent it relates to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), V, VII, IX, X, XI, XII, XIII or XIV of this Restated Certificate of Incorporation or to reduce the numbers of authorized shares of Common Stock or Preferred Stock.

* * *

        IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by its duly authorized officer this    day of            , 2017.

SONUS NETWORKS, INC.
By:
Name:
Title:

SIGNATURE PAGE TO RESTATED CERTIFICATE OF INCORPORATION

Annex G
AGREED FORM

SONUS NETWORKS, INC.

AMENDED AND RESTATED BY-LAWS

Article I—General.

        1.1    Offices.    The registered office of Sonus Networks, Inc. (the "Company") shall be in the City of Wilmington, County of New Castle, State of Delaware. The Company may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Company may require.

        1.2    Seal.    The seal, if any, of the Company shall be in the form of a circle and shall have inscribed thereon the name of the Company, the year of its organization and the words "Corporate Seal, Delaware."

        1.3    Fiscal Year.    The fiscal year of the Company shall be the period from January 1 through December 31.

Article II—Stockholders.

        2.1    Place of Meetings.    Each meeting of the stockholders shall be held upon notice as hereinafter provided, at such place, if any, as the Board of Directors shall have determined and as shall be stated in such notice.

        2.2    Annual Meeting.    The annual meeting of the stockholders shall be held each year on such date and at such time as the Board of Directors may determine. At each annual meeting the stockholders entitled to vote shall elect such members of the Board of Directors as are standing for election, by ballot, and they may transact such other corporate business as may properly be brought before the meeting.

        2.3    Quorum.    At all meetings of the stockholders the holders of a majority in voting power of the shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum requisite for the transaction of business except as otherwise provided by law, the Company's Certificate of Incorporation (the "Certificate of Incorporation"), or these by-laws. Whether or not there is such a quorum at any meeting, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or by proxy, by a majority vote, may adjourn the meeting from time to time without notice of such adjourned meeting if the time and place, if any, thereof, are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At such adjourned meeting, at which a quorum shall be present, any business may be transacted that might have been transacted if the meeting had been held as originally called. The stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

        2.4    Right to Vote; Proxies.    Subject to the provisions of the Company's Certificate of Incorporation, each holder of a share or shares of capital stock of the Company having the right to vote at any meeting shall be entitled to one vote for each such share of stock held by him. Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by proxy, but no proxy that is dated more than three years prior to the meeting at which it is offered shall confer the right to vote thereat unless the proxy provides that it shall be effective for a longer period. A proxy may be granted by a writing executed by the stockholder or his authorized agent or by transmission or authorization of transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, subject to the conditions set forth in Section 212 of the General Corporation Law of the State of Delaware, as it may be amended from time to time (the "General Corporation Law"). A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

        2.5    Voting.

          (a)   At all meetings of stockholders, when a quorum is present, in all matters other than the election of directors, the affirmative vote of the holders of a majority in voting power of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on such matter shall be the act of the stockholders unless a different or minimum vote is required by the Certificate of Incorporation, these by-laws, the rules or regulations of any stock exchange applicable to the Company, or any law or regulation applicable to the Company or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.

          (b)   At all meetings of stockholders at which directors are to be elected, other than in a Contested Election Meeting (as defined below), when a quorum is present, a nominee for election as a director at such meeting shall be elected to the Board of Directors if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election (with "abstentions" and "broker non-votes" not counted as a vote "for" or "against" such nominee's election). In a Contested Election Meeting, when a quorum is present, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at such Contested Election Meeting and entitled to vote on the election of directors. If directors are to be elected by a plurality vote, stockholders shall not be permitted to vote against a nominee. A meeting of stockholders shall be a "Contested Election Meeting" if the number of nominees for election as directors exceeds the number of directors to be elected at such meeting, as of the tenth (10th) day preceding the date of the Company's first notice to stockholders of such meeting sent pursuant to Section 2.6 or Section 2.9, as applicable, of these by-laws (the "Determination Date"); provided, however, that if, in accordance with Section 2.12 of these by-laws, stockholders are entitled to nominate persons for election as a director after the otherwise applicable Determination Date, the Determination Date shall instead be the last day on which stockholders are entitled to nominate persons for election as a director in accordance with Section 2.12.

        2.6    Notice of Annual Meetings.    Unless otherwise provided by law, the Certificate of Incorporation or these by-laws, notice of the date, time, place (if any), and the means of remote communications (if any), by which stockholders and proxyholders may be deemed to be present in person and vote, of each annual meeting of the stockholders shall be given, at least ten (10) days but not more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote. Such notice shall be given personally or by mail or, to the extent and in the manner permitted by applicable law, by a form of electronic transmission consented to by the stockholder to whom the notice is given. Notices are deemed given as provided in Section 6.2(a) of these by-laws. The Board of Directors may postpone, reschedule or cancel any annual meeting of the stockholders at its discretion, even after notice thereof has been given. Notice need not be given to any stockholder who submits a written waiver of notice signed by him or waives notice by electronic transmission, whether before or after the time of such meeting. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual meeting of the stockholders need be specified in any waiver of notice.

        2.7    Stockholders' List.    A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder, and the number of shares registered in the name of each stockholder, shall be prepared by the Company at least ten (10) days before every meeting of stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (ii) during ordinary business hours, at the principal place of business of the Company. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonable accessible electronic network.

        2.8    Special Meetings.    Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by law, may be called only by a majority of the Whole Board (as defined below) or (for so long as the Principal Stockholders Agreement, dated [    •    ], 2017, by and among the Company, Heritage PE (OEP) II, L.P., Heritage PE (OEP) III, L.P. and certain other stockholder parties thereto as such agreement may be amended from time to time (the "Stockholders Agreement") remains in effect) a majority of the Independent Directors (as such term is defined in the Stockholders Agreement, the "Independent Directors"). The Board of Directors may postpone, reschedule or cancel any special meeting of the stockholders at its discretion, even after notice thereof has been given.

        2.9    Notice of Special Meetings.    Unless otherwise provided by law, the Certificate of Incorporation or these by-laws, notice of the date, time, place (if any), the means of remote communications (if any), by which stockholders and proxyholders may be deemed to be present in person and vote, and the purpose or purposes of each special meeting of the stockholders shall be given, at least ten (10) days but not more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote. Such notice shall be given personally or by mail or, to the extent and in the manner permitted by applicable law, by a form of electronic transmission consented to by the stockholder to whom the notice is given. Notices are deemed given as provided in Section 6.2(a) of these by-laws. No business may be transacted at such meeting except that referred to in said notice, or in a supplemental notice given also in compliance with the provisions hereof, or such other business as may be germane or supplementary to that stated in said notice or notices as determined by the Board of Directors. Notice need not be given to any stockholder who submits a written waiver of notice signed by him or waives notice by electronic transmission, whether before or after the time of such meeting. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the stockholders need be specified in any waiver of notice.

        2.10    Inspectors.    The Company shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. Such inspectors shall have the powers and duties set forth in Section 231 of the General Corporation Law as currently in effect or as the same may hereafter be amended. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector's ability. At the meeting for which the inspector or inspectors are appointed, he or they shall, in addition to the duties set forth in Section 231 of the General Corporation Law, receive and take charge of the proxies and ballots, and decide all questions touching on the qualifications of voters, the validity of proxies, and the acceptance and rejection of votes. If any inspector previously appointed shall fail to attend or refuse or be unable to act at a meeting of stockholders, the presiding officer shall appoint an inspector to act at the meeting.

        2.11    Stockholders' Consent in Lieu of Meeting.    Unless otherwise provided in the Company's Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Company, or any action that may be taken at any annual or special meeting of such stockholders, may be taken only at such a meeting, and not by written consent of stockholders.

        2.12    Notice of Stockholder Business and Nominations.

          (a)    Annual Meetings of Stockholders.    (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Company's notice of meeting (or any supplement thereto), (B) subject to the Stockholders Agreement (for so long as the Stockholders Agreement remains in effect), by or at the direction of the Board of Directors or any committee thereof, or (C) subject to the Stockholders Agreement (for so long as the Stockholders Agreement remains in effect), by any stockholder of the Company who was a stockholder of record of the Company at the time the notice provided for in this Section 2.12 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.12.

            (2)   For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 2.12, the stockholder must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year's annual meeting (provided, however, that in the event that no annual meeting was held in the prior year or the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). For purposes of the first annual meeting following the adoption of these By-Laws, the date of the first anniversary of the preceding year's annual meeting shall be deemed to be June 9, 2018. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) such person's written consent to being named in the Company's proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the by-laws of the Company, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder's notice by, or on behalf of, such stockholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of the Company, (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (vi) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination. The foregoing notice requirements of this Section 2.12 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Company of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

            (3)   Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 2.12 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased effective at the annual meeting and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

          (b)    Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company's notice of meeting (1) subject to the Stockholders Agreement (for so long as the Stockholders Agreement remains in effect), by or at the direction of the Board of Directors or any committee thereof, or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting and subject to the Stockholders Agreement (for so long as the Stockholders Agreement remains in effect), by any stockholder of the Company who is a stockholder of record at the time the notice provided for in this Section 2.12 is delivered to the Secretary of the Company, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.12. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company's notice of meeting, if the stockholder's notice required by paragraph (a)(2) of this Section 2.12 shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made by the Company of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

          (c)    General.    (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected at an annual or special meeting of stockholders of the Company to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.12 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder's nominee or proposal in compliance with such stockholder's representation as required by clause (a)(2)(C)(vi) of this Section 2.12) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 2.12, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.12, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Company to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Section 2.12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

            (2)   For purposes of this Section 2.12, "public announcement" shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

            (3)   Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12; provided however, that any references in these by-laws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.12 (including paragraphs (a)(1)(C) and (b) hereof), and compliance with paragraphs (a)(1)(C) and (b) of this Section 2.12 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of (a)(2), matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time).            Nothing in this Section 2.12 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Company's proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Company's Certificate of Incorporation.

        2.13    Conduct of Meetings.    The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene, to recess and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Company, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Article III—Directors.

        3.1    Number of Directors.

          (a)   Except as otherwise provided by law, the Company's Certificate of Incorporation, or these by-laws, the property and business of the Company shall be managed by or under the direction of a board of directors. Directors need not be stockholders, residents of Delaware, or citizens of the United States. The use of the phrase "Whole Board" herein refers to the total number of directors which the Company would have if there were no vacancies or unfilled newly-created directorships.

          (b)   The number of directors constituting the full Board of Directors shall be as determined from time to time by resolution adopted by a majority of the Whole Board in a manner consistent (for so long as it remains in effect) with the Stockholders Agreement. Each director shall be elected annually at each annual meeting of the Company's stockholders. Members of the Board of Directors shall hold office until the annual meeting of stockholders at which their respective successors are elected and qualified or until their earlier death, incapacity, resignation, or removal.

          (c)   Except as the General Corporation Law, the Company's Certificate of Incorporation or the Stockholders Agreement (for so long as the Stockholders Agreement is in effect) may otherwise require, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, incapacity, disqualification, resignation, or removal from office or other cause may only be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. Any director so chosen shall hold office until the next annual election of the directors and until such director's successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

        3.2    Resignation.    Any director of the Company may resign at any time by giving notice in writing or by electronic transmission to the Chairman of the Board, the President, or the Secretary of the Company. Such resignation shall take effect at the time specified therein, at the time of receipt if no time is specified therein and at the time of acceptance if the effectiveness of such resignation is conditioned upon its acceptance. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        3.3    Removal.    Except as may otherwise be provided by the General Corporation Law, the Company's Certificate of Incorporation or the Stockholders Agreement (for so long as the Stockholders Agreement is in effect), any director or the entire Board of Directors may be removed from office at any time, (a) for cause by the affirmative vote of the holders of a majority of the voting power of the shares of the Company's stock entitled to vote for the election of directors, voting together as a single class, or (b) without cause by (i) subject to clause (ii), the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the Company's stock entitled to vote for the election of directors, voting together as a single class or (ii) in the event recommended by at least two-thirds of the Whole Board, including the approval of a majority of the Independent Directors, the affirmative vote of the holders of a majority of the voting power of the shares of the Company's stock entitled to vote for the election of directors, voting together as a single class.

        3.4    Place of Meetings and Books.    The Board of Directors may hold their meetings and keep the books of the Company outside the State of Delaware, at such places as they may from time to time determine.

        3.5    General Powers.    In addition to the powers and authority expressly conferred upon them by these by-laws, the board may exercise all such powers of the Company and do all such lawful acts and things as are not by law or by the Company's Certificate of Incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

        3.6    Committees.    The Board of Directors may designate one or more committees, each committee to consist of one or more directors of the Company. Any such committee, to the extent provided in the resolution of the Board of Directors or in these by-laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company to the extent permitted by law, and may authorize the seal of the Company to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

        3.7    Powers Denied to Committees.    Committees of the Board of Directors shall not, in any event, have the power or authority to: (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the General Corporation Law to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any by-law of the Company.

        3.8    Substitute Committee Member.    Subject to the restrictions set forth in the Stockholders Agreement (for so long as the Stockholders Agreement is in effect), the Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Subject to the restrictions set forth in the Stockholders Agreement (for so long as the Stockholders Agreement is in effect), in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of such absent or disqualified member. Any committee shall keep regular minutes of its proceedings and report the same to the Board of Directors as may be required by the Board of Directors.

        3.9    Compensation of Directors.    The Board of Directors shall have the power to fix the compensation of directors and members of committees of the Board. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors, may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director and may receive stock options, grants and issuances of restricted stock under the Company's equity incentive plan(s). No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        3.10    Regular Meetings.    No notice shall be required for regular meetings of the Board of Directors for which the time and place (within or without the State of Delaware) have been fixed by resolution of the Board of Directors.

        3.11    Special Meetings.    Special meetings of the Board of Directors may be held at any time or place, within or without the State of Delaware, whenever called by a majority of the directors then constituting the full Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least forty-eight hours before the special meeting to each director, personally or by telephone, facsimile, electronic mail or other electronic transmission to the extent and in the manner permitted by applicable law. Notice need not be given to any director who submits a written waiver of notice signed by him or waives notice by electronic transmission, whether before or after the time of such meeting. Attendance of any director at a meeting shall constitute a waiver of notice of such meeting, except when such director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the directors need be specified in any waiver of notice.

        3.12    Quorum.    At all meetings of the Board of Directors, a majority of the Whole Board shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically permitted or provided by law, or by the Company's Certificate of Incorporation, or by these by-laws. If at any meeting of the board there shall be less than a quorum present, a majority of those directors present may adjourn the meeting from time to time until a quorum is obtained, and no further notice of the adjourned meeting need be given if the time and place, if any, thereof, are announced at the meeting at which the adjournment is taken.

        3.13    Telephonic Participation in Meetings.    Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

        3.14    Action by Consent.    Unless otherwise restricted by the Company's Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Article IV—Officers.

        4.1    Selection; Statutory Officers.    The officers of the Company shall be chosen by the Board of Directors. There shall be a President, a Secretary, and a Treasurer, and there may be a Chairman of the Board of Directors, one or more Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers, as the Board of Directors may elect. Any number of offices may be held by the same person, except that the offices of President and Secretary shall not be held by the same person simultaneously.

        4.2    Time of Election.    The officers designated in Section 4.1 shall be chosen by the Board of Directors at its first meeting after each annual meeting of stockholders. None of said officers need be a director.

        4.3    Additional Officers.    The Board of Directors may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

        4.4    Terms of Office.    Each officer of the Company shall hold office until his successor is chosen and qualified, or until his earlier resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors, but such removal shall be without prejudice to the contractual rights of such officer. Any officer may resign at any time upon written notice or notice by electronic transmission to the Company.

        4.5    Compensation of Officers.    The Board of Directors shall have power to fix the compensation of all officers of the Company. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

        4.6    Chairman of the Board.    The Chairman of the Board of Directors shall preside at all meetings of the stockholders and directors, and shall have such other duties as may be assigned to him from time to time by the Board of Directors.

        4.7    President.    Unless the Board of Directors otherwise determines, the President shall be the chief executive officer and head of the Company. Unless there is a Chairman of the Board, the President shall preside at all meetings of directors (if he is also a director) and stockholders. Under the supervision of the Board of Directors, the President shall have the general control and management of its business and affairs, subject, however, to the right of the Board of Directors to confer any specific power, except such as may be by law exclusively conferred on the President, upon any other officer or officers of the Company. The President shall perform and do all acts and things incident to the position of President and such other duties as may be assigned to him from time to time by the Board of Directors.

        4.8    Vice-Presidents.    The Vice-Presidents shall perform such duties on behalf of the Company as may be respectively assigned to them from time to time by the Board of Directors or by the President. The Board of Directors may designate one of the Vice-Presidents as the Executive Vice-President, and in the absence or inability of the President to act, such Executive Vice-President shall have and possess all of the powers and discharge all of the duties of the President, subject to the control of the Board of Directors.

        4.9    Treasurer.    The Treasurer shall have the care and custody of all the funds and securities of the Company that may come into his hands as Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Company in such bank or banks or depository as the Board of Directors, or the officers or agents to whom the Board of Directors may delegate such authority, may designate, and he may endorse all commercial documents requiring endorsements for or on behalf of the Company. He may sign all receipts and vouchers for the payments made to the

Company. He shall render an account of his transactions to the Board of Directors as often as the board or the committee shall require the same. He shall enter regularly in the books to be kept by him for that purpose full and adequate account of all moneys received and paid by him on account of the Company. He shall perform all acts incident to the position of Treasurer, subject to the control of the Board of Directors. He shall when requested, pursuant to vote of the Board of Directors, give a bond to the Company conditioned for the faithful performance of his duties, the expense of which bond shall be borne by the Company.

        4.10    Secretary.    The Secretary shall keep the minutes of all meetings of the Board of Directors and of the stockholders; he shall attend to the giving and serving of all notices of the Company. Except as otherwise ordered by the Board of Directors, he shall attest the seal of the Company upon all contracts and instruments executed under such seal and shall affix the seal of the Company thereto and to all certificates of shares of capital stock of the Company. He shall have charge of the stock certificate book, transfer book and stock ledger, and such other books and papers as the Board of Directors may direct. He shall, in general, perform all the duties of Secretary, subject to the control of the Board of Directors.

        4.11    Assistant Secretary.    The Board of Directors or any two of the officers of the Company acting jointly may appoint or remove one or more Assistant Secretaries of the Company. Any Assistant Secretary upon his appointment shall perform such duties of the Secretary, and also any and all such other duties as the Board of Directors or the President or the Executive Vice-President or the Treasurer or the Secretary may designate.

        4.12    Assistant Treasurer.    The Board of Directors or any two of the officers of the Company acting jointly may appoint or remove one or more Assistant Treasurers of the Company. Any Assistant Treasurer upon his appointment shall perform such of the duties of the Treasurer, and also any and all such other duties as the Board of Directors or the President or the Executive Vice-President or the Treasurer or the Secretary may designate.

        4.13    Subordinate Officers.    The Board of Directors may select such subordinate officers as it may deem desirable. Each such officer shall hold office for such period, have such authority, and perform such duties as the Board of Directors may prescribe. The Board of Directors may, from time to time, authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.

Article V—Stock.

        5.1    Stock.    The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Company by any two authorized officers of the Company, including, but not limited to, the Chairman of the Board of Directors, a Vice-Chairman of the Board of Directors, the President, a Vice-President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary representing the number or shares registered in certificate form and shall be sealed with the corporate seal of the Company. The certificates of stock of the Company shall be numbered and shall be entered in the books of the Company as they are issued. Any or all the signatures on the certificate may be a facsimile. In case any officer or officers, transfer agent or registrar who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers, transfer agent or registrar of the Company, whether because of death, resignation or otherwise, before such certificate or certificates shall have been issued, such certificate or certificates may nevertheless be issued by the Company with the same effect as though the person or persons who signed such certificate or certificates or whose facsimile signature shall have been used thereon had not ceased to be such officer or officers, transfer agent or registrar of the Company.

        5.2    Fractional Share Interests.    The Company may, but shall not be required to, issue fractions of a share. If the Company does not issue fractions of a share, it shall (i) arrange for the disposition of fractional interests by those entitled thereto, (ii) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (iii) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate) that shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Company in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the Company and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions that the Board of Directors may impose.

        5.3    Transfers of Stock.    Subject to any transfer restrictions then in force, the shares of stock of the Company shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon the surrender of the certificate or certificates for such shares properly endorsed (or, with respect to uncertificated shares, by delivery of duly executed instructions or in any other manner permitted by applicable law). The Company shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person whether or not it shall have express or other notice thereof save as expressly provided by the laws of Delaware.

        5.4    Record Date.    For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no such record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        5.5    Transfer Agent and Registrar.    The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars and may require all certificates of stock to bear the signature or signatures of any of them.

        5.6    Dividends.

          (a)    Power to Declare.    Dividends upon the capital stock of the Company, subject to the provisions of the Company's Certificate of Incorporation, if any, may be declared by the Board of

  Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Company's Certificate of Incorporation and the General Corporation Law.

          (b)    Reserves.    Before payment of any dividend, there may be set aside out of any funds of the Company lawfully available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purpose as the directors shall think conducive to the interest of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

        5.7    Lost, Stolen, or Destroyed Certificates.    No certificates for shares of stock of the Company (or uncertificated shares, as the case may be) shall be issued in place of any certificate alleged to have been lost, stolen, or destroyed, except upon production of such evidence of the loss, theft, or destruction and upon indemnification of the Company and its agents to such extent and in such manner as the Board of Directors may from time to time prescribe.

        5.8    Inspection of Books.    Any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Company's stock ledger, a list of its stockholders, and its other books and records; and no stockholder shall have any right to inspect any account or book or document of the Company except as conferred by law.

Article VI—Miscellaneous Management Provisions.

        6.1    Checks, Drafts, and Notes.    All checks, drafts, or orders for the payment of money, and all notes and acceptances of the Company shall be signed by such officer or officers, or such agent or agents, as the Board of Directors may designate.

        6.2    Notices.

          (a)   Notices to directors may be given personally or by telephone, mail, facsimile, electronic mail or other electronic transmission to the extent and in the manner permitted by applicable law. Notices to stockholders may be given personally or by mail or, to the extent and in the manner permitted by applicable law, by a form of electronic transmission consented to by the stockholder to whom the notice is given. In accordance with Section 232 of the General Corporation Law, notices are deemed given (i) if by mail, when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Company, or, if a stockholder shall have filed with the Secretary of the Company a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address; (ii) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (iii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive such notice; (iv) if by posting on an electronic network together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) such posting and (B) the giving of such separate notice of such posting; and (v) if by any other form of electronic transmission, when directed to the stockholder in the manner consented to by the stockholder. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with Section 233 of the General Corporation Law. An affidavit of the Secretary, Assistant Secretary or any transfer agent of the Company that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

          (b)   Whenever any notice is required to be given under the provisions of any applicable law or of the Company's Certificate of Incorporation or of these by-laws, a written waiver of notice,

  signed by the person or persons entitled to said notice, or a waiver of notice by electronic transmission, whether before or after the time stated therein or the meeting or action to which such notice relates, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

        6.3    Conflict of Interest.     No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof that authorized the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if: (i) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders of the Company entitled to vote thereon, and the contract or transaction as specifically approved in good faith by vote of such stockholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified, by the Board of Directors, a committee or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

        6.4    Voting of Securities Owned by the Company.    Subject always to the specific directions of the Board of Directors, (i) any shares or other securities issued by any other entity and owned or controlled by the Company may be voted in person at any meeting of security holders of such other entity by the President of the Company if he is present at such meeting, or in his absence by the Treasurer of the Company if he is present at such meeting, and (ii) whenever, in the judgment of the President, it is desirable for the Company to execute a proxy or written consent in respect to any shares or other securities issued by any other entity and owned by the Company, such proxy or consent shall be executed in the name of the Company by the President, without the necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer, provided that if the President is unable to execute such proxy or consent by reason of sickness, absence from the United States or other similar cause, the Treasurer may execute such proxy or consent. Any person or persons designated in the manner above stated as the proxy or proxies of the Company shall have full right, power and authority to vote the shares or other securities issued by such other entity and owned by the Company the same as such shares or other securities might be voted by the Company.

Article VII—Indemnification.

        7.1    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of being or having been a director or officer of the Company or, while a director or officer of the Company, serving or having served at the request of the Company as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "Indemnitee"), shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the Indemnitee's heirs, executors, and administrators; provided, however, that, except as provided in Section 7.2 hereof with respect to Proceedings to enforce rights to indemnification or Advancement of Expenses, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was approved by the Board of Directors of the Company. The right to indemnification conferred in this Article 7 shall be a contract right and shall include the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that, to the extent required by law, such Advancement of Expenses shall be made only upon the Company's receipt of an undertaking (an "Undertaking"), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "Final Adjudication") that such Indemnitee is not entitled to be indemnified for such expenses under this Article 7 or otherwise.

        7.2    Right of Indemnitee to Bring Suit.    If a claim under Section 7.1 hereof is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by applicable law. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in Section 145 of the General Corporation Law. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in Section 145 of the General Corporation Law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article 7 or otherwise shall be on the Company.

        7.3    Non-Exclusivity of Rights.    The rights to indemnification and to the Advancement of Expenses conferred in this Article 7 shall not be exclusive of any other right that any person may have or hereafter acquire under any law, the Company's Certificate of Incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

        7.4    Insurance.    The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Article 7 or under the General Corporation Law.

        7.5    Indemnification of Employees and Agents of the Company.    The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the Advancement of Expenses, to any employee or agent of the Company to the fullest extent of the provisions of this Article 7 with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

        7.6    Amendment or Repeal.    Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

Article VIII—Amendments.

        8.1    Amendments.    Subject always to any limitations imposed by the Company's Certificate of Incorporation, these by-laws may be altered, amended, or repealed, or new by-laws may be adopted, by resolution of the Board of Directors duly adopted by a majority of the Whole Board, including (for so long as the Stockholders Agreement remains in effect) the approval of a majority of the Independent Directors. With respect to the power of holders of capital stock to adopt, amend and repeal by-laws of the Company, notwithstanding any other provision of these by-laws or any provision that might otherwise permit a lesser vote or no vote, in addition to any vote of the holders of any class or series of capital stock of the Company required herein or by law, the affirmative vote of the holders of the voting power of at least 66 2/3% of the shares of the Company's stock entitled to vote thereon, voting together as a single class, shall be required for any such alteration, amendment, repeal, or adoption by the vote of the holders of any class or series of the capital stock of the Company.

Annex H

VOTING AGREEMENT

        This VOTING AGREEMENT (this "Agreement") is made and entered into as of May 23, 2017, by and among Sonus Networks, Inc., a Delaware corporation ("Solstice"); Solstice Sapphire Investments, Inc., a Delaware corporation and wholly-owned subsidiary of Solstice (the "Company"); each member of GENBAND Holdings Company, a Cayman Islands exempted company limited by shares ("Glass"), named on Annex 1 (the "Glass Members"); each stockholder of GENBAND Inc., a Delaware corporation ("GB"), named on Annex 2 (the "GB Stockholders"); and each stockholder of GENBAND II, Inc., a Delaware corporation ("GB II"), named on Annex 3 (the "GB II Stockholders" and collectively with the Glass Members and the GB Stockholders, the "Equityholders").
 RECITALS

        WHEREAS, the Merger Agreement (as defined below) provides for, among other things, (a) the merger of Cayman Merger Sub with and into Glass, with Glass surviving such merger as a subsidiary wholly owned, in part directly and in part indirectly, by the Company (the "Glass Merger"); (b) the merger of GB with and into GB Merger Sub, with GB Merger Sub surviving such merger as a wholly owned subsidiary of the Company (the "GB Merger"); and (c) the merger of GB II with and into GB Merger Sub, with GB Merger Sub surviving such merger as a wholly owned subsidiary of the Company (the "GB II Merger" and collectively with the Glass Merger and the GB Merger, the "Glass Mergers"); and

        WHEREAS, as an inducement to and condition of the parties to the Merger Agreement to enter into the Merger Agreement, the Equityholders are entering into this Agreement;

        NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

        1.    Certain Definitions.

          (a)   Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among Solstice, the Company, Glass, GB and the other parties thereto. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

            "Beneficial Ownership" by a Person of any securities means that such Person is a beneficial owner of such securities in accordance with Rule 13d-3 adopted by the SEC under the Exchange Act. The term "Beneficially Own" shall have a correlative meaning.

            "Constructive Sale" means with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

            "Permitted Transfer" means a Transfer by an Equityholder (or an Affiliate thereof) to an Affiliate of such Equityholder, provided that such transferee Affiliate agrees in writing to assume all of such transferring Equityholder's obligations hereunder in respect of the securities subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Shares that are subject to such Transfer, to the same extent as such transferring Equityholder is bound hereunder.

            "Shares" means, when used with respect to any Equityholder, (i) all shares of capital stock or other equity interests of any Glass Party Beneficially Owned or owned of record by such Equityholder as of the date hereof and (ii) all shares of capital stock or other equity interests of any Glass Party of which such Equityholder acquires Beneficial Ownership or record ownership during the period commencing with the execution and delivery of this Agreement and expiring on the termination of this Agreement in accordance with Section 7.

            "Transaction Documents" means this Agreement, the Merger Agreement, the Stockholders Agreement and each agreement, document or instrument referred to therein or herein, including the Registration Rights Agreement (as defined in the Stockholders Agreement).

            "Transfer" means, with respect to any security (including any Share), the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a Lien in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession, by domestic relations order or other court order) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record ownership or Beneficial Ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

        2.    Transfer and Voting Restrictions.     Each Equityholder hereby agrees as follows:

          (a)   At all times during the period commencing with the execution and delivery of this Agreement and expiring upon the termination of this Agreement in accordance with Section 7, such Equityholder shall not, except by operation of the Glass Mergers, Transfer any of the Shares, unless such Transfer is a Permitted Transfer.

          (b)   Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, such Equityholder shall not commit any act that is intended to restrict or affect such Equityholder's legal power, authority and right to vote all of the Shares or otherwise prevent or disable such Equityholder from performing any of such Equityholder's obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, such Equityholder shall not enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person, in each case, limiting or affecting such Equityholder's legal power, authority or right to vote the Shares in favor of the adoption of the Merger Agreement and the approval of the Glass Mergers and the other transactions contemplated by the Transaction Documents (the "Transactions"), or amend or waive any rights under the Glass Stockholders Agreement. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, each Equityholder shall not enter into any agreement that would restrict or impede its rights to exercise rights over Shares held by other parties.

          (c)   Such Equityholder understands and agrees that if such Equityholder attempts to Transfer, vote or provide any other person with the authority to vote any of the Shares other than in compliance with this Agreement, each Glass Party shall not, and such Equityholder hereby unconditionally and irrevocably instructs each Glass Party not to, (i) permit any such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares, or (iii) record such vote.

        3.    Agreement to Vote Shares.     Each Equityholder hereby agrees as follows:

          (a)   Until the termination of this Agreement in accordance with Section 7, at every meeting of the members or stockholders of any Glass Party called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the members or stockholders of any Glass Party, such Equityholder (in such Equityholder's capacity as such) shall appear at the meeting or otherwise cause the Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Proxyholders, vote (i) in favor of the adoption of the Merger Agreement and the approval of the Transactions, (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Transactions, and (iii) against any Glass Acquisition Proposal or any other action that is intended, or would reasonably be expected, to result in a breach of any covenant, representation or warranty or any other obligation or agreement of any Glass Party under the Merger Agreement or of such Equityholder under any Transaction Document to which such Equityholder is or will be a party or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Transactions (each of (ii) and (iii), a "Competing Transaction").

          (b)   If such Equityholder is the Beneficial Owner, but not the record holder, of the Shares, such Equityholder agrees to use commercially reasonable efforts to cause the record holder and any nominees to vote all of the Shares in accordance with Section 3(a).

          (c)   Such Equityholder shall use its reasonable best efforts to cause the equity holders of each Glass Party to adopt the Merger Agreement and approve the Transactions, and to cause the consummation of the Transactions.

        4.    Grant of Irrevocable Proxy.     Each Equityholder hereby agrees as follows:

          (a)   Solely in the event of a failure by such Stockholder to vote the Shares or otherwise comply with its obligations under Section 3, instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3, as the case may be, such Equityholder hereby irrevocably appoints the Company, Solstice and each of their respective executive officers or other designees (the "Proxyholders"), as such Equityholder's proxy and attorney-in-fact (with full power of substitution and re-substitution), and grants to the Proxyholders full authority, for and in the name, place and stead of such Equityholder, to vote the Shares, to instruct nominees or record holders to vote the Shares, or grant a consent or approval in respect of such Shares in accordance with Section 3 and, in the discretion of the Proxyholders with respect to any proposed adjournments or postponements of any meeting of members or stockholders of any Glass Party at which any of the matters described in Section 3 is to be considered.

          (b)   Such Equityholder hereby revokes any proxies heretofore given by such Equityholder in respect of the Shares.

          (c)   Such Equityholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Equityholder under this Agreement. Such Equityholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law (to the extent applicable), and may under no circumstances be revoked during the term of this Agreement. The irrevocable proxy granted by such Equityholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy or incapacity of such Equityholder.

          (d)   The Proxyholders may not exercise this irrevocable proxy on any matter except as provided above. Such Equityholder may vote the Shares on all other matters.

          (e)   The Company may terminate this proxy at any time by written notice to such Equityholder.

        5.    Other Covenants.     Each Equityholder hereby agrees as follows:

          (a)   Such Equityholder agrees to comply with Section 6.4 of the Merger Agreement as if it were a Glass Party and to execute and deliver at or prior to the Closing each Transaction Document contemplated by the Merger Agreement to be executed and delivered by such Equity holder at or prior to the Closing.

          (b)   Except with respect to information publicly disclosed by the Company or Solstice or in connection with any disclosure of any information concerning this Agreement or the Transactions in connection with any dispute between the parties regarding this Agreement or the Transactions, such Equityholder may not issue any press release or make any public announcements pertaining to any Transaction Document or the Transactions without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

          (c)   Subject to Section 8.5 of the Merger Agreement, if the Mergers are not consummated, all costs and expenses incurred in connection with any Transaction Document and the Transactions shall be paid by the party incurring such expenses.

          (d)   Such Equityholder shall give prompt notice to the Company of (a) any representation or warranty made by it or contained in this Agreement becoming untrue or inaccurate in any material respect and (b) the failure by such Equityholder to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such Equityholder under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties under any Transaction Document.

          (e)   If such Equityholder is an OEP Glass Member, it agrees to report, for U.S. federal income Tax purposes, the exchange of its Glass Shares for Company Common Stock pursuant to the Glass Merger as a transaction qualifying under Section 351 of the Code, except as otherwise required as a result of a final determination of a taxing authority; provided, however, that such Equityholder may treat the Glass Merger as a reorganization within the meaning of Section 368(a) of the Code.

        6.    Representations and Warranties of Each Equityholder.     Each Equityholder, solely as to itself, represents and warrants to the Company and Solstice that the following representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing as if made at and as of the Closing:

          (a)   If such Equityholder is not a natural person, such Equityholder is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Equityholder has all requisite corporate (or comparable) power, authority and legal capacity (as applicable) to Beneficially Own or own of record the Shares Beneficially Owned or owned of record by such Equityholder.

          (b)   Such Equityholder has the requisite corporate (or comparable) power, authority and legal capacity, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the foregoing, except as otherwise provided in this Agreement, (i) such Equityholder has full power and authority to (A) make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 and (B) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other Person (including any Governmental Authority) and (ii) such Equityholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person, in each case, limiting or affecting such Equityholder's legal power, authority or right to vote the Shares on any matter provided herein (other than those arising under the Glass Organizational Documents and the Glass Stockholders Agreement, applicable securities laws and this Agreement).

          (c)   If such Equityholder is not a natural person, the consummation by such Equityholder of the Transactions has been duly authorized by all requisite corporate (or comparable) action on the part of such Equityholder. This Agreement constitutes the valid and legally binding obligation of such Equityholder, enforceable against such Equityholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          (d)   Annex 1 hereto completely and accurately sets forth, as of the date hereof, the number of Glass Shares owned of record by such Equityholder and the number of Glass Shares otherwise Beneficially Owned by such Equityholder. Annex 2 hereto completely and accurately sets forth, as of the date hereof, the number of GB Shares owned of record by such Equityholder and the number of GB Shares otherwise Beneficially Owned by such Equityholder. Annex 3 hereto completely and accurately sets forth, as of the date hereof, the number of GB II Shares owned of record by such Equityholder and the number of GB II Shares otherwise Beneficially Owned by such Equityholder. Such Equityholder Beneficially Owns or owns of record, free and clear of all Liens (other than those arising under the Glass Organizational Documents and the Glass Stockholders Agreement, applicable securities laws and this Agreement), all Shares indicated as being Beneficially Owned or owned of record by such Equityholder on Annexes 1, 2 and 3. Except as set forth on Annexes 1, 2 and 3, such Equityholder does not own of record, have the power to vote or otherwise Beneficially Own any equity securities of any Glass Party.

          (e)   Neither the execution and delivery by such Equityholder of this Agreement nor the consummation by such Equityholder of the Transactions in accordance with the respective terms of the applicable Transaction Documents, nor the performance by such Equityholder of its obligations hereunder will: (i) if such Equityholder is not a natural person, conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the organizational documents of such Equityholder; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, contract or agreement to which such Equityholder is a party; or (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Laws binding upon or applicable to such Equityholder, except, in the case of matters described in clauses (ii) or (iii), as would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect or prevent or materially delay the performance by such Equityholder of its obligations under this Agreement.

          (f)    Neither the execution and delivery by such Equityholder of this Agreement nor the consummation by such Equityholder of the Transactions in accordance with the respective terms of the applicable Transaction Documents, nor the performance by such Equityholder of its obligations hereunder will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority on the part of such Equityholder, other than filings, consents, approvals and authorizations required under applicable Antitrust Laws, the Glass Regulatory Filings and except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not, individually or in the aggregate, reasonably be expected to have a Glass Material Adverse Effect or prevent or materially delay the performance by such Equityholder of its obligations under the Transaction Documents to which it is or will be a party.

          (g)   Such Equityholder has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Solstice, the Company or any Glass Party to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions (except that, for the avoidance of doubt, Glass has retained Guggenheim Partners to provide financial advice with respect to the Transactions).

          (h)   Notwithstanding anything contained in this Agreement to the contrary, such Equityholder acknowledges and agrees that no Solstice Party nor any other Person has made or is making any representations or warranties relating to any Solstice Party whatsoever, express or implied, except as expressly provided in Section 8(a), including any implied representation or warranty as to the accuracy or completeness of any information regarding any Solstice Party furnished or made available to such Equityholder or any of its Representatives. Without limiting the generality of the foregoing, such Equityholder acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to any Equityholder or any Glass Party or any of their respective Representatives. Such Equityholder has not relied on any representations or warranties relating to any Solstice Party in determining to enter into this Agreement, except for those express representations and warranties on which such Equityholder is entitled to rely pursuant to Section 8(a).

          (i)    Such Equityholder understands and acknowledges that Solstice and the Company are entering into the Merger Agreement in reliance upon such Equityholder's execution and delivery of this Agreement and the representations and warranties of such Equityholder contained herein.

        7.    Termination.

          (a)   This Agreement (including the proxy granted pursuant to Section 4) shall automatically terminate upon the earliest of (i) the mutual agreement of the parties hereto, (ii) the Effective Time, and (iii) any termination prior to the Closing of the Merger Agreement in accordance with Article 8 thereof.

          (b)   In the event of termination of this Agreement pursuant to this Section 7, all obligations of the parties hereto shall terminate, except a party may recover Damages caused by a Willful and Material Breach of this Agreement by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (but solely to the extent any such breach has been the primary cause of, or resulted in, the failure of the Closing of the Mergers).

          (c)   At any time prior to the Effective Time, each party may (in the case of any party that is not a natural person, by action taken by its Board of Directors), to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        8.    Miscellaneous Provisions.

          (a)    Survival of Representations and Warranties; Reliance on Certain Representations and Warranties of the Solstice Parties.    None of the representations and warranties of the parties set forth in this Agreement shall survive the Closing and the consummation of the Transactions. The covenants that by their terms are to be performed in whole or in part after the Closing, of the parties set forth in this Agreement shall survive the Closing and the consummation of the Transactions. Subject to Section 9.1 of the Merger Agreement, each Equityholder shall be entitled to rely on the representations and warranties of the Solstice Parties set forth in Article 4 of the Merger Agreement.

          (b)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile or email (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient's next Business Day, in each case to the intended recipient as set forth below:

      (A)
      if to any Equityholder, to:

        the address set forth on its signature page hereto

        with a copy (which shall not constitute notice) to:

        Latham & Watkins LLP
        885 Third Avenue
        New York, New York 10022
        Attention:  David S. Allinson
        Facsimile:   (212) 751-4864

      (B)
      if to Solstice or the Company (or after the Closing) Glass, to:

        4 Technology Park Drive
        Westford, MA 01886
        Attention:  Jeffrey M. Snider

        with a copy (which shall not constitute notice) to:

        Wilmer Cutler Pickering Hale and Dorr LLP
        60 State Street
        Boston, MA 02109
        Attention:  Jay E. Bothwick
                            Joseph B. Conahan
        Facsimile:   (617) 526-5000

          (c)    Assignment; Binding Effect; Benefit.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (d)    Entire Agreement.    This Agreement, the Annexes and the documents delivered pursuant to this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto (it being understood that the other Transaction Documents shall remain in full force and effect in accordance with their terms). No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          (e)    Amendments.    This Agreement may be amended by the parties hereto, by (in the case of a party that is not a natural person) action taken or authorized by their Boards of Directors, managers, governing committee or members, as applicable, at any time before or after approval of matters presented in connection with the Mergers by the stockholders of Solstice and the other parties to such Mergers, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders of any party to the Merger Agreement unless such amendment is subject to such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (f)    Governing Law.    This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Transactions, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the Transactions, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Courts. Each of the parties hereto further agrees not to commence any litigation relating to this Agreement or the Transactions except in the Delaware Courts, waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY DEFENSE OR OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN THE DELAWARE COURTS AND ANY CLAIM THAT ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (g)    Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          (h)    Headings.    Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

          (i)    Interpretation.    Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) "either" and "or" are not exclusive and "include," "includes" and "including" are not limiting; (ii) "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) "date of this Agreement" refers to the date set forth in the initial caption of this Agreement; (iv) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (v) the descriptive headings included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time;

  (viii) references to a Person are also to its permitted successors and assigns; (ix) references to an "Article," "Section" or "Annex" refer to an Article, Section of, or an Annex to, this Agreement; (x) references to "$" or otherwise to dollar amounts refer to the lawful currency of the United States; (xi) references to a federal, state, local or foreign law include any rules, regulations and delegated legislation issued thereunder; and (xii) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. If any date on which a party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

          (j)    Waivers.    Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          (k)    Incorporation of Annexes.    The Annexes hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          (l)    Severability.    If any provision (or part thereof) of this Agreement is invalid, illegal or unenforceable, that provision (or part thereof) will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision (or part thereof) will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of (or parts thereof) this Agreement will not in any way be affected or impaired thereby. If any provision (or part thereof) of this Agreement is so broad as to be unenforceable, the provision (or part thereof) shall be interpreted to be only so broad as is enforceable.

          (m)    Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or if this Agreement was otherwise breached and that monetary damages, even if available, would not be an adequate remedy hereunder. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court without proof of actual damages and each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or in equity for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

(SIGNATURE PAGES FOLLOW)

        IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

Solstice Sapphire Investments, Inc.
By:	/s/ SUSAN VILLARE
	Name:	Susan Villare
	Title:	President and Treasurer

Signature Page to Voting Agreement

Sonus Networks, Inc.
By:	/s/ RAYMOND P. DOLAN
	Name:	Raymond P. Dolan
	Title:	President and CEO

Signature Page to Voting Agreement

OEP II CO-INVESTORS, L.P.
By:	OEP CO-INVESTORS MANAGEMENT II, LTD, as General Partner
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	President

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

OEP II PARTNERS CO-INVEST, L.P.
By:	/s/ RICHARD M. CASHIN
	Name:	Richard M. Cashin
	Title:	Director

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

OEP III CO-INVESTORS, L.P.
By:	OEP CO-INVESTORS MANAGEMENT III, LTD, as General Partner
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	President

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

HERITAGE PE (OEP) II, L.P.
By:	OEP General Partner III, L.P., as General Partner
By:	JPMC Heritage Parent LLC, as General Partner
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	President

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

HERITAGE PE (OEP) III, LP
By:	OEP General Partner III, L.P., as General Partner
By:	JPMC Heritage Parent LLC, as General Partner
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	President

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

GENBAND INC.
By:	/s/ DAVID WALSH
	Name:	David Walsh
	Title:	President, CEO and Chairman

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

GENBAND II, INC.
By:	/s/ DAVID WALSH
	Name:	David Walsh
	Title:	President, CEO and Chairman

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

OEP II CO-INVESTORS, L.P.
By:	OEP CO-INVESTORS MANAGEMENT II, LTD, as General Partner
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	President

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

OEP II PARTNERS CO-INVEST, L.P.
By:	/s/ RICHARD M. CASHIN
	Name:	Richard M. Cashin
	Title:	Director

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

HERITAGE PE (OEP) II, L.P.
By:	OEP General Partner III, L.P., as General Partner
By:	JPMC Heritage Parent LLC, as General Partner
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	President

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

HERITAGE PE (OEP) III, LP
By:	OEP General Partner III, L.P., as General Partner
By:	JPMC Heritage Parent LLC, as General Partner
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	President

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

J.P. MORGAN PARTNERS (BHCA), L.P.
By:	JPMP MASTER FUND MANAGER, L.P. ITS GENERAL PARTNERS
By:	JPMP CAPITAL CORP., ITS GENERAL PARTNER
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	Managing Director

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

J.P. MORGAN PARTNERS GLOBAL INVESTORS, L.P.
By:	JPMP GLOBAL INVESTORS, L.P., A GENERAL PARTNER
By:	JPMP CAPITAL CORP., ITS GENERAL PARTNER
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	Managing Director

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

J.P. MORGAN PARTNERS GLOBAL INVESTORS A, L.P.
By:	JPMP GLOBAL INVESTORS, L.P., A GENERAL PARTNER
By:	JPMP CAPITAL CORP., ITS GENERAL PARTNER
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	Managing Director

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN), L.P.
By:	JPMP GLOBAL INVESTORS, L.P., A GENERAL PARTNER
By:	JPMP CAPITAL CORP., ITS GENERAL PARTNER
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	Managing Director

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

J.P. MORGAN PARTNERS GLOBAL INVESTORS (CAYMAN) II, L.P.
By:	JPMP GLOBAL INVESTORS, L.P., A GENERAL PARTNER
By:	JPMP CAPITAL CORP., ITS GENERAL PARTNER
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	Managing Director

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

J.P. MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN), L.P.
By:	JPMP GLOBAL INVESTORS, L.P., A GENERAL PARTNER
By:	JPMP CAPITAL CORP., ITS GENERAL PARTNER
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	Managing Director

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

J.P. MORGAN PARTNERS GLOBAL INVESTORS (SELLDOWN) II, L.P.
By:	JPMP GLOBAL INVESTORS, L.P., A GENERAL PARTNER
By:	JPMP CAPITAL CORP., ITS GENERAL PARTNER
By:	/s/ RICHARD W SMITH
	Name:	Richard W Smith
	Title:	Managing Director

Notice Information:
Address:
Phone:
Fax:
Email:

Signature Page to Voting Agreement

 Annex 1

Glass Shares

OEP Co-Investors, L.P.

OEP II Partners Co-Invest, L.P.

OEP III Co-Investors, L.P.

Heritage PE (OEP) II, L.P.

Heritage PE (OEP) III, LP

Genband Inc.

Genband II, Inc.

 Annex 2

GB Shares

OEP II Co-Investors, L.P.

OEP II Partners Co-Invest, L.P.

Heritage PE (OEP) II, L.P.

Heritage PE (OEP) III, LP

 Annex 3

GB II Shares

J.P. Morgan Partners (BHCA), L.P.

J.P. Morgan Partners Global Investors, L.P.

J.P. Morgan Partners Global Investors A, L.P.

J.P. Morgan Partners Global Investors (Cayman), L.P.

J.P. Morgan Partners Global Investors (Cayman) II, L.P.

J.P. Morgan Partners Global Investors (Selldown), L.P.

J.P. Morgan Partners Global Investors (Selldown) II, L.P.

Annex I
AGREED FORM

PRINCIPAL STOCKHOLDERS AGREEMENT

BY AND AMONG

SOLSTICE SAPPHIRE INVESTMENTS, INC.

AND

THE OEP STOCKHOLDERS

[    •    ], 2017

EXHIBITS AND SCHEDULES
Exhibit A:	Form of Joinder Agreement
Exhibit B:	Registration Rights Agreement
Schedule 1:	Specified Person

I-i

PRINCIPAL STOCKHOLDERS AGREEMENT

        This Principal Stockholders Agreement (this "Agreement") is made as of [    •    ], 2017 by and among Solstice Sapphire Investments, Inc., a Delaware corporation (the "Company"), Heritage PE (OEP) II, L.P., a Cayman Islands exempted limited partnership ("OEP II"), Heritage PE (OEP) III, L.P., a Cayman Islands exempted limited partnership ("OEP III", and together with OEP II, the "Initial OEP Stockholders"), and any other stockholder who from time to time becomes party to this Agreement by execution of a joinder agreement substantially in the form of Exhibit A (a "Joinder Agreement").

RECITALS

        A.    On the Effective Date, the Company will issue shares of Common Stock to the Initial OEP Stockholders pursuant to the Merger Agreement, subject to the terms and conditions set forth therein.

        B.    The parties hereto desire to enter into this Agreement to agree upon the respective rights and obligations after the Effective Time with respect to the securities of the Company then or thereafter issued and outstanding and to be held by the parties to this Agreement and certain matters with respect to their investment in the Company.

AGREEMENT

        Now therefore, in consideration of the foregoing, and the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        SECTION I.    DEFINITIONS

          1.1    Drafting Conventions; No Construction Against Drafter.

            (a)   Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) "either" and "or" are not exclusive and "include," "includes" and "including" are not limiting; (ii) "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) "date of this Agreement" refers to the date set forth in the initial caption of this Agreement; (iv) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (v) the headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vii) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (viii) references to a Person are also to its permitted successors and assigns; (ix) references to an "Article," "Section," "Exhibit" or "Schedule" refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (x) references to "$" or otherwise to dollar amounts refer to the lawful currency of the United States; and (xi) references to a federal, state, local or foreign law include any rules, regulations and delegated legislation issued thereunder. If any date on which a party is required to make a payment or a delivery or take an action, in each case, pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery or take such action on the next succeeding Business Day. Time shall be of the essence in this Agreement. Unless specified otherwise, the words "party" and "parties" refer only to a party named in this Agreement or one who joins this Agreement as a party pursuant to the terms hereof.

            (b)   The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

          1.2    Defined Terms.     Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

        "Affiliate" shall mean with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including if the specified Person is a private equity fund, (i) any general partner of the specified Person and (ii) any investment fund now or hereafter managed by, or which is controlled by or is under common control with, one or more general partners of the specified Person; provided, however, that, for purposes of this Agreement, (A) neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of the OEP Stockholders, (B) no OEP Stockholder shall be deemed to be an Affiliate of the Company or any of its Subsidiaries, (C) each OEP Stockholder shall be deemed to be an Affiliate of each other OEP Stockholder, and (D) JPMorgan Chase & Co. and its controlled Affiliates shall be deemed to be affiliates of each of the OEP Stockholders, provided, however, no other affiliates of JPMorgan Chase & Co. shall be deemed affiliates of the OEP Stockholders other than those Persons described in clauses (i) or (ii). For the purposes of this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

        "Baseline Amount" shall mean, as of a particular date, the lesser of (i) the number of voting Shares issued to the Initial OEP Stockholders on the Effective Date pursuant to the Merger Agreement, and (ii) the weighted average number of voting Shares held in the aggregate by the Stockholders in the two hundred fifty (250) Business Days prior to such date.

        "Beneficial Ownership" by a Person of any securities means that such Person is a beneficial owner of such securities in accordance with Rule 13d-3 adopted by the SEC under the Exchange Act (provided that, for purposes of calculating "Beneficial Ownership" with respect to the restrictions set forth under Sections 3.1 and 4.1 and notwithstanding anything to the contrary in Rule 13d-3, a Person shall additionally be deemed to Beneficially Own any Common Stock or other securities that may be acquired by such Person upon the conversion, exchange or exercise of any warrants, options, rights or other securities convertible into Common Stock or other securities of the Company, whether such acquisition may be made within sixty (60) days or a longer period); provided, however, that, for purposes of this Agreement, the OEP Stockholders shall not be deemed to Beneficially Own any Shares or other securities issued to any Investor Designee by the Company in his capacity as such; and provided, further, that, for purposes of calculating Beneficial Ownership by a Person, Shares Beneficially Owned by such Person shall not be double-counted with Shares Beneficially Owned by such Person's Affiliates and any Group in which such Person is a member. The term "Beneficially Own" shall have a correlative meaning.

        "Bylaws" shall mean the Company's bylaws in effect as of the Effective Time, as amended from time to time.

        "Charter" shall mean the Company's certificate of incorporation in effect as of the Effective Time, as amended from time to time.

        "Change of Control Transaction" shall mean any of the following occurring after the Effective Date: (i) a recapitalization, merger, share exchange, business combination or similar extraordinary transaction or series of related transactions as a result of which, the Persons that Beneficially Own the voting Shares of the Company (immediately prior to the consummation of such transaction or series of related transactions) would cease to (immediately after consummation of such transaction or series of related transactions) Beneficially Own voting Shares entitling them to vote a majority or more of the voting Shares in the elections of Directors at any annual or special meeting (or, if the Company is not the surviving or resulting entity, the equivalent governing body of such surviving or resulting entity); (ii) a sale of all or substantially all of the assets the Company (determined on a consolidated basis) in one transaction or series of related transactions; or (iii) the acquisition (by purchase, merger or otherwise) by any Person of Beneficial Ownership of voting Shares of the Company entitling that Person (together with its Affiliates and any Group in which such Person is a member) to vote a majority of the voting Shares, except any acquisition in the open market by any OEP Stockholder of voting Shares permitted by Section 3.1(b)(i).

        "Common Stock" shall mean the common shares, par value $0.001 per share, of the Company.

        "Company" shall have the meaning set forth in the preamble and shall include any successor thereto.

        "Company Information" shall mean the following Confidential Information: (i) financial information, financial projections and other financial estimates, (ii) Confidential Information shared by an OEP Stockholder as part of the general portfolio information of such OEP Stockholder that does not identify the Company; (iii) Confidential Information that is aggregated as part of such OEP Stockholder's normal internal reporting or review procedures, including those of its parent entities; (iv) valuation projections and such other summary financial ratios and/or multiples calculated by an OEP Stockholder by reference to Confidential Information (without directly incorporating such Confidential Information), and (v) the number and type of Shares to be distributed in connection with a proposed or planned in-kind distribution and the value of such Shares at the time of distribution.

        "Confidential Information" shall mean all information relating to the Company or the business, products, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) that is delivered, disclosed or furnished by or on behalf of the Company on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished.

        "Director" shall mean a member of the Board of Directors.

        "Effective Date" shall mean the Closing Date.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Group" shall mean, with respect to a Person, such Person together with any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        "Independent Director" shall mean, regardless of whether designated by the OEP Stockholders, a person nominated for or appointed to the Board of Directors who, as of the time of determination: (i) is independent for purposes of the Nasdaq Rules and the SEC rules; (ii) is not a current or former director, officer, partner or other senior-level employee (or other employee or consultant within the past 5 years) of, and does not otherwise then receive (and has not at any time received) any material compensation from, any OEP Stockholder or any of its Affiliates (but excluding (a) service for or compensation received from any former portfolio company of such OEP Stockholder or its Affiliate, and (b) compensation received in connection with a bona fide underwritten public offering performed on behalf of such OEP Stockholder or its Affiliate); and (iii) does not then serve (and has not at any time within the two (2) years prior to such time served) as a director, officer, employee or consultant of, and does not otherwise then receive (and has not at any time within the two (2) years prior to such time otherwise received) any compensation from, any portfolio company of any OEP Stockholder or any of its Affiliates, or any Person (or Group in which such Person is a member) that owns 15% or more of the total then issued and outstanding Shares of the Company, provided, however, the restrictions in (ii) and (iii) above shall not apply to (1) any person who (x) has served (but is not then serving) as an independent director of any portfolio company of any OEP Stockholder or any of its Affiliates in which such OEP Stockholder and its Affiliates, collectively, do not have (and have not had during the tenure of such person's service as an independent director) a controlling interest or is serving as an independent director on the Board of Genband Inc. as of the date of the Merger Agreement, (y) was not nominated or designated by such OEP Stockholder or any of its Affiliates to serve on the board of directors of such portfolio company, and (z) would otherwise be independent under clause (ii) and (iii) but for his or her past service as an independent director of such portfolio company or (2) the person named on Schedule 1 hereto to the extent such person would otherwise be independent under clause (ii) and (iii) but for his past service as a consultant to any OEP Stockholder or any its Affiliates or any portfolio company thereof; provided further, the Nominating and Corporate Governance Committee may at any time waive the restrictions in (ii) and (iii) above with respect to the qualification as an Independent Director of any person nominated for or appointed to the Board of Directors.

        "Initial Directors" shall have the meaning set forth in the Merger Agreement.

        "Merger Agreement" shall mean the Agreement and Plan of Merger by and among Genband Holdings Company, Sonus Networks, Inc., the Company and the other parties thereto, dated as of May 23, 2017.

        "Nasdaq Rules" shall mean the Nasdaq Stock Market Rules or other rules of a national securities exchange upon which the Company's Common Stock is listed or to which it is then subject.

        "Necessary Action" shall mean, with respect to a specified result, all actions necessary or desirable to cause such result, including (i) attending meetings in person or by proxy for purposes of obtaining a quorum, (ii) voting or providing (or causing the voting or providing of) a written consent or proxy with respect to all Shares then Beneficially Owned, (iii) causing the adoption of resolutions and amendments to the organizational documents of the Company, (iv) executing agreements and instruments and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

        "New Shares" shall mean any voting Shares of the Company or any of its subsidiaries, including Common Stock, whether authorized or not by the Board of Directors or any committee of the Board of Directors, and rights, options, or warrants to purchase any voting Shares, and securities of any type whatsoever that are, or may become, convertible into any voting Shares; provided, however, that the term "New Shares" shall not include: (i) Shares issued to employees, consultants, officers and directors of the Company, pursuant to any arrangement approved by the Board of Directors or the Compensation Committee of the Board of Directors; (ii) Shares issued as consideration in the acquisition of another business or assets of another Person by the Company by merger or purchase of the assets or shares, reorganization or otherwise; (iii) Shares issued pursuant to any rights or agreements, including convertible securities, options and warrants, provided, that either (x) the Company shall have complied with Section 5.1 with respect to the initial sale or grant by the Company of such rights or agreements or (y) such rights or agreements existed prior to the Effective Date (it being understood that any modification or amendment to any such pre-existing right or agreement subsequent to the Effective Date with the effect of increasing the percentage of the Company's fully-diluted Shares underlying such rights agreement shall not be included in this clause (iii)); (iv) Shares issued in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by the Company; (v) warrants issued to a lender in a bona fide debt financing; (vi) Shares registered under the Securities Act that are issued in an underwritten public offering; (vii) any right, option, or warrant to acquire any security convertible into the securities excluded from the definition of New Shares pursuant to clauses (i) through (vi) above; (viii) any issuance by a subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company; and (ix) any issuance as to which the OEP Majority Interest (on behalf of the OEP Stockholders) elects to waive the rights set forth in Section 5.1.

        "OEP Majority Interest" shall mean, at any given time, the OEP Stockholders holding a majority of the outstanding Shares held at that specified time by all OEP Stockholders.

        "OEP Stockholders" shall mean (i) the Initial OEP Stockholders and (ii) any Permitted Transferee of any Initial OEP Stockholder described in clause (i) of the definition of "Permitted Transferee" (x) which is issued Shares or becomes the Beneficial Owner of any Shares or is Transferred any Shares by any other Person and (y) which becomes a party hereto by executing a Joinder Agreement; provided, however, that no Shares Beneficially Owned by any Investor Designee or officer or employee of the Company or its subsidiaries shall be deemed to be Beneficially Owned by the OEP Stockholders for the purposes of Sections II, III and IV of this Agreement.

        "Permitted Transferee" shall mean, with respect to any OEP Stockholder, (i) any Affiliate of such OEP Stockholder or (ii) any direct or indirect member or general or limited partner of such OEP Stockholder that is the Transferee of Shares pursuant to a pro rata distribution of Shares by such OEP Stockholders to its partners or members, as applicable (or any subsequent Transfer of such Shares by the Transferee to another Permitted Transferee), in each case that becomes a party to this Agreement by executing a Joinder Agreement.

        "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity.

        "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the date hereof, attached hereto as Exhibit B.

        "Regulatory Requirement" shall mean any set of facts or circumstances arising after the date hereof that has resulted, or, based on the advice of legal counsel, would reasonably be expected by JPMorgan Chase & Co. to result, in the Beneficial Ownership by JPMorgan Chase & Co. or its Affiliates of any voting Shares causing (i) a material violation of Applicable Law by JPMorgan Chase & Co. or its Affiliates, (ii) a limitation under Applicable Law that will materially impair the ability of JPMorgan Chase & Co. or any of its Affiliates to operate in the ordinary course business or engage in their respective ordinary course business activities, or (iii) a requirement under Applicable Law that such voting Shares be Transferred to a third Person.

        "SEC" shall mean the Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Shares" shall mean, at any time, (i) shares of Common Stock and (ii) any other voting equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock or other equity securities issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

        "Stockholders" shall mean the OEP Stockholders and any other stockholders who from time to time become party to this Agreement by execution of a Joinder Agreement.

        "Transfer" shall mean any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal (whether by merger, consolidation or otherwise by operation of law) of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement; provided, however, that any Transfer of equity securities of any Person, including as a result of a change of control of such Person, that Beneficially Owns any equity securities of any OEP Stockholder shall not, by itself, be deemed a Transfer of Shares for the purposes of this Agreement, unless the equity securities of any OEP Stockholder constitute such Person's primary asset or such Person was formed in contemplation of such Transfer.

        "Transferee" shall mean the recipient of a Transfer.

          1.3    Effectiveness.     This Agreement, and all rights and obligations hereunder, shall become effective upon the Effective Time. Upon any termination of the Merger Agreement prior to the Effective Time, this Agreement shall terminate automatically and shall be of no force or effect.

        SECTION II.    BOARD MATTERS; CHIEF EXECUTIVE OFFICER

          2.1    Board of Directors.     From and after the Effective Time:

            (a)    Board Composition.    For as long as the OEP Stockholders in the aggregate continue to Beneficially Own at least ten percent (10%) of the Shares issued to the Initial OEP Stockholders on the Effective Date pursuant to the Merger Agreement, the board of directors of the Company (the "Board of Directors") shall be composed as follows:

                (i)  The authorized number of directors on the Board of Directors shall be established and remain at nine (9) or such other number approved by the Board of Directors, including the approval of a majority of the Independent Directors.

               (ii)  The OEP Stockholders holding an OEP Majority Interest shall have the right (but not the obligation) to designate as Directors, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, five (5) designees of the OEP Stockholders (the "Investor Designees"), at least two (2) of whom must, in the good faith determination of the Nominating and Corporate Governance Committee, qualify as Independent Directors; provided, that (A) from and after the first time that the OEP Stockholders in the aggregate Beneficially Own less than eighty percent (80%) of the Shares issued to the Initial OEP Stockholders on the Effective Date pursuant to the Merger Agreement, the number of Investor Designees to be designated by the OEP Majority Interest (on behalf of the OEP Stockholders) shall be reduced to four (4) Directors, at least one (1) of whom must, in the good faith determination of the Nominating and Corporate Governance Committee, qualify as an Independent Director; (B) from and after the first time that the OEP Stockholders in the aggregate Beneficially Own less than seventy percent (70%) of the Shares issued to the Initial OEP Stockholders on the Effective Date pursuant to the Merger Agreement, the number of Investor Designees to be designated by the OEP Majority Interest (on behalf of the OEP Stockholders) shall be reduced to three (3) Directors, at least one (1) of whom must, in the good faith determination of the Nominating and Corporate Governance Committee, qualify as an Independent Director; (C) from and after the first time that the OEP Stockholders in the aggregate Beneficially Own less than fifty percent (50%) of the Shares issued to the Initial OEP Stockholders on the Effective Date pursuant to the Merger Agreement, the number of Investor Designees to be designated by the OEP Majority Interest (on behalf of the OEP Stockholders) shall be reduced to two (2) Directors, neither of whom must qualify as an Independent Director; (D) from and after the first time that the OEP Stockholders in the aggregate Beneficially Own less than thirty percent (30%) of the Shares issued to the Initial OEP Stockholders on the Effective Date pursuant to the Merger Agreement, the number of Investor Designees to be designated by the OEP Majority Interest (on behalf of the OEP Stockholders) shall be reduced to one (1) Director, who need not qualify as an Independent Director; and (E) from and after the first time that the OEP Stockholders in the aggregate Beneficially Own less than ten percent (10%) of the Shares issued to the Initial OEP Stockholders on the Effective Date pursuant to the Merger Agreement, the OEP Stockholders shall have no right to designate any members of the Board of Directors.

              (iii)  The Nominating and Corporate Governance Committee shall designate as Directors (A) the Company's then serving Chief Executive Officer (the "CEO Director"), who initially shall be Raymond P. Dolan, and (B) such additional number of designees as constitutes the full Board of Directors.

            (b)    Obligation to Vote.    For as long as the OEP Stockholders have a right to designate any members of the Board of Directors pursuant to Section 2.1(a):

                (i)  The Company shall take all Necessary Actions within its control to cause the individuals designated in accordance with Section 2.1(a) to be nominated for election to the Board of Directors, shall solicit proxies in favor thereof, and at each meeting of the stockholders of the Company at which Directors are to be elected, shall recommend that the stockholders of the Company elect to the Board of Directors each such individual nominated for election at such meeting.

               (ii)  Each OEP Stockholder shall take all Necessary Actions within its control to vote either (a) all shares affirmatively in favor of the election of each Person nominated to serve as a Director by the Board of Directors (including those designated in accordance with Section 2.1(a)), or (b) in the same proportion as the Shares not Beneficially Owned by OEP Stockholders are voted affirmatively in favor of, or to withhold authority with respect to the election of, each Person nominated to serve as a Director by the Board (including those designated in accordance with Section 2.1(a)).

              (iii)  The Company and each OEP Stockholder shall take all Necessary Actions within its control to (A) effect or cause any removal required pursuant to Section 2.1(f), subject, in the case of a removal pursuant to clause (A) or (D) of Section 2.1(f)(i), to the prior direction or approval of the Nominating and Corporate Governance Committee, and (B) cause an appropriate successor to be elected or appointed to fill such vacancy pursuant to Section 2.1(a)(ii).

            (c)    Nominee Qualifications.

                (i)  Each Director shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as a Director, meet and comply with, in the good faith determination of the Nominating and Corporate Governance Committee, any qualification criteria adopted by the Nominating and Corporate Governance Committee, including without limitation the requirements of Applicable Law, the Nasdaq Rules, the SEC rules and corporate governance policies adopted by the Board of Directors that are consistent with the terms set forth herein.

               (ii)  In addition to the criteria set forth in Section 2.1(c)(i), each Independent Director shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as a Director, qualify as an Independent Director in the good faith determination of the Nominating and Corporate Governance Committee.

            (d)    Initial Designees.    The initial Investor Designees pursuant to the provisions of Section 2.1(a)(ii) shall be the Initial Directors determined pursuant to Section 2.6(a)(i) of the Merger Agreement and Section 2.6(a)(ii) of the Merger Agreement. The initial designees pursuant to the provisions of Section 2.1(a)(iii) shall be the Initial Directors determined pursuant to Section 2.6(a)(iv) of the Merger Agreement, the Company Chief Executive Officer Designee (as defined in the Merger Agreement) and the Company Chairman Designee (as defined in the Merger Agreement), who shall serve as the initial Chairman of the Board of Directors with power and authority set forth in the Charter and the Bylaws and as otherwise delegated or agreed by the Board of Directors from time to time.

            (e)    Procedures for Election.    Except as set forth herein, each Director shall be nominated for election and elected or appointed as provided in the Charter and Bylaws.

            (f)    Removal and Vacancies.

                (i)  Except as provided in Section 2.1(a)(ii) or as required by Applicable Law, the parties hereto agree that no Director designated pursuant to Section 2.1(a)(ii) above may be removed from office unless (A) such Director fails to meet the qualification criteria set forth in Section 2.1(c); (B) in the case of an Investor Designee, such removal is directed or approved by the OEP Majority Interest (on behalf of the OEP Stockholders); (C) in the case of the CEO Director, pursuant to Section 2.1(f)(iii); or (D) in the case of a Director designated pursuant to Section 2.1(a)(iii)(B), such removal is directed or approved by the Nominating and Corporate Governance Committee.

               (ii)  If at any time any Director ceases to serve on the Board of Directors (whether due to death, disability, resignation, removal or otherwise), the Person or Persons that designated or nominated such Director pursuant to Section 2.1(a)(ii) or (iii) shall designate or nominate a successor to fill the vacancy created thereby on the terms and subject to the conditions of Section 2.1(a)(ii) or (iii). In the event that the OEP Stockholders do not, pursuant to Section 2.1(a)(ii), have the right to designate an individual to fill such vacancy, then such vacancy may be filled as provided in the Charter and the Bylaws.

              (iii)  If for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, the Company shall seek to obtain the immediate resignation of the CEO Director as a Director of the Company contemporaneously with such CEO Director's termination of service to the Company as its Chief Executive Officer. In the event such resignation is not effective within ten (10) days of such termination of service, upon the written request of the OEP Majority Interest (on behalf of the OEP Stockholders), the Company shall call a special meeting of stockholders or seek the written consents of stockholders, in each case to approve or consent to the removal of the CEO Director (to the extent permitted by Applicable Law, the Charter and the Bylaws). Any employment agreement between the Company and the Chief Executive Officer of the Company shall contain a requirement that the Chief Executive Officer of the Company resign as the CEO Director contemporaneously with termination of his service as the Chief Executive Officer of the Company. Notwithstanding anything to the contrary in the foregoing, an individual who formerly served as the CEO Director and/or Chief Executive Officer of the Company may be nominated, designated, and/or elected as a Director of the Company other than the CEO Director in accordance with Section 2.1(a) above.

              (iv)  In the event that the OEP Stockholders cease to have the right to designate a person to serve as a Director pursuant to Section 2.1(a)(ii), if requested by a majority of the Directors then serving on the Board of Directors (other than any Investor Designees), that number of Directors for which the OEP Stockholders cease to have the right to designate to serve as a Director shall resign within one (1) month or, if earlier, such time as such Director's successor is appointed or elected (provided that, subject to the requirements set forth in Section 2.1(a)(ii), the OEP Majority Interest shall have the authority to select which such particular Director or Directors will resign).

            (g)    Expenses.    Each Director shall be entitled to reimbursement from the Company for his or her reasonable out-of-pocket expenses (including travel) incurred in attending any meeting of the Board of Directors or any committee thereof or governing body of any subsidiary of the Company or any committee thereof.

            (h)    Indemnification; Insurance.    The Company shall not alter, in any manner adverse to the Investor Designees, any rights to indemnification and exculpation from liabilities currently afforded to members of the Board of Directors pursuant to the Charter, the Bylaws or any indemnification agreement, in each case, as in effect as of the Effective Time. The Company shall use commercially reasonable efforts to continue to maintain in effect directors' and officers' liability insurance and fiduciary liability insurance with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable, in the aggregate, to the insureds as provided in the Company's existing policies as of the Effective Time. The Company hereby acknowledges that certain Investor Designees may have rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Company and its subsidiaries (collectively, the "Indemnitors"). The Company hereby agrees that, with respect to an action, suit or proceeding brought against an Investor Designee by reason of the fact that such Investor Designee is or was a director of the Company (A) the Company and its subsidiaries are the indemnitor of first resort (i.e., their obligations to the Investor Designees are primary and any obligation of the Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Investor Designee are secondary), (B) the Company and its subsidiaries shall be required to advance the full amount of expenses incurred by any Investor Designee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case, to the extent legally permitted and as required by the terms of this Agreement, the Charter, the Bylaws, and certificate of incorporation, certificate of formation, bylaws, limited partnership agreement or limited liability company agreement or comparable organizational documents of any of the Company's subsidiaries (or any other agreement between the Company or any of its subsidiaries and any such Investor Designee related to indemnification), without regard to any rights such Investor Designee may have against the Indemnitors, and, (C) the Company and its subsidiaries irrevocably waive, relinquish and release the Indemnitors from any and all claims against the Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by an Indemnitor on behalf of an Investor Designee with respect to any claim for which such Investor Designee has sought indemnification from the Company or its subsidiaries shall affect the foregoing and the applicable Indemnitor shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Designee against the Company and its subsidiaries.

            (i)    No Liability for Election of Recommended Directors.    To the fullest extent permitted by Applicable Law, neither the OEP Stockholders nor any Affiliate of the OEP Stockholders, shall have any liability as a result of designating an individual for election as a Director for any act or omission by such designated individual in his or her capacity as a Director of the Company, nor shall the OEP Stockholders have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

            (j)    Eligible OEP Shares.    For the purpose of determining the number of the Investor Designees that the OEP Stockholders shall be entitled to designate pursuant to Section 2.1(a)(ii), the calculation of Shares held by the OEP Stockholders shall exclude all Shares acquired by the OEP Stockholders after the Effective Date, except for the Shares acquired by the OEP Stockholders after the Effective Date pursuant to the Preemptive Rights under Section 5.1.

          2.2    Committees of the Board of Directors.

            (a)   From and after the Effective Date, the Company shall, and each OEP Stockholder shall use its reasonable best efforts to, cause the Board of Directors to establish and maintain the following committees: (i) an Audit Committee, (ii) a Compensation Committee, (iii) a Nominating and Corporate Governance Committee and (iv) an Integration Committee (it being understood that the Integration Committee will only be maintained for such period of time as may be determined by the Board of Directors). The Board of Directors may also establish and maintain any other committee as the Board of Directors shall determine in its discretion.

            (b)   For as long as an Investor Designee meets the criteria of Section 2.1(c)(ii) as an Independent Director, such Investor Designee will be eligible to be appointed and remain on all committees established by the Board of Directors, including the Audit Committee, the Compensation Committee, the Integration Committee (if then in existence) and the Nominating and Corporate Governance Committee; provided that, for the avoidance of doubt, any Investor Designee on the Integration Committee need not be an Independent Director.

            (c)   For as long as the OEP Stockholders (i) have the right to designate at least one (1) Director under Section 2.1(a)(ii), and (ii) designate at least one (1) Director who is an Independent Director:

                (i)  The Nominating and Corporate Governance Committee shall be comprised of three (3) Independent Directors (A) who are selected by a majority of the Independent Directors then serving on the Board of Directors, (B) at least two (2) of whom are not Investor Designees, and (C) one (1) of whom who is an Investor Designee.

               (ii)  The Nominating and Corporate Governance Committee shall determine the size and membership of each of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and any committee of the Board of Directors established to consider any transaction between any OEP Stockholder or any of its Affiliates, on the one hand, and the Company, on the other hand, provided that such determination shall be subject in all cases to (A) the Company's obligation to comply with any applicable independence requirements under the Nasdaq Rules and SEC rules (and in the case of the Nominating and Corporate Governance Committee, with such Investor Designees otherwise being Independent Directors) and compliance with the requirements of Section 162(m) of the Internal Revenue Code to have a compensation committee comprised solely of two (2) or more outside directors; (B) in the case of any committee of the Board of Directors established to consider any transaction between any OEP Stockholder or any of its Affiliates, on the one hand, and the Company, on the other hand, each member thereof being disinterested in the good faith determination of the Nominating and Corporate Governance Committee; and (C) to the extent consistent with the foregoing clause (A), for as long as the OEP Stockholders have the right to designate at least three (3) Directors under Section 2.1(a)(ii), at least one (1) member of each such committee shall be an Investor Designee.

            (d)   No OEP Stockholder shall knowingly circumvent the director nominee process established by the Board of Directors' Nominating and Corporate Governance committee in accordance with the terms of this Agreement through proxy solicitations or contests.

            (e)   For so long as the Investor Designees that the OEP Stockholders are entitled to designate under Section 2.1(a)(ii) represent at least a majority of the Board of Directors, an Investor Designee designated by the OEP Majority Interest shall be the Chairman of each of the Compensation Committee, the Nominating and Corporate Governance Committee and the Integration Committee. The Investor Designee designated and appointed as the Chairman of the Integration Committee shall not be required to be an Independent Director.

            (f)    Each provision of this Section 2.2 shall (unless such provision otherwise expires earlier in accordance with its terms) expire on such date as when the OEP Stockholders no longer have a right to designate any Investor Designees under Section 2.1(a)(ii).

          2.3    Additional Management Provisions.

            (a)   Each OEP Stockholder and the Company agrees and acknowledges that, subject to Applicable Law (including the Investor Designees' fiduciary duties thereunder), the Investor Designees designated by the OEP Majority Interest may not share Confidential Information other than Company Information with the OEP Stockholders and their underlying direct or indirect members or controlling parent entities, or general or limited partners, each of whom have a need to know such information (each such party for purposes of this Section, a "Receiving Party") and solely to be used in connection with the OEP Stockholders' management of their ownership of the Shares (and for no other purpose). As a condition to sharing such Company Information to a Receiving Party, each OEP Stockholder shall (i) require such Receiving Party to agree to be bound by confidentiality obligations substantially similar to (and no less restrictive than) those set forth in Section 2.3(b) as though it were a party hereto, and (ii) advise any such Receiving Party that such Company Information is being provided subject to limitations upon use and may include material non-public information and that applicable securities laws impose restrictions on trading securities when in possession of such information and on communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade in such securities. For the purposes of this section, the application of internal policies and procedures of JPMorgan Chase & Co. regarding confidentiality shall satisfy the conditions of sharing such Confidential Information under this section 2.3(a).

            (b)   Each Receiving Party shall keep all Confidential Information confidential and will not, except as permitted below, without the prior written consent of the Company, disclose any Confidential Information; provided, however, that such Receiving Party may disclose Company Information only to the extent (and in the manner): (i) requested or required by Applicable Law or pursuant to judicial process (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process including pursuant to regulations of any applicable stock exchange), which such Receiving Party shall reasonably promptly notify the Company (if legally permitted) of the nature, scope and contents of such disclosure; (ii) required pursuant to a routine examination by any regulatory authority (including self-regulatory authority) not specifically targeted to the Company or the Company Information, which such Receiving Party shall, to the extent practicable and legally permissible, as applicable, (A) reasonably promptly notify the Company of the nature, scope and contents of such disclosure and (B) advise the applicable regulatory authority (including self-regulatory authority) of the confidential nature of such Company Information; (iii) used by such Receiving Party's attorneys, auditors or professional consultants on behalf of the Receiving Party; or (vi) such information is required to be disclosed in connection with any litigation or disputes involving that such Receiving Party. Notwithstanding any other provision hereof, with respect to each Receiving Party, the terms Confidential Information and Company Information shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by such Receiving Party in violation of this Section 2.3(b), (ii) was within such Receiving Party's possession on a non-confidential basis prior to it being furnished or disclosed to such Receiving Party by or on behalf of the Company, provided that such Receiving Party did not know that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, (iii) becomes available to such Receiving Party from a source other than the Company or any of its Representatives, provided that such Receiving Party did not know at the time of receipt of such information that the source is bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, or (iv) is independently developed by or on behalf such Receiving Party without use of the Confidential Information of the Company. An OEP Stockholder shall be responsible for any breach of this Section 2.3(b) by any such Receiving Party to whom such OEP Stockholder provided Company Information to the same extent as if such breach had been committed by such OEP Stockholder.

            (c)   The OEP Stockholders and the Company hereby agree, notwithstanding anything to the contrary in any other agreement or at law or in equity, that, to the maximum extent permitted by Applicable Law, when the OEP Stockholders take any action under this Agreement, in their capacity as stockholders of the Company, to give or withhold its consent, the OEP Stockholders shall have no duty (fiduciary or other) to consider the interests of the Company or the other stockholders of the Company and may act exclusively in its own interest; provided, however, that the foregoing shall in no way affect the obligations of the parties hereto to comply with the provisions of this Agreement.

            (d)   Each of the parties covenants and agrees to take all Necessary Actions within its control to ensure that the Charter and the Bylaws do not, at any time, conflict with the provisions of this Agreement.

          2.4    Certain Transactions.     For as long as the OEP Stockholders have a right to designate any Investor Designees under Section 2.1(a)(ii), the Company shall not enter into any agreement or transaction (including any Change of Control Transaction) with any OEP Stockholder or any of its Affiliates without obtaining the prior approval of a majority of the Independent Directors.

          2.5    Removal of Chairman.     The initial Chairman of the Board of Directors shall serve during the period beginning on the Effective Date and ending on date of the Company's first annual meeting of stockholders after the Effective Date. The Board of Directors may elect a replacement Chairman of the Board in connection with or following the Company's first annual meeting of stockholders after the Effective Date, subject to the terms of this Agreement, the Charter and Bylaws.

        SECTION III.    STANDSTILL PROVISIONS

          3.1    Standstill.

            (a)   Except as expressly permitted herein, no Stockholder nor any of its Affiliates shall: (i) effect, agree, seek or make any proposal or offer with respect to, or announce any intention with respect to or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, directly or indirectly, (A) any acquisition of Beneficial Ownership of any Shares or any security that is convertible into Shares or any assets, indebtedness or businesses of the Company or any of its subsidiaries, (B) any financing of the acquisition of any Shares or any security convertible into Shares, (C) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries or assets of the Company or any of its subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (D) any recapitalization, restructuring, liquidation, dissolution or Change of Control Transaction, or (E) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote any Shares or any consent solicitation or stockholder proposal, (ii) form, join or in any way participate in "a group" (as defined under the Exchange Act) with respect to the Company or enter into any voting agreement or otherwise act in concert with any Person or Group in respect of any voting Shares, (iii) except in accordance with this Agreement, otherwise act, alone or in concert with others, to seek representation on the Board of Directors (other than, in the case of a Stockholder that is not an OEP Stockholder, pursuant to non-public negotiations or discussions with the Company and the Board of Directors that would not reasonably be expected to cause the Company to make a public announcement under Applicable Law regarding the subject matter thereof or any of the types of matters set forth in clause (i) above); (iv) take any action which would or would reasonably be expected to cause the Company to make a public announcement under Applicable Law regarding any of the types of matters set forth in clause (i) above; (v) enter into any discussions or arrangements with any Person with respect to any of the foregoing; or (vi) request that the Company amend or waive any provision of this Section 3.1(a).

            (b)   Section 3.1(a) shall not prohibit or prevent:

                (i)  any acquisition of Beneficial Ownership of any Shares, or any security that is convertible into Shares, by any Stockholder or its Affiliates if such acquisition would not result in all Stockholders and their respective Affiliates in the aggregate Beneficially Owning a number of voting Shares that is greater than (A) one hundred twenty percent (120%) of the Baseline Amount, or (B) sixty percent (60%) of the number of voting Shares issued and outstanding as of such date (it being understood that any such acquisition pursuant to this clause (A) of Shares in excess of the number of Shares issued to the Initial OEP Stockholders on the Effective Date pursuant to the Merger Agreement shall be permitted only if (x) prior to any such acquisition, the applicable Stockholder delivers to the Board of Directors written notice of the proposed acquisition and the material terms thereof, (y) such acquisition is made pursuant to open market purchases during Company-approved trading windows, and (z) a majority of the Independent Directors shall have determined not to cause the Company to repurchase a material percentage of Shares during such trading window);

               (ii)  any Shares, or any security that is convertible into Shares, issued by the Company to Stockholders or their Affiliates pursuant to any stock split, stock dividend or the like effected by the Company;

              (iii)  any acquisition of Beneficial Ownership of any Shares, or any security that is convertible into Shares, by any Stockholder or its Affiliates pursuant to Transfers effected on the Nasdaq Stock Market or other nationally recognized securities exchange following the issuance of any new voting Shares by the Company as consideration in the acquisition of another business or assets of another Person by the Company by merger or purchase of the assets or shares, reorganization or otherwise; provided, that immediately following such acquisition of Shares such Stockholder and its Affiliates, in the aggregate, do not Beneficially Own a percentage of the total issued and outstanding voting Shares that is greater than the percentage of Shares Beneficially Owned by such Stockholder and its Affiliates, in the aggregate, immediately prior to such issuance;

              (iv)  any Shares issued (including pursuant to exercise of stock options granted) to any Investor Designee or any officer or employee of the Company or its subsidiaries in respect of such Director's service on the Board of Directors or such officer's or employee's employment with the Company or its subsidiaries;

               (v)  any acquisition of Beneficial Ownership of any Shares by an OEP Stockholder pursuant to the exercise of Preemptive Rights under Section 5.1;

              (vi)  Transfers of Shares permitted by and made in accordance with Section IV;

             (vii)  any acquisition of Beneficial Ownership of any Shares, or any security that is convertible into Shares, by any Stockholder or its Affiliates or any other action that would otherwise be prohibited by Section 3.1(a) if approved in advance by a majority of the Independent Directors then serving on the Board of Directors (including pursuant to any merger, acquisition or other transaction that is approved in advance by a majority of the Independent Directors then serving on the Board of Directors);

            (viii)  any transaction, discussions, or arrangements solely between or among a Stockholder and its Affiliates; or

              (ix)  any Director who is an Investor Designee from engaging, in his or her capacity as such, in confidential discussions with the Board of Directors regarding one or more transactions that would otherwise be prohibited by Section 3.1(a) so long as such discussions would not reasonably be expected to result in public disclosure by the OEP Stockholders or the Company under Applicable Law, including requirements of the SEC or any applicable stock exchange.

            (c)   All of the restrictions set forth in this Section 3.1 shall terminate in respect of the Stockholders and their Affiliates upon the earlier to occur of:

                (i)  the entry by the Company into a definitive agreement with any Person providing for a Change of Control Transaction; and

               (ii)  such date as when the OEP Stockholders no longer have a right to designate any Investor Designees under Section 2.1(a)(ii).

            (d)   Notwithstanding anything to the contrary in Section 6.2 and Section 6.7, the provisions of this Section III may not be terminated, amended or modified unless such termination, amendment or modification is approved by (i) at least six (6) Directors, or at least two-thirds of the members of the Board of Directors if the Board of Directors at such time does not have nine (9) Directors, and (ii) a majority of the Independent Directors.

          3.2    Nonapplicability to Certain Affiliates.     Notwithstanding anything in this Agreement to the contrary, neither the standstill restrictions in Section 3.1(a) nor any other provision of this Agreement nor any other agreement between any of the OEP Stockholders or their Affiliates, on the one hand, and the Company or its subsidiaries, on the other, shall in any way restrict, prohibit or otherwise restrain JPMorgan Chase & Co. and its Affiliates from operating in the ordinary course of business or engaging in their respective ordinary course business activities, whether through its corporate investment banking division, or asset and wealth management division, or otherwise.

          3.3    Nonintervention by Company.     The Company shall not, and shall not permit any of its subsidiaries to, take any action that would directly impair the ability of the Stockholders or their Affiliates to exercise their rights under Section 3.1(b).

        SECTION IV.    TRANSFER RESTRICTIONS

          4.1    Transfer Restrictions.

            (a)   Except as otherwise approved by a majority of the Independent Directors then serving on the Board of Directors, during the period of one hundred and eighty (180) days after the Effective Date (the "Initial Lock-Up Period"), no Stockholder may Transfer any voting Shares that it Beneficially Owns to any Person, other than, in the case of OEP Stockholders, a Permitted Transferee or as may be required as a result of a Regulatory Requirement.

            (b)   From and after the end of the Initial Lock-Up Period and until the third (3rd) anniversary of the Effective Date, except as otherwise approved by a majority of the Independent Directors then serving on the Board of Directors, no Stockholder may Transfer any voting Shares that it Beneficially Owns to any Person, other than a Permitted Transferee or, in the case of JPMorgan Chase & Co. and its controlled Affiliates, as may be required as a result of a Regulatory Requirement, if:

                (i)  such Transfer (or series of related Transfers) involves more than fifteen percent (15%) of the then outstanding voting Shares; or

               (ii)  such Transferee (together with its Affiliates), to the knowledge of such Stockholder, would Beneficially Own, after giving effect to such Transfer (or series of related Transfers), more than fifteen percent (15%) of the then outstanding voting Shares; provided, that the foregoing restriction shall not apply to a Transfer made by such Stockholder in a block trade (without knowledge by such Stockholder of the identity of the ultimate Transferee at the time of such Transfer) to a broker-dealer that is instructed by such Stockholder to comply with the Transfer restrictions of this Section IV with respect to any subsequent Transfer by such broker-dealer to the ultimate Transferee.

            (c)   Until such time as when the OEP Stockholders no longer have a right to designate any Investor Designees under Section 2.1(a)(ii), and except as otherwise approved by a majority of the Independent Directors then serving on the Board of Directors, no OEP Stockholder may Transfer pursuant to Rule 144 under the Securities Act (other than in a privately negotiated sale, including block trades) any voting Shares that it Beneficially Owns if after giving effect to such Transfer (or series of related Transfers) such Stockholder (together with its Affiliates), in the aggregate, would Transfer more than one percent (1%) of the then outstanding voting Shares in any one (1) calendar quarter. For the avoidance of doubt, the restrictions in this Section 4.1(c) do not apply to a bona fide public offering pursuant to an effective registration statement filed under the Securities Act, including pursuant to the Registration Rights Agreement.

            (d)   The restrictions in Section 4.1(b) shall not apply with respect to any Transferee that agrees in writing to (and to cause any subsequent Transferee to) be bound by, and comply with, the terms and conditions of Sections 3.1 of this Agreement by executing a Joinder Agreement with respect to such Section or, in the alternative, enters into a separate agreement with the Company (the "Standstill Agreement") that contains standstill restrictions that are at least as favorable to the Company as the terms of and conditions of Section 3.1; provided, however, that the terms and conditions of Section 3.1 or the corresponding requirements of the Standstill Agreement, as applicable, shall terminate and no longer apply with respect to any such Transferee (or subsequent Transferee, as the case may be) upon the earlier of (i) the third (3rd) anniversary of the Effective Date and (ii) such date as when such Transferee (or subsequent Transferee, as the case may be) and its Affiliates, in the aggregate, Beneficially Own not more than fifteen percent (15%) of the then outstanding voting Shares.

    Upon notice given by the OEP Stockholder to the Company that the OEP Stockholder is exploring a potential transfer of its Shares, which notice shall be given to the Company at least fifteen (15) days prior to the proposed Transfer, the Company shall negotiate in good faith and use its commercially reasonable efforts to enter into a customary confidentiality agreement with any potential Transferee identified by the OEP Stockholder to the Company and to enter a Standstill Agreement and such other related and customary transfer documentation with a Transferee (as applicable).

            (e)   Notwithstanding any restrictions in Section 4.1 (but subject to Section 2.4 and Section 4.2), each Stockholder shall be permitted to tender any voting Shares it Beneficially Owns pursuant to a public tender offer made to all holders of Shares so long as a majority of the Independent Directors then serving on the Board of Directors has recommended to the holders of Shares that they accept such tender offer and tender their Shares in such tender offer.

          4.2    Change of Control Transactions.     The OEP Stockholders shall not enter into any definitive agreement with any Person providing for a Change of Control Transaction or participate in or in any way support, assist, facilitate or encourage any other Person to effect or seek, directly or indirectly, a Change of Control Transaction, including by Transferring any Shares in connection with a public tender or similar takeover offer made to all holders of Shares for all Shares, in each case, if as a result of such Change of Control Transaction the OEP Stockholders or their Affiliates would receive per Share consideration in excess of the per Share consideration to be received by the other holders of Shares (provided, however, that if the holders of Shares are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if each holder of Shares is granted identical election rights), except as otherwise approved by a majority of the Independent Directors then serving on the Board of Directors.

          4.3    Legend.     Each OEP Stockholder consents to the placement of the following legend on any Certificate representing Shares:

      "THE SALE OR OTHER DISPOSITION OF ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE PRINCIPAL STOCKHOLDERS AGREEMENT, DATED AS OF [                ], 2017, AS AMENDED FROM TIME TO TIME, AMONG CERTAIN OF THE STOCKHOLDERS OF THIS CORPORATION AND THIS CORPORATION (THE "AGREEMENT"). A COPY OF THE AGREEMENT IS AVAILABLE FOR INSPECTION DURING NORMAL BUSINESS HOURS AT THE PRINCIPAL EXECUTIVE OFFICE OF THIS CORPORATION."

        The Company may also place stop-transfer instructions in respect of such Shares with respect to such legend.

        SECTION V.    PREEMPTIVE RIGHTS

          5.1    Preemptive Rights.

            (a)   For as long as the OEP Stockholders have a right to designate two (2) or more Investor Designees under Section 2.1(a)(ii), each OEP Stockholder shall have the right to purchase, in accordance with the procedures set forth herein, its pro rata portion, calculated based on the percentage of the total issued and outstanding voting Shares owned by such OEP Stockholder immediately prior to issuance of the New Shares ("Pro Rata Portion") of any New Shares that the Company may, from time to time, propose to sell and issue (hereinafter referred to as the "Preemptive Right").

            (b)   In the event that the Company proposes to issue and sell New Shares, the Company shall notify the OEP Stockholders in writing with respect to the proposed New Shares to be issued (the "New Shares Notice"). Each New Shares Notice shall set forth: (i) the number of New Shares proposed to be issued by the Company and the purchase price therefor; (ii) each OEP Stockholder's Pro Rata Portion of such New Shares; and (iii) any other material term (including, if known, the expected date of consummation of the purchase and sale of the New Shares).

            (c)   The OEP Stockholders shall be entitled to exercise their right to purchase New Shares by delivering an irrevocable written notice to the Company within twenty (20) days from the date of receipt of any such New Shares Notice specifying the number of New Shares to be subscribed, which in any event can be no greater than each OEP Stockholder's Pro Rata Portion of such New Shares at the price and on the terms and conditions specified in the New Shares Notice.

            (d)   If any OEP Stockholder does not elect within the applicable notice period described above to exercise its Preemptive Rights with respect to any of the New Shares proposed to be sold by the Company, the Company shall have one hundred twenty (120) days after expiration of such notice period to sell such unsubscribed New Shares proposed to be sold by the Company, at a price and on terms no more favorable to the purchaser than those set forth in the New Shares Notice. If the Company does not consummate the sale of the unsubscribed New Shares in accordance with the terms of the New Shares Notice within such one hundred twenty (120)-day period, then the Company may not issue or sell such New Shares unless it sends a new New Shares Notice and once again complies with the provisions of this Section 5.1 with respect to such New Shares. A failure by any OEP Stockholder to exercise its Preemptive Rights with respect to any of the New Shares shall not waive such OEP Stockholder's Preemptive Rights with respect to future issuances of the New Shares.

            (e)   Each OEP Stockholder shall take up and pay for any New Shares that such OEP Stockholder has elected to purchase pursuant to the Preemptive Right upon closing of the issuance of the New Shares, and shall have no right to acquire such New Shares if the issuance thereof is not consummated.

        SECTION VI.    MISCELLANEOUS PROVISIONS

          6.1    Reliance.     Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the Effective Date regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns.

          6.2    Amendment and Waiver; Actions of the Board.     Any party may waive in writing any provision hereof intended for its benefit. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may be amended only with the prior written consent of the OEP Majority Interest and the Company, including the approval of a majority of the Independent Directors. Any consent given as provided in the preceding sentence shall be binding on all parties. Further, with the prior written consent of the OEP Majority Interest, at any time hereafter Permitted Transferees may be made parties hereto, with any such additional parties shall be treated as "OEP Stockholders" or "Stockholders", as applicable, for all purposes hereunder, by executing a counterpart signature page in the form attached as Exhibit A hereto, which signature page shall be attached to this Agreement and become a part hereof without any further action of any other party hereto. Notwithstanding anything to the contrary in the foregoing sentences of this Section 6.2, (a) no provision of this Agreement that requires approval by any specified number of Directors or Independent Directors or portion of the Board of Directors may be amended, modified or waived without the approval of such specified number of Directors or Independent Directors or portion of the Board of Directors, as applicable, and (b) without limitation of the foregoing, no provision of this Agreement may be amended, modified or waived without the approval of a majority of the Independent Directors.

          6.3    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile or email (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient's next Business Day, in each case to the intended recipient as set forth below:

If to the Company:
Solstice Sapphire Investments, Inc. 4 Technology Park Drive Westford, MA 01886
Attention:	Jeffrey M. Snider
Facsimile:	978 614 8101
Email:	jsnider@sonusnet.com
With a copy (which shall not constitute notice):
Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109
Attention:	Jay E. Bothwick Joseph B. Conahan
Facsimile:	(617) 526-5000
Email:	jay.bothwick@wilmerhale.com; joseph.conahan@wilmerhale.com
If to the OEP Stockholders:
c/o OEP Parent LLC 270 Park Avenue, 47th Floor New York, NY 10017
Attn:	Richard W. Smith
Facsimile:	[•]
Email:	rick.w.smith@jpmorgan.com

With a copy (which shall not constitute notice):
Latham & Watkins LLP 885 Third Avenue New York, New York 10022
Attention:	David S. Allinson Thomas J. Malone
Facsimile:	(212) 751-4864
Email:	[•]

          If to any other Stockholder, at such Stockholder's address for notice as set forth in the books and records of the Company, or, as to each of the foregoing, at such other address as shall be designated by a party in a written notice to other parties complying as to delivery with the terms of this Section 6.3.

          6.4    Counterparts.     This Agreement may be executed in two or more counterparts, and delivered via facsimile, ..pdf or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          6.5    Remedies; Severability.     It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties shall be entitled to enforce their respective rights by bringing actions for specific performance or injunctive relief. If any provision (or part thereof) of this Agreement is invalid, illegal or unenforceable, that provision (or part thereof) will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision (or part thereof) will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions (or parts thereof) of this Agreement will not in any way be affected or impaired thereby. If any provision (or part thereof) of this Agreement is so broad as to be unenforceable, the provision (or part thereof) shall be interpreted to be only so broad as is enforceable.

          6.6    Entire Agreement.     This Agreement, the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

          6.7    Termination.     This Agreement shall remain in effect until the earlier of (i) termination by written agreement of the OEP Majority Interest and the Company, including the approval of a majority of the Independent Directors, and (ii) such date as the OEP Stockholders, in the aggregate, Beneficially Own less than two percent (2%) of the issued and outstanding Shares.

          6.8    Governing Law.     This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          6.9    Successors and Assigns; Beneficiaries.     No party hereto may assign this Agreement, or any of its rights or obligations under this Agreement, to any Person without the prior written consent of the other parties. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and permitted assigns of the parties as contemplated herein.

          6.10    Consent to Jurisdiction; Specific Performance; WAIVER OF JURY TRIAL.

            (a)   Each of the parties hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Transactions, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, the Transactions, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (collectively with Delaware Court of Chancery, the "Delaware Courts"). Each of the parties hereto further agrees not to commence any litigation relating to this Agreement or the Transactions except in the Delaware Courts, waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. The choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment of a Delaware federal or state court, or the taking of any action under this Agreement to enforce such a judgment, in any other appropriate jurisdiction.

            (b)   EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY DEFENSE OR OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN THE DELAWARE COURTS AND ANY CLAIM THAT ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 6.10. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

          6.11    Further Assurances; Company Logo.     At any time or from time to time after the Effective Date, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder. The Company hereby grants the OEP Stockholders and their respective Affiliates permission to use the Company's and its subsidiaries' name and logo in marketing materials.

          6.12    Competitive Opportunity.     If any Stockholder or any of its Affiliates acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Company could have an interest or expectancy (a "Competitive Opportunity") or otherwise is then exploiting any Competitive Opportunity, then, except with respect to any Competitive Opportunity described in the following sentence of this Section 6.12, the Company shall have no interest in, and no expectation that, such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that each Stockholder (other than any such Stockholder who is bound by any employment, consulting, non-competition or other agreements that prohibit such actions) shall (i) have no duty to communicate or present such Competitive Opportunity to the Company and (ii) have the right to hold any such Competitive Opportunity for such Stockholder's (and its agents', partners' or Affiliates') own account and benefit or to recommend, assign or otherwise transfer such Competitive Opportunity to Persons other than the Company or any Affiliate of the Company. Notwithstanding the foregoing, as long as the OEP Stockholders have a right to designate an Investor Designee and to the extent that the Company identifies a Competitive Opportunity to an Investor Designee that (i) the Investor Designee and the OEP Stockholders did not have knowledge of prior to receipt of such notice, (ii) the Board of Directors resolves to cause the Company to pursue, and (iii) the Board of Directors determines the Company has or is reasonably capable of obtaining the requisite funding to pursue, then no OEP Stockholder may seek the assistance of such Investor Designee, and such Investor Designee shall not assist any OEP Stockholder, in pursuing such Competitive Opportunity until such time as the Company ceases to pursue such Competitive Opportunity. Notwithstanding anything to the contrary contained in this Agreement or any other agreement, none of the provisions of this Agreement or any other agreement shall in any way limit the activities of the OEP Stockholders and their Affiliates in their businesses unrelated to the Company and its Subsidiaries or in making investments.

          6.13    Recapitalization, Exchange, Etc. Affecting the Shares.     The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all Shares or equity securities of any successor or assign of the Company (whether by merger, consolidation, sale of assets, conversion to a corporation or otherwise) that may be issued in respect of, in exchange for, or in substitution of, the Shares and shall be appropriately adjusted for any dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the Effective Date.

          6.14    No Recourse.     Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any document or instrument delivered in connection with this Agreement shall be had against any current or future director, officer, employee, agent, general or limited partner or member of any Stockholder or any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, it being expressly acknowledged that no personal liability whatsoever shall attach to, be imposed upon or otherwise be incurred by any current or future director, officer, employee, agent, general or limited partner or member of any Stockholder or any Affiliate or assignee thereof, as such, for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(SIGNATURE PAGE FOLLOWS)

        IN WITNESS WHEREOF, the parties are signing this Principal Stockholders Agreement as of the date first set forth above.

COMPANY:
SOLSTICE SAPPHIRE INVESTMENTS, INC.
By:
	Name:	Susan Villare
	Title:	President and Treasurer

Signature Page to Principal Stockholders Agreement

INITIAL OEP STOCKHOLDERS:
HERITAGE PE (OEP) II, L.P.
By:
Name:
Title:
HERITAGE PE (OEP) III, L.P.
By:
Name:
Title:

Signature Page to Principal Stockholders Agreement

EXHIBIT A

Form of Joinder Agreement

        By execution of this signature page, [      ] hereby agrees to become a party to, and to be bound by the obligations of, and receive the benefits of, that certain Principal Stockholders Agreement, dated as of [    •    ], 2017, by and among Solstice Sapphire Investments, Inc., a Delaware corporation, Heritage PE (OEP) II, L.P., a Cayman Islands exempted limited partnership, Heritage PE (OEP) III, L.P., a Cayman Islands exempted limited partnership, and certain other parties named therein, as amended from time to time thereafter.

[NAME]
By:
Name:
Title:
Notice Address:

EXHIBIT B

Registration Rights Agreement

See attached.

Annex J
AGREED FORM

REGISTRATION RIGHTS AGREEMENT
among
SOLSTICE SAPPHIRE INVESTMENTS, INC.
AND
THE OEP STOCKHOLDERS
Dated as of [    •    ], 2017

J-i

        This REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of [    •    ] 2017, is by and among Solstice Sapphire Investments, Inc., a Delaware corporation (the "Company"), Heritage PE (OEP) II, L.P., a Cayman Islands exempted limited partnership ("OEP II"), and Heritage PE (OEP) III, L.P., a Cayman Islands exempted limited partnership (together with OEP II, the "OEP Stockholders"), and any other stockholder who from time to time becomes a party to this Agreement by execution of a joinder agreement in the form of Exhibit A hereto (a "Joinder Agreement") in accordance with Section 3.07 (collectively, the "Stockholders").

        WHEREAS, on the Closing Date, the Company will issue Shares to the OEP Stockholders pursuant to the Merger Agreement (as defined below);

        NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS

        SECTION 1.01    Defined Terms.     (a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement. In this Agreement, the following terms shall have the meanings set forth below:

        "Affiliate" means, with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including if the specified Person is a private equity fund, (i) any general partner of the specified Person and (ii) any investment fund now or hereafter managed by, or which is controlled by or is under common control with, one or more general partners of the specified Person; provided, however, that, for purposes of this Agreement, (A) neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of the OEP Stockholders, (B) no OEP Stockholder shall be deemed to be an Affiliate of the Company or any of its Subsidiaries, and (C) each OEP Stockholder shall be deemed to be an Affiliate of each other OEP Stockholder. For the purposes of this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

        "Beneficial Ownership" by a Person of any securities means that such Person is a beneficial owner of such securities in accordance with Rule 13I-3 adopted by the Commission under the Exchange Act. The term "Beneficially Own" shall have a correlative meaning.

        "Blackout Period" means (i) the period of any lock-up period that may apply to the Stockholders participating in the registration pursuant to which such Stockholders are not permitted to trade or (ii) in the event that the Board determines in good faith and in its reasonable judgment that the registration would reasonably be expected to materially and adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction (including an acquisition, disposition or recapitalization or change in senior management) involving the Company that is under consideration by the Company, a period of up to 100 days from the date such deferral commenced; provided such period shall end upon the earlier to occur of (1) the expiration of the 100-day period and (2) upon (x) the filing by the Company of a Form 8-K with respect to such financing or transaction or (y) the cessation of consideration of such financing or transaction by the Company, as reasonably determined by the Company.

        "Board" means the board of directors of the Company.

        "Commission" means the United States Securities and Exchange Commission or any successor agency.

        "Company Equity Securities" means the Shares and any other equity securities of the Company.

        "equity security" shall have the meaning given to such term in Rule 405 under the Securities Act.

        "Merger Agreement" means the Agreement and Plan of Merger by and among GENBAND Holdings Company, Sonus Networks, Inc., the Company and the other parties thereto, dated as of May 23, 2017.

        "Permitted Transferee" means any Transferee in any Transfer of Shares, where such Transfer of such Shares to such Transferee does not constitute a breach or violation of the Stockholders Agreement by the Transferor.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

        "Public Offering" means an offering of Company Equity Securities pursuant to an effective registration statement under the Securities Act.

        "Registrable Amount" means Registrable Securities representing 2.5% of the Shares outstanding.

        "Registrable Securities" means any Shares held by the Stockholders and any other securities issued or issuable with respect to any Share held by a Stockholder, including by way of merger, exchange or similar event. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities of a Stockholder when (i) a registration statement registering the offer and sale of such securities under the Securities Act has been declared effective and such securities have been sold or otherwise Transferred by the holder thereof pursuant to such effective registration statement or (ii) such securities have been sold, or are capable of being sold, by such Stockholder in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act without the restriction as to the number of securities that can be sold during any time period.

        "Securities Act" means the Securities Act of 1933 and the rules and regulations thereunder.

        "Stockholders Agreement" means the Principal Stockholders Agreement, dated as of the date hereof, among the Company and the OEP Stockholders.

        "Shares" means shares of common stock, par value $0.0001 per share, of the Company.

        "Transfer" means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal (whether by merger, consolidation or otherwise by operation of law) of all or any portion of a security, any interest or rights in a security, or any rights under the Stockholders Agreement; provided, however, that any Transfer of equity securities of any Person, including as a result of a change of control of such Person, that Beneficially Owns any equity securities of any OEP Stockholder shall not, by itself, be deemed a Transfer of Shares for the purposes of this Agreement, unless the equity securities of any OEP Stockholder constitute such Person's primary asset or such Person was formed in contemplation of such Transfer.

        "Transferee" means a Person acquiring Company Equity Securities through a Transfer.

        "Transferor" means a Person Transferring any Company Equity Securities.

        "Underwritten Offering" means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

          (b)   Each of the following terms is defined in the Section listed opposite such term:

Term	Section
Agreement	Preamble
Company	Preamble
Demand	Section 2.01(a)
Demand Participating Stockholders	Section 2.01(b)
Demand Registration	Section 2.01(a)
Demand Right Holders	Section 2.01(a)
Final Prospectus Filing Date	Section 2.05
Form S-3	Section 2.03(a)
Free Writing Prospectus	Section 2.06(a)(iv)
Joinder Agreement	Preamble
Marketed Underwritten Shelf Offering	Section 2.03(e)
Maximum Amount	Section 2.01(g)
OEP II	Preamble
OEP Stockholders	Preamble
Other Demand Rights	Section 2.02(b)
Other Demanding Sellers	Section 2.02(b)
Piggyback Notice	Section 2.02(a)
Piggyback Registration	Section 2.02(a)
Piggyback Seller	Section 2.02(a)
Registration Expenses	Section 2.07
Requested Information	Section 2.06(d)
Requesting Stockholders	Section 2.01(a)
Selling Holders	Section 2.06(a)(i)
Shelf Notice	Section 2.03(a)
Shelf Offering	Section 2.03(e)
Shelf Registration Statement	Section 2.03(a)
Stockholders	Preamble
Take-Down Notice	Section 2.03(e)

        SECTION 1.02    Interpretation.     Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) "either" and "or" are not exclusive and "include," "includes" and "including" are not limiting; (b) "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) "date of this Agreement" refers to the date set forth in the initial caption of this Agreement; (d) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (e) the headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a contract or agreement mean such contract or agreement as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an "Article," "Section," or "Exhibit" refer to an Article or Section of, or an Exhibit to, this Agreement; (j) references to "$" or otherwise to dollar amounts refer to the lawful currency of the United States; and (k) references to a federal, state, local or foreign law include any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this

Agreement. If any date on which a party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

        SECTION 1.03    Effectiveness.     This Agreement, and all rights and obligations hereunder, shall become effective upon the Closing Date. Upon any termination of the Merger Agreement prior to the Closing Date, this Agreement shall terminate automatically and shall be of no force or effect.

ARTICLE II

REGISTRATION RIGHTS

        SECTION 2.01    Demand Registration.     (a) Registration.    Subject to the terms hereof and of the Stockholders Agreement, at any time after the 180th day following the Closing Date, any Stockholder or group of Stockholders holding at least 2.5% of the outstanding Shares (collectively, the "Demand Right Holders") shall be entitled to make a written request of the Company (a "Demand" and any Demand Right Holders that makes such written request, the "Requesting Stockholders") for registration under the Securities Act of an amount equal to or greater than the Registrable Amount (a "Demand Registration") and thereupon the Company will, subject to the terms of this Agreement, use its reasonable best efforts to effect, as promptly as reasonably practicable, the registration under the Securities Act of:

            (i)  the Registrable Securities which the Company has been so requested to register by the Requesting Stockholders for disposition in accordance with the intended method of disposition stated in such Demand;

           (ii)  all other Registrable Securities which the Company has been requested to register pursuant to Section 2.01(b), but subject to Section 2.01(g); and

          (iii)  all Shares which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 2.01, but subject to Section 2.01(g);

all to the extent necessary to permit the disposition (in accordance with the intended distribution methods in such request) of the Registrable Securities and the additional Shares, if any, to be so registered.

        (b)   Demands; Demand Participation.    A Demand shall specify: (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known, and (iii) the identity of the Requesting Stockholder(s). Within five Business Days after receipt of a Demand, the Company shall give written notice of such Demand to each other Stockholder that holds any Registrable Securities. Subject to Section 2.01(g), the Company shall include in such registration all Registrable Securities with respect to which the Company has received a written request for inclusion therein within ten Business Days after the Company's notice required by this paragraph has been given (such participating Stockholders, the "Demand Participating Stockholders"). Such written notice shall include the same information included in the written request of the Requesting Stockholder(s) delivered pursuant to this Section 2.01(b).

        (c)   Number of Demands.    The Demand Right Holders (collectively) shall be entitled to unlimited Demand Registrations during the term of this Agreement.

        (d)   Effective Registration Statement.    A Demand Registration shall not be deemed to have been effected and shall not count as a Demand (i) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least 120 days (or two years in the case of a Shelf Registration Statement) or such shorter period in which all Registrable Securities included in such registration statement have actually been sold thereunder (provided that such period shall be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in the effective registration statement at the request of the Company or the lead or co-managing underwriter(s) pursuant to the provisions of this Agreement), (ii) if, after it has become effective, but before any of the circumstances in clause (i) are satisfied, such registration statement becomes subject to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority for any reason, or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration statement are not satisfied, other than by reason of some act or omission by such Requesting Stockholders.

        (e)   Registration Statement Form.    Demand Registrations shall be on such appropriate registration form of the Commission as shall be selected by the Company and shall be reasonably acceptable to the Requesting Stockholder.

        (f)    Restrictions on Demand Registrations.    The Company shall not be obligated to (i) maintain the effectiveness of a registration statement under the Securities Act, filed pursuant to a Demand Registration, for a period longer than 120 days (or, in the case of a Shelf Registration Statement, two years), or (ii) effect any Demand Registration (A) within 90 days of a "firm commitment" underwritten registration in which all Stockholders holding a Registrable Amount were given piggyback rights pursuant to Section 2.02 (subject to Section 2.02(b)) and at least 80% of the number of Registrable Securities requested by such Stockholders to be included in such registration statement were included, (B) within three months of any other Demand Registration, or (C) if, in the Company's reasonable judgment, it is not feasible for the Company to proceed with the Demand Registration because of the unavailability of audited financial statements. In addition, the Company shall be entitled to postpone the filing of a registration statement or the facilitation of a registered offering (upon written notice to all Stockholders) in the event of a Blackout Period until the expiration of the applicable Blackout Period. The Company may not postpone the filing of a registration statement or the facilitation of a registered offering more than twice in any period of 12 consecutive months, except if required by Applicable Law; provided that if the Company has previously postponed the filing of a registration statement or the facilitation of a registered offering, the Company may not again postpone the effectiveness of such registration statement until 30 days after the expiration of the previous postponement. If the Company postpones the filing or effectiveness of a registration statement for a Demand Registration, the holders of a majority of Registrable Securities held by the Requesting Stockholder(s) shall have the right to withdraw such Demand in accordance with Section 2.04.

        (g)   Participation in Demand Registrations.    The Company shall not include any securities other than Registrable Securities in a Demand Registration, except (i) for Shares that the Company proposes to sell for its own account and (ii) with the written consent (such consent not to be unreasonably withheld, delayed or conditioned) of Stockholders participating in such Demand Registration that hold a majority of the Registrable Securities in such Demand Registration. If, in connection with a Demand Registration, the lead managing or co-managing underwriter(s) advise(s) the Company, in writing, that, in its opinion, the inclusion of all of the securities, including securities of the Company that are not Registrable Securities, sought to be registered in connection with such Demand Registration would adversely affect the distribution of the Registrable Securities sought to be sold pursuant thereto, then the Company shall include in such registration statement only such securities as the Company is advised by such underwriter(s) can be sold without such adverse effect (the "Maximum Amount") as follows and in the following order of priority:

            (i)  first, the number of Registrable Securities requested to be included in such registration by the Requesting Stockholders up to the Maximum Amount, allocated pro rata among such Requesting Stockholders requesting such registration on the basis of the number of such securities requested to be included by such Stockholders;

           (ii)  second, Shares that the Company proposes to sell which, taken together with the Registrable Securities under clause (i) above, do not exceed the Maximum Amount; and

          (iii)  third, all other securities of the Company duly requested to be included in such registration statement, pro rata on the basis of the amount of such other securities requested to be included or such other method determined by the Company, to the extent, when taken together with clause (i) and (ii) such number of securities does not exceed the Maximum Amount.

        (h)   Selection of Underwriters.    In connection with a Demand Registration, the Requesting Stockholder(s) may elect to have Registrable Securities sold in an Underwritten Offering. Anytime that a Demand Registration involves an Underwritten Offering, the Requesting Stockholder(s) may select the investment banker or investment bankers and managers that will serve as lead and co-managing underwriters with respect to the offering of such Registrable Securities, subject to the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. In connection with any Underwritten Offering under this Section 2.01, each Demand Participating Stockholder shall be obligated to accept the terms of the underwriting as agreed upon between the Requesting Stockholder(s) and the lead or co-managing underwriters on terms no less favorable to such Demand Participating Stockholders than the Requesting Stockholders(s). In the event of a disagreement among the Requesting Stockholders, the decision of the Stockholder(s) holding a majority of the Registrable Securities shall govern for purposes of this Section 2.01(h).

        (i)    Demand Withdrawal.    The Requesting Stockholder or the Requesting Stockholders (with the consent of the Requesting Stockholder(s) holding a majority of the Registrable Securities), as the case may be, shall have the right to withdraw a Demand in accordance with Section 2.04.

        SECTION 2.02    Piggyback Rights.     (a) Subject to the terms and conditions hereof and the Stockholders Agreement, whenever the Company proposes to register any of its securities under the Securities Act (other than a registration by the Company (i) on a registration statement on Form S-4 or any successor form, a registration statement on Form S-8 or any successor form or (ii) pursuant to Section 2.01 or 2.03) (a "Piggyback Registration"), the Company shall give the Stockholders prompt written notice thereof (but not less than ten Business Days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a "Piggyback Notice") shall specify, at a minimum, the number of securities proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed lead or co-managing underwriter(s) (if any and if known), and a good faith estimate by the Company of the proposed minimum offering price of such securities. Upon the written request of a Stockholder (a "Piggyback Seller") (which written request shall specify the number of Registrable Securities then presently intended to be disposed of by such Stockholder) given within ten days after such Piggyback Notice is sent to such Stockholder, the Company, subject to the terms and conditions of this Agreement, shall use its reasonable best efforts to cause all such Registrable Securities held by Stockholders with respect to which the Company has received such written requests for inclusion to be included in such Piggyback Registration on the same terms and conditions as the Company's securities being sold in such Piggyback Registration.

        (b)   Priority on Piggyback Registrations.    If, in connection with a Piggyback Registration, the lead or co-managing underwriter(s) advise(s) the Company, in writing, that, in its opinion, the inclusion of all the securities sought to be included in such Piggyback Registration by the Company, by others who have sought to have Registrable Securities registered pursuant to any rights to demand registration (other than pursuant to so called "piggyback" or other incidental or participation registration rights described herein) (such demand rights being "Other Demand Rights" and such Persons being "Other Demanding Sellers"), by the Piggyback Sellers and by any other proposed sellers, as the case may be, would adversely affect the distribution of the securities sought to be sold pursuant thereto, then the Company shall include in the registration statement applicable to such Piggyback Registration only such securities as the Company is so advised by such lead or co-managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

            (i)  if the Piggyback Registration is in connection with an offering for the Company's own account, then (A) first, such number of securities to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, pro rata on the basis of the amount of such Registrable Securities sought to be registered by such Piggyback Sellers, (C) third, other Shares of the Company sought to be registered by the Other Demanding Sellers and (D) fourth, other shares held by any other proposed sellers; and

           (ii)  if the Piggyback Registration relates to an offering other than for the Company's own account, then (A) first, such number of Registrable Securities sought to be registered by each Other Demanding Seller, pro rata in proportion to the number of securities sought to be registered by all such Other Demanding Sellers, (B) second, Registrable Securities of Piggyback Sellers pro rata on the basis of the amount of such Registrable Securities sought to be registered by such Piggyback Sellers, (C) third, Shares to be sold by the Company and (D) fourth, other shares of the Company held by any other proposed sellers.

        (c)   Terms of Underwriting.    In connection with any offering under this Section 2.02 involving an underwriting for the Company's account, the Company shall not be required to include a holder's Registrable Securities in the underwritten offering if, after the Company consults with such holder and considers such holder's positions in good faith, such holder refuses to agree to the terms of the underwriting as agreed upon between the Company and the lead or co-managing underwriter(s) whether secured by the Company or otherwise.

        (d)   Withdrawal by the Company.    If, at any time after giving written notice of its intention to register any of its securities as set forth in this Section 2.02 and prior to the time the registration statement filed in connection with such registration is declared effective, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each Stockholder and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned registration (but not from its obligation to pay the Registration Expenses in connection therewith as provided herein); provided that any participating Demand Right Holders may continue the registration as a Demand Registration pursuant to Section 2.01.

        SECTION 2.03    Shelf Registration.     (a) Subject to the terms hereof and of the Stockholders Agreement, in connection with a Demand Registration, subject to Section 2.03(d), and further subject to the availability of a registration statement on Form S-3 or any successor form ("Form S-3") to the Company, the Requesting Stockholder(s) making the Demand may by written notice delivered to the Company (the "Shelf Notice") require the Company to file as soon as practicable (but no later than 45 days after the date the Shelf Notice is delivered and no earlier than the 180th day following the Closing Date), and to use reasonable best efforts to cause to be declared effective by the Commission as soon as practicable, a Form S-3 providing for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of the Registrable Securities Beneficially Owned by such Requesting Stockholder(s) and the other Stockholders holding any Registrable Securities who elect to participate therein as provided in Section 2.03(b) in accordance with the plan and method of distribution set forth in the prospectus included in such Form S-3 (the "Shelf Registration Statement"). In the event of a disagreement among the Requesting Stockholders, the decision of the Stockholder(s) holding a majority of the Registrable Securities shall govern for purposes of this Section 2.03(a).

        (b)   Within five Business Days after receipt of a Shelf Notice pursuant to Section 2.03(a), the Company will deliver written notice thereof to each Stockholder holding any Registrable Securities. Each Stockholder may elect to participate in the Shelf Registration Statement in accordance with the plan and method of distribution set forth in such Shelf Registration Statement by delivering to the Company a written request to so participate within ten Business Days after the Shelf Notice is given to any such Stockholders.

        (c)   Subject to Section 2.03(d), the Company will use reasonable best efforts to keep the Shelf Registration Statement continuously effective until the earlier of (i) two years after the Shelf Registration Statement has been declared effective and (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise.

        (d)   The Company shall be entitled, from time to time, by providing written notice to the Stockholders who elected to participate in the Shelf Registration Statement, to require such Stockholders to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement for any Blackout Period. Immediately upon receipt of such notice, the Stockholders covered by the Shelf Registration Statement shall suspend the use of the prospectus until the requisite changes to the prospectus have been made as required below. After the expiration of any Blackout Period and without any further request from a Stockholder, the Company shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated in order to make the statements made, in light of the circumstances under which they were made, not misleading.

        (e)   At any time that a Shelf Registration Statement is effective, if any Demand Right Holder delivers a notice to the Company (a "Take-Down Notice") stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement in an Underwritten Offering (a "Shelf Offering"), then, the Company shall as promptly as reasonably practicable amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account, solely in connection with a Marketed Underwritten Shelf Offering (as defined below), the inclusion of Registrable Securities by any other holders pursuant to this Section 2.03(e)). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary "road show" (including an "electronic road show") or other substantial marketing effort by the Company and the underwriters (a "Marketed Underwritten Shelf Offering"):

            (i)  the Company shall forward the Take-Down Notice to all other holders of Registrable Securities included on the Shelf Registration Statement and the Company and such proposing Demand Right Holder shall permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Demand Right Holder and the Company within five Business Days after delivery of the Take-Down Notice to such holder; and

           (ii)  if the lead or co-managing underwriter(s) advises the Company and the proposing Demand Right Holder that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would adversely affect the distribution thereof, then there shall be included in such Marketed Underwritten Shelf Offering only such securities as the proposing Demand Right Holder is advised by such lead or co-managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 2.01(g). Except as otherwise expressly specified in this Section 2.03, any Marketed Underwritten Shelf Offering shall be subject to the same requirements, limitations and other provisions of this Article II as would be applicable to a Demand Registration (i.e., as if such Marketed Underwritten Shelf Offering were a Demand Registration), including Section 2.01(f) and Section 2.01(g).

Notwithstanding anything in this Section 2.03 to the contrary, the Company shall not be required to participate in more than two Marketed Underwritten Shelf Offerings per fiscal year.

        SECTION 2.04    Withdrawal Rights.     Any Stockholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement. No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each holder of Registrable Securities sought to be registered notice to such effect and, within ten Business Days following the mailing of such notice, such holder of Registrable Securities still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities, when taken together with elections to register Registrable Securities by its Affiliates, to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten Business Day period, the Company shall not file such registration statement or, if such registration statement has already been filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof. Any registration statement withdrawn or not filed (a) in accordance with an election by the Company, (b) in accordance with an election by the Requesting Stockholder in the case of a Demand Registration or with respect to a Shelf Registration Statement or (c) in accordance with an election by the Company subsequent to the effectiveness of the applicable Demand registration statement because any post-effective amendment or supplement to the applicable Demand registration statement contains information regarding the Company which the Company deems adverse to the Company, shall not be counted as a Demand.

        SECTION 2.05    Lock-up Agreements.     In connection with any Underwritten Offering, each Stockholder agrees to enter into customary agreements to not effect any public sale or distribution (including sales pursuant to Rule 144) of Company Equity Securities (a) for a Public Offering (other than a Demand Registration or Piggyback Registration), during the period between the date specified by the Company to such Stockholder in its notice of intention to commence a Public Offering (such date to be the Company's best estimate as to the date that is 10 days prior to the date of the filing of the "final" prospectus or "final" prospectus supplement if the Underwritten Offering is made pursuant to a Shelf Registration Statement, the "Final Prospectus Filing Date") and 120 days following the Final Prospectus Filing Date or (b) for a Demand Registration or Piggyback Registration, during the period between the date specified by the Company to such Stockholder in its notice of intention to commence an Underwritten Offering (such date to be the Company's best estimate as to the date that is 10 days prior to the Final Prospectus Filing Date) and 90 days following the Final Prospectus Filing Date. For the avoidance of doubt, the lock-up restrictions pursuant to any underwriting agreement to be entered into with the underwriters shall not exceed the time limits on the lock-up restrictions set forth herein without the written consent (such consent not to be unreasonably withheld, delayed or conditioned) of each Demand Right Holder. The Company also shall cause its executive officers and directors (and managers, if applicable) and shall use its reasonable best efforts to cause other holders of Shares who

Beneficially Own any of the Shares participating in such offering (including the Company, if applicable), to enter into lockup agreements that contain restrictions that are no less restrictive than the restrictions contained herein. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement nor any other agreement between any of the OEP Stockholders or their Affiliates, on the one hand, and the Company or its subsidiaries, on the other, shall in any way restrict, prohibit or otherwise restrain JPMorgan Chase & Co. and its Affiliates from operating in the ordinary course business or engaging in their respective ordinary course business activities, whether through its investment banking division or otherwise.

        SECTION 2.06    Registration Procedures.     (a) Registration.    If and whenever the Company is required to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2.01, 2.02, and 2.03, the Company shall as promptly as reasonably practicable:

            (i)  prepare and file with the Commission a registration statement to effect such registration and thereafter use reasonable best efforts to cause such registration statement to become and remain effective, pursuant to the terms of this Agreement; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, however, that at least five Business Days prior to filing any registration statement or any amendments thereto, the Company will furnish to the counsel selected by the holders of Registrable Securities which are to be included in such registration ("Selling Holders") copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel (such review to be conducted with reasonable promptness) and other documents reasonably requested by such counsel, including any comment letter from the Commission, and if reasonably requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access upon reasonable notice during normal business hours to the Company's books and records, officers, accountants and other advisors, so long as such access or request does not unreasonably disrupt the normal operations of the Company and its subsidiaries. The Company shall not file such registration statement or any amendments thereto if the Selling Holders shall in good faith reasonably object in writing to the filing of such documents, unless, in the good faith opinion of the Company, such filing is necessary to comply with Applicable Law; provided, however, that the Selling Holders shall (and shall cause their representatives to) keep confidential any such information that is not generally publicly available at the time of delivery of such information;

           (ii)  prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary (A) to keep such registration statement effective, (B) to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and (C) to not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated in order to make the statements made, in light of the circumstances under which they were made, not misleading, until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by Selling Holders thereof set forth in such registration statement or the expiration of 120 days (or two years in the case of a Shelf Registration Statement) after such registration statement becomes effective;

          (iii)  if requested by the lead or co-managing underwriters, if any, or the holders of a majority of the then outstanding Registrable Securities being sold in connection with an underwritten offering, as promptly as reasonably practicable include in a prospectus supplement or post-effective amendment such information as the lead or co-managing underwriters, if any, and such holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 2.06(a)(iii) that are not, in the good faith opinion of the Company, in compliance with Applicable Law;

          (iv)  furnish to each Selling Holder and each underwriter, if any, of the securities being sold by such Selling Holder such number of conformed copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a "Free Writing Prospectus") utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holder and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Holder;

           (v)  use reasonable best efforts to register or qualify or cooperate with the Selling Holders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or blue sky laws of such jurisdictions as any Selling Holder and any underwriter of the securities being sold by such Selling Holder shall reasonably request and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective hereunder, and take any other action which may be reasonably necessary or advisable to enable such Selling Holder and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Holder, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not, but for the requirements of this subdivision (v), be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to file a general consent to service of process in any such jurisdiction;

          (vi)  use reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which the same securities issued by the Company are then listed;

         (vii)  use reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Selling Holder(s) thereof to consummate the disposition of such Registrable Securities;

        (viii)  use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

          (ix)  make, in accordance with customary practice and upon reasonable notice during normal business hours, available for inspection by representatives of the Selling Holders, any underwriters and any counsel or accountant retained by the Selling Holders or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers, employees, outside counsel and accountants of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise, including through in-person meetings, but subject to the recipients of such information executing customary confidentiality agreements and to customary privilege constraints and so long as such access or request does not unreasonably disrupt the normal operations of the Company and its subsidiaries.

           (x)  in connection with an Underwritten Offering, obtain for each Selling Holder and underwriter:

            (A)  an opinion of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Selling Holder and underwriters,

            (B)  a "comfort" letter (or, in the case of any such Person which does not satisfy the conditions for receipt of a "comfort" letter specified in Statement on Auditing Standards No. 72, an "agreed upon procedures" letter) signed by the independent public accountants who have certified the Company's financial statements and, to the extent required, any other financial statements included in such registration statement, covering the matters customarily covered in "comfort" or "agreed upon procedures" letters in connection with underwritten offerings; and

            (C)  to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Selling Holders providing for, among other things, the appointment of a representative as agent for the Selling Holders for the purpose of soliciting purchases of shares, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants;

          (xi)  as promptly as reasonably practicable notify, in writing, each Selling Holder and the underwriters, if any, of the following events:

            (A)  the filing of the registration statement, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective;

            (B)  any request by the Commission or any other U.S. or state-governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information;

            (C)  the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; and

            (D)  the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

         (xii)  notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the registration statement, the prospectus included in such registration statement or any document incorporated or deemed to be incorporated therein by reference, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to be stated in order to make the statements therein, not misleading, and, at the request of any Selling Holder, as promptly as reasonably practicable prepare and furnish to such Selling Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to be stated in order to make the statements made, in light of the circumstances under which they were made, not misleading;

        (xiii)  make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement and to prevent or obtain the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction as any Selling Holder and any underwriter of the securities being sold by such Selling Holder shall reasonably request at the earliest date reasonably practicable;

        (xiv)  otherwise use reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to Selling Holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first day of the Company's first full quarter after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

          (xv)  cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc.;

        (xvi)  prior to the date on which the pricing of the relevant offering is expected to occur, provide a CUSIP number for the Registrable Securities;

       (xvii)  use its reasonable best efforts to assist Stockholders who made a request of the Company to provide for a third party "market maker" for the Shares; provided, however, that the Company shall not be required to serve as such "market maker"; and

      (xviii)  have appropriate officers of the Company prepare and make presentations at any "road shows" and before analysts and rating agencies, as the case may be, and otherwise use its reasonable best efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

        (b)    Agreements.     Without limiting any of the foregoing, the Company agrees to, in connection with registration of any Registrable Securities under this Article II, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings including indemnification provisions and procedures substantially to the effect set forth in Section 2.09 hereof with respect to all parties to be indemnified pursuant thereto. In connection with any offering of Registrable Securities registered pursuant to this Agreement, the Company shall (i) furnish to the underwriter, if any (or, if no underwriter, the sellers of such Registrable Securities), unlegended (unless otherwise required by Applicable Law) certificates representing ownership of the Registrable Securities being sold under the registration statement, in such denominations and registered in such names as requested by the lead or co-managing underwriters or sellers, (ii) make available to the Company's transfer agent prior to the effectiveness of such registration statement a supply of such certificates and (iii) instruct any transfer agent and registrar of the Registrable Securities to release any stop transfer order with respect thereto.

        (c)    Return of Prospectuses.     Each Selling Holder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B) through (D) of Section 2.06(a)(xi) or in Section 2.06(a)(xii), such Selling Holder shall forthwith discontinue such Selling Holder's disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.06(a)(xi) or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus and, if so directed by the Company, deliver to the Company, at the Company's expense, all copies, other than permanent file copies, then in such Selling Holder's possession of the prospectus current at the time of receipt of such notice relating to such Registrable Securities. If the Company shall give such notice, any applicable 120 day or two year period during which such registration statement must remain effective pursuant to this Agreement shall be extended by the number of days during the period from the date of giving of a notice regarding the happening of an event of the kind described in Section 2.06(a)(xi) or Section 2.06(a)(xii) to the date when all such Selling Holders shall receive such a supplemented or amended prospectus and such prospectus shall have been filed with the Commission.

        (d)    Requested Information.     Not less than five Business Days before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each Selling Holder of the information, documents and instruments from such Selling Holder that the Company or any underwriter reasonably requests in connection with such registration statement, including to a questionnaire, custody agreement, power of attorney, lock-up letter and underwriting agreement (the "Requested Information"). If the Company has not received, on or before the second day before the expected filing date, the Requested Information from such Selling Holder, the Company may file the registration statement without including Registrable Securities of such Selling Holder. The failure to so include in any registration statement the Registrable Securities of a Selling Holder (with regard to that registration statement) shall not in and of itself result in any liability on the part of the Company to such Selling Holder. In the event that, either immediately prior to or subsequent to the effectiveness of any registration statement, any Stockholder shall distribute Registrable Securities to its stockholders, partners or members, such Stockholder shall so advise the Company and provide such information as shall be necessary or advisable to permit an amendment to such registration statement or supplement to any prospectus to provide information with respect to such stockholders, partners or members, in their capacity as selling security holders (it being understood that no such distribution of any Shares may be effectuated following the pricing of an Underwritten Offering that includes such Shares). As soon as reasonably practicable following receipt of such information, the Company shall file an appropriate amendment to such registration statement or supplement to any prospectus reflecting the information so provided.

        (e)    No Requirement to Participate.     Neither the Company nor any Stockholder shall be required to participate in any Public Offering.

        (f)    Rule 144.     The Company covenants that it will use its reasonable best efforts to (i) file in a timely fashion the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (or, if it is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available other information so long as necessary to permit sales in compliance with Rule 144 under the Securities Act), (ii) furnish to any holder of Registrable Securities, as promptly as reasonably practicable upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, and (iii) take such further reasonable action, to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

        SECTION 2.07    Registration Expenses.     All expenses incident to the Company's performance of, or compliance with, its obligations under this Agreement including (a) all registration and filing fees, all fees and expenses of compliance with securities and blue sky laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities pursuant to Section 2.06), (b) all printing and copying expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses as requested by any holder of Registrable Securities), (c) all messenger and delivery expenses, (d) all fees and expenses of the

Company's independent certified public accountants and counsel (including, with respect to "comfort" letters and opinions) and (e) all reasonable fees and disbursements of one single primary outside counsel and one outside local counsel for each jurisdiction that Registrable Securities shall be distributed for the holders thereof, which counsels shall be selected by the holders of a majority of the Registrable Securities being sold (collectively, the "Registration Expenses") shall be borne by the Company. The Registration Expenses shall be borne by the Company regardless of whether or not any registration statement is filed or becomes effective. the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties, the expense of any annual audit and the expense of any liability insurance), the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded and any expenses of the Company incurred in connection with any "road show". Each Selling Holder shall pay its pro rata portion (based on the number of Registrable Securities registered) of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Holder's Registrable Securities pursuant to any registration.

        SECTION 2.08    Miscellaneous.     The Company may grant demand, piggyback or shelf registration rights to third parties, provided that the terms of such rights are not senior to and do not conflict with the rights granted to the holders of Registrable Securities hereunder without the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of the OEP Stockholders.

        SECTION 2.09    Indemnification.     (a) The Company shall indemnify and hold harmless each Selling Holder and their respective Affiliates, member, partners, directors, officers and employees and each Person, if any, who controls any Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of their respective representatives as follows:

            (i)  against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement (or any amendment thereto) pursuant to which Registrable Securities were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

           (ii)  against any and all losses, liabilities, claims, damages, judgments and reasonable expenses whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, or of any other claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company; and

          (iii)  against any and all reasonable expense whatsoever, as incurred (including, subject to Section 2.09(c), fees and disbursements of counsel) incurred in investigating, preparing or defending against any litigation, investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not such Person is a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that this indemnity agreement does not apply to any Selling Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission (A) made in reliance upon and in conformity with written information furnished to the Company by any Selling Holder expressly for use in a Registration Statement (or any amendment thereto) or any related prospectus (or any amendment or supplement thereto) or (B) if such untrue statement or omission or alleged untrue statement or omission was corrected in an amended or supplemented Registration Statement or prospectus and the Company had furnished copies thereof to the Person asserting such loss, liability, claim, damage, judgment or expense purchased the securities that are the subject thereof prior to the date of sale by such Selling Holder to such Person.

        (b)   Indemnification by Selling Holders.    Each Selling Holder shall severally (but not jointly) indemnify and hold harmless the Company, and each other Selling Holder, and each of their respective Affiliates, members, partners, directors, officers and employees (including each officer of the Company who signed the Registration Statement) and each Person, if any, who controls the Company, or any other Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each of their respective representatives, against any and all losses, liabilities, claims, damages, judgments and expenses described in the indemnity contained in Section 2.09(a) (provided that any settlement of the type described therein is effected with the written consent of such Selling Holder) as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in a Registration Statement (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Selling Holder expressly for use in such Registration Statement (or any amendment thereto) or such prospectus (or any amendment or supplement thereto); provided, however, that an indemnifying Selling Holder shall not be required to provide indemnification in any amount in excess of the amount by which (x) the total price at which the Registrable Securities sold by such indemnifying Selling Holder and its Affiliates and distributed to the public were offered to the public exceeds (y) the amount of any damages which such indemnifying Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Company shall be entitled, to the extent customary, to receive indemnification and contribution from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any prospectus or Registration Statement.

        (c)   Conduct of Indemnification Proceedings.    Each indemnified party or parties shall give reasonably prompt notice to each indemnifying party or parties of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party or parties shall not relieve it or them from any liability which it or they may have under this indemnity agreement, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. If the indemnifying party or parties so elects within a reasonable time after receipt of such notice, the indemnifying party or parties may assume the defense of such action or proceeding at such indemnifying party's or parties' expense with counsel chosen by the indemnifying party or parties and approved by the indemnified party defendant in such action or proceeding, which approval shall not be unreasonably withheld; provided, however, that, if such indemnified party or parties reasonably determine that a conflict of interest exists and that therefore it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it or them which are different from or in addition to those available to the indemnifying party, then the indemnifying party or parties shall not be entitled to assume such defense and the indemnified party or parties shall be entitled to separate counsel (limited in each jurisdiction to one counsel for all indemnified parties under this Agreement) at the indemnifying party's or parties' expense. If any indemnifying party or parties are not so entitled to assume the defense of such action or do not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties (limited in each jurisdiction to one counsel for all indemnified parties under this Agreement). In such event, however, no indemnifying party or parties will be liable for any settlement effected without the written consent of such indemnifying party or parties (which consent shall not be unreasonably withheld or delayed); provided, however, that if at any time an indemnified party or parties shall have requested an indemnifying party or parties to reimburse the indemnified party or parties for fees and expenses of counsel as contemplated by this paragraph, the indemnifying party or parties shall be liable for any settlement of any proceeding effected without the written consent of such indemnifying party or parties if (x) such settlement is entered into more than 15 business days after receipt by such indemnifying party or parties of the aforesaid request accompanied by supporting documents reasonably satisfactory to the indemnifying party or parties and (y) such indemnifying party or parties shall not have reimbursed the indemnified party or parties in accordance with such request prior to the date of such settlement. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, such indemnifying party or parties shall not, except as otherwise provided in this Section 2.09(c), be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

        (d)   Contribution.    (i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in this Section 2.09 is for any reason held to be unenforceable by the indemnified parties although applicable in accordance with its terms in respect of any losses, liabilities, claims, damages, judgments and expenses suffered by an indemnified party referred to therein, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, liabilities, claims, damages, judgments and expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and of the liable Selling Holders (including, in each case, that of their respective officers, directors, employees and agents), on the other, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages, judgments or expenses, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the liable Selling Holders (including, in each case, that of their respective officers, directors, employees and agents), on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or by or on behalf of the Selling Holders, on the other, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, liabilities, claims, damages, judgments and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 2.09(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

           (ii)  The Company and each Selling Holder agree that it would not be just and equitable if contribution pursuant to this Section 2.09(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in sub-paragraph (i) above. Notwithstanding this Section 2.09(d), in the case of distributions to the public, an indemnifying Selling Holder shall not be required to contribute any amount in excess of the amount by which (A) the total price at which the Registrable Securities sold by such indemnifying Selling Holder and its Affiliates and distributed to the public were offered to the public exceeds (B) the amount of any damages which such indemnifying Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          (iii)  For purposes of this Section, each Person, if any, who controls a Selling Holder within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such Selling Holder; and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, shall have the same rights to contribution as the Company.

ARTICLE III

MISCELLANEOUS PROVISIONS

        SECTION 3.01    Termination.     This Agreement (other than Section 2.07 and Section 2.09) will terminate on the date on which all Shares cease to be Registrable Securities.

        SECTION 3.02    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile or email (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient's next Business Day, in each case to the intended recipient as set forth below:

If to the Company, addressed to it at:
Solstice Sapphire Investments, Inc.
4 Technology Park Drive
Westford, MA 01886
Tel:	(978) 614-8100
Fax:	978 614-8101
Attention:	Jeffrey M. Snider
Email:	jsnider@sonusnet.com
with a copy to (for information purposes only):
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Tel:	(617) 526-6000
Fax:	(617) 526-5000
Attention:	Jay E. Bothwick Joseph B. Conahan
Email:	Jay.Bothwick@wilmerhale.com Joseph.Conahan@wilmerhale.com
If to any Stockholder, addressed to it at:
The address for such Stockholder reflected in the stock record books of the Company

        SECTION 3.03    Severability.     If any provision (or part thereof) of this Agreement is invalid, illegal or unenforceable, that provision (or part thereof) will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision (or part thereof) will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions (or parts thereof) of this Agreement will not in any way be affected or impaired thereby. If any provision (or part thereof) of this Agreement is so broad as to be unenforceable, the provision (or part thereof) shall be interpreted to be only so broad as is enforceable.

        SECTION 3.04    Entire Agreement.     This Agreement, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

        SECTION 3.05    Amendments.     Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the Company and the OEP Stockholders; provided that (a) any amendment that would have a material adverse effect on a Stockholder relative to the OEP Stockholders shall require the written consent of that Stockholder and (b) this Section 3.05 may not be amended without the prior written consent of the Stockholders (other than the OEP Stockholders) holding a majority of the outstanding Registrable Securities of such Stockholders.

        SECTION 3.06    Waivers.     Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

        SECTION 3.07    Assignment.     No Stockholder shall assign any of its rights under this Agreement, in whole or in part, to any Person, without first obtaining the prior written consent of the Company; provided, that, without the consent of the Company, a Stockholder may assign its rights under this Agreement with respect to any Registrable Securities to any Permitted Transferee of such Registrable Securities who executes a Joinder Agreement prior to or concurrently with the Transfer of such Registrable Securities to such Permitted Transferee, and any assignment in contravention hereof shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

        SECTION 3.08    Benefit.     Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        SECTION 3.09    Governing Law; Consent to Jurisdiction.     This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (collectively with Delaware Court of Chancery, the "Delaware Courts"). Each of the parties hereto further agrees not to commence any litigation relating to this Agreement except in the Delaware Courts, waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. EACH PARTY TO THIS AGREEMENT IRREVOCABLY

WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY DEFENSE OR OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN THE DELAWARE COURTS AND ANY CLAIM THAT ANY PROCEEDING UNDER THIS AGREEMENT BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        SECTION 3.10    Counterparts.     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

        SECTION 3.11    Enforcement of Agreement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or if this Agreement was otherwise breached and that monetary damages, even if available, would not be an adequate remedy hereunder. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court without proof of actual damages and each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or in equity for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their authorized representatives as of the date first above written.

Solstice Sapphire Investments, Inc.
By:
	Name:	Susan Villare
	Title:	President and Treasurer

[Signature Page to Registration Rights Agreement]

HERITAGE PE (OEP) II, L.P.
By:
Name:
Title:
HERITAGE PE (OEP) III, L.P.
By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT A

Joinder Agreement

        By execution of this signature page, [                        ] hereby agrees to become a party to, and to be bound by the obligations of a Stockholder, and receive the benefits of a Stockholder, under that certain Registration Rights Agreement, dated as of [    •    ], 2017, by and among Solstice Sapphire Investments, Inc., a Delaware corporation, Heritage PE (OEP) II, L.P., a Cayman Islands exempted limited partnership, Heritage PE (OEP) III, L.P., a Cayman Islands exempted limited partnership, and the other Stockholders who become parties thereto from time to time, as amended from time to time thereafter.

[NAME]
By:
Name:
Title:
Notice Address:

Annex K
AGREED FORM

PROMISSORY NOTE

        THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

Solstice Sapphire Investments, Inc.

$22,500,000	[ , 2017] (the "Issue Date")

        Solstice Sapphire Investments, Inc., a Delaware corporation ("Payor"), for value received, promises to pay to each person identified on Schedule I hereto (each, a "Payee") the principal amount set forth opposite its name on Schedule I together with accrued interest thereon, calculated and payable as set forth below (together with any PIK Notes issued pursuant to Section 1.1 below, the "Note"). The principal and interest on this Note is payable in lawful money of the United States of America in immediately available funds at such place in the United States as Payee may from time to time designate in writing to Payor.

        This Note is made pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated May 23, 2017 by and among Sonus Networks Inc., Genband Holdings Company, Genband Inc., Genband II, Inc., the Payor and the other parties thereto, and is the "Promissory Note" referred to therein. Payee is receiving this Note pursuant to the Merger Agreement. All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

        1.    Payment of Principal and Interest

          1.1    Calculation and Payment of Interest.     Interest on the principal balance of this Note outstanding from time to time until paid in full in cash shall accrue at the rate equal to the Applicable Rate per annum, computed on the basis of a 360-day year, for the actual number of days elapsed, commencing on the date hereof. "Applicable Rate" means, 7.5% on or before the date that is exactly six months after the Issue Date, and after the date that is exactly six months after the Issue Date means 10.0%. Interest shall be payable quarterly in arrears, beginning on the last day of the first calendar quarter following the Issue Date and on the last date of each calendar quarter thereafter (each, an "Interest Payment Date") until the Maturity Date; provided, however, that any amount of cash interest which is not paid on an Interest Payment Date as a result of a Payment Restriction or pursuant to Section 3 hereof shall be made either (i) by the issuance of a promissory note in a principal amount equal to interest accrued but not otherwise paid (by the issuance of a PIK Note or otherwise) on the principal amount hereof through and including such Interest Payment Date and otherwise having such terms and provisions that are the same as the terms and provisions of this Note (each such promissory note a "PIK Note") and Payor shall be deemed to have issued a PIK Note for any such interest regardless of whether Payor shall have actually delivered any such PIK Note or (ii) by increasing the principal amount of this Note by the amount of such cash interest. Payee, by its acceptance hereof, acknowledges (i) that Payor is contractually bound hereunder to pay cash interest only to the extent not prohibited by a Payment Restriction or by Section 3 hereof, (ii) that any cash interest not so paid shall be paid in the form of a PIK Note or by increasing the principal amount of this Note by the amount of such cash interest, and (iii) the failure to pay cash interest as a result of a Payment Restriction or pursuant to Section 3 hereof shall not constitute a default or Event of Default under this Note.

          1.2    Payment on Maturity Date.     The principal balance of, and any accrued and unpaid interest on, this Note (including, for the avoidance of doubt, the principal balance of and any accrued and unpaid interest on any PIK Note) shall be payable in cash on the third anniversary of the Issue Date the ("Maturity Date").

          1.3    Prepayment.

          (a)   Payor may, at its option at any time, without premium or penalty, prepay all or any portion of this Note.

          (b)   Any prepayment of this Note shall be applied as follows: first, to payment of accrued interest; and second, to payment of principal. Upon any partial prepayment, at the request either of Majority Payees or Payor, this Note shall be surrendered to Payor in exchange for a substitute note, which shall set forth the revised principal amount but otherwise be identical to this Note. In the event that this Note is prepaid in its entirety, this Note shall be surrendered to Payor for cancellation as a condition to any such prepayment.

          1.4    Payment Only on Business Days; Payments Free and Clear.     Any payment hereunder which, but for this Section 1.4, would be payable on a day which is not a Business Day, shall instead be due and payable on the Business Day next following such date for payment. All payments hereunder shall be made free and clear of any deduction, withholding or offset and in immediately available funds, except to the extent otherwise required by applicable law.

        2.    Events of Default

          (a)   The following shall constitute "Events of Default" under this Note:

              (i)  Failure by Payor to make any payment required under this Note when the same becomes due and payable (whether at maturity, by acceleration or otherwise); and with respect to the payment of any interest the continuation of such failure for a period of thirty (30) days thereafter;

             (ii)  Payor voluntarily liquidates;

            (iii)  the Payor pursuant to or within the meaning of any Bankruptcy Law:

              (A)  commences a voluntary case or proceeding;

              (B)  consents to the entry of an order for relief against it in an involuntary case or proceeding;

              (C)  consents to the appointment of a Custodian of it or for all or substantially all of its property;

              (D)  makes a general assignment for the benefit of its creditors;

              (E)  admits in writing that it is generally unable to pay its debts as they become due;

            (iv)  a court of competent jurisdiction enters an order or decree (that remains unstayed and in effect for thirty (30) days) under any Bankruptcy Law that:

              (A)  is for relief against the Payor in an involuntary case or proceeding;

              (B)  appoints a Custodian of the Payor or for all or substantially all of Payor's property; or

              (C)  orders the liquidation of Payor; or

             (v)  a Change of Control.

        (b)    Acceleration.     If an Event of Default specified in Section 2(a)(i) shall have occurred and be continuing and any Senior Indebtedness shall then be outstanding, subject to the provisions of Section 3 hereof, the Majority Payees may, at their option, by notice in writing to Payor and to the agents under the Senior Indebtedness Documents (the "Acceleration Notice"), declare the entire principal amount of this Note and the interest accrued thereon to be due and payable upon the earlier of (i) one hundred eighty (180) days after the receipt of the Acceleration Notice by Payor and the agents under the Senior Indebtedness Documents or (ii) an acceleration under any of the Senior Indebtedness Documents, and upon any such declaration the same shall become due and payable at such time. If an Event of Default specified in Section 2(a)(i) shall have occurred and be continuing and no Senior Indebtedness shall then be outstanding, the Majority Payees may, at their option, declare the entire principal balance of this Note and the accrued and unpaid interest thereon to be due and payable upon the date which is five Business Days after the date of delivery by Payee to Payor of a written notice of acceleration, and upon any such declaration the same shall become due and payable at such time. If any other Event of Default occurs, the principal balance of this Note and the accrued and unpaid interest thereon shall become due and payable immediately without any declaration or other act on the part of the Majority Payees and without presentment, demand, protest or other notice or action of any kind, all of which are hereby expressly waived.

        If any Event of Default shall have occurred and be continuing, subject to the provisions of Section 3 hereof, the Majority Payees may proceed to protect and enforce their rights either by suit in equity or by action at law, or both, whether for specific performance of any provision of this Note or in aid of the exercise of any power granted to any Payee under this Note.

        3.    Subordination

          3.1    Note Subordinated to Senior Indebtedness.     To the extent and in the manner hereinafter set forth in this Section 3, the indebtedness represented by this Note and the payment of the principal of and the interest on this Note and any claim for rescission of the purchase of this Note, and any claim which is the equivalent of or substitute for principal of or interest on this Note, for damages arising from the purchase of this Note or for reimbursement or contribution on account of such a claim, and all other payments with respect to or on account of this Note (collectively, the "Subordinated Debt") are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness then outstanding. This Section 3 constitutes a continuing offer to all Persons who become holders of, or continue to hold, Senior Indebtedness, each of whom is an obligee hereunder and is entitled to enforce such holder's rights hereunder, subject to the provisions hereof, without any act or notice of acceptance hereof or reliance hereon. For purposes of this Section 3, Senior Indebtedness shall not be deemed to have been paid and shall be deemed to be outstanding in full until the termination of all commitments or other obligations by any holder thereof and unless all such holders shall have received payment in full in cash of all obligations under or in respect of Senior Indebtedness (including, without limitation, post-petition interest, if any).

          3.2    No Payment on Note in Certain Circumstances.

            (a)   To the extent any payment hereunder is blocked by a Payment Restriction (or there occurs and is continuing a payment default or payment event of default under any Senior Indebtedness), no direct or indirect payment of any kind shall be made, asked for, demanded, accepted, received or retained with respect to principal, interest or other amounts due under the Note nor shall any holder thereof exercise any remedies with respect thereto.

            (b)   Payee agrees that, so long as payments or distributions for or on account of the Subordinated Debt are not permitted pursuant to this Section 3, Payee will not take, sue for, ask or demand from Payor payment of all or any amounts under or in respect of this Note, or commence, or join with any creditor other than the holders of Senior Indebtedness and their agents in commencing, directly or indirectly cause Payor to commence, or assist Payor in commencing, any proceeding referred to in Section 3.3, and Payee shall not take or receive from Payor, directly or indirectly or on its behalf, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any amounts under or in respect of the Subordinated Debt. In the event that notwithstanding the foregoing provisions of this Section 3.2, any payment or distribution of any kind or character, whether in cash, property or securities, shall be received by Payee by or on account of or in respect of the Subordinated Debt while a Payment Restriction exists or while payments or distributions for or on account of the Subordinated Debt are otherwise not permitted pursuant to this Section 3, such payment or distribution shall be received and held in trust for, and shall be paid over (in the same form as so received, to the extent practicable, and with any necessary endorsement) to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives, or to the trustee or trustees under any such indenture or agreement under which any Senior Indebtedness may have been issued, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Indebtedness, until all Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

          3.3    Dissolution; Liquidation; Bankruptcy; Acceleration.     In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to the Payor or any of its assets, or (ii) any liquidation, dissolution or other winding up of the Payor, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Payor, or (iv) the acceleration of the Senior Indebtedness by reason of the occurrence of a default or an event of default thereunder:

            (a)   The holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness before any direct or indirect payment may be made for or on account of payments under or in respect of the Subordinated Debt, whether in cash, property or securities of any kind;

            (b)   Any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt), to which Payee would be entitled except for the provisions of this Section 3, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture or other agreement under which any of such Senior Indebtedness may have been issued for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness;

            (c)   The holders of Senior Indebtedness are hereby irrevocably authorized and empowered (in their own names or in the name of Payee or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in paragraph (b) above to file (but not vote) claims and proofs of claim as they may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the holders of Senior Indebtedness hereunder.

            (d)   Payee shall duly and promptly take such action as the holders of Senior Indebtedness may reasonably request to execute and deliver to the holders of Senior Indebtedness such powers of attorney, assignments, or other instruments as the holders of Senior Indebtedness may request in order to enable the holders of Senior Indebtedness to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the amounts owing under the Subordinated Debt.

            (e)   In the event that, any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt), shall be received by Payee for or on account of or in respect of the Subordinated Debt in contravention of this Section 3.3 before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for, and shall be paid over (in the same form as so received, to the extent practicable, and with any necessary endorsement) to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives, or to the trustee or trustees under any such indenture or agreement under which any Senior Indebtedness may have been issued, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Indebtedness, until all Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

          3.4    Subrogation.     Upon the final payment in full in cash of all Senior Indebtedness, Payee shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of Payor applicable to the Senior Indebtedness until the principal of and interest on and all other amounts payable under the Subordinated Debt shall be paid in full in cash, and for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which Payee would be entitled except for the provisions of this Section 3 and no payment pursuant to the provisions of this Section 3 to the holders of Senior Indebtedness by Payee shall, as between Payor, its creditors other than holders of Senior Indebtedness, and Payee, be deemed to be a payment by Payor to or on account of the Senior Indebtedness. It is understood that the provisions of this Section 3 are and are intended solely for the purpose of defining the relative rights of Payee, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

          3.5    Obligations of Payor Unconditional.     Nothing contained in this Section 3 or elsewhere in this Note is intended to or shall impair, as among Payor, its creditors (other than the holders of Senior Indebtedness) and Payee, the obligation of Payor, which is absolute and unconditional, to pay to Payee the principal of and interest on and all other amounts due under this Note in accordance with its terms, or is intended to or shall affect the relative rights of Payee and creditors of Payor (other than the holders of the Senior Indebtedness), nor shall anything herein prevent Payee from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the provisions of this Section 3 and to the rights of holders of Senior Indebtedness to receive distributions and payments otherwise payable to Payee.

          3.6    Reliance on Judicial Order or Certificate of Liquidating Agent.     Upon any payment or distribution of assets of Payor referred to in this Section 3, Payee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to Payee, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to Section 3 of this Note.

          3.7    Subordination Rights Not Impaired by Acts or Omissions of Payor or Holders of Senior Indebtedness.     No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of Payor or by any act or failure to act by any such holder, or by any act, failure to act or noncompliance by Payor, the holders of Senior Indebtedness or their respective agents with the terms of this Note, regardless of any knowledge thereof which any such holder or Payor may have or otherwise be charged with. No amendment, waiver or other modification of this Note shall in any way adversely affect the rights of the holders of any Senior Indebtedness under this Section 3 unless such holders of Senior Indebtedness consent in writing to such amendment, waiver or modification. The provisions of this Section 3 are intended for the benefit of and shall be enforceable directly by the holders of the Senior Indebtedness.

          3.8    Further Assurances.     Payee and Payor each will, at Payor's expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the holders of Senior Indebtedness may request, in order to protect any right or interest granted or purported to be granted hereby or to enable the holders of Senior Indebtedness to exercise and enforce their rights and remedies hereunder.

          3.9    Agreements in Respect of Subordinated Debt.

          Payor agrees that it will not make any payment for or on account of or in respect of this Note, or take any other action, in contravention of the provisions of this Section 3.

          3.10    Obligations Hereunder Not Affected.     All rights and interests of the holders of Senior Indebtedness hereunder, and all agreements and obligations of Payee and Payor under this Section 3, shall remain in full force and effect irrespective of:

              (i)  any lack of validity or enforceability of any present or future guaranty of the Credit Agreement or any other Senior Indebtedness Document;

             (ii)  any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any successor agreement or any other Senior Indebtedness Document, including, without limitation, any increase in the Senior Indebtedness resulting from the extension of additional credit to Payor or any of its Subsidiaries or otherwise;

            (iii)  any taking, exchange, release or non-perfection of any other collateral, or any taking, release, amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Indebtedness;

            (iv)  any manner of application of collateral, or proceeds thereof, to all or any of the Senior Indebtedness, or any manner of sale or other disposition of any collateral for all or any of the Senior Indebtedness or any other assets of Payor or any of its Subsidiaries;

             (v)  any change, restructuring or termination of the corporate structure or existence of Payor or any of its Subsidiaries; or

            (vi)  any other circumstance which might otherwise constitute a defense available to, or a discharge of, Payor or a subordinated creditor.

          The provisions of this Section 3 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by the holders of Senior Indebtedness upon the insolvency, bankruptcy or reorganization of Payor or otherwise, all as though such payment had not been made.

          3.11    Waiver.     Payee hereby waives promptness, diligence and notice of acceptance with respect to any of the Senior Indebtedness and this Section 3 and any requirement that the holders of Senior Indebtedness protect, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against Payor or any other person or entity or any collateral.

          3.12    No Waiver; Remedies.     No failure on the part of the holders of Senior Indebtedness to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          3.13    Continuing Agreement; Assignments Under Senior Indebtedness Agreements.     The provisions of this Section 3 constitute a continuing agreement and shall (i) remain in full force and effect until the earlier of (x) the date the obligations under this Note are satisfied in full in accordance with this Section 3 and (y) the date that is six months or such shorter period as the holders of a majority of the Senior Indebtedness may agree after the indefeasible payment in full in cash of the Senior Indebtedness, (ii) be binding upon Payee, Payor and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the holders of Senior Indebtedness and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), the holders of Senior Indebtedness may assign or otherwise transfer all or any portion of their rights and obligations under the Senior Credit Agreement or any other Senior Indebtedness Document, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to the holders of Senior Indebtedness herein or otherwise.

        4.    Certain Definitions

        "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

        "Business Day" means each day other than Saturdays, Sundays and days when commercial banks are authorized or required by law to be closed for business in New York, New York.

        "Change of Control" means the occurrence of any of the following: (i) Payor ceases to beneficially and of record own directly and control 100% of the equity interests of each of its subsidiaries; (ii) all or substantially all of the Payor's assets are, directly or indirectly, sold to any Person or related group of Persons; (iii) the consummation of one or more transactions (excluding any transaction involving only the sale of equity interests by a Payee and its Affiliates (and no other Person), but including, for the avoidance of doubt, mergers and tenders offers) the result of which is that the Payee and their Affiliates cease to directly or indirectly own and control, beneficially and of record, at least 45.0% of the equity interests of the Payor; (iv) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended), other than one or more of the Payees and their Affiliates, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934, as amended, except that for purposes of this clause such person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the equity interests of Payor; or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Payor (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Payor) cease for any reason to constitute a majority of the Board of Directors of Payor.

        "Credit Agreement" means the Credit Agreement first dated as of June 27, 2014 by and among Sonus Networks, Inc., as borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders from time to time party thereto, as amended.

        "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar office under any Bankruptcy Law.

        "Event of Default" means any of the occurrences specified under Section 2 of this Note.

        "Majority Payees" means one or more Payees entitled to a majority of the aggregate principal amount then owing under this Note.

        "Payment Restriction" means the Payor is prohibited by the terms of the Senior Indebtedness from making any applicable payment on this Note.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Senior Indebtedness" means (i) indebtedness incurred pursuant to the Credit Agreement, and (ii) any indebtedness incurred to refinance, replace or otherwise restructure all or any part of any indebtedness described in clause (i) above or this clause (ii) whether by the same or any other agent, lender, debtholder or group of lenders or debtholders, including any new facility entered into after the termination of any debt facility, whether or not contemporaneous.

        "Senior Indebtedness Documents" means the Credit Agreement, any other note, agreement, indenture, mortgage, guaranty, pledge, security agreement or instrument evidencing or securing Senior Indebtedness or pursuant to which Senior Indebtedness is incurred, in each case as such agreement or document may be amended, modified or supplemented from time to time, including without limitation any agreement or document extending the maturity of, increasing the aggregate commitments under, or refinancing, replacing or otherwise restructuring all or any part of indebtedness under such agreement or document or any replacement or successor agreement or document and whether by the same or any other agent, lender or group of lenders.

        5.    Miscellaneous

          5.1    Section Headings.     The section headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

          5.2    Amendment and Waiver.     Subject to Section 5.10 hereof, no provision of this Note may be amended or waived unless Payor shall have obtained the written agreement of the Majority Payees and (unless there is no Senior Indebtedness outstanding and no commitments outstanding under the Credit Agreement and/or any other Senior Indebtedness Document) the holders of all of Senior Indebtedness. No failure or delay in exercising any right, power or privilege hereunder shall imply or otherwise operate as a waiver of any rights of Payee, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

          5.3    Successors, Assigns and Transferors.     This Note may not be assigned or transferred by Payee to any competitor, customer or supplier of Payor or any of its subsidiaries. Subject to the foregoing, this note may be assigned or transferred by Payee provided that any such transfer complies with all applicable federal and state securities laws. Subject to the foregoing, the obligations of Payor and Payee under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, Payor and Payee, and their respective successors and permitted assigns, whether or not so expressed.

          5.4    Governing Law.     This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflicts of laws principles thereof that would otherwise require the application of the law of any other jurisdiction. Any proceeding to enforce, interpret, challenge the validity of, or recover for the breach of any provision of, this Note shall be filed exclusively in the United States District Court for the Southern District of New York or the state courts located in the State of New York, and the parties hereto expressly consent to the exclusive jurisdiction of such courts and expressly waive any and all objections to personal jurisdiction, service of process or venue in connection therewith. Final judgment in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Payor hereby acknowledges that this Note constitutes an instrument for the payment of money, and consents and agrees that the Majority Payees, at their sole option, in the event of a dispute in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213. Nothing in this Section 5.4 shall affect the right of the Majority Payees to (i) commence legal proceedings or otherwise sue Payor in any other court having jurisdiction over Payor or (ii) serve process upon Payor in any manner authorized by the laws of any such jurisdiction.

          5.5    Lost, Stolen, Destroyed or Mutilated Note.     Upon receipt of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note and of indemnity arrangements reasonably satisfactory to Payor from or on behalf of the holder of this Note, and upon surrender or cancellation of this Note if mutilated, Payor shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, at Payee's expense.

          5.6    Waiver of Presentment, Etc.     Except as otherwise provided herein, presentment, demand, protest, notice of dishonor and all other demands and notices are hereby expressly waived by Payor.

          5.7    Usury.     Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Note.

          5.8    Notices.     Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and shall be deemed given when received and shall be (i) delivered personally or (ii) mailed by certified mail, postage prepaid, return receipt requested or (iii) delivered by FedEx or a similar overnight courier or (iv) sent via facsimile transmission to the fax number given below, as follows:

      If to a Payor, addressed to:

      Sonus Networks, Inc.
      4 Technology Park Dr.
      Westford, Massachusetts 01886
      Attention: General Counsel
      Email: jsnider@sonusnet.com
      Facsimile: (978) 614-8913

      If to Payee, addressed to the address set forth on Schedule I:

  or to such other place and with such other copies as either party may designate as to itself by written notice to the other party.

          In the event that any notice under this Note is required to be made on or as of a day which is not a Business Day, then such notice shall not be required to be made until the first day thereafter which is a Business Day.

          5.9    Representations and Warranties of Payor.     Payor hereby represents and warrants to Payee that: (a) Payor is duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) Payor has duly authorized, executed and delivered this Note; and (c) this Note constitutes a legally valid and binding obligation of Payor, enforceable against Payor in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

          5.10    Actions by Majority Payees.     Subject to the provisions of this Section 5.10, Majority Payees and Payor may enter into agreements for the purpose of adding or modifying provisions of the Note or changing in any manner the rights of the Payees or Payor hereunder or waiving any default or Event of Default hereunder and no amendment or modification of this Note shall be effective without the consent of Majority Payees and Payor; provided, however, that no change may be made to this Note which would either modify the subordination provisions hereof or would otherwise adversely affect the rights of the holders of Senior Indebtedness without the written consent, prior to the indefeasible repayment thereof in full in cash, of the holders of a majority of Senior Indebtedness outstanding at such time.

          5.11    Fees.     Payor agrees to pay all costs (including attorney's and paralegal fees and expenses) incurred or paid by Payee in enforcing collection of the Note.

[signature pages follow]

        IN WITNESS WHEREOF, Payor has executed and delivered this Note as of the date hereinabove first written.

Solstice Sapphire Investments, Inc.
By:
Name:
Title:

Accepted and Agreed to:

[Payee]

By:
Name:
Title:

[Signature Page to Promissory Note]

Schedule I
Payee Schedule

Payee	Principal Amount
[ ]	$	[ ]
[ADDRESS]
[ ]	$	[ ]
[ADDRESS]

Annex L

Section 262 of the General Corporation Law of the State of Delaware

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (4)
  In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time on October 25, 2017. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. SONUS NETWORKS, INC. 4 TECHNOLOGY PARK DRIVE WESTFORD, MA 01886 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Sonus Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time on October 25, 2017. Please have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E32389-Z71032 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SONUS NETWORKS, INC. For Against Abstain The Board of Directors recommends you vote FOR proposals 1, 2A, 2B, 2C, 2D, 2E, 3 and 4. ! ! ! 1. To consider and vote upon a proposal (the “Sonus merger proposal”) to adopt the agreement and plan of merger (the “merger agreement”), dated as of May 23, 2017, among Sonus Networks, Inc. (“Sonus”), Solstice Sapphire Investments, Inc. (“New Solstice”), Solstice Sapphire, Inc. (“Solstice Merger Sub”), Green Sapphire Investments LLC, Green Sapphire LLC, GENBAND Holdings Company (“GENBAND”), GENBAND Inc. (“GB”) and GENBAND II, Inc. (“GB II” and together with GENBAND and GB, the “GENBAND parties”), and approve the merger of Solstice Merger Sub with and into Sonus, with Sonus surviving the Sonus merger as a wholly owned subsidiary of New Solstice.* For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2B. To approve provisions related to board size and composition 2C. To approve provisions related to removal of directors 2D. To approve provisions granting preemptive rights to the OEP Stockholders 2E. To approve provisions relating to Section 203 of the Delaware General Corporation Law 2. To consider and vote upon five separate proposals (the “Sonus governance-related proposals”) relating to the amended and restated certificate of incorporation of New Solstice that, in accordance with the merger agreement, will be approved and adopted by Sonus as the sole stockholder of New Solstice prior to the mergers and will continue to be in effect after the completion of the mergers and the principal stockholders agreement that New Solstice will enter into with certain of the existing principal stockholders of the GENBAND parties (the “OEP Stockholders”) upon completion of the mergers.* 3. To consider and vote upon a proposal to permit Sonus to adjourn the special meeting, if necessary, for further solicitation of proxies if there are not sufficient votes at the originally scheduled time of the special meeting to approve the Sonus merger proposal and the Sonus governance-related proposals. For Against Abstain 4. To consider and vote upon a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for Sonus’ named executive officers in connection with the mergers. ! ! ! ! ! ! 2A. To approve provisions related to the amount and classes of authorized stock * Each of Proposal 1 and the proposals comprising Proposal 2 is cross-conditioned upon the approval by Sonus stockholders of Proposal 1 and all of the proposals comprising Proposal 2. None of Proposals 1, 2A, 2B, 2C, 2D or 2E will be deemed approved unless all of them are approved. NOTE: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONSOLIDATED ID TEMPLATE V1

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com. E32390-Z71032 SPECIAL MEETING OF STOCKHOLDERS OF SONUS NETWORKS, INC. October 26, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Special Meeting of Stockholders and Proxy Statement and hereby appoint(s) Mr. Raymond P. Dolan and Mr. Jeffrey M. Snider, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2017 Special Meeting of Stockholders of Sonus Networks, Inc. to be held on Thursday, October 26, 2017 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109 and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting, and revoke(s) all proxies previously given by the undersigned with respect to the shares covered hereby. This proxy will be voted as directed, or if no direction is indicated, will be voted FOR proposals 1, 2A, 2B, 2C, 2D, 2E, 3 and 4 specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting. Continued and to be signed on reverse side